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TABLE OF CONTENTS
HUNTSMAN LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 28, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Huntsman LLC
(Exact Name of Registrant as Specified in its Charter)

Utah (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	87-0533091 (I.R.S. Employer Identification Number)
500 Huntsman Way Salt Lake City, UT 84108 (801) 584-5700 (Address, Including Zip Code and Telephone Number, Including Area Code, of Co-Registrants' Principal Executive Offices)

Samuel D. Scruggs, Esq.
Secretary
Huntsman LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Nathan W. Jones, Esq. Stoel Rives LLP 201 South Main Street, Suite 1100 Salt Lake City, UT 84111 (801) 328-3131

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Huntsman Specialty Chemicals Holdings Corporation	Utah	2800	84-1378762
Huntsman Specialty Chemicals Corporation	Delaware	2800	76-0522314
Huntsman Chemical Purchasing Corporation	Utah	2800	87-0568517
Huntsman International Chemicals Corporation	Utah	2800	87-0440648
Huntsman International Trading Corporation	Delaware	2800	87-0522263
Huntsman Petrochemical Purchasing Corporation	Utah	2800	87-0568520
Polymer Materials Inc.	Utah	2800	87-0432897
Airstar Corporation	Utah	2800	87-0457111
Huntsman Procurement Corporation	Utah	2800	87-0644129
JK Holdings Corporation	Delaware	2800	87-0518183
Huntsman Australia Inc.	Utah	2800	87-0510821
Huntsman Chemical Finance Corporation	Utah	2800	87-0552847
Huntsman Enterprises Inc.	Utah	2800	87-0562447
Huntsman Family Corporation	Utah	2800	87-0517283
Huntsman Group Holdings Finance Corporation	Utah	2800	87-0552846
Huntsman Group Intellectual Property Holdings Corporation	Utah	2800	87-0540073
Huntsman International Services Corporation	Texas	2800	75-1423616
Huntsman MA Investment Corporation	Utah	2800	87-0564509
Huntsman MA Services Corporation	Utah	2800	87-0661851
Huntsman Petrochemical Finance Corporation	Utah	2800	87-0552845
Huntsman Expandable Polymers Company LC	Utah	2800	87-0623756
Huntsman Petrochemical Canada Holdings Corporation	Utah	2800	84-1375735
Huntsman Polymers Holdings Corporation	Utah	2800	87-0577209
Huntsman Chemical Company LLC	Utah	2800	68-0518488
Huntsman Petrochemical Corporation	Delaware	2800	58-1594518
Huntsman Polymers Corporation	Delaware	2800	75-2104131
Huntsman Fuels, L.P.	Texas	2800	91-2085706
Petrostar Fuels LLC	Delaware	2800	87-0668830
Huntsman Purchasing, Ltd.	Utah	2800	84-1370346
Petrostar Industries LLC	Delaware	2800	87-0668831
Huntsman Headquarters Corporation	Utah	2800	87-0526140

*
Address and telephone of principal executive offices are the same as those of Huntsman LLC.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

11 5/8% Senior Secured Notes due 2010	$455,400,000	100%	$455,400,000	$57,700

Guarantees	(2)	(2)	(2)	(2)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the new notes being registered.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion—Dated January 28, 2004

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY PROSPECTUS

Huntsman LLC

Exchange Offer for
$455,400,000 11 5/8% Senior Secured Notes due 2010

This exchange offer will expire at 5:00 p.m., New York City Time,
on                      , 2004, unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding 11 5/8% Senior Secured Notes due 2010 ("old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The old notes were sold in two separate transactions, $380,000,000 aggregate principal amount of which were issued on September 30, 2003 and $75,400,000 aggregate principal amount of which were issued on December 12, 2003.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable exchange for United States federal income tax purposes.

  •
  The terms of the new 11 5/8% Senior Secured Notes due 2010 to be issued in this exchange offer ("new notes" and, collectively with the old notes, "notes") are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not apply for their listing on any securities exchange.

        See the "Description of New Notes" section on page 148 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 22 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL DATA
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUPPLEMENTAL DISCUSSION OF RESULTS OF OPERATIONS OF THE RESTRICTED GROUP FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS
DESCRIPTION OF NEW NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information (including with respect to Huntsman International Holdings LLC, our unrestricted subsidiary). You should carefully read this entire document.

        In this prospectus, the term "HMP" refers to HMP Equity Holdings Corporation, the term "HGI" refers to Huntsman Group Inc., the term "HIH" refers to Huntsman International Holdings LLC, the term "HI" refers to Huntsman International LLC, the term "Huntsman Holdings" refers to Huntsman Holdings, LLC, the term "HAM" refers to Huntsman Advanced Materials LLC, the term "GOP" refers to MatlinPatterson Global Opportunities Partners, L.P., the term "CPH" refers collectively to Consolidated Press Holdings Limited and its subsidiaries, and the term "ICI" refers collectively to Imperial Chemical Industries PLC and its subsidiaries. In this prospectus, unless the context otherwise requires or as described in the following sentence, the words "we," "our," "us," the "Company" and "Huntsman LLC" refer collectively to Huntsman LLC and its subsidiaries. In "Supplemental Discussion of Results of Operations for the Restricted Group for the Nine Months Ended September 30, 2003," in "Description of New Notes" and in certain other places in this prospectus that deal with our "restricted group" (as discussed in "—Use of Supplemental Non-GAAP Information" below), the terms "we," "our," "us," "Huntsman LLC" and "restricted group" refer to Huntsman LLC and its restricted subsidiaries (which do not include HIH and its subsidiaries).

        Prior to May 9, 2003, we owned 60% of the outstanding common equity of HIH; HMP owned 1%, ICI owned 30%, and a group of private institutional investors owned the remaining 9% of the outstanding common equity of HIH. On May 9, 2003, HMP completed the acquisition of the common equity interests of HIH held by ICI and the private institutional investors (the "HIH Consolidation Transaction"). Prior to May 1, 2003, we accounted for our investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a result of the HIH Consolidation Transaction, and as a result of HMP's ownership of our Company, in accordance with U.S. generally accepted accounting principles ("US GAAP" or "GAAP"), HIH is considered to be a consolidated subsidiary, and its results of operations are consolidated with our results of operations from May 1, 2003.

Use of Supplemental Non-GAAP Information

        Notwithstanding that HIH is a consolidated subsidiary for US GAAP purposes, it is financed separately from Huntsman LLC, its debt is non-recourse to Huntsman LLC and it is not a guarantor of the old notes, nor will it be a guarantor of the new notes, although we have pledged, and will pledge, our 60% interest in HIH to secure our obligations under the old notes and the new notes, respectively. Specifically, the indenture governing the notes and our senior secured credit facilities (the "HLLC Credit Facilities") contain financial covenants and other provisions that relate to our restricted group and exclude HIH. Accordingly, in addition to presenting the consolidated information that includes HIH in accordance with US GAAP, we also present certain supplemental non-GAAP information with respect to Huntsman LLC and its restricted subsidiaries, which does not include HIH. We believe this supplemental non-GAAP information provides investors with material and meaningful information with respect to the financial results of the business and operations which provide the primary source of cash flow to meet our payment obligations under the notes and which are subject to the restrictive covenants in the indenture governing the notes.

        Unless otherwise specified in this prospectus, (i) in our historical consolidated financial results for the periods prior to the HIH Consolidation Transaction, our equity interest in HIH is accounted for using the equity method of accounting, (ii) our Pro Forma—Consolidated Group financial results include the consolidated financial results of HIH and reflect the other pro forma adjustments described herein, and (iii) the Pro Forma—Restricted Group financial results represent the financial results of Huntsman LLC and those subsidiaries of Huntsman LLC that are "restricted" subsidiaries under the indenture governing the notes (and continue to account for Huntsman LLC's 60% equity ownership in HIH using the equity method of accounting), and also reflect the other pro forma adjustments described herein. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Explanatory Note" and "Supplemental Discussion of Results of Operations for the Restricted Group for the Nine Months Ended September 30, 2003—Explanatory Note."

Our Company

        Our Company is a Utah limited liability company and all of our units of interest are owned by HMP. HMP is a Delaware corporation and is owned 100% by HGI, subject to warrants that, if exercised, would entitle the holders to up to 12% of the common stock of HMP. HGI is owned 100% by Huntsman Holdings, a Delaware limited liability company. The voting membership interests of Huntsman Holdings are owned 50.2% by the Huntsman family, 47.8% by GOP, 1.8% by CPH and 0.2% by senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned 93.7%, indirectly, by GOP, 3.6% by CPH, 1.8% by the Huntsman Cancer Foundation, 0.6% by senior management and 0.3% by the Huntsman family. Huntsman Holdings has also issued certain non-voting preferred units to the Huntsman family, GOP and CPH that track the performance of the HAM business. The Huntsman family has board and operational control of our Company.

        We own 60% of the membership interests of HIH, and on May 9, 2003 our parent, HMP, completed the HIH Consolidation Transaction. HIH is a global manufacturer and marketer of polyurethanes, amines, surfactants, titanium dioxide ("TiO2") and basic petrochemicals. HIH and its subsidiaries are non-guarantor, unrestricted subsidiaries of Huntsman LLC. HIH and its subsidiaries are separately financed from us, their debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HIH and its subsidiaries. On June 30, 2003, our parent companies (HMP and Huntsman Holdings) completed a restructuring and acquisition (the "Vantico Transaction") of Vantico Group S.A. ("Vantico"), a leading European-based global specialty chemical producer. HAM was created as a subsidiary of HMP (and is our affiliate) to hold the acquired Vantico businesses. HAM is also separately financed from us, its debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HAM.

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-5700.

Corporate Organization

        The following chart reflects our organizational structure after the HIH Consolidation Transaction and the Vantico Transaction.

(1)
The voting membership interests of Huntsman Holdings are owned 50.2% by the Huntsman family, 47.8% by GOP, 1.8% by CPH and 0.2% by senior management. See "Security Ownership of Certain Beneficial Owners and Management."

(2)
Subject to warrants which, if exercised, would entitle holders to up to 12% of the common stock of HMP.

(3)
Subject to preferred equity with a $513.3 million liquidation preference, held by HGI. The balance of the common equity is owned by third parties, including affiliates of SISU Capital Limited and Morgan Grenfell Private Equity Limited.

(4)
HAM and its subsidiaries are our affiliates. HAM is separately financed from us, its debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HAM.

(5)
HIH and its subsidiaries are non-guarantor, unrestricted subsidiaries of Huntsman LLC. HIH and its subsidiaries are separately financed from Huntsman LLC, their debt is non-recourse to Huntsman LLC, and Huntsman LLC is not obligated to make cash contributions to, or investments in, HIH and its subsidiaries.

Our Management

        Our parent, HMP, manages all its businesses, including our business and the businesses of HIH and HAM, as one integrated global chemical company. This allows us to benefit from significant vertical integration, scale in purchasing and shared administrative, overhead and marketing expenses.

Our Business

        We are a leading manufacturer and marketer of a wide range of chemical products that are sold to diversified consumer and industrial end markets. We have 47 primary manufacturing facilities located in North America, Europe, Asia, Australia, South America and Africa and sell our products globally through our five principal business segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals. We believe that our Company is characterized by low-cost operating capabilities; a diversity of products, customers and end markets; significant production integration; and strong growth prospects.

Our Products

        The following table sets forth information regarding the pro forma sales to external customers of our five business segments.

Segment	% of Sales for the Nine Months Ended September 30, 2003
(Pro Forma)
Polyurethanes	28%
Performance Products	21%
Polymers	14%
Pigments	12%
Base Chemicals	25%
  •
  We market a complete line of polyurethane chemicals, including MDI, TDI, TPU, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications. Our entire polyurethane business is owned by HIH.

  •
  Our Performance Products business includes surfactants and surfactant intermediates which are used primarily in consumer detergents, toiletries, shampoos, personal care products and agro chemicals, as well as in a variety of industrial uses. In addition, we are a leading producer of a wide range of amines, including ethanolamines, ethyleneamines and polyetheramines, and of alkylene carbonates. Our amines primarily use raw materials that we produce internally to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. We are also North America's largest producer of maleic anhydride ("MAn"). MAn is used in a wide variety of industrial uses, the largest of which is unsaturated polyester resins ("UPR") sold to the marine, automotive and construction industries. Our Performance Products business has a global presence, with manufacturing operations in North America, Europe and Australia. Our European surfactants operations and our global ethyleneamines operations are owned by HIH.

  •
  Our Polymers business produces polyethylene, polypropylene, styrene monomer, expandable polystyrene ("EPS"), and amorphous polyalphaolefins ("APAO"). Our Polymers business is located in North America and Australia. We pursue a niche marketing strategy for certain of our

    Polymers products by focusing on those customers that require customized polymer formulations and that are willing to pay higher prices for these customized formulations.

  •
  Our Pigments business, which operates under the trade name "Tioxide," is among the largest producers in the world, with an estimated 13% market share, according to IBMA in a study we commissioned, and has the largest production capacity for titanium dioxide ("TiO2") in Europe. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to IBMA, global consumption of TiO2 was approximately 3.9 million tonnes in 2002, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate, which approximates global GDP growth for that period. Our entire pigments business is owned by HIH.

  •
  Our Base Chemicals business produces olefins, principally ethylene, propylene and butadiene, and aromatics, principally benzene, and cyclohexane, at our facilities in Port Arthur and Port Neches, Texas. Our Base Chemicals products are largely made from a variety of crude oil and natural gas based feedstocks. Ethylene and propylene are the two most common petrochemical building blocks and are used in a wide variety of applications including packaging film, polyester fiber, plastic containers and polyvinyl chloride ("PVC"), as well as carpets and cleaning compounds. Our aromatics products are used to produce other intermediate chemicals, as well as synthetic fibers, resins and rubber. We use a substantial portion of our Base Chemicals products internally as raw materials which are upgraded into other products and sold to third parties. Our European base chemicals operations are owned by HIH.

Our History

        We began operations in 1982 as a polystyrene chemical and packaging company and have grown through a series of significant acquisitions. In 1993, we purchased Monsanto's LAB and MAn businesses. In 1994, we purchased Texaco's global chemical business. In 1997, we purchased our PO business from Texaco. Also in 1997, we acquired Rexene Corporation, significantly increasing the size of our polymers business. In 1999, we formed HIH, and acquired certain polyurethanes, pigments and European petrochemicals operations from ICI. In 2000, HIH acquired the Rohm and Haas thermoplastic polyurethanes ("TPU") business and in 2001, HIH acquired Albright & Wilson's European surfactants business. We have also divested certain non-core businesses, including our packaging subsidiary in 1997 and our global styrenics business to NOVA Chemicals in 1998.

The Restructuring of Huntsman LLC and Huntsman Polymers

        As general economic and business conditions deteriorated during 2000 and 2001, and our financial results declined, we addressed our relatively high level of indebtedness through a debt restructuring and the implementation of major cost saving initiatives across all our businesses.

        In mid 2001, we initiated a major cost reduction program. This program resulted in the reduction of approximately 800 manufacturing, sales, administrative and technical service employees, as well as 300 third-party contractor positions. We also closed smaller, inefficient manufacturing units in Odessa, Port Neches and Austin, Texas. A restructuring charge, which was recorded in several phases during 2001, provided for the closure of these units. Approximately $42 million was accrued to pay for severance, fringe benefits and outplacement costs. The restructuring plan was substantially completed by the second quarter of 2002. As a result, our annual cash fixed indirect manufacturing and SG&A costs have declined.

        On September 30, 2002, we, together with Huntsman Polymers Corporation ("Huntsman Polymers"), our wholly-owned subsidiary, completed debt for equity exchanges (the "Restructuring").

We obtained the approval of all our bank lenders to complete the Restructuring. As a result of the Restructuring, we have eliminated approximately $763 million of consolidated debt claims and have reduced annual interest expense on such debt claims by approximately $63 million. The Restructuring involved the following:

  Equity Interest in Huntsman Holdings

  •
  Members of the Huntsman family who owned, directly or indirectly, equity interests in Huntsman Corporation, the predecessor of Huntsman LLC, and in any of its subsidiaries, together with certain affiliated entities that owned such equity interests (collectively, the "Huntsman Family"), contributed all their equity interests in Huntsman Corporation and its subsidiaries, to and in exchange for equity interests in Huntsman Holdings which, in turn, contributed such equity interests to HMP (the "Minority Interests Acquisition"). Huntsman Holdings indirectly owns 100% of the equity of HMP, which owns 100% of our equity. The Huntsman Family continues to have operational and board control of Huntsman LLC, our subsidiaries and HIH.

  •
  GOP, an investment fund, and CPH, an Australian investment holding company, held, in the aggregate, approximately $763 million principal and accrued interest of our and Huntsman Polymers' bonds, which were ultimately exchanged for equity interests in Huntsman Holdings. As a result of this exchange, these bonds held by GOP and CPH were cancelled.

  •
  In conjunction with the Restructuring, certain members of our senior management team contributed an aggregate of $2.1 million in exchange for approximately 0.2% of common units of Huntsman Holdings and, indirectly, 0.6% of the preferred units of Huntsman Holdings.

  HLLC Credit Facilities

        Prior to September 30, 2002, we were party to credit agreements with our bank lenders that provided for approximately $1.4 billion of term loans and a $150 million supplemental credit facility. On September 30, 2002, these credit agreements were effectively terminated or amended and restated, and we, together with our bank lenders, entered into new and amended and restated credit agreements as follows:

  •
  A new $275 million revolving credit facility maturing in 2006 (the "HLLC Revolving Facility") that is secured by a first lien on substantially all our assets and the assets of our domestic restricted subsidiaries.

  •
  A term loan agreement providing term loan tranches of $938 million ("Term Loan A") and $450 million ("Term Loan B") maturing in 2007 (the "HLLC Term Facilities" and, together with the HLLC Revolving Facility and other ancillary documents, the "HLLC Credit Facilities"), which are secured by a second lien on substantially the same assets that secure the HLLC Revolving Facility. On May 31, 2003, the principal amount of Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of Term Loan B was not repaid on May 31, 2003.

        The HLLC Credit Facilities are also guaranteed by our restricted subsidiaries and by Huntsman Specialty Chemicals Holdings Corporation and Huntsman Specialty Chemicals Corporation, two of our unrestricted subsidiaries. Neither HIH nor its operating subsidiary, HI, are guarantors under the HLLC Credit Facilities.

        The HLLC Credit Facilities contain representations and warranties, covenants, events of default and certain restrictions, all of which are usual and customary for facilities of this type. In conjunction with the offering of the notes, we obtained amendments to the terms of the HLLC Credit Facilities.

See "Other Indebtedness and Certain Financing Arrangements—Huntsman LLC—Description of Credit Facilities."

        The aggregate net proceeds received by us from the sale of the old notes, after deducting the underwriting discounts and commissions and offering expenses, were approximately $433.3 million in cash. Of these proceeds, we used $65.0 million to reduce outstanding borrowings under the HLLC Revolving Facility and $331.5 million to prepay a portion of the Term Loan A under the HLLC Term Facilities, including all required amortization payments pursuant to the HLLC Term Facilities through December 2005. Additionally, we intend to use $36.8 million to redeem all of the outstanding senior unsecured notes due December 2004 of our subsidiary Huntsman Polymers Corporation (the "Huntsman Polymers Notes") as discussed in "—Recent Events—Amendments of HLLC Credit Facilities and Offering of the Notes" below.

  Huntsman Notes and Huntsman Polymers Notes

        On September 30, 2002 Huntsman LLC reinstated $59.3 million in outstanding senior subordinated notes (the "Huntsman Notes") by paying in full the interest due. In addition, Huntsman Polymers reinstated $36.8 million in outstanding Huntsman Polymers Notes by paying in full the interest due. For more information concerning the Huntsman Polymers Notes, see "—Recent Events—Amendments of HLLC Credit Facilities and Offering of the Notes."

HIH Consolidation Transaction

        On May 9, 2003, HMP issued units (the "HMP Units"), consisting of 15% Senior Secured Discount Notes (the "HMP Senior Discount Notes") with an initial accreted value of $423 million and warrants to purchase approximately 12% of HMP's common stock. A portion of the net offering proceeds from the HMP Units offering were used to complete the HIH Consolidation Transaction and to complete the purchase of the senior subordinated reset discount notes due 2009 of HIH (the "HIH B Notes") that were held by ICI. The HMP Senior Discount Notes are secured by (i) the HIH B Notes, (ii) HMP's 40% equity interest in HIH, (iii) 100% of HMP's common stock, and (iv) 100% of our common membership units owned by HMP.

Acquisition of Vantico by our Parent Companies

        On June 30, 2003, our parent companies, HMP and Huntsman Holdings, completed the Vantico Transaction. Vantico is a leading European-based global specialty chemical producer providing solutions in a wide variety of applications, such as adhesives, coating systems, electrical insulating materials, optronics, pre-production solutions and structural composites. In conjunction with this transaction, HAM was formed to hold the Vantico business and HMP now indirectly owns approximately 88% of the common equity of HAM, while HMP's parent, Huntsman Group, Inc., indirectly owns 100% of the preferred equity of HAM.

        In conjunction with the Vantico Transaction, HAM issued $350 million aggregate principal amount fixed and floating rate senior secured notes and entered into a new $60 million revolving credit facility. Net proceeds from this financing were used, together with an equity contribution from GOP and others, to refinance and repay substantially all of Vantico's existing indebtedness.

        HAM is our affiliate, but we do not own any securities of HAM and are not required to make any cash contributions to HAM. In addition, we have not guaranteed, or otherwise agreed to support, any of HAM's financing arrangements. HAM is separately financed from us, its debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HAM. Both our Company and HI, our subsidiary, have entered into contractual arrangements with HAM regarding management, technology and commercial matters and certain of our employees and our affiliates' employees have assumed senior positions at HAM. We believe that these transactions have been made on terms which are no less favorable to our Company than would be expected from an unaffiliated third-party. See "Certain Relationships and Related Transactions—Huntsman Advanced Materials LLC."

Recent Events

Amendments of HLLC Credit Facilities and Offering of the Notes

        On September 12, 2003, we entered into amendments to the HLLC Credit Facilities that, among other things, permitted us to grant a security interest in connection with the notes and to issue the notes. On September 30, 2003, we sold $380 million aggregate principal amount of the old notes at a discount to yield 11 7/8% in a private offering (the "September 2003 Offering"). The proceeds from the September 2003 Offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. The repayment on Term Loan A included a prepayment of $130.0 million of scheduled amortization payments in the direct order of maturity.

        On November 20, 2003, we entered into an amendment to the HLLC Credit Facilities that, among other things, extended the time during which we were permitted to issue additional notes from November 28, 2003 to March 31, 2004, and allowed us to use a portion of the proceeds of such additional issuance to redeem all the outstanding Huntsman Polymers Notes. On December 3, 2003, we sold $75.4 million aggregate principal amount of the old notes at a discount to yield 11.72% in a private offering (the "December 2003 Offering"). We intend to use $36.8 million of the net cash proceeds from the December 2003 Offering to redeem all the outstanding Huntsman Polymers Notes which are due in December 2004, while $34.9 million of the net proceeds has been used to prepay a portion of the Term Loan A under the HLLC Credit Facilities. Pro forma for the December 2003 Offering, the combined total repayment on Term Loan A included a prepayment of $164.9 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006 in the amount of approximately $14 million, and approximately $30 million per quarter thereafter until final maturity in 2007 when approximately $503 million is due.

        The Huntsman Polymers Notes are callable at 100% of their aggregate principal amount at any time prior to December 2004. On December 12, 2003, we gave notice to the trustee under the indenture governing the Huntsman Polymers Notes of our intention to redeem such notes. The redemption of all the outstanding Huntsman Polymers Notes is expected to be completed on January 28, 2004. Until the redemption date for the Huntsman Polymers Notes, we have used $36.8 million of the net proceeds from the December 2003 Offering to temporarily reduce borrowings under the HLLC Revolving Facility. On the redemption date for the Huntsman Polymers Notes, we intend to reborrow $37.5 million under the HLLC Revolving Facility, which we will use to redeem all outstanding Huntsman Polymers Notes, including accrued interest, that are properly tendered for redemption. To the extent the aggregate amount necessary to redeem the Huntsman Polymer Notes is less than $36.8 million, such amount is required to be used to repay the Term Loan A under the HLLC Credit Facilities.

Amendment of HI Credit Facilities and Refinancing of HI Term A Loan

        On October 17, 2003, HI, HIH's operating subsidiary, amended its senior secured credit facilities (the "HI Credit Facilities"). The amendment provides, among other things, for changes to certain financial covenants, including an increase in the leverage and interest coverage ratios, a decrease in the annual amount of permitted capital expenditures, and a decrease in the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allowed HI to obtain $205 million of additional term B and term C loans, which HI completed on October 22, 2003. The net proceeds of the additional term B and term C loans were applied to pay down HI's revolving loan facility (the "HI Revolving Facility") by approximately $53 million, and the remainder of the net proceeds were applied to repay, in full, HI's term A loan. As a result of this refinancing, HI has no scheduled term loan maturities in 2004 and scheduled term loan maturities of approximately $12 million in each of 2005 and 2006. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

Global Cost Reduction Initiative

        On November 10, 2003, HMP announced an initiative to reduce fixed costs and overhead expenses by a minimum of $200 million over the next 18 months. HMP is reviewing redundant sites, underutilized assets and all of its spending to reduce costs. HMP announced that it intends to continue to leverage its size, its global infrastructure and its people to increase productivity and reduce overall costs. HMP has not yet announced the extent to which the cost initiatives will directly impact our Company, or our subsidiary, HIH. HMP expects to make additional announcements of site consolidations and headcount reductions in the near future.

The Exchange Offer

Securities Offered	$455,400,000 aggregate principal amount of new 11 5/8% Senior Secured Notes due 2010, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the new registered notes.
The Exchange Offer
We are offering to issue registered notes in exchange for a like principal amount and like denomination of our old notes. We are offering to issue these registered notes to satisfy our obligations under exchange and registration rights agreements that we entered into with the initial purchasers of the old notes when we sold them in transactions which were exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer".
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to , 2004. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.
U.S. Federal Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences."
Use of Proceeds
We will not receive any cash proceeds from the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.
Exchange Agent	HSBC Bank USA, N.A.
Consequences of Failure to Exchange
Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Consequences of Exchanging Your Old Notes
Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the new notes issued in the exchange offer in the ordinary course of your business;
• are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
• are not an "affiliate" of our company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes and those of the outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman LLC.
Notes Offered	$455,400,000 aggregate principal amount at maturity of 11 5/8% Senior Secured Notes due 2010.
Maturity	October 15, 2010.
Interest Rate	11 5/8% per year (calculated using a 360-day year).
Interest Payment Dates	April 15 and October 15 of each year, commencing April 15, 2004. The old notes were sold with accrued interest from September 30, 2003.
Guarantees	The new notes will be guaranteed by some of our subsidiaries. If we cannot make payments on the notes when they are due, then our guarantors will be required to make payments on our behalf.

Optional Redemption	Prior to October 15, 2006, we may, at our option and subject to certain requirements, use the net proceeds from (i) one or more offerings of qualified capital stock or (ii) capital contributions to the equity of Huntsman LLC, to redeem up to 35% of the aggregate principal amount of the new notes at 111.625% of their face amount, plus accrued and unpaid interest. See "Description of New Notes—Optional Redemption." On or before October 15, 2007, we may redeem some or all of the new notes at a redemption price equal to 100% of their face amount plus a "make whole" premium. After October 15, 2007, we may redeem the new notes in whole or in part, at our option at any time at the redemption prices listed in "Description of New Notes—Optional Redemption."
Sinking Fund	None.
Security
The new notes and guarantees initially will be secured by second priority liens (or a second priority position under the security agreements) on substantially all our assets (including our equity interests in HIH) and those of our subsidiaries that from time to time secure our obligations under the HLLC Credit Facilities. The HLLC Revolving Facility will be secured by first priority liens (or a first priority position under the security agreements) on those same assets and the HLLC Term Facilities will be secured by second priority liens (or a second priority position under the security agreements) on those same assets on an equal and ratable basis with the second priority liens (or the second priority position under the security agreements) securing the new notes and guarantees. As of September 30, 2003, after giving effect to the issuance of the old notes and the application of the net proceeds therefrom, Huntsman and the guarantors would have had approximately $84.7 million of revolver borrowings, $14.0 million of outstanding letters of credit, and $176.3 million available for additional revolver borrowings or, within limits, issuance of letters of credit, secured by liens (or a first priority position under the security agreements) senior to the liens securing the notes and the guarantees and $1,065.6 million of outstanding indebtedness under the HLLC Term Facilities secured by liens (or a second priority position under the security agreements) pari passu with the liens securing the notes and the guarantees. See "Description of New Notes—Security."

Intercreditor Arrangements
The trustee, on behalf of the holders of the notes, and the bank agents, on behalf of the lenders under the HLLC Revolving Facility and the HLLC Term Facilities, have entered into an intercreditor agreement which, together with the applicable security documents, provides, among other things, that the bank agent under the HLLC Revolving Facility, in its capacity as first priority collateral agent, on behalf of the lenders under the HLLC Revolving Facility and certain other first priority indebtedness we may incur in limited circumstances in the future, will hold a first priority security interest (or a first priority position under the security agreements) in the collateral and, that the bank agent under the HLLC Term Facilities, in its capacity as second priority collateral agent, on behalf of the lenders under the HLLC Term Facilities and the holders of the notes, will hold a second priority security interest (or a second priority position under the security agreements) in the collateral. The second priority liens securing the HLLC Term Facilities will be on an equal and ratable basis with the second priority liens (or the second priority position under the security agreements) securing the notes and the guarantees and certain other second priority indebtedness we may incur in limited circumstances in the future. The intercreditor agreement and the related security documents provide that for so long as any obligations or commitments are outstanding under the HLLC Credit Facilities, each bank agent will have the exclusive right to instruct the first priority collateral agent or the second priority collateral agent, as the case may be, to manage, perform and enforce the terms of the security documents relating to the collateral and to exercise and enforce all privileges, rights and remedies thereunder according to its direction. The bank agents may, without the consent of the trustee or the holders of the notes, release any or all of the collateral securing the HLLC Term Facilities, the notes and the guarantees, except during the occurrence of a default or an event of default under the indenture governing the notes, subject to certain limited exceptions. See "Description of New Notes—Collateral and Intercreditor Arrangements."

Ranking
Our obligations and those of the guarantors with respect to the new notes will rank equally in right of payment with all our and their senior obligations. The new notes will effectively rank senior in right of payment to all our and their senior unsecured obligations to the extent of the value of the collateral securing the new notes. Our obligations and those of the guarantors with respect to the new notes will effectively rank junior in right of payment to our and their obligations secured on a first priority basis under the HLLC Revolving Facility to the extent of the value of the assets securing such facility and equal with our and their obligations secured on a second priority basis under the HLLC Term Facilities. The new notes will be structurally subordinated to the obligations of our subsidiaries that are not guarantors. See "Description of New Notes—Brief Description of the Notes and the Guarantees."
Change of Control Offer
If we undergo a change of control, we will be required to make an offer to purchase new notes at a price equal to 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Repurchase at the Option of Holders upon a Change of Control."
Asset Sales
We may have to use the net proceeds from asset sales to offer to repurchase the new notes under certain circumstances at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Certain Covenants—Limitation on Asset Sales."
Covenants	The indenture governing the new notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or distributions on, or redeem, repurchase or issue our capital stock;
	•	make investments;
	•	engage in transactions with affiliates;
	•	transfer or sell assets;
	•	create liens;
	•	restrict dividend or other payments to us from our subsidiaries;
	•	issue preferred stock;
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and
	•	guarantee indebtedness.

These covenants are subject to important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."
Registration Covenant; Exchange Offer
We have agreed to consummate the exchange offer within 45 days after the effective date of our registration statement. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.

If we fail to fulfill our obligations with respect to registration of the new notes (a "registration default"), the annual interest rates on the affected notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rates that would otherwise apply to the new notes. As soon as we cure a registration default, the accretion rates on the affected notes will revert to their original levels.

Upon consummation of the exchange offer, holders of old notes will no longer have any rights under the exchange and registration rights agreements, except to the extent that we have continuing obligations to file a shelf registration statement.
For additional information concerning the above, see "Description of New Notes—Registration Covenant; Exchange Offer".
Further Issuances
Under the indenture, we will be entitled to issue additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under "Description of New Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness". All notes will be substantially identical in all material respects, other than issuance dates, and will constitute the same series of notes, including for purposes of redemption and voting.
Use of Proceeds
We will not receive any proceeds from the exchange offer. We have used a portion of the net proceeds from the sale of the old notes to repay certain outstanding indebtedness under our senior secured credit facilities and we intend to use a portion of the proceeds from the sale of the old notes to redeem the Huntsman Polymers Notes. See "Use of Proceeds".

Risk Factors
You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 19, before participating in this exchange offer.

Failure to Exchange Your Old Notes

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described in the caption "The Exchange Offer".

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Other Debt

        On a pro forma basis, as of September 30, 2003, we had on a restricted group basis $84.7 million of debt outstanding under the HLLC Credit Facilities that ranked senior to the notes, and $1,065.6 million of debt that was on a pari passu basis with the notes. On a pro forma basis, we have no amortization payments due under the HLLC Credit Facilities or any of our outstanding notes due in 2004, and we have approximately $150 million due in total annual net interest payments. As of September 30, 2003, our guarantors had $115.6 million in outstanding third-party debt. As of September 30, 2003, HIH had $3,765.5 million of debt outstanding. HIH is financed separately from us, its debt is non-recourse to us and it is not a guarantor of the old notes, nor will it be a guarantor of the new notes, although we have pledged, and will pledge our 60% interest in HIH to secure our obligations under the old notes and the new notes, respectively.

        The agreements governing the HLLC Credit Facilities and the indenture governing the notes limit our ability to incur additional debt. Consequently, we would be required to obtain amendments of the agreements and the indenture before we incurred any additional debt, other than the types of debt specifically identified in those documents as permitted. For more information, see "Other Indebtedness and Certain Financing Arrangements" below.

Summary Historical and Pro Forma Financial Data

        The summary historical financial data presents Huntsman LLC (including HIH accounted for using the equity method of accounting through April 30, 2003). Effective May 1, 2003, as a result of the HIH Consolidation Transaction, we have consolidated the financial results of Huntsman LLC and HIH. As a result, the financial information as of and for the nine months ended September 30, 2003 is not comparable to the other historical financial data presented herein.

        The summary pro forma balance sheet data gives effect to the issuance of the old notes in the December 2003 Offering and the application of the proceeds therefrom, as if such transactions occurred as of September 30, 2003. The summary pro forma statements of operations data for the nine months ended September 30, 2003 and the year ended December 31, 2002 give effect to the following transactions as if each transaction had occurred on January 1, 2002:

  •
  Issuance of the old notes and the application of the proceeds therefrom;

  •
  Issuance by HI on April 11, 2003 of $150 million aggregate principal amount of its 9 7/8% Senior Notes due 2009 (the "HI 2003 Senior Notes");

  •
  Completion of the refinancing of a portion of the borrowings under the HI Credit Facilities;

  •
  Completion of the HIH Consolidation Transaction;

  •
  Completion of the restructuring by Huntsman LLC and Huntsman Polymers; and

  •
  The Minority Interests Acquisition.

        The summary financial data set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of Huntsman LLC, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Supplemental Discussion of Results of Operations for the Restricted Group for the Nine Months Ended September 30, 2003," "Unaudited Pro Forma Financial Data," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

        The unaudited pro forma financial data does not purport to be indicative of the combined financial position or results of operations of future periods or indicative of results that would have occurred had the above transactions been consummated on the dates indicated.

	Summary Historical Financial Data
	Nine Months Ended September 30,		Year Ended December 31,
	2003(a)	2002	2002	2001	2000
	(Dollars in Millions)
Statement of Operations Data:
Revenues	$4,453.8	$1,964.6	$2,661.0	$2,757.4	$3,325.7
Cost of goods sold	4,052.5	1,763.1	2,421.0	2,666.6	3,197.0

Gross profit	401.3	201.5	240.0	90.8	128.7
Operating expenses	283.2	126.2	174.7	211.7	207.4
Restructuring, impairment and plant closing costs	27.2	(3.7)	(1.0)	588.5	—

Operating income (loss)	90.9	79.0	66.3	(709.4)	(78.7)
Interest expense—net	(261.3)	(164.3)	(192.7)	(239.3)	(208.6)
Loss on sale of accounts receivable	(12.3)	—	—	(5.9)	(9.4)
Other income (expense)	0.2	(7.1)	(7.6)	0.6	25.7
Equity in income (loss) of unconsolidated affiliates	(51.3)	(13.0)	(31.1)	(86.8)	50.1

Loss before income taxes	(233.8)	(105.4)	(165.1)	(1,040.8)	(220.9)
Income tax benefit (expense)	4.2	(7.2)	(8.5)	184.9	81.2
Minority interest in subsidiaries	37.2	(28.8)	(28.8)	13.1	1.1

Loss from continuing operations	(192.4)	(141.4)	(202.4)	(842.8)	(138.6)
Cumulative effect of accounting changes	—	169.7	169.7	0.1	—

Net loss	$(192.4)	$28.3	$(32.7)	$(842.7)	$(138.6)

Other Data:
EBITDA(b)	$276.8	$144.0	$151.5	$(590.9)	$189.1
Depreciation and amortization	212.1	113.9	152.7	197.5	200.3
Capital expenditures	128.4	35.7	70.2	76.4	90.3
Ratio of earnings to fixed charges(c)	—	—	—	—	—
Balance Sheet Data (at period end):
Net working capital(d)	$777.9	$318.4	$294.3	$260.5	$304.0
Total assets	7,471.5	2,475.4	2,456.4	2,357.8	3,543.8
Long-term debt(e)	5,659.4	1,756.3	1,736.1	2,450.5	2,268.6
Total liabilities	7,455.9	2,333.8	2,426.3	3,046.3	3,322.3
Minority interests	104.8	—	—	73.8	79.1
Total equity (deficit)	(89.2)	141.6	30.1	(762.3)	142.4

	Pro Forma Consolidated Group Financial Data		Pro Forma Restricted Group Financial Data(f)
	Nine Months Ended September 30, 2003	Year Ended December 31, 2002	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(Dollars in Millions)
Statement of Operations Data:
Revenues	$6,093.9	$7,063.2	$2,431.5	$2,764.9
Cost of goods sold	5,511.7	6,195.2	2,284.1	2,512.3

Gross profit	582.2	868.0	147.4	252.6
Operating expenses	411.3	564.5	114.5	184.9
Restructuring, impairment and plant closing costs	44.3	6.7	0.9	(1.0)

Operating income	126.6	296.8	32.0	68.7
Interest expense—net	(392.0)	(489.0)	(126.0)	(148.9)
Loss on sale of accounts receivable	(24.0)	(5.5)	—	—
Other income (expense)	(2.0)	0.2	(0.7)	(1.1)
Equity in income (loss) of unconsolidated affiliates	1.7	2.0	(51.4)	(39.1)

Loss before income taxes	(289.7)	(195.5)	(146.1)	(120.4)
Income tax benefit (expense)	6.6	33.2	(7.4)	(8.3)
Minority interest in subsidiaries	72.6	0.1	—	—

Loss from continuing operations	$(210.5)	$(162.2)	$(153.5)	$(128.7)

Other Data:
EBITDA(g)	478.1	706.4	$76.2	$185.1
Depreciation and amortization	303.2	412.8	96.3	156.6
Capital expenditures	160.3	262.4	64.6	71.9
Ratio of earnings to fixed charges(c)	—	—	—	—
Balance Sheet Data (at period end):
Net working capital(d)	$777.9		$341.3
Total assets	7,478.3		2,510.1
Long-term debt(e)	5,666.2		1,897.2
Minority interests	104.8		—
Total liabilities	7,462.7		2,598.4
Total equity (deficit)	(89.2)		(88.3)

(a)
On May 9, 2003, HMP completed the HIH Consolidation Transaction. As a result, as of May 9, 2003, HMP directly and indirectly owns 100% of the HIH membership interests. Prior to May 1, 2003, we accounted for our investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's management participation rights, we are considered to have a controlling financial interest in HIH. Accordingly, we no longer account for HIH using the equity method of accounting, but effective May 1, 2003 HIH is consolidated with Huntsman LLC, with HMP's 40% interest in HIH recorded as a minority interest. Consequently, results of HIH through April 30, 2003 are recorded using the equity method of accounting, and results of HIH beginning May 1, 2003 are recorded on a consolidated basis. As a result, the summary historical financial data for periods ending prior to May 1, 2003 are not comparable to financial periods ending on or after May 1, 2003.

(b)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization. EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See "Note 17—Operating Segment Information" of the consolidated financial statements of Huntsman LLC and subsidiaries. The following table reconciles our loss from continuing operations to EBITDA.

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in Millions)
Net loss	$(192.4)	$(141.4)	$(202.4)	$(842.8)	$(138.6)
Depreciation and amortization	212.1	113.9	152.7	197.5	200.3
Interest expense, net	261.3	164.3	192.7	239.3	208.6
Income tax expense (benefit)	(4.2)	7.2	8.5	(184.9)	(81.2)

EBITDA	$276.8	$144.0	$151.5	$(590.9)	$189.1

(c)
The ratio of earnings to fixed charges has been calculated by dividing (A) the sum of pretax income (loss) from continuing operations before minority interest and equity income (loss), fixed charges, amortization of capitalized interest, and distributed income to equity investees less interest capitalized, preference security dividend requirements of consolidated subsidiaries, and minority interest in pretax income of subsidiaries that have not incurred fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs) plus the portion of rent expense estimated to represent interest. Earnings for the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 were insufficient to cover fixed charges by $181.8, $95.5, $144.0, $974.6 and $283.3, respectively. Pro forma consolidated earnings for the nine months ended September 30, 2003 and the year ended December 31, 2002 were insufficient to cover fixed charges by $290.4 and $197.5, respectively. Pro forma restricted group earnings for the nine months ended September 30, 2003 and the year ended December 31, 2002 were insufficient to cover fixed charges by $94.8 and $82.0, respectively.

(d)
Net working capital represents total current assets less total current liabilities, excluding cash and the current portion of long-term debt.

(e)
Long-term debt includes the current portion of long-term debt.

(f)
The summary pro forma restricted group financial data reflects the Minority Interests Acquisition as if the acquisitions had occurred on January 1, 2002. Revenues of the previously unconsolidated companies involved in the Minority Interests Acquisition for the period prior to the acquisition date of September 30, 2002 were $104.0 million for the year ended December 31, 2002. EBITDA of the previously unconsolidated companies involved in the Minority Interests Acquisition for the period prior to the acquisition date of September 30, 2002 was $5.8 million for the year ended December 31, 2002. The summary pro forma restricted group financial data does not purport to be indicative of the combined results of operations of future periods or indicative of results that would have occurred had the Minority Interests Acquisition been consummated on the dates indicated. This restricted group pro forma financial data reflects the transactions described above and accounts for the 60% equity ownership of HIH by Huntsman LLC using the equity method of accounting for all periods presented.

(g)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization. EBITDA is included in this document because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The following table reconciles our pro forma consolidated group and pro forma restricted group loss from continuing operations to EBITDA.

	Pro Forma Consolidated Group		Pro Forma Restricted Group
	Nine Months Ended September 30, 2003	Year Ended December 31, 2002	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(Dollars in millions)
Net loss	$(210.5)	$(162.2)	$(153.5)	$(128.7)
Depreciation and amortization	303.2	412.8	96.3	156.6
Interest expense, net	392.0	489.0	126.0	148.9
Income tax expense (benefit)	(6.6)	(33.2)	7.4	8.3

EBITDA	$478.1	$706.4	$76.2	$185.1

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before participating in this exchange offer. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We have substantial debt that we may be unable to service and that restricts our activities, which could adversely affect our ability to meet our obligations.

        As of September 30, 2003, on a pro forma basis, we had total outstanding indebtedness of $5,666.2 million, and on a pro forma restricted group basis we had total outstanding indebtedness of $1,897.2 million (including the current portion of long-term debt). We require substantial capital to finance our operations and continued growth, and we incur substantial additional debt from time to time for a variety of purposes. However, the HLLC Credit Facilities contain restrictive covenants. Among other things, these covenants restrict our ability to incur more debt, make prepayments of other debt, pay dividends, redeem stock or make other distributions, issue capital stock, make investments, create liens, enter into transactions with affiliates, enter into sale and leaseback transactions, and merge or consolidate and transfer or sell assets.

        The degree to which we have outstanding debt could have important consequences for our business, including:

  •
  a substantial portion of the cash flow from our operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  •
  our ability to obtain additional financing may be constrained due to our existing level of debt;

  •
  a high degree of debt will make us more vulnerable to a downturn in our business or the economy in general; and

  •
  part of our debt is, and any future debt may be, subject to variable interest rates, which makes us vulnerable to increases in interest rates.

        If we are unable to generate sufficient cash flow and are unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, including those under the HLLC Credit Facilities and the indenture governing the notes, we could be in default under the terms of those agreements. In the event of a default, a holder of the indebtedness could elect to declare all the funds borrowed under those agreements to be due and payable together with accrued and unpaid interest, the lenders under the HLLC Credit Facilities could elect to terminate their commitments thereunder and we could be forced into bankruptcy or liquidation. Any of the foregoing consequences could materially adversely affect our results of operations and financial condition.

        In addition, our unrestricted subsidiary, HIH and its subsidiaries, have substantial indebtedness. Although none of such indebtedness is recourse to us or any of our restricted subsidiaries, the consequences to HIH of such indebtedness could be similar to those described above. Further, the senior credit facilities and other indebtedness of HIH and its subsidiaries contain restrictive covenants, which prohibit or otherwise limit HIH and its subsidiaries from paying dividends or making certain other payments to Huntsman LLC and its restricted subsidiaries.

Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products.

        A substantial portion of our revenue is attributable to sales of commodity products, including most of the products of our Base Chemicals, Polymers and Pigments businesses, which generated approximately 51% of our revenue for the nine months ended September 30, 2003 on a pro forma basis. Historically, the prices for our commodity products have been cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Our other products may be subject to these same factors, but, typically, the impact of these factors is greatest on our commodity products.

        Historically, the markets for many of our products, particularly our commodity products, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Currently, several of our markets are experiencing periods of oversupply, and the pricing of our products in these markets is depressed. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events.

Significant price volatility of many of our raw materials may result in increased costs.

        The prices for a large portion of our raw materials are cyclical. While we frequently enter into supply agreements, as is the general practice in our industries, these agreements typically provide for market-based pricing. As a result, our supply agreements provide only limited protection against price volatility. Recently, prices for crude oil and natural gas based feedstocks have fluctuated dramatically. While we attempt to match cost increases with corresponding product price increases, we are not always able to immediately raise product prices, and, ultimately, our ability to pass on underlying cost increases to our customers is greatly dependent upon market conditions. Any underlying cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The industries in which we compete are highly competitive and we may not be able to compete effectively with our competitors that are larger and have greater resources.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, many of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Any of these developments would have a significant impact on our ability to enjoy higher profit margins during periods of increased demand.

Pending or future litigation or legislative initiatives related to MTBE may subject us or our products to environmental liability or materially adversely affect our sales and costs.

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. Certain of the state bans have been challenged in court; to date, these challenges have not been successful. In certain markets, including California, some retailers have commenced changing their formulations of gasoline to eliminate the use of MTBE.

        As part of proposed energy legislation, the U.S. Senate and House have passed bills that would have the effect of curtailing MTBE use. The bills differed in certain important respects, however, and Congress has been unable to reach a compromise. Whether a ban or substantial restrictions on MTBE use will become federal law in the future is unknown at this time. Congress is likely to consider these matters further in 2004.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also calls on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        The use of MTBE also is being evaluated in other parts of the world. In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under this agreement, use of MTBE in 92- and 95-octane gasoline sold in Denmark ceased by May 1, 2003; however, MTBE is an additive in limited amounts of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation or prohibition of MTBE may result in significant reduction in, or elimination of, demand for our MTBE. In that event, we may be required to shutdown or modify our MTBE production processes to make alternative products other than MTBE. In addition, we could incur a material loss in our revenues or material costs or expenditures in the event of a widespread decrease or cessation of the use of MTBE. Although there can be no assurances, in the event that there should be a phase-out of MTBE in the United States, we believe that we will be able to export MTBE to Europe or elsewhere.

        In addition, while there has been litigation concerning the environmental effects of MTBE, we are not a defendant in any pending MTBE case, and we believe that we would have valid defenses in the event such a case were brought against us. However, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

If our key suppliers are unable to provide the raw materials necessary in our production, then we may not be able to obtain raw materials from other sources on favorable terms, if at all.

        During 2002, approximately 47% of our raw materials purchased were from 10 suppliers. If any of these suppliers is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials and we may not be able to increase prices for our finished products to recoup the higher raw materials cost. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable and cost effective substitutes. Any interruption of supply or any price increase of raw materials could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the use or cleanup of hazardous substances and wastes. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws. Our operations could result in violations of environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, we could incur material costs as a result of addressing and implementing measures to prevent such incidents.

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. We know of several pending matters involving alleged violations of environmental law that may result in penalties over $100,000. These matters are discussed in "Business—Environmental Regulation."

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that capital expenditures beyond those currently anticipated will not be required under existing or future environmental or safety laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters."

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated the purchase of our businesses. Based on available information and the contractual rights that we possess to seek indemnification from third parties with respect to certain environmental issues, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, if significant previously unknown contamination is discovered, if existing laws or their enforcement change or if our indemnities do not cover the costs of investigation and remediation, then such expenditures could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Business—Environmental Regulation."

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. While a presumption of validity exists with respect to patents issued to us in the United States, there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could have a material adverse effect on our business, financial condition, results of operations or cash flows. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

It is likely that we have experienced an "ownership change" (for tax purposes) and that the use of our net operating losses is therefore subject to limitation under the Internal Revenue Code.

        Although we believe that we did not undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code as a result of the Restructuring, there can be no assurance in this regard. Moreover, even if we did not undergo an "ownership change" in the Restructuring, it is likely that we underwent an "ownership change" as a result of (i) the issuance of warrants to acquire HMP common stock offered as part of the recent HMP financing, or (ii) the Vantico transaction. Assuming that we have undergone an "ownership change," the future use of our net operating losses to offset income for United States federal income tax purposes will be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

We rely on our key executives to achieve important financial goals.

        Our ability to meet our financial goals depends to a large extent on our senior management team and other key executives. The achievement of our financial goals requires significant management time and, to the extent that members of senior management are unavailable, for any reason, including allocation of management time to other companies, such as HIH and HAM, that are now or may become part of the Huntsman Holdings organization, our business could be adversely affected. Although we believe that we could replace senior management within a reasonable period of time, the absence of these key personnel could adversely affect our business.

If we are unable to maintain an effective working relationship with GOP, our business could be adversely affected.

        GOP has certain important rights pursuant to the limited liability company agreement of Huntsman Holdings (the "Huntsman Holdings LLC Agreement") that relate to the designation of directors and managers, approval rights with respect to the taking of certain actions, and the initiation of certain sales of all or substantially all the assets or equity of HGI, HMP or our Company. Under the Huntsman Holdings LLC Agreement, GOP has the right to designate some, but less than a majority, of the directors or managers, as applicable, of HGI, HMP and our Company. GOP also has the right to designate one manager of HIH pursuant to a separate Interest Holders Agreement among Huntsman Holdings, HMP, our Company, Family Holdings and GOP. In addition, GOP has the right to prevent our Company from taking certain actions or engaging in certain specified transactions as more fully described in "Security Ownership of Certain Beneficial Owners and Management" below.

        If we are unable to maintain an effective working relationship with GOP, it could become difficult to take actions that require GOP's approval, which could adversely affect our ability to manage our businesses.

Certain events could result in a change of control under the indenture governing the notes.

        HMP is a holding company and owns all our equity interests. HMP recently issued the HMP Senior Discount Notes in connection with its acquisition of the minority equity interests of HIH and the B Notes. The HMP Senior Discount Notes are secured, among other things, by a pledge of all our equity interests and the equity interests of HMP. In the case of an event of default under the HMP Senior Discount Notes, the trustee under the indenture governing the HMP Senior Discount Notes, acting on behalf of the holders of the HMP Senior Discount Notes, could exercise remedies against the collateral securing the HMP Senior Discount Notes, including our equity interests and the equity interests of HMP. Sale of our equity interests, or the HMP equity interests, whether as a result of foreclosure or in connection with bankruptcy or similar proceedings or otherwise, could result in a change of control under the indenture governing the notes and an event of default under the HLLC Credit Facilities. In such case, the holders of the notes would have the right to require us to repurchase their notes at 101% of the aggregate principal amount. There can be no assurance that we will have funds available to complete such purchases of the notes. Furthermore, in the event of a liquidation of HIH, HMP could receive a recovery with respect to the B Notes at a time when we would receive no distribution with respect to our equity interest in HIH.

        GOP also has certain rights, after September 30, 2007, to initiate the sale of all or substantially all of the equity or assets of HGI, HMP or our Company. The organizational documents of HGI, HMP and our Company require the directors or managers, as applicable, to take certain actions in order to facilitate any such process. If the directors or managers fail to take those actions, GOP would acquire the right to designate a majority of the directors or managers, as applicable, of HGI, HMP and our Company, which could result in a change in control of our Company under the indenture governing the notes, and an event of default under the HLLC Credit Facilities. In such case, the holders of the notes would have the right to require us to repurchase their notes at 101% of the aggregate principal amount. There can be no assurance that we will have funds available to complete such purchases of the notes.

Terrorist attacks, such as the attacks that occurred on September 11, 2001, the continuing military action in Iraq, general instability in various OPEC member nations and the threat of prolonged military action in Iraq and other attacks or acts of war in the United States and abroad may adversely affect the markets in which we operate, our operations and our profitability.

        The attacks of September 11, 2001 and subsequent events, including the continuing military action in Iraq, have caused instability in the United States and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the United States or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member nations, including the continuing military action in Iraq, have, or may in the future cause, escalated raw material costs, specifically raising the prices of oil and gas, which are used in our operations. In addition, the uncertainty surrounding the continuing military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, and Australia, or those of our clients. Furthermore, the terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our clients for our products. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The business of our subsidiaries with international operations may be adversely affected by international business risks and fluctuations in currency exchange rates which could adversely affect the flow of equity distributions to us from these subsidiaries.

        Some of our subsidiaries, including HIH, conduct a significant portion of their business outside the United States. These operations outside the United States are subject to risks normally associated with international operations. These risks include the need to convert currencies which may be received for our products into currencies in which our subsidiaries purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems. The occurrence of these risks could adversely affect the business of our international subsidiaries which could significantly affect their ability to make distributions to us on our equity ownership in them.

Risks Related to the Notes

We may not have the ability to raise the funds to purchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change-of-control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control will be limited by the terms of our subsidiaries' debt and any other debt that we may incur. We cannot assure you that we will be able to raise the funds to purchase the notes upon a change of control. Upon a change of control, we may be required immediately to repay the outstanding principal and any accrued interest.

We are subject to restrictive debt covenants imposed by the indenture governing the notes. Our failure to comply with these restrictions could lead to an acceleration of our indebtedness.

        The indenture relating to the notes contains numerous financial and operating covenants that, among other things, limit our and our subsidiaries' ability to (1) incur additional indebtedness, (2) repurchase or redeem our capital stock, (3) create liens or other encumbrances, (4) make certain payments and investments, including dividend payments, (5) sell or otherwise dispose of assets, (6) merge or consolidate with other entities or (7) engage in certain transactions with subsidiaries and affiliates. Agreements governing future indebtedness could also contain significant financial and operating restrictions. A failure to comply with the obligations contained in our indenture could result in an event of default under the indenture, which could permit acceleration of the notes and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If not, the notes would likely lose much or all of their value.

The value of the collateral securing the notes and the guarantees may not be sufficient to satisfy our and our subsidiaries' obligations under the notes and the guarantees and the collateral securing the notes may be reduced or diluted under certain circumstances.

        The notes will be secured by second priority liens (or a second priority position under the security agreements) on the collateral described in this prospectus. This collateral also secures our and our subsidiaries' obligations under the HLLC Revolving Facility on a first priority basis (or a first priority position under the security agreements) and our obligations under the HLLC Term Facilities on a second priority basis (or a second priority position under the security agreements). The collateral may also secure additional indebtedness (on a first or second priority basis) to the extent permitted by the terms of HLLC Credit Facilities and the indenture governing the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral. In addition, the indenture governing the notes will provide that, in the event that the lenders under the HLLC Term Facilities waive the mandatory repayment of such indebtedness with any or all of the net cash proceeds from an asset sale, then Huntsman LLC may apply such waived proceeds for any purpose permitted by the indenture, provided that such use does not disadvantage the holders of the notes relative to any other holder of indebtedness of Huntsman LLC or its Restricted Subsidiaries. See "Description of New Notes—Limitation on Asset Sales."

        In the event of foreclosure on the collateral, the proceeds from the sale of the collateral securing indebtedness under the notes may not be sufficient to satisfy the notes. This is because:

  •
  proceeds from a sale of the collateral would be distributed to satisfy indebtedness and all other obligations under our indebtedness secured by a first priority lien on the collateral before any such proceeds are distributed in respect of the notes; and

  •
  after all our obligations under our first priority indebtedness have been satisfied, the proceeds from the sale of collateral will be available on an equal and ratable basis to holders of the notes, the lenders under the portion of the HLLC Term Facilities secured on a second priority basis and the holders of any other second priority indebtedness (whether incurred before or after the issuance of the notes).

        The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the physical condition of the collateral, then current chemical industry conditions, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the collateral should not be relied on as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses. Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured indebtedness or third parties enjoy liens (including statutory liens), whether or not permitted by the indenture governing the notes, such holders or third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes.

If the business of HIH and its subsidiaries is adversely affected, it could have a negative impact on the value of our equity interest in HIH that is part of the collateral securing the notes and the guarantees.

        HIH is our unrestricted, non-guarantor subsidiary. The equity interest of HIH that we own indirectly is pledged as collateral to secure the notes and the guarantees. The value of this equity interest could be adversely affected by many of the same or similar factors that adversely affect our business as well as that of our restricted subsidiaries.

        Additionally, HIH's business is affected by risks associated with international operations and changes in currency rates. If these risks adversely affect HIH's business, it could have a negative impact on the value of our equity interest in HIH that is part of the collateral securing the notes and the guarantees. See the consolidated financial statements of HIH and its subsidiaries and related notes contained in this prospectus.

The lenders under the HLLC Credit Facilities will have the sole right to exercise remedies against the collateral for so long as the HLLC Credit Facilities are outstanding and, unless a default or event of default has occurred and is continuing, to release all the collateral securing the notes.

        The intercreditor agreement and the related security documents provide that the lenders under the HLLC Credit Facilities, including, without limitation, the lenders thereunder that are secured on an equal and ratable basis with the second priority liens securing the notes and the guarantees, will have the exclusive right to manage, perform and enforce the terms of the security documents relating to the collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the collateral and to hold or dispose of the collateral in certain circumstances. Under the terms of the intercreditor agreement and the related security documents, if the lenders under the HLLC Credit Facilities release all or any portion of the collateral securing the HLLC Credit Facilities for any reason whatsoever (except, upon the release of such collateral in respect of all the obligations under such facilities, if there is an uncured event of default under the indenture governing the notes), including, without limitation, in connection with any sale of assets, the collateral so released will no longer secure our and the guarantors' obligations with respect to the notes. If an event of default has occurred under the HLLC Credit Facilities, the lenders under the HLLC Credit Facilities will control the release of collateral or upon consummation of any transfer or sale of assets constituting collateral that is permitted under the indenture governing the notes and our senior secured credit facility. Any collateral released would cease to act as security for the notes and the guarantees of the notes, as well as our and the guarantors' obligations with respect to other indebtedness outstanding under the HLLC Credit Facilities and any other indebtedness which is secured by such collateral.

        In addition, because the lenders under the HLLC Term Facilities control the disposition of the collateral securing the HLLC Term Facilities and the notes, if there were an event of default under the notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under any of the HLLC Credit Facilities. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

The ability of the collateral agents to foreclose on the secured property may be limited.

        Bankruptcy law could prevent the first priority collateral agent or the second priority collateral agent, as the case may be, from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy proceeding is commenced by or against us before the collateral agent repossesses and disposes of the collateral. Under bankruptcy law, secured creditors such as the holders of the notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. The court may find "adequate protection" if the debtor pays cash or grants additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

The notes are not secured by all our assets, and the liens on the collateral may be subject to limitations.

        Our obligation to make payments on the notes will be secured only by the collateral described in this prospectus under "Description of New Notes—Security." In addition, the collateral securing the notes will be shared by any additional notes issued under the indenture governing the notes, which may be in an unlimited amount so long as we meet the requirements of the covenant limiting our incurrence of indebtedness and certain other requirements. See "Description of New Notes—Principal, Maturity and Interest of the Notes" and "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

The notes, the guarantees and the liens securing these obligations may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including debt under our senior secured credit facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees and the liens securing these obligations. To the extent that a court were to find that:

          (1)   the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

          (2)   we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

        and that we or a guarantor

            (A)  were insolvent;

            (B)  were rendered insolvent by reason of the issuance of the notes or a guarantee;

            (C)  were engaged or about to engage in a business or transaction for which our remaining assets or those of a guarantor constituted unreasonably small capital to carry on our business; or

            (D)  intended to incur, or believed that we would incur, debts beyond our ability to pay those debts as they matured;

then the court could void the notes, the guarantee and the liens securing these obligations or subordinate the notes, the guarantee and the liens securing these obligations in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

  •
  the notes would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.

        The new notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you will receive when you sell will be favorable. We do not intend to apply for listing of the new notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the new notes and by changes in our financial performance or prospects or in the prospects for companies in the chemical industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

        Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you do not exchange your old notes, they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in this exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for new notes in this exchange offer will remain restricted securities and, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

        To the extent any old notes are tendered and accepted in this exchange offer, the trading market, if any, for the old notes that remain outstanding after this exchange offer would be adversely affected due to a reduction in market liquidity.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "except", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes on September 30 and December 12, 2003, we entered into exchange and registration rights agreements with the initial purchasers of those notes. Under the exchange and registration rights agreements, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreements provide that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. Copies of the exchange and registration rights agreements are filed as exhibits to the registration statement.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                        , 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the new notes will not contain the registration rights and liquidated damages provisions contained in the old notes.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any old notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

        When the holder of old notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender notes for exchange must, on or prior to the expiration date:

  (1)
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to HSBC Bank USA, N.A. (the "exchange agent") at the address set forth below under the heading "—The Exchange Agent"; or

  (2)
  if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The Exchange Agent".

        In addition:

  (1)
  the exchange agent must receive, on or before the expiration date, the certificates for the old notes and the letter of transmittal; or

  (2)
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at The Depository Trust Company, the book entry transfer facility, according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message; or

  (3)
  the holder must comply with the guaranteed delivery procedures described below.

        The Depository Trust Company is referred to as DTC in this prospectus.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the old notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution".

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us, among other things, that the person acquiring new notes in this exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer. If any holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in this exchange offer, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in this exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from September 30, 2003. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreements, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new notes in this exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer.

Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—The Exchange Agent". Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give oral or written notice or public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        HSBC Bank USA, N.A. has been appointed as our exchange agent for this exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered or certified mail, overnight courier or hand:

HSBC Bank USA
One Hanson Place, Lower Level
Brooklyn, New York 11243
Attention: Paulette Shaw

For information, call:
(718) 488-4475

By facsimile transmission:
(718) 488-4488
Attention: Paulette Shaw

Confirm by telephone:
(718) 488-4475

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of this exchange offer except for reimbursement of mailing expenses.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circulars dated September 16, 2003 and December 3, 2003, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreements, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

  (3)
  it is acquiring the new notes in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreements that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

  (1)
  the date on which such old note has been exchanged by a person other than a broker-dealer for a new note;

  (2)
  following the exchange by a broker-dealer in this exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreements; or

  (4)
  the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

        The aggregate net proceeds received by us from the sale of the old notes, after deducting the underwriting discounts and commissions and offering expenses, were approximately $433.3 million in cash. Of these proceeds, we used $65.0 million to reduce outstanding borrowings under the HLLC Revolving Facility and $331.5 million to prepay a portion of the Term Loan A under the HLLC Term Facilities, including all required amortization payments pursuant to the HLLC Term Facilities through December 2005. The HLLC Revolving Facility matures in 2006, and the HLLC Term Facilities mature in 2007. As of September 30, 2003 and December 31, 2002, the weighted average interest rates on the HLLC Credit Facilities were 6.84% and 6.55%, respectively, excluding the impact of interest rate hedges. Additionally, we intend to use $36.8 million of the net cash proceeds from the sale of the old notes in the December 2003 Offering to redeem all of the outstanding Huntsman Polymers Notes which are due December 2004. Pending redemption of the Huntsman Polymers Notes, which we expect to complete on January 28, 2004, we have applied $36.8 million of the proceeds from the sale of the old notes in the December 2003 Offering to temporarily further reduce borrowings under the HLLC Revolving Facility. The Huntsman Polymers Notes mature in December 2004 and bear interest at an annual rate of 11.75%.

CAPITALIZATION

        The following table sets forth the cash and capitalization of Huntsman LLC as of September 30, 2003 on an actual and pro forma restricted group basis giving effect to the issuance of the old notes and the use of proceeds, as described under the heading "Use of Proceeds." The financial data presented below under the heading "Pro Forma Restricted Group" represents financial results of Huntsman LLC and those subsidiaries of Huntsman LLC that are "restricted" subsidiaries under the indenture governing the notes. This restricted group pro forma financial data reflects the transactions described above and accounts for the 60% equity ownership in HIH by Huntsman LLC, using the equity method of accounting. We have included this restricted group pro forma financial data because we believe it provides investors with helpful information with respect to the financial results of the business and operations that will be subject to the restrictive covenants of the indenture governing the notes. Effective May 1, 2003, as a result of the HIH Consolidation Transaction, we have consolidated the financial results of Huntsman LLC and HIH. The pro forma consolidated results of Huntsman LLC and HIH are included in this prospectus under the heading "Unaudited Pro Forma Financial Data."

        The information set forth below is unaudited and should be read in conjunction with the audited and unaudited consolidated financial statements of Huntsman LLC, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

	As of September 30, 2003
	Huntsman LLC	Pro Forma Adjustments		Pro Forma Consolidated Group	Pro Forma Restricted Group
	(Dollars in Millions)
Cash	$109.0	$—	(a)	$109.0	$27.9

Long-term debt:
HLLC Revolving Facility due 2006(b)	$84.7	$—		$84.7	$84.7
HLLC Term Facilities due 2005-2007	1,100.5	(34.9	)(c)	1,065.6	1,065.6
11 5/8% Senior Secured Notes due 2010	375.5	75.0	(c)	450.5	450.5

Total debt secured by the collateral securing the notes and guarantees	1,560.7	40.1		1,600.8	1,600.8
Australian credit facilities due 2003-2005(d)	87.2	—		87.2	87.2
Mortgage note payable to bank	9.3	—		9.3	9.3
Huntsman Polymers Notes, 11.75% due 2004	36.8	(36.8	)(c)	—	—
Senior subordinated notes, due 2007	59.3	—		59.3	59.3
Subordinated note—affiliate	34.3	—		34.3	34.3
BASF 7% subordinated note due 2008	99.3	—		99.3	99.3
Other	7.0	—		7.0	7.0

Total restricted group long-term debt	1,893.9	3.3		1,897.2	1,897.2
Total HIH long-term debt	3,765.5	3.5	(e)	3,769.0	—

Total long-term debt	5,659.4	6.8		5,666.2	1,897.2
Equity	(89.2)	—		(89.2)	(88.3)

Total capitalization	$5,570.2	$6.8		$5,577.0	$1,808.9

(a)
To reflect the net effect on cash as follows:

Proceeds from the December 2003 Offering	$75.0
Repayment of HLLC Term Facilities	(34.9)
Repayment of Huntsman Polymers Notes	(36.8)*
Payment of estimated fees and expenses for the December 2003 Offering	(3.3)
Proceeds from HI Term Facilities	56.3
Repayment of HI Revolving Facility	(52.8)
Payment of estimated fees and expenses for a partial refinancing of the HI Credit Facilities	(3.5)

$—

  *
  See "Prospectus Summary—Recent Events—Amendments of HLLC Credit Facilities and Offering of the Notes."

(b)
The HLLC Revolving Facility allows borrowings of up to $275 million subject to a minimum revolver availability covenant of $70 million through the first quarter of 2004. As of September 30, 2003, after the issuance of the old notes and the application of $65.0 million of proceeds, there was $84.7 million of revolver borrowings, approximately $14 million of outstanding letters of credit, and $176.3 million available for additional revolver borrowings or, within limits, issuance of letters of credit.

(c)
To reflect the issuance of $75.4 million of old notes on December 12, 2003, net of discount, and the use of the net proceeds to repay a portion of our senior secured term facilities.

(d)
The Australian credit facilities are made available to certain of our Australian subsidiaries. These credit facilities are secured by the assets of certain of our Australian subsidiaries. The Australian subsidiaries are separately financed from us, their debt is non-recourse to us and we are not obligated to make cash contributions to, or investments in, the Australian subsidiaries.

(e)
To reflect the issuance of the HI 2003 Senior Notes and the refinancing of a portion of the borrowings under the HI Credit Facilities.

UNAUDITED PRO FORMA FINANCIAL DATA

        The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 gives effect to the issuance by Huntsman LLC of the old notes in the December 2003 Offering and the application of the proceeds therefrom.

        The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002, give effect to the following transactions as if each transaction had occurred on January 1, 2002:

  •
  Issuance of the old notes in the December 2003 Offering and the application of the proceeds therefrom;

  •
  Issuance by HI of the HI 2003 Senior Notes;

  •
  Completion of the refinancing of a portion of the borrowings under the HI Credit Facilities;

  •
  Completion of the HIH Consolidation Transaction;

  •
  Completion of the Restructuring by Huntsman LLC and Huntsman Polymers; and

  •
  Completion of the Minority Interests Acquisition by Huntsman LLC.

        The financial data presented below under the heading "Pro Forma Restricted Group" represents financial results of Huntsman LLC and those subsidiaries of Huntsman LLC that are "restricted" subsidiaries under the indenture governing the notes, which we refer to as the "restricted group," and does not include the financial results of those subsidiaries (comprised of HIH and its subsidiaries) that are unrestricted subsidiaries under the indenture governing the notes. This restricted group pro forma financial data reflects the transactions described above (excluding the HI related transactions) and accounts for the 60% equity ownership in HIH by Huntsman LLC, using the equity method of accounting. Notwithstanding that HIH is our consolidated subsidiary for GAAP purposes, it is financed separately from us, its debt is non-recourse to us and it is not a guarantor of the old notes, nor will it be a guarantor of the new notes, although we have pledged, and will pledge, our 60% interest in HIH to secure our obligations under the old notes and the new notes, respectively. We have included this restricted group pro forma financial data because we believe it provides investors with material and meaningful information with respect to the financial results of the business and operations which provide the primary source of cash flow to meet our payment obligation under the notes and which are subject to the restrictive covenants of the indenture governing the notes.

        The summary financial data set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of Huntsman LLC, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Supplemental Discussion of Results of Operations for the Restricted Group for the Nine Months Ended September 30, 2003," "Summary Historical and Pro Forma Financial Data," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

        The unaudited pro forma financial data does not purport to be indicative of the combined financial position or results of operations of future periods or indicative of results that would have occurred had the above transactions been consummated on the dates indicated. The pro forma and other adjustments, as described in the accompanying notes to the pro forma condensed consolidated balance sheet and statements of operations, are based upon available information and certain assumptions that management believes are reasonable. You should read the following unaudited pro forma financial data in conjunction with the audited and unaudited consolidated financial statements and related notes thereto of Huntsman LLC and HIH included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2003

	Huntsman LLC	Pro Forma Adjustments		Pro Forma Consolidated Group	Pro Forma Restricted Group(a)
	(Dollars in Millions)
ASSETS
Current Assets:
Cash and cash equivalents	$109.0	$—	(b)	$109.0	$27.9
Receivables, including affiliates	892.3	—		892.3	464.7
Inventories	890.7	—		890.7	280.9
Other current assets	180.8	—		180.8	54.5

Total current assets	2,072.8	—		2072.8	828.0
Property, plant and equipment—net	4,440.0	—		4,440.0	1,286.4
Investment in unconsolidated affiliates	155.4	—		155.4	189.6
Intangible assets, net	287.9	—		287.9	40.0
Other noncurrent assets	515.4	6.8	(c)	522.2	166.1

TOTAL	$7,471.5	$6.8		$7,478.3	$2,510.1

LIABILITIES AND EQUITY
Current Liabilities:
Long-term debt—current portion	$91.7			$91.7	$90.5
Accounts payable, including affiliates	671.7	—		671.7	242.9
Accrued liabilities	514.2	—		514.2	215.9

Total current liabilities	1,277.6			1,277.6	549.3
Long-term debt	5,567.7	6.8	(d)	5,574.5	1,806.7
Deferred income taxes	223.3	—		223.3	12.9
Other noncurrent liabilities	387.3	—		387.3	229.5

Total liabilities	7,455.9	6.8		7,462.7	2,598.4
Minority interest	104.8	—		104.8	—
Equity (deficit)	(89.2)	—		(89.2)	(88.3)

TOTAL	$7,471.5	$6.8		$7,478.3	$2,510.1

(a)
The pro forma restricted group amounts account for Huntsman LLC's investment in HIH on the equity method and include intercompany transactions between Huntsman LLC and HIH.

(b)
To reflect the net effect on cash as follows:

Proceeds from the December 2003 Offering	$75.0
Repayment of HLLC Term Facilities	(34.9)
Repayment of Huntsman Polymers Notes	(36.8)*
Payment of estimated fees and expenses for the December 2003 Offering	(3.3)
Proceeds from HI Credit Facilities	56.3
Repayment of HI Revolving Facility	(52.8)
Payment of estimated fees and expenses for a partial refinancing of the HI Credit Facilities	(3.5)

$—

  *
  See "Prospectus Summary—Recent Events—Amendments of HLLC Credit Facilities and Offering of the Notes."

(c)
To capitalize the estimated debt issuance costs of the notes offered hereby and expenses for the Huntsman International LLC term debt refinancing.

(d)
To reflect the net effect on long-term debt as follows:

Proceeds from December 2003 Offering, net of discount	$75.0
Repayment of HLLC Term Facilities	(34.9)
Repayment of Huntsman Polymers Notes	(36.8)
Proceeds from HI Credit Facilities	56.3
Repayment of HI Revolving Facility	(52.8)

$6.8

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

		Pro Forma Adjustments
	Huntsman LLC	HIH(i)	Other Adjustments		Pro Form Consolidated Group	Pro Forma Restricted Group(a)
	(Dollars in Millions)
Revenues	$4,453.8	$1,733.4	$(93.3	)(b)	$6,093.9	$2,431.5
Cost of goods sold	4,052.5	1,551.9	(92.7	)(c)	5,511.7	2,284.1

Gross profit	401.3	181.5	(0.6)		582.2	147.4
Expenses:
Operating expenses	283.2	128.1	—		411.3	114.5
Restructuring and plant closing costs (credit)	27.2	17.1	—		44.3	0.9

Total	310.4	145.2	—		455.6	115.4
Operating income (loss)	90.9	36.3	(0.6)		126.6	32.0
Interest expense, net	(261.3)	(133.2)	(17.5	)(e)	(392.0)	(126.0)
Loss on sale of accounts receivable	(12.3)	(11.7)	—		(24.0)	—
Other income (expense), net	0.2	(2.2)	—		(2.0)	(0.7)
Equity in income (loss) of investment in unconsolidated affiliates	(51.3)	—	53.0	(f)	1.7	(51.4)

Loss from operations before taxes and minority interest	(233.8)	(90.8)	34.9		(289.7)	(146.1)
Income tax benefit (expense)	4.2	2.4	—		6.6	(7.4)
Minority interest in (income) loss of subsidiaries	37.2	—	35.4	(h)	72.6	—

Loss from continuing operations	$(192.4)	$(88.4)	$70.3		$(210.5)	$(153.5)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

	Huntsman LLC	HIH	Pro Forma Adjustments		Pro Forma Consolidated Group	Pro Forma Restricted Group(a)
	(Dollars in Millions)
Revenues	$2,661.0	$4,518.1	$(115.9	)(b)	$7,063.2	$2,764.9
Cost of goods sold	2,421.0	3,902.7	(128.5	)(c)	6,195.2	2,512.3

Gross profit	240.0	615.4	12.6		868.0	252.6
Expenses:
Operating expenses	174.7	379.6	10.2	(d)	564.5	184.9
Restructuring and plant closing costs (credit)	(1.0)	7.7	—		6.7	(1.0)

Total	173.7	387.3	10.2		571.2	183.9

Operating income	66.3	228.1	2.4		296.8	68.7
Interest expense, net	(192.7)	(334.0)	37.7	(e)	(489.0)	(148.9)
Loss on sale of accounts receivable	—	(5.5)	—		(5.5)	—
Other income (expense), net	(7.6)	1.3	6.5	(d)	0.2	(1.1)
Equity in income (loss) of investment in unconsolidated affiliates	(31.1)	—	33.1	(f)	2.0	(39.1)

Loss from operations before taxes and minority interest	(165.1)	(110.1)	79.7		(195.5)	(120.4)
Income tax benefit (expense)	(8.5)	41.5	0.2	(g)	33.2	(8.3)
Minority interest in (income) loss of subsidiaries	(28.8)	0.1	28.8	(h)	0.1	—

Loss from continuing operations	$(202.4)	$(68.5)	$108.7		$(162.2)	$(128.7)

(a)
The pro forma restricted group amounts account for Huntsman LLC's investment in HIH on the equity method and include intercompany transactions between Huntsman LLC and HIH.

(b)
To reflect the net effect on sales as follows:

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(Dollars in Millions)
Eliminate intercompany sales between Huntsman LLC and HIH	$(93.3)	$(219.8)
Reflect the sales of HCPH Holdings Pty Limited ("HCPH") on a consolidated basis. HCPH was 50% owned by a Huntsman LLC entity prior to the Minority Interests Acquisition. Since no consideration is payable to complete the acquisition of HCPH (which will become final upon the delivery of lender consent), as of September 30, 2002, HCPH is treated as being 100% owned by Huntsman LLC	—	103.9

	$(93.3)	$(115.9)

(c)
To reflect the net effect on cost of goods sold as follows:

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(Dollars in Millions)
Eliminate intercompany cost of goods sold between Huntsman LLC and HIH	$(93.3)	$(219.8)
Reflect the cost of goods sold of HCPH on a consolidated basis	—	91.6
Reflect the net adjustment to depreciation and amortization expense as a result of the Minority Interests Acquisition. The preliminary allocation is based upon management's estimates. The expected useful lives of the assets stepped down range from 15 to 20 years	0.6	(0.3)

	$(92.7)	$(128.5)

(d)
To reflect the historical operating expenses of HCPH prior to consolidation.

(e)
To reflect the net impact on interest expense as follows decrease (increase):

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(Dollars in Millions)
Huntsman LLC senior subordinated notes, original principal $475 million, fixed interest rate of 9.5%	$—	$30.7
Huntsman LLC senior subordinated notes, original principal $125 million, average floating interest rate of 7.325%	—	6.0
Huntsman Polymers Notes, principal $175 million, fixed interest rate of 11.75%	3.2	16.5
Default interest on HLLC Credit Facilities in 2002 and penalty interest on the Huntsman Polymers Notes	—	22.6
Interest on the notes, principal $75.4 million and $380 million, respectively, of an estimated effective rate of 11 3/4% and 11 7/8%, respectively, after giving effect to discounts	(40.1)	(53.4)
Interest on HLLC Term Facilities and HLLC Revolving Facility repaid at average rates of 6.84% and 6.55%, respectively	20.5	26.2
Amortization of debt issuance costs related to the notes over 7 years	(1.4)	(1.9)
Historical interest expense of HCPH prior to consolidation	—	(2.9)
Interest on the HI 2003 Senior Notes at an estimated effective rate of 8.53%, after giving effect to the premium. The stated interest rate on the HI 2003 Senior Notes is 9.875%	(4.0)	(13.7)
Interest on the HI Credit Facilities repaid at average rate of 5.60% and 6.85%, respectively	6.5	10.5
Incremental interest expense increase for refinancing between tranches of the HI Credit Facilities	(1.4)	(1.8)
Amortization of debt issuance costs related to the HI 2003 Senior Notes over 7 years	(0.8)	(1.1)

	$(17.5)	$37.7

(f)
To eliminate the equity in income (loss) of HIH and HCPH.

(g)
No tax benefit was recorded related to the pro forma adjustments as Huntsman LLC has a full valuation allowance on its net deferred tax assets. The adjustment reflects the historical income tax expense for HCPH.

(h)
To eliminate the minority interests in Huntsman LLC subsidiaries which were acquired in the Minority Interests Acquisition.

(i)
Includes the results of operations of HIH for the four months ended April 31, 2003.

(j)
To reflect the net effect on other income (expense) as follows:

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(Dollars in Millions)
Historical other expense of HCPH prior to consolidation	$—	$(0.2)
Loss on early extinguishment of long-term debt	—	6.7

	$—	$6.5

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data set forth below presents the historical financial data of Huntsman LLC as of the dates and for the periods indicated. The selected financial data as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been derived from the audited consolidated financial statements of Huntsman LLC included elsewhere in this prospectus. The selected financial data as of December 31, 1998, 1999 and 2000 and for the years ended December 31, 1998 and 1999 have been derived from the audited consolidated financial statements of Huntsman LLC. The selected financial data as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003 have been derived from the unaudited consolidated financial statements of Huntsman LLC included elsewhere in this prospectus. The selected financial data as of September 30, 2002 has been derived from the unaudited consolidated financial statements of Huntsman LLC. You should read the selected financial data in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited and unaudited consolidated financial statements and accompanying notes of Huntsman LLC included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year ended December 31,
	2003(b)	2002	2002	2001	2000	1999	1998(a)
	(Dollars in Millions)
Statement of Operations Data:
Revenues	$4,453.8	$1,964.6	$2,661.0	$2,757.4	$3,325.7	$2,838.8	$3,327.8
Gross profit	401.3	201.5	240.0	90.8	128.7	320.3	312.7
Operating income (loss)	90.9	79.0	66.3	(709.4)	(78.7)	74.8	11.4
Income (loss) from continuing operations	(192.4)	(141.4)	(202.4)	(842.8)	(138.6)	(75.6)	99.1
Cumulative effect of accounting change	—	169.7	169.7	0.1	—	—	—
Net income (loss)	(192.4)	28.3	(32.7)	(842.7)	(138.6)	(80.7)	99.1
Other Data:
Depreciation and amortization	212.1	113.9	152.7	$197.5	$200.3	$203.6	$221.8
EBITDA(c)	276.8	144.0	151.5	(590.9)	189.1	282.9	453.9
Capital expenditures	128.4	35.7	70.2	76.4	90.3	150.2	489.5
Ratio of earnings to fixed charges(d)	—	—	—	—	—	—	1.1
Balance Sheet Data (at period end):
Net working capital(e)	$777.9	$318.4	$294.3	$260.5	$304.0	$364.2	$190.5
Total assets	7,471.5	2,475.4	2,456.4	2,357.8	3,543.8	3,565.1	3,862.1
Long-term debt(f)	5,659.4	1,756.3	1,736.1	2,450.5	2,268.6	2,136.2	2,279.8
Total liabilities	7,455.9	2,333.8	2,426.3	3,046.3	3,322.3	3,109.9	3,233.8
Minority interests	104.8	—	—	73.8	79.1	104.8	205.1
Stockholder's equity (deficit)	(89.2)	141.6	30.1	(762.3)	142.4	350.4	423.2

(a)
Effective December 31, 1998, Huntsman LLC sold its North American styrenics operations to NOVA Chemicals. A gain of $231.0 million was recorded as other income as a result of the sale.

(b)
Effective May 1, 2003, as a result of the HI Consolidation Transaction, we have consolidated the financial results of Huntsman LLC and HIH. As a result, the financial information as of and for the nine months ended September 30, 2003 is not comparable to the other historical financial data presented herein.

(c)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The following table reconciles our loss from continuing operations to EBITDA.

	Nine Months Ended September 30,		Year ended December 31,
	2003(b)	2002	2002	2001	2000	1999	1998(a)
	(Dollars in Millions)
Net income (loss)	$(192.4)	$(141.4)	$(202.4)	$(842.8)	$(138.6)	(75.6)	99.1
Depreciation and amortization	212.1	113.9	152.7	$197.5	$200.3	$203.6	$221.8
Interest expense, net	261.3	164.3	192.7	239.3	208.6	191.7	186.7
Income tax expense (benefit)	(4.2)	7.2	8.5	(184.9)	(81.2)	(36.8)	(53.7)

EBITDA(c)	$276.8	$144.0	$151.5	$(590.9)	$189.1	$282.9	$453.9

(d)
The ratio of earnings to fixed charges has been calculated by dividing (A) the sum of pretax income (loss) from continuing operations before minority interest and equity income (loss), fixed charges, amortization of capitalized interest, and distributed income to equity investees less interest capitalized, preference security dividend requirements of consolidated subsidiaries, and minority interest in pretax income of subsidiaries that have not incurred fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs) plus the portion of rent expense estimated to represent interest. Earnings for the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002, 2001, 2000, and 1999 were insufficient to cover fixed charges by $181.8, $95.5, $144.0, $974.6, $283.3 and $156.4, respectively.

(e)
Net working capital represents total current assets less total current liabilities, excluding cash and the current portion of long-term debt.

(f)
Long-term debt includes the current portion of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in the prospectus, including "Prospectus Summary—Summary Historical and Pro Forma Financial Data," "Capitalization" and "Selected Historical Financial Data."

Explanatory Note

        This Management's Discussion and Analysis of Financial Condition and Results of Operations contains discussions of the following:

  •
  The pro forma financial condition and results of operations of Huntsman LLC on a consolidated basis as if HIH and Huntsman Chemical Company Australia Pty. ("HCCA") had been consolidated subsidiaries at the beginning of the applicable periods. This presentation is captioned "Pro Forma—Consolidated Group" and compares the nine months ended September 30, 2003 to the nine months ended September 30, 2002.

  •
  The consolidated financial condition and results of operations of Huntsman LLC on a historical basis. This presentation is captioned "Results of Operations for the years ended December 31, 2002, 2001 and 2000" and compares the year ended December 31, 2002 to the year ended December 31, 2001 and the year ended December 31, 2001 to the year ended December 31, 2000.

In order to present data that is useful for comparative purposes, the following Pro Forma—Consolidated Group information has been prepared as if HIH and HCCA were consolidated subsidiaries as of January 1, 2002. HIH became a consolidated subsidiary as of May 1, 2003 and HCCA became a consolidated subsidiary as of September 30, 2002. To complete the Pro Forma—Consolidated Group information, we have (1) consolidated the operations and elimination entries of related parties for HIH for the four months ended May 1, 2003 and the three months and nine months ended September 30, 2002, (2) recorded HIH balance sheet and elimination entries of related party transactions as of December 31, 2002, and (3) consolidated the operations and elimination entries for related parties for HCCA for the three and nine month periods ended September 30, 2002. We believe the use of pro forma results for the periods covered in this report provides a more meaningful comparison of our results between the applicable periods. These results do not necessarily reflect the results that would have been obtained if we had consolidated HIH and HCCA on the dates indicated or that may be expected in the future.

        This Management's Discussion and Analysis of Financial Condition and Results of Operations is followed by a supplemental discussion captioned "Supplemental Discussion of Results of Operations for the Restricted Group for the Nine Months ended September 30, 2003" that provides information with respect to the restricted group, which excludes HIH.

General

        We are global manufacturers and marketers of differentiated and commodity chemicals. We produce a wide range of products for a variety of global industries, including the chemical, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, healthcare, consumer products, textile, furniture, appliance and packaging industries. We operate at facilities located in North America, Europe, Asia, Australia, South America and Africa.

        Prior to May 1, 2003, we accounted for our investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of the HIH Consolidation Transaction, HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's management participation rights, we are considered to have a controlling financial interest in HIH. Accordingly, as of May 1, 2003, HIH is our consolidated subsidiary and is no longer accounted for using the equity method of accounting. This change has resulted in changes in our business segments. With the consolidation of HIH, we now report in our Pro Forma—Consolidated Group information on our five operating segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals. Previously, we reported on our operations through three principal business segments: Performance Products, Polymers and Base Chemicals. Our supplemental Pro Forma—Restricted Group information excludes HIH and, as a consequence, contains information with respect to these three segments. See "Supplemental Discussion of Results of Operations for the Restricted Group for the Nine Months Ended September 30, 2003."

        The major products of each of our five reportable operating segments are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals and glycols.
Polymers	Ethylene (produced at our Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Pigments	Titanium dioxide
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, paraxylene and cyclohexane

        Our products are divided into two broad categories—differentiated and commodity chemicals. Our Polyurethanes and Performance Products businesses mainly produce differentiated products and our Polymers, Pigments and Base Chemicals businesses mainly produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, tends to follow different trends and is not influenced by the same factors as our petrochemical-based commodity products. In addition, there are a limited number of significant competitors in our Pigments business, relatively high barriers to entry and strong customer loyalty. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. Nevertheless, each of our five operating segments is impacted to some degree by economic conditions, prices of raw materials and global supply and demand pressures.

        Historically, the demand for many of the products we produce in our Polyurethanes segment has been relatively resistant to changes in global economic conditions as industry growth in product demand has been strongly influenced by continuing product substitution, innovation and new product development. The stability of demand has also benefited from the wide variety of end markets for our Polyurethanes products. However, in the past year, volatile feedstock pricing has impacted overall margins. Historically, sales volumes of MDI products have grown at rates in excess of global GDP growth. The global PO market is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Liquidity and Capital Resources—Environmental Matters—MTBE Developments" below for more information on the legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        In comparison to commodity businesses, the demand for many of the products we produce in our Performance Products segment historically has also been relatively resistant to changes in global economic conditions. Like our Polyurethanes segment, Performance Products growth in general is strongly influenced by product substitution, innovation and new product development. Also, demand stability benefits from a broad range of end markets. A significant portion of our Performance Products are sold into consumer end use applications including household detergents and personal care products. As such, historically, demand for these products has been relatively stable and tends to be less susceptible to changes in global economic conditions.

        Our Polymers business is comprised of two regionally-focused operations, one in North America and one in Australia. In North America, we convert internally produced building block chemicals, such as ethylene and propylene, into polyethylene, polypropylene, expandable polystyrene and amorphous polyalphaolefins ("APAO"). We pursue a niche marketing strategy for certain of our Polymers products by focusing on those customers that require customized polymer formulations and that are willing to pay for customized formulations. Our Australian Polymers operations produce styrene, most of which is used internally to produce polystyrene, expandable polystyrene and other associated materials. This operation primarily serves the Australian and New Zealand markets.

        Historically, growth in demand for TiO2 pigments has generally been in line with GDP growth rates. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and suppliers, contract arrangements and cyclicality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for TiO2, are generally highest in periods leading up to spring and summer months. This results in greater sales volumes in the first half of the year because the proportion of our TiO2 products sold in Europe and North America is greater than that sold in Asia and the rest of the world.

        Our Base Chemicals business produces olefins (such as ethylene and propylene), butadiene, aromatics (including benzene, cyclohexane and paraxylene) and MTBE. Our Base Chemicals products are largely made from a variety of crude oil and natural gas based feedstocks. Ethylene and propylene are the two most common petrochemical building blocks and are used in a wide variety of applications, including packaging film, polyester fiber, plastic containers and polyvinyl chloride, as well as carpets and cleaning compounds. Our aromatics products are used to produce other intermediate chemicals, as well as in synthetic fibers, resins and rubber. A substantial portion of our Base Chemicals product portfolio is integrated into the supply chain for our Performance Products segment where these building block materials are upgraded into higher value differentiated products and then sold to third parties.

        Many of the markets for Base Chemicals products, particularly ethylene, propylene, paraxylene and cyclohexane, and Polymers products, particularly polyethylene, polypropylene and styrene, are cyclical and sensitive to changes in the balance between supply and demand, the price of raw materials, and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in over-capacity and falling prices and profit margins. Demand for the majority of our commodity chemicals products has generally grown at rates that are approximately equal to or slightly greater than GDP growth. Market conditions during recent years generally have been characterized by a broad-based weakening in demand, overcapacity, volatile raw material costs and periods of reduced profit margins. We believe that weak economic conditions have resulted in a contraction in production capacity. If this contraction in industry capacity is sustained and if demand growth returns to the rates which have been achieved historically, we believe that industry profitability will improve.

Recent Events

Amendments of HLLC Credit Facilities Offering, of Notes and Redemption of Huntsman Polymers Notes

        On September 12, 2003, we entered into amendments to the HLLC Credit Facilities that, among other things, permitted us to issue the notes and to grant a security interest in connection with the notes. On September 30, 2003, we sold $380 million aggregate principal amount of the old notes at a discount to yield 11 7/8% in a private offering. The proceeds from the September 2003 Offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. The repayment on Term Loan A included a prepayment of $130.0 million of scheduled amortization payments in the direct order of maturity.

        On November 20, 2003, we entered into an amendment to the HLLC Credit Facilities that, among other things, extended the time during which we were permitted to issue additional notes from November 28, 2003 to March 31, 2004, and allowed us to use a portion of the proceeds of such issuance to redeem all the outstanding Huntsman Polymers Notes. On December 3, 2003, we sold $75.4 million aggregate principal amount of the old notes at a discount to yield 11.72% in a private offering. We intend to use $36.8 million of the net cash proceeds from the December 2003 Offering to redeem all the outstanding Huntsman Polymers Notes which are due in December 2004, while $34.9 million of the net proceeds has been used to prepay a portion of the Term Loan A under the HLLC Credit Facilities. Pro forma for the December 2003 Offering, the combined total repayment on Term Loan A included a prepayment of $164.9 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006 in the amount of approximately $14 million, and approximately $30 million per quarter thereafter until final maturity in 2007 when approximately $503 million is due.

        The Huntsman Polymers Notes are callable at 100% of their aggregate principal amount at any time prior to December 2004. On December 12, 2003, we gave notice to the trustee under the indenture governing the Huntsman Polymers Notes of our intention to redeem such notes. The redemption of all the outstanding Huntsman Polymers Notes is expected to be completed on January 28, 2004. Until the redemption date for the Huntsman Polymers Notes, we will use $36.8 million of the net proceeds from the December 2003 Offering to temporarily reduce borrowings under the HLLC Revolving Facility. On the redemption date for the Huntsman Polymers Notes, we intend to reborrow $37.5 million under the HLLC Revolving Facility, which we will use to redeem all outstanding Huntsman Polymers Notes, including accrued interest, that are properly tendered for redemption. To the extent the aggregate amount necessary to redeem the Huntsman Polymer Notes is less than $36.8 million, such amount is required to repay the Term Loan A under the HLLC Credit Facilities.

Amendment of HI Credit Facilities and Refinancing of HI Term A Loan

        On October 17, 2003, HI amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including an increase in the leverage and interest coverage ratios, a decrease in the annual amount of permitted capital expenditures, and a decrease in the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allowed HI to obtain $205 million of additional term B and term C loans, which HI completed on October 22, 2003. The net proceeds of the additional term B and term C loans were applied to pay down the HI Revolving Facility by approximately $53 million, and the remainder of the net proceeds were applied to repay, in full, HI's term A loan. As a result of this refinancing, HI has no scheduled term loan maturities in 2004 and scheduled term loan maturities of approximately $12 million in each of 2005 and 2006. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

Global Cost Reduction Initiative

        On November 10, 2003, HMP announced an initiative to reduce fixed costs and overhead expenses by a minimum of $200 million over the next 18 months. HMP is reviewing redundant sites, underutilized assets and all of its spending to reduce costs. HMP announced that it intends to continue to leverage its size, its global infrastructure and its people to increase productivity and reduce overall costs. HMP has not yet announced the extent to which the cost initiatives will directly impact our Company, or our subsidiary, HIH. HMP expects to make additional announcements of site consolidations and headcount reductions in the near future.

Results of Operations

Nine Months Ended September 30, 2003 (Pro Forma—Consolidated Group) Compared to Nine Months Ended September 30, 2002 (Pro Forma—Consolidated Group) (Dollars in Millions)

	Pro Forma—Consolidated Group
	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenues	$6,093.9	$5,269.6
Cost of goods sold	5,511.7	4,596.8

Gross profit	582.2	672.8
Expenses of selling, general and administrative, research and development, and other operating income (expense)	411.3	407.9
Restructuring and plant closing costs	44.3	(2.6)

Operating income	126.6	267.5
Interest expense, net	(374.5)	(414.0)
Loss on sale of accounts receivable	(24.0)	(4.3)
Equity income (loss) on investments in unconsolidated affiliates	1.7	1.4
Other income (expense)	(2.0)	(10.1)

Loss before income tax benefit, minority interests, and cumulative effect of accounting change	(272.2)	(159.5)
Income tax benefit (expense)	6.6	23.9
Minority interests in subsidiaries' loss (income)	72.6	15.1
Cumulative effect of accounting change	—	169.7

Net income (loss)	$(193.0)	$49.2

Net income (loss)	$(193.0)	$49.2
Interest expense, net	374.5	414.0
Income tax (benefit) expense	(6.6)	(23.9)
Cumulative effect of accounting change	—	(169.7)
Depreciation and amortization	303.2	302.4

EBITDA(1)	$478.1	$572.0

(1)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See "Note 17—Operating Segment Information" of the consolidated financial statements of Huntsman LLC and subsidiaries. The following table reconciles our pro forma consolidated group loss from continuing operations to EBITDA.

        Included in EBITDA are the following items of income (expense):

	Pro Forma—Consolidated Group
	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Foreign exchange gains—unallocated	$32.3	$28.6
Gain (loss) on sale of accounts receivable	(24.0)	(4.3)
Asset write-down	(2.8)	—
Restructuring and reorganization:
Polyurethanes	(22.2)	—
Performance Products	(20.1)	(1.1)
Polymers	(0.9)	3.7
Pigments	(1.1)	—
Corporate	—	(15.5)

Total restructuring and reorganization	$(44.3)	$(12.9)

        For the nine months ended September 30, 2003, we had a net loss of $193.0 million on revenues of $6,093.9 million, compared to net income of $49.2 million on revenues of $5,269.6 million for the same period in 2002. The decrease of $242.2 million in net income was the result of the following items:

  •
  Revenues for the nine months ended September 30, 2003 increased by $824.3 million, or 16%, to $6,093.9 million from $5,269.6 million during the same period in 2002. Revenues increased in all segments period over period. In both our international and domestic businesses, these increases resulted primarily from higher average selling prices in response to higher raw materials prices. In our international businesses, average selling prices also increased due to the strength of the euro and GBP Sterling versus the U.S. dollar.

  •
  Gross profit for the nine months ended September 30, 2003 decreased by $90.6 million to $582.2 million from $672.8 million in the same period in 2002. The decrease in gross profit was mainly the result of higher overall raw material prices during the third quarter 2003 period as compared to the same period of 2002. Increased raw material prices were only partially offset by increased average selling prices.

  •
  SG&A and other operating expenses for the nine months ended September 30, 2003 increased by $3.4 million to $411.3 million from $407.9 million in the same period in 2002.

  •
  Restructuring and plant closing costs increased by $46.9 million to $44.3 million from a $2.6 million benefit for the same period in 2002. Our Polyurethanes segment recorded restructuring charges of $17.1 million, $1.4 million and $3.7 million, in the first, second and third quarters of 2003, respectively, in connection with the integration of our global flexible products division into our urethane specialties division and various cost initiatives at our Rozenburg, Netherlands manufacturing site. Our Performance Products segment recorded a restructuring charge of $20.1 million in the second quarter 2003 relating to the closure of certain production units at our Whitehaven, UK facility. Our Pigments segment recorded a restructuring charge of $1.1 million relating to our Malaysian operations in the third quarter 2003. These charges are part of an overall corporate cost reduction program that is expected to be implemented and recorded from 2003 to 2005. In the 2002 period, an asset write-off of $1.1 million was recorded in our European surface sciences operations which were offset by a credit of $3.7 million related to the reversal of charges which were originally recorded in 2001, and for which original estimates were higher than actual expenses incurred.

  •
  Net interest expense for the nine months ended September 30, 2003 decreased by $39.5 million to $374.5 million from $414.0 million for the same period in 2002. The decrease was largely due to a net reduction of debt as a consequence of our debt restructuring completed at Huntsman

    LLC on September 30, 2002 and from lower average interest rates. Lower interest expense in the 2003 period was partially offset by additional debt in the period, a portion of which represents additional fixed rate senior notes issued by HI in March 2002 and April 2003.

  •
  Loss on sale of accounts receivable increased $19.7 million to $24.0 million for the nine months ended September 30, 2003 as compared to $4.3 million for the same period in 2002. This increase is mainly attributable to movements in foreign currencies and to an increase in the size of the HIH securitization program, effective October 2002.

  •
  Income tax benefit decreased $17.3 million to a benefit of $6.6 million for the nine months ended September 30, 2003 as compared to a benefit of $23.9 million for the same period in 2002. Our tax obligations are affected by the tax regimes of the jurisdictions in which we operate. Decreased tax benefits were due primarily to a change in the mix of income (loss) earned in these various jurisdictions.

  •
  HMP's minority interest in HIH's losses increased by $57.5 million to $72.6 million for the nine months ended September 30, 2003 as compared to $15.1 million for the same period in 2002. This increase was due to the increase in net loss of HIH.

        The following table sets forth the sales and segment EBITDA for each of our operating segments:

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenues
Polyurethanes	$1,718.1	$1,557.0
Performance Products	1,267.0	1,140.8
Polymers	847.6	709.0
Pigments	752.5	669.2
Base Chemicals	1,954.2	1,535.9
Eliminations	(445.5)	(342.3)

Total	$6,093.9	$5,269.6

Segment EBITDA
Polyurethanes	$168.6	$292.1
Performance Products	90.4	154.2
Polymers	54.0	61.1
Pigments	87.4	45.2
Base Chemicals	57.8	56.8
Corporate and other	19.9	(37.4)

Total	$478.1	$572.0

Polyurethanes

        For the nine months ended September 30, 2003, Polyurethanes revenues increased by $161.1 million, or 10%, to $1,718.1 million from $1,557.0 million for the same period in 2002. MDI sales revenue increased by 8%, as 11% higher average selling prices were partially offset by a 3% decrease in sales volumes. The reduction in sales volumes was largely the result of a reduction in spot sales to co-producers in the 2003 period. MDI sales volumes, excluding spot sales, rose by 2% overall with increases of 5% and 4% in the Americas and Asia, respectively, offset by a 2% reduction in Europe due to a slowdown in the rigid polyurethanes market. MDI overall average selling prices increased by 11% as a result of the stronger euro versus the U.S. dollar and our continued efforts to increase sales prices as raw material costs have increased. Polyol sales revenues increased by 13% as sales volumes increased by 2%, in line with underlying MDI volumes, and average selling prices increased by 11%. PO revenue decreased by 6%, primarily due to the conversion of certain sales to a tolling arrangement which affected revenues but only had a minimal impact on gross margin. MTBE sales revenue increased by 21% due to a 6% increase in volumes and a 15% increase in selling prices due to stronger crude oil and gasoline markets.

        For the nine months ended September 30, 2003, Polyurethanes segment EBITDA decreased by $123.5 million to $168.6 million from $292.1 million for the same period in 2002. Lower EBITDA resulted mainly from a $250.0 million increase in raw material and energy costs, partly offset by a $182.0 million improvement in average selling prices. Increased raw material and energy costs resulted from higher feedstock prices. We also recorded $22.3 million in restructuring charges in connection with the integration of our flexible products division into our global urethane specialties division and cost reduction efforts at our Rozenburg, Netherlands site. Fixed production costs increased $24.0 million, primarily due to the $14 million impact of the strengthening of the euro against the U.S. dollar, increased pension costs of $6.0 million, and a $1.3 million impact resulting from a movement in inventory levels. SG&A costs also increased $6.0 million due to a $12.4 million adverse foreign exchange impact, partly offset by $6.0 million in cost savings.

Performance Products

        For the nine months ended September 30, 2003, Performance Products revenues increased by $126.2 million, or 11%, to $1,267.0 million from $1,140.8 million for the same period in 2002. This increase was primarily the result of higher average selling prices in almost all of our operations and volume gains in performance chemicals, ethanolamines, LAB and ethylene glycol. The selling price increases were positively impacted by the effect of the stronger euro and Australian dollar versus the U.S. dollar. Performance chemicals revenues increased 9% on a 4% decrease in volumes and a 14% increase in average selling prices in response to higher feedstock prices. LAB revenues increased 5% as volumes rose by 12%, due principally to changes in offtake from a major customer, while prices fell by 6% reflecting weaker market conditions. Ethanolamines revenues increased by 9% as volumes increased 3% while average selling prices rose 14%, reflecting higher ethylene prices and improved market conditions. Surfactants revenues increased 5% as selling prices increased 9% mainly due to exchange effects of non-U.S. dollar sales, while sales volumes fell by 4% as low margin business was surrendered. MAn revenues were 18% lower in the 2003 period, in part as a result of a higher level of maleic catalyst sales in the 2002 period. Ethylene glycol revenues increased 62% and volumes increased 9% due to strong demand, particularly in Asia, and selling prices increased 37% in response to higher feedstock prices and strong market conditions.

        For the nine months ended September 30, 2003, Performance Products segment EBITDA decreased by $63.8 million from $154.2 million for the nine months ended September 30, 2002 to $90.4 million as higher raw material costs were only partially offset by higher average selling prices. Segment EBITDA also decreased as a result of a $20.1 million restructuring charge recorded in the second quarter 2003 as we announced the closure of certain production units at our Whitehaven, UK surfactants facility as part of a continuing review of our European operations. Manufacturing and SG&A costs rose due to adverse currency movements of approximately $17 million, although in local currency terms, costs remained relatively constant with higher insurance and other costs offset by the impact of our cost reduction initiatives.

Polymers

        For the nine months ended September 30, 2003, Polymers revenues increased by $138.6 million, or 20%, to $847.6 million from $709.0 million in the 2002 period. The increase was due to higher average selling prices and higher overall sales volumes. Average selling prices increased primarily in response to higher underlying feedstock and raw material costs. Sales volumes increased largely as a result of higher propane sales, a byproduct of our olefins production. Polyethylene sales revenue increased by 18%, with average selling prices up 20% and sales volumes down 2% due to sluggish demand.

Polypropylene sales revenue increased by 10%, with average sales prices up 12% and sales volumes down 2%, primarily due to the shutdown of one of our polypropylene lines at our Odessa, Texas facility in 2002. APAO sales revenue increased by 31%, with average selling prices up 5% and sales volumes up 25% due to increased export sales and stronger roofing demand. Sales revenue for our Australian styrenics operations increased by 23%, with average selling prices up 17%, primarily due to the stronger Australian dollar versus the U.S. dollar and sales volumes up 5%.

        For the nine months ended September 30, 2003, Polymers segment EBITDA decreased by $7.1 million, or 12%, to $54.0 million from $61.1 million in the same period in 2002. Lower segment EBITDA was primarily due to higher raw material and energy prices of $127.1 million, higher fixed manufacturing costs of $13.0 million and lower sales volumes which reduced EBITDA by $1.1 million, partially offset by higher average selling prices of $136.1 million.

Pigments

        For the nine months ended September 30, 2003, Pigments revenues increased by $83.3 million, or 12%, to $752.5 million from $669.2 million in 2002. Sales volume decreased by 2% and average selling prices increased by 15%, of which 9% was due to favorable currency movements. Sales volumes in Europe and North America decreased by 2% and 5%, respectively, compared to the same period in 2002 and sales volumes in Asia increased by 2% compared to the same period in 2002. Underlying average selling prices increased by 6%, 7% and 4% in Europe, Asia and North America, respectively, due to price increases implemented during the period in response to favorable industry supply-demand conditions that existed in the periods leading up to second quarter 2003.

        For the nine months ended September 30, 2003, Pigments segment EBITDA increased by $42.2 million, to $87.4 million from $45.2 million for the same period in 2002. Increased segment EBITDA is due primarily to a $98.4 million increase in average selling prices, partially offset by $6.2 million of lower sales volumes and $44.3 million of increased manufacturing costs. Manufacturing costs increased mainly due to a $36.6 million unfavorable impact of foreign currency movements and an $8.4 million increase in pension and insurance charges, offset by savings from improvement initiatives. SG&A costs increased by $5.7 million, primarily due to $2.4 million of increased pension costs and $3.3 million of unfavorable foreign currency movements.

Base Chemicals

        For the nine months ended September 30, 2003, Base Chemicals revenues increased by $418.3 million, or 27%, to $1,954.2 from $1,535.9 million for the same period in 2002 due to price increases of $527.4 million and volume decreases amounting to $92.4 million. Price increases resulted from the partial pass through of increased raw material and energy costs of $447.4 million and the effect of foreign currency changes on sales prices denominated in non-U.S. currencies of $80.0 million. Volume decreases amounting to $49.2 million in olefins were caused by the impact of the turnaround at our Port Arthur facility in May 2003 and volume decreases amounting to $40.3 in aromatics were caused by increased internal consumption.

        For the nine months ended September 30, 2003, Base Chemical segment EBITDA of $57.8 million remained relatively unchanged from $56.8 million for the same period in 2002 as the increased sales prices mentioned above were almost entirely offset by higher raw material and energy costs, although our European operations were able to pass along more relative cost increases than our U.S. operations because of a stronger margin environment in Europe, particularly in the first six months of the year.

Corporate and Other

        Corporate and other items includes corporate overhead, loss on sale of accounts receivable and unallocated foreign exchange gains and losses. For the nine months ended September 30, 2003, segment EBITDA from corporate and other items increased by $57.3 million to $19.9 million from a loss of

$37.4 million for the same period in 2002. The increase was primarily due to reorganization costs of $15.5 million incurred in the 2002 period, loss on early extinguishment of debt of $6.7 million in the 2002 period and an increased minority interest loss of $57.5 million, partially offset by an increase in unallocated foreign exchange gains of $3.0 million. These unallocated foreign exchange gains and losses primarily resulted from movements in the foreign exchange rates used to translate intercompany balances to the functional currency at the end of the period.

        Loss on sale of accounts receivable increased by $19.7 million with a loss of $24.0 million in the nine months ended September 30, 2003 as compared to a loss of $4.3 million in the same period of 2002. Increased loss on sale of accounts receivable is primarily due to the impact of foreign currency movements on currency hedges required under the HIH securitization program, and due to an increase in the size of our securitization program effective October 2002. Other overhead costs were lower for the nine months ended September 30, 2003, with the exception of a $2.8 million asset write down.

Results of Operations for the Years Ended December 31, 2002, 2001 and 2000

        The following discussion includes all our consolidated subsidiaries as of December 31, 2002. For the years ended December 31, 2002, 2001 and 2000, our 60% investment in HIH is accounted for using the equity method of accounting. For the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, HCCA was accounted for using the equity method of accounting. Effective October 1, 2002, we acquired the remaining 50% interest in HCCA and its results are reflected on a consolidated basis from that date forward.

	Year ended December 31,
	2002	2001	2000
	(Dollars in Millions)
Revenues	$2,661.0	$2,757.4	$3,325.7
Cost of goods sold	2,421.0	2,666.6	3,197.0

Gross profit	240.0	90.8	128.7
Expenses of selling, general and administrative, research and development and other operating	174.7	211.7	207.4
Restructuring and plant closing costs	(1.0)	588.5	—

Operating income (loss)	66.3	(709.4)	(78.7)
Interest expense, net	(192.7)	(239.3)	(208.6)
Loss on sale of accounts receivable	—	(5.9)	(9.4)
Other income (expense)	(7.6)	0.6	25.7
Equity in income (losses) of investment in unconsolidated affiliates	(31.1)	(86.8)	50.1

Loss before income taxes and minority interest	(165.1)	(1,040.8)	(220.9)
Income tax (expense) benefit	(8.5)	184.9	81.2
Minority interest in subsidiaries	(28.8)	13.1	1.1
Cumulative effect of accounting change	169.7	0.1	—

Net loss	$(32.7)	$(842.7)	$(138.6)

Net loss	$(32.7)	$(842.7)	$(138.6)
Interest expense, net	192.7	239.3	208.6
Income tax (benefit) expense	8.5	(184.9)	(81.2)
Cumulative effect of accounting change	(169.7)	(0.1)	—
Depreciation and amortization	152.7	197.5	200.3

EBITDA(1)	$151.5	$(590.9)	$189.1

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization. EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

        Included in EBITDA are the following items of income (expense):

	2002	2001	2000
Foreign exchange gains—unallocated	(0.3)	—	—
Gain (loss) on sale of accounts receivable	—	(5.9)	(9.4)
Restructuring and reorganization:
Performance Products	4.3	59.0	—
Polymers	(5.3)	525.4	—
Corporate	18.6	10.4	—

Total restructuring and reorganization	17.6	594.8	—

Year ended December 31, 2002 Compared to Year ended December 31, 2001

        In 2002 we had a net loss of $32.7 million on revenues of $2,661.0 million, compared to a net loss of $842.7 million on revenues of $2,757.4 million for 2001. The decrease of $810.0 million in net loss was the result of the following items:

  •
  Net sales decreased $96.4 million or 3% to $2,661.0 million for 2002 from $2,757.4 million for 2001. The decrease was attributable to reduced revenues in the Performance Products and Base Chemicals segments partially offset by higher revenues for Polymers. The increase in Polymers revenues was primarily due to the inclusion of the fourth quarter results of our Australian styrenics operations. Prior to the fourth quarter of 2002, these results were reported under the equity method of accounting. Lower average selling prices were experienced by all business segments. Lower sales volumes for Polymers were partially offset by higher sales volumes for Base Chemicals and Performance Products. Lower sales volumes in the Polymers business segment were primarily due to the permanent closure of our styrene plant in Odessa, Texas in 2001, which resulted in a $40.8 million decrease in revenues for the year ended December 31, 2002 as compared with the same period in 2001.

  •
  Gross profit increased $149.2 million to $240.0 million for 2002 from $90.8 million for 2001. The increase was attributable to improved gross profit for the Performance Products and Polymers business segments, partially offset by reduced gross profit for the Base Chemicals segment. Performance Products and Polymers margins improved as declining raw material prices outpaced the decline in average selling prices, and fixed costs decreased due to our cost reduction program. In the Base Chemicals segment average selling prices declined more rapidly than raw material prices, but the decline was partially offset by lower fixed costs due to our cost reduction program. In addition, depreciation expense in the 2002 period was lower due to a reduction in depreciable basis as a result of our cost rationalization program and the impairment charges taken in 2001.

  •
  Selling, general, administrative, research and development expenses decreased $37.0 million to $174.7 million for 2002 compared to $211.7 million for the previous year. This decrease was primarily due to lower information and technology costs, lower legal expenses and savings due to our cost reduction program. This decrease was also due to $8.6 million in additional write-offs of accounts receivable balances in 2001 as compared with 2002.

  •
  During 2001, we incurred restructuring, plant closing and asset impairment charges of $588.5 million as we closed certain manufacturing facilities and eliminated certain operating, sales and administrative positions. These charges were revised downward during 2002 by $5.3 million, and additional charges of $4.3 million were recorded in 2002 in relation to curtailed production at our Port Neches, Texas and Guelph, Canada operations.

  •
  Other expense for 2002 increased by $8.2 million to $7.6 million from income of $0.6 million for 2001. The increase in expense was primarily due to increased loss on extinguishment of long-term debt, loss on sale of non-qualified plan assets and loss on the exchangeable preferred stock, partially offset by income recorded in 2001 that related to insurance settlements and dividends on exchangeable preferred stock held in NOVA Chemicals Corporation.

  •
  Equity in losses of unconsolidated affiliates decreased by $55.7 million to $31.1 million in 2002 from $86.8 million in 2001. This decrease was primarily due to our 60% ownership of HIH, and HIH's improved results in 2002 as compared to 2001.

  •
  Net interest expense for 2002 decreased by $46.6 million to $192.7 million from $239.3 million for 2001. The decrease was primarily due to the restructuring of debt in September 2002, partially offset by an unfavorable impact from adjusting interest rate instruments to fair value in accordance with SFAS No. 133.

  •
  Loss on sale of accounts receivables of $5.9 million was recognized in 2001 resulting from the accounts receivable securitization program that was discontinued in December of 2001.

  •
  Income tax benefit decreased by $193.4 million to a charge of $8.5 million for the year ended December 31, 2002 as compared to a $184.9 million tax benefit for 2001. No tax benefit has been recorded in 2002 because we have determined not to increase our tax benefit beyond the amount valued at December 31, 2001. The $8.5 million charge that was recorded in the year ended December 31, 2002 was primarily interest expense related to the settlement of federal income taxes for certain prior years.

        The following table sets forth sales and segment EBITDA for each of our operating segments:

	Year ended December 31,
	2002	2001
	(Dollars in Millions)
Revenues
Performance Products	$1,028.2	$1,077.6
Polymers	840.2	820.6
Base Chemicals	996.2	1,051.3
Eliminations	(203.6)	(192.1)

Total	$2,661.0	$2,757.4

Segment EBITDA
Performance Products	$160.1	$127.7
Polymers	82.5	(561.4)
Base chemicals	44.7	63.1
Corporate	(135.8)	(220.3)

Total	$151.2	$(590.9)

Performance Products

        For the year ended December 31, 2002, Performance Products revenues decreased by $49.4 million to $1,028.2 million from $1,077.6 million in 2001. This decrease was primarily the result of lower revenues in our LAB and amines operations. LAB product revenue decreased by 20% due to lower volumes of 12%, coupled with pricing declines of 9%. These decreases were the result of product substitution into lower priced alternatives. Amines chemicals sales revenue decreased by 4% due to an 8% decrease in volumes partially offset by 4% increase in average selling prices. The increase in average selling prices was due primarily to proactive product and customer mix rationalization efforts.

MAn sales revenue increased by 9% as compared to the same period in 2001. MAn sales prices increased by 7% due to increased sales of higher priced maleic catalyst.

        For the year ended December 31, 2002, Performance Products segment EBITDA increased by $32.4 million, or 25%, to $160.1 million from $127.7 million for 2001. Increased segment income resulted from lower ethylene-based feedstock costs, higher sales volumes and fixed cost savings resulting from our cost reduction program. The $32.4 million increase in segment EBITDA is net of $33.6 million received in 2001 from business interruption insurance proceeds relating to a loss sustained in connection with the outage of our EO unit in December of 2000.

Polymers

        For the year ended December 31, 2002, Polymers revenues increased by $19.6 million to $840.2 million from $820.6 million in 2001. The major factor contributing to the increase in Polymers revenues was the inclusion of the fourth quarter results of our Australian styrenics operations in 2002 which resulted in an increase of $35.7 million of revenues. Prior to the fourth quarter 2002, these results were reported under the equity method of accounting. Offsetting this increase, we had lower sales revenues due to the permanent closure of our Odessa, Texas styrene plant which resulted in a reduction in sales revenue of $40.8 million. Changes in U.S. sales revenues are as follows: Olefins sales revenue decreased by 19%, with volumes down 12% due primarily to lower propane sales resulting from a change in feedstock mix, while average selling prices decreased by 7% due to declining underlying raw material and energy prices. Polyethylene sales revenue increased by 2%, with volumes up by 10% on stronger demand. Increased polyethylene sales volumes were partially offset by a decrease in average selling prices of 7%. Polypropylene sales revenue increased by 10%, with volumes up 7% due to a tighter supply/demand balance and concentrated buying associated with the discontinuation of certain polypropylene products from our Odessa facility. EPS revenue increased 5%, with volumes up by 10% due to a tighter supply/demand balance, partially offset by a decrease in average selling prices of 3%.

        For the year ended December 31, 2002, Polymers segment EBITDA increased by $643.9 million to 82.5 million from an EBITDA loss of $561.4 million for 2001. The increase in segment EBITDA was primarily due to a $527.0 million restructuring and plant closing charge recorded in the 2001 period and improved market fundamentals in 2002 allowing some margin expansion from earlier trough conditions, coupled with the benefits of our fixed cost reductions and elimination of certain non-competitive assets.

Base Chemicals

        For the year ended December 31, 2002, Base Chemicals revenues decreased $55.1 million to $996.2 million from $1,051.3 million. Olefins sales revenue decreased by 10%, partly due to volume decreases of 1%, but primarily because average selling prices decreased by 10% in line with loosening operating rates in the industry and generally declining raw material costs. Benzene sales revenue decreased by 6% as compared to 2001. Benzene sales volumes decreased by 15% due to a lack of available feedstock. Benzene average selling prices increased by 11%. Cyclohexane sales revenue increased by 45% as compared to 2001. Cyclohexane sales volumes increased by 37% due to tightening market conditions resulting from steady demand. Cyclohexane average selling prices increased by 7%. Butadiene sales volumes increased by 4% due to increased feedstock availability, while average selling prices decreased by 5%. MTBE sales volumes increased by 5% as a result of tightening market conditions due to steady demand, while average selling prices decreased by 7%.

        For the year ended December 31, 2002, Base Chemicals segment EBITDA decreased $18.4 million to $44.7 million from $63.1 million for the same period of 2001. The decrease was primarily due to declines in average selling prices outpacing decreases in raw material prices for most Base Chemical products, partially offset by cost savings resulting from our cost reduction program and increased demand for cyclohexane and MTBE. In the fourth quarter 2002, raw material prices increased significantly as a result of the crude oil shortage caused by the strike in Venezuela and the uncertainty regarding war with Iraq. In addition, higher natural gas prices were experienced in the fourth quarter of 2002 due to the unusually cold start to the winter heating season.

Corporate and Other

        The EBITDA of corporate and other expense for 2002 increased by $84.5 million to an EBITDA loss of $135.8 million from an EBITDA loss of $220.3 million for 2001. The increase was due to a $61.5 million restructuring charge recorded in the 2001 period, a $5.6 million increase in loss on extinguishment of long-term debt, a decrease in equity losses of $35.3 due to reduced losses of HIH, and reductions in corporate overhead expenses resulting from our cost reduction program. Additionally, we had $8.6 million in additional write-offs of accounts receivable balances in 2001 as compared with 2002 which resulted in lower corporate and other costs in 2002.

Year ended December 31, 2001 Compared to Year ended December 31, 2000

        In 2001 we had a net loss of $842.7 million on revenues of $2,757.4 million, compared to a net loss of $138.6 million on revenues of $3,325.7 million for 2000. The increase of $704.1 million in net loss was the result of the following items:

  •
  Net sales decreased $568.3 million or 17% to $2,757.4 million for 2001 from $3,325.7 million for 2000. The decrease was attributable to reduced revenues in all business segments due to lower sales volumes as well as lower average selling prices for Base Chemicals and Polymers, lower volumes for Performance Products, partially offset by higher average selling prices for Performance Products.

  •
  Gross profit decreased $37.9 million to $90.8 million for 2001 from $128.7 million for 2000. This decrease was attributable to declines in gross profit in the Base Chemicals and Polymer Products business segments that were partially offset by an increase in gross profit in the Performance Products business segment.

  •
  Selling, general, administrative, research and development expenses increased $4.3 million to $211.7 million for 2001 compared to $207.4 million for the previous year. This increase was due to the write-off of certain accounts receivable balances partially offset by savings due to our cost reduction program.

  •
  During 2001, we incurred non-recurring restructuring, plant closing and asset impairment charges of $588.5 million as we closed certain manufacturing facilities and eliminated certain sales and administrative positions. For more information, see "—North American Cost Rationalization Program and Impairment Charge" above.

  •
  Net interest expense for 2001 increased by $30.7 million to $239.3 million from $208.6 million for 2001. The increase was primarily due to default interest rates in 2001 and an unfavorable impact from adjusting interest rate instruments to fair value in accordance with SFAS No.133.

  •
  Loss on sale of accounts receivables decreased $3.5 million to $5.9 million for 2001 compared to $9.4 million for 2000. This decrease was primarily due to the decrease in sales and reduced proceeds from the accounts receivable securitization program that was discontinued in December of 2001.

  •
  Other income for 2001 decreased by $25.1 million to $0.6 million from $25.7 million for 2000. The decrease was primarily related to income recorded in 2000 that related to dividends received on exchangeable preferred stock held in NOVA Chemicals Corporation, in addition to the sale of the Woodbury, New Jersey site and due to gain associated with the sale of corporate aircraft.

  •
  Equity in income of unconsolidated affiliates decreased by $136.9 million to a loss of $86.8 from income of $50.1. This decrease was primarily due to our 60% ownership of HIH, and HIH's decline in profits from 2000 to 2001.

  •
  Income tax benefit increased by $103.7 million to $184.9 million for 2001 as compared to a $81.2 million for 2000. The increase was due to higher losses in 2001.

        The following table sets for the sales and segment EBITDA for each of our operating segments:

	Year ended December 31,
	2001	2000
	(Dollars in Millions)
Revenues
Performance Products	$1,077.6	$1,199.2
Polymers	820.6	1,015.1
Base Chemicals	1,051.3	1,478.5
Eliminations	(192.1)	(367.1)

Total	$2,757.4	$3,325.7

Segment EBITDA
Performance Products	$127.7	$78.4
Polymers	(561.4)	2.4
Base Chemicals	63.1	104.5
Corporate	(220.3)	3.8

Total	$(590.9)	$189.1

Performance Products

        Performance Products revenues decreased $121.6 million, or 10%, primarily due to decreased sales volumes in the 2001 period, partially offset by higher overall average selling prices. Lower sales volumes of glycols, surfactants, LAB and ethanolamines products were partially offset by higher sales volumes of performance chemicals. Lower sales volumes for glycols were due to the EO unit outages and an overall softening in demand. In December of 2000, the smallest and oldest of these EO units was severely damaged and was shutdown for the entire year. A second intermediate-sized EO unit was also damaged and was shutdown through August 2001. Higher average selling prices for MAn, ethanolamines, LAB, and surfactants were partially offset by lower average selling prices for glycols and performance chemicals. The higher average selling prices for MAn were due to additional sales volumes of maleic catalyst, while higher average selling prices for ethanolamines and surfactants were attributable to improved product mix. Lower average selling prices for glycols were due to the weakening U.S. economy and continued industry over-capacity.

        Segment EBITDA in Performance Products increased $49.3 million to $127.7 million for 2001 from $78.4 million for 2000. Increases in segment EBITDA for the surfactants, MAn, and ethanolamines product lines were partially offset by decreases in segment EBITDA for the performance chemicals and LAB product lines. These increases in segment EBITDA were due to increased sales of maleic catalyst, increased maleic catalyst licensing income and improved margins in the surfactants and ethanolamines product lines attributable to improved product mix and lower raw material costs, primarily due to lower underlying ethylene prices. Offsetting these increases was a decline in volumes discussed above caused by weak demand and an increased tariff on export sales of ethanolamines into Europe. Reduced EO and glycols production resulting from the outages at our EO manufacturing facility, was partially offset by a non-recurring gain of approximately $33 million related to a recovery for business interruption under our insurance coverage related to such outages.

Polymers

        Polymers revenues decreased $194.5 million, or 19% due to a decline in average selling prices and sales volumes for all product lines. The lower sales volumes and prices were attributable to weak demand in oversupplied markets. Lower net sales were also the result of the closure of our Odessa, Texas styrene production facility that occurred during the period.

        Segment EBITDA in Polymers decreased $563.8 million to an EBITDA loss of $561.4 million for 2001 from EBITDA of $2.4 million for 2000. This decrease was due primarily to $527.0 million restructuring and plant closing charges recorded in the 2001 period and weaker margins caused by lower average selling prices partially offset by lower raw material costs.

Base Chemicals

        Base Chemicals revenues decreased $427.2 million, or 29%. Lower revenues were attributable to lower sales volumes for the Company's primary olefins, namely ethylene and propylene, as well as its butadiene, MTBE, cyclohexane and benzene products. Lower sales volumes were due to an overall softening in demand as compared to the prior year as customers reduced inventories in response to weaker domestic consumption of chemical derivative products and reduced export demand. In addition, the outages of certain of the Company's EO manufacturing facilities resulted in reduced internal demand for ethylene (see Performance Products above). Average selling prices declined primarily attributable to lower industry operating rates resulting from reduced demand as well as additional industry production capacity as the industry in general felt the effects of destocking efforts widely spread among customers.

        Base Chemicals segment EBITDA decreased $41.4 million to $63.1 million for 2001 from $104.5 million for 2000. The decrease was primarily due to a decline in volumes as well as lower margins resulting from lower selling prices and higher natural gas costs, particularly in the first quarter of 2001. Lower volumes and weaker margins were caused by trough conditions that persisted within Base Chemicals throughout the year.

Corporate and Other

        The EBITDA of corporate and other expense for 2001 decreased by $224.1 million to an EBITDA loss of $220.3 million from EBITDA of $3.8 million for 2000. During 2001, we incurred a $61.5 million restructuring charge, we increased bad debt reserves by $9.8 million, environmental reserves by $8.0 million and incurred $6.3 million in costs associated with the restructuring of our debt. In addition, our equity income (loss) decreased $125.6 million due to an increase in losses of HIH.

Liquidity and Capital Resources

Cash

        Net cash used in operating activities for the nine months ended September 30, 2003 was $27.5 million. The use is primarily attributable to a net loss during such period as explained above in "—Results of Operations—Nine Months Ended September 30, 2003 (Pro Forma—Consolidated Group) Compared to Nine Months Ended September 30, 2002 (Pro Forma—Consolidated Group)" in addition to an increased investment in net working capital.

        Net cash used in investing activities for the nine months ended September 30, 2003 was $129.1 million. Capital Expenditures for HIH for the nine months ended September 30, 2003 were

$95.7 million as compared to $134.7 million for the same period of 2002. This decrease in capital spending at HIH during the 2003 period was largely attributable to increased spending in the nine months ended September 30, 2002 in connection with the ICON modernization and expansion of our titanium dioxide manufacturing facility at Greatham, U.K. and the SAP project within our Pigments segment, both of which were completed in 2002. Capital Expenditures for our restricted group for the nine months ended September 30, 2003 were $64.6 million as compared to approximately $35.7 million for the same period in 2002. The increase was largely attributable to increased expenditures in connection with the scheduled turnaround and inspection of our Port Arthur, Texas olefins unit, spending on our North American SAP system and higher capital expenditures in line with normalized levels.

        Net cash provided by financing activities for the nine months ended September 30, 2003 was $162.7 million. Cash provided by financing activities is mainly a result of increased net revolver borrowings to fund operating cash needs as explained above in "—Results of Operations—Nine Months Ended September 30, 2003 (Pro Forma—Consolidated Group) Compared to Nine Months Ended September 30, 2002 (Pro Forma—Consolidated Group)." In addition, on September 30, 2003, we sold $380 million aggregate principal amount of the notes at a discount to yield 11 7/8% in a private offering. The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. On December 12, 2003 we sold an additional $75.4 million aggregate principal amount of the notes at a discount to yield 11.72%. A portion of the proceeds of this offering were used to repay $34.9 million on Term Loan A. Pro forma for the December 2003 Offering, the combined total repayment on Term Loan A included a prepayment of $164.9 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006.

Debt and Liquidity

        Because HIH is financed separately from our restricted group, its debt is non-recourse to our restricted group and it is not a guarantor of the notes, the following discussion of our debt and liquidity contains separate discussions with respect to our restricted group and HIH. We have included this disaggregated information because we believe it provides investors with material and meaningful information with respect to our liquidity position and debt obligations.

  Restricted Group

        As of September 30, 2003, our restricted group had $84.7 million of outstanding borrowings and approximately $14 million of outstanding letters of credit under our $275 million HLLC Revolving Facility and, at our restricted group, we had $27.9 million of cash on our balance sheet. Accordingly, as of September 30, 2003, at Huntsman LLC we had cash and unused borrowing capacity of approximately $204 million, subject to covenants under the HLLC Revolving Facility, including a $70 million minimum revolver availability covenant. As of September 30, 2003, we had outstanding variable rate borrowings of approximately $1.3 billion. The weighted average interest rate of these borrowings was 6.8%, not considering the effects of interest rate hedging activities. Interest rate margins under the HLLC Revolving Facility vary based on a pricing grid for euro currency loans from 2.75% to 3.50% per annum and for base rate loans from 1.75% to 2.50% per annum, depending on whether specified conditions have been satisfied. With respect to Term Loan A, the interest rate margin is 4.75% for euro currency loans. With respect to Term Loan B, the interest rate margin for euro currency loans increased 50 basis points on October 1, 2003 to 7.75%, and on January 1, 2004 by an additional 50 basis points to 8.25%. On April 1, 2004 and July 1, 2004 the interest rate margin for euro currency loans will increase by an additional 75 basis points up to a maximum of 9.75%.

        The HLLC Credit Facilities consist of the $275 million HLLC Revolving Facility maturing in 2006 and two term loan facilities maturing in 2007, Term Loan A initially in the amount of $938 million and Term Loan B initially in the amount of $450 million. Pro forma for the application of proceeds from the December 2003 Offering, the principal amount of Term Loan A is $606.2 million. On May 31, 2003, the principal amount of Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of Term Loan B was not repaid on May 31, 2003. The HLLC Revolving Facilities are secured by a first lien on substantially all the assets of the Company, Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty and our domestic restricted subsidiaries, which does not include HIH. The HLLC Term Facilities are secured by a second lien on substantially the same assets that secure the HLLC Revolving Facility. The HLLC Credit Facilities are also guaranteed by Huntsman Specialty Chemicals Holdings Corporation and Huntsman Specialty and by our domestic restricted subsidiaries (collectively, the "Guarantors"). Neither HIH nor HI are Guarantors.

        On September 30, 2003, we sold $380 million aggregate principal amount of the notes at a discount to yield 11 7/8% in a private offering. The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. On December 12, 2003 we sold an additional $75.4 million aggregate principal amount of the notes at a discount to yield 11.72%. The proceeds of this offering were used to repay $34.9 million on Term Loan A. Pro forma for the December 2003 Offering, the combined total repayment on Term Loan A included a prepayment of $164.9 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006.

        We intend to use $36.8 million of the net cash proceeds from the December 2003 Offering to redeem all the outstanding Huntsman Polymers Notes which are due in December 2004. The Huntsman Polymers Notes are callable at 100% of their aggregate principal amount at any time prior to December 2004. On December 12, 2003, we gave notice to the trustee under the indenture governing the Huntsman Polymers Notes of our intention to redeem such notes. The redemption of all the outstanding Huntsman Polymers Notes is expected to be completed on January 28, 2004. Until the redemption date for the Huntsman Polymers Notes, we have used $36.8 million of the net proceeds from the December 2003 Offering to temporarily reduce borrowings under the HLLC Revolving Facility. On the redemption date for the Huntsman Polymers Notes, we intend to reborrow $37.5 million under the HLLC Revolving Facility, which we will use to redeem all outstanding Huntsman Polymers Notes, including accrued interest, that are properly tendered for redemption. To the extent the aggregate amount necessary to redeem the Huntsman Polymer Notes is less than $36.8 million, such amount is required to be used to repay the Term Loan A under the HLLC Credit Facilities.

        The HLLC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC Credit Facilities as of September 30, 2003.

        On April 25, 2003, we entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, amended certain financial covenants through the fourth quarter of 2004. The fixed charge and debt to EBITDA covenants have been suspended from the second through fourth quarters of 2003 and a minimum revolver availability covenant of $70 million has been adopted through the first quarter 2004. Also, in connection with the amendment, we obtained a waiver from our senior secured lenders to permit a pledge of our equity to secure certain indebtedness issued by HMP. On May 20, 2003, we entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, modified provisions relating to certain mandatory repayments. On September 12, 2003 and on November 20, 2003 we entered into amendments to the HLLC Credit Facilities that, among other things, permitted us to issue the notes and to grant security in connection with the notes.

        We depend upon our revolving credit facility to provide liquidity for our operations and working capital needs. If difficult market conditions persist in our business segments because of continuing high raw material and energy costs or a weak global economic environment, we may need to seek additional amendments to certain covenants contained in the HLLC Credit Facilities. If necessary, we are confident, as in the past, that we will be able to amend such covenants to acceptable levels.

        Certain of our Australian subsidiaries maintain credit facilities that are non-recourse to our Company, and, in certain instances, our Australian subsidiaries are not in compliance with covenants contained in these credit facilities. HCCA, one of our Australian subsidiaries, failed to make its semiannual scheduled amortization payment of A$5 million (approximately $3.4 million) due in July 2003 under its term facility. The subsidiary obtained a waiver through January 31, 2004. Cash flows generated by HCCA will likely not be sufficient to meet its next scheduled amortization payment of A$10 million (approximately $7 million) due in January 2004. The outstanding debt balances of our Australian subsidiaries have been classified in current portion of long-term debt. Management of our Australian subsidiaries continues their efforts to renegotiate the terms of such facilities.

  HIH

        As of September 30, 2003, HIH had $199.0 million of outstanding borrowings and approximately $6.5 million of outstanding letters of credit under HI's $400.0 million revolving credit facility which matures in June 2005, and HIH had $81.1 million in cash balances on the balance sheet. HIH also maintains $25 million of short-term overdraft facilities, of which approximately $21 million was available at September 30, 2003. As part of a refinancing that was completed on October 22, 2003 as described below, approximately $53 million was repaid against HI's revolving credit facility. Cash plus unused borrowing capacity as of September 30, 2003 was approximately $297 million, or approximately $350 million pro forma after giving effect to the October 22, 2003 refinancing.

        As of September 30, 2003, HIH had outstanding variable rate borrowings of approximately $1.4 billion and the weighted average interest rate of these borrowings was approximately 5.3%. These rates do not consider the effects of interest rate hedging activities. Interest rate margins under the HI Credit Facilities vary based on a pricing grid for eurocurrency loans from 1.50% to 4.50% per annum and for base rate loans from 0.25% to 3.25% per annum, depending on the loan facility and whether specified conditions have been satisfied. Effective November 15, 2003, the interest rates applicable to its term B and term C loans increased by 0.25%.

        HIH depends upon the HI Credit Facilities to provide liquidity for its operations and working capital needs. On October 17, 2003, HI amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. These changes to the financial covenants apply to the quarterly period ended September 30, 2003 and will continue through the quarterly period ended December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which HI completed on October 22, 2003. The net proceeds of the additional term B and term C loans were applied to pay down HI's revolving loan facility by approximately $53 million and to repay, in full, HI's term A loan. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

        As a result of the recent refinancing of HI's term loan A, HIH does not have scheduled term debt maturities under the HI Credit Facilities until the second quarter 2005. In each of 2005 and 2006, scheduled term debt maturities under the HI Credit Facilities are approximately $12 million per annum. HI's $400 million revolving credit facility matures in June of 2005. HIH anticipates addressing the maturity of this facility within the next 6 to 9 months.

        HIH also depends upon its accounts receivable securitization program to meet a significant portion of its ongoing liquidity needs. The securitization program consists of an annually committed $125 million commercial paper facility which was renewed in October 2003 and a medium term note facility. As of September 30, 2003, the program had outstanding approximately $188 million in medium term notes and $110 million in commercial paper. If at future renewal dates, the commercial paper facility provider determined that it was unwilling to renew the $125 million commercial paper facility, in whole or in part, such determination could have a negative impact on HIH's liquidity. Over a calendar year, HIH expects to obtain liquidity resources of between $270 million and $310 million from the receivables program. If at any time HIH is unable to sell sufficient receivables into the program to support the volume of commercial paper and medium term notes issued under the program, it could be required to inject cash into the program as collateral. Depending on the circumstances and timing, the requirement to provide cash collateral to the program could have a negative effect on HIH's liquidity.

  Short-term and Long-term Liquidity

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course. Except as noted above regarding our non-recourse Australian credit facilities, we believe that we are currently in compliance with the covenants contained in the agreements governing all of our other debt obligations. We review our financial covenants on a regular basis and will seek amendments to such covenants if necessary.

Certain Credit Support Issues

        HIH and HI, which are unrestricted subsidiaries, have not guaranteed or provided any other credit support to our restricted group's obligations under the HLLC Credit Facilities, the HLLC Notes, the notes, or the Huntsman Polymers Notes, and Huntsman LLC has not guaranteed or provided any other credit support to the obligations of HI under the HI Credit Facilities, or to the obligations of HI and HIH under their outstanding high-yield notes. Because of restrictions contained in the financing arrangements of HIH and HI, these subsidiaries are presently unable to make any "restricted payments" to our Company, including dividends, distributions or other payments in respect of equity interests or payments to purchase, redeem or otherwise acquire or retire for value any of their equity interests, subject to exceptions contained in such financing arrangements. Events of default under the HI Credit Facilities, or under the high-yield notes of HIH and HI or the exercise of any remedy by the lenders thereunder will not cause any cross-defaults or cross-accelerations under the HLLC Credit Facilities, the HLLC Notes, the notes or the Huntsman Polymers Notes. Additionally, any events of default under the HLLC Credit Facilities, the HLLC Notes, the notes or the Huntsman Polymers Notes or the exercise of any remedy by the lenders thereunder will not cause any cross- defaults or cross-accelerations under the outstanding high-yield notes of HIH or HI or the HI Credit Facilities, except insofar as foreclosure on the stock of Huntsman Specialty Chemical Holdings Corporation, the stock of Huntsman Specialty or the HIH Membership Interests pledged to secure our obligations under the HLLC Credit Facilities or the notes, would constitute a "change of control" and an event of default under the HI Credit Facilities and would give certain put rights to the holders of the high-yield notes of HI or HIH.

        On May 9, 2003, HMP issued 15% senior secured discount notes due 2008 with an accreted value of $423 million. Interest is paid in kind. The HMP Senior Discount Notes are secured by a first priority lien on the HIH B Notes acquired by HMP in connection with the HIH Consolidation Transaction, the 10% direct and 30% indirect equity interests held by HMP in HIH, HMP's common stock outstanding as of May 9, 2003, and HMP's 100% equity interest in the Company. For more information, see

"Prospectus Summary—Our History—HIH Consolidation Transaction" above. A payment default under the HMP Senior Discount Notes or any other default that would permit the holders to accelerate the unpaid balance thereunder would also constitute a default under the HLLC Credit Facilities. Foreclosure on the stock of HMP or the equity interest in the Company would constitute a "change of control" and an event of default under the HLLC Credit Facilities and the HI Credit Facilities, and would give certain put rights to the holders of the HLLC Notes, the notes, and the high-yield notes of HI and HIH.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt, lease agreements and other contractual commitments on a pro forma basis as of December 31, 2002 are summarized below (in millions):

	Less than 1 year	1-3 Years	4-5 Years	After 5 Years	Total
Long-term debt	$105.6	$508.0	$1,852.5	$2,716.2	$5,182.3
Capital lease obligations	2.1	4.1	4.4	7.7	18.3
Operating leases	48.8	71.6	46.3	119.8	286.5
Purchase commitments(1)	933.7	1,568.6	176.9	348.9	3,028.1

Total	$1,090.2	$2,152.3	$2,080.1	$3,192.6	$8,515.2

(1)
We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2003. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our current pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. These contracts approximate $50 million annually through 2005, decreasing to $43 million through 2015, and are included in the table above. We believe that all of our purchase obligations will be utilized in our normal operations.

Restructuring and Plant Closing Costs

        As of December 31, 2002, we had a reserve of $7.8 million for restructuring and plant closing costs recorded in accrued liabilities. This reserve consisted of $4.3 million related to the closure of certain units at our Jefferson County, Texas and Canadian plants, primarily in the Performance Products segment (representing accrued severance and shutdown costs), and $3.5 million related primarily to restructuring in the Polymers segment (representing accrued shutdown costs). As of December 31, 2002, HIH had a restructuring and plant closing cost reserve of $7.1 million related to the closure of the Polyurethanes segment's Shepton Mallet, U.K. manufacturing facility recorded in accrued liabilities, all of which was related to work force reductions. During the nine months ended September 30, 2003, we made cash payments of $20.1 million relating to these charges, of which $17.7 million is associated with HIH. With the consolidation of HIH into our Company, we have a remaining reserve of $26.8 million for these charges as of September 30, 2003.

        In the second quarter 2003, a charge of $0.9 million was recorded in our Polymers segment. The charge related to the write-off of certain assets associated with our specialty expandable polystyrene product line.

        On March 11, 2003, prior to its consolidation into our Company, HIH announced that, in its Polyurethanes segment, it is integrating its global flexible products division into its urethane specialties division, and it recorded a charge of $17.1 million in the first quarter 2003 for workforce reductions. In June 2003, the Polyurethanes segment announced a further restructuring at its Rozenburg, Netherlands site. The charge for this restructuring is estimated to total approximately $10.4 million and will be recorded through December 2005. During the second and third quarters of 2003 respectively, charges of $1.4 million and $3.7 million were taken for workforce reductions relating to this restructuring. HIH made cash payments of $0.8 million, $5.6 million and $4.5 million in the first, second and third quarters of 2003, respectively, related to these restructuring activities. The unpaid reserve remains in accrued liabilities.

        In June 2003, HIH announced that its Performance Products segment would close a number of plants at our Whitehaven, UK facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. We made cash payments of $1.6 million and $0.3 million in the second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        In August 2003, HIH announced restructuring activities related to workforce reductions in the Malaysian operations of its Pigments segment and recorded a charge of $1.1 million. The total of the charges for this restructuring is estimated to be approximately $2.3 million and will be recorded through June 2005. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. During the third quarter 2003, we made cash payments of $0.5 million related to this restructuring. The unpaid reserve remains in accrued liabilities.

        As of September 30, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	Huntsman LLC accrued liabilities as of December 31, 2002	HIH charges prior to May 1, 2003(1)	2003 charge	Non-cash portion	Cash payments	Accrued liabilities as of September 30, 2003
Huntsman LLC
Property, plant and equipment	0.1	—	0.9	(0.9)	(0.1)	—
Demolition and decommissioning	3.3	—	—	—	(0.4)	2.9
Non-cancelable lease costs	0.6	—			(0.2)	0.4
Workforce reductions	3.8	—	—	—	(1.7)	2.1
Other	—	—	—	—	—	—

	7.8	—	0.9	(0.9)	(2.4)	5.4

Huntsman International
Property, plant and equipment	$—	$—	$11.4	$(11.4)	$—	$—
Workforce reductions	—	24.2	14.9	—	(17.7)	21.4

	—	24.2	26.3	(11.4)	(17.7)	21.4

Total	$7.8	$24.2	$27.2	$(12.3)	$(20.1)	$26.8

(1)
Prior to May 1, 2003, Huntsman LLC's investment in HIH was recorded on the equity method. Effective May, 1, 2003, HIH is recorded as a consolidated subsidiary. Workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $17.1 million charge recorded in the first quarter of 2003.

Off-Balance Sheet Arrangements

        HIH, through HI, maintains a securitization program arranged by JP Morgan which commenced on December 21, 2000, under which certain trade receivables are transferred to a qualified special-purpose off-balance-sheet entity through December 2005. This entity is not an affiliate of our Company. The acquisitions of these receivables by the entity are financed through the issuance of commercial paper and/or medium term notes ("MTNs"). The securitization program is an important source of liquidity to HIH.

        A portion of the MTNs is denominated in euros and is subject to fluctuation in currency rates against the U.S. dollar. The total outstanding balance of MTNs is approximately $188 million as of September 30, 2003. In addition to MTNs, the special purpose vehicle also maintains an annual commitment to issue commercial paper of up to $125 million. As of September 30, 2003, the total outstanding balance of commercial paper was approximately $110 million. Subject to the annual seasonality of our accounts receivable, we estimate that the total net proceeds from the facility may range between $270 million to $310 million at certain periods during a calendar year. As of September 30, 2003, the special-purpose entity had total assets (consisting of cash and accounts receivable) of approximately $422 million, and $188 million of MTNs and $110 million of commercial paper outstanding. The weighted average interest rates on the MTNs and commercial paper was approximately 2.1% as of September 30, 2003.

        During the nine months ended September 30, 2003, HI sold approximately $3,085 million in receivables and received $3,144 in proceeds. We recorded $24.0 million as a loss on receivables for the nine months ended September 30, 2003. A substantial portion of the loss resulted from losses in foreign exchange on foreign receivables as well as from foreign exchange contracts associated with the program. In accordance with the agreements governing the securitization program, an unconsolidated special purpose entity enters into certain foreign exchange forward contracts for periods aligned with the average maturity of receivables sold into the program. In addition to foreign exchange gains and losses on foreign receivables sold into the program, the periodic gains and losses associated with such contracts are also recorded by our Company as part of the gain or loss on sale of receivables.

        The HI Credit Facilities require a mandatory prepayment to the extent that proceeds from the securitization facility exceed $310 million. To date, proceeds from the securitization program have not exceeded this limit.

Investing Activities

        Capital expenditures for the nine months ended September 30, 2003 were $128.4 million, an increase of approximately $92.7 million as compared to $35.7 million in comparable period in 2002. The increase is largely due to the inclusion of HIH capital expenditures from May 2003, due to the HIH Consolidated Transaction. Huntsman LLC capital expenditures, excluding HIH, were $64.6 million and $35.7 million for the nine months ended September 30, 2003 and 2002, respectively. HIH capital expenditures were $95.7 million and $134.7 million for the nine months ended September 30, 2003 and 2002, respectively.

        On a pro forma basis for the HIH Consolidation Transaction, capital expenditures for the nine months ended September 30, 2003 were $160.3 million, a decrease of approximately $10.1 million as compared to $170.4 million in comparable period in 2002. The decrease results from the net impact of increases in spending in connection with the scheduled turnaround and inspection of our Port Arthur, Texas olefins unit, our North American SAP system and higher capital expenditures in our North American operations and decreases largely attributable to expenditures in connection with the ICON 2 modernization and expansion of our titanium dioxide manufacturing facility at Greatham, U.K. and the SAP project in our Pigments segment, both of which were completed in 2002. We expect to spend between approximately $240 million and $260 million during 2003 on capital projects and investments, including our investments in our Chinese MDI joint ventures. Huntsman LLC, excluding HIH, expects to spend approximately $90 million and HIH expects to spend between $150 million and $170 million. During 2003, we have made our initial contributions of approximately $12 million in the Chinese MDI joint venture and expect to contribute up to a total of approximately $85 million over the next several years.

        In connection with our agreements with our Rubicon and Louisiana Pigment joint ventures, we are obligated to fund our proportionate share of capital expenditures. During the nine months ended September 30, 2003 and 2002, we invested $2.2 million and $2.4 million, respectively, in Rubicon. During the nine months ended September 30, 2003 and 2002, we received $2.1 million and $6.3 million, respectively, from Louisiana Pigment.

Environmental Matters

  General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to change our equipment or operations, and any such changes could have a material adverse effect on our businesses. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

  Environmental Capital Expenditures and Accruals

        We may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. We estimate that capital expenditures for environmental and safety matters during 2003 will be between $35 and $40 million for Huntsman LLC and $40 and $45 million for Huntsman International. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters—Capital Expenditures" above.

        We have established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. A total of approximately $38.3 million has been accrued related to environmental matters as of September 30, 2003, including approximately $17.5 million related to Huntsman LLC, and $20.8 million related to HI. However, no assurance can be given that all potential liabilities arising out of our present or past operations have been identified or fully assessed or that its future environmental liabilities will not be material.

  Potential Liabilities

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. We are aware of the following matters and believe (1) the reserves related to these matters to be sufficient for known requirements and (2) the ultimate resolution of these matters will not have a material impact on our results of operations or financial position:

        Our Company and the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) settled outstanding allegations of environmental regulatory violations at the Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around our C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for our joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause us to incur costs that could be material.

        Our Company and the State of Texas settled an air enforcement case relating to our Port Arthur plant on May 13, 2003. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus far, we have paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on our financial position.

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent us an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other third-party owned plants located in Port Arthur also received similar requests. We have responded and are awaiting further communication from the EPA. Whether this request will result in an enforcement action being initiated against us is unknown at this time.

        Huntsman LLC and Huntsman Polymers have been named as "premises defendants" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 42 asbestos exposure cases pending against Huntsman Polymers, some of which also name Huntsman LLC as a defendant. Among the cases currently pending, we are aware of one claim of mesothelioma. We do not have sufficient information at the present time to estimate any liability in these cases. Although we cannot provide specific assurances, based on our understanding of similar cases, management believes that our ultimate liability in these cases will not be material to our financial position or results of operations.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the EPA of the Beaumont-Port Arthur ("BPA") State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. This change will likely require additional controls and/or work practices to meet the yet undefined regulatory requirements for NOX and VOC's. We cannot predict the outcome of the EPA assessment but believe that additional capital will be required above the existing operating plans of our plants in Port Arthur and Port Neches, Texas.

        On June 13, 2003, our aromatics and olefins plant in Port Arthur, Texas received a Notice of Enforcement from the TCEQ for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including our Huntsman Petrochemical Corporation plant. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The action does not specify a dollar amount, but seeks damages for health effects and diminution of property values, as well as non-monetary relief. The suit is based, at least in part, on emissions data from reports that these sites filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near our Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although we took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. We believe that we did not own the tanks; however, we did own the acid in the tanks. The U.K. Environment Agency and the Health and Safety Executive are investigating the incident, and the Health and Safety Executive has issued three Improvement Notices requiring corrective action. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that, if any charges are brought or additional corrective action orders issued and we are ultimately found to be legally responsible, the probable penalties would not be material to our financial position or results of operations.

        We are in the process of voluntarily removing filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to one of our subsidiaries. Under an agreement with Almagrera, we had for some time supplied filter salts to Almagrera to be used in the manufacturing of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant by the end of 2001, a large pile of stored filter salts was found on its premises, far from its normal warehouse. We estimate the cost of removal and disposal of the filter salts will total $2.0 million. As of September 30, 2003, we had spent $1.0 million. The rest ($1.0 million) is likely to be spent by the end of 2004. We do not believe expenditures in connection with this matter will be material.

        We are aware that there is or may be soil or groundwater contamination at some of HI's facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to HI), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that HI will not be required to contribute to such costs or that such costs will not be material.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The UK has been the first EU member government to request IPPC permit applications from us. In the UK, we have submitted several applications and, very recently, negotiated and received our first IPPC permits. Based upon the terms of those permits, we do not anticipate that we will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. We are not yet in a position to know with certainty what the other UK IPPC permits will require. It is possible that the costs of compliance could be material; however, we believe, based upon experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to our financial condition or results of operations.

        With respect to our facilities in other EU jurisdictions, IPPC implementing legislation is either not yet in effect or we have not yet been required to seek IPPC permits. Accordingly, while we expect to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time we are unable to determine whether or not these costs will be material. Accordingly, we cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        We have incurred, and may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at or from our properties regardless of when the contamination occurred. For example, our Odessa, Port Arthur and Port Neches facilities in Texas are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, we do not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on us.

        In addition, we have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility); Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites); Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location); Star Lake Superfund Site, Texas (located near our Port Neches facility) and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged PCB-handling site). With respect to the first five matters, which are under investigation, we are unable to determine whether such liabilities may be material to us because we do not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and our past experience, we do not believe such matters will have a material adverse effect on us.

        Based upon currently available information, we do not anticipate that any of the potential liabilities referenced above will materially adversely affect our financial position or results of operations.

  MTBE Developments

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. Certain of the state bans have been challenged in court; to date, these challenges have not been successful. In certain markets, including California, retailers have changed, or commenced changing, their formulations of gasoline to eliminate the use of MTBE.

        As part of proposed energy legislation, the U.S. Senate and House have passed bills that would have the effect of curtailing MTBE use. The bills differed in certain important respects, however, and Congress has been unable to reach a compromise. Whether a ban or substantial restrictions on MTBE use will become federal law in the future is unknown at this time. Congress is likely to consider these matters further in 2004.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also calls on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        The use of MTBE also is being evaluated in other parts of the world. In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under this agreement, use of MTBE in 92- and 95-octane gasoline sold in Denmark ceased by May 1, 2003; however, MTBE is an additive in limited amounts of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation or prohibition of MTBE may result in significant reduction in, or elimination of, demand for our MTBE. In that event, we may be required to shutdown or modify our MTBE production processes to make alternative products other than MTBE. In addition, we could incur a material loss in our revenues or material costs or expenditures in the event of a widespread decrease or cessation of the use of MTBE. Although there can be no assurances, in the event that there should be a phase-out of MTBE in the United States, we believe that we will be able to export MTBE to Europe or elsewhere.

        In addition, while there has been litigation concerning the environmental effects of MTBE, we are not a defendant in any pending MTBE case, and we believe that we would have valid defenses in the event such a case were brought against us. However, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

  REACH Developments

        In September 2003, the European Commission released a proposed regulation concerning the registration, evaluation, authorization and restrictions of chemicals, also known as REACH. The REACH initiative, as proposed, would require risk assessment and registration of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This authorization could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and our Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to us.

Changes in Financial Condition (Pro Forma—Consolidated Group)

        The following information summarizes our consolidated group working capital position as of September 30, 2003 and December 31, 2002 (pro forma) (dollars in millions):

	September 30, 2003	December 31, 2002	Difference
Current assets:
Cash and cash equivalents	$109.0	$106.8	$2.2
Accounts and notes receivables	892.3	800.7	91.6
Inventories	890.7	859.4	31.3
Prepaid expenses	59.1	49.7	9.4
Deferred income taxes	44.2	44.2	—
Other current assets	77.5	77.6	(0.1)

Total current assets	2,072.8	1,938.4	134.4

Current liabilities:
Accounts payable	671.7	731.2	(59.5)
Accrued liabilities	514.2	506.4	7.8
Current portion of long-term debt	91.7	107.7	(16.0)

Total current liabilities	1,277.6	1,345.3	(67.7)

Working capital	$795.2	$593.1	$202.1

        As of September 30, 2003, our working capital increased by $202.1 million as a result of the net impact of the following significant changes:

  •
  The increase in accounts receivable of $91.6 million is primarily due to higher average selling prices, resulting partly from increased underlying feedstock and raw material prices and a stronger euro.

  •
  The increase in inventories of $31.3 million is mainly due to an increase in feedstock and raw material prices and foreign currency movements.

  •
  The increase in prepaid expenses of $9.4 million is primarily due to the timing of the amortization of insurance costs resulting from the renewal of our corporate insurance policies in July 2003, partially offset by amortization of prepaid insurance.

  •
  The decrease in accounts payable of $59.5 million is mainly due to a decrease in raw material and service accruals.

  •
  The increase in accrued liabilities of $7.8 million is mainly due to the timing of the corporate insurance policy renewal in July 2003, partially offset by a decrease in the environmental accrual.

  •
  The decrease in the current portion of long-term debt of $16.0 million is primarily due to the prepayment of scheduled debt payments on the term portion of the HI Credit Facilities and the HLLC Credit Facilities. This decrease was partially offset by the reclassification of the HCCA debt to current and the currency effect on the translation of the current portion of foreign-denominated debt.

Recent Financial Accounting Standards

        On January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, we are required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, we completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. We also completed our initial assessment of goodwill impairment and concluded that there is no indication of impairment. We have elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The annual assessment has been completed as of April 1, 2003 and we have concluded that there is no indication of impairment.

        The initial adoption of SFAS No. 142 had no impact on our financials statements for the nine month period ended September 30, 2002.

        The initial adoption of SFAS No. 141 increased net income by $169.7 million for the nine month period ended September 30, 2002. This increase resulted from increasing the carrying value of the investments in HIH to reflect the proportionate share of the underlying assets as required by SFAS No. 141. Effective June 30, 1999, Huntsman Specialty, a consolidated subsidiary of our Company, transferred its propylene oxide business to HIH. The transfer of our propylene oxide business was recorded at the net book value of the assets and liabilities transferred. The carrying value of our investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, we adopted this new accounting standard on January 1, 2003. This statement had no impact since the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. We were required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 resulted in the reclassification of losses from extinguishment of debt from extraordinary items to other income (expense) in the consolidated income statement for the nine months ended September 30, 2002 and each of the years ended December 31, 2002 and 2001.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. We adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on our consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. FIN No. 46 provides guidance for determining the primary beneficiary for entities with multiple economic entities with multiple economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. FIN No. 46 is effective at the time of investment for interests obtained in a variable economic entity after January 31, 2003. In October 2003, the FASB issued FASB Staff position No. 46-6, which defers the effective date for FIN No. 46 to the first interim or annual period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The adoption of FIN No. 46 did not have a material impact on our consolidated earnings, financial position, or cash flows.

        In May 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with this guidance applied prospectively. This statement had no impact on our results of operations or financial position at September 30, 2003 and we do not expect this statement to have a material impact on our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect SFAS No. 150 to have a material impact on our financial statements upon adoption.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2—Summary of Significant Accounting Policies" to the consolidated financial statements of Huntsman LLC and subsidiaries. Summarized below are our critical accounting policies:

Long-Lived Assets

        The most critical policy that impacts our operating assets is the determination of useful lives of our property, plant and equipment. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. Until January 1, 2003, approximately $1.3 billion of plant and equipment was depreciated using the straight-line method on a group basis with depreciation primarily based on a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was recorded to income. When individual assets recorded on the group basis were disposed of, the difference between historical cost and the disposal proceeds was recorded to accumulated depreciation. Effective January 1, 2003, we changed our method of accounting for depreciation for the assets mentioned in the first sentence of this paragraph from the group composite method to the component method. Specifically, the net book value of all assets on January 1, 2003 were allocated to individual components and will be depreciated over their remaining useful lives and gains or losses are recognized when a component is retired. This change decreased depreciation expense for the six months ended June 30, 2003 by approximately $19 million. Our management believes the component method represents a more accurate matching of revenues and expenses. The estimated lives of our property range from 3 to 25 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related property to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations.

Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans primarily covering employees in the U.S., U.K., Netherlands, Belgium, Canada and a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from the employer. We also sponsor unfunded post-retirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in the notes to the consolidated financial statements.

        During 2002, we revised several of our key assumptions as a result of current economic conditions based upon discussions with our actuaries, the historical long-term returns of our pension assets, recent market information related to interest rates and equity performance. Specifically, we reduced our average expected long-term rate of return assumption from 9% to 8.25% and discount rate from 7.25% to 6.75%. We do not expect a significant increase in cash funding of the plans will be required in 2003.

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information see "Note 12—Environmental Matters" to the unaudited consolidated financial statements of Huntsman LLC and subsidiaries.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in connection with closing certain plant locations, workforce reductions and other cost savings programs. These charges are recorded when management has committed to a plan and reflect management's best estimates of all the costs necessary to exit the activity. Estimates for plant closing include the write off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for work force reductions and other cost savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. Generally, the restructuring plans are expected to be substantially complete within 12 months of the plan. Management evaluates the estimates on a quarterly basis and adjusts the reserve when information indicates that the estimate is above or below the initial estimate. Due to the relatively short-term nature of the restructuring plans, significant adjustments to the restructuring reserves have not been recorded.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk, including changes in interest rates, currency exchange rates and certain commodity prices. Our exposure to foreign currency market risk is somewhat limited since our sales prices are typically denominated in euros or U.S. dollars. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for finished products are generally at market related prices which are set on a monthly or quarterly basis in line with industry practice. To manage the volatility relating to these exposures, from time to time, we may enter into various derivative transactions. We hold and issue derivative financial instruments for economic hedging purposes only.

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Short-term exposures to changing foreign currency exchange rates at certain foreign subsidiaries are generally first netted with exposures of other subsidiaries and the remaining exposures then, from time to time, may be managed through financial market transactions, principally through the purchase of forward foreign exchange contracts (with maturities of nine months or less) with various financial institutions, to reflect the currency denomination of our cash flows. We do not hedge our currency exposures in a manner that would entirely eliminate the effect of changes in exchange rates on our cash flows and earnings. As of September 30, 2003, we had no outstanding forward foreign exchange contracts. Our hedging activity from time to time comprises selling forward surpluses of non-dollar receivables for U.S. dollars.

        Under the terms of the HLLC Credit Facilities and the HI Credit Facilities, we are required to hedge a significant portion of our floating rate debt. We do not hedge our interest rate exposure in a manner that would entirely eliminate the effects of changes in market interest rates on our cash flow and earnings. As of September 30, 2003, Huntsman LLC (excluding HIH) had entered into approximately $261.3 million notional amount of interest rate swap, cap and collar transactions, which have remaining terms ranging from approximately nine to forty-five months. The majority of these transactions hedge against movements in U.S. dollar interest rates. The U.S. dollar swap transactions obligate us to pay fixed amounts ranging from approximately 3.78% to approximately 6.20%. We do not hedge our interest rate exposure in a manner that would entirely eliminate the effects of changes in market interest rates on our cash flow and earnings.

        As of September 30, 2003, HI had entered into approximately $358 million notional amount of interest rate swap, cap and collar transactions, which have remaining terms ranging from approximately one to fifteen months. The majority of these transactions hedge against movements in U.S. dollar interest rates. The U.S. dollar swap transactions obligate us to pay fixed amounts ranging from approximately 5.84% to approximately 6.91%. The U.S. dollar collar transactions carry floors ranging from 5.0% to 6.25% and caps ranging from 6.75% to 7.25%. HI has also entered into a euro-denominated swap transaction that obligates us to pay a fixed rate of approximately 4.32%.

        Assuming a 1.0% (100 basis point) increase in interest rates, without giving effect to interest rate hedges, the effect on the annual interest expense would be an increase of approximately $26.1 million (approximately $13.8 million and $12.3 million pertaining to HIH and Huntsman LLC (excluding HIH), respectively). This increase would be reduced by approximately $6.2 million, on an annualized basis

(approximately $3.6 million and $2.6 million pertaining to HIH and Huntsman LLC (excluding HIH) respectively), as a result of the effects of the interest rate swap, cap and collar transactions described above.

        In order to reduce our overall raw material costs, from time to time we enter into various commodity contracts to hedge our purchase of commodity products. Currently, this is done more so in the European side of our business where contract pricing tends to be on a longer term basis (quarterly) as opposed to in the U.S. side of our business where such pricing tends to be on a shorter term basis (monthly). We do not hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings. At September 30, 2003, HIH had forward purchase contracts for 12,000 tonnes of naphtha and 59,000 tonnes of other hydrocarbons, which do not qualify for hedge accounting. Assuming a 10% increase or a 10% decrease in the price per tonne of naphtha, the change would result in losses and gains of approximately $1.3 million, respectively.

Legal Proceedings

        We are a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, and based in part on the indemnities provided to us by Texaco and ICI in connection with their transfers of businesses to us and our insurance coverage, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations. See "—Liquidity and Capital Resources—Environmental Matters" for a discussion of environmental proceedings.

SUPPLEMENTAL DISCUSSION OF RESULTS OF OPERATIONS FOR THE RESTRICTED GROUP FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

Explanatory Note

        Notwithstanding that HIH is our consolidated subsidiary for US GAAP purposes, it is financed separately from us, its debt is non-recourse to us and it is not a guarantor of the old notes, nor will it be a guarantor of the new notes, although we have pledged, and will pledge, our 60% interest in HIH to secure our obligations under the old notes and the new notes, respectively. The Pro Forma—Restricted Group information is supplemental non-GAAP financial information. Specifically, the indenture governing the notes and the HLLC Credit Facilities contain financial covenants and other provisions that relate to our restricted group and exclude HIH. Accordingly, the following section contains certain supplemental non-GAAP information with respect to Huntsman LLC and its subsidiaries, excluding HIH and its subsidiaries. We believe this supplemental non-GAAP information provides investors with material and meaningful information with respect to the financial results of the business and operations which provide the primary source of cash flow to meet our payment obligations under the notes and which are subject to the restrictive covenants in the indenture governing the notes. For more information, see "Prospectus Summary—Use of Supplemental Non-GAAP Information."

        In order to present data which is useful for comparative purposes, the following information has been prepared as if HCCA was a consolidated subsidiary at the beginning of the nine month period ended September 30, 2002. HCCA became a consolidated subsidiary as of September 30, 2002. To complete the Pro Forma—Restricted Group information we have consolidated the operations and elimination entries for related parties for HCCA for the nine month period ended September 30, 2002. These results do not necessarily reflect the results which would have been obtained if HCCA had been a consolidated subsidiary on the dates indicated, or the results which may be expected in the future.

        References in this restricted group discussion to "Huntsman LLC," the "Company," "our, "us" or "we" refer to Huntsman LLC and its subsidiaries, excluding HIH and its subsidiaries.

Results of Operations (Pro Forma—Restricted Group)

Nine Months Ended September 30, 2003 (Pro Forma—Restricted Group) Compared to Nine Months Ended September 30, 2002 (Pro Forma—Restricted Group)

	Pro Forma—Restricted Group
	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
	(Dollars in Millions)
Revenues	$2,431.5	$2,068.5
Cost of goods sold	2,284.1	1,854.7

Gross profit	147.4	213.8
Expenses of selling, general, and administrative, research and development, other operating expense	114.5	135.8
Restructuring, plant closing costs and asset impairment charges	0.9	(3.7)

Operating income	32.0	81.7
Interest expense, net	(108.2)	(173.9)
Equity income (loss) on investments in unconsolidated affiliates	1.5	1.3
Other income (expense)	(0.7)	(0.8)

Loss before income tax benefit, minority interests, and cumulative effect of accounting change	(75.4)	(91.7)
Income tax (expense)	(7.4)	(7.3)
Cumulative effect of accounting change	—	169.7

Net income (loss)	$(82.8)	$70.7

Net income (loss)	$(82.8)	$70.7
Interest expense, net	108.2	173.9
Income tax expense	7.4	7.3
Cumulative effect of accounting change	—	(169.7)
Depreciation and amortization	96.3	118.1

EBITDA(1)	$129.1	$200.3

(1)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. See "Note 17—Operating Segment Information" of the consolidated financial statements of Huntsman LLC and subsidiaries. The following table reconciles our net income (loss) to EBITDA.

        Included in EBITDA are the following items of income (expense) (dollars in millions):

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Foreign exchange gains—unallocated	$7.0	$(0.4)
Restructuring and reorganization:
Polymers	(0.9)	—
Corporate	—	(11.8)

Total restructuring and reorganization	$(0.9)	$(11.8)

(2)
On May 9, 2003, HMP, our indirect parent, completed the HIH Consolidation Transaction. Accordingly, effective May 1, 2003, HIH became a consolidated subsidiary of our Company. As of May 1, 2003, HIH's total assets of $5,163.9 million (including cash of $62.2 million), total liabilities of $4,889.2 million, and minority interest of $1.0 million were consolidated into our Company. In addition, we recorded a minority interest of $111.1 million to reflect HMP's 40% interest in HIH. See "Prospectus Summary—Our History—HIH Consolidation Transaction."

(3)
Includes HMP's 40% minority interest in HIH, effective May 1, 2003.

        For the nine months ended September 30, 2003 we had a net loss of $82.8 million on revenues of $2,431.5 million, compared to a net profit of $70.7 million on revenues of $2,068.5 million for the nine months ended September 30, 2002. The decrease of $153.5 million in net profit was the result of the following items:

  •
  Revenues for the nine months ended September 30, 2003 increased by $363.0 million, or 18%, to $2,431.5 million from $2,068.5 million during the same period in 2002. The increase was attributable to higher revenues in all business segments mainly due to higher average selling prices and higher sales volumes in our Performance Products and Polymers segments, partially offset by lower sales volumes in our Base Chemicals segment. Higher average selling prices were due primarily to higher underlying raw material prices. Increased volumes resulted from improved demand conditions and because two manufacturing units were shutdown for scheduled maintenance in the comparable period of 2002 and the polypropylene line at our Odessa, Texas facility was permanently shutdown in May 2002. These volume increases were partially offset by reduced olefins volumes resulting from the shutdown of our Port Arthur, Texas olefins facility in May 2003.

  •
  Gross profit for the nine months ended September 30, 2003 decreased by $66.4 million, or 31%, to $147.4 million from $213.8 million in the same period in 2002. The decrease was primarily attributable to higher raw material prices, increased pension and insurance costs and a modest decrease in overall sales volumes. The increased costs were partially offset by higher average selling prices. We achieved costs savings in our Performance Products segment in connection with the shutdown of certain manufacturing units at our Port Neches, Texas facility in February 2003. In addition, depreciation expense in the 2003 period was lower due to a change in the method of accounting for depreciation.

  •
  SG&A and other operating costs for the nine months ended September 30, 2003 decreased by $21.3 million, to $114.5 million, from $135.8 million in the same period in 2002. This decrease was primarily due to reorganization costs of $15.9 million incurred in the 2002 period and favorable currency gains of $7.0 million in the 2003 period.

  •
  Net interest expense for the nine months ended September 30, 2003 decreased by $65.7 million to $108.2 million from $173.9 million for the same period in 2002. The decrease was primarily due to a net reduction of debt as a consequence of our debt restructuring completed at Huntsman LLC September 30, 2002 and from lower average interest rates.

  •
  The cumulative effect of accounting change of $169.7 million in the nine months ended September 30, 2002 is due to the adoption of SFAS No. 141 that resulted in an adjustment that increased the net book value of our subsidiary's ownership in HIH.

        The following table sets forth the sales and segment EBITDA for each of our operating segments (dollars in millions):

	Pro Forma—Restricted Group
	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenues
Performance Products	$843.0	$769.0
Polymers	847.7	709.0
Base Chemicals	939.6	746.6
Eliminations	(198.8)	(156.1)

Total	$2,431.5	$2,068.5

Segment EBITDA
Performance Products	$105.1	$131.4
Polymers	54.0	61.1
Base Chemicals	(6.9)	51.2
Corporate and other	(23.1)	(43.4)

Total	$129.1	$200.3

Performance Products

        For the nine months ended September 30, 2003, Performance Products revenues increased by $74.0 million, or 10%, to $843.0 million from $769.0 million in the same period in 2002. This increase was primarily the result of increased selling prices in most of our product lines and volume gains in performance chemicals, ethanolamines, LAB and ethylene glycol. Performance chemicals sales revenues increased 9% as volume increased only 1%, although volumes were negatively impacted by the conversion of a portion of our business to a toll manufacturing arrangement. Performance chemicals average selling prices increased 4% in response to higher feedstock costs. LAB revenues increased by 5% as volumes rose by 12% due to changes in offtake from a major customer while prices fell by 6% reflecting difficult market conditions. Surfactants revenues increased by 3%, as selling prices were up 5% in response to higher raw material costs and volumes fell by 2% reflecting difficult market conditions. Ethanolamines revenues increased by 17% compared with the same period in 2002. Ethanolamines volumes increased 3% while average selling prices rose 14%, reflecting higher ethylene prices and improved market conditions. MAn sales revenues were 18% lower than the nine months ended September 30 2002, which contained a higher level of maleic catalyst sales. Ethylene glycol sales revenues increased 62% mainly due to a 49% increase in average selling prices which was the result of higher underlying ethylene-based feedstock cost and improved market conditions, particularly in Asia. Ethylene glycol volumes increased 9% reflecting stronger demand in export markets.

        For the nine months ended September 30, 2003, Performance Products segment EBITDA decreased by $26.3 million to $105.1 million from $131.4 million for the nine months ended September 30, 2002. Lower segment EBITDA resulted from higher raw materials costs, which were approximately 15% higher than the same period in 2002. Manufacturing and SG&A costs overall remained at similar levels to the 2002 period. Increases in insurance and other costs, together with the adverse impact of translating Australian fixed costs, were offset by cost saving initiatives.

Polymers

        For the nine months ended September 30, 2003, Polymers revenues increased by $138.7 million, or 20%, to $847.7 million from $709.0 million in the 2002 period. The increase was due to higher average selling prices and higher overall sales volumes. Average selling prices increased primarily in response to higher underlying feedstock and raw material costs. Sales volumes increased largely as a result of higher propane sales, a byproduct of our olefins production. Polyethylene sales revenue increased by 18%, with average selling prices up 20% and sales volumes down 2% due to sluggish demand. Polypropylene sales revenue increased by 10%, with average sales prices up 12% and sales volumes down 2%, primarily due to the shutdown of one of our polypropylene lines at our Odessa, Texas facility in 2002. APAO sales revenue increased by 31%, with average selling prices up 5% and sales volumes up 25% due to increased export sales and stronger roofing demand. Sales revenue for our Australian styrenics operations increased by 23%, with average selling prices up 17%, primarily due to the stronger Australian dollar versus the U.S. dollar and sales volumes up 5%.

        For the nine months ended September 30, 2003, Polymers segment EBITDA decreased by $7.1 million, or 12%, to $54.0 million from $61.1 million in the same period in 2002. Lower segment EBITDA was primarily due to higher raw material and energy prices of $127.1 million, higher fixed manufacturing costs of $13.0 million and lower sales volumes which reduced EBITDA by $1.1 million, partially offset by higher average selling prices of $136.1 million.

Base Chemicals

        Base Chemicals revenues increased $193.0 million, or 26%, to $939.6 million from $746.6 million. Increased revenues were mainly due to increased average selling prices for ethylene, propylene, MTBE, butadiene and cyclohexane. Average selling prices were higher largely due to rising underlying feedstock prices throughout the year. Olefins revenues increased 19% as a result of a 31% increase in average sales prices, offset by a volume decrease of 10%. Olefins volumes were lower due in part to weak demand and the impact of the turnaround at our Port Arthur, Texas facility in May 2003. MTBE and co-products revenues increased by 27% as sales pricing for MTBE and co-products increased by 37% and sales volumes decreased by 6%. Butadiene revenues increased 52% resulting from a 2% volume increase and a 55% price increase. Cyclohexane revenues increased 5% which was attributable to a 28% increase in average selling prices, offset by an 19% decrease in sales volumes which was due primarily to the lack of availability of feedstocks.

        Base Chemicals segment EBITDA for the nine months ended September 30, 2003 decreased by $58.1 million to a loss of $6.9 million from a profit of $51.2 million for the same period in 2002. Lower EBITDA resulted mainly from a $269.3 million increase in raw material and energy costs, lower sales volumes in olefins due to a major turnaround in May 2003, and higher fixed manufacturing costs of $14.6 million related to personnel and maintenance costs. SG&A and other costs increased $4.5 million as result of a $1.8 million bad debt adjustment taken in 2003 and a credit adjustment taken in 2002 related to our MTBE operations. These decreases were partly offset by increased average selling prices of $236.4 million.

Corporate and Other

        Corporate and other items includes corporate overhead, loss on sale of accounts receivable and unallocated foreign exchange gains and losses. For the nine months ended September 30, 2003, segment EBITDA from corporate and other items increased by $20.3 million to a loss of $23.1 million from a loss of $43.4 million for the same period in 2002. The increase was primarily due to reorganization costs of $15.5 million incurred in the 2002 period and favorable foreign exchange gains of $6.6 million in the 2003 period.

Liquidity and Capital Resources

Cash

        Net cash used in operating activities by our restricted group for the nine months ended September 30, 2003 was $56.8 million. The use is primarily attributable to a net loss during the period as explained above in "—Results of Operations (Pro Forma—Restricted Group)" in addition to an increased investment in net working capital.

        Net cash used in investing activities for the nine months ended September 30, 2003 by our restricted group was $65.5 million. Capital expenditures for our restricted group for the nine months ended September 30, 2003 were $64.6 million as compared to approximately $35.7 million for the same period in 2002. The increase was largely attributable to increased expenditures in connection with the scheduled turnaround and inspection of our Port Arthur, Texas olefins unit, spending on our North American SAP system and higher capital expenditures in line with normalized levels.

        Net cash provided by financing activities for the nine months ended September 30, 2003 was $111.3 million for our restricted group. Cash provided by financing activities largely results from increased net revolver borrowings to fund operating cash and investing needs as explained above. In addition, on September 30, 2003, we sold $380 million aggregate principal amount of the 2003 Senior Secured Notes at a discount to yield 11 7/8% in a private offering. The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. On December 12, 2003 we sold an additional $75.4 million aggregate principal amount of the notes at a discount to yield 11.72%. The proceeds of this offering were used to repay $35.2 million on Term Loan A. Pro forma for the December 2003 Offering, the combined total repayment on Term Loan A included a prepayment of $165.2 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006.

        We intend to use $36.8 million of the net cash proceeds from the December 2003 Offering to redeem all the outstanding Huntsman Polymers Notes which are due in December 2004. The Huntsman Polymers Notes are callable at 100% of their aggregate principal amount at any time prior to December 2004. On December 12, 2003, we gave notice to the trustee under the indenture governing the Huntsman Polymers Notes of our intention to redeem such notes. The redemption of all the outstanding Huntsman Polymers Notes is expected to be completed on January 28, 2004. Until the redemption date for the Huntsman Polymers Notes, we have used $36.8 million of the net proceeds from the December 2003 Offering to temporarily reduce borrowings under the HLLC Revolving Facility. On the redemption date for the Huntsman Polymers Notes, we intend to reborrow $37.5 million under the HLLC Revolving Facility, which we will use to redeem all outstanding Huntsman Polymers Notes, including accrued interest, that are properly tendered for redemption. To the extent the aggregate amount necessary to redeem the Huntsman Polymer Notes is less than $36.8 million, such amount is required to be used to repay the Term Loan A under the HLLC Credit Facilities.

Debt and Liquidity

        As of September 30, 2003, our restricted group had $84.7 million of outstanding borrowings and approximately $14 million of outstanding letters of credit under our $275 million HLLC Revolving Facility and, at our restricted group, we had $27.9 million of cash on our balance sheet. Accordingly, as of September 30, 2003, at Huntsman LLC we had cash and unused borrowing capacity of approximately $204 million, subject to covenants under the HLLC Revolving Facility, including a

$70 million minimum revolver availability covenant. As of September 30, 2003, we had outstanding variable rate borrowings of approximately $1.3 billion. The weighted average interest rate of these borrowings was 6.8%, not considering the effects of interest rate hedging activities. Interest rate margins under the HLLC Revolving Facility vary based on a pricing grid for euro currency loans from 2.75% to 3.50% per annum and for base rate loans from 1.75% to 2.50% per annum, depending on whether specified conditions have been satisfied. With respect to Term Loan A, the interest rate margin is 4.75% for euro currency loans. With respect to Term Loan B, the interest rate margin for euro currency loans increased 50 basis points on October 1, 2003 to 7.75%, and on January 1, 2004 by an additional 50 basis points to 8.25%. On April 1, 2004 and July 1, 2004 the interest rate margin for euro currency loans will increase by an additional 75 basis points up to a maximum of 9.75%.

        The HLLC Credit Facilities consist of the $275 million HLLC Revolving Facility maturing in 2006 and two term loan facilities maturing in 2007, Term Loan A initially in the amount of $938 million and Term Loan B initially in the amount of $450 million. Pro forma for the application of proceeds from the December 2003 Offering, the principal amount of Term Loan A is $606.2 million. On May 31, 2003, the principal amount of Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of Term Loan B was not repaid on May 31, 2003. The HLLC Revolving Facilities are secured by a first lien on substantially all the assets of the Company, Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty and our domestic restricted subsidiaries, which does not include HIH. The HLLC Term Facilities are secured by a second lien on substantially the same assets that secure the HLLC Revolving Facility. The HLLC Credit Facilities are also guaranteed by Huntsman Specialty Chemicals Holdings Corporation and Huntsman Specialty and by our domestic restricted subsidiaries but not by HIH or HI.

        On September 30, 2003, we sold $380 million aggregate principal amount of the notes at a discount to yield 11 7/8% in a private offering. The proceeds from the offering were used to repay $65.0 million on the HLLC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. On December 12, 2003 we sold an additional $75.4 million aggregate principal amount of the notes at a discount to yield 11.72%. The proceeds of this offering were used to repay $34.9 million on Term Loan A. Pro forma for the December 2003 Offering, the combined total repayment on Term Loan A included a prepayment of $164.9 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HLLC Credit Facilities is due March 2006.

        We intend to use $36.8 million of the net cash proceeds from the December 2003 Offering to redeem all the outstanding Huntsman Polymers Notes which are due in December 2004. The Huntsman Polymers Notes are callable at 100% of their aggregate principal amount at any time prior to December 2004. On December 12, 2003, we gave notice to the trustee under the indenture governing the Huntsman Polymers Notes of our intention to redeem such notes. The redemption of all the outstanding Huntsman Polymers Notes is expected to be completed on January 28, 2004. Until the redemption date for the Huntsman Polymers Notes, we have used $36.8 million of the net proceeds from the December 2003 Offering to temporarily reduce borrowings under the HLLC Revolving Facility. On the redemption date for the Huntsman Polymers Notes, we intend to reborrow $37.5 million under the HLLC Revolving Facility, which we will use to redeem all outstanding Huntsman Polymers Notes, including accrued interest, that are properly tendered for redemption. To the extent the aggregate amount necessary to redeem the Huntsman Polymer Notes is less than $36.8 million, such amount is required to be used to repay the Term Loan A under the HLLC Credit Facilities.

        The HLLC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC Credit Facilities as of September 30, 2003.

        On April 25, 2003, we entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, amended certain financial covenants through the fourth quarter of 2004. The fixed charge and debt to EBITDA covenants have been suspended from the second through fourth quarters of 2003 and a minimum revolver availability covenant of $70 million has been adopted through the first quarter 2004. Also, in connection with the amendment, we obtained a waiver from our senior secured lenders to permit a pledge of our equity to secure certain indebtedness issued by HMP. On May 20, 2003, we entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, modified provisions relating to certain mandatory repayments. On September 12, 2003 and November 20, 2003, we entered into amendments to the HLLC Credit Facilities that, among other things, permitted us to issue the notes and to grant security in connection with the notes.

        We depend upon our revolving credit facility to provide liquidity for our operations and working capital needs. If difficult market conditions persist in our business segments because of a continuing weak global economic environment, we may need to seek additional amendments to certain covenants contained in the HLLC Credit Facilities. If necessary, we are confident, as in the past, that we will be able to amend such covenants to acceptable levels.

        Certain of our Australian subsidiaries maintain credit facilities that are non-recourse to our Company, and, in certain instances, our Australian subsidiaries are not in compliance with covenants contained in these credit facilities. HCCA, one of our Australian subsidiaries, failed to make its semiannual scheduled amortization payment of A$5 million (approximately $3.4 million) due in July 2003 under its term facility. The subsidiary obtained a waiver through January 31, 2004. Cash flows generated by HCCA will likely not be sufficient to meet its next scheduled amortization payment of A$10 million (approximately $7 million) due in January 2004. The outstanding debt balances of our Australian subsidiaries have been classified in current portion of long-term debt. Management of our Australian subsidiaries continues their efforts to renegotiate the terms of such facilities.

  Short-term and Long-term Liquidity

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course. Except as noted above regarding our non-recourse Australian credit facilities, we believe that we are currently in compliance with the covenants contained in the agreements governing all of our other debt obligations. We review our financial covenants on a regular basis and will seek amendments to such covenants if necessary.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt, lease agreements and other contractual commitments as of December 31, 2002 are summarized below (in millions):

	Less than 1 year	1-3 Years	4-5 Years	After 5 Years	Total
Long-term debt	$63.5	$206.5	$1,325.9	$135.6	$1,731.5
Capital lease obligations	0.3	0.8	1.0	2.5	4.6
Operating leases	32.0	50.4	34.9	68.8	186.1
Purchase commitments(1)	331.7	710.4	72.2	120.0	1,234.3

Total	$427.5	$968.1	$1,434.0	$326.9	$3,156.5

(1)
We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2003. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our current pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. These contracts approximate $15 million annually through 2005, decreasing to $8 million through 2015, and are included in the table above. We believe that all of our purchase obligations will be utilized in our normal operations.

Investing Activities

        Capital expenditures for the nine months ended September 30, 2003 were $64.6 million, an increase of approximately $28.9 million as compared to $35.7 million for the same period in 2002. The increase was largely attributable to increased expenditures in connection with the scheduled turnaround and inspection of our Port Arthur, Texas olefins unit, spending on our North American SAP system and higher capital expenditures in line with normalized levels. We expect to spend up to approximately $90 million during 2003 on capital projects.

Changes in Financial Condition (Pro Forma—Restricted Group)

        The following information summarizes our restricted group net working capital position as of September 30, 2003 and December 31, 2002 (dollars in millions):

	September 30, 2003	December 31, 2002	Difference
Current assets:
Cash and cash equivalents	$27.9	$31.4	$(3.5)
Accounts and notes receivables	464.7	396.2	68.5
Inventories	280.9	298.1	(17.2)
Prepaid expenses and other current assets	54.5	42.9	11.6

Total current assets	828.0	768.6	59.4

Current liabilities:
Accounts payable	242.9	242.6	0.3
Accrued liabilities	215.9	200.3	15.6
Current portion of long-term debt	90.5	63.8	26.7

Total current liabilities	549.3	506.7	42.6

Working capital	$278.7	$261.9	$16.8

        At September 30, 2003 our net working capital position was $278.6 million as compared to $261.9 million at December 31, 2002, resulting in an increase of $16.7 million. The changes in working capital can be explained as follows:

  •
  The increase in receivables of $68.5 million is primarily due to higher average selling prices, mainly in response to higher underlying feedstock and raw material prices.

  •
  The decrease in inventory of $17.2 million was primarily due to a reduction of inventory volume partially offset by higher average inventory cost per unit.

  •
  The increase in prepaid expenses and other current assets of $11.5 million is primarily due to the timing of payments and amortization of the corporate insurance policy renewal in July 2003.

  •
  The increase in accrued liabilities of $15.6 million is primarily due to the timing of the corporate insurance policy renewal in July 2003 of $18 million and rebate accrual increase of $4.0 million, partially offset by a $5.0 million decrease in accrued interest on long term debt.

  •
  The increase in long-term debt-current portion of $26.7 million is primarily attributable to the reclassification of the Australian based debt to current which was partially offset by the prepayment of scheduled debt payments on the term portion of the HLLC Credit Facilities.

BUSINESS

General

        We are a leading manufacturer and marketer of a wide range of chemical products that are sold to diversified consumer and industrial end markets. We have 47 primary manufacturing facilities located in North America, Europe, Asia, Australia, South America and Africa and sell our products globally through our five principal business segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals. We believe that our Company is characterized by low-cost operating capabilities; a diversity of products, customers and end markets; significant production integration; and strong growth prospects.

Our Products

        The following table sets forth information regarding the pro forma sales to external customers of our five business segments.

Segment	% of Sales for the Nine Months Ended September 30, 2003
(Pro Forma)
Polyurethanes	28%
Performance Products	21%
Polymers	14%
Pigments	12%
Base Chemicals	25%
  •
  We market a complete line of polyurethane chemicals, including MDI, TDI, TPU, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications. Our entire polyurethane business is owned by HIH.

  •
  Our Performance Products business includes surfactants and surfactant intermediates which are used primarily in consumer detergents, toiletries, shampoos and personal care products, as well as in a variety of industrial uses. In addition, we are a leading producer of a wide range of amines, including ethanolamines, ethyleneamines and polyetheramines, and of alkylene carbonates. Our amines primarily use raw materials that we produce internally to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. We are also North America's largest producer of maleic anhydride ("MAn"). MAn is used in a wide variety of industrial uses, the largest of which is unsaturated polyester resins ("UPR") sold to the marine, automotive and construction industries. Our Performance Products business has a global presence, with manufacturing operations in North America, Europe and Australia. Our European surfactants operations and our global ethyleneamines operations are owned by HIH.

  •
  Our Polymers business produces polyethylene, polypropylene, styrene monomer, expandable polystyrene ("EPS"), and amorphous polyalphaolefins ("APAO"). Our Polymers business is located in North America and Australia. We pursue a niche marketing strategy for certain of our Polymers products by focusing on those customers that require customized polymer formulations and that are willing to pay higher prices for these customized formulations.

  •
  Our Pigments business, which operates under the trade name "Tioxide," is among the largest producers in the world, with an estimated 13% market share, according to IBMA in a study we commissioned, and has the largest production capacity for titanium dioxide ("TiO2") in Europe. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to IBMA, global consumption of TiO2 was approximately 3.9 million tonnes in 2002, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate, which approximates global GDP growth for that period. Our entire pigments business is owned by HIH.

  •
  Our Base Chemicals business produces olefins, principally ethylene, propylene and butadiene, and aromatics, principally benzene, and cyclohexane, at our facilities in Port Arthur and Port Neches, Texas. Our Base Chemicals products are largely made from a variety of crude oil and natural gas based feedstocks. Ethylene and propylene are the two most common petrochemical building blocks and are used in a wide variety of applications including packaging film, polyester fiber, plastic containers and polyvinyl chloride ("PVC"), as well as carpets and cleaning compounds. Our aromatics products are used to produce other intermediate chemicals, as well as synthetic fibers, resins and rubber. We use a substantial portion of our Base Chemicals products internally as raw materials which are upgraded into other products and sold to third parties. Our European base chemicals operations are owned by HIH.

        We own 60% of the membership interests of HIH, and our parent, HMP, recently completed its acquisition of the remaining 40% membership interests of HIH. HIH is a global manufacturer and marketer of polyurethanes, amines, surfactants, TiO2 and basic petrochemicals. These products are sold globally to a diverse set of end markets, used in both industrial and consumer applications. HIH and its subsidiaries are non-guarantor, unrestricted subsidiaries of Huntsman LLC. HIH and its subsidiaries are separately financed from us, their debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HIH and its subsidiaries. For the year ended December 31, 2002, HIH had revenues of approximately $4.5 billion and EBITDA of approximately $480 million. On June 30, 2003, Huntsman LLC's parent companies (HMP and Huntsman Holdings) completed the Vantico Transaction. Vantico is a leading European-based global specialty chemical producer. HAM was created as a subsidiary of HMP (and affiliate of Huntsman LLC) to hold the acquired Vantico businesses. HAM is also separately financed from us, its debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HAM. Our parent, HMP, manages all of its businesses as one company, including our business, and the businesses of HIH and HAM. This allows us to benefit from significant vertical integration, scale in purchasing and shared administrative, overhead and marketing expenses.

Industry and Market Data

        Industry and market data used throughout this prospectus was obtained from internal company surveys and industry surveys and publications. References in this prospectus to our market position and to industry trends are based on information developed by management and/or supplied by Nexant ChemSystems, an international consulting and research firm and International Business Management Associates ("IBMA"), an industry research and consulting firm. We commissioned research by Nexant ChemSystems and IBMA and have not independently verified any of the data from third party sources. Similarly, results of internal Company surveys contained in this prospectus, while believed to be reliable, have not been verified by any independent sources.

Industry Characteristics

        Our products are divided into two broad categories—differentiated and commodity chemicals. Our Polyurethanes and Performance Products businesses mainly produce differentiated products and our Polymers, Pigments and Base Chemicals businesses mainly produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, tends to follow different trends and is not influenced by the same factors as our petrochemical-based commodity products. In addition, there are a limited number of significant competitors in our Pigments business, relatively high barriers to entry and strong customer loyalty. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. Nevertheless, each of our five operating segments is impacted to some degree by economic conditions, prices of raw materials and global supply and demand pressures.

        Historically, the demand for many of our Polyurethanes products has been relatively resistant to changes in global economic conditions as industry growth in product demand has been strongly influenced by continuing product substitution, innovation and new product development. The stability of demand has also benefited from the wide variety of end markets for our Polyurethanes products. However, in the past year, volatile feedstock pricing has impacted overall margins. Historically, sales volumes of MDI have grown at rates in excess of global GDP growth.

        The global PO market is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Liquidity and Capital Resources—Environmental Matters—MTBE Developments" below for more information on the legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        In comparison to commodity businesses, the demand for many of the products we produce in our Performance Products segment historically has also been relatively resistant to changes in global economic conditions. Like our Polyurethanes segment, Performance Products growth in general is strongly influenced by product substitution, innovation and new product development. Also, demand stability benefits from a broad range of end markets. A significant portion of our Performance Products are sold into consumer end use applications including household detergents and personal care products. As such, historically, demand for these products has been relatively stable and tends to be less susceptible to changes in global economic conditions.

        Our Polymers business is comprised of two regionally-focused operations, one in North America and one in Australia. In North America, we convert internally produced building block chemicals, such as ethylene and propylene, into polyethylene, polypropylene, expandable polystyrene and amorphous polyalphaolefins ("APAO"). We pursue a niche marketing strategy for certain of our Polymers products by focusing on those customers that require customized polymer formulations and that are willing to pay for customized formulations. Our Australian Polymers operations produce styrene, most of which is used internally to produce polystyrene, expandable polystyrene and other associated materials. This operation primarily serves the Australian and New Zealand markets.

        Historically, growth in demand for TiO2 pigments has generally been in line with GDP growth rates. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and suppliers, contract arrangements and cyclicality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for TiO2, are generally highest in periods leading up to spring and summer months. This results in greater sales volumes in the first half of the year because the proportion of our TiO2 products sold in Europe and North America is greater than that sold in Asia and the rest of the world.

        Our Base Chemicals business produces olefins (such as ethylene and propylene), butadiene, aromatics (including benzene, cyclohexane and paraxylene) and MTBE. Our Base Chemicals products are largely made from a variety of crude oil and natural gas based feedstocks. Ethylene and propylene are the two most common petrochemical building blocks and are used in a wide variety of applications, including packaging film, polyester fiber, plastic containers and polyvinyl chloride, as well as carpets and cleaning compounds. Our aromatics products are used to produce other intermediate chemicals, as well as in synthetic fibers, resins and rubber. A substantial portion of our Base Chemicals product portfolio is integrated into the supply chain for our Performance Products segment where these building block materials are upgraded into higher value differentiated products and then sold to third parties.

        Many of the markets for Base Chemicals products, particularly ethylene, propylene, paraxylene and cyclohexane, and Polymers products, particularly polyethylene, polypropylene and styrene, are cyclical and sensitive to changes in the balance between supply and demand, the price of raw materials, and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of capacity additions resulting in over-capacity and falling prices and profit margins. Demand for the majority of our commodity chemicals products has generally grown at rates that are approximately equal to or slightly greater than GDP growth. Market conditions during recent years generally have been characterized by a broad-based weakening in demand, overcapacity, volatile raw material costs and periods of reduced profit margins. We believe that weak economic conditions have resulted in a contraction in production capacity. If this contraction in industry capacity is sustained and if demand growth returns to the rates which have been achieved historically, we believe that industry profitability will improve.

Polyurethanes

General

        We market a complete line of polyurethane chemicals, including MDI, TDI, TPU, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications. Our entire Polyurethanes business is owned by HIH.

        Our Polyurethanes business is widely recognized as an industry leader in utilizing state-of-the-art application technology to develop new polyurethane chemical products and applications. Approximately 30% of our 2002 Polyurethanes sales were generated from products and applications introduced in the previous three years. Our rapid rate of new product and application development has led to a high rate of product substitution, which in turn has led to MDI sales volume growth for our business at a rate in excess of the industry growth rate. Largely as a result of our technological expertise and history of product innovation, we have enjoyed long-term relationships with a diverse customer base, including BMW, Weyerhaeuser, Nike, Louisiana Pacific, DaimlerChrysler, Whirlpool, Bosch-Siemens and Electrolux.

        According to Nexant ChemSystems in a study we commissioned, we own the world's two largest MDI production facilities in terms of capacity, located in Geismar, Louisiana and Rozenburg, Netherlands. Aniline is a primary material used in the production of MDI. These facilities receive aniline from our own facilities located in Geismar, Louisiana and Wilton, U.K., which in terms of production capacity are the world's two largest aniline facilities. We believe that this vertical integration provides a significant competitive advantage over non-integrated producers. In addition to reducing transportation costs for our raw materials, vertical integration helps reduce our exposure to cyclical prices. Since 1996 we have invested over $600 million to significantly enhance our production capabilities through the rationalization of our older, less efficient facilities and the modernization of our newer facilities at Rozenburg and Geismar. According to Nexant ChemSystems in a study we commissioned, we are among the lowest cost MDI producers in the world, largely due to the scale of our operations, our modern facilities and our integration with our suppliers of the products' primary raw materials.

        We are a leading producer of PO. Our customers process PO into derivative products such as polyols for polyurethane products, propylene glycol ("PG"), and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We are also, according to Nexant ChemSystems in research we commissioned, a leading U.S. marketer of PG, which is used primarily to produce UPR for bath and shower enclosures and boat hulls, and to produce heat transfer fluids and solvents. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—MTBE Developments" for a further discussion of legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the future.

        We use our proprietary technology to manufacture PO and MTBE at our state-of-the-art facility in Port Neches, Texas. This facility, which is the most recently built PO manufacturing facility in North America, was designed and built under the supervision of Texaco and began commercial operations in August 1994. According to Nexant ChemSystems in research we commissioned, we are among the lowest cost PO producers in North America largely due to our manufacturing process. Since acquiring the facility in 1997, we have increased its PO capacity by approximately 30% through a series of low-cost process improvement projects. The current capacity of our PO facility is approximately 525 million pounds of PO per year. We have the capacity to produce 145 million pounds of PG per year at a facility in Port Neches, Texas.

        In August 2000, we completed our acquisition of Rohm and Haas' TPU business. The acquired TPU business added production capacity in Osnabrück, Germany and Ringwood, Illinois, complementing our existing footwear-based TPU business.

        Our strategy for Polyurethanes is based on the following initiatives:

  •
  Build on Our Technological Expertise to Drive Growth—We intend to continue to leverage our technological expertise to strengthen our relationships with existing customers and create opportunities to service new customers and end markets. In particular, we are focused on developing products that will allow us to better serve high-value, high-growth markets such as the automotive interiors, footwear, and coatings, adhesives, sealants and elastomers ("CASE") markets.

  •
  Maintain Low-Cost Leadership and Selectively Increase Capacity—We will continue to focus on process innovation and invest in low-cost process improvement projects to incrementally increase the production capacity of our facilities and maintain our low production cost position. In addition to our large-scale capacity expansions, we have historically been able to increase the capacities of our existing MDI, aniline and nitrobenzene facilities for minimal capital investment. We believe that similar opportunities exist within our newly modernized asset base, and we intend to identify and act upon these opportunities going forward as market conditions warrant.

  •
  Capitalize on Product Synergies—We intend to evaluate selective opportunities to utilize our PO internally to increase the scope and scale of our specialty polyol offerings at improved profitability. We believe we will be able to use our PO production in this manner as a platform for growth in MDI and toluene diisocyanate ("TDI") sales. Additionally, we believe that by managing our products and technologies together with our amine technologies further benefits will be created for our Company.

Industry Overview

        The polyurethane chemicals industry is estimated to be a $28 billion global market, consisting primarily of the manufacture and marketing of MDI, TDI and polyols, according to Nexant ChemSystems.

        In 2002, according to Nexant ChemSystems, MDI, TDI, polyols and other products, such as specialized additives and catalysts, accounted for 26%, 16%, 44% and 14% of industry-wide polyurethane chemicals sales, respectively. MDI is used primarily in rigid foam; conversely, TDI is used primarily in flexible foam applications that are generally sold as commodities. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. TPU is used in flexible elastomers and other specialty non-foam applications. PO, one of the principal raw materials for polyurethane chemicals, is primarily used in consumer durables. The following chart illustrates the range of product types and end uses for polyurethane chemicals:

        Polyurethane products are created through the reaction of MDI or TDI with a polyol. Polyurethane chemicals are sold to customers who react the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or specialty polyurethane chemicals tailored for their specific requirements. Our polyurethane production is focused primarily on specialty polyurethane chemicals. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to produce and develop a breadth and variety of polyurethane products. The following table sets forth information regarding the three principal polyurethane chemicals markets:

Source: Nexant ChemSystems

MDI

        As reflected in the chart above, MDI has a substantially larger market size and a higher growth rate than TDI primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. Nexant ChemSystems reports that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in insulation foam for construction. Other markets, such as binders for reconstituted wood board products, are expected to further contribute to the continued growth of MDI.

        According to Nexant ChemSystems, global consumption of MDI was approximately 6.0 billion pounds in 2002, growing from 2.9 billion pounds in 1992, which represents a 7.7% compound annual growth rate. This growth rate is the result of the broad end-uses for MDI and its superior performance characteristics relative to other polymers. The U.S. and European markets consume the largest quantities of MDI. With the recovery of the Asian economies, the Asian markets are becoming an increasingly important market for MDI and we currently believe that demand for MDI in Asia will continue to increase as its less developed economies continue to mature.

        There are four major producers of MDI: Bayer, our Company, BASF and Dow Chemical, which, according to Nexant ChemSystems in research we commissioned, had global market shares of 26%, 23%, 18% and 18%, respectively, in 2002. We believe it is unlikely that any new major producers of MDI will emerge due to the substantial requirements for entry such as the limited availability of licenses for MDI technology and the substantial capital commitment that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        The price of MDI tends to vary by region and by product type. In the Americas, the margin between MDI prices and raw material costs has remained relatively stable over the last ten years. In Europe, these margins have tended to be higher on average but with slightly greater volatility due to occasional supply and demand imbalances. The volatility in margins has been highest in Asia, primarily due to the region's status as a net importer of MDI. As a result, Asia has excess supply in times of surplus in the Americas and Europe and shortage in times of strong global demand. Historically, oversupply of MDI has been rapidly absorbed due to the high growth rate of MDI consumption.

TDI

        The TDI market generally grows at a rate consistent with GDP. The four largest TDI producers supply approximately 60% of global TDI demand, according to Nexant ChemSystems. The consumers of TDI consist primarily of numerous manufacturers of flexible foam blocks sold for use as furniture cushions and mattresses. Flexible foam is typically the first polyurethane market to become established in developing countries, and, as a result, development of TDI demand typically precedes MDI demand.

TPU

        TPU is a high quality material with unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers, such as for use in injection molding and components for the automotive and footwear industries. It is also extruded into films and profiles and finds a wide variety of applications in the CASE markets.

Polyols

        Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. In the United States, approximately 77% of all polyols produced are used in polyurethane foam applications, according to Nexant ChemSystems. Approximately two-thirds of the polyols used in polyurethane applications are processed with TDI to produce flexible foam blocks and the remaining one-third is processed in various applications that meet the specific needs of individual customers. The creation of a broad spectrum of polyurethane products is made possible through the different combinations of the various polyols with MDI, TDI and other isocyanates. The market for specialty polyols that are reacted with MDI has been growing at approximately the same rate at which MDI consumption has been growing. We believe that the growth of commodity polyols demand has paralleled the growth of global GDP.

Aniline

        Aniline is an intermediate chemical used primarily as a raw material to manufacture MDI. Approximately 80% of all aniline produced is consumed by MDI producers, while the remaining 20% is consumed by synthetic rubber and dye producers. According to Nexant ChemSystems, global capacity for aniline was approximately 6.9 billion pounds per year in 2002. Generally, most aniline produced is either consumed downstream by the producers of the aniline or is sold to third parties under long-term supply contracts. The lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

PO

        Demand for PO depends largely on overall economic demand, especially that of consumer durables. Consumption of PO in the United States represents approximately one third of global consumption. According to Nexant ChemSystems, U.S. consumption of PO was approximately 3.8 billion pounds in 2002, growing from 2.5 billion pounds in 1990, which represents a 3.7% compound annual growth rate. According to Nexant ChemSystems, the following chart illustrates the primary end markets and applications for PO, and their respective percentages of total PO consumption:

        Two U.S. producers, Lyondell and Dow Chemical, account for approximately 90% of North American PO production. We believe that Dow Chemical consumes approximately 70% of their North American PO production in their North American downstream operations, and that approximately 50% of Lyondell's North American PO production is consumed internally or sold to Bayer, which acquired Lyondell's polyols business.

MTBE

        We currently use our entire production of tertiary butyl alcohol ("TBA"), a co-product of our PO production process, to produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. U.S. consumption of MTBE grew at a compound annual rate of 15.2% in the 1990s due primarily to the implementation of federal environmental standards that require improved gasoline quality through the use of oxygenates. MTBE experienced strong growth due to its ability to satisfy the oxygenation requirement of the Clean Air Act Amendments of 1990 with respect to exhaust emissions of carbon monoxide and hydrocarbon emissions from automobile engines (the "Clean Air Act"). Some regions of the United States have adopted this oxygenate requirement to improve air quality even though they may not be mandated to do so by the Clean Air Act. While this trend has further increased MTBE consumption, the use of MTBE is controversial in the United States and may be substantially curtailed or eliminated in the future by legislation or regulatory action. See "—MTBE Developments" below.

Sales and Marketing

        We manage a global sales force at 45 locations with a presence in 33 countries, which sells our polyurethanes to over 2,000 customers in 67 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture and CASE industries.

        Approximately 50% of our polyurethane chemicals sales are in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in a ready-to-use form. Our ability to supply polyurethane systems is a critical factor in our overall strategy to offer comprehensive product solutions to our customers. We have strategically located our polyol blending facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We intend to increase the utilization of our systems houses to produce and market greater volumes of polyols and MDI polyol blends.

        We believe that the extensive market knowledge and industry experience of our sales executives and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer contracts. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing quality products, reliable supply, competitive prices and superior customer service.

        Based on current production levels, we have entered into long-term contracts to sell 45% of our PO to a customer through 2007. The balance of our PO is used internally or sold to a number of industrial accounts. Other contracts provide for the sale of our MTBE production to Texaco and BP Amoco. More than 70% of our annual MTBE production of our Port Neches, Texas, PO/MTBE plant is committed to Texaco and BP Amoco, with our contract with Texaco expiring in 2007. In addition, over 40% of our current annual PG production is sold pursuant to long-term contracts.

Manufacturing and Operations

        The following table sets forth information regarding the production capacities of our polyurethanes facilities:

	MDI	TDI	Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE
	(pounds in millions)										(gallons in millions)
Geismar, Louisiana(1)	860	90	160		830	(2)	1,200	(2)
Osnabrück, Germany			20	30
Port Neches, Texas									525	145	260
Ringwood, Illinois				20
Rozenburg, Netherlands	660		120
Wilton, U.K.					660		810

Total	1,520	90	300	50	1,490		2,010		525	145	260

(1)
The Geismar facility is owned as follows: we own 100% of the MDI, TDI and polyol facilities, and Rubicon, Inc., a manufacturing joint venture with Crompton Corp. in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon is a separate legal entity that operates both the assets that we own jointly with Crompton Corp. and our wholly-owned assets at Geismar.

(2)
We have the right to approximately 80% of this capacity under the Rubicon joint venture arrangements.

        Since 1996, over $600 million has been invested to improve and expand our MDI production capabilities through the rationalization of older, less efficient facilities and the modernization of newer facilities. We expect to pursue future plant expansions and capacity modification projects when justified by market conditions.

        In addition to MDI, we produce TDI and polyols at our Geismar facility and polyols and polyol blends at our Rozenburg facility. We manufacture TDI and polyols primarily to support our MDI customers' requirements. We believe the combination of our PO operations, which produce the major feedstock for polyols, with our polyols operations creates an opportunity to expand our polyols operations and market greater volumes of polyols through our existing sales network and customer base.

        We use a proprietary manufacturing process to manufacture PO. We own or license all technology, know-how and patents developed and utilized at our PO facility. Our process reacts isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming tertiary butyl hydroperoxide ("TBHP") and TBA which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

Rubicon Joint Venture

        We are a 50% joint venture owner, along with Crompton Corp., of Rubicon, LLC, which owns aniline, nitrobenzene and diphenylamine ("DPA") manufacturing facilities in Geismar, Louisiana. In addition to operating our 100% owned MDI, TDI and polyol facilities at Geismar, Rubicon also operates the joint venture's owned aniline, nitrobenzene and DPA facilities and is responsible for providing other auxiliary services to the entire Geismar complex. We are entitled to approximately 80% of the nitrobenzene and aniline production capacity of Rubicon, and Crompton Corp. is entitled to 100% of the DPA production. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain.

Chinese MDI Joint Venture

        In January 2003, we entered into joint venture agreements to build MDI production facilities near Shanghai, China with BASF and three Chinese chemical companies. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003. The total project cost is anticipated to be approximately $1.1 billion, with one third to be funded in the form of equity by the joint venture participants, and two thirds in the form of debt. Our share of the equity investment is expected to be approximately $85 million. The joint venture has arranged for the debt portion of the financing, which has been provided by Chinese banks. Most of the debt will be off balance sheet to us, and the financing is non-recourse to our Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. Our investment has been made through an unrestricted subsidiary under our senior secured credit facilities and under the indentures governing our outstanding Senior Notes and Senior Subordinated Notes. Construction will likely require approximately three years, with completion in 2006.

Raw Materials

        The primary raw materials for polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI. Approximately one-third of the raw material costs of MDI is attributable to the cost of benzene. Our integration with our supply of benzene, nitrobenzene and aniline provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of PO. We believe that the integration of our PO operations with our polyurethane chemicals business will give us access to a competitively priced, strategic source of PO and the opportunity to further expand into the polyol market. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 57%, 24%, 16% and 3%, respectively, of total raw material costs in 2002. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our PO is produced internally and delivered through pipeline connected to our PO facility.

Competition

        Competitors in the polyurethane chemicals business include leading worldwide chemical companies such as BASF, Bayer, Dow Chemical and Lyondell. While these competitors produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service, product reliability and price. In addition, our polyurethane chemicals business also differentiates itself from its competition in the MDI market in two ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react to customer needs, with the specific aim of obtaining new business through the solution of customer problems. Nearly all the North American PO production capacity is located in the U.S. and controlled by three producers, Lyondell, Dow Chemical and us. We compete based on price, product performance and service.

MTBE Developments

        The use of MTBE is controversial in the United States and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. Certain of the state bans have been challenged in court; to date, these challenges have not been successful. In certain markets, including California, some retailers have commenced changing their formulations of gasoline to eliminate the use of MTBE.

        As part of proposed energy legislation, the U.S. Senate and House have passed bills that would have the effect of curtailing MTBE use. The bills differed in certain important respects, however, and Congress has been unable to reach a compromise. Whether a ban or substantial restrictions on MTBE use will become federal law in the future is unknown at this time. Congress is likely to consider these matters further in 2004.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also calls on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        The use of MTBE also is being evaluated in other parts of the world. In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under this agreement, use of MTBE in 92- and 95-octane gasoline sold in Denmark ceased by May 1, 2003; however, MTBE is an additive in limited amounts of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation or prohibition of MTBE may result in significant reduction in, or elimination of, demand for our MTBE. In that event, we may be required to shutdown or modify our MTBE production processes to make alternative products other than MTBE. In addition, we could incur a material loss in our revenues or material costs or expenditures in the event of a widespread decrease or cessation of the use of MTBE. Although there can be no assurances, in the event that there should be a phase-out of MTBE in the United States, we believe that we will be able to export MTBE to Europe or elsewhere.

        In addition, while there has been litigation concerning the environmental effects of MTBE, we are not a defendant in any pending MTBE case, and we believe that we would have valid defenses in the event such a case were brought against us. However, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Risk Factors—Pending or future litigation or legislative initiatives related to MTBE may subject us to products or environmental liability or materially adversely affect our sales."

Performance Products

General

        Our Performance Products include EO, EG, surfactants, LAB, amines and MAn.

        We have the capacity to manufacture approximately 1.1 billion pounds of EO and 945 million pounds of EG annually at our Port Neches, Texas and Botany, Australia facilities. Substantially all the EO we produce is used in our production of EG, surfactants and amines.

        We have the capacity to produce approximately 2.8 billion pounds of surfactant products annually at our 12 facilities located in North America, Europe and Australia. Our surfactants business is a leading global manufacturer of nonionic, anionic, cationic and amphoteric surfactants products and is characterized by its breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in baby shampoos and other personal care applications. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, polymers and coatings.

        We are North America's second largest producer of LAB, with capacity of 400 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted by our customers into linear alkylbenzene sulfonate ("LAS"), a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. In addition, LAB is also sold as an additive to the oil and lubricant markets.

        We have the capacity to produce approximately 1.0 billion pounds of a wide variety of amines, including ethanolamines, polyetheramines, ethyleneamines and alkylene carbonates. These products are manufactured at our Port Neches, Conroe and Freeport, Texas facilities and at our facilities in Llanelli, U.K. and Petfurdo, Hungary. We primarily use internally produced ethylene, EO, EG and PO in the manufacture of our amines. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, epoxy hardeners, chelating agents, fungicides, solvents and catalysts.

        We are North America's largest producer of MAn and have the capacity to produce approximately 240 million pounds annually at our Pensacola, Florida facility. MAn is the building block for UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products.

        We also generate revenues by licensing our proprietary manufacturing technology and selling catalyst for the manufacture of MAn. We have been awarded six of the last seven licenses available worldwide. Revenue from licensing and catalyst sales comes from new plant commissioning, as well as current plant maintenance overhaul schedules. We supply our catalysts to these licensees and to worldwide merchant customers, including supplying catalyst to two of the three U.S. MAn producers.

        Our European surfactants operations and our global ethyleneamines operations are owned by HIH.

Industry Overview

Ethylene Oxide and Ethylene Glycol

        EO is produced by the direct oxidation of ethylene and is a major and essential intermediate in the production of other chemicals. According to ChemSystems, approximately 55% of EO produced in the United States is consumed in the manufacture of monoethylene glycol ("MEG"), with the balance consumed in the manufacture of surfactants, ethanolamines and ethers. According to ChemSystems, total demand for EO in the United States in 2002 was 8.2 billion pounds and demand had grown at a rate of 2.5% since 1992.

        By reacting EO with water, three types of EG are produced: MEG, diethylene glycol ("DEG") and triethylene glycol ("TEG"). According to ChemSystems, total demand for MEG in North America in 2002 was 5.7 billion pounds, with demand growing at a compound growth rate of 2.2% since 1992. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets, which, together, according to ChemSystems, comprised approximately 58% and 31% of MEG demand, respectively, in 2002. EG is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers.

        The EG market in North America has been fairly tight through 2003, with average industry operating rates of approximately 89%. Due to continued strong demand for polyester fibers, particularly in Asia, margins are expected to continue to exhibit characteristic cyclicality. New capacity in Asia and the Middle East will come on line by 2006, alleviating the current tightness in supply.

Surfactants

        Surfactants or "surface active agents" are substances which combine a water-soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries. While growth in demand for surfactants is highly correlated with GDP due to its strong links with the household cleaning and general industrial markets, certain segments of the surfactants market, including personal care, are expected to grow faster than GDP.

        The table below identifies the major surfactant product groups that we produce and some common applications.

Product Group	Application
Alkoxylates	household detergents
agricultural adjuvants for herbicides
industrial cleaners
anti-fog chemicals for glass
petroleum production
asphalt emulsions
shampoo
polymerization additives
de-inking of newsprint
Esters and Derivatives	shampoo body wash other personal care products textile and leather treatment
Nitrogen Derivatives	bleach thickeners baby shampoo fabric conditioners other personal care products and applications
Formulated Blends	household detergents agricultural adjuvants for herbicides textile and leather treatment personal care products and applications foundry catalysts concrete additives pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents de-emulsifiers for petroleum production

        According to Nextant ChemSystems, global demand in 2002 for surfactants was approximately 24 billion pounds. Demand growth for surfactants is viewed as being relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with unproved performance characteristics, and as a result life cycles for these consumer end products can often be quite short. This affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags petrochemical price movements.

Linear Alkyl Benzene

        LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. In addition, LAB is also sold as an additive to the oil and lubricant markets.

        Four major manufacturers lead the traditional detergent market for LAB in North America: Procter & Gamble, Dial, Unilever and Colgate Palmolive. These four largest detergent manufacturers consume approximately 700 million pounds of LAB annually in North America. Worldwide, there are some 22 producers of LAB, but 70% of capacity lies in the hands of seven producers, with two or three major players in each of the three regional markets. Total global capacity for LAB is estimated at

6.5 billion pounds, of which approximately 1.9 billion pounds are installed in the Americas. The North American market for LAB is mature while the Latin American market is expected to grow as significant amounts of LAB replace less environmentally friendly branched chain alkylbenzenes, and as detergent demand grows at a faster rate than in more developed countries. Any excess LAB capacity in North America is expected to be sold into the growing Latin American markets.

        For the past several years, our LAB operations have benefited from a market environment where the supply/demand balance for LAB in the Americas has been favorable for producers and prices for alternate products have not been very competitive. From a competition perspective, compounds derived from alcohol and its derivatives can be used in place of LAB in certain detergent formulations. In the past year, a significant amount of new alcohol production capacity has come on stream resulting in lower prices for these alcohol-based compounds. As a result LAB has become less attractive to buyers who have the option to formulate their products with either of these two other raw materials.

Amines

        Amines broadly refer to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive, emulsifying, dispersant, detergent, solvent or corrosion inhibiting agent. Similar to surfactants, growth in demand for amines is highly correlated with GDP due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, including polyetheramines and carbonates, have grown at rates well in excess of GDP due to new product development, technical innovation, and substitution and replacement of competing products.

        As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use application, pricing for amines tends to be stable and does not generally fluctuate with movements in underlying raw materials.

        Our amines operation manufactures and markets over 250 products consisting of highly specialized products which are tailored to meet specific customers' needs. Customers use these products in a wide variety of applications as shown below.

Product Family	Applications
Morpholines/DGA and Gas Treating	hydrocarbon processing construction chemicals synthetic rubber water treating electronics applications gas treating and agricultural treatment
Specialty Amines	liquid soaps, personal care lube and fuel additives polyurethane foams fabric softeners paints and coatings refinery processing water treating
Polyols and Polyetheramines	polyurethane foams and insulation construction and flooring paints and coatings fuel additives adhesives
Ethyleneamines	lube oil additives epoxy hardeners wet strength resins chelating agents fungicides
Ethanolamines	agricultural herbicides detergents and personal care

Maleic Anhydride

        MAn is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst.

        The largest use of MAn in the United States is in the production of UPRs, which account for approximately 57% of U.S. MAn demand. Other uses are as follows:

Source: Management estimates.

        UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Total U.S. demand for MAn is approximately 525 million pounds. Over time, demand for MAn has generally grown at rates that slightly exceed GDP. However, given its dependence on the UPR market that is heavily influenced by construction end markets, demand can be cyclical.

        Pricing for MAn in North America over the past several years has been stable. Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant maintenance overhaul schedules.

Sales and Marketing

        We sell our products globally through a commercial organization which has extensive market knowledge, lengthy industry experience and long-standing customer relationships. Our sales force is organized into specialized teams tailored to each market segment's specific needs, thereby enhancing customer service.

        We also provide extensive pre-and post-sales technical service support to our customers. Our technical service professionals bring sophisticated skills to our customers and are well regarded within their field of expertise. Moreover, these professionals help tailor application of our products to meet our customers' unique needs and interact closely with our cross functional business teams.

        In addition to direct sales efforts, we also sell some of our products through a network of distributors. In most cases, sales through these distributors have a higher profit margin than direct sales to end users. Distributors typically promote our products to smaller end use customers who cannot cost-effectively be served by our direct sales force.

Manufacturing and Operations

Surfactants and Surfactant Intermediates

        We have the global capacity to produce approximately 2.5 billion pounds of surfactant intermediates and 2.8 billion pounds of surfactants annually at 12 manufacturing locations in North America, Europe and Australia.

        These production capacities are as follows:

Current capacity
Product Area	Product	North America	Europe	Australia	Total
(Pounds in Millions)
Surfactant Intermediates	EO EG LAB	1,000 890 400	— — —	100 55 —	1,100 945 400
Surfactants	Alkoxylation Sulfonation Other	650 — 310	285 400 1,065	90 — 10	1,025 400 1,485

        Our surfactants facilities have broad capabilities in conversion, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation. We continue to evaluate the feasibility of restructuring our Whitehaven, U.K. facility with a goal of reducing operating costs of the facility and expanding our supply chain.

        As part of our vertical integration strategy, we have historically used nearly one-half of the ethylene we produce at our Port Arthur and Port Neches, Texas facilities to manufacture EO, and then consume substantially all our EO internally to produce EG, surfactants and amines. Additional primary raw materials for our surfactant operations include synthetic alcohols, caustic soda, fatty acids, paraffin and nonyl phenol. All these raw materials are widely available in the merchant market at competitive prices.

Amines

        We have the capacity to manufacture approximately 830 million pounds per year of amines at our Port Neches and Conroe, Texas facilities as well as our plants in Llanelli, U.K. and Petfurdo, Hungary.

Location	Product	Current capacity
		(Pounds in Millions)
Port Neches, TX	Ethanolamines	340
Port Neches, TX	Morpholines and Glycolamines	80
Conroe, TX	Alkylalkanolamines	60
Conroe, TX	Other specialty amines	350
Petfurdo, Hungary	Other specialty amines	75
Freeport, TX and Terneuzen, Netherlands(1)	Ethylenamines	160

(1)
Available production capacity by way of a long-term tolling arrangement with Dow Chemical.

        Our amines consume, among other raw materials, internally produced ethylene, EO, propylene, PO and DEG.

Maleic Anhydride

        We are the world's largest producer of refined MAn and our production facility in Pensacola, Florida is the world's largest, with an annual capacity of 240 million pounds per year.

        We produce MAn via proprietary technology by oxidizing normal butane through the use of our proprietary catalyst. We believe our Pensacola plant is the lowest cost MAn producer in North America. We expect to maintain this position through the continued development and improvement of our process technology and catalysts.

        We are the only U.S. producer to produce briquettes (solid MAn) which we produce at our St. Louis, Missouri facility, for sale to smaller customers, which allows us to service smaller customers and then secure their molten MAn requirements when their businesses grow.

        MAn is produced by the reaction of normal butane with oxygen using a proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to the site by barge. Our MAn catalyst is toll converted by Engelhard under a long-term contract according to our proprietary methods.

Competition

        There are numerous surfactants and surfactant intermediates producers worldwide. Our main competitors include worldwide leading chemical companies such as Sasol, BASF, Shell, Cognis, Clariant, AKZO Nobel, Dow Chemical, Petresa and Equistar, as well as various smaller or more local competitors. We compete on the basis of price with respect to our basic surfactant product offering and, in addition to price, on the basis of performance and service with respect to our specialty and blended surfactant products.

        Generally, there are few competitors for our amines due to the considerable customization and the relatively high research and development costs involved. Our research laboratories located in Austin, Texas have extensive new product development capabilities. Our main competitors in amines include BASF, Dow Chemical, Air Products and AKZO Nobel. In MAn, our competitors include Bayer, Ashland, BP Amoco, Lonza and BASF.

Polymers

General

        Our polymer products are polyethylene, polypropylene, styrene monomer, EPS, and APAO. We have the capacity to produce approximately 430 million pounds of high pressure low density polyethylene ("HPLDPE"), 250 millions pounds of linear low density polyethylene ("LLDPE"), and 75 million pounds of APAO annually at our Odessa, Texas facility. The Odessa, Texas facility has the capacity to produce approximately 800 million pounds of ethylene per year and approximately 300 million pounds of propylene per year. We currently consume substantially all of the ethylene production of our Odessa facility internally in the production of certain of our polymer products which are manufactured in Odessa.

        We have the capacity to produce approximately 1 billion pounds of polypropylene annually at three production facilities: Longview, Texas with a capacity of approximately 700 million pounds per year; Marysville, Michigan with a capacity of approximately 180 million pounds per year; and Odessa, Texas with a capacity of approximately 120 million pounds annually.

        We are Australia's only producer of styrene, with a capacity to produce approximately 250 million pounds annually.

        We have the capacity to produce approximately 250 million pounds of EPS annually at our plants in Peru, Illinois, Mansonville, Canada and West Footscray, Australia.

Polyethylene

        Polyethylene represents by volume the most widely produced thermoplastic resin in the world. There are two basic grades of polyethylene resin, high density and low density. Within low density, there is a further differentiation between HPLDPE and LLDPE. HPLDPE is used in a wide variety of applications, including film packaging, molded furniture, toys, wire and cable insulation. During 2002, 27.7 billion pounds of polyethylene were produced in the United States. The different grades, volumes and percentages of resins produced include HPLDPE, 7.6 billion pounds or 26%; LLDPE, 7.6 billion pounds or 27%; and High Density Polyethylene ("HDPE"), 12.9 billion pounds or 47%.

        We produce a variety of grades of HPLDPE using both the tubular and autoclave processes. Many of the resins are designed to meet specific requirements of particular end users. Various types of conversion equipment, including extension coating, blown and cast film extrusion, injection and blow molding, and other proprietary methods of extrusion, use these differentiated polyethylene resins to provide high clarity, durability, sealability and low gel performance characteristics. Linear grade (general-purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price. We participate in both market areas, but concentrate our efforts primarily in more differentiated areas.

        LLDPE and low density polyethylene ("LDPE") are used in a wide variety of industrial and consumer applications, the largest of which is the film market. Flexible films are used in food and consumer packaging, medical applications and coated paper.

Polypropylene

        Polypropylene is one of the most versatile and among the fastest growing of the major polymers. Polypropylene is used in a wide variety of applications including toys, housewares, bottle caps, outdoor furniture, utensils and packaging film. Although polypropylene comes in many formulations, there are three basic grades: homopolymers, derived from the polymerization of propylene, random copolymers derived from the polymerization of propylene and a small amount of ethylene, and impact copolymers derived by first polymerizing propylene and then adding a small amount of polymerized ethylene. We produce all three basic types of polypropylene. Polypropylene represents an economical alternative to other higher cost polymers due to its overall product performance and its relatively low cost of production.

        Polypropylene is rising in popularity among polymer users due to its wide range of existing and potential uses and applications. Different polypropylene formulations are custom manufactured with a variety of characteristics to accommodate end users. These characteristics include high stiffness, dimensional stability, low moisture absorption, good electrical insulation and optical properties and resistance to acids, alkalis and solvents. New applications have accounted for significant growth in the past decade in areas such as polypropylene film and automotive parts for the replacement of heavier, more expensive materials.

APAO

        We have the capacity to produce approximately 75 million pounds per year of APAO at our Odessa facility, and we are one of only two U.S. on-purpose producers of APAO. APAO is a special purpose, high quality polymer used primarily in the production of adhesives and sealants, modified bitumen roofing materials, lamination, wire and cable coating. We are the only domestic producer of butene copolymer APAO, a high value product used in hot melt adhesive applications. APAO competes with an atactic polypropylene for some less performance driven uses.

EPS

        We are North America's second largest EPS producer with annual production capacity of 225 million pounds and Australia's largest producer with a capacity of 25 million pounds. EPS serves two primary end markets: the "block" EPS market and the "shape" EPS market. Block EPS is used largely by the construction industry and shape EPS is used largely in packaging applications.

        Historically, EPS has not been traded as an international commodity. As a result, management believes EPS prices have generally been significantly less volatile than those of other petrochemicals. Producers typically maintain strong links to the approximate 400 domestic molders, leading to product differentiation and customization for clients. Molders are typically small, privately held companies that rely on strong supplier relationships.

Industry Overview

        Polymers markets are essentially global commodity markets. Demand for polymers tends to be less susceptible to economic cycles than some of our Base Chemicals, as the products are generally sold into the packaging and consumer markets. Demand for LLDPE, which represents the growth segment of the polyethylene sector, and polypropylene has grown at rates well in excess of GDP growth as these products have replaced other polymers and materials (including wood, paper, glass and aluminum) due to their superior performance characteristics. Our Polymers are subject to some of the same fluctuations in price as a result of supply and demand imbalances and feedstock price movements.

        The basis for competition is price, product performance, product quality, product deliverability and customer service. Polymers profitability is affected by the worldwide level of demand for polymers, along with vigorous price competition which may intensify due to, among other things, new domestic and foreign industry capacity. In general, demand is a function of economic growth in the United States, Europe and elsewhere in the world, which fluctuates.

Product	2002 U.S. market size	Historic Growth, (1992-2002)	Markets	Applications
	(Billions of Pounds)
LLDPE	8.3	5.4%	film; injection molding;	film packaging (food
HPLDPE	5.8	0.9%	extrusion coating	and medical), molded furniture, toys, wire and cable insulation
Polypropylene	13.9	7.0%	injection molding; fibers & filaments; film	toys, house-wares, bottle caps, outdoor furniture, utensils, packaging film, and clothing
EPS	1.0	2.9%	block; shape	construction; packaging

Source: CMAI.

Manufacturing and Operations

        We have the capacity to produce approximately 2.3 billion pounds of polymers at our 6 plants located in North America and Australia.

        Information regarding these facilities is set forth in the following chart:

Location	Product	Annual Capacity
		(Millions of Pounds)
Odessa, Texas	Ethylene Propylene LDPE LLDPE Polypropylene APAO	800 300 430 250 120 75
Longview, Texas	Polypropylene	700
Marysville, Michigan	Polypropylene	180
Peru, Illinois	EPS	185
Mansonville, Quebec	EPS	40
West Footscray, Australia	EPS Styrene Phenolic and Polyester Resins	25 250 50

        Our Longview, Texas facility is among the newest, most technologically advanced and lowest cost facilities in North America. Incorporating the UNIPOL® gas phase production technology, this state-of-the-art facility has the capability to produce a broad range of polypropylene grades. This facility is connected by pipeline to the Mont Belvieu, Texas propylene supply grid and has recently added railcar-loading infrastructure, giving it maximum raw material supply flexibility.

        Our Marysville, Michigan facility's technology is ideally suited to produce special grades of co-polymer polypropylene. This technology will allow the plant to produce higher value thermoplastic olefins ("TPO"), which are used extensively in high-value specialty automotive applications.

        Our Odessa, Texas facility has an annual polypropylene production capacity of approximately 120 million pounds. Our Odessa facility produces grades of polypropylene utilized for medical applications, electrical capacitor film and electronics packaging. These niche applications have allowed us to realize substantial premium prices over commodity polypropylene.

        Our Peru, Illinois EPS facility is one of the world's largest EPS production facilities, with the capacity to produce 185 million pounds per year in five reactors. The use of our proprietary one-step EPS production technology keeps production costs at the Peru facility among the lowest in the industry. The fifth reactor was installed in the first quarter of 1998. This expansion increased capacity from 145 million pounds per year to 185 million pounds.

        We are Australia's only producer of styrene, phenol, acetone and EPS at our facility, located near Melbourne, Australia. We also produce phenolic and polyester resins and, in a joint venture with Dow Chemical, polystyrene. We also own an EPS molding operation.

Raw Materials

        Our Odessa, Texas olefins plant produces both ethylene and propylene. Ethylene is transferred to LDPE and LLDPE for polymerization, and is also utilized in polypropylene and APAO copolymer production. Ethylene capacity is greater than current polymer capacity. To maximize ethylene production, we produce cryogenic ethylene and sell it via tank car to customers without pipeline access. There are only two significant sellers of liquid ethylene, Sunoco and ourselves. This product is sold at a significant premium to market pricing.

        The primary raw material in the production of EPS is styrene. We purchase styrene for our Peru, Illinois and Mansonville, Quebec facilities at market price from unaffiliated third parties.

Competition

        In 2002, there were approximately 10 domestic producers of LDPE resins, either as HPLDPE or as LLDPE. In 2002, these producers had an estimated combined annual rated production capacity of approximately 18 billion pounds. The largest manufacturer of LDPE is ExxonMobil. In 2002, the five largest domestic producers of both LDPE and LLDPE were ExxonMobil, Dow Carbide, Equistar, Westlake Polymers and ChevronPhillips.

        There are currently 13 U.S. producers of polypropylene, operating 23 plants with approximately 18.1 billion pounds of annual capacity. The largest producer is Basell, followed by BP, Fina and ExxonMobil. We are the eighth largest U.S. producer of polypropylene.

        We are the second largest producer of EPS in North America and the only producer in Australia. Other EPS producers are BASF, NOVA Chemicals and Styrochem.

Pigments

General

        Our Pigments business, which operates under the trade name "Tioxide," is among the largest producers in the world, with an estimated 13% market share, according to IBMA in a study we commissioned and has the largest production capacity for TiO2 in Europe. Our entire Pigments business is owned by HIH. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to IBMA, global consumption of TiO2 was approximately 3.9 million tonnes in 2002, growing from 3.0 million tonnes in 1992, representing a 2.8% compound annual growth rate, which approximates global GDP growth for that period.

        We offer an extensive range of products that are sold worldwide to over 3,000 customers in all major TiO2 end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments business to service local customers, as well as global customers that require delivery to more than one location. Our Pigments business has an aggregate annual nameplate capacity of approximately 596,000 tonnes at our eight production facilities. Five of our TiO2 manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with NL Industries, Inc.

        We recently commissioned a new TiO2 manufacturing plant at our Greatham, U.K. facility. This new plant allowed us to close an older, higher cost plant located at Greatham and increased our annual production capacity of the facility to 100,000 tonnes of chloride-based TiO2. In addition, we are in the process of expanding our Huelva, Spain plant by 17,000 tonnes by late 2005.

        We are among the world's lowest cost TiO2 producers, according to IBMA in research we commissioned. By 2000, our comprehensive cost reduction program eliminated approximately $120 million of annualized costs since 1996. We have recently initiated a series of new cost rationalization initiatives, referred to as our "High Force" project, which are targeted to achieve additional savings of $80 million by the end of 2004.

        Our strategy for Pigments is based on the following initiatives:

  •
  Improve Asset Utilization—We intend to improve our asset utilization and product quality by continuing to align our product range with our production capabilities. We will continue to optimize our number of product lines and emphasize new "universal" product lines that can be used across a greater number of applications. We will also attempt to identify further opportunities for low-cost capacity expansion as justified by market conditions.

  •
  Continue to Improve Cost Structure—We will continue our comprehensive cost improvement program which concentrates on permanent cost reduction, improved product quality and increased productivity and lower variable costs. We have recently completed a five-year program, which combined with other cost reduction initiatives, has achieved total annualized savings of over $120 million from January 1, 1996 through year end 2001. We currently anticipate achieving additional annual savings totaling approximately $80 million by the end of 2004, the largest components of which are approximately $35 million from a program of operational improvements and transfer of best practices, approximately $12 million from the installation of a global SAP system and approximately $6 million from the Greatham plant replacement and upgrade. We intend to further improve our cost competitiveness by aggressively developing and marketing the co-products of our operations.

Industry Overview

        Global consumption of TiO2 was 3.9 million tonnes in 2002 according to IBMA. The historical long-term growth rate for global TiO2 consumption has been generally consistent with global GDP growth. Although short-term influences such as customer and producer stocking and de-stocking activities in response to changes in capacity utilization and price may distort this trend, over the long-term, GDP growth is the primary underlying factor influencing growth in TiO2 demand. The TiO2 industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the first half of the year.

        The global TiO2 market is characterized by a small number of large global producers. The TiO2 industry currently has five major producers (DuPont, Millennium Chemicals, our Company, Kerr-McGee and NL Industries), which account for approximately 80% of the global market share, according to IBMA in research we commissioned. No producer has announced greenfield TiO2 capacity in the last few years. Based upon current price levels and the long lead times for planning, governmental approvals and construction, additional greenfield capacity is not expected in the near future. According to IBMA, prices of TiO2 are expected to be positively affected by limited investment in new capacity.

        There are two manufacturing processes for the production of TiO2, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, the chloride process accounts for approximately 64% of global production capacity according to IBMA. However, the global distribution of sulfate and chloride-based TiO2 capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America and both processes are used in Asia. While most end-use applications can use pigments produced by either process, market preferences typically favor products that are locally available.

Sales and Marketing

        Approximately 90% of our TiO2 sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture TiO2.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our Pigments business is well-positioned to benefit from the projected growth in the plastics sector, which, according to IBMA, is expected to grow faster than the overall TiO2 market over the next several years. The table below summarizes the major end markets for our Pigments products:

End Markets	% of 2002 Sales Volume
Paints and Coatings	58%
Plastics	32%
Inks	5%
Other	5%

Manufacturing and Operations

        Our Pigments business has eight manufacturing sites in seven countries with a total estimated capacity of 596,000 tonnes per year. Approximately 73% of our TiO2 capacity is located in Western Europe. The following table presents information regarding our TiO2 facilities:

Region	Site	Annual Capacity	Process
		(tonnes)
Western Europe	Calais, France Greatham, U.K. Grimsby, U.K. Huelva, Spain Scarlino, Italy	100,000 100,000 75,000 80,000 80,000	Sulfate Chloride Sulfate Sulfate Sulfate
North America	Lake Charles, Louisiana(1)	60,000	Chloride
Asia	Teluk Kalung, Malaysia	56,000	Sulfate
Southern Africa	Umbogintwini, South Africa(2)	40,000	Sulfate

		591,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc. The capacity shown reflects our 50% interest in Louisiana Pigment Company.

(2)
In June 2002, we acquired the remaining 40% minority interest in Tioxide Southern Africa (Pty.) Ltd. that was held by AECI Limited. Tioxide Southern Africa (Pty.) Ltd. is now an indirect, wholly-owned subsidiary of our Company.

Kronos Joint Venture

        We own a 50% interest in a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner Kronos Louisiana, Inc., a wholly-owned subsidiary of NL Industries, Inc. We share production offtake and operating costs of the plant equally with Kronos, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation.

Raw Materials

        The primary raw materials used to produce TiO2 are titanium-bearing ores. There are a limited number of ore suppliers and we purchase ore under long-term supply contracts. The cost of titanium-bearing ores has been relatively stable in comparison to TiO2 prices. Titanium-bearing ore represents approximately 40% of TiO2 pigment production costs. We have recently renegotiated several of our primary ore purchasing contracts, which are expected to reduce our variable costs in the future.

        TiO2 producers extract titanium from ores and process it into pigmentary TiO2 using either the chloride or sulfate process. Once an intermediate TiO2 pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our Pigments business. We now sell over 50% of the co-products generated by our business.

Competition

        The global markets in which our Pigments business operates are highly competitive. The primary factors of competition are price, product quality and service. The major global producers against whom we compete are DuPont, Millennium Chemicals, Kerr-McGee Chemicals and NL Industries. We believe that our competitive production costs, combined with our presence in numerous local markets, give us a competitive advantage, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Base Chemicals

General

        We are a highly integrated North American and European olefins and aromatics producer. Olefins, principally ethylene and propylene, are the largest volume basic petrochemicals and are the key building blocks from which many other chemicals are made. For example, olefins are used to manufacture most plastics, resins, adhesives, synthetic rubber and surfactants that are used in a variety of end-use applications. Aromatics, including cyclohexane and benzene, are basic petrochemicals used in the manufacture of polyurethane chemicals, nylon, polyester fibers, synthetic rubber and a variety of plastics. Our European base chemicals operations are owned by HIH.

Olefin Production

        In the United States, we produce ethylene and propylene at our Port Arthur and Port Neches, Texas olefins manufacturing facilities. The Port Arthur steam cracker has the capacity to produce approximately 1.4 billion pounds of ethylene and approximately 600 million pounds of propylene per year and has the capability to process both light and heavy feedstock, giving us the opportunity to optimize the cost of our raw materials. The Port Neches facility has the capacity to produce approximately 400 million pounds of ethylene and approximately 500 million pounds of propylene per year and has the capability to process ethane and propane and to recover ethylene and propylene from refinery off-gas. The Port Neches facility is currently not in operation. We intend to restart this facility as market conditions improve, although there can be no assurance that we will do so.

        Our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities, according to Nexant ChemSystems in a study we commissioned. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. The Wilton olefins facility benefits from its feedstock flexibility and superior logistics, which allows for processing of naphthas, condensates and natural gas liquids ("NGLs").

        We are the second largest U.S. producer of butadiene with annual production of approximately 900 million pounds. All the butadiene we produce in the U.S. is sold to several large consumers to be further processed into products such as synthetic rubber for tires, fiber for nylon carpet and foam for carpet backing. The majority of our butadiene customers are among the largest and most established consumers of butadiene in the North American industry, including Goodyear Tire and Rubber, Bayer, DuPont and Bridgestone/Firestone, Inc. Our U.S. butadiene production facility is the only such facility in close proximity to these end-user plants, and we are connected to all five of these facilities by our proprietary pipelines, giving us a distinct competitive advantage. Our European butadiene production is sold in the merchant market to a variety of customers in a variety of industries.

Aromatics and MTBE

        We are the second largest U.S. producer of cyclohexane and have the capacity to produce approximately 565 million pounds of cyclohexane annually at our Port Arthur, Texas facility. Virtually all cyclohexane is converted to other intermediate chemicals used to produce Nylon 6 and Nylon 6,6 synthetic fibers and resins. The nylon fibers are used to manufacture products such as hosiery, upholstery, carpet and tire cord, and the resins are used in engineered plastic applications.

        We produce aromatics in Europe at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. According to Nexant ChemSystems in a study we commissioned, we are a leading European producer of cyclohexane with 700 million pounds of annual capacity, a leading producer of paraxylene with 750 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,300 million pounds of annual capacity. We use most of the benzene produced by our aromatics operations internally in the production of nitrobenzene for our Polyurethanes business and for the production of cyclohexane. The balance of our European aromatics production is sold to several key customers.
        We also have the capacity to produce approximately 1.0 billion pounds of MTBE annually at our Port Neches, Texas facility, and our subsidiary, HIH has the capacity to produce approximately 1.6 billion pounds of MTBE annually at their PO/MTBE facility which is also located in Port Neches, Texas. The HIH PO/MTBE facility is operated as part of their Polyurethanes business and the MTBE produced at the facility is a co-product of PO, a primary component of polyurethane systems. See "—- Polyurethanes—General." MTBE is blended into gasoline as an octane enhancer and as an oxygenate which reduces carbon monoxide and other harmful motor vehicle emissions. See "Business—Environmental Regulation—MTBE Developments."

Industry Overview

        Petrochemical markets are essentially global commodity markets. However, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil prices) and general economic conditions.

        According to ChemSystems, the petrochemical industry is at or near its cyclical trough following a period of oversupply in the last few years and supply and demand characteristics are currently expected to improve in coming years, which should result in improved performance.

        As shown in the following table, ethylene is the largest petrochemicals market and paraxylene has been the fastest growing:

Product	2002 Global Market size	Historic Growth, (1992-2002)	Markets	Applications
	(Billions of Pounds)
Ethylene	210	4.7%	polyethylene, ethylene oxide, polyvinyl chloride, alpha olefins, styrene	packaging materials, plastics, housewares, beverage containers, personal care
Propylene	118	5.1%	polypropylene, propylene oxide, acrylonitrile, isopropanol	clothing fibers, plastics, automotive parts, foams for bedding and furniture
Butadiene	19	2.9%	SBR rubber, polybutadiene, SB latex	automotive, carpet
Benzene	74	4.0%	polyurethanes, polystyrene cyclohexane, cumene	appliances, automotive components, detergents, personal care, packaging materials, carpet
Paraxylene	39	8.1%	polyester, purified terephthalic acid ("PTA")	fibers, textiles, beverage containers
Cyclohexane	9	2.5%	nylon 6, nylon 6,6	fibers, resins

        The olefins markets in both North America and Western Europe are supplied by numerous producers, none of whom has a dominant position in terms of its share of production capacity. Global ethylene consumption in 2002 was 210 billion pounds, according to ChemSystems, representing an average industry operating rate of 87%. Global propylene consumption in 2002 was estimated at 118 billion pounds, representing an average industry operating rate of 81%. The top three North American producers of ethylene are Equistar, ExxonMobil and Dow Chemical while the top three Western European producers of ethylene are AtoFina, Dow Chemical and EniChem.

        Like the olefins market, the global aromatics and cycloaliphatics market, which is primarily comprised of cyclohexane, benzene and paraxylene, is characterized by several major producers, including, according to ChemSystems, Dow Chemical, AtoFina, Shell, EniChem, ExxonMobil, BASF, ChevronPhillips and Equistar.

        Both the benzene and paraxylene markets are currently in a period of overcapacity. The increasing restrictions imposed by regulatory authorities on the aromatics content of gasoline in general, and the benzene content in particular, have led to an increase in supply of aromatics in recent years. In 2002, global paraxylene demand grew by 7.0%, after being flat in 2001, while global capacity rose by 1.4%. As a result of these dynamics, according to Nexant ChemSystems, margins in the aromatics industry, particularly those in paraxylene, are currently expected to continue to exhibit characteristic cyclicality and recover from currently depressed cyclical lows in the next few years as polyester growth drives a rebalancing of supply and demand.

Sales and Marketing

        In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to minimize our selling expenses and administration costs. In 2002, over 97% and 80% of our primary Base Chemicals sales volume in North America and Europe, respectively, was made under long-term contracts. In addition, in 2002, we delivered over 99% and 64% of our Base Chemicals products volume in North America and Europe, respectively, by pipeline.

Manufacturing and Operations

        We produce olefins and aromatics at our integrated manufacturing facilities in Port Arthur, Texas, Port Neches, Texas, Wilton, England and North Tees, England. Information regarding these facilities is set forth below:

Location	Product	Annual Capacity
(Millions of Pounds)
Port Arthur, Texas	Ethylene(1) Propylene(1) Cyclohexane	1,400 600 565
Port Neches, Texas	Ethylene(2) Propylene(2) Butadiene	400 500 900
Wilton, U.K	Ethylene Propylene Butadiene Paraxylene	1,900 880 225 750
North Tees, U.K	Benzene Cyclohexane	1,300 700

(1)
Our Port Neches, Texas olefins plant is currently idle.

(2)
Our Port Arthur, Texas olefins facilities completed a 52 day maintenance turnaround during the second quarter of 2003. Our next turnaround for this facility will be in 2008.

        The olefins plants in Port Arthur and Port Neches have the ability to process a wide variety of feedstocks, including refinery off-gas, NGLs and naphtha, to produce ethylene, propylene, and derivative products. Our Port Arthur steam cracker has the capability to process both light and heavy feedstocks, giving us the ability to optimize the cost of our raw materials. The Port Neches steam cracker uses lighter feedstocks, such as NGLs. In addition, this facility is able to recover both ethylene and propylene from refinery production. This recovery process enables us to purchase refinery off-gas streams, which the refineries otherwise use only for fuel value, and to upgrade these streams into high-margin marketable products. The Port Arthur and Port Neches olefins facilities are located within six miles of each other, and share several common services and product streams.

        The Wilton olefins facility's flexible feedstock capability, which permits it to process naphtha, condensates and NGL feedstocks, allows us to take advantage of favorable feedstock prices arising from seasonal fluctuations or local availability. According to Nexant ChemSystems in research we commissioned, the Wilton olefins facility is one of Europe's most cost efficient olefins manufacturing facilities on a cash cost of production basis.

        Crude butadiene is produced at olefins facilities (including our U.S and European olefins facilities) as a by-product of ethylene cracking and, to a much lesser extent, from on-purpose dehydrogenation. Due to our ability to process a wide variety of crude butadiene streams, we are able to reduce our overall raw material cost by obtaining lower-cost streams that are not suitable for processing in many of our competitors' plants. Cyclohexane is produced by reacting benzene with hydrogen. We use our internally produced hydrogen and benzene along with purchased hydrogen and benzene to produce cyclohexane.

        In the U.S. and Europe, we benefit from our extensive pipeline systems that we use to transport feedstocks and intermediate and finished products. Our finished product pipelines allow us to ship ethylene, propylene and butadiene directly to our customers. We believe that the wide coverage of our pipeline system, coupled with the proximity of both customers and suppliers, gives us a competitive advantage both in receiving raw materials and in delivering ethylene and propylene to our customers.

Raw Materials

        In the U.S., pipelines allow us to transport liquid hydrocarbon feedstocks from Mont Belvieu, Texas, the hub of the Gulf Coast petrochemical industry, to our Port Arthur and Port Neches facilities. We are tied into the extensive industry pipeline grid for receipt of natural gases and NGLs, and have dock and tank facilities for receipt of feedstocks by tanker and barge. In Europe, we also operate an extensive logistics operations infrastructure in North Tees, U.K. This infrastructure includes both above and below ground storage facilities, jetties and logistics services on the River Tees. These operations reduce our raw material costs by providing greater access and flexibility for obtaining feedstocks. Our North Tees facility, situated on the northeast coast of England, is near a substantial supply of oil, gas and chemical feedstocks. Due to our location at North Tees, we have the option to purchase feedstocks from a variety of sources.

Competition

        The markets in which our Base Chemicals business operates are highly competitive. Our competitors in the olefins and aromatics operations are frequently some of the world's largest chemical companies such as BP Amoco, Dow Chemical, ExxonMobil, Equistar and Shell. The primary factors for competition in this business are price, service and reliability of supply. The technology used in these businesses is widely available and licensed.

Unrestricted Subsidiaries and Joint Ventures

Huntsman International Holdings LLC

        HIH was formed in 1999 in connection with a transaction between HIH, Huntsman Specialty and ICI. In connection with the transaction, HIH acquired, on June 30, 1999, ICI's polyurethane chemicals, selected petrochemicals and TiO2 operations and Huntsman Specialty's PO operations. HIH also acquired BP Chemicals' 20% ownership interest in the Wilton olefins facility and certain related assets. HIH transferred the acquired business to HI and to HI's subsidiaries. HI also acquired Dow Chemical's ethyleneamines business in February 2001 and Rhodia S.A.'s European surfactants business in April 2001. HIH owns all of HI's membership interests. HIH's membership interests are owned 60% by Huntsman LLC and 40% by HMP. For the year ended December 31, 2002, HIH had revenues of $4.5 billion and EBITDA of $480.1 million.

Huntsman Verwaltungs GmbH (Germany)

        Through Huntsman Verwaltungs GmbH, we own a 50% interest in a joint venture with Sasol Chemical Holdings GmbH & Co., KG. The joint venture owns a MAn plant in Germany with an annual capacity of 125 million pounds.

Saudi MAn Joint Venture

        On April 14, 2002, Huntsman MA Investments (Netherlands) CV, Saudi International Petrochemical Company and three other shareholders formed Gulf Advanced Chemical Industries Company Limited, a Saudi Arabian limited liability company, for the purpose of manufacturing MAn and butanediol in Saudi Arabia. Huntsman MA Investments (Netherlands) CV owns a 5% interest in Gulf Advanced Chemical Industries Company Limited.

Intellectual Property Rights

Huntsman LLC and Subsidiaries

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 420 unexpired U.S. patents, approximately 130 patent applications (including provisionals) currently pending at the United States Patent and Trademark Office, and approximately 2730 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and own approximately 70 U.S. trademark registrations, approximately 12 applications for registration currently pending at the United States Patent and Trademark Office, and approximately 2640 foreign counterparts, including both registrations and applications for registration. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

Employees

        As of September 30, 2003, our consolidated group employed approximately 9,311 people in our operations around the world. Approximately 2,864 of these employees are located in the United States, while 6,447 are located in foreign countries. Approximately 6,481 of our consolidated group personnel are employed by HIH.

Properties

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the United States and many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Manufacturing/Plants

Location	Business Segment	Description of Facility
Salt Lake City, Utah	—	Corporate Headquarters
Houston, Texas(1)	—	Regional Headquarters
Port Arthur, Texas	Base Chemicals	Aromatics and Olefins Manufacturing Plant
Port Neches, Texas	Base Chemicals and Performance Products	C4s and Butadiene Manufacturing Plant and Administrative Building
Wilton, U.K.	Base Chemicals	Olefins and Aromatics Manufacturing Facilities, Base Chemicals Headquarters
North Tees, U.K.(1)	Base Chemicals	Aromatics Manufacturing Facility and Logistics/Storage Facility
Middlesborough, U.K.	Base Chemicals	Base Chemicals Plant
Redcar, U.K.(1)	Base Chemicals	Logistic Storage Facility
Austin, Texas	Performance Products	Research Facility
Conroe, Texas	Performance Products	Amines Manufacturing Plant
Dayton, Texas	Performance Products	Surfactant Manufacturing Plant
Chocolate Bayou, Texas(1)(6)	Performance Products	LAB Manufacturing Plant
Pensacola, Florida(1)(6)	Performance Products	MAn Processing Facility
St Louis, Missouri(1)(6)	Performance Products	MAn Processing Facility
Petfurdo, Hungary	Performance Products	Amines Manufacturing Plant
Botany, Australia	Performance Products	Surfactant Manufacturing Plant
Llanelli, U.K.	Performance Products	Amines Manufacturing Plant
Guelph, Ontario	Performance Products	Surfactant Manufacturing Plant
St Mihiel, France	Performance Products	Surface Sciences Manufacturing Facility
Lavera, France	Performance Products	Surface Sciences Manufacturing Facility
Castiglione, Italy	Performance Products	Surface Sciences Manufacturing Facility
Patrica/Frosinane, Italy	Performance Products	Surface Sciences Manufacturing Facility
Barcelona, Spain	Performance Products	Surface Sciences Manufacturing Facility
Freeport, Texas(1)	Performance Products	Amines Manufacturing Facility
Grimsby, U.K.	Pigments	TiO2 Manufacturing Facility
Calais, France	Pigments	TiO2 Manufacturing Facility
Huelva, Spain	Pigments	TiO2 Manufacturing Facility
Scarlino, Italy	Pigments	TiO2 Manufacturing Facility
Teluk Kalung, Malaysia	Pigments	TiO2 Manufacturing Facility
Westlake, Louisiana(4)	Pigments	TiO2 Manufacturing Facility
Umbogintwini, South Africa	Pigments	TiO2 Manufacturing Facility
Billingham, U.K.	Pigments	TiO2 Research and Technical Facility, and Pigments Headquarters
Warrenville, Illinois(1)	Pigments and Polyurethanes	TiO2 and Polyurethanes Office Space and Research Facility
Peru, Illinois	Polymers	EPS Manufacturing Plant
Marysville, Michigan	Polymers	Polypropylene Manufacturing Plant
Longview, Texas(1)	Polymers	Polypropylene Manufacturing Plant
Odessa, Texas	Polymers	Polyethylene Manufacturing Plant
Mansonville, Quebec	Polymers	EPS Manufacturing Plant
West Footscray, Australia	Polymers	Polymers Manufacturing Plant
Geismar, Louisiana(5)	Polyurethanes	MDI, TDI, Nitrobenzene(5), Aniline(5) and Polyols Manufacturing Facilities

Rozenburg, Netherlands(1)	Polyurethanes	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Systems House
Wilton, U.K.	Polyurethanes	Aniline and Nitrobenzene Manufacturing Facilities
West Deptford, New Jersey	Polyurethanes	Polyurethane Systems House, Research Facility and U.S. Regional Headquarters
Auburn Hills, Michigan(1)	Polyurethanes	Polyurethane Office Space and Research Facility
Deerpark, Australia(4)	Polyurethanes	Polyurethane Systems House
Cartagena, Colombia	Polyurethanes	Polyurethane Systems House
Deggendorf, Germany	Polyurethanes	Polyurethane Systems House
Ternate, Italy	Polyurethanes	Polyurethane Systems House
Shanghai, China(1)	Polyurethanes	Polyurethane Systems House
Thane (Maharashtra), India(1)	Polyurethanes	Polyurethane Systems House
Seoul, Korea(1)	Polyurethanes	Polyurethane Systems House
Samuprakam, Thailand(1)	Polyurethanes	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethanes	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethanes	Polyurethane Systems House
Mississauga, Ontario(1)	Polyurethanes	Polyurethane Systems House
Everberg, Belgium	Polyurethanes	Polyurethane Research Facility, Global Headquarters and European Headquarters
Gateway West, Singapore(1)	Polyurethanes	Polyurethane Regional Headquarters
North Andover, Massachusetts(1)	Polyurethanes	TPU Research Facility
Ringwood, Illinois(1)	Polyurethanes	TPU Manufacturing Facility
Osnabrück, Germany	Polyurethanes	TPU Manufacturing Facility
Port Neches, Texas	Polyurethanes	PO Manufacturing Facility and MTBE Manufacturing Facility
Sour Lake, Texas	Polyurethanes	Various finished raw materials pipelines and storage facilities

(1)
Leased land and/or building.

(2)
The Port Arthur, Texas olefins facilities completed a 52 day maintenance turnaround and inspection ("T&I") period during the second quarter of 2003. Our next T&I for this facility will be in 2008.

(3)
The Port Neches, Texas olefins plant is currently idle.

(4)
50% owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc.

(5)
50% owned manufacturing joint venture with Crompton Corp.

(6)
These plants are operated by Solutia under long-term operating agreements. Solutia and certain of its affiliates have filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. We expect that Solutia will continue to operate these plants, although no assurance can be given at this time. During the course of the bankruptcy proceeding, it is possible that Solutia may reject any of the agreements under which it operates the plants. It is also possible that Solutia's reorganization under Chapter 11 may fail and that it would proceed to a liquidation under Chapter 7. If Solutia were to discontinue operation of any of these plants, it may be difficult to arrange for uninterrupted operation.

Environmental Regulation

  General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to change our equipment or operations, and any such changes could have a material adverse effect on our businesses. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

  Environmental Capital Expenditures and Accruals

        We may incur future costs for capital improvements and general compliance under environmental and safety laws, including costs to acquire, maintain and repair pollution control equipment. We estimate that capital expenditures for environmental and safety matters during 2003 will be between $35 and $40 million for Huntsman LLC and $40 and $45 million for Huntsman International. However, since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental and safety laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters—Capital Expenditures" above.

        We have established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. A total of approximately $38.3 million has been accrued related to environmental matters as of September 30, 2003, including approximately $17.5 million related to Huntsman LLC, and $20.8 million related to HI. However, no assurance can be given that all potential liabilities arising out of our present or past operations have been identified or fully assessed or that its future environmental liabilities will not be material.

  Potential Liabilities

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. We are aware of the following matters and believe (1) the reserves related to these matters to be sufficient for known requirements and (2) the ultimate resolution of these matters will not have a material impact on our results of operations or financial position:

        Our Company and the TCEQ settled outstanding allegations of environmental regulatory violations at the Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around our C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for our joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause us to incur costs that could be material.

        Our Company and the State of Texas settled an air enforcement case relating to our Port Arthur plant on May 13, 2003. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus, far, we have paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on our financial position.

        On October 1, 2003, the EPA sent us an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other plants located in Port Arthur also received similar requests. We have responded and are awaiting further communication from the EPA. Whether this request will result in an enforcement action being initiated against us is unknown at this time.

        Huntsman LLC and Huntsman Polymers have been named as "premises defendants" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 42 asbestos exposure cases pending against Huntsman Polymers, some of which also name Huntsman LLC as a defendant. Among the cases currently pending, we are aware of one claim of mesothelioma. We do not have sufficient information at the present time to estimate any liability in these cases. Although we cannot provide specific assurances, based on our understanding of similar cases, management believes that our ultimate liability in these 42 cases will not be material to our financial position or results of operations.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the EPA of the Beaumont-Port Arthur State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. This change will likely require additional controls and/or work practices to meet the yet undefined regulatory requirements for NOX and VOC's. We cannot predict the outcome of the EPA assessment but believe that additional capital will be required above the existing operating plans of our plants in Port Arthur and Port Neches, Texas.

        On June 13, 2003, our aromatics and olefins plant in Port Arthur, Texas received a Notice of Enforcement from the TCEQ for alleged violations identified by the agency during an April 2003 air quality inspection. No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including our Huntsman Petrochemical Corporation plant. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The action does not specify a dollar amount, but seeks damages for health effects and diminution of property values, as well as non-monetary relief. The suit is based, at least in part, on emissions data from reports that these sites filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near our Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although we took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. We believe that we did not own the tanks; however, we did own the acid in the tanks. The U.K. Environment Agency and the Health and Safety Executive are investigating the incident, and the Health and Safety Executive has issued three

Improvement Notices requiring corrective action. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that, if any charges are brought or additional corrective action orders issued and we are ultimately found to be legally responsible, the probable penalties would not be material to our financial position or results of operations.

        We are in the process of voluntarily removing filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to one of our subsidiaries. Under an agreement with Almagrera, we had for some time supplied filter salts to Almagrera to be used in the manufacturing of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant by the end of 2001, a large pile of stored filter salts was found on its premises, far from its normal warehouse. We estimate the cost of removal and disposal of the filter salts will total $2.0 million. As of September 30, 2003, we had spent $1.0 million. The rest ($1.0 million) is likely to be spent by the end of 2004. We do not believe expenditures in connection with this matter will be material.

        We are aware that there is or may be soil or groundwater contamination at some of HI's facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to HI), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that HI will not be required to contribute to such costs or that such costs will not be material.

        Under the IPPC, EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The UK has been the first EU member government to request IPPC permit applications from us. In the UK, we have submitted several applications and, very recently, negotiated and received our first IPPC permits. Based upon the terms of those permits, we do not anticipate that we will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. We are not yet in a position to know with certainty what the other UK IPPC permits will require. It is possible that the costs of compliance could be material; however, we believe, based upon experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to our financial condition or results of operations.

        With respect to our facilities in other EU jurisdictions, IPPC implementing legislation is either not yet in effect or we have not yet been required to seek IPPC permits. Accordingly, while we expect to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time we are unable to determine whether or not these costs will be material. Accordingly, we cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        We have incurred, and may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under CERCLA and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under RCRA and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at or from our properties regardless of when the contamination occurred. For example, our Odessa, Port Arthur and Port Neches facilities in Texas are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, we do not believe such matters will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on us.

        In addition, we have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility); Georgetown Canyon, Idaho (an alleged former property); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); Turtle Bayou Superfund Site, Texas (an alleged off-site disposal location); the Martin Aaron Superfund Site, Camden, New Jersey (an off-site disposal and reconditioning facility); the Gulf Nuclear Sites in Odessa and near Houston, Texas (off-site waste handling sites); Fort Gratiot Sanitary Landfill near Marysville, Michigan (an off-site disposal location); Star Lake Superfund Site, Texas (located near our Port Neches facility) and the San Angelo Electric Service Company Site, San Angelo, Texas (an alleged PCB-handling site). With respect to the first five matters, which are under investigation, we are unable to determine whether such liabilities may be material to us because we do not have information sufficient to evaluate these claims. With respect to the final four matters, based on current information and our past experience, we do not believe such matters will have a material adverse effect on us.

        Based upon currently available information, we do not anticipate that any of the potential liabilities referenced above will materially adversely affect our financial position or results of operations.

  MTBE Developments

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. Certain of the state bans have been challenged in court; to date, these challenges have not been successful. In certain markets, including California, retailers have changed, or commenced changing, their formulations of gasoline to eliminate the use of MTBE.

        As part of proposed energy legislation, the U.S. Senate and House have passed bills that would have the effect of curtailing MTBE use. The bills differed in certain important respects, however, and Congress has been unable to reach a compromise. Whether a ban or substantial restrictions on MTBE use will become federal law in the future is unknown at this time. Congress is likely to consider these matters further in 2004.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also calls on the U.S. Congress to restrict the use of MTBE under the Clean Air Act.

        The use of MTBE also is being evaluated in other parts of the world. In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under this agreement, use of MTBE in 92- and 95-octane gasoline sold in Denmark ceased by May 1, 2003; however, MTBE is an additive in limited amounts of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        Any phase-out or other future regulation or prohibition of MTBE may result in significant reduction in, or elimination of, demand for our MTBE. In that event, we may be required to shut down or modify our MTBE production processes to make alternative products other than MTBE. In addition, we could incur a material loss in our revenues or material costs or expenditures in the event of a widespread decrease or cessation of the use of MTBE. Although there can be no assurances, in the event that there should be a phase-out of MTBE in the United States, we believe that we will be able to export MTBE to Europe or elsewhere.

        In addition, while there has been litigation concerning the environmental effects of MTBE, we are not a defendant in any pending MTBE case, and we believe that we would have valid defenses in the event such a case were brought against us. However, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

  REACH Developments

        In September 2003, the European Commission released a proposed regulation concerning the registration, evaluation, authorization and restrictions of chemicals, also known as REACH. The REACH initiative, as proposed, would require risk assessment and registration of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This authorization could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and our Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to us.

Legal Proceedings

        Huntsman LLC and Huntsman Polymers have been named as "premises defendants" in a number of asbestos exposure lawsuits. These suits typically involve multiple plaintiffs and multiple defendants, and the complaints in these actions do not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. There are currently 42 asbestos exposure cases pending against Huntsman Polymers, some of which also name Huntsman LLC as a defendant. Among the cases currently filed, we are aware of one claim of mesothelioma. We do not have sufficient information at the present time to estimate any liability in these cases. Although we cannot provide assurances, based on our experience of similar cases, management believes that our ultimate liability in these cases will not be material to our financial position or results of operations.

        We are a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Based in part on the indemnities provided to us by Texaco and ICI in connection with their transfers of businesses to us and our insurance coverage, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations. See "—Environmental Regulation."

MANAGEMENT

Managers and Executive Officers

        Members of our current board of managers and executive officers are listed below. The members of the board of managers are appointed by the owner of our membership interests and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

Board of Managers and Executive Officers

Name	Age	Position
Jon M. Huntsman*	66	Chairman of the Board and Manager
David H. Huntsman*	36	Vice Chairman of the Board, Vice President, Expandable Polystyrene and Manager
Peter R. Huntsman*	40	President, Chief Executive Officer and Manager
Anthony P. Hankins	46	President, Performance Products Division
Patrick W. Thomas	46	President, Polyurethanes (HI)
Douglas A.L. Coombs**	62	President, Pigments (HI)
Thomas J. Keenan**	51	President, North American Petrochemicals and Polymers Division (Huntsman Petrochemical Corporation)
Kevin J. Ninow	40	President, Base Chemicals and Polymers Division
J. Kimo Esplin	41	Executive Vice President and Chief Financial Officer
Samuel D. Scruggs	44	Executive Vice President, General Counsel and Secretary
Donald J. Stanutz	53	Executive Vice President and Chief Operating Officer
Michael J. Kern***	54	Senior Vice President, Environmental, Health & Safety
Don H. Olsen	57	Senior Vice President, Global Public Affairs
Brian V. Ridd	45	Senior Vice President, Purchasing
Sean Douglas	39	Vice President and Treasurer
Curtis C. Dowd	44	Vice President, Finance
Kevin C. Hardman	40	Vice President, Tax
L. Russell Healy	48	Vice President, Finance and Risk Management
John R. Heskett	35	Vice President, Corporate Development
James H. Huntsman*	32	Vice President, Petrochemicals and Manager
Karen H. Huntsman*	65	Vice President and Manager
Paul C. Huntsman*	34	Vice President and Manager
Richard H. Johnigan, Jr	57	Vice President and Controller
David S. Parkin*	31	Vice President, Surface Sciences Intermediates; Manager
David J. Matlin	42	Manager
Christopher Pechock	39	Manager
Richard P. Durham*	40	Manager
James A. Huffman*	35	Manager
Richard Michaelson	51	Manager, Chairman of the Audit Committee

*
Such persons are related as follows: Karen H. Huntsman is the wife of Jon M. Huntsman. Jon M. Huntsman and Karen H. Huntsman are the parents of Peter R. Huntsman, David H. Huntsman, Paul C. Huntsman and James H. Huntsman. Richard P. Durham, James A. Huffman and David S. Parkin are sons-in-law of Jon M. Huntsman and Karen H. Huntsman and brothers-in-law of Peter R. Huntsman, David H. Huntsman, Paul C. Huntsman and James H. Huntsman.

**
Douglas A.L. Coombs retired from this position effective August 1, 2003 and Thomas J. Keenan has been designated President, Pigments (HI), pending board confirmation.

***
Michael J. Kern has been designated Chief Information Officer, pending board confirmation.

        Jon M. Huntsman is Chairman of the Board of Managers of our Company and has held this position since our Company was formed. He has been Chairman of the Board of HI and HIH and all Huntsman companies since he founded his first company in 1970. Mr. Huntsman served as Chief Executive Officer of our Company and its affiliated companies from 1970 to 2000, and of HI and HIH from 1999 to 2000. In addition, Mr. Huntsman serves or has served on numerous corporate and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce.

        Peter R. Huntsman is President, Chief Executive Officer and a Manager of the Company, HI and HIH. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President, Chief Operating Officer and a Manager of both HI and HIH since they were formed in 1999. He also serves as President, Chief Executive Officer of many of our subsidiaries. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation, a former subsidiary of the Company, as Vice President—Purchasing before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our Company.

        Anthony P. Hankins is President, Performance Products Division. Mr. Hankins was appointed to this position in May 2003. Prior to his current position, Mr. Hankins served as Global Vice President, Rigids Division for the polyurethanes business of HI. Mr. Hankins worked for ICI from 1980 to 1999, when he joined the Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the United States.

        Patrick W. Thomas is President, Polyurethanes of HI. Mr. Thomas has held this position since he joined HI in 1999. Since 2000, Mr. Thomas has also served as a Manager and President of several subsidiaries of HI. From 1982 to 1999, Mr. Thomas worked at ICI where he held numerous management positions, including Polyurethanes Business Director, Europe from 1993 to 1997, Polyurethanes International Marketing and Planning Manager from 1991 to 1993 and Polyurethanes Engineering & Investment Manager from 1989 to 1991.

        Douglas A.L. Coombs retired as President, Pigments of HI, effective August 1, 2003. Mr. Coombs had held this position since he joined HI in 1999. Prior to that time, Mr. Coombs spent 35 years with ICI where he held a number of management positions, including Chairman & Chief Executive Officer of Tioxide Group from 1996 through June 1999.

        Thomas J. Keenan is President, North American Petrochemicals and Polymers Division of Huntsman Petrochemical Corporation, and has been designated President, Pigments of HI, pending board confirmation. Mr. Keenan serves or has served in many executive positions with the Huntsman affiliated companies, including Senior Vice President of Huntsman Chemical Company LLC and Huntsman Polymers Corporation. Prior to joining Huntsman in 1994, Mr. Keenan was Vice President and General Manager of Mobil Chemical Company, where he worked for more than sixteen years.

        Kevin J. Ninow is President, Base Chemicals and Polymers Division. Since joining Huntsman in 1997, Mr. Ninow has served in a variety of executive, manufacturing and engineering positions in our Company and its subsidiaries, including Senior Vice President, Base Chemicals Manufacturing, Vice President European Petrochemicals, Vice President International Manufacturing, Plant Manager—

Oxides and Olefins, Plant Manager—C4's, Operations Manager—C4's, Manager of Technology, Process Control Group Leader, and Project Engineer.

        J. Kimo Esplin is Executive Vice President and Chief Financial Officer. Mr. Esplin has served in this position since 1999. Mr. Esplin also serves as Senior Vice President and Chief Financial Officer of HI and as an officer or director of many Huntsman companies. Previously, Mr. Esplin served as Treasurer of the Company. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years.

        Samuel D. Scruggs is Executive Vice President, General Counsel and Secretary. Mr. Scruggs served as our Vice President and Treasurer from 1999 to 2002 and as Executive Vice President from 2002 until he was appointed to his current position in 2003. Mr. Scruggs also serves as Executive Vice President and General Counsel of HI. Mr. Scruggs previously served as Vice President and Associate General Counsel and as Vice President and Treasurer of our Company. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Donald J. Stanutz is Executive Vice President and Chief Operating Officer. Mr. Stanutz previously served as Executive Vice President, Global Sales and Marketing and has held several positions with Huntsman that have included the overall management for the performance chemicals business, specialty polymers business and olefins, oxides and glycols business. Prior to joining Huntsman in 1994, Mr. Stanutz served in a variety of senior positions with Texaco Chemical Company.

        Michael J. Kern is Senior Vice President—Environmental, Health & Safety, and has been designated Chief Information Officer, pending board approval. Mr. Kern has served in senior management positions of our Company, including Executive Vice President, Manufacturing, since 1999. Mr. Kern also serves as Senior Vice President, Environmental, Health & Safety of HI. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations from April 1993 until joining the Company, Plant Manager of the Port Neches facility from August 1992 to March 1993, Manager of the PT/MTBE project from October 1989 to July 1992, and Manager of Oxides and Olefins from April 1988 to September 1989.

        Don H. Olsen is Senior Vice President, Global Public Affairs. Mr. Olsen also serves as an officer or director of many of Huntsman's affiliated companies. Prior to joining Huntsman in 1988, Mr. Olsen had a distinguished 17-year career in broadcast journalism. He also spent three years in Washington, D.C. as Director of Communications for former U.S. Senator Jake Garn.

        Brian V. Ridd is Senior Vice President, Purchasing. Mr. Ridd has held this position since 2002. Mr. Ridd is also Senior Vice President, Purchasing of HI. Since joining Huntsman in 1984, Mr. Ridd has served as an officer of many of our subsidiaries, including Vice President of Olympus Oil and Vice President, Purchasing of Huntsman Petrochemical Corporation and Huntsman Chemical Corporation.

        Sean Douglas is Vice President and Treasurer of the Company. Mr. Douglas is also Vice President and Treasurer of HI and many of our affiliated companies. Since joining our Company in 1990, he has served in a number of executive roles, including Vice President Administration and Assistant Treasurer of our Company, Vice President of various affiliated companies, Controller of an affiliated company and as a financial analyst for Huntsman's European businesses. Mr. Douglas is a CPA and, prior to joining Huntsman, worked for Price Waterhouse.

        Curtis C. Dowd is Vice President, Finance. Mr. Dowd served as Vice President, Corporate Development from 1999 through 2001, and as Vice President, Surface Sciences from 2001 to 2003 when he was appointed to his current position. Mr. Dowd served as Vice President and General Counsel of Huntsman Petrochemical Corporation from 1994 to 1998. Prior to joining Huntsman in 1994, Mr. Dowd was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and had spent over six years as a CPA with the accounting firm of Price Waterhouse.

        Kevin C. Hardman is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Mr. Hardman is also Vice President, Tax of Huntsman LLC. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with Deloitte & Touche, where he worked for 10 years. Mr. Hardman is a CPA and holds a master's degree in tax accounting.

        L. Russell Healy is Vice President, Finance and Risk Management. Mr. Healy also serves as Vice President, Finance of HI and as an officer or director of several subsidiaries of the Company and HI. Previously, Mr. Healy served as Vice President, Tax for Huntsman. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche, LLP. Mr. Healy is a CPA and holds a master's degree in accounting.

        John R. Heskett is Vice President, Corporate Development. Mr. Heskett has held this position since 2002. Mr. Heskett also serves as Vice President, Corporate Development for HI and as Vice President of Huntsman Surfactants Technology Corporation. Mr. Heskett previously served as Assistant Treasurer for our Company and its subsidiaries, Huntsman Petrochemical Corporation and Huntsman Polymers Corporation. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for several years.

        James H. Huntsman is Vice President, Petrochemicals and Manager. Mr. Huntsman has served as a Vice President and a Manager of our Company since 1995. Mr. Huntsman has also served as Vice President, European Base Chemicals Sales for Huntsman International LLC and the boards of directors or managers of other Huntsman companies.

        Karen H. Huntsman is Vice President and Manager. Mrs. Huntsman has served on the Board of the Company since 1995 and as Vice President since 1999. Mrs. Huntsman performs an active role in all the Companies businesses and currently serves as an officer and/or board member for many of the Huntsman companies. Mrs. Huntsman has served as a member of the Utah State Board of Regents and on the board of directors of First Security Corporation. She also serves on the board of directors of various not-for-profit entities.

        Paul C. Huntsman is Vice President and Manager. Since becoming a member of the Board of the Company in 1996, Mr. Huntsman has served in various positions as an officer or director of many of the Huntsman companies, including Vice President of Huntsman Petrochemical Corporation.

        Richard H. Johnigan, Jr.    is Vice President and Controller. Mr. Johnigan has held this position since 2001. Mr. Johnigan also serves as Vice President and Controller of Huntsman International LLC. Prior to joining Huntsman in 1997, Mr. Johnigan was Vice President and Controller of Oxychem, where he worked for 23 years. Mr. Johnigan, a CPA, held several executive positions at Oxychem, including Vice President and Chief Financial Officer of the Polymers and Agricultural Chemicals Divisions.

        David S. Parkin is Vice President, Surface Sciences Intermediates and Manager of our Company. Mr. Parkin has served in this position since 2002. Mr. Parkin is also the Vice President, Purchasing of HI. Since 1995, Mr. Parkin has served in a number of management roles for Huntsman companies.

        David J. Matlin is a Manager. Mr. Matlin also serves as the CEO and Global Portfolio Manager of MatlinPatterson Global Advisors LLC and is the regional trading head for the Americas. Prior to the formation of MatlinPatterson in 2002, Mr. Matlin was responsible for all the activities of the Credit Suisse First Boston Distressed Group since its formation in 1994, managing a global portfolio of distressed assets valued in excess of $2.0 billion as of December 31, 1999. Prior to Credit Suisse First Boston, Mr. Matlin was Managing Director of distressed securities and co-founder of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988-1994). Prior to that, he was a securities analyst at Halcyon Investments (1986-1988).

        Christopher Pechock is a Manager. Mr. Pechock has been active in the distressed securities markets for 14 years. Prior to July 2002, Mr. Pechock was a member of Credit Suisse First Boston's Distressed Group which he joined in 1999. Before joining Credit Suisse First Boston, Mr. Pechock was a Portfolio Manager and Research Analyst in distressed securities at Turnberry Capital Management, L.P. (1997-1999), a Portfolio Manager in distressed securities and special situations at Eos Partners, L.P. (1996-1997), a Vice President and high yield analyst at PaineWebber Inc. (1993-1996) and an analyst in risk arbitrage at Wertheim Schroder & Co., Incorporated (1987-1991). Mr. Pechock holds an MBA from the Columbia University Graduate School of Business (1993) and a BA in Economics from the University of Pennsylvania (1987).

        Richard P. Durham is a Manager. Mr. Durham is a partner with Peterson Partners LLC, a private investment company. Mr. Durham serves or has served in a number of executive positions for Huntsman affiliated companies, including as President of Huntsman Corporation from 1994 through 1997 and as Chairman and Chief Executive Officer of Pliant Corporation, formerly Huntsman Packaging Corporation, until 2002.

        James A. Huffman is a Manager. Mr. Huffman serves or has served in a number of executive positions for Huntsman affiliated companies since 1998, including Vice President, Strategic Planning of the Company and Vice President of Huntsman Genomics Company. Prior to joining Huntsman, Mr. Huffman worked for the global management consulting firm of McKinsey & Company as an engagement manager. Mr. Huffman also worked for Huntsman in a variety of positions from 1991 to 1994, including Director, New Business Development and Manager, Credit for Huntsman Packaging Corporation, a former Huntsman subsidiary.

        Richard Michaelson is a Manager and Chairman of the Audit Committee. Mr. Michaelson is the Chief Financial Officer and Secretary of Life Sciences Research Inc, a contract research organization providing global outsourcing services to the pharmaceutical industry. Prior to his joining LSR in 1998, he was a partner in Focused Healthcare Partners, a healthcare investment company. Mr Michaelson was the Chief Financial Officer of Unilab Corporation, California's largest provider of clinical laboratory services from 1993-1997, and held a succession of senior management positions at MetPath (now Quest Diagnostics) between 1982-1993. Mr. Michaelson was a financial analyst at IBM from 1979-1982.

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)			Number of Securities Underlying Options/EARs Granted(18)	All Other Compensation
Peter R. Huntsman President, Chief Executive Officer and Manager	2002 2001 2000	$ $ $	1,144,000 1,129,700 1,096,154	$ $ $	750,000 500,000 250,000	$ $ $	452,434 678,170 132,320	(2) (4) (5)	0 263,158 0	$ $ $	135,520 1,668,046 399,616	(3) (3) (3)
J. Kimo Esplin Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	397,318 386,250 368,750	$ $ $	400,000 250,000 300,000		$0 381,674 0	(7)	0 92,106 0	$ $ $	23,464 92,422 56,528	(6) (6) (6)
Patrick W. Thomas President—Polyurethanes (HI)	2002 2001 2000	$ $ $	484,544 381,323 372,706	$ $ $	452,136 385,998 122,706	$ $ $	143,329 123,699 85,287	(8) (9) (11)	0 0 7,386	$ $ $	0 125,000 26,345	(10) (10)
Douglas A.L. Coombs(12) President—Pigments (HI)	2002 2001 2000	$ $ $	284,928 243,163 247,896	$ $ $	1,081,227 658,565 363,694	$ $ $	384,077 354,782 360,568	(13) (14) (15)	0 0 0	$ $ $	0 0 0
Thomas J. Keenan(12) President, North America Petrochemicals and Polymers Division	2002 2001 2000	$ $ $	287,100 278,100 270,192	$ $ $	482,892 280,800 100,000		$0 0 3,983	(17)	0 13,158 0	$ $ $	49,432 91,397 47,714	(16) (16) (16)

(1)
Any blank items in this column reflect perquisites and other personal benefits, securities or property received by the named executive officer which are less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)
Perquisites and other personal benefits in the amount of $452,434 were provided for the named executive officer, including $49,446 for use of company airplane, $345,244 for taxes paid in connection with foreign assignment, $43,024 for education and housing expenses for foreign assignment, $3,622 for use of an automobile and $11,098 for an allowance for foreign assignment.

(3)
Consists of $4,000, $5,826 and $3,400 employer's contribution to the 401(k) Plan for 2002, 2001 and 2000, respectively, $18,830 and $18,524 employer's contribution to the Supplemental 401(k) Plan for 2001 and 2000, respectively, $16,000, $13,600 and $13,600 employer's contribution to the Money Purchase Plan for 2002, 2001 and 2000, respectively, $115,520, $137,040 and $114,092 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2002, 2001 and 2000, respectively, $492,750 and $250,000 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively and a $1,000,000 equity credit for foreign service under the Equity Deferral Plan for 2001.

(4)
Perquisites and other personal benefits in the amount of $678,170 were provided for the named executive officer, including relocation expenses of $217,420 and $313,550 for education and housing expenses for foreign assignment.

(5)
Payment of $132,320 for living expenses.

(6)
Consists of $4,000, $3,424 and $3,276 employer's contribution to the 401(k) Plan for 2002, 2001 and 2000, respectively, $5,876, and $2,186 employer's contribution to the Supplemental 401(k) Plan for 2001 and 2000, respectively, $6,000, $5,134 and $1,786 employer's contribution to the Money Purchase Plan for 2002, 2001 and 2000, respectively, $13,464, $15,488 and $4,558 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2002, 2001 and 2000, respectively, and $62,500 and $44,722 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively.

(7)
Perquisites and other personal benefits in the amount of $381,674 were provided for the named executive officer, including $253,026 for taxes paid in connection with foreign assignment and $51,414 for education and housing expenses for foreign assignment.

(8)
Perquisites and other personal benefits in the amount of $143,329, including a payment of $82,180 for housing expenses, $21,889 for education expenses and $39,260 for location and other allowances for foreign assignment.

(9)
Perquisites and other personal benefits in the amount of $123,699, including a payment of $69,461 for living expenses, $32,087 for educational expenses, and a foreign services payment of $18,785 as a cost of living adjustment for foreign assignment.

(10)
Consists of $125,000 and $26,435 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively.

(11)
Perquisites and other personal benefits in the amount of $85,287, including a payment of $60,550 for housing accommodations and a foreign services payment of $19,979 as a cost of living adjustment for foreign assignment.

(12)
Douglas A.L. Coombs retired as President, Pigments (HI), effective August 1, 2003 and Thomas J. Keenan has been designated President, Pigments (HI), pending board confirmation.

(13)
Perquisites and other personal benefits in the amount of $384,077, including a payment of $116,186 for housing and other living expenses for foreign assignment, and $267,891 for taxes paid in connection with foreign assignment.

(14)
Perquisites and other personal benefits in the amount of $354,782, including a payment of $88,511 for living expenses, $16,507 for use of an automobile and $244,360 for taxes paid in connection with foreign assignment.

(15)
Perquisites and other personal benefits in the amount of $360,568, including a payment of $87,909 for housing accommodations, $250,979 for taxes paid in connection with foreign assignment, and $13,497 for use of an automobile.

(16)
Consists of $4,000, $3,400 and $3,400 employer's contribution to the 401(k) Plan for 2002, 2001 and 2000, respectively, $467 and 1,012 employer's contribution to the Supplemental 401(k) Plan for 2001 and 2000, respectively, $6,000, $5,100 and $850 employer's contribution to the Money Purchase Plan for 2002, 2001 and 2000, respectively, $39,432, $25,148 and $20,765 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2002, 2001 and 2000, respectively, $57,282 and $24,787 employer's contribution to the Equity Deferral Plan for 2001 and 2000, respectively.

(17)
Payment of $3,983 for automobile expense.

(18)
"EARs" means equity appreciation rights. For more information see "—Exercise of Options and Equity Appreciation Rights" below.

Equity Options and Equity Appreciation Rights

        There were no grants of equity options or equity appreciation rights ("EARs") during the fiscal year ended December 31, 2002.

Exercise of Options and Equity Appreciation Rights

        The following table sets forth information concerning the exercise of EARs during the fiscal year ended December 31, 2002 by each of the Company's chief executive officer and its other four most highly compensated executive officers and the fiscal year-end value of unexercised EARs. The EARs represent a right to a cash payment upon exercise equal to the difference between the value (determined by a formula) of a share of Huntsman Corporation stock (prior to the Restructuring) at exercise and the dollar amount per share set forth in the EAR at grant, multiplied by the number of shares represented by the EAR. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. The Company is reviewing possible alternative incentive compensation programs and may allow selected participants to exchange EARs for rights in an alternative program.

AGGREGATED OPTION/EAR EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 2002
AND FY-END OPTION/EAR VALUES

			Number of Securities Underlying Unexercised Options/EARs at FY-End (#)
							Value of Unexercised In-the-Money Options/EARs at FY-End
	Securities Acquired on Exercise (#)
Name		Value Realized
			Exercisable		Unexercisable		Exercisable	Unexercisable
Peter R. Huntsman	0	$0	65,790	(1)	197,368	(1)	$0	$0
J. Kimo Esplin	0	$0	23,026		69,080		$0	$0
Patrick W. Thomas	0	$0	3,694		3,684		$0	$0
Douglas A.L. Coombs	0	$0	0		0		$0	$0
Thomas J. Keenan	0	$0	3,290		9,868		$0	$0

(1)
In connection with the Restructuring, Mr. Peter Huntsman agreed to give up all of his EARs.

Retirement Plans

        The following table shows the estimated annual benefits payable under the Company's tax-qualified defined benefit pension plan (the "Huntsman Pension Plan") and supplemental pension plan ("Huntsman SERP") in specified final average earnings and years-of-service classification.

Huntsman Pension Plans Table

	Years of Benefit Service at Retirement
Final Average Compensation
	5	10	15	20	25	30	35	40
$ 250,000	$18,800	$37,500	$56,300	$75,000	$93,800	$112,500	$131,300	$150,000
300,000	22,500	45,000	67,500	90,000	112,500	135,000	157,500	180,000
350,000	26,300	52,500	78,800	105,000	131,300	157,500	183,800	210,000
400,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
450,000	33,800	67,500	101,300	135,000	168,800	202,500	236,300	270,000
500,000	37,500	75,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	45,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	52,500	105,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	67,500	135,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	75,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000
1,250,000	93,750	187,500	281,250	375,000	468,750	562,500	656,250	750,000
1,500,000	112,500	225,000	337,500	450,000	562,500	675,000	787,500	900,000
1,750,000	131,250	262,500	393,750	525,000	656,250	787,500	918,750	1,050,000
2,000,000	150,000	300,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000

        The current Huntsman Pension Plan benefit is based on the following formula: 1.5% of final average compensation multiplied by years of credited service, minus 1.5% of estimated Social Security benefits multiplied by years of credited service (maximum of 50% of Social Security benefits). For years of credited service prior to 2000, benefits are based on a 1.4% formula. Final average compensation is based on the highest average of three consecutive years of compensation. Messrs. Peter R. Huntsman, J. Kimo Esplin and Thomas J. Keenan were participants in the Huntsman Pension Plan in 2002. For the foregoing named executive officers, covered compensation under this plan consists of base salary and is reflected in the "Salary" column of the Summary Compensation Table. Federal regulations require that for the 2002 plan year, no more than $200,000 in compensation be considered for the calculation of retirement benefits under the Huntsman Pension Plan, and the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $160,000. Benefits are calculated on a straight life annuity basis. The benefit amounts under the Huntsman Pension Plan shown in the above table do not reflect the offset for Social Security that is part of the formula set forth above.

        The Huntsman SERP is a nonqualified supplemental pension plan for designated executive officers that provides benefits based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan.(2) Messrs. Peter R. Huntsman, J. Kimo Esplin and Thomas J. Keenan were participants in the Huntsman SERP in 2002. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include bonuses (as reflected in the "Bonus" columns of the Summary Compensation Table) and base salary in excess of the qualified plan limitations. The Huntsman SERP benefit related to the Huntsman Pension Plan is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary as limited by federal regulations.

(2)
The Huntsman SERP also provides benefits not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Peter R. Huntsman, J. Kimo Esplin and Thomas J. Keenan participate) because of limits on compensation that can be counted and amounts that can be allocated to accounts under federal law within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued for the year under the Huntsman

  SERP relating to the Huntsman Money Purchase Pension Plan for the executives mentioned above allocable to the Company is included in the Summary Compensation Table under the "All Other Compensation" column.

        The number of completed years of credited service as of December 31, 2002 used to determine the benefits payable from the Huntsman Pension Plan and Huntsman SERP for the named executive officers participating in the plans were 19, 8 and 18 years for Messrs. Peter R. Huntsman, J. Kimo Esplin and Thomas J. Keenan, respectively.

        Mr. Thomas participates in the Huntsman Pension Fund VZW in Belgium (the "Huntsman Belgium Pension Fund"). The following table shows the estimated lump sum retirement benefit payable under the Huntsman Belgium Pension Fund in specified final pensionable earnings and years-of-benefit service classification.

HUNTSMAN BELGIUM PENSION FUND TABLE—(LUMP SUM BENEFIT)

Final Pensionable Compensation	Years of Benefit Service at Retirement
	5	10	15	20	25	30	35	40
	($ in thousands)
$250	$228	$455	$683	$911	$1,138	$1,366	$1,593	$1,821
$300	$273	$546	$819	$1,093	$1,366	$1,639	$1,912	$2,186
$350	$319	$637	$956	$1,275	$1,593	$1,912	$2,231	$2,549
$400	$364	$728	$1,093	$1,457	$1,821	$2,186	$2,549	$2,914
$450	$410	$819	$1,229	$1,639	$2,049	$2,458	$2,868	$3,278
$500	$455	$911	$1,366	$1,821	$2,276	$2,732	$3,187	$3,642
$550	$501	$1,002	$1,502	$2,003	$2,504	$3,005	$3,505	$4,006
$600	$546	$1,093	$1,639	$2,186	$2,732	$3,278	$3,824	$4,370
$650	$592	$1,184	$1,775	$2,367	$2,959	$3,551	$4,143	$4,735
$700	$637	$1,275	$1,912	$2,549	$3,187	$3,824	$4,461	$5,099
$750	$683	$1,366	$2,049	$2,732	$3,414	$4,097	$4,780	$5,463

        The Huntsman Belgium Pension Fund formula provides a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling, times years of service. Final pensionable compensation is the base salary for the final year of employment. Covered compensation for Mr. Thomas under the plan is reflected in the "Salary" column of the Summary Compensation Table. As of December 31, 2002, Mr. Thomas had 13.5 years of service in Belgium. The benefit amounts for the Huntsman Belgium Pension Fund shown in the table do not reflect the integration with Belgian Social Security that is part of the formula set forth above.

        Mr. Thomas also participates in the International Pension Plan (the "IPP") which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. In addition to his service in Belgium, Mr. Thomas also has 9.83 years of service in the UK which is covered under the ICI UK Pension Scheme. Through the IPP, Mr. Thomas at retirement can elect to receive a total pension benefit (which includes his retirement benefits being provided by the Huntsman Belgium Pension Fund and the ICI UK Pension Scheme) that is the greater of: (1) the benefit under the ICI UK Pension Scheme (with slight modifications if Mr. Thomas has less than 10 years of actual UK service) based upon his combined service in Belgium and the UK, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the UK.

        The ICI UK Pension Scheme formula is 2.2% of final pensionable compensation up to $18,107 (£11,250), plus 1.83% of final pensionable compensation above $18,107 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Mr. Thomas has 9.83 years of service under the ICI UK Pension Scheme. Currently, the benefit under the IPP using the Huntsman Belgium Pension Fund for his 23.33 years of total service is the most beneficial.

        Mr. Douglas A.L. Coombs has a pension promise from September 1, 1999 that guarantees him a pension as if he were employed in Canada. The formula for this plan is based on the formula for the Pension Plan of ICI Canada Inc. for Senior Managers (the "Canadian Pension Plan"). The following table shows the estimated annual benefits payable under the Canadian Pension Plan in specified final average compensation and years-of-benefit service classification.

CANADIAN PENSION PLAN TABLE

	Years of Benefit Service at Retirement
Final Average Compensation
	5	10	15	20	25	30	35	40
$250,000	$25,500	$51,000	$76,500	$102,000	$127,500	$153,000	$178,600	$204,100
$275,000	$28,100	$56,300	$84,400	$112,500	$140,700	$168,800	$196,900	$225,100
$300,000	$30,800	$61,500	$92,300	$123,000	$153,800	$184,500	$215,300	$246,100
$325,000	$33,400	$66,800	$100,100	$133,500	$166,900	$200,300	$233,700	$267,100
$350,000	$36,000	$72,000	$108,000	$144,000	$180,000	$216,000	$252,100	$288,100
$375,000	$38,600	$77,300	$115,900	$154,500	$193,200	$231,800	$270,400	$309,100
$400,000	$41,300	$82,500	$123,890	$165,000	$206,300	$247,500	$288,800	$330,100
$450,000	$46,500	$93,000	$139,500	$186,000	$232,500	$279,000	$325,600	$372,100
$500,000	$51,800	$103,500	$155,300	$207,000	$258,800	$310,500	$362,300	$414,100
$550,000	$57,000	$114,000	$171,000	$228,000	$285,000	$342,000	$399,100	$456,100
$600,000	$62,300	$124,500	$186,800	$249,000	$311,300	$373,500	$435,800	$498,100

        For each year of benefit service the Canadian Pension Plan provides an annual pension at retirement equal to 1.5% of final average compensation up to the maximum pensionable earnings ceiling in Canada ("YMPE"), plus 2.1% of the final average compensation above YMPE. The normal form of payment is a life pension with a 60% benefit to the surviving spouse. In 2002, YMPE is $24,747 (C$39,100). Final average compensation is defined as the final average earnings over the final three-year period of employment. For Mr. Coombs, covered compensation under this plan formula consists of notional salary. Notional salary is the amount reflected in the "Salary" column of the Summary Compensation Table together with a tax gross-up which is included in the amount reflected in the "Other Annual Compensation" column of the Summary Compensation Table. For 2002, the notional salary of Mr. Coombs for purposes of the plan was $411,335. As of December 31, 2002, Mr. Coombs has completed 3.33 years of benefit service under this plan formula.

Compensation of Managers

        The managers do not receive any additional compensation for their service as managers.

Equity Compensation Plan Information

        The Company does not have any compensation plans under which equity securities of the Company are authorized for issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Our Company is 100% owned by HMP. HMP is 100% owned by HGI, subject to warrants which, if exercised, would result in the holders thereof owning up to 12% of the common stock of HMP. HGI is 100% owned by Huntsman Holdings. The ownership of Huntsman Holdings is set forth in the following table:

EQUITY SECURITIES OF HUNTSMAN HOLDINGS
Units	Owner	Percent of Class		Number of Units
Class A Common (voting)	GOP Individual Investors (including members of the Huntsman family and our senior management) CPH	95.7 0.7 3.6	% % %	9,567,991 69,585 362,424
Class B Common (voting)	Huntsman Family Holdings Company LLC	100%		10,000,000
Preferred (non-voting)	Huntsman Holdings Preferred Member, LLC(1)	100%		Undivided interest
Tracking Preferred(2) Series A (non-voting)	GOP CPH	98.1 1.9	% %	Issued as a percentage of the series
Tracking Preferred(2) Series B (non-voting)	Huntsman Family Holdings Company LLC CPH	97.0 3.0	% %	Issued as a percentage of the series
Tracking Preferred(2) Series C (non-voting)	GOP CPH	98.1 1.9	% %	Issued as a percentage of the series
Tracking Preferred(2) Series D (non-voting)	Huntsman Family Holdings Company LLC CPH	97.0 3.0	% %	Issued as a percentage of the series

(1)
Huntsman Holdings Preferred Member, LLC is owned 94% by GOP, 3.5% by CPH, 1.8% by the Huntsman Cancer Foundation, and 0.7% by individual investors, including members of the Huntsman family and our senior management.

(2)
The Tracking Preferred Units track the performance of Huntsman Advanced Materials, LLC.

  Beneficial Ownership by Jon M. Huntsman

        Jon M. Huntsman has the ability to designate a majority of the members of the board of managers of our Company, subject to certain rights held by GOP. See "—Rights Held by GOP" below. Jon M. Huntsman owns a controlling interest in Huntsman Family Holdings Company LLC ("Family Holdings") and Family Holdings owns 100% of the Class B Common Units of Huntsman Holdings. The Huntsman Holdings limited liability company agreement (the "Huntsman Holdings LLC Agreement") provides that the holder of its Class B Common Units has the right to designate a majority of the directors or managers, as applicable, of HGI, HMP and our Company. The Huntsman Holdings LLC Agreement also provides that, except for certain rights held by GOP described below, the voting power and other rights of the equity holders of HGI, HMP and our Company will be exercised as directed by Family Holdings (as the holder of the Huntsman Holdings Class B Units). Because Jon M. Huntsman

owns a majority of the equity of Family Holdings, he controls the following (subject to certain rights held by GOP described below):

  •
  The manner in which 100% of the Huntsman Holdings Class B Common Units are voted;

  •
  The designation of a majority of the directors or managers, as applicable, of HGI, HMP and our Company; and

  •
  The exercise of the voting power and other rights of the equity holders of HGI, HMP, and our Company.

  Rights Held by GOP

        GOP has certain important rights pursuant to the Huntsman Holdings LLC Agreement relating to the designation of directors and managers, approval rights with respect to the taking of certain actions, and the initiation of certain sales of all or substantially all the assets or equity of HGI, HMP or our Company. GOP has the right to designate some, but less than a majority, of the directors or managers, as applicable, of HGI, HMP and our Company. GOP also has the right to designate one manager of HIH pursuant to an Interest Holders Agreement among Huntsman Holdings, HGI, HMP, our Company, Family Holdings and GOP.

        In general, the following actions may not be taken by HGI, HMP, our Company, or HIH without the approval of at least one of the directors or managers designated by GOP:

  •
  Issuance of new equity securities which would have a dilutive effect.

  •
  Entering or acquiring a line of business not reasonably related to the chemicals or plastics business.

  •
  Entering into certain transactions with affiliated entities, other than subsidiaries.

  •
  Amendment of organizational documents.

  •
  Approval of the annual budget or material deviations therefrom.

  •
  Acquisitions or dispositions in excess of $25 million per transaction.

  •
  Unbudgeted capital expenditures in excess of $25 million per transaction.

  •
  Entering into hedging agreements other than in the ordinary course.

  •
  Approval of the compensation of certain executive officers.

  •
  Incurrence of indebtedness in excess of $100 million in a calendar year.

  •
  Filing a petition for bankruptcy, or making an assignment for the benefit of creditors.

  •
  Making certain charitable contributions.

  •
  Taking certain actions with respect to the HAM business.

        In general, the following actions may not be taken by HGI, HMP, our Company, or HIH without the approval of GOP:

  •
  Merger, consolidation, or combination with another entity, other than a subsidiary.

  •
  An initial public offering of HGI or any of its subsidiaries.

  •
  Purchase or redemption of any equity securities of HGI or any subsidiary, or declaration or payment of any dividend or distribution in respect therof, other than in respect of equity securities held directly or indirectly by HGI.

        GOP also has certain rights, after September 30, 2007, to initiate the sale of all or substantially all of the equity or assets of HGI, HMP or our Company. The organizational documents of HGI, HMP and our Company require the directors or managers, as applicable, to take certain actions in order to facilitate any such process. If the directors or managers fail to take those actions, GOP would acquire the right to designate a majority of the directors or managers, as applicable, of HGI, HMP and our Company.

Security Ownership of Certain Beneficial Owners

        The following table lists each person who is known to the registrant to be the beneficial owner of more than five percent of any class of the registrant's voting securities:

EQUITY SECURITIES OF HUNTSMAN LLC
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Units	Jon M. Huntsman(1) 500 Huntsman Way Salt Lake City, Utah 84108	1,000	100%
Common Units	Karen H. Huntsman(2) 500 Huntsman Way Salt Lake City, Utah 84108	1,000	100%

(1)
Although our Company is 100% owned by HMP, under the definition of "beneficial owner" set forth in Rule 13d-3 of the Exchange Act, we believe Jon M. Huntsman is the beneficial owner of our common equity as a result of his ability to control (a) the manner in which 100% of the Huntsman Holdings Class B Common Units are voted; (b) the designation of a majority of the directors or managers, as applicable, of HGI, HMP and our Company; and (c) the exercise of the voting power and other rights of the equity holders of HGI, HMP and our Company. Mr. Huntsman's ability to exercise these rights is subject to the rights of GOP described in "—Rights Held by GOP" above.

(2)
Karen H. Huntsman is Jon M. Huntsman's spouse. Consequently, we believe that Karen H. Huntsman shares the beneficial ownership of the equity securities beneficially owned by Jon M. Huntsman.

Security Ownership of Management

        The table below sets forth information concerning the ownership of equity securities in Huntsman Holdings, our ultimate parent, by each of the members of our board of managers, our chief executive officer and our remaining four most highly compensated executive officers, and the members of our board of managers and our executive officers as a group.

EQUITY SECURITIES OF HUNTSMAN HOLDINGS
Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Jon M. Huntsman	Class B Common Tracking Preferred Series B(2) Tracking Preferred Series D(2)	10,000,000(1) Issued as a percentage of the series Issued as a percentage of the series	100.0 97.0 97.0	% % %

Karen H. Huntsman(3)	Class B Common Tracking Preferred Series B(2) Tracking Preferred Series D(2)	10,000,000(1) Issued as a percentage of the series Issued as a percentage of the series	100.0 97.0 97.0	% % %
Peter R. Huntsman	Class A Common Class B Common Preferred Tracking Preferred Series B(6) Tracking Preferred Series D(6)	28,993 409,020(4) Percentage of interest Issued as a percentage of the series Issued as a percentage of the series	0.3 0.4 0.3% 17.9 17.9	% % (5) % %
Richard P. Durham	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	217,790(4) Issued as a percentage of the Series Issued as a percentage of the Series	0.2 3.0 3.0	% % %
James A. Huffman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	248,088(4) Issued as a percentage of the Series Issued as a percentage of the Series	0.2 6.0 6.0	% % %
David H. Huntsman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	372,481(4) Issued as a percentage of the Series Issued as a percentage of the Series	0.4 6.0 6.0	% % %
Paul C. Huntsman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	248,088(4) Issued as a percentage of the Series Issued as a percentage of the Series	0.2 6.0 6.0	% % %
James H. Huntsman	Class B Common Tracking Preferred Series B(6) Tracking Preferred Series D(6)	372,276(4) Issued as a percentage of the Series Issued as a percentage of the Series	0.4 6.0 6.0	% % %
David S. Parkin	Class A Common Class B Common Preferred Tracking Preferred Series B(6) Tracking Preferred Series D(6)	4,349 332,453(4) Percentage of interest Issued as a percentage of the Series Issued as a percentage of the Series	..04 0.4 0.04% 6.0 6.0	% % (5) % %

David Matlin	Class A Common Preferred Tracking Preferred Series A Tracking Preferred Series C	10,000,000 Percentage of interest Issued as a percentage of the Series Issued as a percentage of the Series	100% 100% 98.1% 98.1%	(7) (8) (9) (9)
Christopher Pechock(10)	None	—	—
Richard Michaelson	None	—	—
J. Kimo Esplin	Class A Common Preferred	14,497 Percentage of interest	0.1 0.1	% %(5)
Patrick W. Thomas	None	—	—
Douglas A. L. Coombs	None	—	—
Thomas J. Keenan	None	—	—
Members of our board of managers and our executive officers as a group	Class A Common Class B Common(11) Preferred(12) Tracking Preferred Series B(13) Tracking Preferred Series D(13)	47,839 10,000,000 Percentage of interest Percent of Series Percent of Series	0.5 100.0 0.5 97.0 97.0	% % % % %

(1)
See "—Beneficial Ownership of Jon M. Huntsman" and "—Security Ownership of Certain Beneficial Owners" above.

(2)
The Tracking Preferred interests track the performance of HAM. Although 97.0% of the Tracking Preferred Series B and D interests are held by Family Holdings, under the definition of "beneficial owner" set forth in Rule 13d-3 of the Exchange Act, we believe Jon M. Huntsman is the beneficial owner of the interests as a result of his ownership of a controlling interest in Family Holdings.

(3)
Karen H. Huntsman is Jon M. Huntsman's spouse. Consequently, we believe that Karen H. Huntsman shares the beneficial ownership of the equity securities beneficially owned by Jon M. Huntsman.

(4)
Peter R. Huntsman, Richard P. Durham, James A. Huffman, David H. Huntsman, Paul C. Huntsman, James H. Huntsman, and David S. Parkin's interests in Class B Common arise through their interests in Family Holdings (and in some cases through the interests in Family Holdings of their spouses and children). However, they may not be the "beneficial owners" of the units because of Jon M. Huntsman's controlling interest in Family Holdings.

(5)
Peter R. Huntsman, David S. Parkin, and J. Kimo Esplin own approximately 0.3%, 0.04%, and 0.1% respectively of Huntsman Holdings Preferred Member, LLC, which owns the Preferred interest. However, because of their non-controlling interests in Huntsman Holdings Preferred Member, LLC, they may not be the "beneficial owners" of any portion of the Preferred interest.

(6)
Peter R. Huntsman, Richard P. Durham, James A. Huffman, David H. Huntsman, Paul C. Huntsman, James H. Huntsman, and David S. Parkin hold interests in the Tracking Preferred Series B and D interests through their interests in Family Holdings (and in some cases through the interests in Family Holdings of their spouses and children). However, they may not be the

  "beneficial owners" of those interests because of Jon M. Huntsman's controlling interest in Family Holdings.

(7)
GOP owns 95.7% of the Class A Common. David Matlin may be the "beneficial owner" of 100% of the Class A Common because of his controlling interest in GOP, and because the Huntsman Holdings LLC Agreement provides that the vote of the Class A members who hold a majority of the Class A Common shall be considered the vote of all the Class A members.

(8)
The preferred interest is owned entirely by Huntsman Holdings Preferred Member, LLC, which is owned 94% by GOP. David Matlin may be the "beneficial owner" of the entire preferred interest because of his controlling interest in GOP.

(9)
GOP owns 98.1% of the Tracking Preferred Series A and C. David Matlin may be the "beneficial owner" of that interest because of his controlling interest in GOP.

(10)
Christopher Pechock may be deemed to have a pecuniary interest in an undetermined portion of the equity securities owned by GOP because of his indirect limited partnership interest in GOP. Christopher Pechock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(11)
These interests all arise through interests in Family Holdings, which owns 100% of the Class B Common.

(12)
These interests all arise through interests in Huntsman Holdings Preferred Member, LLC, which owns the Preferred interest. However, because these constitute a non-controlling interest, our managers and officers may not be "beneficial owners" of any portion of the Preferred interest.

(13)
These interests all arise through interests in Family Holdings, which owns 97% of the Tracking Preferred Series B and D.

Changes in Control

        The HMP Senior Discount Notes are secured by, among other things, a pledge of all our equity interests, as well as all the equity interests of HMP. In the event of a default under the HMP Senior Discount Notes, the trustee under the indenture governing the HMP Senior Discount Notes could foreclose on the collateral, including our equity interests and HMP's equity interests. Sale of our equity interests or HMP's equity interests, whether as a result of foreclosure or in connection with bankruptcy or similar proceedings or otherwise, could result in a change in control of our Company.

        GOP has certain rights under the Huntsman Holdings LLC Agreement, after September 30, 2007, to initiate the sale of all or substantially all of the equity or assets of HGI, HMP or our Company. The organizational documents of HGI, HMP, and our Company require the directors or managers, as applicable, to take certain actions in order to facilitate any such process. If the directors or managers of HGI, HMP or our Company fail to take those actions, GOP will acquire the right to designate a majority of such directors or managers which could result in a change in control of our Company, as could the consummation of any sale contemplated by the foregoing process or otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Subordinated Loan

        On July 2, 2001, we entered into a 15% note payable with Horizon Ventures LLC, an affiliated entity controlled by Jon M. Huntsman, in the amount of $25.0 million. The note is due and payable on the earlier of: (1) the tenth anniversary of the start date, or (2) repayment in full in cash of all our indebtedness under our senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of June 30, 2003 and December 31, 2002, accrued interest added to the principal balance was $8.1 million and $5.9 million, respectively.

Aircraft Sublease

        On December 29, 2000, Jstar Corporation ("Jstar"), a Utah corporation wholly owned by Jon M. Huntsman, purchased for the amount of $8.753 million the interest of Airstar Corporation ("Airstar"), our subsidiary, in a lease (the "Mellon Lease") relating to a Gulfstream IV-SP Aircraft (the "Aircraft"), and in a sublease (the "Prior Sublease") under which certain of our subsidiaries subleased the Aircraft from Airstar. The consideration for this transaction was consistent with that amount opined as fair by Gulfstream Aerospace Corporation in its opinion letter to Airstar dated December 29, 2000. Sublease payments from Airstar to Jstar during the period beginning December 29, 2000, and ending September 14, 2001, totaled $1.7 million. On September 14, 2001, the Mellon Lease and the Prior Sublease were terminated and Jstar entered into a new lease of the Aircraft. In connection therewith, Airstar and Jstar entered into a new sublease regarding the Aircraft. Monthly sublease payments from Airstar to Jstar are in the amount of approximately $195,000. These monthly sublease payments are used to fund financing costs due to a leasing company. An unrelated third party pays $2 million per year to us for such third party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft.

Senior Management Investment

        In connection with our restructuring, certain members of senior management, including members of the Huntsman family, contributed $2.1 million in exchange for approximately 0.2% of the voting membership interests of Huntsman Holdings, parent of HMP, and, indirectly, 0.6% of the non-voting preferred units of Huntsman Holdings.

Tax Sharing Agreement

        Pursuant to the Tax Sharing Agreement, Huntsman LLC will make payments to HMP relating to income taxes of Huntsman LLC and its subsidiaries. In addition, in accordance with the Tax Sharing Agreement and the tax sharing agreement among Huntsman LLC, HMP and HGI, HGI will compensate Huntsman LLC and its subsidiaries to the extent that their respective tax losses are used to offset income of other subsidiaries.

Other Important Commercial Transactions

        While HIH became our consolidated subsidiary on May 1, 2003 pursuant to the HIH Consolidation Transaction, HIH and its subsidiaries are separately financed from us, their debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HIH and its subsidiaries. Accordingly, because we share numerous services and resources with HIH and because HIH relies on us to supply some of its raw materials and to purchase a portion of its products, we have entered into the agreements with HIH discussed below. During the year ended December 31, 2002, HIH's purchases from and sales to Huntsman LLC and its subsidiaries were $226.6 million and $57.7 million, respectively.

HIH Administrative

        We entered into an agreement with HIH under which we provide HIH with administrative support and a range of services, including treasury and risk management, human resources, technical and legal services for its businesses in the U.S. and elsewhere. In 2002, HIH paid $25.0 million for these services. HIH has agreed to pay $32.0 million per year for such services effective July 1, 2003. HI also participates in our worldwide insurance program. Furthermore, HIH provides a limited range of services to us and certain of our subsidiaries, including treasury, human resources, technical and legal services for our businesses in Europe and elsewhere. These arrangements provide for fees based on an equitable allocation of the general and administrative costs and expenses.

HIH Polyurethanes

Integration with Our Polyols Businesses

        We produce certain polyols. Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. HIH manages certain aspects of our polyols businesses. HIH purchases from us and resells polyols produced by us to be sold outside the Americas. We have also entered into certain related technology licensing arrangements with HIH.

Supply Contracts

        We are interdependent with HIH with respect to the supply of certain feedstock, utilities and products. Under a supply agreement that expires in 2012, HIH is required to sell, and we are required to purchase, a portion of the steam that HIH purchases from outside parties. We reimburse HIH for the cost of the steam that it purchases. Under separate supply agreements, HIH has agreed to purchase its requirements of MEG and TEG from us at market prices for use in its PO operations. Furthermore, in exchange for our PG tolling services, HIH pays to us a reservation fee, adjusted annually for inflation, plus a variable toll fee equal to our cost of operating the PG plant. In 2002, HIH paid to us approximately $4 million in fees under these contracts and received approximately $10 million in reimbursements from us.

PO Supply Agreement

        Pursuant to an agreement with HIH that expires in 2012, HIH is obligated to sell, and we are obligated to buy, all PO produced at HIH's PO facility in Port Neches, Texas which is not purchased by other customers. HIH is entitled to receive market prices for the PO purchased by us. During 2002, although we were not required to purchase any PO from HIH under this agreement, we did purchase approximately $29 million of PO for use in our operations.

Propylene Supply Agreement

        Pursuant to an agreement that expires in 2012, we are obligated to provide 100% of the propylene required by HIH for operation of its PO facility, up to a maximum of 350 million pounds per year. HIH pays market prices for the propylene supplied by us. In 2002, HIH spent approximately $54 million under this agreement.

Services Contracts

        In order to operate its PO business, HIH has entered into a series of contracts with us that expire in 2012 under which we operate and maintain the PO facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, HIH pays us an amount equal to our actual costs for providing HIH with each of these services. In 2002, HIH paid us approximately $33 million under these agreements, which we believe to be equivalent to that which would be paid under arrangements with an unaffiliated third-party.

HIH Performance Products

Integration with Our Amines Businesses

        We produce certain amines. Amines are used to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. HIH manages certain aspects of our amines businesses. HIH purchases from us and resells amines produced by us to be sold outside the Americas. We have also entered into certain related technology licensing arrangements with HIH.

Integration with Our Surfactants Business

        Certain of our subsidiaries, including Huntsman Petrochemical and Huntsman Corporation Australia Pty Limited, produce surfactants. HIH provides global management services for those surfactants businesses, and has entered into agreements with those companies covering marketing, technical support, technology licenses, and product purchase and sales agreements.

Ethylene and Ethylene Oxide Supply

        Currently, we supply ethylene and EO required by HIH for the operation of its ethyleneamines facility. HIH pays market prices for the ethylene supplied by us. In 2002, HIH spent approximately $11 million to purchase ethylene from us.

Services Contracts

        In order to operate its ethyleneamines business, HIH has entered into a series of contracts with us that expire in 2012 under which we operate and maintain HIH's ethyleneamines facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, HIH pays us an amount equal to our actual costs for providing HIH with each of these services. In 2002, HIH paid us approximately $9.4 million for these services.

Huntsman Advanced Materials LLC

General

        We have entered into an agreement with HAM under which we will provide HAM with administrative support and a range of services, including purchasing, finance, tax, treasury and risk management, human resources, legal, information technology, EHS, communications, planning and corporate stewardship services. Fees under this agreement will be based upon an equitable allocation of the relevant costs and our out-of-pocket expenses. From time to time thereafter, the agreement provides for an adjustment to the fees based on changes to the level of services and an equitable allocation of the relevant costs and expenses. In connection with this arrangement, HAM also participates in our worldwide insurance program.

Propylene Supply Agreement

        Pursuant to an agreement that expires in 2006, we are obligated to provided approximately 60 million pounds of propylene per year to HAM for the toll manufacture of epichlorohydrin. HAM pays market price for the propylene that we supply. Based on current market prices and exchange rate, HAM anticipates that it will spend approximately $16 million per year under this agreement.

HIH Agreements

        HIH and its subsidiaries have entered into contractual arrangements with HAM regarding management, technology and commercial matters, and certain HIH employees have assumed senior positions at HAM. We believe that these transactions have been made on terms which are no less favorable to HIH than would be expected from an unaffiliated third-party.

HIH Consulting Agreement with Jon M. Huntsman

        HIH recently entered into an agreement with Jon M. Huntsman, pursuant to which Mr. Huntsman will be providing consulting services to HIH on an ongoing basis. Mr. Huntsman, who is the Chairman of the Board of Managers of our Company but is not our employee, will provide advice and other business consulting services at HIH's request regarding its products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of its business, the industry, and the markets within which HIH competes. Mr. Huntsman's services will likely be utilized both with respect to the conduct of HIH's business in the ordinary course, and with respect to strategic development and specific projects. Mr. Huntsman will receive $950,000 annually in exchange for his services.

OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS

Huntsman LLC

Description of HLLC Credit Facilities

        The HLLC Credit Facilities consist of a $275 million revolving credit facility maturing in 2006 and two term loan facilities that mature in 2007. The HLLC Revolving Facility, pursuant to a revolving credit agreement dated as of September 30, 2002, is by and among Huntsman LLC, Huntsman Petrochemical, Huntsman Expandable Polymers Company, LC, Huntsman Polymers, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders. The HLLC Term Facilities, pursuant to an amended and restated credit agreement dated as of September 30, 2002, are by and among Huntsman LLC, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders.

        The obligations under the HLLC Revolving Facility are guaranteed by all Huntsman LLC's domestic restricted subsidiaries and by Huntsman Specialty and Huntsman Specialty Chemical Holdings Corporation. In addition, the HLLC Revolving Facility is secured by a first priority lien on substantially all the assets of Huntsman LLC and its domestic restricted subsidiaries, which includes a pledge of all the stock of its domestic restricted subsidiaries and 65% of the stock of substantially all first-tier foreign subsidiaries owned by Huntsman LLC and its domestic restricted subsidiaries. In addition, Huntsman Specialty Chemical Holdings Corporation has pledged all the stock of Huntsman Specialty and Huntsman Specialty has pledged 60% of the membership units of HIH to the lenders under the HLLC Revolving Facility.

        Interest rates for the HLLC Revolving Facility are based upon, at Huntsman LLC's option, either the applicable eurocurrency rate adjusted for reserves or the applicable base rate. A margin is then added, which varies quarterly depending on Huntsman LLC's leverage ratio, in the case of eurocurrency based loans, from 2.75% to 3.50% per annum and, in the case of base rate based loans from 1.75% to 2.50% per annum.

        The HLLC Term Facilities were comprised initially of a $938 million Term Loan A and a $450 million Term Loan B, both of which mature on March 31, 2007. The obligations under the HLLC Term Facilities are guaranteed by the same subsidiaries that guarantee or are otherwise jointly and severally liable for the HLLC Revolving Facility. In addition, the HLLC Term Facilities are secured by a second priority lien on the same assets that secure the HLLC Revolving Facility. Pro forma for the application of the proceeds from the September 2003 Offering and the December 2003 Offering, the principal amount of Term Loan A is $606.2 million and is payable in quarterly installments commencing March 2006, with the remaining unpaid balance due on final maturity. On May 31, 2003, the principal amount of the Term Loan B was increased from $450 million to $459 million because at least $350 million of the Term Loan B had not been repaid by such date. Payment of the Term Loan B is due on final maturity.

        Interest rate margins for the Term Loan A are based upon, at Huntsman LLC's option, either the applicable eurocurrency rate adjusted for reserves or the applicable base rate. After giving effect to amendments, the initial applicable margin for eurocurrency based loans is 4.75% and in the case of base rate based loans 3.75%, both of which are subject to decreases, in the case of the eurocurrency based loans to 4.00% and in the case of base rate based loans to 3.00%, upon a repayment of at least $350 million of the Term Loan B on or before December 31, 2004.

        After giving effect to amendments, the Term Loan B applicable margin for eurocurrency based loans is 7.25% at September 30, 2003, increasing by 50 basis points on each of October 1, 2003 and

January 1, 2004 to 7.75% and 8.25%, respectively. On April 1, 2004 and July 1, 2004 the interest rate margin for Term Loan B euro currency loans will increase by an additional 7.5 basis points up to a maximum of 9.75%.

        Both the HLLC Revolving Facility and the HLLC Term Facilities contain representations and warranties, affirmative covenants, financial covenants, negative covenants and events of default which are usual and customary for facilities of their respective type. Negative covenants include restrictions, among others, on the incurrence of indebtedness and liens, consolidations and mergers, the purchase and sale of assets, issuance of stock, loans and investments, and affiliate transactions. Financial covenants include the maintenance of certain financial ratios, including a leverage ratio, an interest coverage ratio, and a fixed charge coverage ratio, as well as a limit on capital expenditures. In addition, both the HLLC Revolving Facility and the HLLC Term Facilities have mandatory repayment provisions which are triggered on certain events.

        In connection with the senior secured credit facilities, HMP and Huntsman Holdings have entered into a Holding Company Agreement with Deutsche Bank Trust Company Americas, as administrative agent under the HLLC Revolving Facility and HLLC Term Facilities, dated September 30, 2002, as amended April 25, 2003 (the "Holding Company Agreement"), which, among other things, restricts their ability to incur indebtedness, issue capital stock, grant liens on their assets, make distributions, make loans and investments, engage in any significant business activities and dispose of assets.

Amendments to HLLC Credit Facilities

        On April 25, 2003, Huntsman LLC entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, amended certain financial covenants through the fourth quarter of 2004. The fixed charge and debt to EBITDA covenants were temporarily suspended from the second through the fourth quarter of 2003 and a covenant to maintain minimum availability under the HLLC Revolving Facility was adopted through the first quarter of 2004. In addition, provisions relating to applicable interest rate margins were also amended, including with respect to the HLLC Term Facilities, where applicable interest rate margins were increased and the cap on quarterly escalating interest on Term Loan B was increased to 9.75% with respect to eurocurrency based loans and 8.75% with respect to base rate based loans. In connection with the amendment, we obtained a waiver from our bank lenders to permit the pledge of Huntsman LLC's equity to secure the HMP financing completed in May 2003.

        On May 20, 2003, we entered into amendments to both the HLLC Revolving Facility and the HLLC Term Facilities that, among other things, modified provisions relating to certain mandatory repayments.

        In connection with the issuance of the old notes, on September 12, 2003, we entered into amendments to the HLLC Credit Facilities. The amendments to the HLLC Credit Facilities, among other things, permitted us to issue the notes, to grant security in connection with the notes and to apply $65 million of proceeds from the notes to prepay principal outstanding under the HLLC Revolving Facility (without reducing commitments thereunder). The amendments also required that the remainder of net cash proceeds be used to prepay Term Loan A (first to pay amortization payments due over the next twenty-four months and then to reduce remaining amortization payments pro rata). The amendments provide for consent of the administrative agent under the HLLC Credit Facilities in order to amend the terms of the notes or the indenture governing the notes if such amendments are not adverse to the lenders under each of the HLLC Credit Facilities, and the consent of a majority of the lenders if the administrative agent determines the amendments are adverse to such lenders. In addition, the amendments permit the repurchase, redemption or prepayment of the notes only to the extent required pursuant to the terms of the indenture.

        On November 20, 2003, we entered into an amendment to the HLLC Credit Facilities that, among other things, extended the time during which we were permitted to issue additional notes from November 28, 2003 to March 31, 2004, and allowed us to use a portion of the proceeds of such additional issuance to redeem all the outstanding Huntsman Polymers Notes. On December 12, 2003, we sold $75.4 million aggregate principal amount of the old notes at a discount to yield 11.72% in a private offering. We intend to use $36.8 million of the net cash proceeds from the December 2003 Offering to redeem all the outstanding Huntsman Polymers Notes which are due in December 2004, while the balance of the net proceeds has been used to prepay a portion of the Term Loan A under the HLLC Credit Facilities, including all required amortization payments pursuant to the HLLC Term Facilities through December 2005. The Huntsman Polymers Notes are callable at 100% of their aggregate principal amount at any time prior to December 2004. On December 12, 2003, we gave notice to the trustee under the indenture governing the Huntsman Polymers Notes of our intention to redeem such notes. The redemption of all the outstanding Huntsman Polymers Notes is expected to be completed on January 28, 2004. Until the redemption date for the Huntsman Polymers Notes, we have used $36.8 million of the net proceeds from the December 2003 Offering to temporarily reduce borrowings under the HLLC Revolving Facility. On the redemption date for the Huntsman Polymers Notes, we intend to reborrow $37.5 million under the HLLC Revolving Facility, which we will use to redeem all outstanding Huntsman Polymers Notes, including accrued interest, that are properly tendered for redemption. To the extent the aggregate amount necessary to redeem the Huntsman Polymer Notes is less than $36.8 million, such amount is required to be used to repay the Term Loan A under the HLLC Credit Facilities.

Huntsman Polymers Notes and HLLC Notes

        The Huntsman Polymers Notes with an outstanding principal balance of $36.8 million as of September 30, 2003 and December 31, 2002 are unsecured senior obligations of Huntsman Polymers and are effectively junior in right of payment to all existing and future secured indebtedness of Huntsman Polymers. The Huntsman Polymers Notes rank senior in right of payment to any subordinated indebtedness of Huntsman Polymers. Interest is payable on the Huntsman Polymers Notes semiannually on June 1 and December 1 at an annual rate of 11.7%. The Huntsman Polymers Notes are redeemable, in whole or in part, at any time at 100% of par value and mature in December 2004. The Huntsman Polymers Notes are non-recourse to us. As previously noted, Huntsman LLC has provided notice to the trustee to redeem the Huntsman Polymer Notes in full on January 28, 2004.

        The HLLC Notes with an outstanding principal balance of $59.3 million as of September 30, 2003 and December 31, 2002 are unsecured subordinated obligations of Huntsman LLC and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of Huntsman LLC and effectively junior to any of our secured indebtedness to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at our option after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 4.4% and 5.2% as of September 30, 2003 and December 31, 2002, respectively.

        Prior to our debt restructuring completed September 30, 2002, the indentures governing the HLLC Notes and the Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in these indentures were eliminated.

Description of the BASF Note

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15,

2002, all accrued interest was added to the principal of the note. Such principal balance will be payable in a single installment on April 15, 2008. Interest is payable quarterly, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million based on prevailing market rates as of the effective date. As of September 30, 2003 and December 31, 2002, the aggregate principal amount of the note is $106.6 million and the unamortized discount on the note is $7.3 million and $8.5 million, respectively.

Australian Credit Facilities

        Certain subsidiaries of Huntsman Australia Holdings Corporation ("HAHC"), a subsidiary that holds the Australian surfactants assets, are parties to certain facilities established in December 1998 with a financial institution. As of September 30, 2003 and December 31, 2002, borrowings under the facilities total A$64.2 million, or $43.3 million, and A$68.8 million, or $38.9 million, respectively, and bear interest at a base rate plus a spread of 2%. Principally payments are due semiannually through December 2005. The facilities are collateralized by effectively all of the assets of the subsidiaries in addition to a U.S. stock pledge of the shares of one of its subsidiaries. The facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. As of September 30, 2003, HAHC was not in compliance with certain provisions of the credit facilities agreements. As a result, the outstanding balance is classified as a current liability. Management believes that HAHC will be able to renegotiate the terms of the facilities. The HAHC debt is non-recourse to us.

        HCCA, a subsidiary of HCPH Holdings Pty. Limited, which holds substantially all our Australian styrenics business, is party to credit agreements that consist of a term facility and a working capital facility. The working capital facility is a working capital line of A$10 million, or approximately $6.8 million and $5.6 million as of September 30, 2003 and December 31, 2002, that is fully drawn and is renewable each calendar year. The term facility is for A$55 million, or approximately $37.1 million and $31.0 million as of September 30, 2003 and December 31, 2002, and has semiannual scheduled amortization payments with a balloon payment due at maturity in July 2005. HCCA obtained a waiver for its failure to make the semiannual scheduled amortization payment due in July 2003 under its term facility. As a result, the outstanding balance is classified as a current liability. Borrowings under the facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. The facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of September 30, 2003, there are no financial covenants in place. An extension of the waiver pertaining to certain covenants and payment defaults was obtained through January 2004. The management of HCCA is continuing its efforts to renegotiate the terms of the facilities. The HCCA debt is non-recourse to Huntsman LLC.

HIH and HI

        Notwithstanding that HIH is our consolidated subsidiary for GAAP purposes, HIH and its subsidiaries, including HI, are financed separately from us, their debt is non-recourse to us and they are not guarantors of the old notes, nor will they be guarantors of the new notes, although we have pledged, and will pledge, our 60% interest in HIH to secure our obligations under the old notes and the new notes, respectively.

HIH Notes

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and senior subordinated discount notes ("HIH Senior Subordinated Discount Notes" and, collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009.

Interest on the HIH Discount Notes is paid in kind. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets.

        Interest on the HIH Senior Discount Notes will accrue at 13.375% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, HIH and ICI agreed to modify the terms of the HIH Senior Subordinated Discount Notes, including deferring the reset date until September 2004. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the future cash flow of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of September 30, 2003 and December 31, 2002, the HIH Senior Discount Notes include $178.3 million and $139.1 million of accrued interest, respectively. As of September 30, 2003 and December 31, 2002, the HIH Senior Subordinated Discount Notes include $105.0 million and $83.8 million of accrued interest, respectively, and $24.8 million and $40.2 million of discount, respectively.

        In connection with the HIH Consolidation Transaction, GOP contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As a consequence, the HIH Senior Subordinated Discount Notes are classified as affiliate long-term debt in our unaudited consolidated balance sheet as of September 30, 2003.

HI Credit Facilities

        As of September 30, 2003, the HI Credit Facilities consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005, term A dollar loan and term A euro loan facilities that were to mature on June 30, 2005 (with the next semi-annual payment due in the fourth quarter 2004), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. On October 17, 2003, HI amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which HI completed on October 22, 2003 and the net proceeds of which have been applied to pay down HI's revolving loan facility by approximately $53 million and to repay, in full, HI's term A loan. As a result of this refinancing, effective October 22, 2003, HI has no scheduled maturities in 2004 and scheduled maturities of approximately $12 million in each of 2005 and 2006 under its term loans. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of September 30, 2003 and December 31, 2002, the average interest rates on the HI Credit Facilities were 5.3% and 5.6%, respectively, excluding the impact of interest rate hedges.

        The obligations under the HI Credit Facilities are supported by guarantees of HI's domestic and certain foreign subsidiaries and HIH, as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes.

HI Notes

        In March 2002, HI issued $300 million 9.875% Senior Notes (collectively with the HI 2003 Senior Notes (as defined below), the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are fully and unconditionally guaranteed on a joint and several basis by certain of HI's domestic and foreign subsidiaries. The HI Senior Notes may be redeemed, in whole or in part, at any time by HI prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "HI 2003 Senior Notes") in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was priced at 105.25% plus accrued interest from March 1, 2003. HI used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities.

        HI also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "HI Subordinated Notes"). As of September 30, 2003 and 2002, the aggregate U.S. dollar equivalents of the outstanding HI Subordinated Notes was $1,126.6 million and $1,076.8 million, respectively. Interest on the HI Subordinated Notes is payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by HI's guarantors. The HI Subordinated Notes are redeemable

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  on or after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and

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  prior to July 1, 2004 at 105.063% of the principal amount thereof, discounted to the redemption date using the treasury rate (for the dollar denominated notes) or the bond rate (for the euro denominated notes) plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption.

The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the phrase "Huntsman" refers only to Huntsman LLC and not to any of its subsidiaries. Additionally, the word "Guarantors" refers to Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty Chemicals Corporation, Huntsman Chemical Purchasing Corporation, Huntsman International Chemicals Corporation, Huntsman International Trading Corporation, Huntsman Petrochemical Purchasing Corporation, Polymer Materials Inc., Airstar Corporation, Huntsman Procurement Corporation, JK Holdings Corporation, Huntsman Australia Inc., Huntsman Chemical Finance Corporation, Huntsman Enterprises Inc., Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman International Services Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Polymers Holdings Corporation, Huntsman Chemical Company LLC, Huntsman Petrochemical Corporation, Huntsman Polymers Corporation, Huntsman Fuels, L.P., Petrostar Fuels LLC, Huntsman Purchasing, Ltd., Petrostar Industries LLC, Huntsman Headquarters Corporation and any other Restricted Subsidiary of Huntsman that in the future agrees to become a Guarantor.

        The old notes were, and the new notes will be, issued under an indenture among Huntsman, the Guarantors and HSBC Bank USA, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        On September 30, 2003, Huntsman issued $380.0 million aggregate principal amount of notes, which we refer to in this description as the initial notes. On December 12, 2003, Huntsman issued $75.4 million aggregate principal amount of notes, which constituted an issuance of additional notes under the indenture and which we refer to in this description as the additional notes. The indenture also provides for unlimited issuances of other additional notes. Any issuance of other additional notes will be subject to our compliance with the covenant described below under "Limitation on Incurrence of Additional Indebtedness" and provided that no default or Event of Default exists under the indenture at the time of issuance or would result therefrom. All notes issued under the indenture will be substantially identical in all material respects other than issuance dates and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders.

        The following description is a summary of the material provisions of the indenture and the registration rights agreements. It does not restate these agreements in their entirety. We urge you to read the indenture, the Security Documents and the registration rights agreements because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the Security Documents and the registration rights agreements will be available as described under the heading "Where You Can Find More Information".

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

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  senior obligations of Huntsman, ranking pari passu in right of payment with all other senior obligations of Huntsman;

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  effectively senior in right of payment to all existing and future obligations of Huntsman that are unsecured or secured by Liens on the Collateral junior to the Liens securing the notes, to the extent of the value, priority and validity of the Liens on the Collateral securing the notes;

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  senior in right of payment to all existing and future obligations of Huntsman that are, by their terms, subordinated in right of payment to the notes; and

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  effectively subordinated to all obligations of Huntsman under First Priority Credit Facility Indebtedness and any other First Priority Senior Secured Indebtedness and to other obligations of Huntsman to the extent such obligations are secured by Liens on the Collateral that are senior to the Liens securing the notes, and equal to the obligations of Huntsman under other Second Priority Senior Secured Indebtedness (including the portion of the Credit Facilities not constituting First Priority Credit Facility Indebtedness) as a result of the operation of the Second Priority Security Agreement and the Intercreditor Agreement and equal to other obligations of Huntsman to the extent such obligations are secured by Liens on the Collateral that are equal to the Liens securing the notes (see "—Security" and "—Collateral and Intercreditor Arrangements").

The Guarantees

        As of the date of issuance of the notes, the Guarantors are our only subsidiaries that guarantee Huntsman's obligations under the notes. The obligations of the Guarantors under their guarantees will be limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes, the guarantees and the liens securing these obligations may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency".

        Each guarantee of the notes is:

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  a senior obligation of the respective Guarantor, ranking pari passu in right of payment with all other senior obligations of such Guarantor;

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  effectively senior in right of payment to all existing and future obligations of the respective Guarantor that are unsecured or secured by Liens on the Collateral junior to the Liens securing the guarantee of such Guarantor, to the extent of the value, priority and validity of the Liens on the Collateral held by such Guarantor;

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  senior in right of payment to all existing and future obligations of the respective Guarantor that are, by their terms, subordinated in right of payment to the guarantee of such Guarantor; and

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  effectively subordinated to all obligations of the respective Guarantor under First Priority Credit Facility Indebtedness and any other First Priority Senior Secured Indebtedness and to other obligations of such Guarantor to the extent such obligations are secured by Liens on the Collateral that are senior to the Liens securing the Guarantee of such Guarantor and equal to the obligations of such Guarantor under other Second Priority Senior Secured Indebtedness (including the portion of the Credit Facilities not constituting First Priority Credit Facility Indebtedness) as a result of the operation of the Second Priority Security Agreement and the Intercreditor Agreement and equal to other obligations of such Guarantor to the extent such obligations are secured by Liens on the Collateral that are equal to the Liens securing the guarantee of such Guarantor (see "—Security" and "—Collateral and Intercreditor Arrangements").

        As of September 30, 2003, after giving effect to the issuance of the old notes and the application of the net proceeds therefrom, Huntsman and its Restricted Subsidiaries would have had $1,897.2 million of total Indebtedness outstanding (of which $1,065.0 million is Indebtedness secured by Liens on the Collateral that are equal to the Liens securing the notes and guarantees, $84.7 million of borrowings under the HLLC Revolving Facility and approximately $14 million of outstanding letters of credit thereunder is secured by Liens on the Collateral that are senior to the Liens securing the notes and guarantees) and approximately $151.3 million of additional undrawn availability under the HLLC

Revolving Facility which may be secured by Liens on the Collateral that are senior to the Liens securing the notes and guarantees and Huntsman's Restricted Subsidiaries which are not Guarantors would have had approximately $96.5 million of Indebtedness outstanding.

        The guarantee of a Guarantor will be automatically and unconditionally released and discharged upon repayment in full of the notes and upon the occurrence of any of the following:

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  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the Capital Stock of such Guarantor to any person that is not a Restricted Subsidiary of Huntsman; provided that such sale, exchange, transfer or other disposition is made in accordance with the provisions of the indenture;

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  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such Guarantor to any person that is not a Restricted Subsidiary of Huntsman, or an issuance by such Guarantor of its Capital Stock, in each case as a result of which such Guarantor ceases to be a majority-owned subsidiary of Huntsman; provided that (i) such transaction is made in accordance with the provisions of the indenture and (ii) such Guarantor is also released from all of its obligations, if any, (x) in respect of other Indebtedness of Huntsman and each other Guarantor and (y) under all other Senior Secured Indebtedness;

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  such Guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to clause (1) of the covenant described under the subheading "—Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries"; or

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  the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture; provided that such Guarantor is also released from all of its obligations, if any, (i) in respect of other Indebtedness of Huntsman and each other Guarantor and (ii) under all other Senior Secured Indebtedness.

        The indenture and the Security Documents provide that, upon the release of the guarantee of a Guarantor under the indenture, the Liens on the Collateral held by such Guarantor will also be released.

        No release and discharge of the guarantee of a Guarantor will be effective against the trustee or the holders of notes until Huntsman shall have delivered to the trustee an officers' certificate stating that all conditions precedent provided for in the indenture relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under the indenture. At the request of Huntsman, the trustee will execute and deliver an instrument evidencing such release and discharge.

        The address of each of the Guarantors is: c/o Huntsman LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and their phone number is (801) 584-5700.

        As of the date of issuance of the notes, all the subsidiaries of Huntsman are Restricted Subsidiaries except for (i) Huntsman International Holdings, LLC and any direct or indirect subsidiary thereof, each of which has been designated as an Unrestricted Subsidiary and (ii) certain other subsidiaries constituting Unrestricted Subsidiaries under the Credit Facilities. Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture.

Principal, Maturity and Interest of the Notes

        Huntsman has issued $455.4 million aggregate principal amount of old notes in denominations of $1,000 and integral multiples thereof. Other additional notes can only be issued in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness". The notes will mature on October 15, 2010 at the principal amount, plus accrued and unpaid interest to the maturity date.

        Interest on the notes accrues at the rate of 11.625% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2004. Huntsman will make each interest payment to the holders of record of the notes on the immediately preceding April 1 and October 1.

        Interest on the notes accrues from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Security

        Pursuant to the indenture and the Security Documents, the notes and the guarantees are secured by second priority Liens (or a second priority position pursuant to the Security Agreements), subject to Permitted Collateral Liens, on substantially all of the assets that from time to time secure the obligations of Huntsman and the Guarantors under any Senior Secured Indebtedness (the "Collateral").

        The Collateral includes the following property and assets:

          (1)   substantially all real property relating to: Huntsman Petrochemical Corporation's production facilities at (a) Austin, Texas, (b) Conroe, Texas, (c) Dayton, Texas, (d) Port Arthur/Port Neches, Texas, (e) Sour Lake, Texas, (f) Chocolate Bayou, Texas (leased) and (g) Pensacola, Florida (leased); Huntsman's production facilities at (a) Longview, Texas (leased) and (b) Marysville, Michigan; Huntsman Polymers Corporation's production facility at Odessa, Texas; and Huntsman Expandable Polymers Company, LLC's production facility at Peru, Illinois;

          (2)   pledges of certain Capital Stock (including our equity interests in Huntsman International Holdings) and intercompany notes of certain subsidiaries of Huntsman; and

          (3)   certain other assets which secure the Credit Facilities.

        The Liens on the Collateral securing the notes and the guarantees, and any other Senior Secured Indebtedness, including the Credit Facilities, have been granted to the Collateral Agents for the benefit of themselves and the Secured Parties. See "—Collateral and Intercreditor Arrangements."

        The obligations under the Credit Facilities (other than First Priority Credit Facility Indebtedness) and any other Second Priority Senior Secured Indebtedness are secured by second priority Liens (or a second priority position pursuant to the Security Agreements) on the Collateral pari passu to the Liens securing the notes and the guarantees. The obligations under First Priority Credit Facility Indebtedness and any other First Priority Senior Secured Indebtedness are secured by first priority Liens (or a first priority position under the Security Agreements) on the Collateral. As a result, the Liens on the Collateral securing the notes are pari passu to the Liens on such Collateral securing the Credit Facilities (other than First Priority Credit Facility Indebtedness) and subordinate to the Liens securing First Priority Credit Facility Indebtedness and any other First Priority Senior Secured Indebtedness. See "Other Indebtedness and Certain Financing Arrangements—Huntsman LLC—Description of Credit Facilities" and "Risk Factors—Risks Related to the Notes—The value of the collateral securing the notes and the guarantees may not be sufficient to satisfy our and our subsidiaries' obligations under the notes and the guarantees and the collateral securing the notes may be reduced or diluted under certain circumstances." The Collateral does not include assets securing Capitalized Lease Obligations or purchase money Indebtedness incurred pursuant to clause (14) of the definition of Permitted Indebtedness.

        No appraisals of the Collateral have been prepared by or on behalf of Huntsman in connection with the issuance of the notes. There can be no assurance that the proceeds of any sale of the Collateral, in whole or in part, pursuant to the indenture and the Security Documents following an Event of Default would be sufficient to satisfy amounts due on the notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral would be sold in a timely manner or at all. All funds distributed under the Security Agreements and received by the Collateral Agents for the benefit of the Secured Parties will be distributed by the Collateral Agents in accordance with the provisions of the Security Agreements. See "—Collateral and Intercreditor Arrangements."

        The indenture and the Security Documents will permit or require the release of Collateral without substitution of new Collateral in certain circumstances. See "—Collateral and Intercreditor Arrangements." Collateral pledged by a Guarantor will be released upon the release and discharge of the guarantee of such Guarantor. See "—Brief Description of the Notes and the Guarantees—The Guarantees."

        To the extent that third parties enjoy Liens on the Collateral, whether or not permitted by the indenture and the Security Documents, such third parties will have, and may exercise, rights and remedies with respect to the Collateral subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agents, acting on behalf of the Secured Parties, to realize or foreclose on the Collateral. In addition, the ability of the Collateral Agents, acting on behalf of the Secured Parties, to realize or foreclose on the Collateral may be subject to certain limitations imposed by applicable bankruptcy laws in the event of a bankruptcy. See "—Certain Bankruptcy Limitations."

        The Collateral Agents (as defined below) may need to evaluate the impact of the potential liabilities before determining to foreclose on certain Collateral because creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the real property. In this regard, the Collateral Agents may decline to foreclose on the Collateral or exercise remedies available if they do not receive indemnification to their satisfaction from the Secured Parties. In addition, the Collateral Agents' ability to foreclose on the Collateral on behalf of the Secured Parties may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agents' Liens on the Collateral.

Collateral and Intercreditor Arrangements

        The First Priority Representative, on behalf of the holders of First Priority Senior Secured Indebtedness, has entered into a security agreement (the "First Priority Security Agreement") with Huntsman and the Guarantors regarding certain matters relating to First Priority Senior Secured Indebtedness. The Second Priority Representative, on behalf of the holders of the Second Priority Senior Secured Indebtedness (including the notes), has entered into a security agreement (the "Second Priority Security Agreement") with Huntsman and the Guarantors regarding certain matters relating to Second Priority Senior Secured Indebtedness. The First Priority Representative, the Second Priority Representative and the trustee have entered into an Intercreditor Agreement (the "Intercreditor Agreement" and, together with the First Priority Security Agreement and the Second Priority Security Agreement, the "Security Agreements"). The following summary of certain provisions of the Security Agreements does not purport to be complete and is qualified in its entirety by reference to the Security Agreements.

        The First Priority Representative has been appointed to act as collateral agent under the First Priority Security Agreement (the "First Priority Collateral Agent") for the holders of First Priority Senior Secured Indebtedness and the Second Priority Representative has been appointed to act as collateral agent under the Second Priority Security Agreement (the "Second Priority Collateral Agent" and, together with the First Priority Collateral Agent, the "Collateral Agents") for the holders of Second Priority Senior Secured Indebtedness, and each Collateral Agent holds the Liens and security interests in the Collateral granted pursuant to the applicable Security Documents with sole authority to exercise remedies under the applicable Security Documents, subject to provisions of the Security Agreements described below. The Collateral Agents continue to act as mortgagees under all respective mortgages, beneficiaries under all respective deeds of trust and as secured parties under the applicable security agreements, to follow the instructions provided to them under the applicable Security Agreements and to carry out certain other duties.

        The Security Agreements set out the relative rights and responsibilities of the Secured Parties with respect to the Collateral and their respective rights to instruct the Collateral Agents. Pursuant to the Security Agreements, the Secured Parties have agreed that, except as described below, the First Priority Senior Secured Parties have a security interest in the Collateral that is senior and prior to the security interest of each other Secured Party. All payments received and all amounts held or realized by the Collateral Agents in respect of Collateral upon the exercise of remedies under the Security Agreements will be applied as follows:

  (1)
  first, (a) to the First Priority Collateral Agent to the extent necessary to reimburse the First Priority Collateral Agent for any expenses in connection with the collection or distribution of such amounts held or realized or in connection with expenses incurred in enforcing its remedies under the relevant Security Documents and preserving the Collateral and all amounts for which the First Priority Collateral Agent are entitled to indemnification under the Security Agreements ("Collateral Agent Expenses"), then (b) to each of the First Priority Senior Secured Parties on a pro rata basis based on the respective amounts of First Priority Senior Secured Indebtedness owing to each of them;

  (2)
  second, (a) to the Second Priority Collateral Agent to the extent necessary to reimburse the Second Priority Collateral Agent for its Collateral Agent Expenses, then (b) to each of the Second Priority Senior Secured Parties on a pro rata basis based on the respective amounts of Second Priority Senior Secured Indebtedness owing to each of them; and

  (3)
  third, any surplus remaining after such payments shall be paid over to Huntsman or to whosoever may be lawfully entitled thereto.

        Subject to the preceding paragraph, the Security Agreements provide that each of the First Priority Collateral Agent and the Second Priority Collateral Agent has the right, as First Priority Collateral Agent or Second Priority Collateral Agent, as the case may be, to manage, perform and enforce the terms of the Security Documents relating to the Collateral and to exercise and enforce all privileges, rights and remedies thereunder in accordance with the instructions of the relevant instructing group under the applicable Security Agreement, including to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of or liquidate such Collateral, including, without limitation, following the occurrence of a Default or Event of Default under the indenture.

        Under the Intercreditor Agreement and the Second Priority Security Agreement, in the event that the First Priority Representative releases the Liens on all Collateral in respect of all obligations under all First Priority Senior Secured Indebtedness and the Second Priority Representative releases the Liens on such Collateral in respect of all obligations under all Second Priority Senior Secured Indebtedness other than the notes and the guarantees, or all other First Priority Senior Secured Indebtedness and Second Priority Senior Secured Indebtedness is otherwise repaid and discharged in full, the Liens securing the notes and the guarantees on such Collateral will be automatically released and terminated; provided, however, in the foregoing cases, that the Liens securing the notes and the guarantees on such Collateral shall not be released until, in the case where a Default or Event of Default shall have occurred and be continuing under the indenture, such time as the Default or Event of Default is cured or waived. In addition, the Security Agreements provide that the lenders under our Credit Facilities, including, without limitation, the lenders thereunder that are secured on an equal and ratable basis with the second priority liens securing the notes and the guarantees, have the exclusive right to manage, perform and enforce the terms of the Security Documents relating to the Collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the Collateral and to hold or dispose of the Collateral in certain circumstances.

        See "Risk Factors—Risks Related to the Notes—The lenders under our senior secured credit facility will have the sole right to exercise remedies against the collateral for so long as our senior secured credit facility is outstanding and, unless a default or event of default has occurred and is continuing, to release all the collateral securing the notes."

        The Intercreditor Agreement provides that if, following the release of a Lien on any Collateral securing the notes and the guarantees, the property or assets which were subject to such Lien are again made subject to a Lien for the benefit of any Second Priority Senior Secured Indebtedness, then the notes and the guarantees will also be entitled to the benefit of such Lien to the extent and in the manner provided for in the Security Documents. The indenture provides that neither Huntsman nor any Guarantor (or any Restricted Subsidiary that would be required to become a Guarantor in connection with such incurrence under the covenant described under the subheading "—Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries") may incur any Senior Secured Indebtedness (including in connection with a Refinancing) unless, on or prior to such incurrence, the lenders or holders of such Indebtedness (or a trustee or similar agent on their behalf) (other than under Interest Rate Swaps or Currency Agreements) join(s) the Intercreditor Agreement or applicable Security Agreement (or execute(s) an intercreditor agreement with the trustee substantially in the form of the Intercreditor Agreement) in order to reflect the relevant priorities of the various creditors; provided that Huntsman need not comply with this requirement to the extent that any new Indebtedness constitutes additional Indebtedness under the Credit Facilities to the extent that the applicable Security Agreements are in effect. The indenture further provides that if, following the repayment in full of, and termination of all commitments under, all First Priority Senior Secured Indebtedness, Huntsman or any Guarantor subsequently incurs new First Priority Senior Secured Indebtedness, the lenders or holders of such Indebtedness (or a trustee or similar agent on their behalf) shall be First Priority Senior Secured Parties under the Intercreditor Agreement (or such replacement intercreditor agreement) and the trustee shall be empowered to enter into such agreements as are necessary to assure such lenders or holders that the Liens will be senior to the Second Priority Senior Secured Indebtedness.

        The Intercreditor Agreement provides that it may be amended only with the consent of both the First Priority Representative and the Second Priority Representative, to the extent such party is at such time generally entitled to make determinations with respect to the Collateral as described above (and the consent of the trustee if the amendment would adversely affect the rights and benefits of the notes in a different manner than the other Second Priority Secured Indebtedness); provided that any amendment that directly and adversely affects Huntsman or any of its subsidiaries will require the written consent of Huntsman.

        The Security Agreements further provide, among other things, that:

          (1)   the Secured Parties will provide notices (such notices to be provided in writing and contemporaneously with any notice provided to Huntsman) to each other with respect to the acceleration of their respective Indebtedness;

          (2)   the Secured Parties will not contest each other's security interest in and Liens on the Collateral or contest the validity of the documents governing their respective security interests; and

          (3)   either the First Priority Representative or the Second Priority Representative may enforce Liens against the Collateral, subject to the priority arrangements described above.

        The Security Agreements provide that Huntsman and its subsidiaries will indemnify the Collateral Agents for all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind imposed against the Collateral Agents arising out of the applicable Security Agreements except to the extent that any of the foregoing are finally judicially determined to have resulted from the gross negligence or willful misconduct of the applicable Collateral Agent. The Security Agreements provide that the Collateral Agents shall have no liability to any of the Secured Parties as a consequence of its performance or non-performance under the applicable Security Agreements, except for its gross negligence or willful misconduct.

Certain Bankruptcy Limitations

        Applicable bankruptcy, insolvency and other laws could prevent the Collateral Agents from repossessing and disposing of, or otherwise exercising remedies in respect of, the Collateral upon the occurrence of an Event of Default if bankruptcy or other insolvency proceedings were to be commenced by or against Huntsman or the applicable Guarantor prior to the Collateral Agents having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. See "Risk Factors—Risks Related to the Notes—The ability of the collateral agents to foreclose on the secured property may be limited" and "Risk Factors—Risks Related to the Notes—The notes, the guarantees and the liens securing these obligations may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

Optional Redemption

        At any time prior to October 15, 2006, Huntsman may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes originally issued (including the original principal amount of the additional notes and any additional notes subsequently issued under the indenture), at a redemption price of 111.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1)   at least 65% of the aggregate principal amount of the notes originally issued (including the original principal amount of the additional notes and any additional notes subsequently issued under the indenture) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman and its subsidiaries); and

          (2)   the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        On or prior to October 15, 2007, Huntsman may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

          (1)   100% of the principal amount thereof or

          (2)   the present value, as determined by an Independent Investment Banker, of

            (A)  105.813% of the principal amount of the notes being redeemed as of October 15, 2007 (assuming a 360-day year consisting of twelve 30-day months) plus

            (B)  all required interest payments due on such notes through October 15, 2007 (excluding accrued interest),

in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus in each case accrued interest to the redemption date.

        After October 15, 2007, Huntsman may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Redemption Price
2007	105.813%
2008	102.906%
2009 and thereafter	100.000%

Repurchase at the Option of Holders upon a Change of Control

        If a Change of Control occurs, each holder of the notes (including any additional notes subsequently issued under the indenture) will have the right to require Huntsman to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to repurchase the notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Huntsman will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman will, to the extent lawful:

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Huntsman repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Selection and Notice

        If less than all of the notes are to be redeemed at any time in connection with an optional redemption, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman and its Restricted Subsidiaries which are Guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not Guarantors may incur Acquired Indebtedness, in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman is greater than 2.0 to 1.0.

        Huntsman and its Restricted Subsidiaries will not incur any Indebtedness that is subordinated to any Pari Passu Indebtedness of Huntsman or its Restricted Subsidiaries that are Guarantors unless such Indebtedness is also subordinated on the same basis to the notes or the guarantees, respectively.

        Limitation on Restricted Payments.    Huntsman will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto:

          (A)  a Default or an Event of Default shall have occurred and be continuing;

          (B)  Huntsman is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (C)  the aggregate amount of Restricted Payments made subsequent to the Issue Date, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

            (a)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman earned subsequent to the Issue Date through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

            (b)   100% of the aggregate net cash proceeds received by Huntsman from any person (other than a subsidiary of Huntsman) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Huntsman (other than Specified Capital Stock); plus

            (c)   without duplication of any amounts included in clause (b) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman from a holder of Huntsman's Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

           (1)  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

           (2)  the acquisition of any shares of Capital Stock of Huntsman, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman);

           (3)  the acquisition of any Indebtedness of Huntsman that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness, in each case other than to a subsidiary of Huntsman;

           (4)  so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman of membership interests of Huntsman from employees of Huntsman or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

           (5)  payments to HMP in accordance with the Tax Sharing Agreement;

           (6)  payments to HMP for legal, audit and other expenses directly relating to the administration of Huntsman, which when aggregated with loans made to HMP in accordance with clause (11) under the definition of "Permitted Investments" will not exceed $3 million in any fiscal year;

           (7)  the payment of consideration by a third party to equity holders of Huntsman;

           (8)  additional Restricted Payments in an aggregate amount not to exceed $10 million since the Issue Date;

           (9)  payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above;

         (10)  the initial designation on the Issue Date of Huntsman International Holdings, LLC and its direct and indirect Subsidiaries as Unrestricted Subsidiaries;

         (11)  acquisitions of Indebtedness of Huntsman that is subordinated or junior in right of payment to the notes after complying with "Limitation on Asset Sales" and "Repurchase at the Option of Holders upon a Change of Control" with respect to the notes and that contains certain provisions requiring that an offer to purchase such Indebtedness be made with the proceeds from an asset sale or upon a change of control;

         (12)  the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value of the Huntsman Notes outstanding on the Issue Date; and

         (13)  the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value of the Subordinated PIK Note; provided, immediately after giving effect thereto, Huntsman is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x), (4) and (13) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph or clause (8) of the immediately preceding paragraph, Huntsman shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman's quarterly financial statements last provided to the trustee pursuant to "Reports to Holders".

        Limitation on Asset Sales.    Huntsman will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Huntsman or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman's board of managers;

          (2)   at least 75% of the consideration received by Huntsman or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale. For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

          (3)   If such Asset Sale involves Collateral, it complies with the applicable provisions of the indenture and the Security Documents.

        Upon the consummation of an Asset Sale, Huntsman applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of having received the Net Cash Proceeds:

          (1)   in the case of Net Cash Proceeds from an Asset Sale involving any Collateral or any assets that constituted Collateral immediately prior to such Asset Sale (whether directly or indirectly through an Asset Sale of Capital Stock of a Guarantor that holds Collateral), to the extent such Net Cash Proceeds constitute proceeds from the sale or other disposition of Collateral:

            (A)  to repay (I) Indebtedness secured by Liens on Collateral that are the subject of such Asset Sale that are senior to the Liens securing the notes or the guarantees and incurred in compliance with the indenture (provided that such repayment permanently reduces amounts outstanding under such Indebtedness) or (II) to the extent such Net Cash Proceeds are derived from the sale of assets of HSCC held by HSCC on the Issue Date, then to repay all or any portion of the BASF Note; and/or

            (B)  to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets") (provided that substantially all of such Replacement Assets shall become Collateral); and/or

            (C)  to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman or its subsidiaries (provided that substantially all of the assets so acquired shall become Collateral), and/or

            (D)  if, at the time of such Asset Sale, (i) the outstanding Second Priority Senior Secured Indebtedness under the Second Priority Credit Facilities equals or exceeds $200.0 million and (ii) the Second Priority Representative acting upon the instructions of the required number of lenders under the Second Priority Credit Facilities waives the mandatory repayment of the Second Priority Senior Secured Indebtedness required by such Credit Facilities with all or any portion of the Net Cash Proceeds of such Asset Sale (the "Waived Proceeds"), then to use the Waived Proceeds for any purpose permitted by the indenture provided that such use does not disadvantage the holders of the notes relative to any other holder of Indebtedness of Huntsman LLC or any of its Restricted Subsidiaries.

          (2)   in the case of Net Cash Proceeds from an Asset Sale, whether or not involving any Collateral, to the extent such Net Cash Proceeds do not constitute proceeds from the sale or other disposition of Collateral:

            (A)  to repay Pari Passu Indebtedness (including First Priority Senior Secured Indebtedness) of Huntsman or a Guarantor or any Indebtedness of a Restricted Subsidiary which is not a Guarantor (provided that such repayment permanently reduces amounts outstanding under such Indebtedness); and/or

            (B)  to make an investment in or expenditure for Replacement Assets; and/or

            (C)  to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman or its subsidiaries.

        With respect to clause (1)(B) and (C) and (2)(B) and (C) above, Huntsman only may apply Net Cash Proceeds in excess of $15 million in the aggregate since the Issue Date from Asset Sales involving assets of Huntsman or a Guarantor (other than the Capital Stock of a Foreign Subsidiary) towards:

  •
  assets which will be owned by Huntsman or a Guarantor and not constituting an Investment; or

  •
  the capital stock of a person that becomes a Guarantor.

        On the 366th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman or board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds (other than Net Cash Proceeds of Asset Sales, including the Asset Sale for which a determination is being made, not to exceed $15.0 million during any single calendar year) which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment) on or before such Net Proceeds Offer Trigger

Date as permitted by the second preceding paragraph (the "Net Proceeds Offer Amount") shall be applied by Huntsman or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be) (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

  •
  all holders of notes (including any additional notes subsequently issued under the indenture); and

  •
  to the extent such Net Proceed Offer Amount constitutes proceeds from the sale or other disposition of Collateral, all other holders of Indebtedness of Huntsman or a Guarantor secured by Liens on Collateral that are the subject of such Asset Sale that are equal to the Liens securing the notes that contains provisions requiring that an offer to purchase (or other repayment, prepayment or redemption, as applicable) of such other Indebtedness be made with the proceeds from the Asset Sale; and/or

  •
  to the extent that such Net Proceeds Offer Amount does not constitute proceeds from the sale or other disposition of Collateral, all other holders of other Indebtedness of Huntsman or a Guarantor that is equal in right of payment with the notes and contains provisions requiring that an offer to purchase (or other repayment, prepayment or redemption, as applicable) such other Indebtedness be made with the proceeds from the Asset Sale, on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased (or repaid, prepaid, or redeemed, as the case may be) with the Net Proceeds Offer Amount. The offer price for notes in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase. The pro rata portion of the Net Proceeds Offer Amount allocable to the holders of notes (the "Notes Net Proceeds Offer Amount") shall be determined as of the date of the applicable Asset Sale and shall be equal to an amount determined by multiplying the Net Proceeds Offer Amount by a fraction, the numerator of which is the aggregate principal amount of the notes outstanding (including any additional notes) as of such date of determination and the denominator is the sum of the aggregate principal amount of the notes and any other Indebtedness otherwise subject to a Net Proceeds Offer in accordance with the second or third bullet of this paragraph, as applicable, outstanding as of such date of determination.

        Notwithstanding the foregoing, the indenture will not prohibit the purchase, repayment, prepayment or redemption of Indebtedness otherwise subject to a Net Proceeds Offer in accordance with the second or third bullet of the preceding paragraph prior to the consummation of any Net Proceeds Offer; provided that (A) the credit agreement, indenture or other similar agreement governing such Indebtedness requires such earlier purchase, repayment, repayment or redemption and (B) in the event of such earlier purchase, repayment, prepayment or redemption (other than in compliance with clauses (1)(A) or (2)(A) above), (i) the Notes Net Proceeds Offer Amount will only be available to make a Net Proceeds Offer to holders of notes and (ii) the Net Proceeds Offer Trigger Date shall be deemed to be a date of such earlier repayment, prepayment or redemption.

        Huntsman may defer the Net Proceeds Offer until there is an aggregate unutilized Notes Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time the entire unutilized Notes Net Proceeds Offer Amount, and not just the amount in excess of $10 million, shall be applied to a Net Proceeds Offer for the notes) (and at which time any other unutilized Net Proceeds Offer Amount shall be applied to such Net Proceeds Offer for the applicable Indebtedness).

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman or any Restricted Subsidiary of Huntsman in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration); or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "Merger, Consolidation and Sale of Assets", and as a result thereof Huntsman is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediate preceding paragraphs, Huntsman and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent:

          (1)   at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

          (2)   such Asset Sale is for fair market value.

        Any consideration that (i) does not constitute Replacement Assets or (ii) is received from the sale or other disposition of Collateral and that is received by Huntsman or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer for notes will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, Huntsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sales" provisions of the indenture by virtue thereof.

        All Net Cash Proceeds shall, pending their application in accordance with this covenant or the release thereof in accordance with the provisions of the indenture and the Security Documents, be deposited and held in the Collateral Account; provided that such Net Cash Proceeds may be withdrawn from the Collateral Account from time to time solely to be applied in accordance with this covenant. After consummation of any Net Proceeds Offer for notes, any Notes Net Proceeds Offer Amount not applied to any such purchase may be used by Huntsman for any purpose permitted by the other provisions of the indenture.

        Events of Loss.    In the event of an Event of Loss, Huntsman or the applicable Restricted Subsidiary may apply the Net Loss Proceeds from such Event of Loss to (I) make an investment in or expenditures for Replacement Assets (provided that such Replacement Assets shall become Collateral) or (II) make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman or its subsidiaries (provided that the assets so acquired shall become Collateral).

        The 366th day after receipt by Huntsman or the applicable Restricted Subsidiary of the Net Loss Proceeds or any earlier date on which the board of managers or directors of Huntsman or board of the applicable Restricted Subsidiary determines not to apply the Net Loss Proceeds (other than in connection with an Event of Loss for which the Net Loss Proceeds do not exceed $5.0 million) in accordance with the preceding paragraph (each, a "Net Loss Proceeds Offer Trigger Date"), such aggregate amount of Net Loss Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Loss Proceeds Offer Trigger Date shall be deemed to be the date of termination of such contractual commitment) on or before such Net Loss Proceeds Offer Trigger Date as permitted by the preceding paragraph (the "Excess Net Loss Proceeds") shall be applied by Huntsman or such Restricted Subsidiary to make an offer to purchase (or prepay, repay or redeem, as the case may be) (the "Net Loss Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Loss Proceeds Offer Trigger Date, from:

  •
  all holders of notes (including any additional notes subsequently issued under the indenture), and

  •
  all other holders of Pari Passu Indebtedness that contains provisions requiring that an offer to purchase (or other repayment, prepayment or redemption, as applicable) of such other Indebtedness be made with the Net Loss Proceeds, on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with such Excess Net Loss Proceeds. The offer price for notes in any Net Loss Proceeds Offer will be equal to 100% of their principal amount, plus any accrued and unpaid interest to the date of purchase. The pro rata portion of the Net Loss Excess Proceeds allocable to the holders of notes (the "Notes Excess Net Loss Proceeds") shall be determined as of the date of the applicable Event of Loss and shall be equal to an amount determined by multiplying the Net Loss Excess Proceeds by a fraction, the numerator of which is the aggregate principal amount of the notes outstanding (including any additional notes) as of such date of determination and the denominator is the sum of the aggregate principal amount of the notes and any other Indebtedness otherwise subject to a Net Loss Proceeds Offer in accordance with the second bullet of this paragraph outstanding as of such date of determination.

        Notwithstanding the foregoing, the indenture will not prohibit the purchase, repayment, prepayment or redemption of Indebtedness otherwise subject to a Net Loss Proceeds Offer in accordance with the second bullet of the preceding paragraph prior to the consummation of the Net Loss Proceeds Offer as contemplated above; provided that (A) the credit agreement, indenture or other similar agreement governing such Indebtedness requires such earlier purchase, repayment, prepayment or redemption and (B) in the event of such earlier repayment, prepayment or redemption (other than in compliance with clauses (I) above), (i) the Notes Excess Net Loss Proceeds will only be available to make a Net Loss Proceeds Offer to holders of the notes and (ii) the Net Loss Proceeds Offer Trigger Date shall be deemed to be a date of such earlier purchase, repayment, prepayment or redemption.

        Huntsman may defer the Net Loss Proceeds Offer until there is an aggregate unutilized Notes Excess Net Loss Proceeds equal to or in excess of $10 million resulting from one or more Event of Loss (at which time the entire unutilized Notes Excess Net Loss Proceeds, and not just the amount in excess of $10 million, shall be applied to a Net Loss Proceeds Offer for the notes) (and at which time any other unutilized Excess Net Loss Proceeds shall be applied to such Net Loss Proceeds Offer for the applicable Indebtedness).

        Each Net Loss Proceeds Offer for notes will be mailed to the record holders as shown on the register of holders within 30 days following the Net Loss Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Loss Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000, as the case may be, in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Excess Net Loss Proceeds available to purchase notes in connection with the Net Loss Proceeds Offer, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Loss Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

        All Net Loss Proceeds shall, pending their application in accordance with this covenant or the release thereof in accordance with the provisions of the indenture and the Security Documents, be deposited and held in the Collateral Account; provided that such Net Loss Proceeds may be withdrawn from the Collateral Account from time to time solely to be applied in accordance with this covenant.

        To the extent that any Excess Net Loss Proceeds remain after consummation of a Net Loss Proceeds Offer, Huntsman or any of its Restricted Subsidiaries may use such remaining Excess Net Loss Proceeds for any purpose permitted by the other provisions of the indenture.

        Huntsman will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Loss Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Events of Loss" provisions of the indenture, Huntsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Events of Loss" provisions of the indenture by virtue thereof.

        The foregoing provisions will apply only to Events of Loss that occur at a time when there are no outstanding obligations or commitments under any First Priority Senior Secured Indebtedness or Second Priority Senior Secured Indebtedness other than the notes and guarantees.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman or any other Restricted Subsidiary of Huntsman; or (C) transfer any of its property or assets to Huntsman or any other Restricted Subsidiary of Huntsman, except for such encumbrances or restrictions existing under or by reason of:

           (1)  applicable law, rules, regulations and/or orders;

           (2)  the indenture relating to the notes and the Security Documents (including, without limitation, any Liens permitted by such indenture and the Security Documents);

           (3)  customary non-assignment provisions of any contract or any lease or license governing a leasehold interest of Huntsman or any Restricted Subsidiary of Huntsman;

           (4)  any agreements existing at the time of any merger or consolidation with any person or acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any Subsidiary of such person;

           (5)  agreements existing on the date of issuance of the notes to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the date of issuance of the notes;

           (6)  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

           (7)  any agreement or instrument governing Capital Stock of any person that is acquired;

           (8)  Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

           (9)  Liens incurred in accordance with the covenant described under "—Limitation on Liens";

         (10)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

         (11)  the Credit Facilities;

         (12)  any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness";

         (13)  customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

         (14)  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

         (15)  contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman or any Restricted Subsidiary in any manner material to Huntsman or any Restricted Subsidiary; and

         (16)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman in any material respect as determined by the board of managers of Huntsman in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman or to a Restricted Subsidiary of Huntsman) or permit any person (other than Huntsman or a Restricted Subsidiary of Huntsman) to own any Preferred Stock of any Restricted Subsidiary of Huntsman; provided, however, that any person that is not a Restricted Subsidiary of Huntsman may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary.

        Limitation on Liens.    Huntsman shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman or any Restricted Subsidiary, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, other than (i) with respect to Collateral, Permitted Collateral Liens and (ii) with respect to non-Collateral, Permitted Liens; provided, however, that any Lien on non-Collateral shall be permitted notwithstanding that it is not a Permitted Lien if (x) such Lien secures obligations (including Indebtedness) of a Restricted Subsidiary of Huntsman that is not a Guarantor and (y) such obligations (including Indebtedness) are permitted by the indenture.

        Merger, Consolidation and Sale of Assets.    Huntsman will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman's assets (determined on a consolidated basis for Huntsman and Huntsman's Restricted Subsidiaries) unless:

          (1)   either (A) Huntsman shall be the surviving or continuing corporation or limited liability company or (B) the person (if other than Huntsman) formed by such consolidation is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity");

          (2)   the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the trustee all rights and obligations of Huntsman under the notes, the indenture and the applicable Security Documents;

          (3)   immediately after giving effect to such transaction, including the assumption of the notes, Huntsman or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (4)   immediately before and after giving effect to such transaction, including the assumption of the notes, no default or Event of Default occurred or exists; and

          (5)   Huntsman or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

        Each Guarantor (other than any Guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "Limitation on Asset Sales") will not, and Huntsman will not cause or permit any Guarantor to, consolidate with or merge with or into any person other than Huntsman or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the Guarantor under the guarantee and the applicable Security Documents;

          (2)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman could satisfy the provisions of clause (3) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor with and into Huntsman (with Huntsman being the surviving entity) or another Guarantor need not comply with the first paragraph of this covenant.

        The following additional conditions shall apply to each transaction described in the above paragraphs:

          (1)   Huntsman, such Guarantor or the relevant surviving entity, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and continue the Lien under the indenture and the Security Documents on the Collateral held by or transferred to such person, together with such financing statements or other similar filings as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or other similar filing under applicable law;

          (2)   the Collateral held by or transferred to Huntsman, such Guarantor or the relevant surviving entity, as applicable, shall

            (A)  continue to constitute Collateral under the indenture and the Security Documents, and

            (B)  not be subject to any Lien other than Permitted Collateral Liens; and

          (3)   Huntsman shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if supplemental indentures or supplemental Security Documents are required in connection with such transaction, such supplemental indentures and supplemental Security Documents, comply with the applicable provisions of the indenture and the Security Documents, that all conditions precedent in the indenture relating to such transaction have been satisfied and that such supplemental indentures and supplemental Security Documents are enforceable.

        Notwithstanding anything in this covenant to the contrary,

          (1)   Huntsman may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant; and

          (2)   any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as: an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman or a Restricted Subsidiary, or an Investment, if the result of such transaction is the acquisition of assets by Huntsman or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (1)   Affiliate Transactions permitted under the provision described in the last paragraph of this covenant; and

          (2)   Affiliate Transactions on terms that are no less favorable to Huntsman or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction by Huntsman or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman or any Restricted Subsidiary of Huntsman enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

          (1)   reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of Huntsman or any Restricted Subsidiary of Huntsman as determined in good faith by Huntsman's board of managers or senior management;

          (2)   transactions exclusively between or among Huntsman and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

          (3)   any agreement as in effect as of the date of issuance of the notes or any transaction contemplated thereby in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

          (4)   Permitted Investments and Restricted Payments made in compliance with "Limitation on Restricted Payments" covenant;

          (5)   transactions between any of Huntsman, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture; and

          (6)   transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman or the Restricted Subsidiaries, as applicable, in the reasonable determination of the board of managers of Huntsman or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman or any other Restricted Subsidiary other than:

          (A)  Indebtedness under Currency Agreements and Commodity Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness";

          (B)  Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness"; or

          (C)  any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "Limitation on Incurrence of Additional Indebtedness",

unless, in any such case:

          (1)   such Restricted Subsidiary that is not a Guarantor guarantees payment of the notes;

          (2)   any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness shall be pari passu with such Restricted Subsidiary's guarantee of the notes hereunder; and

          (3)   any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to such Restricted Subsidiary's guarantee of the notes hereunder.

        Conduct of Business.    Huntsman and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same as or similar or related to the businesses in which Huntsman and its Restricted Subsidiaries were engaged on the date of issuance of the notes, except to the extent that after engaging in any new business, Huntsman and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business to those conducted by them on the Issue Date.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman must furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request and post on its website:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K prepared in accordance with GAAP if Huntsman were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman were required to file such reports.

        The quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of Huntsman and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman.

Events of Default

        Each of the following is an "Event of Default" under the indenture:

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

          (3)   the failure of Huntsman or any Guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after Huntsman receives a written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes, including any additional notes subsequently issued under the indenture (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   any default under any agreement governing Indebtedness of Huntsman or any of the Guarantors, if that default:

            (A)  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness; or

            (B)  results in the acceleration of the final stated maturity of any such Indebtedness;

      and, in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

          (5)   the failure of Huntsman or any of the Guarantors to pay or otherwise discharge or stay one or more judgments in an aggregate amount exceeding $25 million which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting Huntsman or any of its Significant Subsidiaries;

          (7)   the failure of any guarantee of any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or any of the Guarantors denies its liability under its guarantee; or

          (8)   the failure of Huntsman or any Guarantor to comply with any covenant or agreement contained in any of the Security Documents (after the lapse of any applicable grace periods) which adversely affects the enforceability, validity, perfection or priority of the Collateral Agents' Liens on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, (B) the repudiation or disaffirmation by Huntsman or any Guarantor of its obligations under any of the Security Documents or the determination in a judicial proceeding that any of the Security Documents is unenforceable or invalid against Huntsman or any Guarantor for any reason, or (C) any Security Document shall cease to be in full force and effect (other than in accordance with the terms of the applicable Security Document and the indenture), or cease to be effective in all material respects to grant the Collateral Agents perfected Liens on the Collateral with the priorities purported to be created thereby.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of notes (including any additional notes subsequently issued under the indenture) may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman and the trustee, which notice must also specify that it is a "notice of acceleration". In that event, the notes will become immediately due and payable.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes (or any additional notes) may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if Huntsman has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; or

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above description of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in aggregate principal amount of the notes (including the aggregate principal amount of any additional notes subsequently issued under the indenture) may waive any existing default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture, the notes or the Security Documents except as provided in the indenture or the Security Documents. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes (including the aggregate principal amount of any of the outstanding additional notes subsequently issued under the indenture) may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers.

        Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture or the Security Documents at the request or direction of any of the holders unless those holders have offered the trustee reasonable indemnity. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, other than a Default or Event of Default relating to the payment of principal, premium or interest, if it determines that withholding notice is in the best interest of the holders.

        Under the indenture, Huntsman will be required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the outstanding notes when such payments are due from the trust fund referred to below;

          (2)   Huntsman's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the trustee and Huntsman's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, Huntsman may, at its option and at any time, elect to have the obligations of Huntsman released with respect to certain of its covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Huntsman must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date;

          (2)   in the case of Legal Defeasance, Huntsman shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (A)  Huntsman has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B)  since the date of the indenture, there has been a change in the applicable United States federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee);

          (3)   in the case of Covenant Defeasance, Huntsman shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no default or Event of Default shall have occurred and be continuing on the date of such deposit insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other instrument or material agreement to which Huntsman or any of its subsidiaries is a party or by which Huntsman or any of its subsidiaries is bound;

          (6)   Huntsman shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman with the intent of preferring the holders of the notes over any other creditors of Huntsman or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman or others;

          (7)   Huntsman shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   Huntsman shall have delivered to the trustee an opinion of counsel to the effect that: either (A) Huntsman has assigned all its ownership interest in the trust funds to the trustee or (B) the trustee has a valid perfected security interest in the trust funds; and assuming no intervening bankruptcy of Huntsman between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The indenture (and all Liens on Collateral for the benefit of the holders of the notes created pursuant to the Security Documents) will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as to all outstanding notes when:

          (1)   either

            (A)  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman and repaid to Huntsman or discharged from such trust) have been delivered to the trustee for cancellation; or

            (B)  all notes not previously delivered to the trustee for cancellation have become due and payable, and Huntsman has irrevocably deposited, or caused to be deposited, with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   Huntsman has paid all other sums payable under the indenture by Huntsman; and

          (3)   Huntsman has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        All funds that remain unclaimed for one year will be paid to Huntsman, and thereafter holders of the notes must look to Huntsman for payment as general creditors.

Cancellation

        All notes that are redeemed by or on behalf of Huntsman will be cancelled and, accordingly, may not be reissued or resold. If Huntsman purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        If a holder of notes is or becomes subject to withholding taxes, Huntsman will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected, no amendment and waiver to or under the indenture, the notes or the Security Documents may:

  (1)
  reduce the amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change the time for payment of interest, including, defaulted interest, on any notes;

  (3)
  reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for the notes;

  (4)
  make any notes payable in money other than that stated in the notes;

  (5)
  make any change in provisions of the indenture relating to the rights of holders of notes to receive payment of principal of and interest on the notes or permitting holders of a majority in principal amount of notes to waive defaults or Events of Default;

  (6)
  amend, change or modify in any material respect the obligation of Huntsman to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been completed;

  (7)
  modify or change any provision of the indenture affecting the ranking of the notes or any guarantee in a manner which adversely affects the holders; provided, however, that the ranking of the notes shall not be deemed to be affected solely by virtue of (x) any change to or release of the Collateral or (y) any circumstances resulting in other Indebtedness of Huntsman or any Restricted Subsidiary being secured to a greater or lesser extent, or with greater or lower priority, than the notes or the guarantees in respect thereof, in each case as permitted under the indenture and the Security Documents;

  (8)
  release any Guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture; or

  (9)
  release all or substantially all of the Collateral from the Lien under the indenture and the Security Documents otherwise than in accordance with the terms of the indenture and the Security Documents.

        Other modifications and amendments of the indenture, the notes or the Security Documents may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture (including the aggregate principal amount of any additional notes subsequently issued under the indenture).

        Without the consent of any holder of the notes, Huntsman, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Security Documents to:

  (1)
  cure any ambiguities, defect or inconsistency;

  (2)
  provide for the assumption of Huntsman's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman's assets;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (4)
  add any person as a Guarantor or add any additional property or assets as Collateral;

  (5)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the rights under the indenture of any such holder; or

  (6)
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

        The indenture provides that it, the notes and the guarantee are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture or the Trust Indenture Act. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman or at the time it merges or consolidates with Huntsman or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman or at the time it merges or consolidates with Huntsman or any of its Restricted Subsidiaries.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means:

  •
  an Investment by Huntsman or any Restricted Subsidiary of Huntsman in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman or of any Restricted Subsidiary of Huntsman, or shall be merged with or into Huntsman or any Restricted Subsidiary of Huntsman; or

  •
  the acquisition by Huntsman or any Restricted Subsidiary of Huntsman of the assets of any person (other than a Restricted Subsidiary of Huntsman) which constitute all or substantially all of the assets of such person or comprise any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman or a Restricted Subsidiary of Huntsman of (A) any Capital Stock of any Restricted Subsidiary of Huntsman; or (B) any other property or assets of Huntsman or any Restricted Subsidiary of Huntsman other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

  (1)
  a transaction or series of related transactions for which Huntsman or its Restricted Subsidiaries receive aggregate consideration of less than $5 million;

  (2)
  sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

  (3)
  sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman or any of its Restricted Subsidiaries to pay any fees for any such use;

  (4)
  the sale, lease, conveyance, disposition or other transfer: of all or substantially all of the assets of Huntsman as permitted under the "Merger, Consolidation and Sale of Assets" covenant, of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary, pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman or any subsidiary of Huntsman with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law, involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman or such Restricted Subsidiary, or including only the lease or sublease of any real or personal property in the ordinary course of business;

  (5)
  Events of Loss;

  (6)
  the consummation of any transaction in accordance with the terms of "Limitation on Restricted Payments"; and

  (7)
  Permitted Investments.

        "Australian Restricted Subsidiary" mean each direct and indirect Subsidiary of Huntsman Australia Inc. that is a Restricted Subsidiary.

        "Bank Agent(s)" means the person or persons acting as the duly authorized representative or representatives of the lenders under the Credit Facilities.

        "BASF Note" means that certain promissory note dated March 4, 1997 of HSCC to BASF Corporation in the original principal amount of $75 million, as amended as of the Issue Date.

        "Business Day" means a day that is not a Saturday or Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "Capital Stock" means: with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease" means a lease that is required to be classified and accounted for as a capitalized lease under GAAP.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

  (2)
  a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33% of all Investments described in this definition);

  (3)
  open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency;

  (4)
  repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

  (5)
  "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency;

  (6)
  tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency; and

  (7)
  shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

  (1)
  prior to the initial public equity offering of Huntsman or any entity that controls Huntsman, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman or

  (2)
  after the initial public equity offering, the occurrence of the following:

  (A)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Huntsman Group or GOP, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman other than in a transaction having the approval of the board of managers of Huntsman at least a majority of which members are Continuing Managers; or

  (B)
  Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman.

        "Collateral Account" means the collateral account established pursuant to the indenture and the Security Documents.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman or any of its Restricted Subsidiaries designed to protect Huntsman or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of Huntsman or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the date of issuance of the notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income,

  (2)
  to the extent Consolidated Net Income has been reduced thereby,

  (A)
  all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

  (B)
  Consolidated Interest Expense and

  (C)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales (other than (i) asset sales in the ordinary course of business or (ii) involving a nominal amount of gross assets of less than $5 million) or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio",

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  (2)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  (3)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense, plus

  (2)
  the product of:

  (A)
  the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

  (B)
  a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

  (A)
  any amortization of debt discount and amortization or write-off of deferred financing costs,

  (B)
  the net costs under Interest Swap Obligations,

  (C)
  all capitalized interest, and

  (D)
  the interest portion of any deferred payment obligation; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

  (1)
  aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

  (2)
  cash dividends or distributions paid to such person by any person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom:

  (A)
  after-tax gains from Asset Sales or abandonments or reserves relating thereto;

  (B)
  after-tax items classified as extraordinary or nonrecurring gains;

  (C)
  the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person;

  (D)
  the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted (other than the net income of an Australian Restricted Subsidiary to the extent such restrictions are permitted under clause (5) of the "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant);

  (E)
  the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person;

  (F)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

  (G)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

  (H)
  in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

  (I)
  all gains or losses from the cumulative effect of any change in accounting principles; and

  (J)
  the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Contaminant" means any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1363(13)), hazardous substance (as that term is defined in 42 U.S.C. § 9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum derived substance, waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman who have held office continuously since a date no later than twelve months prior to Huntsman's initial public equity offering; and

  •
  all members of the board of managers of Huntsman who assumed office after such date and whose appointment or nomination for election by Huntsman's shareholders was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Credit Facilities" means collectively (1) that certain $275 million senior secured revolving credit agreement dated as of September 30, 2002 by and among Huntsman, the other borrowers named therein, Deutsche Bank Trust Company Americas, as administrative agent and the financial institutions from time to time party thereto, together with the related documents (including any guarantee agreements and security documents), (2) that certain amended and restated credit agreement dated as of September 30, 2002, by and among Huntsman, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as administrative agent and the financial institutions party thereto, together with the related documents (including any guarantee agreements and security documents), and/or (3) one or more debt facilities, indentures or other agreements that refinance, replace, amend, restate, modify or otherwise restructure, including increasing the amount of available borrowings thereunder in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of any person a borrower or guarantor thereunder, all or any portion of the Indebtedness under either such agreement referred to in clause (1) or (2) above or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman or any Restricted Subsidiary of Huntsman against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Environmental Lien" means a Lien in favor of any governmental authority for (i) any liability under foreign, federal, state or local environmental laws, regulations or orders of any government authority or court, or (ii) damages arising from, or costs incurred by such governmental authority in response to, a Release or threatened Release of a Contaminant into the environment.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman or any capital contribution to the equity of Huntsman.

        "Event of Loss" means, with respect to any property or asset constituting Collateral, any of the following:

  (1)
  any loss, destruction or damage of such property or asset;

  (2)
  any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

  (3)
  any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

  (4)
  any settlement in lieu of clauses (2) or (3) above.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of managers of Huntsman acting reasonably and in good faith and shall be evidenced by a board resolution of the board of managers of Huntsman delivered to the trustee.

        "First Priority Credit Facility Indebtedness" means Indebtedness permitted under clause (2) of the definition of "Permitted Indebtedness" under which the aggregate borrowings at any one time outstanding may not exceed $350 million, to the extent secured by a first priority Lien on all or any portion of the Collateral.

        "First Priority Representative" means the Bank Agent under First Priority Credit Facility Indebtedness or, if no obligations are outstanding under First Priority Credit Facility Indebtedness, the person acting as the duly authorized representative of all other First Priority Senior Secured Parties.

        "First Priority Senior Secured Indebtedness" means the Indebtedness represented by (i) the Obligations under First Priority Credit Facility Indebtedness, to the extent incurred in compliance with the terms of the indenture, and (ii) the obligations under other Senior Secured Indebtedness, to the extent incurred in compliance with the terms of the indenture, in each case that is secured by a first priority Lien on all or any portion of the Collateral permitted by the indenture.

        "First Priority Senior Secured Parties" means each of (i) the Bank Agent under First Priority Credit Facility Indebtedness on behalf of itself and the lenders under First Priority Credit Facility Indebtedness and (ii) the lenders or holders from time to time of any other First Priority Senior Secured Indebtedness and the duly authorized representative of such lenders or holders, if any; provided, in each case, that such person or its duly authorized representative (other than with respect to Interest Rate Agreements or Currency Agreements) shall have become a party to the Intercreditor Agreement and the other applicable Security Documents.

        "Foreign Cash Equivalents" means:

  •
  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction; and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman (other than a Guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the date of issuance of the notes.

        "GOP" means Matlin Patterson Global Opportunities Partners L.P. and any other entity managed by its investment advisor Matlin Patterson Global Advisers LLC.

        "HMP" means HMP Equity Holdings Corporation, a Delaware corporation.

        "HSCC" means Huntsman Specialty Chemicals Corporation, or any successor thereto.

        "Huntsman Notes" means (i) the 9 1/2% Senior Subordinated Notes due 2007 of Huntsman, and (ii) the Senior Subordinated Floating Rate Notes due 2007 of Huntsman, in each case, as in effect on the Issue Date.

        "Indebtedness" means with respect to any person, without duplication:

  (1)
  all Obligations of such person for borrowed money;

  (2)
  all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such person;

  (4)
  all Obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Obligations under Currency Agreements and Interest Swap Agreements of such person; and

  (9)
  all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

  (A)
  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future;

  (B)
  deferred taxes; or

  (C)
  indebtedness of Huntsman and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness, and if secured, secured only by the associated unearned premiums.

        "Independent Financial Advisor" means a firm which, in the judgment of the board of managers of Huntsman, is independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with Huntsman.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person. "Investment" excludes extensions of trade credit by Huntsman and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant:

  (1)
  "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary; and

  (2)
  the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman or any Restricted Subsidiary of Huntsman sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman such that, after giving effect to any such sale or disposition, Huntsman no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means September 30, 2003, the issue date of the initial notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman or any of its subsidiaries in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman or any of its Restricted Subsidiaries from such Asset Sale net of:

  (A)
  all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

  (B)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (C)
  repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

  (D)
  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale; and

  (E)
  appropriate amounts to be provided by Huntsman or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Net Loss Proceeds" means any cash insurance or condemnation proceeds (by settlement, judgment or otherwise) received by Huntsman or any of its Restricted Subsidiaries in respect of any Event of Loss, (but excluding business interruption insurance proceeds), net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by Liens on the Collateral that was the subject of such Event of Loss that are senior to the Liens securing the notes or the guarantees and incurred in compliance with the indenture, and any taxes paid or payable as a result thereof.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any senior Indebtedness of Huntsman and, in the case of the guarantees, any senior Indebtedness of the guarantor thereof.

        "Paying Agent" means an office or agency located in the United States, maintained by Huntsman, where notes may be presented or surrendered for payment. The Paying Agent shall not be Huntsman or an Affiliate.

        "Permitted Collateral Liens" means (i) Liens securing the notes issued pursuant to the indenture (and the related guarantees), (ii) Liens securing First Priority Credit Facility Indebtedness in an aggregate amount not to exceed $350.0 million, (iii) Liens of the type described in clauses (2), (3), (4), (5), (6), (7), (8), (11), (12), (13), (14) and (16) of the definition of "Permitted Liens"; provided that, in the case of clauses (2), (3), (5) and (13) thereof, any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien and (iv) Liens securing Indebtedness incurred pursuant to clause (2) or clause 18(iii) of the definition of "Permitted Indebtedness."

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under the initial notes issued pursuant to the indenture (and the new notes issued in exchange therefor as described under "Registration Covenant; Exchange Offer") and the related guarantees;

  (2)
  Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $1,572 million at any one time outstanding less (i) the amount of any payments made by Huntsman under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clauses (1)(A) or (2)(A) of the second sentence of "Limitation on Asset Sales" and (ii) then outstanding Indebtedness of any Securitization Entity after giving effect to the substantially contemporaneous application of the net proceeds therefrom;

  (3)
  other Indebtedness of Huntsman and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to "Limitation on Asset Sales";

  (4)
  (a) Interest Swap Obligations of Huntsman relating to: Indebtedness of Huntsman or any of its Restricted Subsidiaries; or Indebtedness that Huntsman or any of its Restricted Subsidiaries reasonably intends to incur within six months; and

  (b)
  Interest Swap Obligations of any Restricted Subsidiary of Huntsman relating to: Indebtedness of such Restricted Subsidiary; or Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months.

  Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

  (5)
  Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Restricted Subsidiary of Huntsman to Huntsman or to a Restricted Subsidiary of Huntsman for so long as such Indebtedness is held by Huntsman or a Restricted Subsidiary of Huntsman, in each case subject to no Lien held by a person other than Huntsman or a Restricted Subsidiary of Huntsman (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman or a Restricted Subsidiary of Huntsman owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  (7)
  Indebtedness of Huntsman to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman's obligations under the indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of Huntsman or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10)
  Refinancing Indebtedness;

  (11)
  Indebtedness arising from agreements of Huntsman or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman and the subsidiary in connection with such disposition;

  (12)
  Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman or any subsidiary in the ordinary course of business;

  (13)
  Guarantees by Huntsman or a Restricted Subsidiary of Indebtedness incurred by Huntsman or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

  (14)
  Indebtedness of Huntsman or any Restricted Subsidiary incurred in the ordinary course of business not to exceed $25 million at any time outstanding:

  (A)
  representing Capitalized Lease Obligations; or

  (B)
  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman or any Restricted Subsidiary of Huntsman acquired in the ordinary course of business;

  provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman or any Restricted Subsidiary of Huntsman other than the property and assets so acquired;

  (15)
  Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of:

  (A)
  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries, and

  (B)
  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

  (16)
  Indebtedness of Huntsman and its Restricted Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $15 million at any one time outstanding;

  (17)
  the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman or any subsidiary of Huntsman (except for Standard Securitization Undertakings);

  (18)
  Indebtedness of Huntsman or any Guarantor incurred to refinance (i) the credit facilities of the Australian Restricted Subsidiaries, (ii) the Huntsman Notes, (iii) the Polymer Notes or (iv) the Subordinated PIK Note;

  (19)
  Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

  (20)
  Indebtedness of Huntsman to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman from any such subsidiary which assets are subsequently conveyed by Huntsman to a Securitization Entity in a Qualified Securitization Transaction; and

  (21)
  additional Indebtedness of Huntsman and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million at any one time outstanding.

        "Permitted Investments" means:

  (1)
  Investments by Huntsman or any Restricted Subsidiary of Huntsman in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman or that will merge or consolidate into Huntsman or a Restricted Subsidiary of Huntsman; provided that this clause (1) shall not permit any Investment by Huntsman or a Domestic Subsidiary in a Foreign Subsidiary consisting of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

  (2)
  Investments in Huntsman by any Restricted Subsidiary of Huntsman; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman's obligations under the notes and the indenture;

  (3)
  investments in cash and Cash Equivalents;

  (4)
  loans and advances to employees and officers of Huntsman and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

  (5)
  Investments in Unrestricted Subsidiaries or joint ventures not to exceed $15 million, plus:

  (A)
  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

    (B)
    the net after-tax cash proceeds received by Huntsman or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman),

    (C)
    upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary; provided that such Unrestricted Subsidiary was so designated after the Issue Date, and

    (D)
    the net cash proceeds received by Huntsman from the issuance of Specified Capital Stock.

  (6)
  Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman or its Restricted Subsidiaries;

  (7)
  Investments made by Huntsman or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (8)
  Investments existing on the Issue Date;

  (9)
  any Investment by Huntsman or a wholly owned subsidiary of Huntsman in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

  (10)
  Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

  (11)
  loans to HMP for the purposes described in clause (6) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments" which, when aggregated with the payments made under such clause, will not exceed $3 million in any fiscal year;

  (12)
  any Indebtedness of Huntsman to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman from any such subsidiary which assets are subsequently conveyed by Huntsman to a Securitization Entity in a Qualified Securitization Transaction; and

  (13)
  additional Investments in an aggregate amount not exceeding $10 million at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens on (a) assets of a person that merges with or into or consolidates with Huntsman or any of its Restricted Subsidiaries after the Issue Date, (b) assets of a person that otherwise becomes a Restricted Subsidiary of Huntsman after the Issue Date or (c) assets acquired by Huntsman or any of its Restricted Subsidiaries after the Issue Date; provided that, in each case, (x) such Liens existed at the time of such event, (y) such Liens were not incurred in connection with, or in contemplation of, such event and (z) such Liens do not extend to any assets of Huntsman or any of its Restricted Subsidiaries (other than, in the case of clauses (a) and (b) above, the assets of such person and in the case of clause (c) above, the acquired assets);

  (2)
  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Huntsman or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (3)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (4)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (5)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (6)
  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Huntsman or any of its Restricted Subsidiaries;

  (7)
  Liens representing any interest or title of a lessor under any Capitalized Lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease;

  (8)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (9)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (10)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Huntsman or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (11)
  Liens securing purchase money Indebtedness incurred pursuant to clause (14) of the definition of "Permitted Indebtedness"; provided, however, that the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any purchase money Indebtedness, within 180 days of such refinancing;

  (12)
  leases or subleases granted to others not interfering in any material respect with the business of Huntsman or any of Huntsman's Restricted Subsidiaries and any interest or title or a lessor under any lease permitted by this indenture; and

  (13)
  Environmental Liens, to the extent that (A) any proceedings commenced for the enforcement of such Liens shall have been suspended or are being contested in good faith, (B) provision for all liability and damages that are the subject of said Environmental Liens has been made on the books of such Person to the extent required by GAAP and (C) such Liens do not relate to obligations exceeding $10 million in the aggregate at any one time;

  (14)
  Liens securing Interest Swap Obligations, Commodity Agreements and Currency Agreements constituting Permitted Indebtedness;

  (15)
  Liens securing Indebtedness incurred pursuant to clause (2) or (21) of the definition of "Permitted Indebtedness";

  (16)
  Liens securing Indebtedness incurred pursuant to clause (16) of the definition of "Permitted Indebtedness"; and

  (17)
  Liens securing Indebtedness (other than Permitted Indebtedness) incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant with respect to Senior Secured Indebtedness in an aggregate principal amount not to exceed at any one time outstanding (A) the Consolidated EBITDA of Huntsman during the Four Quarter Period ending on or prior to the date of the transaction giving rise to the need to make this calculation, calculated in accordance with the definition of "Consolidated Fixed Charge Coverage Ratio," minus (B) $350.0 million, and minus (C) the amount of Indebtedness of Huntsman or its Restricted Subsidiaries (other than Indebtedness incurred pursuant to clauses (1), (2), (4) through (7) inclusive, (14), (16), (17) or (21) of the definition of "Permitted Indebtedness") which is secured by a Lien (other than a Lien which is a Permitted Collateral Lien) on assets or property of Huntsman or its Restricted Subsidiaries.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (5) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments".

        "Polymers" means Huntsman Polymers Corporation, a Delaware corporation, formerly known as Rexene Corporation.

        "Polymers Notes" means the 11.75% Senior Notes due 2004 of Polymers.

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman or any of its subsidiaries pursuant to which Huntsman or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

  (1)
  a Securitization Entity or to Huntsman, which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman or any of its subsidiaries); and

  (2)
  any other person (in the case of transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Reference Treasury Dealer" means Credit Suisse First Boston Corporation LLC or any of its affiliates in the United States and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, it will be substituted with another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman or any Restricted Subsidiary of Huntsman of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clause (3) of the definition of "Permitted Indebtedness", in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman in connection with such Refinancing); or

  (2)
  create Indebtedness with:

  (A)
  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

  (B)
  a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

        provided that if such Indebtedness being Refinanced: is Indebtedness of Huntsman, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman, or is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Release" means release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching, or migration into the indoor or outdoor environment or into or out of any property of any person or at any other location to which such person has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of such person or at any other location, including any location to which such person has transported or arranged for the transportation of any Contaminant.

        "Restricted Payment" means to:

  (1)
  declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman, on or in respect of shares of Huntsman's Capital Stock to holders of such Capital Stock;

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman or any Guarantor that is subordinate or junior in right of payment to the notes or such Guarantor's guarantee of the notes, as the case may be; or

  (4)
  make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman or a Restricted Subsidiary of any property, whether owned by Huntsman or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Huntsman or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Second Priority Credit Facilities" means the Credit Facilities governing the Second Priority Senior Secured Indebtedness.

        "Second Priority Senior Secured Indebtedness" means (i) the Indebtedness represented by the obligations under the notes (including any additional notes subsequently issued under and in compliance with the terms of the indenture) and the related guarantees and (ii) (A) Indebtedness (other than Permitted Indebtedness) incurred by Huntsman or the Guarantors pursuant to the first paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness" with respect to Senior Secured Indebtedness or (B) Indebtedness incurred by Huntsman or the Guarantors under clauses (2) (to the extent not constituting First Priority Senior Secured Indebtedness) or (21) of the definition of "Permitted Indebtedness", in each case which is not secured by any Lien other than a second priority Lien upon the Collateral permitted by the indenture.

        "Second Priority Senior Secured Parties" means (i) the Bank Agent under the Credit Facilities on behalf of itself and the Lenders under the Credit Facilities (other than the Bank Agent and the Lenders under the First Priority Credit Facility Indebtedness), (ii) each of the trustee on behalf of itself and the holders of the notes (including any additional notes subsequently issued under and in compliance with the terms of the indenture) and (iii) the lenders or holders from time to time of any other Second Priority Senior Secured Indebtedness and the duly authorized representative of such lenders or holders, if any; provided, in each case, that such person or its duly authorized representative (other than with respect to Interest Rate Agreements or Currency Agreements) shall have become a party to the Intercreditor Agreement and the other applicable Security Documents.

        "Second Priority Representative" means the Bank Agent under the Credit Facilities (other than the First Priority Credit Facility Indebtedness) or, if no obligations are outstanding under the Credit Facilities, the person acting as the duly authorized representative of all other Second Priority Senior Secured Parties, which, in the event no obligations are outstanding under the Credit Facilities, means the trustee.

        "Secured Parties" means, collectively, the First Priority Senior Secured Parties and the Second Priority Senior Secured Parties.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman (or another person in which Huntsman or any subsidiary of Huntsman makes an Investment and to which Huntsman or any subsidiary of Huntsman transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman (as provided below) as a Securitization Entity:

  (1)
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which: is guaranteed by Huntsman or any subsidiary of Huntsman (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings; is recourse to or obligates Huntsman or any subsidiary of Huntsman (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or subjects any property or asset of Huntsman or any subsidiary of Huntsman (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman or any subsidiary of Huntsman,

  (2)
  with which neither Huntsman nor any subsidiary of Huntsman has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  (3)
  to which neither Huntsman nor any subsidiary of Huntsman has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Security Documents" means, collectively, the Intercreditor Agreement, the First Priority Security Agreement, the Second Priority Security Agreement and all security agreements, mortgages, deeds of trust, pledges, collateral assignments and other agreements or instruments evidencing or creating any security in favor of the Collateral Agents, the trustee or any holders of the notes in any or all of the Collateral, in each case as amended from time to time in accordance with its terms.

        "Senior Indebtedness" means Indebtedness of Huntsman or a Guarantor that is not Subordinated Indebtedness.

        "Senior Secured Indebtedness" means Obligations under (i) Senior Indebtedness (x) under the Credit Facilities permitted under clause (2) of the definition of "Permitted Indebtedness" or (y) incurred pursuant to clauses (4), (5) (relating to Currency Agreements), (16) or (21) of the definition of "Permitted Indebtedness," (ii) Senior Indebtedness incurred pursuant to the first paragraph under "Limitation on Incurrence of Additional Indebtedness" covenant with respect to Senior Secured Indebtedness or (iii) any Refinancing of Senior Indebtedness in clause (i) or (ii) above, in each case that is secured by a Lien on any property or assets of Huntsman or any of the Guarantors.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Capital Stock" means Qualified Capital Stock of Huntsman issued to a Huntsman Affiliate in connection with a cash equity contribution to Huntsman by such Huntsman Affiliate and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in one or more Unrestricted Subsidiaries.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman or any subsidiary of Huntsman which are reasonably customary in an accounts receivable securitization transaction.

        "Subordinated Indebtedness" means Indebtedness of Huntsman or any Guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such Guarantor, as the case may be.

        "Subordinated PIK Note" means the $25 million principal amount at issuance of Huntsman 15% pay-in-kind Subordinated Note originally issued to an entity controlled by Jon M. Huntsman.

        "S&P" means Standard & Poor's Corporation and its successors.

        "Tax Sharing Agreement" means that certain tax sharing agreement dated September 30, 2002 by and between Huntsman and HMP, as in effect on the Issue Date.

        "Unrestricted Subsidiary" of any person means:

  (1)
  any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary; and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

        On the Issue Date, (i) Huntsman International Holdings, LLC and each of its direct and indirect subsidiaries, (ii) Huntsman Distribution Corporation, (iii) Huntsman Styrenics Investments Holdings LLC, (iv) Huntsman Verwaltungs GmbH, and (v) Huntsman SA Investment Corporation on such date will be designated as Unrestricted Subsidiaries of Huntsman.

        The board of managers of Huntsman may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman or any other subsidiary of Huntsman that is a subsidiary of the subsidiary to be so designated;

  •
  Huntsman certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman or any of its Restricted subsidiaries.

        The board of managers of Huntsman may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

        Any such designation by the board of managers of Huntsman will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the then outstanding aggregate principal amount of such Indebtedness into

  (2)
  the sum of the total of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry; Delivery And Form

        The new notes initially will be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons, that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of new notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC.

        Except as set forth below, the global notes may be transferred in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC's settlement systems and are subject to changes by DTC. Huntsman LLC takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised Huntsman LLC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Huntsman LLC that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes; and

  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in global notes may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have securities registered in their names, will not receive physical delivery of securities in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the accreted value of, and premium and liquidated damages, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Huntsman LLC and the trustee will treat the persons in whose names the securities, including the global notes, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither Huntsman LLC, the trustee nor any agent of Huntsman LLC or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Huntsman LLC that its current practice, upon receipt of any payment in respect of securities such as the units, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Huntsman LLC. Neither Huntsman LLC nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the securities, and Huntsman LLC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Huntsman LLC that it will take any action permitted to be taken by a Holder of securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Huntsman LLC nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

        A global note is exchangeable for definitive securities in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies Huntsman LLC that it is unwilling or unable to continue as depositary for the global notes and Huntsman LLC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  Huntsman LLC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for the Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registration Covenant; Exchange Offer

        We entered into Exchange and Registration Rights Agreements (the "Registration Rights Agreements") pursuant to which we agreed, for the benefit of the holders of the old notes:

  (1)
  to use our reasonable best efforts to file with the Commission, within 150 days following the closing of the offering of the old notes, a registration statement (the "Exchange Offer Registration Statement") under the Securities Act relating to an exchange offer pursuant to which new notes substantially identical to the old notes (except that the new notes would not contain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding old notes tendered at the option of the holders thereof; and

  (2)
  to use our reasonable best efforts to cause the Exchange Offer Registration Statement to become effective within 210 days following the closing of the offering of the old notes.

        We further agreed to commence the exchange offer promptly after the Exchange Offer Registration Statement became effective, hold the offer open for at least 20 days, and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing Commission Interpretations, the new notes would in general be freely transferable after the exchange offer, without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreements, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes. Each holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an affiliate of our company.

        However, if on or before the date of consummation of the exchange offer, any law or the existing Commission interpretations are changed such that we are not permitted to complete the exchange offer then we will, in lieu of effecting registration of the new notes, use our reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the old notes for resale hereunder by holders (the "Resale Registration") to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

        We will, in the event of the Resale Registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holder or holders when the Resale Registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of old notes that sells such notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to such a holder (including certain indemnification obligations).

        In the event that:

  (1)
  the exchange offer has not been consummated within 45 days after the effective date of the Exchange Offer Registration Statement; or

  (2)
  any registration statement required by the Registration Rights Agreements is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clause (1) or (2), the "Registration Default");

then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%.

        The summary herein of certain provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which are available upon request to our company.

        The notes (including the old notes, the new notes, any additional notes subsequently issued under the indenture and any notes issued in exchange therefor in connection with any registration obligations that we may have with respect thereto) will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of New Notes (except under this caption "Registration Covenant; Exchange Offer") all references herein to "notes" shall be deemed to refer collectively to old notes and new notes, any additional notes subsequently issued under the indenture and notes exchanged therefore unless the context otherwise requires. There can be no assurances, however, that the additional notes and any additional notes subsequently issued under the indenture will be treated as fungible with the initial notes for United States federal income tax or other purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion (including the opinion of counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretation may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        Stoel Rives LLP, our counsel, has advised us that in its opinion, the exchange of the old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes will not be considered to be a "significant modification" of the old notes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, the exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for federal income tax purposes. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and the guarantee of the notes by Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty Chemicals Corporation, Huntsman Chemical Purchasing Corporation, Huntsman International Chemicals Corporation, Huntsman International Trading Corporation, Huntsman Petrochemical Purchasing Corporation, Polymer Materials Inc., Airstar Corporation, Huntsman Procurement Corporation, JK Holdings Corporation, Huntsman Australia Inc., Huntsman Chemical Finance Corporation, Huntsman Enterprises Inc., Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Polymers Holdings Corporation, Huntsman Chemical Company LLC, Huntsman Petrochemical Corporation, Huntsman Polymers Corporation, Petrostar Fuels LLC, Huntsman Purchasing, Ltd., Petrostar Industries LLC and Huntsman Headquarters Corporation will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the validity of the guarantee of the notes by Huntsman International Services Corporation and Huntsman Fuels, L.P. will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements as of December 31, 2002 and 2001 and for the each of the three years in the period ended December 31, 2002, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 141 and 142 in 2002, SFAS No. 145, effective January 1, 2001, and SFAS No. 133 in 2001), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of New Notes—Certain Covenants—Reports to Holders" for a description of the information we are required to provide.

HUNTSMAN LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$100.8	$22.3
Restricted cash	8.2	9.1
Accounts and notes receivables (net of allowance for doubtful accounts of $18.2 and $7.5, respectively)	892.3	396.2
Inventories	890.7	298.1
Prepaid expenses	59.1	27.7
Deferred income taxes	44.2	13.0
Other current assets	77.5	2.2

Total current assets	2,072.8	768.6
Property, plant and equipment, net	4,440.0	1,287.2
Investment in unconsolidated affiliates	155.4	238.5
Intangible assets, net	284.8	39.6
Goodwill	3.1	3.3
Other noncurrent assets	515.4	119.2

Total assets	$7,471.5	$2,456.4

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable, including overdraft of $4.4 and $— , respectively	$671.7	$242.6
Accrued liabilities	514.2	200.3
Current portion of long-term debt	91.7	63.8

Total current liabilities	1,277.6	506.7
Long-term debt	5,187.9	1,641.4
Long-term debt—affiliates	379.8	30.9
Deferred income taxes	223.3	13.0
Other noncurrent liabilities	387.3	234.3

Total liabilities	7,455.9	2,426.3

Minority interests	104.8	—

Commitments and contingencies (Notes 15 and 16)		—
Member's equity (deficit):
Member's equity, 10,000 units	1,095.2	1,095.2
Accumulated deficit	(1,126.7)	(934.3)
Accumulated other comprehensive loss	(57.7)	(130.8)

Total member's equity (deficit)	(89.2)	30.1

Total liabilities and member's equity (deficit)	$7,471.5	$2,456.4

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(Dollars in Millions)

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenues:
Trade sales	$4,360.7	$1,840.6
Related party sales	93.1	124.0

Total revenues	4,453.8	1,964.6
Cost of goods sold	4,052.5	1,763.1

Gross profit	401.3	201.5
Expenses:
Selling, general and administrative	256.3	107.6
Research and development	37.4	19.2
Other operating income (expense)	(10.5)	(0.6)
Restructuring and plant closing costs	27.2	(3.7)

Total expenses	310.4	122.5

Operating income	90.9	79.0
Interest expense, net	(261.3)	(164.3)
Loss on sale of accounts receivable	(12.3)	—
Equity in (losses) income of investment in unconsolidated affiliates	(51.3)	(13.0)
Other income (expense)	0.2	(7.1)

Loss before income tax benefit, minority interests, and effect of accounting change	(233.8)	(105.4)
Income tax benefit (expense)	4.2	(7.2)
Minority interests in subsidiaries' loss (income)	37.2	(28.8)
Cumulative effect of accounting change	—	169.7

Net income (loss)	(192.4)	28.3
Other comprehensive income	73.1	61.3

Comprehensive income (loss)	$(119.3)	$89.6

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBER'S EQUITY (DEFICIT) (UNAUDITED)

(Dollars in Millions)

	Member's Equity
				Accumulated Other Comprehensive Loss
	Shares/ Units	Amount	Retained Earnings		Total
Balance, January 1, 2003	10,000	$1,095.2	$(934.3)	$(130.8)	$30.1
Net loss		—	(192.4)		(192.4)
Other comprehensive income		—		73.1	$73.1

Balance, September 30, 2003	10,000	$1,095.2	$(1,126.7)	$(57.7)	$(89.2)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Cash Flows From Operating Activities:
Net income (loss)	$(192.4)	$28.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	(169.7)
Equity in losses of investment in unconsolidated affiliates	51.3	13.0
Depreciation and amortization	212.1	113.9
Provision for losses on accounts receivable	4.0	0.8
Noncash restructuring and plant closing costs	12.3	—
Loss on disposal of plant and equipment	—	0.1
Noncash interest expense	58.4	12.9
Deferred income taxes	(17.3)	—
Gain on foreign currency transactions	(14.3)	—
Minority interests in subsidiaries	(37.2)	28.8
Changes in operating assets and liabilities:
Accounts and notes receivables	(37.4)	(26.0)
Change in receivables sold, net	43.0	—
Inventories	32.9	21.5
Prepaid expenses	(22.1)	(15.6)
Other current assets	(5.5)	(1.8)
Other noncurrent assets	(29.1)	(15.8)
Accounts payable	(105.5)	3.8
Accrued liabilities	16.8	36.7
Other noncurrent liabilities	2.5	0.4

Net cash provided by (used in) operating activities	(27.5)	31.3

Investing Activities:
Capital expenditures	(128.4)	(35.7)
Proceeds from sale of plant & equipment	0.1	—
Net cash received from unconsolidated affiliates	1.7	—
Advances to unconsolidated affiliates	(2.5)	(2.4)

Net cash used in investing activities	(129.1)	(38.1)

Financing Activities:
Net borrowings (repayment) under revolving loan facilities	59.3	53.4
Repayment of long-term debt	(250.9)	(118.3)
Proceeds from long-term debt	375.5	—
Shares of subsidiary issued to minorities for cash	1.8	—
Contribution by parent	—	7.9
Debt issuance costs	(23.0)	(6.7)

Net cash provided by (used in) financing activities	162.7	(63.7)

Effect of exchange rate changes on cash	9.3	1.0

Increase (decrease) in cash and cash equivalents	15.4	(69.5)
Cash and cash equivalents, including restricted cash at beginning of period	31.4	110.0

Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	62.2	—

Cash and cash equivalents, including restricted cash at end of period	$109.0	$40.5

Supplemental cash flow information:
Cash paid for interest	218.3	76.1
Cash paid for income taxes	6.6	(1.5)

See accompanying notes to consolidated financial statements.

Supplemental non-cash activities:

        On May 9, 2003, HMP, the indirect parent of the Company, exercised an option that it held to purchase ICI's 30% membership interest in HIH. At that time, HMP purchased the remaining approximately 9% membership interest in HIH owned by certain institutional investors. As such, effective May 1, 2003, HIH became a consolidated subsidiary of the Company. As of May 1, 2003, HIH's total assets of $5,163.9 million (including cash of $62.2 million), total liabilities of $4,889.2 million and minority interest of $1.0 million were consolidated into the Company. In addition, the Company recorded a minority interest of $111.1 million to reflect HMP's 40% interest in HIH. See "Note 1—General."

HUNTSMAN LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. General

  Description of Business

        Huntsman LLC and its subsidiaries (collectively, the "Company") are global manufacturers and marketers of differentiated and commodity chemicals. The Company produces a wide range of products for a variety of global industries, including the chemical, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, healthcare, consumer products, textile, furniture, appliance and packaging industries. The Company operates at facilities located in North America, Europe, Asia, Australia, South America and Africa.

        Huntsman LLC is a Utah limited liability company and all its units of interest are owned by HMP Equity Holdings Corporation ("HMP"). HMP is a Delaware corporation and is owned 100% by Huntsman Group Inc., a Delaware corporation, subject to warrants that, if exercised, would entitle the holders to up to 12% of the common equity of HMP. Huntsman Group Inc. is owned 100% by Huntsman Holdings, LLC ("Huntsman Holdings"), a Delaware limited liability company. The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson Global Opportunities Partners, L.P. ("GOP"), Consolidated Press (Finance) Limited ("CPH") and certain members of the Company's senior management. In addition, Huntsman Holdings has issued a non-voting preferred unit to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by GOP (indirectly), CPH, the Huntsman Cancer Foundation, certain members of the Company's senior management and certain members of the Huntsman family. Huntsman Holdings has issued certain other non-voting preferred units to the Huntsman family, GOP and CPH that track the performance of the Huntsman Advanced Materials LLC business. The Huntsman family has board and operational control of the Company.

        Huntsman International Holdings LLC ("HIH") is 60% owned by an indirect subsidiary of the Company, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"). On May 9, 2003, HMP exercised an option that it held and purchased the Imperial Chemicals Industries PLC ("ICI") subsidiary ("Alta One") that held ICI's 30% membership interest in HIH. At that time, HMP also purchased approximately 9% of the HIH membership interests held by institutional investors. Prior to May 9, 2003, HMP directly owned approximately 1% of the HIH membership interests. As a result, HMP, directly and indirectly through its ownership of the Company and Alta One, owns 100% of the HIH membership interests.

        The following table is a summarization of the net assets of HIH as of May 1, 2003 (in millions):

Current assets	$1,341.3
Property, plant and equipment, net	3,082.2
Other noncurrent assets	740.4

Total assets	$5,163.9

Current liabilities	$883.7
Long term debt (including current portion)	3,638.1
Other noncurrent liabilities	367.4

Total liabilities	$4,889.2

        Prior to May 2003, the Company accounted for its investment in HIH on the equity method due to the significant participating rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, HIH is no longer accounted for by the Company on an equity basis, but, effective May 1, 2003 is consolidated, with HMP's 40% interest recorded as a minority interest. This change has resulted in changes in the Company's operating segments. Previously, the Company reported its operations through three principal operating segments: Performance Products, Polymers and Base Chemicals. With the consolidation of HIH, the Company now reports its operations through five segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals.

  Interim Financial Statements

        The accompanying consolidated financial statements of the Company are unaudited. However, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the Company's Annual Report for the year ended December 31, 2002.

2. Recent Financial Accounting Standards

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. The Company also completed its initial assessment of goodwill impairment and concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The annual assessment has been completed as of April 1, 2003 and the Company has concluded that there is no indication of impairment.

        The initial adoption of SFAS No. 142 had no impact on the Company's financials statements for the nine month period ended September 30, 2002.

        The initial adoption of SFAS No. 141 increased net income by $169.7 million for the nine month period ended September 30, 2002. This increase resulted from increasing the carrying value of the investments in HIH to reflect the proportionate share of the underlying assets as required by SFAS No. 141. Effective June 30, 1999, Huntsman Specialty Chemicals Corporation, a consolidated subsidiary of the Company, transferred its propylene oxide business to HIH. The transfer of the Company's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. The carrying value of the Company's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. The Company believes this statement's impact will not be significant; however, standard-setters continue to debate the statement's applicability to assets where the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 resulted in a $6.7 million reclassification of losses from extinguishment of debt from extraordinary items to interest expense in the quarter ended September 30, 2002.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. FIN No. 46 provides guidance for determining the primary beneficiary for entities with multiple economic entities with multiple economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. FIN No. 46 is effective at the time of investment for interests obtained in a variable economic entity after January 31, 2003. In October 2003, the FASB issued FASB Staff position No. 46-6, which defers the effective date for FIN No. 46 to the first interim or annual period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The adoption of FIN No. 46 is not expected to have a material impact on the Company's consolidated earnings, financial position, or cash flows.

        In May 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003, with this guidance applied prospectively. This statement had no impact on the Company's results of operations or financial position at September 30, 2003 and the Company does not expect this statement to have a material impact on its consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect SFAS No. 150 to have a material impact on the Company's financial statements upon adoption.

3. Inventories

        Inventories as of September 30, 2003 and December 31, 2002 consisted of the following (dollars in millions):

	September 30, 2003	December 31, 2002
Raw materials and supplies	$178.8	$77.8
Work in progress	82.9	13.1
Finished goods	642.8	216.2

Total	904.5	307.1
LIFO reserves	(13.1)	(7.1)
Lower of cost or market reserves	(0.7)	(1.9)

Net	$890.7	$298.1

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	September 30, 2003	December 31, 2002
Land	$77.4	$31.2
Buildings	391.2	192.1
Plant and equipment	5,761.6	2,053.8
Construction in progress	367.6	89.2

Total	6,597.8	2,366.3
Less accumulated depreciation	(2,157.8)	(1,079.1)

Net	$4,440.0	$1,287.2

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (dollars in millions):

	September 30, 2003	December 31, 2002
Huntsman International Holdings LLC (60%)(1)	$—	$223.8
HCPH Holdings Ltd. (50%)	2.9	3.0
Gulf Advanced Chemicals Industry Corporation (10%)	2.5	2.5
Condea-Huntsman GmbH and Co. KG (50%)	11.8	9.2
Louisiana Pigment Company, L.P. (50%)	129.3	—
Rubicon, Inc. (50%)	1.4	—
BASF Huntsman Shanghai Isocyanate Investment BV (50%)	6.1	—
Others	1.4	—

Total	$155.4	$238.5

(1)
Effective May 1, 2003, HIH is a consolidated subsidiary of the Company. For more information, see "Note 1—General—Description of Business."

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	September 30, 2003			December 31, 2002
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$373.3	$138.3	$235.0	$57.8	$28.0	$29.8
Licenses and other agreements	18.3	9.0	9.3	15.8	7.5	8.3
Non-compete agreements	49.5	36.2	13.3	—	—	—
Other intangibles	33.2	6.0	27.2	2.2	0.7	1.5

Total	$474.3	$189.5	$284.8	$75.8	$36.2	$39.6

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	September 30, 2003	December 31, 2002
Prepaid pension assets	$155.9	$—
Debt issuance costs	83.4	6.9
Capitalized turnaround expense	77.6	11.8
Receivables from affiliates	27.8	9.8
Spare parts inventory	97.9	43.1
Other noncurrent assets	72.8	47.6

Total	$515.4	$119.2

8. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	September 30, 2003	December 31, 2002
Payroll, severance and related costs	$133.5	$49.9
Interest	52.4	19.9
Volume and rebates accruals	77.9	20.8
Taxes (income, property and VAT)	87.3	29.2
Restructuring and plant closing costs	26.8	7.8
Environmental accruals	18.3	4.8
Other miscellaneous accruals	118.0	67.9

Total	$514.2	$200.3

9. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	September 30, 2003	December 31, 2002
Pension liabilities	$195.0	$102.0
Other postretirement benefits	78.3	64.4
Environmental accruals	20.0	13.5
Payable to affiliate	38.2	—
Other noncurrent liabilities	55.8	54.4

Total	$387.3	$234.3

10. Restructuring and Plant Closing Costs

        As of December 31, 2002, the Company had a reserve of $7.8 million for restructuring and plant closing costs recorded in accrued liabilities. This reserve consisted of $4.3 million related to the closure of certain units at the Company's Jefferson County, Texas and Canadian plants, primarily in the Performance Products segment (representing accrued severance and shut down costs), and $3.5 million related primarily to restructuring in the Polymers segment (representing accrued shutdown costs). As of December 31, 2002, HIH had a restructuring and plant closing cost reserve of $7.1 million related to the closure of the Polyurethanes segment's Shepton Mallet, U.K. manufacturing facility recorded in accrued liabilities, all of which was related to work force reductions. During the nine months ended September 30, 2003, the Company made cash payments of $20.1 million relating to these charges, of which $17.7 million is associated with HIH. With the consolidation of HIH into the Company, the Company has a remaining reserve of $26.8 million for these charges as of September 30, 2003.

        In the second quarter 2003, a charge of $0.9 million was recorded in the Company's Polymers segment. The charge related to the write-off of certain assets associated with the Company's specialty expandable polystyrene product line.

        On March 11, 2003, prior to its consolidation into the Company, HIH announced that, in its Polyurethanes segment, it is integrating its global flexible products division into its urethane specialties division, and it recorded a charge of $17.1 million in the first quarter 2003 for workforce reductions. In June 2003, the Polyurethanes segment announced a further restructuring at its Rozenburg, Netherlands site. The charge for this restructuring is estimated to total approximately $10.4 million and will be recorded through December 2005. During the second and third quarters of 2003 respectively, charges of $1.4 million and $3.7 million were taken for workforce reductions relating to this restructuring. HIH made cash payments of $0.8 million, $5.6 million and $4.5 million in the first, second and third quarters of 2003, respectively, related to these restructuring activities. The unpaid reserve remains in accrued liabilities.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at the Company's Whitehaven, UK facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. The Company made cash payments of $1.6 million and $0.3 million in the second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        In August 2003, the Company announced restructuring activities related to workforce reductions in the Malaysian operations of its Pigments segment and recorded a charge of $1.1 million. The total of the charges for this restructuring is estimated to be approximately $2.3 million and will be recorded through June 2005. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. During the third quarter 2003, the Company made cash payments of $0.5 million related to this restructuring. The unpaid reserve remains in accrued liabilities.

        As of September 30, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	Huntsman LLC accrued liabilites as of December 31, 2002	HIH charges prior to May 1, 2003(1)	2003 charge	Non-cash portion	Cash payments	Accrued liabilities as of September 30, 2003
Huntsman International
Property, plant and equipment	$—	$—	$11.4	$(11.4)	$—	$—
Workforce reductions	—	24.2	14.9	—	(17.7)	21.4

	—	24.2	26.3	(11.4)	(17.7)	21.4
Huntsman LLC—Other
Property, plant and equipment	0.1	—	0.9	(0.9)	(0.1)	—
Demolition and decommisioning	3.3	—	—	—	(0.4)	2.9
Non-cancelable lease costs	0.6	—	—	—	(0.2)	0.4
Workforce reductions	3.8	—	—	—	(1.7)	2.1
Other	—	—	—	—	—	—

	7.8	—	0.9	(0.9)	(2.4)	5.4

Total	$7.8	$24.2	$27.2	$(12.3)	$(20.1)	$26.8

(1)
Prior to May 1, 2003, Huntsman LLC's investment in HIH was recorded on the equity method. Effective May, 1, 2003, HIH is recorded as a consolidated subsidiary. Workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $17.1 million charge recorded in the first quarter of 2003.

11. Long-term Debt

        Long-term debt outstanding as of September 30, 2003 and December 31, 2002 is as follows (dollars in millions):

	September 30, 2003	December 31, 2002
Huntsman LLC Debt, excluding HIH and HI:
Senior secured credit facilities:
Term A loan	$641.5	$938.0
Term B loan	459.0	450.0
Revolving facility	84.7	32.1
Other debt:
Huntsman LLC Senior Secured Notes	375.5	—
Huntsman Polymers senior unsecured notes	36.8	36.8
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	99.3	98.1
Huntsman Australia Holdings Corporation (HAHC) credit facilities	43.3	38.9
Huntsman Chemical Company Australia (HCCA) credit facilities	43.9	36.6
Subordinated note and accrued interest—affiliate	34.3	30.9
Term note payable to a bank	9.3	10.4
Other	7.0	5.0

Total Huntsman LLC Debt, excluding HIH and HI	1,893.9	1,736.1
HI:
Senior secured credit facilities:
Term A dollar loan	61.8	—
Term A euro loan (in US dollar equivalent)	86.3	—
Term B loan	517.5	—
Term C loan	517.5	—
Revolving facility	199.0	—
Other debt:
Senior unsecured notes	457.3	—
Senior subordinated notes	1,126.6	—
Other long-term debt	33.0	—

Total HI debt	2,999.0	—
HIH:
Senior discount notes	421.0	—
Senior subordinated discount notes—affiliate	345.5	—

Total HIH debt	766.5	—
Total HIH consolidated debt	3,765.5	—

Total	$5,659.4	$1,736.1

Current portion	$91.7	$63.8
Long-term portion	5,187.9	1,641.4

Total long-term debt	5,279.6	1,705.2
Long-term debt—affiliate	379.8	30.9

Total	$5,659.4	$1,736.1

Huntsman LLC Debt (excluding HI and HIH)

  HC Credit Facilities

        The Company's senior secured credit facilities (the "HC Credit Facilities") consist of a $275 million revolving credit facility maturing in 2006 (the "HC Revolving Facility") and two term loan facilities maturing in 2007, initially in the amount of $938 million ("Term Loan A") and $450 million ("Term Loan B" and, collectively with Term Loan A, the "HC Term Facilities"). On May 31, 2003, the principal amount of Term Loan B was increased to $459 million; the additional $9 million was a supplemental fee imposed because $350 million of Term Loan B was not repaid on May 31, 2003. The HC Revolving Facilities are secured by a first lien on substantially all the assets of the Company, Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty and the Company's domestic restricted subsidiaries, which does not include HIH. The HC Term Facilities are secured by a second lien on substantially the same assets that secure the HC Revolving Facility. The HC Credit Facilities are also guaranteed by Huntsman Specialty Chemicals Holdings Corporation and Huntsman Specialty and by the Company's domestic restricted subsidiaries (collectively, the "Guarantors"). Neither HIH nor its operating subsidiary, Huntsman International LLC ("HI"), are Guarantors. As of September 30, 2003 and December 31, 2002, the weighted average interest rates on the HC Credit Facilities were 6.84% and 6.55%, respectively, excluding the impact of interest rate hedges.

        On September 30, 2003, the Company sold $380 million aggregate principal amount of 11 5/8% senior secured notes (the "2003 Secured Notes") at a discount to yield 11 7/8% in a private offering. For more information, see "Other Huntsman LLC Debt" below. The proceeds from the offering were used to repay $65.0 million on the HC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. The repayment on Term Loan A included a prepayment of $130.0 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under Term Loan A is due December 2005 in the amount of approximately $20 million, and approximately $30 million per quarter thereafter until final maturity in 2007 when approximately $503 million is due. As of September 30, 2003, after the application of 2003 Secured Note proceeds, the outstanding principal balance of Term Loan A is $641.4 million. Term Loan B has no payments due until final maturity in 2007.

        The HC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HC Revolving Facility bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based Eurocurrency rate plus an applicable margin ranging from 2.75% to 3.50% as based on the Company's most recent ratio of total debt to "EBITDA," as defined, or (ii) a prime-based rate plus an applicable margin ranging from 1.75% to 2.50%, also based on the Company's most recent ratio of total debt to EBITDA.

        As of September 30, 2003, borrowings under the HC Term Facilities bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based Eurocurrency rate plus an applicable margin of 4.75% and 7.75% for Term Loan A and Term Loan B, respectively, or (ii) a prime-based rate plus an applicable margin of 3.75% and 6.75% for Term Loan A and Term Loan B, respectively. The term loan agreement provided the Company with incentives to repay at least $350 million of Term Loan B before May 31, 2003, in order to avoid a supplemental fee of 2%. This agreement also provides for quarterly escalating interest rates on Term Loan B of up to maximum LIBOR and prime based margins of 9.75% and 8.75%, respectively by June 2004. Because the Company did not repay at least

$350 million of Term Loan B, the interest rates on Term Loan B have increased and a supplemental fee equal to 2% of the outstanding amount of Term Loan B was added to principal as of May 31, 2003.

        The HC Credit Facilities contain financial covenants including a minimum interest coverage ratio, a minimum fixed charge ratio and maximum debt to EBITDA ratio, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that the Company is in compliance with the covenants of the HC Credit Facilities as of September 30, 2003.

        On April 25, 2003, the Company entered into amendments to both the HC Revolving Facility and the HC Term Facilities that, among other things, amended certain financial covenants through the fourth quarter of 2004. The fixed charge and debt to EBITDA covenants have been suspended from the second through fourth quarters of 2003 and a minimum revolver availability covenant of $70 million has been adopted through the first quarter 2004. Also, in connection with the amendment, the Company obtained a waiver from its senior secured lenders to permit a pledge of its equity to secure certain indebtedness issued by HMP. On May 20, 2003, the Company entered into amendments to both the HC Revolving Facility and the HC Term Facilities that, among other things, modified provisions relating to certain mandatory repayments. On September 12, 2003, the Company entered into amendments to the HC Credit Facilities that, among other things, permitted the Company to issue the 2003 Secured Notes and to grant security in connection with the 2003 Secured Notes.

        The HC Credit Facilities currently require that all the proceeds of any future issuances of certain senior secured debt be used to repay term loans under the HC Credit Facilities. The Company is seeking a further amendment to the HC Credit Facilities that would permit it to use the proceeds from the sale of approximately $75 million aggregate principal amount of additional senior secured notes with substantially the same terms as the 2003 Secured Notes to repay a portion of the term loans under the HC Credit Facilities, as well as to refinance certain other indebtedness of the Company.

  Other Huntsman LLC Debt

        On September 30, 2003, the Company sold $380 million aggregate principal amount of the 2003 Secured Notes at a discount to yield 11 7/8% in a private offering. Interest at a rate of 11.625% per anum on the 2003 Secured Notes is payable semi-annually on April 15 and October 15 and the notes mature on October 15, 2010. The 2003 Secured Notes are secured by a second lien on substantially all the assets of the Company, Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty and the Company's domestic restricted subsidiaries (which does not include HIH). The 2003 Secured Notes are effectively subordinated to all the Company's obligations under the HC Revolving Facility and rank pari passu with the HC Term Facilities. The 2003 Secured Notes are also guaranteed by the Guarantors.

        The 2003 Secured Notes are redeemable

  •
  after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009, and

  •
  prior to October 15, 2007 at a redemption price equal to the greater of (1) 105.813% of the principal amount thereof, discounted to the redemption date using the treasury rates, plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption, or (2) 100% of the principal amount thereof.

        The indenture governing the 2003 Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires the Company to offer to repurchase the 2003 Secured Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the 2003 Secured Notes as of September 30, 2003.

        The senior notes ("Huntsman Polymers Notes") of Huntsman Polymers Corporation ("Huntsman Polymers") with an outstanding principal balance of $36.8 million as of September 30, 2003 and December 31, 2002 are unsecured senior obligations of Huntsman Polymers and are effectively junior in right of payment to all existing and future secured indebtedness of Huntsman Polymers. The Huntsman Polymers Notes rank senior in right of payment to any subordinated indebtedness of Huntsman Polymers. Interest is payable on the Huntsman Polymers Notes semiannually on June 1 and December 1 at an annual rate of 11.75%. The Huntsman Polymers Notes are redeemable, in whole or in part, at any time at 100% of par value and mature in December 2004. The Huntsman Polymers Notes are non-recourse to the Company.

        The Company's 9.5% fixed and variable subordinated notes due 2007 (the "HC Notes") with an outstanding principal balance of $59.3 million as of September 30, 2003 and December 31, 2002 are unsecured subordinated obligations of the Company and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of the Company and effectively junior to any secured indebtedness of the Company to the extent of the collateral securing such indebtedness. Interest is payable on the HC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HC Notes are redeemable at the option of the Company after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 4.4% and 5.2% as of September 30, 2003 and December 31, 2002, respectively.

        Prior to the Company's debt restructuring completed September 30, 2002, the indentures governing the HC Notes and the Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in these indentures were eliminated.

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest is payable quarterly, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million based on prevailing market rates as of the effective date. As of September 30, 2003 and December 31, 2002, the unamortized discount on the note is $7.3 million and $8.5 million, respectively.

        Certain subsidiaries of Huntsman Australia Holdings Corporation ("HAHC"), an unrestricted subsidiary of the Company that holds its Australian surfactants assets, are parties to certain facilities established in December 1998 with a financial institution. As of September 30, 2003 and December 31, 2002, borrowings under the facilities total A$64.2 million, or $43.3 million and A$68.8 million, or $38.9 million, respectively, and bear interest at a base rate plus a spread of 2%. Principal payments are due semiannually through December 2005. The facilities are collateralized by effectively all of the assets of the subsidiaries in addition to a U.S. stock pledge of the shares of one of its subsidiaries. The facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. As of September 30, 2003, HAHC was not in compliance with certain provisions of the credit facilities agreements, although all principal and interest payments required to date have been made. As a result, the outstanding balance is classified as a current liability. The management of HAHC is continuing its efforts to renegotiate the terms of the facilities. The HAHC debt is non-recourse to the Company.

        Huntsman Chemical Company Australia (Holdings) Pty. Ltd. ("HCCA"), a subsidiary of HCPH Holdings Pty. Limited, which holds substantially all the Company's Australian styrenics business, is party to credit agreements that consist of a term facility and a working capital facility. The working capital facility is a working capital line of A$10 million, or approximately $6.7 million and $5.6 million as of September 30, 2003 and December 31, 2002, that is fully drawn and is renewable each calendar year. The term facility is for A$55 million, or approximately $37.2 million and $31.0 million as of September 30, 2003 and December 31, 2002, and has semiannual scheduled amortization payments with a balloon payment due at maturity in July 2005. HCCA obtained a waiver through January 31, 2004 for its failure to make the semiannual scheduled amortization payment due in July 2003 under its term facility. As a result, the outstanding balance is classified as a current liability. Borrowings under the facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. The facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of September 30, 2003, there are no financial covenants in place. The management of HCCA is continuing its efforts to renegotiate the terms of the facilities. The HCCA debt is non-recourse to the Company.

        On July 2, 2001, the Company entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of: (1) the tenth anniversary of the start date, or (2) repayment in full in cash of all indebtedness of the Company under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of September 30, 2003 and December 31, 2002, accrued interest added to the principal balance was $9.3 million and $5.9 million, respectively.

HI Debt

        The HI and HIH debt transactions and balances prior to the consolidation of HIH, effective May 1, 2003, are not included in the accompanying financial statements.

  HI Credit Facilities

        As of September 30, 2003, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005, term A dollar loan and term A euro loan facilities that were to mature on June 30, 2005 (with the next semi-annual payment due in the fourth quarter 2004), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. On October 17, 2003, HI amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended

September 30, 2003 through December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which HI completed on October 22, 2003 and the net proceeds of which have been applied to pay down HI's revolving loan facility by approximately $53 million and to repay, in full, HI's term A loan. As a result of this refinancing, effective October 22, 2003, HI has no scheduled maturities in 2004 and scheduled maturities of approximately $12 million in each of 2005 and 2006 under its term loans. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of September 30, 2003 and December 31, 2002, the average interest rates on the HI Credit Facilities were 5.3% and 5.6%, respectively, excluding the impact of interest rate hedges.

        The obligations under the HI Credit Facilities are supported by guarantees of HI's domestic and certain foreign subsidiaries and HIH, as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of September 30, 2003, HI is in compliance with the covenants of the HI Credit Facilities, as amended on October 17, 2003.

  Other HI Debt

        In March 2002, HI issued $300 million 9.875% Senior Notes (collectively with the HI 2003 Senior Notes, the "HI Senior Notes"). Interest on the HI Senior Notes is payable semi-annually and the HI Senior Notes mature on March 1, 2009. The HI Senior Notes are fully and unconditionally guaranteed on a joint and several basis by certain of HI's domestic and foreign subsidiaries. The HI Senior Notes may be redeemed, in whole or in part, at any time by HI prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the HI Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "HI 2003 Senior Notes") in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was priced at 105.25% plus accrued interest from March 1, 2003. HI used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities.

        HI also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "HI Subordinated Notes"). As of September 30, 2003 and 2002, the aggregate U.S. dollar equivalents of the outstanding HI Subordinated Notes was $1,126.6 million and $1,076.8 million, respectively. Interest on the HI Subordinated Notes is payable semi-annually and the HI Subordinated Notes mature on July 1, 2009. The HI Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by HI's guarantors. The HI Subordinated Notes are redeemable

  •
  on or after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and

  •
  prior to July 1, 2004 at 105.063% of the principal amount thereof, discounted to the redemption date using the treasury rate (for the dollar denominated notes) or the bond rate (for the euro denominated notes) plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption.

        The HI Senior Notes and the HI Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the HI Senior Notes and the HI Subordinated Notes as of September 30, 2003.

HIH Debt

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and senior subordinated discount notes ("HIH Senior Subordinated Discount Notes" and, collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH is in compliance with the covenants of the HIH Discount Notes as of September 30, 2003.

        Interest on the HIH Senior Discount Notes will accrue at 13.375% per annum. The HIH Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The HIH Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, HIH and ICI agreed to modify the terms of the HIH Senior Subordinated Discount Notes, including deferring the reset date until September 2004. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the future cash flow of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of September 30, 2003 and December 31, 2002, the HIH Senior Discount Notes include $178.3 million and $139.1 million of accrued interest, respectively. As of September 30, 2003 and December 31, 2002, the HIH Senior Subordinated Discount Notes include $105.0 million and $83.8 million of accrued interest, respectively, and $24.8 million and $40.2 million of discount, respectively.

        In connection with the restructuring of the Company on September 30, 2002, GOP contributed its interest in the HIH Senior Subordinated Discount Notes to HMP, the Company's parent. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As a consequence, the HIH Senior Subordinated Discount Notes are classified as affiliate long-term debt in the balance sheet.

12. Derivatives and Hedging Activities

  Interest Rate Hedging

	September 30, 2003	December 31, 2002
Pay fixed swaps
Notional amount	$452.3	$258.9
Fair value	(19.7)	(20.5)
Weighted average pay rate	5.48%	5.60%
Maturing	2003-2007	2003-2007
Interest rate collars
Notional amount	$166.9	$14.1
Fair value	(7.2)	—
Weighted average cap rate	6.95%	6.50%
Weighted average floor rate	6.07%	4.50%
Maturing	2003-2004	2003

        Interest rate contracts with a fair value of $26.9 million and $20.5 million were recorded as a component of other noncurrent liabilities as of September 30, 2003 and December 31, 2002, respectively. The fair value of cash flow hedges and interest rate contracts not designated as hedges are $18.3 million and $8.5 million as of September 30, 2003 and $14.8 million and $5.7 million as of December 31, 2002. The changes in the fair value of cash flow hedges resulted in a $2.4 million decrease in interest expense and a $2.3 million increase in interest expense and a $9.6 million decrease and a $3.4 million increase in other comprehensive income for the nine months ended September 30, 2003 and 2002, respectively. The changes in the fair value of interest rate contracts not designated as hedges resulted in a $5.1 million and a $3.1 million increase in interest expense for the nine months ended September 30, 2003 and 2002, respectively.

  Commodity Price Hedging

        As of September 30, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income. As of December 31, 2002, the fair value of cash flow commodity price hedging contracts was not material.

        As of September 30, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.2 million to other current liabilities and a decrease to inventory of $0.3 million. As of December 31, 2002 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 to other current liabilities and an increase to inventory of $0.8 million.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133 are reflected in the balance sheet as $0.5 million and $0.2 million in other current assets and liabilities, respectively, as of September 30, 2003, and $0.8 million and $0.2 million other current assets and liabilities, respectively, as of December 31, 2002.

        During the nine months ended September 30, 2003 and 2002, the Company recorded a decrease of $1.8 million and an increase of $3.8 million, respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133.

  Foreign Currency Rate Hedging

        As of September 30, 2003 and December 31, 2002 and for the nine months ended September 30, 2003 and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material. During the nine months ended September 30, 2003, a $0.9 increase was recorded to other comprehensive income (loss) as a result of foreign currency hedging transactions.

  Net Investment Hedging

        Currency effects of net investment hedges produced losses of approximately $57.5 million and $56.5 million in other comprehensive loss (foreign currency translation adjustments) for the nine months ended September 30, 2003 and 2002, respectively. As of September 30, 2003 and December 31, 2002, there was a cumulative net loss of approximately $90.2 million and $32.7 million, respectively.

13. Securitization of Accounts Receivable

        On December 21, 2000, HI initiated a five-year revolving securitization program under which certain trade receivables were and will be transferred to an off balance sheet special purpose entity at a discount. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions. At September 30, 2003, the special purpose entity had outstanding approximately $188 million in medium-term notes ("MTNs") and approximately $110 million in commercial paper.

        HI's retained interest in receivables (including servicing assets) subject to the program was approximately $114 million and $112 million as of September 30, 2003 and December 31, 2002, respectively. The value of the retained interest is subject to credit and interest rate risk. For the nine months ended September 30, 2003 and 2002, new sales totaled approximately $3,085 million and $3,644 million, respectively, and cash collections reinvested totaled approximately $2,941 million and $3,181 million, respectively. Servicing fees received during the first nine months of 2003 and 2002 were approximately $3.6 million and $3.9 million, respectively, and are recorded as a reduction in the loss on sale of accounts receivable in the statements of operations.

        The key economic assumptions used in valuing the residual interest at September 30, 2003 are presented below:

Weighted average life (in months)	2
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	5%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of September 30, 2003 and December 31, 2002 were $16.2 million and $11.2 million, respectively.

14. Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) are as follows (dollars in millions):

	Huntsman LLC Accumulated Other Comprehensive Income (Loss) as of September 30, 2003	Huntsman LLC Other Comprehensive Income (Loss) for the Nine Months Ended September 30, 2003	HIH Accumulated Other Comprehenisve Income (Loss) as of May 1, 2003	Huntsman LLC Accumulated Other Comprehensive Income (Loss) as of December 31, 2002	Huntsman LLC Other Comprehensive Income (Loss) for the Nine Months Ended September 30, 2002
Foreign currency translation adjustments	$50.1	$75.2	$(13.2)	$(11.9)	$64.4
Additional minimum pension liability	(113.3)	(3.8)	(87.5)	(22.0)	—
Additional minimum pension liability—unconsolidated affiliate	(5.4)	—	(5.4)	—	—
Unrealized loss on securities	—	2.8	(2.8)	—	—
Net unrealized loss on derivative instruments	(16.5)	12.0	(13.2)	(15.3)	(3.1)
OCI of unconsolidated affiliate	7.4	15.1	73.9	(81.6)	—
OCI of minority interest	21.1	(28.2)	49.3	—	—
Cumulative effect of accounting change	(1.1)	—	(1.1)	—	—

Total	$(57.7)	$73.1	$—	$(130.8)	$61.3

15. Commitments and Contingencies

        The Company has various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $35 million annually through 2017.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnification arrangements, none of such litigation is material to the Company's financial condition or results of operations.

16. Environmental Matters

  General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on its businesses. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

  Environmental Accruals

        The Company has established financial reserves relating to anticipated environmental restoration and remediation programs, as well as certain other anticipated environmental liabilities. Management believes these reserves are sufficient for known requirements. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. A total of approximately $38.3 million has been accrued related to environmental matters as of September 30, 2003, including approximately $17.5 million related to Huntsman LLC, and $20.8 million related to HI. However, no assurance can be given that all potential liabilities arising out of the Company's present or past operations have been identified or fully assessed or that its future environmental liabilities will not be material.

  Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. The Company is aware of the following matters and believes (1) the reserves related to these matters to be sufficient for known requirements and (2) the ultimate resolution of these matters will not have a material impact on the Company's results of operations or financial position:

        Huntsman Petrochemical Corporation ("Huntsman Petrochemical") and the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) settled outstanding allegations of environmental regulatory violations at the Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the Company's C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the Company's joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause the Company to incur costs that could be material.

        Huntsman Petrochemical and the State of Texas settled an air enforcement case relating to the Company's Port Arthur plant on May 13, 2003. Under the settlement, Huntsman Petrochemical is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus, far, the Company has paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. It is not anticipated that this settlement will have a material adverse effect on the Company's financial position.

        On October 1, 2003, the U.S. Environmental Protection Agency ("EPA") sent Huntsman Petrochemical an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other plants located in Port Arthur also received similar requests. The request requires a response within 30 days, although EPA has indicated a willingness to allow a longer period to complete the response. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

        The Company has been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. The Company currently has 34 asbestos exposure cases pending against it. Among the cases currently pending, the Company is aware of one claim of mesothelioma. The Company does not have sufficient information at the present time to estimate any liability in these cases. Although the Company cannot provide specific assurances, based on the Company's understanding of similar cases, management believes that the Company's ultimate liability in these 34 cases will not be material to the Company's financial position or results of operations.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the U.S. Environmental Protection Agency (the "EPA") of the Beaumont-Port Arthur ("BPA") State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. This change will likely require additional controls and/or work practices to meet the yet undefined regulatory requirements for NOX and VOC's. The Company cannot predict the outcome of the EPA assessment but believes that additional capital will be required above its existing operating plan.

        On June 3, 2003, Huntsman Petrochemical's aromatics and olefins plant in Port Arthur, Texas received a Notice of Enforcement from the TCEQ for alleged violations identified by the agency during an April 2003 air quality inspection. Of the 30 alleged violations, 19 were related to emission events (process upset reporting), with the remaining allegations associated with data maintenance (3 alleged violations), inspections (4 alleged violations), permit limits (1 alleged violation), bypass device lockout (1 alleged violation) and carbon canister operation (2 alleged violations). No penalty demand has yet been made by the TCEQ, although a penalty is possible.

        On June 25, 2003, a group of more than 500 plaintiffs filed a lawsuit in state district court in Beaumont, Texas against six local chemical plants and refineries, including Huntsman Petrochemical. The lawsuit alleges that the refineries and chemical plants discharge chemicals that cause health problems for area residents. The claim does not specify a dollar amount, but seeks damages for heath impacts as well as property value losses. The suit is based on emissions data from reports that these sites filed with the TCEQ.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near HI's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although HI took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. HI believes that it did not own the tanks; however, it did own the acid in the tanks. The U.K. Environmental Authority ("EA") and the Health and Safety Executive (the "HSE") are investigating the incident, and the HSE has issued three Improvement Notices requiring corrective action. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that, if any charges are brought or additional corrective action orders issued and HI is ultimately found to be legally responsible, the probable penalties would not be material to its financial position or results of operations.

        HI's subsidiary, Tioxide Europe S.L. ("Tioxide") is in the process of voluntarily removing filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to Tioxide. Under an agreement with Almagrera, Tioxide had for some time supplied filter salts to Almagrera to be used in the manufacturing of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant by the end of 2001, a large pile of stored filter salts was found on its premises, far from its normal warehouse. Tioxide estimates the cost of removal and disposal of the filter salts will total $2.0 million. As of September 30, 2003, Tioxide had spent $1.0 million. Another $0.4 million will likely be spent during the balance of 2003 and the rest ($0.6 million) is likely to be spent in 2004. The Company does not believe expenditures in connection with this matter will be material.

        The Company is aware that there is or may be soil or groundwater contamination at some of HI's facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty, ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to HI), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, it cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that HI will not be required to contribute to such costs or that such costs will not be material.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste)

environmental permitting program for individual facilities. The UK has been the first EU member government to request IPPC permit applications from HI. In the U.K., HI has submitted several applications and, very recently, negotiated and received its first IPPC permit. Based upon the terms of that permit, the Company does not anticipate that HI will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. The Company is not yet in a position to know with certainty what the other UK IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to its financial condition or results of operations.

        With respect to the Company's facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

        The Company has incurred, and may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which the Company may have disposed of waste or other materials. Similarly the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of its businesses. Under some environmental laws, the Company may be jointly and severally liable for the costs of environmental contamination on or from its properties and at off-site locations where it disposed of or arranged for the disposal or treatment of hazardous wastes and may incur liability for damages to natural resources. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, as the holder of permits to treat or store hazardous wastes, the Company may, under some circumstances, be required to remediate contamination at or from its properties regardless of when the contamination occurred. For example, the Company's Odessa and Port Neches facilities in Texas both are the subject of ongoing RCRA remediation. Based on current information and past costs relating to these matters, the Company does not believe it will have a material adverse effect. There can be no assurance, however, that any such matters will not have a material adverse effect on the Company.

        In addition, the Company has been notified by third parties of claims against the Company and its subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Belpre, Ohio (a former facility); Georgetown Canyon, Idaho (an alleged former property); Gulf Nuclear, Inc. (an off-site disposal location for radioactive waste); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); and Turtle Bayou, Texas superfund sites (an off-site disposal location). With respect to these matters, which are under investigation, the Company is unable to determine whether such liabilities may be material to it because the Company does not have information sufficient to evaluate these claims fully.

        Based upon currently available information, the Company does not anticipate that any of the potential liabilities referenced above will materially adversely affect its financial position or results of operations.

  MTBE Developments

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that would prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. In connection with the proposed ban, the State of California requested that EPA waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain elements of the state bans have been challenged in court as unconstitutional (in light of the Clean Air Act); to date, these challenges have not been successful. The Company is unable to predict what the short- and long- term effects of these matters will be.

        Bills have been introduced in the U.S. Congress to accomplish similar goals of curtailing or eliminating the oxygenated fuels requirements in the Clean Air Act, or of curtailing MTBE use. To date, no such legislation has become law. Whether a ban or substantial restrictions on MTBE use will become federal law in the future is unknown at this time.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act. Any phase-out of or future regulation of MTBE in California (in which a significant amount of MTBE is consumed), in other states, or nationally may result in a significant reduction in demand for MTBE and may result in a material loss in revenues or material costs or expenditures.

        In Europe, the European Union ("EU") issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE will still be an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product tertiary butyl alcohol to produce saleable products other than MTBE. The Company believes that its low production costs at its PO/MTBE facility will put it in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while there has been litigation concerning the environmental effects of MTBE, the Company is not a defendant in any pending MTBE case, and the Company believes that it would have valid defenses in the event such a case were brought against it. However, the Company cannot give any assurance that it will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

  REACH Developments

        In September 2003, the European Commission released a proposed regulation concerning the registration, evaluation, authorization and restrictions of chemicals, also known as REACH. The REACH initiative, as proposed, would require risk assessment and registration of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This authorization could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

17. Operating Segment Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has five reportable operating segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals and glycols.
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Pigments	Titanium dioxide
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

        The Company uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to the Company as a whole. The Company believes that EBITDA is useful in helping investors assess the results of its business operations. The net sales and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

	Nine Months Ended September 30, 2003(3)	Nine Months Ended September 30, 2002(3)
	(In Millions)
Net sales
Polyurethanes	$983.0	$—
Performance Products	1,085.0	769.1
Polymers	847.6	604.9
Pigments	421.4	—
Base Chemicals	1,467.0	746.7
Eliminations	(350.2)	(156.1)

Total	$4,453.8	$1,964.6

Segment EBITDA(1)
Polyurethanes	$111.2	$—
Performance Products	87.9	131.4
Polymers	54.0	54.0
Pigments	46.7	—
Base Chemicals	26.9	51.2
Unallocated and other(2)	(49.9)	(92.6)

Total EBITDA	$276.8	$144.0
Interest expense, net	(261.3)	(164.3)
Income tax benefit	4.2	(7.2)
Cumulative effect of accounting change	—	169.7
Depreciation and amortization	(212.1)	(113.9)

Net income (loss)	$(192.4)	$28.3

(1)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization.

(2)
EBITDA from unallocated and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3)
Prior to May 2003, the Company accounted for its investment in HIH on the equity method of accounting due to the significant participating rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, HIH is no longer accounted for by the Company under the equity method of accounting, and effective May 1, 2003 HIH is consolidated with the results of the Company and HMP's 40% interest is recorded as a minority interest in the accounts of the Company. This change has resulted in changes in the

  Company's operating segments. Previously, the Company reported its operations through three principal operating segments: Performance Products, Polymers and Base Chemicals. With the consolidation of HIH, the Company now reports its operations through five segments: Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals.

(4)
Includes HMP's 40% minority interest in HIH, effective May 1, 2003.

18. Recent Events

  Amendments of Huntsman LLC Credit Facilities and Offering of 2003 Senior Notes

        On September 12, 2003, the Company entered into amendments to the HC Credit Facilities that, among other things, permitted the Company to issue the 2003 Secured Notes and to grant security in connection with the 2003 Secured Notes. On September 30, 2003, the Company sold $380 million aggregate principal amount of the 2003 Secured Notes at a discount to yield 11 7/8% in a private offering. The proceeds from the offering were used to repay $65.0 million on the HC Revolving Facility, without reducing commitments, and $296.6 million on Term Loan A. The repayment on Term Loan A included a prepayment of $130.0 million of scheduled amortization payments in the direct order of maturity such that the next scheduled quarterly amortization payment under the HC Credit Facilities is due December 2005.

        The HC Credit Facilities currently require that all the proceeds of any future issuances of certain senior secured debt be used to repay term loans under the HC Credit Facilities. The Company is seeking a further amendment to the HC Credit Facilities that would permit it to use the proceeds from the sale of approximately $75 million aggregate principal amount of additional senior secured notes with substantially the same terms as the 2003 Secured Notes to repay a portion of the term loans under the HC Credit Facilities, as well as to refinance certain other indebtedness of the Company.

  Amendment of HI Credit Facilities and Refinancing of HI Term A Loan

        On October 17, 2003, HI amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allowed HI to obtain $205 million of additional term B and term C loans, which HI completed on October 22, 2003. The net proceeds of the additional term B and term C loans were applied to pay down HI's revolving loan facility by approximately $53 million, and the remainder of the net proceeds were applied to repay, in full, HI's term A loan. As a result of this refinancing, HI has no scheduled term loan maturities in 2004 and scheduled term loan maturities of approximately $12 million in each of 2005 and 2006. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

  Chinese MDI Joint Venture

        In January 2003, HI entered into joint venture agreements to build MDI production facilities near Shanghai, China with BASF and three Chinese chemical companies. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003. On September 19, 2003, the joint venture obtained secured financing for the construction of the production facilities. The financing is non-recourse to HI, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. HI anticipates that its investment in the joint venture and other related capital costs will approximate $75 million.

  Global Cost Reduction Initiative

        On November 10, 2003, HMP announced an initiative to reduce fixed costs and overhead expenses by a minimum of $200 million over the next 18 months. HMP is reviewing redundant sites, underutilized assets and all of its spending to reduce costs. HMP announced that it intends to continue to leverage its size, its global infrastructure and its people to increase productivity and reduce overall costs. HMP has not yet announced the extent to which the cost initiatives will directly impact the Company. The Company expects to make additional announcements of site consolidations and headcount reductions in the near future.

19. Consolidating Condensed Financial Statements

        The following are consolidating condensed financial statements which present, in separate columns: the Company carrying it investments in subsidiaries under the equity method of accounting; the Guarantors on a combined, or where appropriate, consolidated basis, carrying their investments in non-Guarantors under the equity method of accounting; and the non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of September 30, 2003 and December 31, 2002 and for the nine month period ended September 30, 2003 and 2002. There are no restrictions limiting transfers of cash from Guarantor to non-Guarantor subsidiaries to the Company. The combined Guarantors are wholly-owned subsidiaries of the Company and have fully and unconditionally guaranteed $380 million of the 2003 Secured Notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the combined Guarantors because management has determined that such information is not material to investors.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS AS OF SEPTEMBER 30, 2003

(UNAUDITED) (Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$(0.2)	$0.9	$100.1	$—	$100.8
Restricted cash	0.4	7.8	—	—	8.2
Accounts and notes receivables	49.1	285.1	545.5	12.6	892.3
Intercompany accounts receivables	—	112.4	12.9	(125.3)	—
Inventories	40.7	188.5	661.6	—	890.8
Prepaid expenses	2.1	34.2	36.0	(13.2)	59.1
Other current assets	4.7	9.4	107.4	—	121.5

Total current assets	96.8	638.3	1,463.5	(125.9)	2,072.7
Property, plant and equipment, net	106.4	1,069.7	3,241.5	22.4	4,440.0
Investment in unconsolidated affiliates	—	—	155.4	—	155.4
Investment in subsidiaries	—	463.7	18.7	(482.4)	—
Notes receivable affiliates	—	—	10.9	—	10.9
Advances to subsidiaries	2,113.2	19.4	7.4	(2,140.0)	—
Intangible assets, net	2.5	11.7	274.8	(4.1)	284.9
Goodwill	—	3.1	—	—	3.1
Other noncurrent assets	54.2	93.1	358.0	(0.8)	504.5

Total assets	$2,373.1	$2,299.0	$5,530.2	$(2,730.8)	$7,471.5

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$62.4	$171.5	$563.1	$(125.3)	$671.7
Accrued liabilities	79.6	118.6	316.7	(0.8)	514.1
Current portion of long-term debt	2.7	0.6	88.4	—	91.7

Total current liabilities	144.7	290.7	968.2	(126.1)	1,277.5
Long-term debt	1,654.2	149.2	3,764.3	—	5,567.7
Intercompany debt	—	2,052.1	88.4	(2,140.5)	—
Accumulated losses of unconsolidated subsidiaries in excess of original cost	567.0	—	—	(567.0)	—
Deferred income taxes	2.7	9.3	211.4	—	223.4
Other noncurrent liabilities	93.7	134.7	158.9	—	387.3

Total liabilities	2,462.3	2,636.0	5,191.2	(2,833.6)	7,455.9

Minority interest	—	—	2.8	102.0	104.8

Member's equity (deficit:)
Member's equity	1,095.2	—	—	—	1,095.2
Subsidiary preferred stock	—	72.5	—	(72.5)	—
Subsidiary common stock and members equity		345.3	681.9	(1,027.2)	—
Accumulated deficit	(1,126.7)	(717.6)	(281.5)	999.1	(1,126.7)
Accumulated other comprehensive loss	(57.7)	(37.2)	(64.2)	101.4	(57.7)

Total member's equity (deficit)	(89.2)	(337.0)	336.2	0.8	(89.2)

Total liabilities and member's equity (deficit)	$2,373.1	$2,299.0	$5,530.2	$(2,730.8)	$7,471.5

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 2002

(UNAUDITED) (Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$6.1	$1.2	$15.0	$—	$22.3
Restricted cash	0.2	8.9	—	—	9.1
Accounts and notes receivables	46.4	318.8	31.0	—	396.2
Intercompany accounts receivables	—	84.1	(5.1)	(79.0)	—
Inventories	35.2	218.0	44.9	—	298.1
Prepaid expenses	1.7	25.8	0.2	—	27.7
Other current assets	2.7	9.6	2.9	—	15.2

Total current assets	92.3	666.4	88.9	(79.0)	768.6
Property, plant and equipment, net	106.0	1,084.3	96.9	—	1,287.2
Investment in unconsolidated affiliates	—	223.8	14.7	—	238.5
Investment in subsidiaries	—	285.9	18.6	(304.5)	—
Advances to subsidiaries	2,000.5	10.4	5.3	(2,016.2)	—
Intangible assets, net	2.7	11.6	29.4	(4.1)	39.6
Goodwill	—	3.3	—	—	3.3
Other noncurrent assets	30.0	74.3	14.9	—	119.2

Total assets	$2,231.5	$2,360.0	$268.7	$(2,403.8)	$2,456.4

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$111.4	$175.0	$35.2	$(79.0)	$242.6
Accrued liabilities	74.3	123.2	2.8	—	200.3
Current portion of long-term debt	15.4	1.1	47.3	—	63.8

Total current liabilities	201.1	299.3	85.3	(79.0)	506.7
Long-term debt	1,495.3	148.8	28.2	—	1,672.3
Intercompany debt	—	1,944.4	71.7	(2,016.1)	—
Accumulated losses in unconsolidated subsidiaries in excess of original cost	402.9	—	—	(402.9)	—
Deferred income taxes	2.7	9.3	1.0	—	13.0
Other noncurrent liabilities	99.4	133.9	1.0	—	234.3

Total liabilities	2,201.4	2,535.7	187.2	(2,498.0)	2,426.3

Member's equity (deficit:)
Member's equity	1,095.2	—	—	—	1,095.2
Subsidiary preferred stock	—	72.5	—	(72.5)	—
Subsidiary common stock	—	280.6	116.4	(397.0)	—
Accumulated deficit	(934.3)	(424.5)	(13.5)	438.0	(934.3)
Accumulated other comprehensive loss	(130.8)	(104.3)	(21.4)	125.7	(130.8)

Total member's equity (deficit)	30.1	(175.7)	81.5	94.2	30.1

Total liabilities and member's equity (deficit)	$2,231.5	$2,360.0	$268.7	$(2,403.8)	$2,456.4

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(UNAUDITED) (Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$239.0	$1,774.4	$2,347.3	$—	$4,360.7
Related party sales	1.5	185.7	80.5	(174.6)	93.1

Total revenues	240.5	1,960.1	2,427.8	(174.6)	4,453.8
Cost of goods sold	214.6	1,860.2	2,150.3	(172.6)	4,052.5

Gross profit	25.9	99.9	277.5	(2.0)	401.3
Selling, general and administrative	42.0	73.7	141.2	(0.6)	256.3
Management charges and allocated costs	(56.4)	30.5	25.9	—	—
Research and development	—	15.0	22.4	—	37.4
Other operating expense (income)	(2.3)	(8.9)	0.7	—	(10.5)
Restructuring and plant closing costs	—	0.8	26.4	—	27.2

Operating income (loss)	42.6	(11.2)	60.9	(1.4)	90.9
Interest income (expense), net	6.9	(107.2)	(161.0)	—	(261.3)
Loss on sale of accounts receivable	—	—	(12.3)	—	(12.3)
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	(232.9)	(111.5)	1.5	291.6	(51.3)
Other income (expense)	(1.6)	3.6	(0.2)	(1.6)	0.2

Loss before income taxes and minority interest	(185.0)	(226.3)	(111.1)	288.6	(233.8)
Income tax benefit (expense)	(7.4)	—	11.6	—	4.2
Minority interest in subsidiaries' loss	—	—	—	37.2	37.2

Net loss	(192.4)	(226.3)	(99.5)	325.8	(192.4)
Other comprehensive income (loss)	73.1	67.1	(42.8)	(24.3)	73.1

Comprehensive loss	$(119.3)	$(159.2)	$(142.3)	$301.5	$(119.3)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(LOSS) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(UNAUDITED) (Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$441.1	$1,267.3	$132.2	$—	$1,840.6
Related party sales	0.1	415.7	12.3	(304.1)	124.0

Total revenues	441.2	1,683.0	144.5	(304.1)	1,964.6
Cost of goods sold	450.0	1,516.3	127.8	(331.0)	1,763.1

Gross profit	(8.8)	166.7	16.7	26.9	201.5
Selling, general and administrative	39.8	55.0	4.6	26.9	126.3
Management charges and allocated costs	(106.8)	84.4	3.7	—	(18.7)
Research and development	—	17.5	1.7	—	19.2
Other operating expense (income)	(1.1)	(1.2)	1.7	—	(0.6)
Restructuring and plant closing costs	—	(3.7)	—	—	(3.7)

Operating income	59.3	14.7	5.0	—	79.0
Interest expense, net	(57.4)	(102.8)	(4.1)	—	(164.3)
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	41.6	(11.2)	1.1	(44.5)	(13.0)
Other income (expense)	(8.0)	2.6	(0.5)	(1.2)	(7.1)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting change	35.5	(96.7)	1.5	(45.7)	(105.4)
Income tax expense	(7.2)	—	—	—	(7.2)
Minority interest in subsidiaries' loss (income)	—	(0.8)	0.1	(28.1)	(28.8)
Cumulative effect of accounting change	—	169.7	—	—	169.7

Net income	28.3	72.2	1.6	(73.8)	28.3
Other comprehensive income (loss)	61.3	50.0	(4.5)	(45.5)	61.3

Comprehensive income (loss)	$89.6	$122.2	$(2.9)	$(119.3)	$89.6

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(UNAUDITED) (Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(192.4)	$(226.3)	$(99.5)	$325.8	$(192.4)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in (income) losses of investment in unconsolidated affiliates	232.9	111.5	(1.5)	(291.6)	51.3
Depreciation and amortization	11.0	70.5	129.6	1.0	212.1
Provision for losses on accounts receivable	(0.1)	1.1	3.0	—	4.0
Non-cash restructuring and plant closing costs	—	0.9	11.4	—	12.3
Non-cash interest expense	3.4	1.2	53.8	—	58.4
Deferred income taxes	—	—	(17.3)	—	(17.3)
Loss on foreign currency transactions	—	—	(14.3)	—	(14.3)
Minority interest in subsidiaries	—	—	—	(37.2)	(37.2)
Net changes in operating assets and liabilities:
Accounts and notes receivables	(55.2)	4.4	(1.4)	14.8	(37.4)
Change in receivables sold, net	—	—	43.0	—	43.0
Inventories	(5.5)	29.5	8.9	—	32.9
Prepaid expenses	3.7	(8.5)	(17.3)	—	(22.1)
Other current assets	(2.0)	(2.0)	(3.5)	2.0	(5.5)
Other noncurrent assets	(0.9)	(29.5)	0.5	0.8	(29.1)
Accounts payable	3.5	(3.4)	(78.1)	(27.5)	(105.5)
Accrued liabilities	5.4	(4.5)	3.6	12.3	16.8
Other noncurrent liabilities	(2.2)	1.0	3.7	—	2.5

Net cash provided by (used in) operating activities	1.6	(54.1)	24.6	0.4	(27.5)

Investing activities:
Capital expenditures for plant and equipment	(11.2)	(45.9)	(71.3)	—	(128.4)
Proceeds from sale of plant & equipment	—	0.1	—	—	0.1
Net cash received from unconsolidated affiliates	—	—	1.7	—	1.7
Advances to unconsolidated affiliates	(112.6)	98.5	12.0	(0.4)	(2.5)
Notes receivable	—	—	—	—	—

Net cash provided by (used in) investing activities	(123.8)	52.7	(57.6)	(0.4)	(129.1)

Financing activities:
Net borrowings (repayment) on revolving loan facilities	61.5	—	(2.2)	—	59.3
Repayment of long-term debt	(298.4)	(1.2)	48.7	—	(250.9)
Proceeds from long-term debt	375.5	—	—	—	375.5
Shares of subsidiary issued to minorities for cash	—	—	1.8	—	1.8
Net borrowings from parent	—	—	—	—	—
Debt issuance costs	(23.0)	—	—	—	(23.0)

Net cash provided by (used in) financing activities	115.6	(1.2)	48.3	—	162.7

Effect of exchange rate changes on cash	0.5	1.2	7.6	—	9.3

Increase (decrease) in cash and cash equivalents	(6.1)	(1.4)	22.9	—	15.4
Cash and cash equivalents, including restricted cash at beginning of period	6.3	10.1	15.0	—	31.4
Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	—	—	62.2	—	62.2

Cash and cash equivalents, including restricted cash at end of period	$0.2	$8.7	$100.1	$—	$109.0

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(UNAUDITED) (Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$28.3	$72.2	$1.6	$(73.8)	$28.3
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change	—	(169.7)	—	—	(169.7)
Equity in (income) losses of investment in unconsolidated affiliates and subsidiaries	(41.6)	11.2	(1.1)	44.5	13.0
Depreciation and amortization	12.0	93.7	8.2	—	113.9
Provision for losses on accounts receivable	1.0	(0.2)	—	—	0.8
Loss on disposal of plant and equipment	0.1	—	—	—	0.1
Non-cash interest expense	9.7	3.2	—	—	12.9
Minority interest in subsidiaries	—	0.8	(0.1)	28.1	28.8
Net changes in operating assets and liabilities:
Accounts and notes receivables	(128.0)	90.9	6.2	4.9	(26.0)
Inventories	3.2	18.9	(0.1)	(0.5)	21.5
Prepaid expenses	1.2	(18.4)	1.6	—	(15.6)
Other current assets	(0.1)	(0.2)	(1.5)	—	(1.8)
Other noncurrent assets	(1.9)	(15.2)	2.1	(0.8)	(15.8)
Accounts payable	(0.8)	7.0	(0.6)	(1.8)	3.8
Accrued liabilities	51.6	(14.9)	—	—	36.7
Other noncurrent liabilities	4.5	(3.7)	(0.4)	—	0.4

Net cash provided by (used in) operating activities	(60.8)	75.6	15.9	$0.6	31.3

Investing activities:
Capital expenditures for plant and equipment	(4.4)	(29.0)	(2.3)	—	(35.7)
Net cash received from unconsolidated affiliates	—	(10.0)	—	7.6	(2.4)
Advances to unconsolidated affiliates	40.2	(32.0)	(5.0)	(3.2)	—

Net cash provided by (used in) investing activities	35.8	(71.0)	(7.3)	4.4	(38.1)

Financing activities:
Repayment on revolving loan facilities	53.4	—	—	—	53.4
Repayment of long-term debt	(114.8)	(1.0)	(2.5)	—	(118.3)
Net borrowings from parent	—	—	7.9	—	7.9
Debt issuance costs	(6.7)	—	—	—	(6.7)
Dividends paid	—	5.0	—	(5.0)	—

Net cash provided by (used in) financing activities	(68.1)	4.0	5.4	(5.0)	(63.7)

Effect of exchange rate changes on cash	—	(0.2)	1.2	—	1.0

Increase (decrease) in cash and cash equivalents	(93.1)	8.4	15.2	—	(69.5)
Cash and cash equivalents, including restricted cash at beginning of period	106.9	(0.8)	3.9	—	110.0

Cash and cash equivalents, including restricted cash at end of period	$13.8	$7.6	$19.1	$—	$40.5

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members of
    Huntsman LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Huntsman LLC (formerly Huntsman Corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), equity (deficit), and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman LLC and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 141 and 142 effective January 1, 2002, Statement of Financial Accounting Standards No. 145 effective January 1, 2001, and changed its method of accounting for derivative financial instruments effective January 1, 2001, to conform to Statement of Financial Accounting Standards No. 133, as amended.

Deloitte & Touche LLP

Houston, Texas
February 28, 2003
(September 15, 2003 as to Note 26)
(January 23, 2004 as to the final sentence in the
SFAS No. 145 paragraph in Note 2)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$22.3	$47.7
Restricted cash	9.1	62.3
Receivables:
Trade receivables (less allowance for doubtful accounts $7.5 and $5.8, respectively)	329.9	290.8
Accounts receivable—affiliates	48.1	61.5
Other	18.2	12.0
Inventories	298.1	277.2
Prepaid expenses	27.7	11.7
Other current assets	2.2	1.8
Deferred income taxes	13.0	0.9
Total current assets	768.6	765.9
Property, plant and equipment, net	1,287.2	1,354.8
Investment in unconsolidated affiliates	238.5	46.8
Advances to unconsolidated affiliate	9.8	5.0
Intangible assets, net	39.6	58.0
Goodwill	3.3	3.3
Other noncurrent assets	109.4	124.0

Total assets	$2,456.4	$2,357.8

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$226.3	$163.5
Accounts payable—affiliates	16.3	14.9
Accrued liabilities	200.3	217.0
Long-term debt—current portion	63.8	2,313.9

Total current liabilities	506.7	2,709.3
Long-term debt	1,672.3	136.6
Accumulated losses of unconsolidated affiliates and in excess of original cost	—	0.2
Other noncurrent liabilities	234.3	199.3
Deferred income taxes	13.0	0.9

Total liabilities	2,426.3	3,046.3

Commitments and contingencies (Notes 12, 18 and 21)
Minority interest in consolidated subsidiaries	—	73.3
Equity (deficit:)
Preferred stock	—	100.0
Common stock	—	181.0
Member's equity	1,097.1	—
Accumulated deficit	(936.2)	(901.5)
Accumulated other comprehensive loss	(130.8)	(141.3)

Total equity (deficit)	30.1	(761.8)

Total liabilities and equity (deficit)	$2,456.4	$2,357.8

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Year ended December 31,
	2002	2001	2000
Revenues:
Trade sales and services	$2,494.8	$2,577.1	$3,191.2
Related party sales	166.2	180.3	134.5

Total revenues	2,661.0	2,757.4	3,325.7
Cost of goods sold	2,421.0	2,666.6	3,197.0

Gross profit	240.0	90.8	128.7
Expenses:
Selling, general and administrative	151.9	181.0	175.6
Research and development	23.8	32.7	38.7
Other operating income	(1.0)	(2.0)	(6.9)
Restructuring and plant closing costs	(1.0)	66.7	—
Asset impairment charges	—	521.8	—

Total expenses	173.7	800.2	207.4

Operating income (loss)	66.3	(709.4)	(78.7)
Interest expense, net	(192.7)	(239.3)	(208.6)
Loss on sale of accounts receivable	—	(5.9)	(9.4)
Other income (expense)	(7.6)	0.6	25.7
Equity in income (losses) of investment in unconsolidated affiliates	(31.1)	(86.8)	50.1

Loss before income taxes, minority interest and cumulative effect of accounting change	(165.1)	(1040.8)	(220.9)
Income tax expense (benefit)	8.5	(184.9)	(81.2)

Loss before minority interest and cumulative effect of accounting change	(173.6)	(855.9)	(139.7)
Minority interest in subsidiaries' income (loss)	(28.8)	13.1	1.1
Cumulative effect of accounting changes	169.7	0.1	—

Net loss	(32.7)	(842.7)	(138.6)

Other comprehensive income (loss)	10.5	(73.5)	(69.4)

Comprehensive income (loss)	$(22.2)	$(916.2)	$(208.0)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(32.7)	$(842.7)	$(138.6)
Adjustments to reconcile net loss to net cash from operating activities:
Loss on early extinguishment of debt	6.7	1.1	—
Cumulative effect of accounting change	(169.7)	(0.1)	—
Depreciation and amortization	152.7	197.5	200.3
Loss (gain) on disposal of plant & equipment	0.5	(4.8)	(2.8)
Deferred income taxes	—	(184.5)	(80.9)
Equity in (income) losses of investment in unconsolidated affiliates	31.1	86.8	(50.1)
Minority interest in subsidiaries income (loss)	28.8	(13.1)	(1.1)
Non-cash restructuring, plant closing and asset impairment charges	(5.3)	528.2	—
Loss on disposal of exchangeable preferred stock	—	7.0	—
Loss on sale of nonqualified plan securities	—	4.2	—
Non-cash interest on subordinated notes	7.6	10.4	8.0
Net changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(50.0)	4.9	(29.1)
Inventories	1.3	62.0	(5.7)
Prepaid expenses and other current assets	(12.3)	21.2	22.8
Other noncurrent assets	(6.4)	83.4	(57.2)
Accounts payable	56.9	(167.0)	104.5
Accrued liabilities	65.2	(11.6)	(21.0)
Other noncurrent liabilities	14.3	(69.9)	100.3

Net cash provided by (used in) operating activities	88.7	(287.0)	49.4

Investing activities:
Capital expenditures for plant and equipment	(70.2)	(76.4)	(90.3)
Proceeds from disposal of plant and equipment	—	17.2	5.3
Investment in unconsolidated affiliates	(2.5)	(6.1)	—
Proceeds from sale of exchangeable preferred stock	—	191.0	—
Proceeds from sale of nonqualified plan assets	—	22.8	—
Notes receivable	—	—	(0.3)
Distribution from Huntsman International Holdings LLC	—	—	8.0
Purchase of minority interest in preferred stock of subsidiary	—	—	(14.7)

Net cash provided by (used in) investing activities	(72.7)	148.5	(92.0)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2002	2001	2000
Financing activities:
Principal payments on long-term debt	(121.6)	(166.8)	(39.7)
Proceeds from long-term debt	—	110.0	487.0
Net borrowings on revolving credit facilities	32.1	202.8	(347.0)
Proceeds from subordinated note issued to an affiliated entity	—	25.0	—
Debt issuance costs paid	(16.6)	(0.3)	(5.2)
Cash acquired in acquisition of equity method affiliate	7.9	—	—
Proceeds from issuance of preferred stock	—	11.5	—

Net cash provided by (used in) financing activities	(98.2)	182.2	95.1

Effect of exchange rate changes on cash	3.6	(6.4)	(3.9)

Increase (decrease) in cash and cash equivalents	(78.6)	37.3	48.6
Cash and cash equivalents, including restricted cash at beginning of year	110.0	72.7	24.1

Cash and cash equivalents, including restricted cash at end of year	$31.4	$110.0	$72.7

Supplemental cash flow information
Cash paid for interest	104.4	217.2	193.4
Cash refunded for income taxes	(1.5)	(10.3)	(0.9)

Supplemental non-cash investing and financing activities:

        The Company finances a portion of its property and liability insurance premiums. During the year ended December 31, 2002, 2001 and 2000, the Company issued notes payable for approximately $2.3 million, $2.5 million and $2.0 million, respectively, and recorded prepaid insurance for the same amount, which will be amortized over the period covered.

        On September 30, 2002, Huntsman Holdings, LLC, the Company's ultimate parent, exchanged $753.1 million of subordinated notes, including interest, less deferred debt issuance costs of the Company and Huntsman Polymers Corporation for an equity interest. The effective cancellation of debt was recorded as an equity contribution by the Company.

        On September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings, LLC: (1) the remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries, (2) the remaining 50% interest in Huntsman Chemical Australia Unit Trust and HCPH Holdings Pty Limited, formerly accounted for as an investment in unconsolidated affiliates using equity method accounting; and (3) the remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation. The Company accounted for the acquisition of these minority interests from Huntsman Holdings, LLC as an equity contribution with a fair value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        During 2001, the Company executed a capital lease and recorded a $4.9 million increase to long-term debt and property, plant and equipment.

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(Dollars in Millions)

(Shares and Units in Thousands)

	Member's equity		Common stock		Preferred stock		Retained earnings/ (Accumulated deficit)	Accumulated other comprehensive income (loss)
	Units	Amount	Shares	Amount	Shares	Amount			Total
Balance, January 1, 2000	—	—	17,998.0	181.0	103.0	88.5	79.8	1.6	350.9
Net loss	—	—	—	—	—	—	(138.6)	—	(138.6)
Other comprehensive loss	—	—	—	—	—	—	—	(69.4)	(69.4)

Balance, December 31, 2000	—	—	17,998.0	181.0	103.0	88.5	(58.8)	(67.8)	142.9
Issuance of preferred stock	—	—	—	—	11.5	11.5	—	—	11.5
Net loss	—	—	—	—	—	—	(842.7)	—	(842.7)
Other comprehensive loss	—	—	—	—	—	—	—	(73.5)	(73.5)

Balance, December 31, 2001	—	—	17,998.0	181.0	114.5	100.0	(901.5)	(141.3)	(761.8)
Recapitalization of the Company (Note 1)	10,000.0	283.0	(17,998.0)	(181.0)	(114.5)	(100.0)	(2.0)	—	—
Capital contribution from parent related to exchange of debt for parent company equity	—	753.1	—	—	—	—	—	—	753.1
Expenses of exchange of debt	—	(10.1)	—	—	—	—	—	—	(10.1)
Capital contribution from parent related to acquisition of minority interest in affiliates (Note 1)	—	71.1	—	—	—	—	—	—	71.1
Net loss	—	—	—	—	—	—	(32.7)	—	(32.7)
Other comprehensive income	—	—	—	—	—	—	—	10.5	10.5

Balance, December 31, 2002	10,000.0	$1,097.1	—	$—	—	$—	$(936.2)	$(130.8)	$30.1

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

        Huntsman LLC, a Utah limited liability company, and its subsidiaries (collectively, the "Company") are manufacturers and marketers of specialty and commodity chemicals used in a wide variety of industrial and consumer products throughout the world. The Company operates through three principal operating segments: Base Chemicals, which includes olefins (primarily ethylene and propylene), butadiene, MTBE, benzene and cyclohexane; Performance Products, which includes ethylene oxide, glycols, amine chemicals, surfactants, linear alkylbenzene ("LAB") and maleic anhydride ("MAn"); and Polymers, which includes ethylene (produced at the Odessa facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene and other performance polymers.

        Prior to its conversion into a Utah limited liability company on September 9, 2002, the Company, then named Huntsman Corporation, was a Utah corporation. As part of the conversion to a limited liability company, the holders of shares of preferred and common stock exchanged their shares in the Company for units of membership interest. Because these exchange transactions were between related entities, the exchange was recorded at the historical carrying value of the stock and no gain or loss was recognized.

        Prior to September 30, 2002, the Company was owned by members of the Huntsman family and by certain affiliated entities (collectively, the "Huntsman Family"). On September 30, 2002, the Company and its subsidiary, Huntsman Polymers Corporation ("Huntsman Polymers"), completed debt for equity exchanges (the "Restructuring"). See "Note 9—Long-term Debt." Pursuant to the Restructuring, the Huntsman Family contributed all their equity interests in the Company and its subsidiaries, including minority interests acquired from Consolidated Press (Finance) Limited ("CPH") and the interests described in the second following paragraph, to a newly established holding company, Huntsman Holdings, LLC ("Huntsman Holdings"), in exchange for equity interests in Huntsman Holdings. MatlinPatterson Global Opportunities Partners, L.P. ("GOP") and CPH exchanged approximately $679 million in principal amount of the Company's outstanding subordinated notes (the "HC Notes") and Huntsman Polymers' outstanding senior notes (the "Huntsman Polymers Notes") they held into equity interests in Huntsman Holdings. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest, after considering debt issuance costs, was $753 million. Huntsman Holdings now indirectly owns all the equity of the Company. The Huntsman family continues to have operational and board control of the Company and Huntsman Polymers.

        The effective cancellation of debt was recorded as a capital contribution by the Company because GOP and CPH received equity of Huntsman Holdings, the Company's indirect parent, in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the Restructuring.

        As mentioned above, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings: (1) the remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries; (2) the remaining 50% interest in Huntsman Chemical Australia Unit Trust ("HCA Trust") and HCPH Holdings Pty Limited ("HCPH"), formerly accounted for as an investment in unconsolidated affiliates using equity method accounting; and (3) the remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). The Company accounted for the acquisition of the minority interests from Huntsman Holdings as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of Huntsman LLC and its majority-owned subsidiaries where the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated.

  Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying consolidated balance sheet.

  Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

  Property, Plant and Equipment

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

        Approximately $1.3 billion of plant and equipment is depreciated using the straight-line method on a group basis with depreciation primarily based on a 4.7% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is recorded to income. When individual assets recorded on the group basis are disposed of, the difference between historical cost and the disposal proceeds is recorded to accumulated depreciation. When individual assets not recorded on the group basis are disposed of, the difference between historical cost and the disposal proceeds is recorded to income.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The Company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest expense capitalized as part of plant and equipment was $3.3 million, $3.7 million and $4.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant influence, are accounted for using the equity method. Huntsman International Holdings LLC ("HIH") is 60% owned by an unrestricted subsidiary controlled by the Company and is accounted for using the equity method because the Company does not have a controlling financial interest.

  Investment in Exchangeable Preferred Stock

        The Company's investment consisted of 100,000 shares of Series A Cumulative Participating Retractable Preferred Stock of NOVA Chemicals (USA) (the "NOVA Preferred Stock") with an aggregate liquidation value of $198.0 million. These shares had no voting rights. Dividends accrued at a rate of 6.95% of the aggregate liquidation preference annually through April 1, 2001, when the rate decreased to 5.95%.

        The Company classified its investment in the NOVA Preferred Stock as available for sale, and carried the investment at fair market value with net unrealized gains or losses (net of taxes) reported as a component of other comprehensive income (loss). As of December 31, 2000, there were no unrealized gains or losses.

        The Company sold its investment of $198.0 million in the NOVA Preferred Stock during June 2001 to NOVA for $191.0 million, realizing a loss of $7.0 million, which is recorded as other expense.

  Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-15 years
Trademarks	15 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years.

  Other Noncurrent Assets

        Other non-current assets consist primarily of deposits, spare parts, debt issuance costs, notes receivable, catalysts, employee benefit assets and turnaround costs. Debt issuance costs are amortized using the straight-line method over the term of the related debt.

        Non-qualified employee benefit plan trust assets were classified as available for sale until such trusts were terminated and the securities were sold in September 2001. Available for sale securities were carried at fair value with net unrealized gains or losses (net of taxes) excluded from income and recorded as a component of other comprehensive income (loss). A net unrealized gain of $1.3 million, net of income tax, was included in other comprehensive income for the year ended December 31, 2000.

        During September 2001, the non-qualified employee benefit plan trusts were terminated and paid out to the employees participating in the plans.

  Carrying Value of Long-Term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 19—Restructuring, Plant Closing and Impairment Costs."

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's senior credit facilities approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's senior subordinated notes is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. See "Note 20—Fair Value of Financial Instruments."

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        Effective September 9, 2002, the Company converted to a limited liability company. The Company, for U.S. federal income tax purposes, is disregarded as a separate entity and combined with its single member, HMP Equity Holdings Corporation ("HMP"). Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company's subsidiaries are generally corporations and continue to be subject to U.S. federal income tax.

        The Company is party to a tax sharing agreement with HMP. The terms of the agreement require the Company to make payment to HMP for taxes that are attributable to the Company's operations, or any of the Company's subsidiaries' operations, as well as for taxes that are attributable to HMP's items of income and expense. The Company is also party to tax sharing agreements with its subsidiaries. The terms of those agreements require the subsidiaries to make payment to the Company for taxes that are attributable to the subsidiaries' operations.

  Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive incomes and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

        In 2001, the adoption of SFAS No. 133 resulted in a cumulative increase in net loss of $0.1 million, a cumulative decrease to accumulated other comprehensive loss of $1.8 million and an increase in total liabilities of $3.1 million for derivatives designated as cash flow-type hedges. See "Note 11—Derivative Instruments and Hedging Activities."

  Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and expensed or capitalized as appropriate. See "Note 21—Environmental Matters."

  Earnings per Unit of Membership Interest

        Earnings per unit of membership interest is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

  Research and Development

        Research and development costs are expensed as incurred.

  Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholders' equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses are recorded in the statements of operations and were not significant for the years ended December 31, 2002, 2001 and 2000.

  Reclassifications

        Certain 2000 and 2001 amounts have been reclassified to conform to the 2002 presentation.

  Recently Issued Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangibles and perform an impairment test on goodwill. In the first quarter of 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. The Company also completed its initial assessment of goodwill impairment and concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The annual assessment has been completed as of April 1, 2002 and the Company has concluded that there is no indication of impairment. As discussed below in "Note 19—Restructuring, Plant Closing and Impairment Costs," the Company recorded an impairment charge in 2001 which reduced recorded goodwill to $3.3 million.

        The initial adoption of SFAS No. 142 had no impact on the Company's financial statements for the year ended December 31, 2002. The pro forma net loss, assuming the change in accounting principle was applied retroactively to January 1, 2000, would not have been materially different for the years ended December 31, 2001 and 2000.

        The initial adoption of SFAS No. 141 increased net income by $169.7 million for year ended December 31, 2002. This increase resulted from increasing the carrying value of the investment in HIH to reflect the proportionate share of the underlying net assets as required by SFAS No. 141. See "Note 5—Investment in Unconsolidated Affiliates."

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material.

        In August 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. The Company believes this statement's impact will not be significant; however, standard-setters continue to debate the statement's applicability to petrochemical assets where the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company is required to adopt this statement as of January 1, 2003. The extraordinary items related to our 2002 and 2001 debt extinguishments have been reclassified to other income (expense) in the consolidated income statement for the years ended December 31, 2002 and 2001.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The Company will adopt this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 is not expected to have a material effect on the Company's results of operations or financial position.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the statement are effective for our financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The Company is currently evaluating the effects of adopting this statement.

3. INVENTORIES

        Inventories consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Finished goods	$216.2	$197.0
Work-in-progress	13.1	11.2
Raw materials and supplies	77.8	68.7

Subtotal	307.1	276.9
LIFO reserves	(7.1)	14.1
Lower of cost or market reserves	(1.9)	(13.8)

Net	$298.1	$277.2

        As of December 31, 2002 and 2001, approximately 53% and 57%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO").

        For the years ended December 31, 2002, 2001 and 2000, respectively, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $1.7 million, $2.0 million and $0.6 million, respectively.

        The positive LIFO reserve at December 31, 2001 indicates that costs determined on a LIFO basis exceeded current cost by $14.1 million. The LIFO cost of inventory however, did not exceed market, and inventory was therefore stated at the lower of LIFO cost or market.

        In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company's cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $12.4 million payable and $5.0 million receivable (89,359,629 and 17,994,740 pounds) at December 31, 2002 and 2001, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Land and improvements	$31.2	$29.4
Buildings and equipment	2,161.4	2,114.3
Furniture, fixtures and leashold improvements	15.6	24.1
Transportation equipment	68.9	68.9
Construction in progress	89.2	63.8

Total	2,366.3	2,300.5
Accumulated depreciation	(1,079.1)	(945.7)

Property, plant and equipment—Net	$1,287.2	$1,354.8

        Property, plant and equipment includes gross assets acquired under capital leases of $20.9 and $19.4 at December 31, 2002 and 2001, respectively; related amounts included in accumulated depreciation were $4.3 and $1.6 at December 31, 2002 and 2001, respectively.

5. INVESTMENT IN UNCONSOLIDATED AFFILIATES AND ADVANCES TO UNCONSOLIDATED AFFILIATES

        The Company's ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Huntsman International Holdings LLC (60%)	$223.8	$40.4
Polystyrene Australia PTY Ltd. (50%)	3.0	—
HCPH Holdings Pty Limited (50%)	—	(0.2)
Gulf Advanced Chemicals Industry Corporation (10%)	2.5	—
Condea-Huntsman GmbH and Co. KG (50%)	9.2	6.6

Total investments in unconsolidated affiliates	$238.5	$46.8

        The investment in Gulf Advanced Chemicals Industry Corporation is carried on the cost method because the Company does not have significant influence.

  Summarized Financial Information of Other Unconsolidated Affiliates

        As of December 31, 2002, the Company had advances to unconsolidated affiliates of $9.8 million. The advance does not bear interest. Management of the Company represented that it does not intend to require Condea to repay the advance before January 1, 2004, accordingly, such amounts are classified as long-term in the consolidated balance sheet.

        Summarized financial information of Condea-Huntsman GmbH and Co. KG ("Condea"), Gulf Advanced Chemicals Industry Corporation and Polystyrene Australia Pty Ltd. as of December 31, 2002 and Condea and HCPH Holdings Pty Limited ("HCPH") as of December 31, 2001 and for the years then ended is presented below (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$75.8	$149.0
Liabilities	67.5	137.4
Revenues	85.8	156.5
Net income (loss)	11.7	(20.7)
The Company's equity in:
Net assets	$14.7	$6.4
Net income (loss)	10.0	(10.4)

        The negative investment in HCPH at December 31, 2001 is due to the net deficit position of HCPH at December 31, 2001 and the Company's obligation to make additional capital contributions to HCPH. The negative investment has been reflected in accumulated losses of unconsolidated affiliates in excess of original cost in the consolidated balance sheet as of December 31, 2001. On September 30, 2002, the remaining 50% of HCPH was contributed to the Company by Huntsman Holdings. See "Note 1—Description of Business." As a result HCPH is accounted for as a consolidated subsidiary subsequent to September 30, 2002.

  Investment in HIH

        Effective June 30, 1999, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), a consolidated unrestricted subsidiary of the Company, transferred its propylene oxide business to Huntsman International Holdings LLC ("HIH"). Imperial Chemicals Industries PLC ("ICI") transferred its polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses to HIH. In addition, HIH also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals for approximately $117.0 million.

        In exchange for transferring its business, the Company retained a 60% common equity interest in HIH and received approximately $360.0 million in cash as a distribution from HIH. In exchange for transferring its businesses, ICI received a 30% common equity interest in HIH, approximately $2 billion in cash and discount notes of HIH with approximately $508.0 million of accreted value at issuance. Institutional investors acquired the remaining 10% common equity interest in Holdings for $90.0 million in cash.

        The transfer of the Company's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. The Company accounts for its investment in HIH on the equity method due to the significant participating rights of ICI in HIH pursuant to HIH's limited liability company agreement.

        The carrying value of the Company's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period. Management has recorded an adjustment to reflect the accretion of the difference of $7.4 million in the investment basis in the accompanying financial statements for December 31, 2001. As discussed in "Note 2—Summary of Significant Accounting Policies" above, the Company adopted SFAS No. 141 and increased its investment by $169.7 million as of January 1, 2002 to reflect its proportionate share of the underlying net assets of HIH. As discussed in "Note 1—Description of the Business," on September 30, 2002, the Company acquired the 19.9% interest in HSCHC which was previously owned by Huntsman Family directly. HSCHC holds the Company's investment in HIH. The estimated fair value of the 19.9% interest of $37.9 million has been recorded as an increase in the investment in HIH. The excess of $23.3 million over the Company's proportionate share of the net assets of HIH has been accounted for as equity basis goodwill and, as a result, has not been amortized but is evaluated for impairment periodically.

        On November 2, 2000, ICI, Huntsman Specialty, HIH and Huntsman International LLC ("HI") entered into agreements (the "ICI Agreements") pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers the 30% membership interest in HIH that ICI indirectly holds (the "ICI 30% Interest"). Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase the ICI 30% Interest.

On December 20, 2001, ICI and Huntsman Specialty amended ICI's put option arrangement under the ICI Agreements to, among other things, provide that the purchase of the ICI 30% Interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for the ICI 30% Interest. The amended option agreement also requires Huntsman Specialty to cause HIH to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions include the receipt of consent from HI's senior secured lenders and HI's ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes (collectively, the "HI Notes"), as well as the outstanding high yield notes of HIH (the "HIH Notes"). At December 31, 2002, the terms of the indentures governing the HIH Notes do not permit HIH to make restricted payments. In addition, in order to secure its obligation to pay the purchase price for the ICI 30% Interest under the ICI Agreements, Huntsman Specialty granted ICI a lien on 30% of the outstanding membership interests in HIH (the "HIH Pledged Interest").

        GOP has also entered into an agreement with ICI (the "Option Agreement"). The Option Agreement provided BNAC, Inc. ("BNAC"), then a GOP subsidiary, with an option to acquire the ICI subsidiary that holds the ICI 30% Interest on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the B Notes (as discussed below). Concurrently, BNAC paid ICI $160 million to acquire the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "B Notes"), subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The B Notes have been pledged to ICI as collateral security for such additional payment.

        In connection with the Restructuring, all the shares in BNAC were contributed to Huntsman Holdings. Huntsman Holdings caused BNAC to be merged into HMP. As a result of its merger with BNAC, HMP holds the interests formerly held by BNAC in the B Notes and the option to acquire the subsidiary of ICI that holds the ICI 30% Interest.

        The Option Agreement does not terminate Huntsman Specialty's obligations to ICI under the ICI Agreements. However, if HMP exercises the option, the ICI Agreements would be effectively terminated. If HMP does not exercise the option, Huntsman Specialty would continue to be obligated to ICI under the ICI Agreements. Accordingly, if neither HMP exercises its option nor Huntsman Specialty otherwise satisfies its obligation to ICI with respect to ICI's put right, ICI could foreclose on the HIH Pledged Interest. If HMP does not pay the additional $100 million purchase price in respect of the B Notes, ICI would have the right to foreclose on the pledge of the B Notes in its favor. While there can be no assurance that HMP will be successful in obtaining the necessary funding to complete the transactions contemplated by the Option Agreement, HMP is currently in discussions with financial institutions concerning such funding and believes it will obtain the necessary funding to complete the contemplated transactions.

        Under the terms of an agreement, as amended, between the Company and the institutional investors in HIH, each of these institutional investors has the right to require the Company to purchase their respective membership interest in HIH contemporaneously with the purchase by the Company of the ICI equity interests or if ICI sells its equity interests to a third party, in each case except as described below. In addition, each such institutional investor has the right to require the Company to purchase its membership interest in HIH at any time after June 30, 2004. Each such institutional investor also has an option to require the Company to purchase its membership interest in HIH following the occurrence of a "change of control" of HIH. The Company has the option to purchase all outstanding membership interests owned by the institutional investors at any time after June 30, 2006. The exercise price for each of these put and call options will be based on the value of HIH's business as agreed between the Company and the institutional investors or as determined by a third party at the time of the exercise of the put or call option. If the Company, having used commercially reasonable efforts, does not purchase such membership interests, the selling institutional investor will have the right to require HIH to register such membership interests for resale under the Securities Act.

        Summarized information for HIH as of December 31, 2002 and 2001 and for the years then ended is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$5,044.1	$4,826.5
Liabilities	4,706.1	4,465.9
Revenues	4,518.1	4,575.8
Net income (loss)	(68.5)	(139.4)
The Company's equity in:
Net assets	$223.8	$216.4
Net income (loss)	(41.1)	(76.4)

6. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents and technology	$53.3	$26.4	$26.9	$63.0	$19.6	$43.4
Trademarks	4.5	1.6	2.9	4.5	1.3	3.2
Licenses and other agreements	15.8	7.5	8.3	15.8	5.7	10.1
Other intangibles	2.2	0.7	1.5	1.7	0.4	1.3

Total	$75.8	$36.2	$39.6	$85.0	$27.0	$58.0

        Amortization expense was $6.4 million, $7.3 million and $4.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2003	$7.1
2004	6.4
2005	6.1
2006	5.9
2007	5.9

7. OTHER NONCURRENT ASSETS

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Spare parts	$43.1	$44.7
Capitalized turnaround expenses	11.8	6.7
Debt issuance costs	6.9	25.9
Catalysts	12.9	16.3
Deposits	14.5	9.1
Pension asset	14.5	11.2
Other assets	5.7	10.1

Total	$109.4	$124.0

8. ACCRUED LIABILITIES

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Accrued interest on long-term debt	$19.9	$45.0
Accrued taxes, other than income	32.7	29.0
Restructuring reserve	7.8	34.2
Accrued rebates	20.8	22.6
Current environmental reserves	4.8	2.2
Accrued payroll and payroll benefits	31.2	28.9
Current portion of pension liabilities	21.1	13.3
Unearned income	9.0	3.4
Casualty loss reserves	10.4	7.2
Accrued federal and state income taxes	8.1	0.0
Accrued other operating charges	34.5	31.2

Total	$200.3	$217.0

9. LONG-TERM DEBT

        Long-term debt consists of the following (dollars in million):

	December 31, 2002	December 31, 2001
Huntsman LLC Senior Secured Debt:
Huntsman LLC Credit Facilities:
Term A loan	$938.0	$—
Term B loan	450.0	—
Revolving facility	32.1	497.0
Multicurrency revolver borrowing	—	98.0
Term Loan Facilities	—	793.1
Supplemental Accounts Receivable Credit Agreement	—	110.0
Huntsman LLC Senior Subordinated Notes, due 2007:
Fixed rate notes	44.2	475.0
Floating rate notes	15.1	125.0
Huntsman Polymers Senior Unsecured Notes, due 2004	36.8	174.9
Other Debt
Term note payable to a bank	10.4	11.3
Subordinated note and accrued interest to an affiliated entity	30.9	26.9
Other	5.0	8.5
Unrestricted Subsidiaries Debt:
Huntsman Specialty Chemical Corporation Subordinated Note, including accrued interest added to principal	98.1	94.5
Huntsman Australia Holdings Corporation (HAHC) Credit Facilities	38.9	36.3
Huntsman Chemical Company Australia Credit (HCCA) Facilities	36.6	—

Total	1,736.1	2,450.5
Less current portion	(63.8)	(2,313.9)
Long-term portion	$1,672.3	$136.6

  Senior Credit Facilities

        On September 30, 2002, the Company effectively terminated or amended and restated its credit agreements and entered into amended and restated credit agreements (the "HC Credit Facilities"). As a result of the significant changes made in the amendments, the Company wrote off $6.7 million in debt issuance costs as an extraordinary item in 2002. Under the terms of the HC Credit Facilities, certain subsidiaries of the Company, including HSCHC, Huntsman Styrenics Investment Holdings, L.L.C., Huntsman Australia Holdings Corporation ("HAHC"), Huntsman Chemical Australia Holdings Pty. Ltd., HCPH and their consolidated subsidiaries are considered unrestricted subsidiaries. Other subsidiaries of the Company are considered restricted.

        The Company entered into a new $275 million revolving credit facility maturing in 2006 (the "HC Revolving Facility") that is secured by a first lien on substantially all the Company's assets and those of its domestic restricted subsidiaries. The HC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. In connection with the HC Revolving Facility, the Company established a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying consolidated balance sheet.

        Borrowings under the HC Revolving Facility bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based Eurocurrency rate plus an applicable margin ranging from 2.75% to 3.50% as based on the Company's most recent ratio of total debt to "EBITDA," as defined, or (ii) a prime-based rate plus an applicable margin ranging from 1.75% to 2.50%, also based on the Company's most recent ratio of total debt to EBITDA.

        The HC Credit Facilities include a term loan agreement providing loans of $938 million ("Term Loan A") and $450 million ("Term Loan B") maturing in 2007 (the "HC Term Facilities") which are secured by a second lien on substantially the same assets that secure the HC Revolving Facility. The term loan agreement provides the Company with significant incentives to refinance the $450 million tranche, including escalating interest rates commencing on March 30, 2003 of 50 basis points per quarter up to a maximum increase of 300 basis points and a supplemental fee added to principal equal to 2% of the outstanding amount of Term Loan B if the Company has not repaid at least $350 million on or before May 31, 2003. The Company intends refinance all or part of Term Loan B if market conditions and certain rating agency assessments are conducive to a successful refinancing.

        Borrowings under the HC Term Facilities bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based Eurocurrency rate plus an applicable margin of 4.50% and 6.00%, for Term Loan A and Term Loan B, respectively, or (ii) a prime-based rate plus an applicable margin of 2.75% and 5.00%, for Term Loan A and Term Loan B, respectively.

        As of December 31, 2002, 2001 and 2000, the weighted average interest rates on the HC Credit Facilities were 6.55%, 7.06%, and 9.27%, respectively.

        The HC Credit Facilities contain financial covenants including minimum interest coverage ratio and minimum debt to EDITDA, as defined, and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. Management believes that the Company is in compliance with the covenants as of December 31, 2002.

        On December 20, 2001, the Company entered into an agreement to borrow up to $150.0 million (the "Supplemental Credit Facilities") secured by accounts receivable and by a guarantee of the Company's restricted subsidiaries. The Supplemental Credit Facilities were terminated on September 30, 2002. As of December 31, 2001, the weighted average interest rate on the Supplemental Credit Facilities was 6.61%.

        In connection with the Supplemental Credit Facilities, the creditors established a controlled disbursement account and a master collection account, which held the proceeds until expended for approved purposes. As of December 31, 2001, cash in the controlled disbursement, master collection, and certain lockbox accounts was $62.3 million, and is included as restricted cash in the accompanying consolidated balance sheet.

  HC Notes and Huntsman Polymers Notes

        The HC Notes are unsecured subordinated obligations of the Company and are junior in right of payment to all existing and future secured or unsecured senior indebtedness and effectively junior to any secured indebtedness to the extent of the collateral securing such indebtedness. Interest is payable on the HC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HC Notes are redeemable at the option of the Company after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The Company is not required to make mandatory redemption or sinking fund payments with respect to the HC Notes. The weighted average interest rate on the floating rate notes was 5.20%, 9.45% and 10.26% as of December 31, 2002, 2001 and 2000, respectively.

        The Huntsman Polymers Notes are unsecured senior obligations of Huntsman Polymers and are effectively junior in right of payment to all existing and future secured indebtedness of Huntsman Polymers. The Huntsman Polymers Notes rank senior in right of payment to any subordinated indebtedness of Huntsman Polymers. Interest is payable on the Huntsman Polymers Notes semiannually on June 1 and December 1 at an annual rate of 11.75%. The Huntsman Polymers Notes are redeemable, in whole or in part, at any time at 100% of par value. Huntsman Polymers is not required to make mandatory redemption or sinking fund payments with respect to the Huntsman Polymers Notes.

        Prior to September 30, 2002, $600 million in principal amount of the HC Notes was outstanding and $174.9 million of the Huntsman Polymers Notes was outstanding. As discussed in "Note 1—Description of the Business" above, the HC Notes and Huntsman Polymers Notes held by GOP and CPH, in the principal amounts of $540.7 million and $138.1 million, respectively, were exchanged for equity in Huntsman Holdings. Huntsman Holdings then contributed the HC Notes to the capital of the Company and the Huntsman Polymers Notes to the capital of Huntsman Polymers, and such HC Notes and Huntsman Polymers Notes were effectively canceled.

        From December 2001, and until the Restructuring on September 30, 2002, neither the Company nor Huntsman Polymers made the semi-annual interest payments on its respective notes. However, the Company reinstated the outstanding HC Notes, totaling $59.3 million in principal amount, by delivering to the trustee payment in full of outstanding interest due of approximately $5.4 million on such HC Notes (comprised of the January 1 and July 1, 2002 interest payments plus the default interest on such overdue payments through October 30, 2002, the special payment date established for payment of this interest). Huntsman Polymers reinstated the outstanding Huntsman Polymers Notes, totaling $36.8 million in principal amount, by delivering to the trustee payment in full of outstanding interest due of approximately $4.7 million on such Huntsman Polymers Notes (comprised of the December 1, 2002 and June 1, 2002 interest payments plus the default interest on such overdue payments through October 22, 2002, the special payment date established for payment of this interest).

        In addition, prior to September 30, 2002, the indentures governing the HC Notes and the Huntsman Polymers Notes contained certain restrictive covenants. Concurrently with the closing of the Restructuring, previously executed amendments to the indentures became effective and virtually all the restrictive covenants contained in these indentures were eliminated.

  Other Debt

        The Company's term note to a bank is payable in monthly principal installments of $62,500 through December 31, 2006, at which time the balance is due. Interest on the term note is at LIBOR plus 0.75% (2.50% and 3.07% as of December 31, 2002 and 2001, respectively). The note is collateralized by the Company's headquarters building and improvements in Salt Lake City, Utah.

        On July 2, 2001, the Company entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of: (1) the tenth anniversary of the start date, or (2) repayment in full in cash of all indebtedness of the Company under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually.

  Unrestricted Subsidiary Debt

        Huntsman Specialty's subordinated note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7% per annum. Per the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note. Such principal balance will be payable in a single installment on April 15, 2008. Interest is payable quarterly, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million based on prevailing market rates as of the effective date. As of December 31, 2002, the aggregate principal on the note is $106.6 million.

        Certain subsidiaries of HAHC, an unrestricted subsidiary of the Company that holds its Australian surfactants assets, are parties to certain facilities established in December 1998 with a financial institution. As of December 31, 2002, borrowings under the facilities total A$68.8 million, or $38.9 million, and bear interest at a base rate plus a spread of 2%. As of December 31, 2002, 2001 and 2000 the weighted average interest rates for the facilities were 6.9%, 7.9% and 8.1%, respectively. Principal payments are due semiannually through December 2005. The facilities are collateralized by effectively all of the assets of the subsidiaries in addition to a U.S. stock pledge of the shares of one of its subsidiaries. The facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. As of December 31, 2002 and 2001, HAHC was not in compliance with certain provisions of the credit facilities agreements. As a result, the outstanding balance is classified as a current liability. Management believes that HAHC will be able to renegotiate the terms of the facilities. The HAHC debt is non-recourse to the Company.

        Huntsman Chemical Company Australia (Holdings) Pty. Ltd. ("HCCA"), a subsidiary of HCPH, which holds substantially all the Company's Australian styrenics business, is party to credit agreements that consist of a term facility and a working capital facility. The working capital facility is a working capital line of A$10 million, or approximately $5.6 million, that is fully drawn and is renewable each calendar year. The term facility is for A$55 million, or approximately $31.0 million, and has semiannual scheduled amortization payments with a balloon payment due at maturity in July 2005. There is also an overdraft line of A$4 million, or approximately $2.3 million, that is undrawn as of December 31, 2002. Borrowings under the facilities bear interest at a base rate plus a spread of 1.25%, plus an additional 0.5% line use fee. As of December 31, 2002, the weighted average interest rate for the facilities was 6.6%. The facilities are secured by effectively all the assets of HCCA, including a floating lien on inventory and receivables. As of December 31, 2002, there are no financial covenants in place. Such covenants are currently being negotiated.

        In April 2000, an unrestricted subsidiary entered into a separate credit facility and term loan agreement in the amount of $152.0 million to finance an investment in the NOVA Preferred Stock. See "Note 2—Summary of Significant Accounting Policies." During 2001, the Company sold its investment in the stock and paid off the loan and realized a $1.1 million extraordinary loss on early extinguishment of the debt.

  Scheduled Maturities

        The scheduled maturities of long-term debt by year at December 31, 2002 are as follows (dollars in millions):

Year ending December 31:
2003	$63.8
2004	98.6
2005	108.7
2006	183.3
2007	1,143.6
Thereafter	138.1

Total	$1,736.1

10. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Accrued environmental remediation costs	$13.5	$13.4
Accumulated postretirement benefit obligation	61.9	60.4
Pension liabilities	65.3	62.6
Additional minimum pension liability	36.4	16.0
Derivative liabilities	20.5	12.4
Insurance reserves	2.5	1.1
Other	34.2	33.4

Total	$234.3	$199.3

11. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or currency exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of December 31, 2002 and 2001, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	December 31, 2002	December 31, 2001
Pay fixed swaps
Notional amount	$258.9	$257.9
Fair value	(20.5)	(12.3)
Weighted average pay rate	5.60%	5.96%
Maturing	2003-2007	2002-2007
Interest rate collars
Notional amount	$14.1	$12.4
Fair value	—	(0.1)
Weighted average cap rate	6.50%	6.50%
Weighted average floor rate	4.50%	4.50%
Maturing	2003	2002-2003

        The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate, and require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        Most of the interest rate contracts have been designated as cash flow hedges of future interest payments on the Company's variable rate debt. The fair value of these interest rate contracts designated as hedges as of December 31, 2002 and 2001 was a loss of approximately $14.8 million and $9.7 million, respectively, which is recorded in other noncurrent liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of December 31, 2002, losses of approximately $6.0 million are expected to be reclassified into earnings over the next twelve months. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A net gain of $0.7 million was recorded in interest expense in the year ended December 31, 2002. A net loss of $0.1 million was recorded in interest expense in the year ended December 31, 2001.

        As of December 31, 2002 and 2001, one swap agreement with a fair value liability of $5.7 million and $2.7 million, respectively, has not been designated as a hedge for financial reporting purposes. Accordingly, changes in the fair value of this contract are recognized in interest expense.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

12. LEASE COMMITMENTS AND RENTAL EXPENSE

        The Company leases certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $36.5 million, $50.0 million and $52.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Future minimum lease payments under operating leases as of December 31, 2002 are as follows (dollars in millions):

Year ending December 31:
2003	$32.0
2004	26.9
2005	23.5
2006	19.5
2007	15.4
Thereafter	68.8
$186.1

        The following is an analysis of the leased property under capital leases by major classes:

	Asset Balance at December 31,
Classes of Property
	2002	2001
Plant and Equipment	4.9	5.2
Less: accumulated amortization	(0.5)	(0.3)

Total	4.4	4.9

13. INCOME TAXES

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax expense (benefit):
Current	$8.5	$(0.4)	$(0.3)
Deferred	—	(184.5)	(80.9)

Total	$8.5	$(184.9)	$(81.2)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Loss before income tax	$(24.2)	$(1,027.6)	$(219.8)

Expected benefit at U.S. statutory rate of 35%	$(8.5)	$(359.7)	$(76.9)
Change resulting from:
State taxes net of federal benefit	(0.7)	(30.8)	(6.6)
Minority interest in earnings (losses) of subsidiaries recorded net of income taxes	10.9	(5.0)	(0.4)
Cancellation of indebtedness income on debt to equity exchange	32.9	—	—
Permanent disallowance of deductions in IRS examination	18.5	—	—
IRS exam interest	4.4	—	—
Non-deductible expenses and other	13.1	(5.2)	1.7
Income tax rate differential and other items of foreign consolidated subsidiaries	5.3	1.0	0.2
Change in valuation allowance	(82.3)	207.6	—
Income of foreign affiliates carried on the equity basis recorded net of income taxes	14.9	7.2	0.8

Total income tax expense (benefit)	$8.5	$(184.9)	$(81.2)

        The net deferred income tax asset at December 31, 2002 is fully reserved with a valuation allowance due to the uncertainty of realization. Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Deferred income tax assets:
Net operating loss carryforward	$420.7	$438.5
Employee benefits	53.0	45.6
Alternative minimum tax carryforward	35.0	39.7
Intangible assets	26.1	14.1
Other	50.9	57.4

Total	585.7	595.3

Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	(308.6)	(308.6)
Inventory costing	(24.7)	(30.2)
Basis difference in investment in unconsolidated affiliates and exchangeable preferred stock	(112.9)	(43.5)

Total	(446.2)	(382.3)

Net deferred tax asset before valuation allowance	139.5	213.0
Valuation allowance:
Operations	(125.3)	(207.6)
Other comprehensive income	(14.2)	(5.4)

Net deferred tax liability	$(0.0)	$0.0

Current tax asset	$13.0	$0.9
Non-current tax liability	(13.0)	(0.9)

Total	$—	$—

        As of December 31, 2002 and 2001, the Company has net operating loss carryforwards ("NOLs") of $1,107.1 million and $1,153.9 million, respectively. The NOLs begin to expire in 2009 and fully expire in 2022.

        In 2002, the 100% valuation allowance for deferred income tax assets absorbed the tax impact of the reduction in the Company's NOLs caused by the cancellation of debt income and other non-deductible expenses.

        Included in the deferred tax assets at December 31, 2002 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to members' equity, if and when realized, after the other tax deductions in the NOLs have been realized.

        The Company believes that, to date, it has not undergone an "ownership change" (for purposes of Section 382 of the Internal Revenue Code), including as a result of the Restructuring. Accordingly, the Company believes that any NOLs that remained after the Restructuring were thereafter available to be used to offset income without limitation. However, there can be no assurance that the Company did not undergo an "ownership change" in the Restructuring or that the Company will not undergo an "ownership change" in the future. In the event that the Company is treated as undergoing an "ownership change" as a result of the Restructuring or otherwise, the Company's use of its NOLs would be limited in years following the year of the "ownership change" pursuant to Section 382 of the Internal Revenue Code. The amount of any such limitation and its effect on the Company is affected by numerous issues, including but not limited to the value of the Company's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income items of the Company. Therefore, while the effect of an ownership change and its related transactions could be to increase the future tax liabilities of the Company, the precise effect of an ownership change on the Company is unclear.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

14. OTHER COMPREHENSIVE INCOME

        Other comprehensive income consisted of the following (dollars in millions):

	December 31, 2002		December 31, 2001		December 31, 2000
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	January 1, 2000 Accumulated income (loss)
Foreign currency translation adjustments	$(11.9)	$(8.5)	$(3.4)	$(2.0)	$(1.4)	$(4.8)	$3.4
Unrealized loss on nonqualified plan investments	—	—	—	(2.1)	2.1	1.3	0.8
Unrealized loss on derivative instruments	(15.3)	(5.9)	(9.4)	(9.4)	—	—	—
Minimum pension liability	(22.0)	(17.2)	(4.8)	(0.8)	(4.0)	(1.3)	(2.7)
Other comprehensive income (loss) of unconsolidated affiliates	(81.6)	42.1	(123.7)	(59.2)	(64.5)	(64.6)	0.1

Total	$(130.8)	$10.5	$(141.3)	$(73.5)	$(67.8)	$(69.4)	$1.6

        There has been no income tax effect of entries to other comprehensive income.

15. STOCKHOLDERS' AND MEMBERS' EQUITY

        Effective September 9, 2002, the holders of the preferred and common shares in the Company exchanged their shares for units of membership interest. On September 30, 2002, in connection with the Restructuring, the holders of the units of membership interest contributed their equity units in the Company and its subsidiaries to a newly established holding company, Huntsman Holdings. See "Note 1—Description of Business." As a result, the Company is now a wholly owned subsidiary of

Huntsman Holdings. Because the exchange transactions were between related entities, the exchange of Company units for Huntsman Holdings units was recorded at the historical carrying values.

        Prior to September 9, 2002, the Company had outstanding four classes of preferred stock. The liquidation preference for the shares of $1,000 plus accrued dividends, whether or not declared. Dividends range from 8% to 20%. At December 31, 2001, dividends in arrears totaled to $39.1 million. Effective with the conversion to a limited liability corporation, the preferred shares were exchanged for units of membership interest.

16. EMPLOYEE BENEFIT PLANS

  Defined Benefit and Other Postretirement Benefit Plans

        The Company sponsors two noncontributory defined benefit pension plans covering substantially all of its domestic employees and a supplemental executive retirement plan, a non-contributory defined benefit plan covering certain key executives. The Company funds the actuarially computed retirement cost accrued. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        The Company also sponsors two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. In 2002, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10.0% decreasing to 5.0% after 2007 for one plan. If the health care cost trend rate assumptions were increased by 1%, the postretirement benefit obligation as of December 31, 2002 would be increased by $10.2 million. The effect of this change on the sum of the service cost and interest cost would be an increase of $1.1 million. If the health care cost trend rate assumptions were decreased by 1%, the postretirement benefit obligation as of December 31, 2002 would be decreased by $8.9 million. The effect of this change on the sum of the service cost and interest cost would be a decrease of $1.0 million.

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2002 and 2001 (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	2002	2001	2002	2001
Change in benefit obligation
Benefit obligation at beginning of year	$305.3	$272.9	$101.6	$77.1
Service cost	10.5	12.7	2.6	2.5
Interest cost	21.8	21.1	7.2	5.8
Plan amendments	0.2	—	(0.4)	2.8
Actuarial (gain)/loss	12.2	12.4	10.5	17.7
Benefits paid	(16.3)	(13.8)	(10.1)	(4.3)

Benefit obligation at end of year	$333.7	$305.3	$111.4	$101.6

Change in plan assets
Fair value of plan assets at beginning of year	$182.6	$193.6	$—	$—
Actual return on plan assets	(15.5)	(3.0)	—	—
Company contributions	8.8	5.8	10.1	4.3
Benefits paid	(16.3)	(13.8)	(10.1)	(4.3)

Fair value of plan assets at end of year	$159.6	$182.6	$—	$—

Funded status
Funded status	$(174.1)	$(122.7)	$(111.4)	$(101.6)
Unrecognized net actuarial (gain)/loss	73.3	30.5	51.2	42.7
Unrecognized prior service cost	8.4	9.2	(2.1)	(1.9)
Unrecognized net transition obligation	6.1	7.1	0.4	0.4

Accrued benefit cost	$(86.3)	$(75.9)	$(61.9)	$(60.4)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(122.8)	$(91.9)	$(61.9)	$(60.4)
Other asset	14.5	11.2	—	—
Accumulated other comprehensive income	22.0	4.8	—	—

Accrued benefit cost	$(86.3)	$(75.9)	$(61.9)	$(60.4)

        Components of the net periodic benefit costs for the years ended December 31, 2002, 2001 and 2000 are as follows (dollars in millions):

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2002	2001	2000	2002	2001	2000
Service cost	$10.5	$12.7	$12.9	$2.6	$2.5	$2.2
Interest cost	21.8	21.1	19.9	7.2	5.8	5.3
Expected return on assets	(15.5)	(16.9)	(15.8)	0.0	0.0	0.0
Amortization of transition obligation	1.1	1.1	1.1	0.1	0.1	0.1
Amortization of prior service cost	0.9	1.1	1.1	(0.2)	(0.2)	(0.2)
Amortization of actuarial (gain)/loss	0.4	0.2	0.1	2.0	0.8	0.7

Net periodic benefit cost	$19.2	$19.3	$19.3	$11.7	$9.0	$8.1

        The following assumptions were used in the above calculations:

	Defined Benefit Plans			Other Postretirement Benefit Plans
	2002	2001	2000	2002	2001	2000
Weighted-average assumptions as of December 31:
Discount rate	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%
Expected return on plan assets	8.25%	9.00%	9.00%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were $333.7 million, $282.3 million, and $159.6 million, respectively, as of December 31, 2002 and $297.8 million, $240.7 million, and $174.0 million, respectively, as of December 31, 2001.

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with plan assets in excess of accumulated benefit obligations were $7.5 million, $7.5 million and $8.6 million, respectively, as of December 31, 2001.

  Defined Contribution Plans

        The Company has a money purchase pension plan covering substantially all of its domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        The Company also has a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2002, 2001 and 2000 was approximately $11.9 million, $12.5 million and $12.8 million, respectively.

  Equity Deferral Plan

        Effective July 1, 1999, the Company adopted the Huntsman Equity Deferral Plan (the "Equity Plan"). Under the terms of the Equity Plan, selected officers and key employees had a portion of their compensation deferred and contributed that deferred compensation to the Equity Plan.

        For each $1 which was contributed to the Equity Plan, the Company credited an additional $.50 to the account of the contributing plan participant. Plan participants deferred up to 50% of salary and up to 100% of bonus, up to a maximum of $250,000. The amounts contributed to the Equity Plan were considered invested in phantom shares of Company stock. After participating in the Equity Plan for a period of eight years, the participant could have elected to have all or a portion of accumulated Equity Plan credits paid in cash or credited to another salary deferred plan adopted by the Company. Amounts credited by the Company to a participant's Equity Plan account under the $.50 matching provision became vested to the participant five years from the date of each matching contribution.

        During 2001, the Equity Plan was liquidated and accounts were paid out to those employees participating in the Plan.

  Supplemental Salary Deferral Plan and Supplemental Executive Retirement Plan

        Effective September 27, 2001, the Company terminated the Huntsman Supplemental Salary Deferral Plan ("SSDP"), a non-qualified deferred compensation plan, and paid out the amounts which participants were entitled to receive under the terms of the plan. The Company also amended the portion of the Huntsman Supplemental Executive Retirement Plan ("SERP") related to the Huntsman Money Purchase Pension Plan to provide for the payout to participants of amounts participants were entitled to receive under that portion of the SERP.

        During the year ended December 31, 2002, the Company expensed $0.4 million for the SSDP and the SERP. The net amount of income recorded for the year ended December 31, 2001 for the Equity Plan, the SSDP and the SERP, which primarily related to the plan payouts, was $3.2 million. The Company's net expense for the year ended December 31, 2000 was $0.8 million.

  Equity Appreciation Rights Plan

        Under the terms of the Equity Appreciation Rights Plan, the Company grants equity appreciation rights ("EARs") to key management employees. The EARs vest at a rate of 25% per year, beginning with the first anniversary of the date of grant and can be exercised anytime within ten years of the date of grant. During the years ended December 31, 2001 and 2000, 1,065,700 and 7,300 EARs, respectively, were granted to employees. No awards were granted during the year ended December 31, 2002. The EARs entitle the employees to receive an amount equal to the increase in the value of a phantom share of Company stock since the date of the grant multiplied by the number of rights granted. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. Compensation expense is recorded for the increase in the value of the rights. No compensation expense was recorded for the years ended December 31, 2002, 2001 or 2000.

        The Company is reviewing possible alternative incentive compensation programs and may allow selected participants to exchange EARs for rights in an alternative program.

  International Plans

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

17. RELATED PARTY TRANSACTIONS

        The accompanying consolidated financial statements of the Company include the following balances not otherwise disclosed with affiliates, officers and employees of the Company (dollars in millions):

	December 31, 2002	December 31, 2001
Trade receivables:
HIH	$31.7	$27.4
Other unconsolidated affiliates	0.3	0.5
Other receivables:
HIH	15.4	16.6
Other unconsolidated affiliates	0.7	17.0
Trade accounts payable
HIH	12.0	10.7
Other accounts payable
HIH	4.3	4.0
Other unconsolidated affiliates	—	0.2

        The Company shares services and resources with HIH and its subsidiaries. In accordance with various agreements with HIH, the Company provides management and operating services and supplies certain raw materials. The accompanying consolidated financial statements of the Company include the following transactions not otherwise disclosed with affiliates, officers and employees of the Company (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Sales to:
HIH	$162.1	$163.3	$130.4
Other unconsolidated affiliates	4.1	17.0	4.1
Other income from—
Other unconsolidated affiliates	—	5.8	7.9
Inventory purchases from—
HIH	57.7	73.8	80.3
Operating expenses allocated (to)/from:
HIH	(64.5)	(54.2)	(64.5)
Other affiliates	2.4	0.8	—

        During 2000, the Company contributed $4.0 million to the Huntsman Cancer Institute. The Company made no significant contributions to the Huntsman Cancer Institute in 2002 or 2001.

18. COMMITMENTS AND CONTIGENCIES

        The Company has various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $14.5 million annually through 2005, decreasing to approximately $8 million through 2015. Historically, the Company has not made any minimum payments under its take or pay contracts.

        In March 1999, in connection with a construction contract dispute, an arbitration proceeding was initiated by S&B Engineers and Constructors, Ltd. (S&B) against the Company. In August 2000, the arbitration panel awarded S&B damages in the amount of $19.2 million plus pre-judgment interest, attorneys' fees and costs, reserving decision on the amount of costs and fees. In February 2001, the arbitration panel issued its final award giving S&B fees and costs in the amount of $3.7 million in addition to the damages previously awarded. Following mediation between the parties, the matter was settled on August 30, 2001 for a total settlement of $22.1 million. Under the terms of the settlement agreement, the Company paid S&B $10.0 million, $6.1 million, and $6.0 million on September 14, 2001, December 30, 2001, and April 1 2002, respectively.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

19. RESTRUCTURING, PLANT CLOSING AND IMPAIRMENT COSTS

  2002 Unit Closing Costs

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million, which are not reflected in the table below, substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges discussed in "—2001 Restructuring Activities" below is $1.0 million income and a $7.8 million accrual at December 31, 2002.

  2001 Restructuring Activities

        During 2001, the Company initiated a restructuring plan closing certain manufacturing units and eliminating sales and administrative positions. In addition, the Company recorded an asset impairment charge related to fixed assets and goodwill. The restructuring charge, which was recorded in several phases during the year, included the closure of a styrene production unit located in Odessa, Texas, the closure of the polypropylene Line 1 unit located in Odessa, Texas (which represents approximately 30% of the Odessa facility's current total capacity), the write off of the flexible polyolefins unit located in Odessa, Texas which was under evaluation for alternative product use and the write off of the manufacturing facility in Austin, Texas. The total write off of property, plant and equipment as a result of the closures was $102.6 million.

        In connection with the closures, the Company recorded accruals for decommissioning costs, non-cancelable lease charges and provided for the write off of unusable material and supplies inventory. The Company also wrote off $33.8 million of goodwill related to the closures.

        As a result of the plant closings and the elimination of redundant costs in the maintenance, technical services and overhead cost structure, approximately $44.2 million was accrued for severance, fringe benefits and outplacement costs. The program resulted in a workforce reduction of approximately 800 manufacturing, sales, general and administrative and technical employees. The restructuring plan was substantially completed by the second quarter of 2002.

        Under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," companies must review the carrying amount of long-lived assets and certain intangibles, including related goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable.

        The Company recorded an asset impairment charge of $385.4 million in the fourth quarter of 2001 related to its property, plant and equipment of the Polymers segment. During 2001, the Polymers segment experienced significant declines in sales prices and operating cash flow. The declining results were primarily due to lower sales prices, coupled with difficulty in passing on raw material and energy costs to customers. The lower sales prices were primarily due to decreased demand in industrial and consumer related applications, which resulted in increased competition and reduced operating rates. In early October 2001, as a result of the above factors and as part of the Company's restructuring efforts, the Company performed a review of its remaining polyethylene, polypropylene and amorphous polyalphaolefin businesses. During this time, the Company engaged a financial advisor and investment banker to assist it and its domestic subsidiaries in identifying and exploring strategic alternatives, including developing out of court or court sanctioned financial restructuring plans. In February 2002, the financial advisor provided a valuation report to the Company's management, which indicated an impairment of Polymers' assets. As a result, in the fourth quarter of 2001 it became necessary to assess Polymers' fixed assets for impairment as required under SFAS No. 121.

        The Company performed an evaluation of the recoverability of all the assets of Polymers' business as described in SFAS No. 121. Management concluded from the results of this evaluation that a significant impairment of long-lived assets had occurred. An impairment charge was required because the estimated fair value of these assets was less than their carrying value. The fair value of Polymers' net assets was determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved. Fair value estimates, by their very nature, rely upon considerable management judgment; accordingly, actual results may vary significantly from the Company's estimates.

        The Company's revised restructuring costs and impairment charges have been recorded against the following accounts: $488.0 million against property, plant and equipment; $33.8 million against goodwill; $6.4 million against inventories; and $55.0 million against cash and accrued liabilities.

        A summary of restructuring and impairment charges follows (dollars in millions):

	2001 Total Charge	2002 Revision to Charge	Total Revised Charge	Non-cash Charges	Total Cash Payments	Restructuring liabilities December 31, 2002
Work force reduction	$44.2	$(2.2)	$42.0	$—	$41.9	$0.1
Plant decomissioning and demolition	2.8	3.2	6.0	—	3.2	2.8
Non-cancelable lease costs	6.9	(4.6)	2.3	—	1.7	0.6
Property and equipment	488.0	—	488.0	488.0	—	—
Goodwill	33.8	—	33.8	33.8	—	—
Inventories	12.0	(1.7)	10.3	6.4	3.9	—
Other charges	0.8	—	0.8	—	0.8	—

Total restructuring costs	$588.5	$(5.3)	$583.2	$528.2	$51.5	$3.5

        Cash expenditures relating to workforce reductions and plant decommissioning were substantially completed by the end of 2002. Cash outlays related to non-cancelable railcar leases will be completed by 2008.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in millions)
Non-qualified employee benefit plan investments	$0.1	$0.1	$—	$—
Long-term debt	1,736.1	1,688.6	2,450.5	2,199.1

  Long-Term Debt

        Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

  Other Financial Instruments

        The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

21. ENVIRONMENTAL MATTERS

        The Company's operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which the Company operates. The Company makes every reasonable effort to remain in full compliance with existing governmental regulations.

        The Company has established financial reserves relating to environmental restoration and remediation programs, which the Company believes, are sufficient for known requirements. Estimates of liabilities are based upon all available facts, existing technology, past experience, and cost-sharing arrangements, including the viability of other parties. Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and can be reasonably estimated. In connection with various acquisitions, the acquisition agreements generally provide for indemnification for environmental pollution existing on the date of acquisition.

        The Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) has issued certain notices of violation relating to air emissions and wastewater issues at the Company's Port Neches facility, and filed an amended administrative petition with respect to certain of these violations on January 12, 2001. The Company met with the TCEQ on several occasions in 2001 and early 2002 and has reached a tentative settlement with the agency on penalties totaling $360,000. Although the Company does not anticipate it, it is possible that the terms of an air permit, which the Company has applied for as a result of the settlement, may cause it to incur costs related to equipment serving this plant and others in the vicinity that could be material.

        A total of $18.3 million has been accrued related to environmental matters as of December 31, 2002, including $10.4 million related to Huntsman Petrochemical, of which approximately $9.4 million is discussed in more detail below, $6.9 million related to Huntsman Polymers, and $1.0 million related to other entities. Estimates of ultimate future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such restoration and remediation, the determination of the Company's liability in proportion to other parties, the extent to which such costs are recoverable from insurance, and the extent to which environmental laws and regulations may change in the future. However, it is not anticipated that any future costs, in excess of those that have been accrued by the Company, will be material to the Company's results of operations or financial position as a result of compliance with current environmental laws and regulations.

        The State of Texas has threatened to file a civil lawsuit against Huntsman Petrochemical for alleged violations of the Texas Clean Air Act at the Company's aromatics and olefins plant in Port Arthur, Texas. In January 2001, the Attorney General's office provided Huntsman Petrochemical with a draft of a petition that it threatened to pursue against Huntsman Petrochemical if matters alleged in the petition could not be resolved. Huntsman Petrochemical met with the Attorney General's office on numerous occasions from 2001 through February 2003 to discuss settlement. An agreement to settle the matter has been reached with the State of Texas that includes $7.5 million in civil penalties to be paid over slightly more than four years, a supplemental environmental project to be implemented over three years at a cost of about $1.57 million, and the payment to the State of $375,000 for the Attorney General's costs. Huntsman Petrochemical has accrued for the tentative settlement amount in its balance sheet. The Company believes that this settlement will not have a material adverse effect on its financial position. The settlement is subject to final approval by the Attorney General as well as the Texas court in which the agreed final judgment will be filed.

        The Company, along with many other companies, has been named a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), in connection with past disposal of waste at certain sites. The Company does not believe that the outcome of any of these actions will have a material adverse effect on its financial position, results of operations or cash flow.

        The Company has been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. The Company currently has eighteen asbestos exposure cases pending against it. Among all the plaintiffs in those cases, 65 have, through the discovery process, claimed exposure to asbestos at the Company's facilities. Among the cases currently filed, the Company is aware of two claims of mesothelioma, one claim of colon cancer and one claim of melanoma. The rest of the claims that the Company is aware of are for asbestosis. The Company does not have sufficient information at the present time to estimate any liability in these cases. Although the Company cannot provide specific assurances, based on the Company's understanding of similar cases, management believes that the Company's ultimate liability in these eighteen cases will not be material to the Company's financial position or results of operations.

        With respect to MTBE (one of the Company's products), in a California case decided on April 16, 2002, three oil companies were found by a jury to be responsible for polluting South Lake Tahoe groundwater with the gasoline additive MTBE. In one finding, MTBE was deemed to be defective under California law because the defendants had not provided adequate warnings as to its potential effects on water quality. While this case alone does not constitute legal precedent, findings of this kind could encourage similar claims or findings and may result in an adverse effect on the market for MTBE in the United States and elsewhere. The Company is not a defendant in any pending MTBE case, and management believes that the Company would have strong defenses in the event such a case is brought against it. However, there can be no certainty as to the outcome of any such litigation.

        Also in February 2003, a bill was introduced in the United States Senate that would ban in four years the use of MTBE in gasoline in the United States. A bill with a similar MTBE ban was passed by the Senate in 2002; the House did not pass a similar measure. To date, no similar legislation has been introduced in the House of Representatives in 2003. The Senate bill in its present form is controversial, both on matters related to MTBE and with respect to other energy issues. Whether this bill in its present or a similar form will become law is unknown at this time.

        By letter dated March 7, 2003, Huntsman Polymers was given notice by the U.S. Environmental Protection Agency ("EPA") of its potential liability under CERCLA for remediation costs at the Gulf Nuclear, Inc., business sites in Texas. EPA demands payment of past ($6.7 million) and future expenditures for remediation of Gulf Nuclear sites in Odessa, Houston and Webster, Texas. To the best of the Company's knowledge, Huntsman Polymers made only a single shipment of significantly less than a gram of radioactive waste to Gulf Nuclear in Odessa, Texas, in 1989. Liability under CERCLA is likely to be joint and several. That means, theoretically, that Huntsman Polymers could be liable for all or a large share of the EPA expenditures. However, assuming Huntsman Polymers made only one shipment to a Gulf Nuclear site, equitable allocation of the liability would likely confer a very small portion of the actual liability on Huntsman Polymers.

        In the ordinary course of business, various Company operations are subject to enforcement actions brought or threatened by environmental regulatory agencies. The Company does not believe that the outcome of any of these other actions will have a material adverse effect on its financial position, results of operations or cash flow.

22. SALE OF RECEIVABLES

        The Company had an accounts receivable agreement with Windmill Funding Corporation ("Windmill") and ABN-AMRO Bank under which it had the right to sell trade accounts receivable of certain subsidiaries to Windmill on a continuing basis subject to limited recourse. Receivables sold under the terms of the agreement were removed from the Company's financial statements at the time of sale. The Company retained certain receivables as additional collateral to ABN-AMRO Bank. The Company serviced the trade receivables it had sold to Windmill. The fair value of the retained servicing interest approximated cost due to the short term nature of the receivables. The weighted average life of the receivables was approximately two months and credit losses were expected to be less than 1%. The Company recorded a loss on the sale of receivables of $5.9 million and $9.4 million for the years ended December 31, 2001 and 2000.

        In December 2001, the Company terminated the agreement with Windmill and ABN-AMRO Bank, and it repurchased the outstanding receivables balance of $73.7 million.

23. OTHER INCOME (EXPENSE)

        Other income (expense) is comprised of the following significant items:

	December 31, 2002	December 31, 2001	December 31, 2000
Insurance settlement proceeds in excess of book value of equipment	$—	$6.0	$—
Loss on sale of non-qualified plan securities	—	(4.2)	—
Loss on insurance claim	—	—	(3.7)
Gain on sale of Woodbury, New Jersey plant site	—	—	7.0
Gain on sale of corporate aircraft to affiliate	—	—	7.2
Loss on sale of exchangeable preferred stock	—	(7.0)	—
Dividend on exchangeable preferred stock	—	5.8	13.8
Flare settlement	—	—	(3.0)
US Department of Energy refund	—	—	3.6
Other	(0.9)	1.1	0.8

Total	$(0.9)	$1.7	$25.7

24. INDUSTRY SEGMENT INFORMATION

        The Company derives its revenues, earnings and cash flow from the sale of wide variety of differentiated and commodity chemicals to customers throughout the world. The Company has three reportable operating segments: Performance Products, Polymers and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Performance Products	Ethylene oxide, glycols, amine chemicals, surfactants, linear alkylbenzene and maleic anhydride
Polymers	Ethylene (produced at the Odessa facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene and other performance polymers
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene and cyclohexane

        Sales between segments are generally recognized at external market prices.

        The net sales and segment income for each of the Company's reportable operating segments are as follows (dollars in millions):

	December 31,
	2002	2001	2000
By Segment
Net sales:
Performance Products	$1,028.2	$1,077.6	$1,199.2
Polymers	840.2	820.6	1,015.1
Base Chemicals	996.2	1,051.3	1,478.5
Eliminations	(203.6)	(192.1)	(367.1)

Total	$2,661.0	$2,757.4	$3,325.7

EBITDA(1):
Performance Products	$160.1	$127.7	$78.4
Polymers	82.5	(561.4)	2.4
Base Chemicals	44.7	63.1	104.5
Unallocated administrative and other items(2)	(135.8)	(220.3)	3.8

Total EBITDA	$151.5	$(590.9)	$189.1

Interest expense, net	(192.7)	(239.3)	(208.6)
Income tax benefit (expense)	(8.5)	184.9	81.2
Cumulative effect of accounting change	169.7	0.1	—
Depreciation and amortization	(152.7)	(197.5)	(200.3)

Net loss	$(32.7)	$(842.7)	$(138.6)

Depreciation and amortization:
Performance Products	$68.9	$68.3	$67.0
Polymers	45.7	87.5	92.0
Base Chemicals	46.7	48.2	48.3
Corporate	(8.6)	(6.5)	(7.0)

Total	$152.7	$197.5	$200.3

Capital expenditures:
Performance Products	$26.5	$34.1	$33.8
Polymers	18.3	21.0	31.0
Base Chemicals	15.5	18.5	21.8
Corporate	9.9	2.8	3.7

Total	$70.2	$76.4	$90.3

Total assets:
Performance Products	$694.3	$794.1	$864.0
Polymers	786.5	775.5	1,303.0
Base Chemicals	453.8	499.4	679.1
Corporate	521.8	288.8	697.7

Total	$2,456.4	$2,357.8	$3,543.8

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization.

(2)
Administrative and other includes unallocated corporate overhead, other non-operating income (expense) and unallocated depreciation and amortization.

	December 31,
	2002	2001	2000
By Geographic Area
Net sales:
United States	$2,436.9	$2,556.4	$3,099.6
Canada	80.9	94.9	101.5
Australia	123.1	86.9	94.4
Other nations	20.1	19.2	30.2

Total	$2,661.0	$2,757.4	$3,325.7

Long-lived assets:
United States	$1,203.5	$1,309.8	$1,973.7
Canada	24.3	30.3	33.2
Australia	80.0	55.0	60.4
Other nations	22.3	21.0	22.9

Total	$1,330.1	$1,416.1	$2,090.2

25. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED—IN MILLIONS)

	Three months ended March 31, 2002	Three months ended June 30, 2002	Three months ended September 30, 2002	Three months ended December 31, 2002	Year ended December 31, 2002
Revenues	$588.2	$684.6	$691.8	$696.4	$2,661.0
Gross profit	53.4	75.6	72.5	38.5	240.0
Operating income (loss)	13.6	37.1	28.4	(12.8)	66.3
Loss before income taxes, minority interest and cumulative effect of accounting change	(53.8)	(13.3)	(38.4)	(59.6)	(165.1)
Net income (loss)	121.0	(32.7)	(59.9)	(61.1)	(32.7)
	Three months ended March 31, 2001	Three months ended June 30, 2001	Three months ended September 30, 2001	Three months ended December 31, 2001	Year ended December 31, 2001
Revenues	$789.1	$741.7	$650.7	$575.9	$2,757.4
Gross profit (loss)	(11.6)	2.5	9.2	90.7	90.8
Operating loss	(59.0)	(74.6)	(207.0)	(368.8)	(709.4)
Loss before income taxes, minority interest and cumulative effect of accounting change	(128.4)	(131.8)	(291.7)	(488.9)	(1,040.8)
Net loss	(75.6)	(80.2)	(169.8)	(517.1)	(842.7)

	Three months ended March 31, 2000	Three months ended June 30, 2000	Three months ended September 30, 2000	Three months ended December 31, 2000	Year ended December 31, 2000
Revenues	$820.1	$879.5	$839.1	$787.0	$3,325.7
Gross profit (loss)	72.1	89.2	11.3	(43.9)	128.7
Operating income (loss)	9.4	31.9	(41.6)	(78.4)	(78.7)
Income (loss) before income taxes, extraordinary item, minority interest and cumulative effect of accounting change	(32.6)	18.0	(77.4)	(128.9)	(220.9)
Net loss	(20.3)	(2.0)	(44.0)	(72.3)	(138.6)

        During the first quarter of 2002, the Company recorded $169.7 million of income as a cumulative effect of an accounting change. This accounting change resulted from increasing the carrying value of the investment in HIH to reflect the proportionate share of the underlying net assets as required by SFAS No. 141.

26. CONSOLIDATING CONDENSED FIANCIAL STATEMENTS

        The following are consolidating condensed financial statements which present, in separate columns: the Company carrying it investments in subsidiaries under the equity method; the Guarantors on a combined, or where appropriate, consolidated basis, carrying its investments in the Non-Guarantors under the equity method; and the Non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001, and 2000. There are no restrictions limiting transfers of cash from guarantor to non-guarantor subsidiaries to the Company. The combined Guarantors are wholly-owned subsidiaries of the Company and have fully and unconditionally guaranteed $380 million of Senior Secured Notes due 2010 on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the combined Guarantors because management has determined that such information is not material to investors.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$6.1	$1.2	$15.0	$—	$22.3
Restricted cash	0.2	8.9	—	—	9.1
Receivables—net	(45.0)	402.9	25.9	12.4	396.2
Inventories	35.2	218.0	44.9	—	298.1
Prepaid expenses	1.7	25.8	0.2	—	27.7
Other current assets	2.7	9.6	2.9	—	15.2

Total current assets	0.9	666.4	88.9	12.4	768.6
Property, plant and equipment, net	106.0	1,084.3	96.9	—	1,287.2
Investment in unconsolidated affiliates	(402.9)	509.7	33.3	98.4	238.5
Advances to subsidiaries	2,000.5	10.4	5.3	(2,016.2)	—
Intangible assets, net	2.7	11.6	29.4	(4.1)	39.6
Goodwill	—	3.3	—	—	3.3
Other noncurrent assets	30.0	74.3	14.9	—	119.2

Total assets	$1,737.2	$2,360.0	$268.7	$(1,909.5)	$2,456.4

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$18.3	$174.9	$33.1	$—	$226.3
Accounts payable—affiliates	1.7	0.1	2.1	12.4	16.3
Accrued liabilities	74.3	123.2	2.8	—	200.3
Long-term debt—current portion	15.4	1.1	47.3	—	63.8

Total current liabilities	109.7	299.3	85.3	12.4	506.7
Long-term debt	1,495.3	2,093.2	99.9	(2,016.1)	1,672.3
Other noncurrent liabilities	99.4	133.9	1.0	—	234.3
Deferred income taxes	2.7	9.3	1.0	—	13.0

Total liabilities	1,707.1	2,535.7	187.2	(2,003.7)	2,426.3

Minority interest in consolidated subsidiaries	—	—	—	—	—

Equity (deficit):
Member's equity	1,097.1	—	—	—	1,097.1
Subsidiary preferred stock	—	72.5	—	(72.5)	—
Subsidiary common stock	—	280.6	116.4	(397.0)	—
Retained earnings (accumulated deficit)	(936.2)	(424.5)	(13.5)	438.0	(936.2)
Accumulated other comprehensive loss	(130.8)	(104.3)	(21.4)	125.7	(130.8)

Total equity (deficit)	30.1	(175.7)	81.5	94.2	30.1

Total liabilities and equity (deficit)	$1,737.2	$2,360.0	$268.7	$(1,909.5)	$2,456.4

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2001

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$47.7	$(3.9)	$3.9	$—	$47.7
Restricted cash	59.2	3.1	—	—	62.3
Receivables—net	118.4	227.5	13.5	4.9	364.3
Inventories	40.2	215.6	21.9	(0.5)	277.2
Prepaid expenses	1.7	9.9	0.1	—	11.7
Other current assets	0.6	70.8	(0.8)	(67.9)	2.7

Total current assets	267.8	523.0	38.6	(63.5)	765.9
Property, plant and equipment, net	108.2	1,185.3	61.3	—	1,354.8
Investment in unconsolidated affiliates	(673.0)	330.4	6.6	382.8	46.8
Advances to subsidiaries	1,790.9	(20.4)	5.0	(1,775.5)	—
Intangible assets, net	5.9	11.7	44.5	(4.1)	58.0
Goodwill	—	3.3	—	—	3.3
Other noncurrent assets	47.6	75.7	5.7	—	129.0

Total assets	$1,547.4	$2,109.0	$161.7	$(1,460.3)	$2,357.8

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$22.7	$128.2	$12.6	$—	$163.5
Accounts payable—affiliates	—	7.6	2.4	4.9	14.9
Accrued liabilities	83.2	138.9	(5.1)	—	217.0
Long-term debt—current portion	2,101.7	529.0	36.3	(353.1)	2,313.9

Total current liabilities	2,207.6	803.7	46.2	(348.2)	2,709.3
Long-term debt	26.9	1,566.4	33.5	(1,490.2)	136.6
Accumulated losses of unconsolidated affiliates and in excess of original cost	—	0.2	—	—	0.2
Other noncurrent liabilities	74.3	121.7	3.3	—	199.3
Deferred income taxes	0.4	2.7	(2.2)	—	0.9

Total liabilities	2,309.2	2,494.7	80.8	(1,838.4)	3,046.3

Minority interest in consolidated subsidiaries	—	69.0	4.3	—	73.3
Equity (deficit):
Preferred stock	100.0	—	—	—	100.0
Common stock	181.0	—	—	—	181.0
Subsidiaries preferred stock	—	72.5	—	(72.5)	—
Subsidiaries common stock	—	69.6	101.2	(170.8)	—
Subsidiaries treasury stock	—	(41.2)	—	41.2	—
Accumulated deficit	(901.5)	(425.7)	(17.8)	443.5	(901.5)
Accumulated other comprehensive loss	(141.3)	(129.9)	(6.8)	136.7	(141.3)

Total equity (deficit)	(761.8)	(454.7)	76.6	378.1	(761.8)

Total liabilities and equity (deficit)	$1,547.4	$2,109.0	$161.7	$(1,460.3)	$2,357.8

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales and services	$608.7	$1,690.3	$195.8	$—	$2,494.8
Related party sales	—	565.0	31.4	(430.2)	166.2
Expenses billed to subsidiaries	60.0	—	—	(60.0)	—

Total revenues	668.7	2,255.3	227.2	(490.2)	2,661.0
Cost of goods sold	589.4	2,056.3	205.0	(429.7)	2,421.0

Gross profit	79.3	199.0	22.2	(60.5)	240.0
Selling, general and administrative	61.6	137.6	12.7	(60.0)	151.9
Research and development	—	20.7	3.1	—	23.8
Other operating expense (income)	(1.9)	(3.4)	4.3	—	(1.0)
Restructuring and plant closing costs	0.7	(2.3)	0.6	—	(1.0)

Operating income (loss)	18.9	46.4	1.5	(0.5)	66.3
Interest expense, net	(48.9)	(137.1)	(6.7)	—	(192.7)
Other income (expense)	(9.8)	5.0	(0.5)	(2.3)	(7.6)
Equity in income (losses) of investment in unconsolidated affiliates	7.7	(35.4)	1.6	(5.0)	(31.1)

Loss before income taxes, minority interest and cumulative effect of accounting change	(32.1)	(121.1)	(4.1)	(7.8)	(165.1)
Income tax expense (benefit)	0.6	7.5	0.4	—	8.5

Loss before minority interest and cumulative effect of accounting change	(32.7)	(128.6)	(4.5)	(7.8)	(173.6)
Minority interest in subsidiaries' income (loss)	—	(0.7)	—	(28.1)	(28.8)
Cumulative effect of accounting change	—	169.7	—	—	169.7

Net income (loss)	(32.7)	40.4	(4.5)	(35.9)	(32.7)
Other comprehensive income (loss)	10.5	25.6	(14.4)	(11.2)	10.5

Comprehensive income (loss)	$(22.2)	$66.0	$(18.9)	$(47.1)	$(22.2)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales and services	$569.6	$1,835.8	$171.7	$—	$2,577.1
Related party sales	—	602.9	32.3	(454.9)	180.3
Expenses billed to subsidiaries	123.6	—	—	(123.6)	—

Total revenues	693.2	2,438.7	204.0	(578.5)	2,757.4
Cost of goods sold	572.2	2,358.1	189.7	(453.4)	2,666.6

Gross profit	121.0	80.6	14.3	(125.1)	90.8
Selling, general and administrative	61.7	230.0	12.9	(123.6)	181.0
Research and development	2.7	26.4	3.6	—	32.7
Other operating expense (income)	—	—	(2.0)	—	(2.0)
Restructuring and plant closing costs	3.1	61.5	2.1	—	66.7
Asset impairment charges	—	521.8	—	—	521.8

Operating loss	53.5	(759.1)	(2.3)	(1.5)	(709.4)
Interest expense, net	(87.5)	(137.1)	(14.7)	—	(239.3)
Loss on sale of accounts receivable	—	(5.9)	—	—	(5.9)
Other income (expense)	4.2	2.7	(2.3)	(4.0)	0.6
Equity in income (losses) of investment in unconsolidated affiliates	(720.1)	(92.6)	0.6	725.3	(86.8)

Loss before income taxes, minority interest and cumulative effect of accounting change	(749.9)	(992.0)	(18.7)	719.8	(1,040.8)
Income tax benefit	92.9	(282.8)	5.0	—	(184.9)

Loss before minority interest and cumulative effect of accounting change	(842.8)	(709.2)	(23.7)	719.8	(855.9)
Minority interest in subsidiaries' income	—	3.2	0.5	9.4	13.1
Cumulative effect of accounting change	0.1	—	—	—	0.1

Net loss	(842.7)	(706.0)	(23.2)	729.2	(842.7)
Other comprehensive loss	(73.5)	(54.2)	(2.0)	56.2	(73.5)

Comprehensive loss	$(916.2)	$(760.2)	$(25.2)	$785.4	$(916.2)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2000

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales and services	$669.4	$2,342.3	$179.5	$—	$3,191.2
Related party sales	—	659.0	55.0	(579.5)	134.5
Expenses billed to subsidaries	86.0	—	—	(86.0)	—

Total revenues	755.4	3,001.3	234.5	(665.5)	3,325.7
Cost of goods sold	728.9	2,834.2	212.1	(578.2)	3,197.0

Gross profit	26.5	167.1	22.4	(87.3)	128.7
Selling, general and administrative	55.5	188.2	17.9	(86.0)	175.6
Research and development	3.5	30.5	4.7	—	38.7
Other operating income	(4.3)	2.5	(5.1)	—	(6.9)

Operating loss	(28.2)	(54.1)	4.9	(1.3)	(78.7)
Interest expense, net	(58.6)	(131.9)	(18.1)	—	(208.6)
Loss on sale of accounts receivable	—	(9.4)	—	—	(9.4)
Other income	7.3	10.2	13.5	(5.3)	25.7
Equity in income of investment in unconsolidated affiliates	(91.5)	50.0	(2.4)	94.0	50.1

Income (loss) before income taxes and minority interest	(171.0)	(135.2)	(2.1)	87.4	(220.9)
Income tax expense (benefit)	(32.4)	(46.4)	(2.4)	—	(81.2)

Income (loss) before minority interest	(138.6)	(88.8)	0.3	87.4	(139.7)
Minority interest in subsidiaries' income (loss)	—	4.5	(0.2)	(3.2)	1.1

Net income (loss)	(138.6)	(84.3)	0.1	84.2	(138.6)
Other comprehensive loss	(69.4)	(76.4)	(4.9)	81.3	(69.4)

Comprehensive loss	$(208.0)	$(160.7)	$(4.8)	$165.5	$(208.0)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(32.7)	$40.4	$(4.5)	$(35.9)	$(32.7)
Adjustments to reconcile net loss to net cash from operating activities:
Loss on early extinguishment of debt	6.7	—	—	—	6.7
Cumulative effect of accounting change	—	(169.7)	—	—	(169.7)
Depreciation and amortization	15.3	124.4	13.0	—	152.7
Loss on disposal of plant & equipment	0.1	0.1	0.3	—	0.5
Equity in (income) losses of investment in unconsolidated affiliates	(7.7)	35.4	(1.6)	5.0	31.1
Minority interest in subsidiaries' income	—	0.7	—	28.1	28.8
Non-cash restructuring, plant closing and asset impairment charges	—	(5.3)	—	—	(5.3)
Non-cash interest on subordinated notes	4.0	3.6	—	—	7.6
Net changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	163.3	(208.6)	10.8	(15.5)	(50.0)
Inventories	5.1	(2.4)	(0.8)	(0.6)	1.3
Prepaid expenses and other current assets	2.2	(16.2)	1.7	—	(12.3)
Other noncurrent assets	8.6	(19.5)	4.5	—	(6.4)
Accounts payable	(2.7)	47.4	(3.4)	15.6	56.9
Accrued liabilities	52.8	12.4	—	—	65.2
Other noncurrent liabilities	3.9	10.4	—	—	14.3

Net cash provided by operating activities	218.9	(146.9)	20.0	(3.3)	88.7

Investing activities:
Capital expenditures for plant and equipment	(10.5)	(51.7)	(8.0)	—	(70.2)
Investment in unconsolidated affiliates	—	(18.4)	—	15.9	(2.5)
Notes receivable	(209.1)	—	(1.8)	210.9	—

Net cash used in investing activities	(219.6)	(70.1)	(9.8)	226.8	(72.7)

Financing activities:
Principal payments on long-term debt	(115.5)	(1.3)	(4.8)	—	(121.6)
Net borrowings on revolving credit facilities	32.1	—	—	—	32.1
Debt issuance costs paid	(16.6)	—	—	—	(16.6)
Dividends paid	—	4.3	—	(4.3)	—
Net borrowings from parent	—	225.4	—	(225.4)	—
Cash acquired in acquisition of equity method affiliate	—	—	7.9	—	7.9

Net cash provided by (used in) financing activities	(100.0)	228.4	3.1	(229.7)	(98.2)

Effect of exchange rate changes on cash	0.1	(0.5)	(2.2)	6.2	3.6

Increase (decrease) in cash and cash equivalents	(100.6)	10.9	11.1	—	(78.6)
Cash and cash equivalents, including restricted cash at beginning of year	106.9	(0.8)	3.9	—	110.0

Cash and cash equivalents, including restricted cash at end of year	$6.3	$10.1	$15.0	$—	$31.4

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2001

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(842.7)	$(706.0)	$(23.2)	$729.2	$(842.7)
Adjustments to reconcile net loss to net cash from operating activities:
Loss on early extinguishment of debt	—	—	1.1	—	1.1
Cumulative effect of accounting change	(0.1)	—	—	—	(0.1)
Depreciation and amortization	16.0	169.8	11.7	—	197.5
Loss (gain) on disposal of plant & equipment	(4.8)	—	—	—	(4.8)
Deferred income taxes	117.1	(301.9)	0.3	—	(184.5)
Equity in (income) losses of investment in unconsolidated affiliates	720.1	92.6	(0.6)	(725.3)	86.8
Minority interest in subsidiaries	—	(3.2)	(0.5)	(9.4)	(13.1)
Non-cash restructuring, plant closing and asset impairment charges	—	528.2	—	—	528.2
Loss on disposal of exchangeable preferred stock	—	—	7.0	—	7.0
Loss on sale of nonqualified plan securities	4.2	—	—	—	4.2
Non-cash interest on subordinated notes	1.9	8.5	—	—	10.4
Net changes in operating assets and liabilities:
Receivables	(131.2)	111.6	68.8	(44.3)	4.9
Inventories	0.2	52.4	8.9	0.5	62.0
Prepaid expenses and other current assets	2.4	12.2	6.6	—	21.2
Other noncurrent assets	(13.5)	98.2	(23.9)	22.6	83.4
Accounts payable	(4.7)	(167.1)	(23.3)	28.1	(167.0)
Accrued liabilities	(9.3)	11.8	(14.1)	—	(11.6)
Other noncurrent liabilities	(17.4)	(34.2)	(18.3)	—	(69.9)

Net cash provided by (used in) operating activities	(161.8)	(127.1)	0.5	1.4	(287.0)

Investing activities:
Capital expenditures for plant and equipment	(4.3)	(69.6)	(2.5)	—	(76.4)
Proceeds from disposal of plant and equipment	—	17.2	—	—	17.2
Investment in uncosolidated affiliates	—	(2.1)	(4.0)	—	(6.1)
Notes receivable	(138.5)	—	(28.0)	166.5	—
Proceeds from sale of exchangeable preferred stock	—	—	191.0	—	191.0
Proceeds from sale of nonqualified plan assets	22.8	—	—	—	22.8

Net cash provided by (used in) investing activities	(120.0)	(54.5)	156.5	166.5	148.5

Financing activities:
Principal payments on long-term debt	(8.8)	(2.3)	(155.7)	—	(166.8)
Proceeds from long-term debt	110.0	—	—	—	110.0
Net borrowings on revolving credit facilities	202.8	—	—	—	202.8
Proceeds from subordinated note issued to an entity controlled by a shareholder	25.0	—	—	—	25.0
Debt issuance costs paid	(0.3)	—	—	—	(0.3)
Net borrowings from parent	—	167.7	—	(167.7)	—
Proceeds from issuance of preferred stock	11.5	—	—	—	11.5

Net cash provided by (used in) financing activities	340.2	165.4	(155.7)	(167.7)	182.2

Effect of exchange rate changes on cash	—	—	(6.2)	(0.2)	(6.4)

Increase (decrease) in cash and cash equivalents	58.4	(16.2)	(4.9)	—	37.3
Cash and cash equivalents, including restricted cash at beginning of year	48.5	15.4	8.8	—	72.7

Cash and cash equivalents, including restricted cash at end of year	$106.9	$(0.8)	$3.9	$—	$110.0

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2000

(Dollars in Millions)

	Parent Company	Guarantors	Non guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(138.6)	$(84.3)	$0.1	$84.2	$(138.6)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	14.9	174.4	11.0	—	200.3
Loss (gain) on disposal of plant & equipment	—	(2.8)	—	—	(2.8)
Deferred income taxes	(33.3)	(39.3)	(8.3)	—	(80.9)
Equity in (income) losses of investment in unconsolidated affiliates	91.5	(50.0)	2.4	(94.0)	(50.1)
Minority interest in subsidiaries	—	(4.5)	0.2	3.2	(1.1)
Non-cash interest on subordinated notes	—	8.0	—	—	8.0
Net changes in operating assets and liabilities:
Receivables	53.7	(62.7)	(36.4)	16.3	(29.1)
Inventories	(1.3)	(6.5)	2.1	—	(5.7)
Prepaid expenses and other current assets	0.2	74.2	(51.6)	—	22.8
Other noncurrent assets	216.8	(328.2)	41.0	13.2	(57.2)
Accounts payable	0.8	112.2	16.9	(25.4)	104.5
Accrued liabilities	(5.6)	(15.4)	—	—	(21.0)
Other noncurrent liabilities	2.8	76.3	21.2	—	100.3

Net cash provided by operating activities	201.9	(148.6)	(1.4)	(2.5)	49.4

Investing activities:
Capital expenditures for plant and equipment	(3.9)	(82.9)	(3.5)	—	(90.3)
Proceeds from disposal of plant and equipment	—	5.3	—	—	5.3
Notes receivable	(134.1)	—	—	133.8	(0.3)
Distribution from Huntsman International Holdings LLC	—	8.0	—	—	8.0
Transfer of investment in preferred stock	—	146.2	(146.2)	—	—
Purchase of minority interest in preferred stock of subsidiary	—	(14.7)	—	—	(14.7)

Net cash provided by (used in) investing activities	(138.0)	61.9	(149.7)	133.8	(92.0)

Financing activities:
Principal payments on long-term debt	(0.6)	(0.8)	(38.3)	—	(39.7)
Proceeds from long-term debt	335.0	—	152.0	—	487.0
Net borrowings on revolving credit facilities	(347.0)	—	—	—	(347.0)
Net borrowings from parent	—	86.4	52.7	(139.1)	—
Debt issuance costs paid	(2.9)	—	(2.3)	—	(5.2)

Net cash provided by (used in) financing activities	(15.5)	85.6	164.1	(139.1)	95.1

Effect of exchange rate changes on cash	—	1.9	(13.6)	7.8	(3.9)

Increase (decrease) in cash and cash equivalents	48.4	0.8	(0.6)	—	48.6
Cash and cash equivalents, including restricted cash at beginning of year	0.1	14.6	9.4	—	24.1

Cash and cash equivalents, including restricted cash at end of year	$48.5	$15.4	$8.8	$—	$72.7

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$81.1	$75.4
Accounts and notes receivables (net of allowance for doubtful accounts of $11.8 and $14.5, respectively)	518.5	467.9
Inventories	609.8	561.3
Prepaid expenses	35.6	22.0
Deferred income taxes	31.2	31.2
Other current assets	72.7	75.4

Total current assets	1,348.9	1,233.2
Property, plant and equipment, net	3,131.2	3,071.1
Investment in unconsolidated affiliates	138.2	133.9
Intangible assets, net	247.9	266.4
Other noncurrent assets	352.6	339.5

Total assets	$5,218.8	$5,044.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable (includes overdraft facilities of $4.4 as of September 30, 2003)	$308.1	$314.8
Accrued liabilities	503.4	523.8
Current portion of long-term debt	1.2	43.9
Other current liabilities	19.7	29.6

Total current liabilities	832.4	912.1
Long-term debt	3,764.3	3,420.6
Deferred income taxes	210.4	215.1
Other noncurrent liabilities	157.8	158.4

Total liabilities	4,964.9	4,706.2

Minority interests	2.8	—

Commitments and contingencies (Notes 15 and 16)
Equity:
Members' equity, 1,000 units	565.5	565.5
Retained earnings	(261.6)	(80.2)
Accumulated other comprehensive loss	(52.8)	(147.4)

Total equity	251.1	337.9

Total liabilities and equity	$5,218.8	$5,044.1

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(UNAUDITED) (Dollars in Millions)

	Nine Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2002
Revenues:
Trade sales	$3,691.0	$3,110.6
Related party sales	189.8	257.5

Total revenues	3,880.8	3,368.1
Cost of goods sold	3,444.5	2,910.1

Gross profit	436.3	458.0
Expenses:
Selling, general and administrative	259.6	233.0
Research and development	37.2	39.1
Restructuring and plant closing costs	43.4	1.1

Total expenses	340.2	273.2

Operating income	96.1	184.8
Interest expense	(267.9)	(246.9)
Interest income	1.6	0.1
Loss on sale of accounts receivable	(24.0)	(4.3)
Other income (expense)	(1.2)	(2.4)

Loss before income taxes	(195.4)	(68.7)
Income tax benefit	14.0	31.2
Minority interests in subsidiaries' income (loss)	—	0.1

Net loss	(181.4)	(37.4)
Other comprehensive income	94.6	87.6

Comprehensive income (loss)	$(86.8)	$50.2

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY

(UNAUDITED) (Dollars in Millions)

	Members' Equity
				Accumulated Other Comprehensive Loss
	Shares/ Units	Amount	Retained Earnings		Total
Balance, January 1, 2003	1,000	$565.5	$(80.2)	$(147.4)	$337.9
Net loss		—	(181.4)	—	(181.4)
Other comprehensive income		—	—	94.6	94.6

Balance, September 30, 2003	1,000	$565.5	$(261.6)	$(52.8)	$251.1

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (Dollars in Millions)

	Nine Months Ended Sept 30 2003	Nine Months Ended Sept 30 2002
Cash Flows From Operating Activities:
Net loss	$(181.4)	$(37.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of investment in unconsolidated affiliates	—	(0.1)
Depreciation and amortization	205.4	185.1
Provision for losses on accounts receivable	3.1	3.0
Noncash restructuring and plant closing charges	11.4	—
Noncash interest expense	88.7	76.6
Deferred income taxes	(22.6)	(43.3)
Gain on foreign currency transactions	(27.2)	(23.8)
Minority interests in subsidiaries	—	(0.1)
Changes in operating assets and liabilities:
Accounts and notes receivables	(52.5)	(28.8)
Change in receivables sold, net	59.0	7.1
Inventories	(15.4)	40.9
Prepaid expenses	(12.5)	(18.9)
Other current assets	(16.4)	(8.8)
Other noncurrent assets	(0.9)	2.5
Accounts payable	(46.6)	(9.0)
Accrued liabilities	(51.4)	(63.7)
Other current liabilities	(1.5)	(20.9)
Other noncurrent liabilities	(6.4)	0.8

Net cash provided by (used in) operating activities	(67.2)	61.2

Investing Activities:
Acquisitions of minority interest	—	(9.0)
Capital expenditures	(95.7)	(134.7)
Net cash received from unconsolidated affiliates	2.1	6.3
Advances to unconsolidated affiliates	(2.2)	(2.4)

Net cash used in investing activities	(95.8)	(139.8)

Financing Activities:
Net borrowings under revolving loan facilities	132.0	251.1
Issuance of senior notes	157.9	300.0
Repayment of long-term debt	(125.9)	(479.5)
Shares issued to minorities for cash	2.8	—
Debt issuance costs	(4.3)	(10.3)

Net cash provided by financing activities	162.5	61.3

Effect of exchange rate changes on cash	6.2	(7.4)

Increase (decrease) in cash and cash equivalents	5.7	(24.7)
Cash and cash equivalents at beginning of period	75.4	83.9

Cash and cash equivalents at end of period	$81.1	$59.2

Supplemental cash flow information:
Cash paid for interest	$204.5	$199.9
Cash paid for income taxes	$10.3	$7.7

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

  Description of Business

        Huntsman International Holdings LLC and its subsidiaries (collectively, the "Company") are global manufacturers and marketers of differentiated and commodity chemicals. Huntsman International Holdings LLC is a Delaware limited liability company and its membership interests are owned 100%, directly and indirectly, by HMP Equity Holdings Corporation ("HMP").

        HMP is a Delaware corporation and is owned 100% by Huntsman Group Inc., a Delaware corporation, subject to warrants that, if exercised, would entitle the holders to up to 12% of the common equity of HMP. Huntsman Group Inc. is owned 100% by Huntsman Holdings, LLC ("Huntsman Holdings"), a Delaware limited liability company. The voting membership interests of Huntsman Holdings are owned by the Huntsman family, MatlinPatterson Global Opportunities Partners, L.P. ("GOP"), Consolidated Press (Finance) Limited ("CPH") and certain members of the Company's senior management. In addition, Huntsman Holdings has issued certain non-voting preferred units to Huntsman Holdings Preferred Member LLC, which, in turn, is owned by GOP (indirectly), CPH, the Huntsman Cancer Foundation, certain members of the Company's senior management and certain members of the Huntsman family. Huntsman Holdings has issued certain other non-voting preferred units to the Huntsman family, GOP and CPH that track the performance of the Huntsman Advanced Materials LLC business. The Huntsman family has board and operational control of the Company.

        Huntsman International LLC, a Delaware limited liability company ("HI"), is the Company's direct, wholly-owned operating subsidiary. The Company operates through four principal operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals.

  Interim Financial Statements

        The accompanying consolidated financial statements of the Company are unaudited. However, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

2. RECENTLY ADOPTED FINANCIAL ACCOUNTING STANDARDS

        In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. The Company believes this statement's impact will not be significant; however, standard-setters continue to debate the statement's applicability to assets where the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 did not have a material effect on the Company's consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 on January 1, 2003 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002.

        The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. FIN No. 46 provides guidance for determining the primary beneficiary for entities with multiple economic entities with multiple economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. FIN No. 46 is effective at the time of investment for interests obtained in a variable economic entity after January 31, 2003. In October 2003, the FASB issued FASB Staff position No. 46-6, which defers the effective date for FIN No. 46 to the first interim or annual period ending after December 15, 2003 for variable interest entities created before February 1, 2003. The adoption of FIN No. 46 is not expected to have a material impact on the Company's consolidated earnings, financial position, or cash flows.

        In May 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003, with this guidance applied prospectively. This statement had no impact on the Company's results of operations or financial position at September 30, 2003 and the Company does not expect this statement to have a material impact on its consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect SFAS No. 150 to have a material impact on its financial statements upon adoption.

3. INVENTORIES

        Inventories as of September 30, 2003 and December 31, 2002 consisted of the following (dollars in millions):

	September 30, 2003	December 31, 2002
Raw materials and supplies	$131.9	$149.6
Work in progress	17.8	25.9
Finished goods	460.1	385.8

Total	$609.8	$561.3

4. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	September 30, 2003	December 31, 2002
Land	$45.6	$42.9
Buildings	187.2	157.7
Plant and equipment	3,655.8	3,446.3
Construction in progress	223.4	172.7

Total	4,112.0	3,819.6
Less accumulated depreciation	(980.8)	(748.5)

Net	$3,131.2	$3,071.1

        Property, plant and equipment includes gross assets acquired under capital leases of $18.8 million and $20.4 million at September 30, 2003 and December 31, 2002, respectively; related amounts included in accumulated depreciation were $5.0 million and $3.1 million at September 30, 2003 and December 31, 2002, respectively.

5. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (in millions):

	September 30, 2003	December 31, 2002
Louisiana Pigment Company, L.P. (50%)	$129.3	$131.4
Rubicon, Inc. (50%)	1.4	1.3
BASF Huntsman Shanghai Isocyanate Investment BV (50%)	6.1	—
Others	1.4	1.2

Total	$138.2	$133.9

6. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets as of September 30, 2003 and December 31, 2002 were as follows (dollars in millions):

	September 30, 2003			December 31, 2002
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$315.9	$107.6	$208.3	$312.3	$89.9	$222.4
Non-compete agreements	49.5	36.2	13.3	49.1	30.9	18.2
Other intangibles	30.8	4.5	26.3	28.9	3.1	25.8

Total	$396.2	$148.3	$247.9	$390.3	$123.9	$266.4

7. OTHER NONCURRENT ASSETS

        Other noncurrent assets consist of the following (in millions):

	September 30, 2003	December 31, 2002
Prepaid pension assets	$155.9	$146.2
Debt issuance costs	55.0	60.7
Capitalized turnaround expense	47.5	48.3
Receivables from affiliates	17.0	18.6
Spare parts inventory	53.8	46.2
Other noncurrent assets	23.4	19.5

Total	$352.6	$339.5

8. ACCRUED LIABILITIES

        Accrued liabilities consist of the following (in millions):

	September 30, 2003	December 31, 2002
Raw materials and services	$186.2	$217.7
Payroll, severance and related costs	79.5	67.4
Interest	38.4	61.3
Volume and rebates accruals	53.7	52.5
Taxes (income, property and VAT)	41.9	41.4
Restructuring and plant closing costs	21.4	7.1
Freight	14.7	12.8
Utilities	9.8	6.7
Environmental accruals	11.6	4.3
Payable to affiliate	—	15.4
Other miscellaneous accruals	46.2	37.2

Total	$503.4	$523.8

9. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consist of the following (in millions):

	September 30, 2003	December 31, 2002
Pension liabilities	$89.9	$82.3
Other postretirement benefits	11.8	10.8
Environmental accruals	9.2	19.3
Payable to affiliate	38.2	37.9
Other noncurrent liabilities	8.7	8.1

Total	$157.8	$158.4

10. RESTRUCTURING AND PLANT CLOSING CHARGES

        As of December 31, 2002, the Company had a $7.1 million reserve for restructuring and plant closing costs related to the closure of the Shepton Mallet, U.K. Polyurethanes manufacturing facility recorded in accrued liabilities. The entire amount was related to workforce reductions. The Company made cash payments related to this restructuring of $3.1 million, $0.3 million and $1.0 million in the first, second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        On March 11, 2003, the Company's Polyurethanes segment announced that it would integrate its global flexible products division into its urethane specialties division, and recorded a restructuring charge of $17.1 million in the first quarter of 2003 for workforce reductions. In June 2003, the Polyurethanes segment announced further restructuring at its Rozenburg, Netherlands site. The charge for this restructuring is estimated to total approximately $10.4 million and will be recorded through December 2005. During the second and third quarters of 2003 respectively, charges of $1.4 million and $3.7 million were taken for workforce reductions relating to this restructuring. The Company made cash payments of $0.8 million, $5.6 million and $4.5 million in the first, second and third quarters of 2003, respectively, related to these restructuring activities. The unpaid reserve remains in accrued liabilities.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at the Company's Whitehaven, UK facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. The Company made cash payments of $1.6 million and $0.3 million in the second and third quarters of 2003, respectively. The unpaid reserve remains in accrued liabilities.

        In August 2003, the Company announced restructuring activities related to workforce reductions in the Malaysian operations of its Pigments segment and recorded a charge of $1.1 million. The total of the charges for this restructuring is estimated to be approximately $2.3 million and will be recorded through June 2005. These charges are part of an overall cost reduction program for this segment that is expected to be implemented and recorded from 2003 to 2005. During the third quarter 2003, the Company made cash payments of $0.5 million related to this restructuring. The unpaid reserve remains in accrued liabilities.

        As of September 30, 2003, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	Accrued Liabilities as of December 31, 2002	Total Charge	Non-cash Charge	Cash Payments	Accrued Liabilities as of September 30, 2003
Property, plant and equipment	$—	$11.4	$(11.4)	$—	$—
Workforce reductions	7.1	32.0	—	(17.7)	21.4

Total	$7.1	$43.4	$(11.4)	$(17.7)	$21.4

11. LONG-TERM DEBT

        Long-term debt outstanding as of September 30, 2003 and December 31, 2002 is as follows (dollars in millions):

	September 30, 2003	December 31, 2002
Senior Secured Credit Facilities:
Revolving loan facility	$199.0	$67.0
Term A dollar loan	61.8	109.7
Term A euro loan (in U.S. dollar equivalent)	86.3	138.5
Term B loan	517.5	526.3
Term C loan	517.5	526.3
Senior Unsecured Notes	457.3	300.0
Senior Subordinated Notes	1,126.6	1,076.8
Senior Discount Notes	421.0	381.8
Senior Subordinated Discount Notes—Affiliate	345.5	308.9
Other long-term debt	33.0	29.2

Subtotal	3,765.5	3,464.5
Less current portion	(1.2)	(43.9)

Total	$3,764.3	$3,420.6

  HI Credit Facilities

        As of September 30, 2003, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $400 million that matures on June 30, 2005, term A dollar loan and term A euro loan facilities that were to mature on June 30, 2005 (with the next semi-annual payment due in the fourth quarter 2004), a term B loan facility that matures on June 30, 2007, and a term C loan facility that matures on June 30, 2008. On October 17, 2003, HI amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down HI's revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. As a result of this refinancing, effective October 22, 2003, HI has no scheduled maturities in 2004 and scheduled maturities of approximately $12 million in each of 2005 and 2006 under its term loans. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

        Interest rates for the HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.50% to 4.50% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 0.25% to 3.25% per annum. As of September 30, 2003 and December 31, 2002, the average interest rates on the HI Credit Facilities were 5.3% and 5.6%, respectively, excluding the impact of interest rate hedges.

        The obligations under the HI Credit Facilities are supported by guarantees of HI's domestic and certain foreign subsidiaries (collectively the "Guarantors") and the Company, as well as pledges of substantially all their assets, including 65% of the voting stock of certain non-U.S. subsidiaries.

        The HI Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The HI Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that, as of September 30, 2003, HI is in compliance with the covenants of the HI Credit Facilities, as amended on October 17, 2003.

  Senior Unsecured Notes and Senior Subordinated Notes

        In March 2002, HI issued $300 million 9.875% Senior Notes (collectively with the 2003 Senior Notes, the "Senior Notes"). Interest on the Senior Notes is payable semi-annually and the Senior Notes mature on March 1, 2009. The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors and the Company. The Senior Notes may be redeemed, in whole or in part, at any time by HI prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the Senior Notes may be redeemed, in whole or in part, at a redemption price that declines from 104.937% to 100% after March 1, 2008.

        On April 11, 2003, HI sold an additional $150 million in aggregate principal amount of 9.875% Senior Notes due 2009 (the "2003 Senior Notes") in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was priced at 105.25% plus accrued interest from March 1, 2003. HI used approximately $26 million of the net proceeds to repay part of the revolving portion of the HI Credit Facilities. The balance of the net proceeds was used primarily to prepay the next 16 months of scheduled amortization due under the term portion of the HI Credit Facilities. In connection with HI's contractual obligation to register the 2003 Senior Notes, on June 25, 2003, HI filed a registration statement on Form S-4 with the Securities and Exchange Commission and on October 28, 2003, HI filed amendment No. 1 to the registration statement on Form S-4 with the Securities and Exchange Commission.

        HI also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "Subordinated Notes"). Interest on the Subordinated Notes is payable semi-annually and the Subordinated Notes mature on July 1, 2009. The Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Subordinated Notes are redeemable

  •
  on or after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and

  •
  prior to July 1, 2004 at 105.063% of the principal amount thereof, discounted to the redemption date using the treasury rate (for the dollar denominated notes) or the bond rate (for the euro denominated notes) plus 0.50%, plus, in each case, accrued and unpaid interest to the date of redemption.

        The Senior Notes and the Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the Senior Notes and the Subordinated Notes upon a change of control. Management believes that HI is in compliance with the covenants of the Senior Notes and the Subordinated Notes as of September 30, 2003.

  Senior Discount Notes and Senior Subordinated Discount Notes

        On June 30, 1999, the Company issued senior discount notes ("Senior Discount Notes") and senior subordinated discount notes ("Senior Subordinated Discount Notes" and, collectively with the Senior Discount Notes, the "Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The Discount Notes are due December 31, 2009. Interest on the Discount Notes is paid in kind. The Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that the Company is in compliance with the covenants of the Discount Notes as of September 30, 2003.

        Interest on the Senior Discount Notes will accrue at 13.375% per annum. The Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007.

        The Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the Company and ICI agreed to modify the terms of the Senior Subordinated Discount Notes, including deferring the reset date until September 2004. For financial reporting purposes, the Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. The modification of the terms resulted in a significant decrease in the present value of the future cash flow of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001.

        As of September 30, 2003 and December 31, 2002, the Senior Discount Notes include $178.3 million and $139.1 million of accrued interest, respectively. As of September 30, 2003 and December 31, 2002, the Senior Subordinated Discount Notes include $105.0 million and $83.8 million of accrued interest, respectively, and $24.8 million and $40.2 million of discount, respectively.

        In connection with the restructuring of Huntsman LLC on September 30, 2002, GOP contributed its interest in the Senior Subordinated Discount Notes to HMP, the Company's parent. On May 9, 2003, HMP completed the purchase of the Senior Subordinated Discount Notes from ICI.

12. DERIVATIVES AND HEDGING ACTIVITIES

  Interest Rate Hedging

        Interest rate contracts with a fair value of $14.3 million and $23.4 million were recorded as a component of other current liabilities as of September 30, 2003 and December 31, 2002, respectively. The fair value of the cash flow hedges and the interest rate contracts not designated as hedges are $9.3 million and $5.0 million as of September 30, 2003 and $15.6 million and $7.8 million as of December 31, 2002, respectively. The changes in fair value of the cash flow hedges resulted in a

$0.4 million and a $0.9 million decrease in interest expense and a $5.9 million increase and a $2.4 million decrease in other comprehensive income (loss) for the nine months ended September 30, 2003 and 2002, respectively. The changes in fair value of the interest rate contracts not designated as hedges resulted in a $2.9 million decrease and a $1.3 million increase in interest expense for the nine months ended September 30, 2003 and 2002, respectively.

  Commodity Price Hedging

        As of September 30, 2003, there were no cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income. As of December 31, 2002, the fair value of cash flow commodity price hedging contracts was not material.

        As of September 30, 2003 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.2 million to other current liabilities and a decrease to inventory of $0.3 million. As of December 31, 2002 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 to other current liabilities and an increase to inventory of $0.8 million.

        Commodity price contracts not designated as hedges as defined by SFAS No. 133 are reflected in the balance sheet as $0.5 million and $0.2 million in other current assets and liabilities, respectively, as of September 30, 2003, and $0.8 million and $0.2 million other current assets and liabilities, respectively, as of December 31, 2002.

        During the nine months ended September 30, 2003 and 2002, the Company recorded a decrease of $1.8 million and an increase of $3.8 million, respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges as defined in SFAS No. 133.

  Foreign Currency Rate Hedging

        As of September 30, 2003 and December 31, 2002 and for the nine months ended September 30, 2003 and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material. During the nine months ended September 30, 2003, a $0.9 increase was recorded to other comprehensive income (loss) as a result of hedging transactions.

  Net Investment Hedging

        Currency effects of net investment hedges produced losses of approximately $57.5 million and $56.5 million in other comprehensive loss (foreign currency translation adjustments) for the nine months ended September 30, 2003 and 2002, respectively. As of September 30, 2003 and December 31, 2002, there was a cumulative net loss of approximately $90.2 million and $32.7 million, respectively.

13. SECURITIZATION OF ACCOUNTS RECEIVABLE

        On December 21, 2000, the Company initiated a five-year revolving securitization program under which certain trade receivables were and will be transferred to an off balance sheet special purpose entity at a discount. Under the terms of the agreements, the Company and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and the Company is subject to recourse provisions. At September 30, 2003, the special purpose entity had outstanding approximately $188 million in medium-term notes ("MTNs") and approximately $110 million in commercial paper.

        The Company's retained interest in receivables (including servicing assets) subject to the program was approximately $114 million and $112 million as of September 30, 2003 and December 31, 2002, respectively. The value of the retained interest is subject to credit and interest rate risk. For the nine months ended September 30, 2003 and 2002, new sales totaled approximately $3,085 million and $3,644 million, respectively, and cash collections reinvested totaled approximately $2,941 million and $3,181 million, respectively. Servicing fees received during the first nine months of 2003 and 2002 were approximately $3.6 million and $3.9 million, respectively, and are recorded as a reduction in the loss on sale of accounts receivable in the statements of operations.

        The key economic assumptions used in valuing the residual interest at September 30, 2003 are presented below:

Weighted average life (in months)	2
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	5%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of September 30, 2003 and December 31, 2002 were $16.2 million and $11.2 million, respectively.

14. OTHER COMPREHENSIVE INCOME (LOSS)

        The components of other comprehensive income (loss) are as follows (in millions):

	September 30, 2003		December 31, 2002
	Accumulated Income (Loss)	Income (Loss)	Accumulated Income (loss)	Income (loss)
Foreign currency translation adjustments	$49.9	$88.4	$(38.5)	$147.2
Additional minimum pension liability	(91.7)	(3.6)	(88.1)	(88.1)
Additional minimum pension liability—unconsolidated affiliate	(5.4)	—	(5.4)	(5.4)
Unrealized loss on securities	0.4	3.1	(2.7)	(2.7)
Net unrealized loss on derivative instruments	(4.9)	6.7	(11.6)	2.4
Cumulative effect of accounting change	(1.1)	—	(1.1)	—

Total	$(52.8)	$94.6	$(147.4)	$53.4

15. COMMITMENTS AND CONTINGENCIES

        The Company has various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $35 million annually through 2017.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnification arrangements, none of such litigation is material to the Company's financial condition or results of operations.

16. ENVIRONMENTAL MATTERS

  General

        The Company's operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which the Company operates. The Company makes every reasonable effort to remain in full compliance with existing governmental regulations. Accordingly, the Company may incur costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. The Company cannot provide assurances that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

  Environmental Accruals

        The Company has established financial reserves relating to environmental restoration and remediation programs, which the Company believes are sufficient for known requirements. In connection with various acquisitions, the acquisition agreements generally provide for indemnification for environmental pollution existing on the date of acquisition. Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and can be reasonably estimated. Liabilities are based upon all available facts, existing technology, past experience and cost-sharing and indemnification arrangements (as to which, the Company considers the viability of other parties).

        A total of $20.8 million has been accrued related to environmental matters as of September 30, 2003. Estimates of ultimate future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such restoration and remediation, the determination of the Company's liability in proportion to other parties, the extent to which such costs are recoverable from insurance, and the extent to which environmental laws and regulations may change in the future. However, it is not anticipated that any future costs, in excess of those that have been accrued by the Company, will be material to the Company's results of operations or financial position as a result of compliance with current environmental laws and regulations.

  Potential Liabilities

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows. The Company is aware of the following matters:

        Huntsman Petrochemical Corporation and the Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) settled outstanding allegations of environmental regulatory violations at the Company's Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires that the Company apply for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Less than $100,000 of the aforementioned penalties are allocable to the Company. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit may cause it to incur substantial costs that could be material.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes that it did not own the tanks; however, it did own the acid in the tanks. The U.K. Environmental Authority ("EA") and the Health and Safety Executive (the "HSE") are investigating the incident, and the HSE has issued three Improvement Notices requiring corrective action. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that, if any charges are brought or additional corrective action orders issued and the Company is ultimately found to be legally responsible, the probable penalties would not be material to its financial position or results of operations.

        The Company's subsidiary, Tioxide Europe S.L. ("Tioxide"), is in the process of voluntarily removing filter salts from a property previously operated by Almagrera in Spain. Almagrera supplied sulphuric acid to Tioxide. Under an agreement with Almagrera, Tioxide had for some time supplied filter salts to Almagrera to be used in the manufacture of sulphuric acid. When Almagrera filed for bankruptcy and closed its plant by the end of 2001, a large pile of stored filter salts was found on its premises, far from its normal warehouse. Tioxide estimates the cost of removal and disposal of the filter salts will total $2.0 million. As of September 30, 2003, Tioxide had spent $1.0 million. Another $0.4 million will likely be spent during the balance of 2003 and the rest ($0.6 million) is likely to be spent in 2004. The Company does not believe expenditures in connection with this matter will be material.

        The Company is aware that there is or may be soil or groundwater contamination at some of its facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, it cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        By letter dated March 6, 2003, the Company's subsidiary, Huntsman Ethyleneamines Ltd., was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport,

Texas facility on December 16-19, 2002. Seven types of violations relating to the Texas Clean Air Act requirements were cited. The TCEQ has proposed a penalty of $43,000. The Company has taken issue with most of the allegations of non-compliance, and the TCEQ has agreed to drop some of them. It is yet unclear what level of penalty, if any, will be imposed.

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water, waste) environmental permitting program for individual facilities. The UK has been the first EU member government to request IPPC permit applications from the Company. In the UK, the Company has submitted several applications and, very recently, negotiated and received its first IPPC permit. Based upon the terms of that permit, the Company does not anticipate that it will have to make material capital expenditures to comply. Other IPPC permits are under review by the UK Environment Agency. The Company is not yet in a position to know with certainty what the other UK IPPC permits will require, and it is possible that the costs of compliance could be material; however, the Company believes, based upon its experience to date, that the costs of compliance with IPPC permitting in the UK will not be material to its financial condition or results of operations.

        With respect to the Company's facilities in other EU jurisdictions, IPPC implementing legislation is not yet in effect, or the Company has not yet been required to seek IPPC permits. Accordingly, while the Company expects to incur additional future costs for capital improvements and general compliance under IPPC requirements in these jurisdictions, at the present time it is unable to determine whether or not these costs will be material. Accordingly, the Company cannot provide assurance that material capital expenditures and compliance costs will not be required in connection with IPPC requirements.

  MTBE Developments

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or to restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that would prohibit the addition of MTBE to gasoline as of January 1, 2004. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. In connection with the proposed ban, the State of California requested that the U.S. Environmental Protection Agency (the "EPA") waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain of the state bans have been challenged in court as unconstitutional (in light of the Clean Air Act); to date, these challenges have not been successful. The Company is unable to predict what the short- and long-term effects of these matters will be.

        Bills have been in both houses of the U.S. Congress to accomplish similar goals of curtailing or eliminating the oxygenated fuels requirements in the Clean Air Act, or of curtailing MTBE use. To date, no such legislation has become law. Whether a ban or substantial restrictions on MTBE use will become federal law in the future is unknown at this time.

        In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances

Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act. Any phase-out of or future regulation of MTBE in California (in which a significant amount of MTBE is consumed), in other states, or nationally may result in a significant reduction in demand for MTBE and may result in a material loss in revenues or material costs or expenditures.

        In Europe, the EU issued a final risk assessment report on MTBE on September 20, 2002. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark ceased by May 1, 2002; however, MTBE will still be an additive in a limited amount of 98-octane gasoline sold in about 100 selected service stations in Denmark.

        In the event that there should be a phase-out of MTBE in the United States, the Company believes it will be able to export MTBE to Europe or elsewhere or use its co-product tertiary butyl alcohol ("TBA") to produce saleable products other than MTBE. The Company believes that its low production costs at its PO/MTBE facility will put it in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition, while there has been litigation concerning the environmental effects of MTBE, the Company is not a defendant in any pending MTBE case, and the Company believes that it would have valid defenses in the event such a case were brought against it. However, the Company cannot give any assurance that it will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

  REACH Developments

        In September 2003, the European Commission released a proposed regulation concerning the registration, evaluation, authorization and restrictions of chemicals, also known as REACH. The REACH initiative, as proposed, would require risk assessment and registration of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This authorization could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in stages over the next decade. The impacts of REACH on the chemical industry and the Company are unclear at this time because the parameters of the program are still being actively debated. Nevertheless, it is possible that REACH, if implemented, would be costly to the Company.

17. OPERATING SEGMENT INFORMATION

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

        The Company uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to the Company as a whole. The Company believes that EBITDA is useful in helping investors assess the results of its business operations. The net sales and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

(In Millions)	Nine Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2002
Polyurethanes	$1,718.1	$1,557.0
Performance Products	490.5	426.8
Pigments	752.5	669.2
Net sales
Base Chemicals	1,032.9	791.3
Eliminations	(113.2)	(76.2)

Total	$3,880.8	$3,368.1

Segment EBITDA(1)
Polyurethanes	$168.6	$292.1
Performance Products	(14.6)	22.8
Pigments	87.4	45.2
Base Chemicals	64.8	5.6
Unallocated and other(2)	(29.9)	(2.4)

Total EBITDA	$276.3	$363.3
Interest expense, net	(266.3)	(246.8)
Income tax benefit	14.0	31.2
Depreciation and amortization	(205.4)	(185.1)

Net loss	$(181.4)	$(37.4)

(1)
EBITDA is defined as net loss before interest, taxes, depreciation and amortization.

(2)
EBITDA from unallocated and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

18. RECENT EVENTS

  Amendment of HI Credit Facilities and Refinancing of Term Loan A

        On October 17, 2003, HI amended the HI Credit Facilities. The amendment provides, among other things, for changes to certain financial covenants, including the leverage and interest coverage ratios, the annual amount of permitted capital expenditures, and the consolidated net worth covenant. With the exception of the changes relating to capital expenditures, these changes to the financial covenants apply to the quarterly periods ended September 30, 2003 through December 31, 2004. The amendment also allows for the issuance of $205 million of additional term B and term C loans, which was accomplished on October 22, 2003, the net proceeds of which have been applied to pay down HI's revolving loan facility by approximately $53 million, and the remainder of the net proceeds have been applied to repay, in full, the term A loan. As a result of this refinancing, HI has no scheduled term loan maturities in 2004 and scheduled term loan maturities of approximately $12 million in each of 2005 and 2006. The amendment also allows HI to issue additional senior unsecured notes up to a maximum of $800 million.

  Chinese MDI Joint Venture

        In January 2003, the Company entered into joint venture agreements to build MDI production facilities near Shanghai, China with BASF and three Chinese chemical companies. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued on March 7, 2003. On September 19, 2003, the joint venture obtained secured financing for the construction of the production facilities. The financing is non-recourse to the Company, but will be guaranteed during the construction phase by affiliates of the joint venture, including Huntsman Holdings. The Company anticipates that its investment in the joint venture and other related capital costs will approximate $75 million.

  Global Cost Reduction Initiative

        On November 10, 2003, HMP announced an initiative to reduce fixed costs and overhead expenses by a minimum of $200 million over the next 18 months. HMP is reviewing redundant sites, underutilized assets and all of its spending to reduce costs. HMP announced that it intends to continue to leverage its size, its global infrastructure and its people to increase productivity and reduce overall costs. HMP has not yet announced the extent to which the cost initiatives will directly impact the Company. The Company expects to make additional announcements of site consolidations and headcount reductions in the near future.

INDEPENDENT AUDITORS' REPORT

To the Board of Managers and Members of
    Huntsman International Holdings LLC

        We have audited the accompanying consolidated balance sheets of Huntsman International Holdings LLC and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the table of contents. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International Holdings LLC and subsidiaries at December 31, 2002 and 2001 and the results of the Company's operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards, No. 142 effective January 1, 2002 and changed its method of accounting for derivative financial instruments effective January 1, 2001, to conform to Statement of Financial Accounting Standards No. 133, as amended.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 28, 2003

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$75.4	$83.9
Accounts and notes receivables (net of allowance for doubtful accounts of $14.5 and $15.2, respectively)	467.9	501.6
Inventories	561.3	501.4
Prepaid expenses	22.0	10.7
Deferred income taxes	31.2	—
Other current assets	75.4	47.4

Total current assets	1,233.2	1,145.0
Property, plant and equipment, net	3,071.1	2,839.5
Investment in unconsolidated affiliates	133.9	147.0
Intangible assets, net	266.4	332.1
Other noncurrent assets	339.5	362.9

Total assets	$5,044.1	$4,826.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$314.8	$266.7
Accrued liabilities	523.8	496.7
Current portion of long-term debt	43.9	5.3
Deferred income taxes	—	5.7
Other current liabilities	29.6	62.4

Total current liabilities	912.1	836.8
Long-term debt	3,420.6	3,234.4
Deferred income taxes	215.1	262.6
Other noncurrent liabilities	158.3	131.9

Total liabilities	4,706.1	4,465.7

Minority interests	0.1	7.8

Commitments and contingencies (Notes 17 and 18)
Equity:
Members' equity, 1,000 units	565.5	565.5
Retained earnings	(80.2)	(11.7)
Accumulated other comprehensive loss	(147.4)	(200.8)

Total equity	337.9	353.0

Total liabilities and equity	$5,044.1	$4,826.5

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Millions of Dollars)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues:
Trade sales	$4,159.9	$4,178.2	$3,940.8
Related party sales	333.7	376.0	464.5
Tolling fees	24.5	21.0	42.6

Total revenues	4,518.1	4,575.2	4,447.9
Cost of goods sold	3,902.7	3,990.1	3,705.4

Gross profit	615.4	585.1	742.5
Expenses:
Selling, general and administrative	325.0	302.9	259.5
Research and development	54.6	62.5	59.3
Restructuring and plant closing costs	7.7	46.6	—

Total expenses	387.3	412.0	318.8

Operating income	228.1	173.1	423.7
Interest expense	(335.6)	(323.4)	(308.5)
Interest income	1.6	3.4	4.9
Loss on sale of accounts receivable	(5.5)	(12.8)	(1.9)
Other income (expense)	1.3	(2.0)	(3.2)

Income (loss) before income taxes	(110.1)	(161.7)	115.0
Income tax benefit (expense)	41.5	26.0	(30.2)
Minority interests in subsidiaries' income (loss)	0.1	(2.2)	(2.8)

Income (loss) before accounting change	(68.5)	(137.9)	82.0
Cumulative effect of accounting change	—	(1.5)	—

Net income (loss)	(68.5)	(139.4)	82.0
Other comprehensive income (loss)	53.4	(80.1)	(118.0)

Comprehensive income (loss)	$(15.1)	$(219.5)	$(36.0)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Millions of Dollars)

	Members' Equity
				Accumulated Other Comprehensive Loss
	Shares/ Units	Amount	Retained Earnings		Total
Balance, January 1, 2000	1,000	$518.1	$49.7	$(2.7)	$565.1
Distribution to Holdings		—	(8.0)	—	(8.0)
Net income		—	82.0	—	82.0
Other comprehensive loss		—	—	(118.0)	(118.0)

Balance, December 31, 2000	1,000	518.1	123.7	(120.7)	521.1
Refund of distribution		—	4.0	—	4.0
Capital contribution due to modification of senior subordinated discount notes (Note 12)		47.4	—	—	47.4
Net loss		—	(139.4)	—	(139.4)
Other comprehensive loss		—	—	(80.1)	(80.1)

Balance, December 31, 2001	1,000	565.5	(11.7)	(200.8)	353.0
Net loss		—	(68.5)	—	(68.5)
Other comprehensive income		—	—	53.4	53.4

Balance, December 31, 2002	1,000	$565.5	$(80.2)	$(147.4)	$337.9

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Cash Flows From Operating Activities:
Net income (loss)	$(68.5)	$(139.4)	$82.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	256.2	227.1	203.6
Provision for losses on accounts receivable	4.1	2.8	2.2
Noncash interest expense	101.5	91.7	81.3
Deferred income taxes	(59.8)	(43.1)	6.3
Gain on foreign currency transactions	(48.3)	(4.8)	(8.2)
Loss on disposals of fixed assets	—	6.6	2.9
Minority interests in subsidiaries	(0.1)	2.2	2.8
Equity in earnings of investment in unconsolidated affiliates	(0.2)	(0.1)	(0.1)
Changes in operating assets and liabilities—net of effects of acquisitions:
Accounts and notes receivables	39.5	161.7	(106.7)
Change in receivables sold, net	60.0	(48.0)	175.0
Inventories	(12.6)	17.3	(118.9)
Prepaid expenses	(9.1)	4.5	0.3
Other current assets	(15.0)	1.7	(13.8)
Other noncurrent assets	(9.4)	10.3	(52.0)
Accounts payable	(0.5)	(106.7)	(27.1)
Accrued liabilities	(15.4)	(16.2)	179.4
Other current liabilities	(48.7)	45.3	(28.4)
Other noncurrent liabilities	(16.2)	(10.5)	30.9

Net cash provided by operating activities	157.5	202.4	411.5

Investing Activities:
Capital expenditures	(190.5)	(291.0)	(204.5)
Acquisition of businesses and minority interest	(9.0)	(209.5)	(149.6)
Net cash received from unconsolidated affiliates	8.0	11.3	7.5
Advances to unconsolidated affiliates	(3.3)	(2.5)	(9.0)
Proceds from sale of fixed assets	5.9	—	—

Net cash used in investing activities	(188.9)	(491.7)	(355.6)

Financing Activities:
Net borrowings under revolving loan facilities	$—	$79.5	$8.0
Issuance of senior and senior subordinated notes	300.0	233.2	—
Proceeds from other long-term debt	—	4.4	—
Repayment of long-term debt	(288.6)	(2.4)	(131.0)
Debt issuance costs	(10.3)	(6.5)	—
Cash contributions by Holdings	—	4.0	—
Cash distribution to Holdings	—	—	(8.0)
Net cash provided by (used in) financing activities	1.1	312.2	(131.0)
Effect of exchange rate changes on cash	21.8	(5.1)	2.3

Increase (decrease) in cash and cash equivalents	(8.5)	17.8	(72.8)
Cash and cash equivalents at beginning of year	83.9	66.1	138.9

Cash and cash equivalents at end of year	$75.4	$83.9	$66.1

Supplemental cash flow information:
Cash paid for interest	235.0	222.2	234.6
Cash paid for income taxes	12.3	15.0	22.0
Supplemental non-cash financing activities:
The Company partially finances its property and liability insurance premiums. During the years ended December 31, 2002, the Company issued notes payable for approximately $2.6 million and recorded prepaid insurance for the same amount, which will be amortized over the period covered.

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

        Huntsman International Holdings LLC ("Holdings" or the "Company"), through its wholly owned subsidiary Huntsman International LLC ("Huntsman International"), is a global manufacturer and marketer of differentiated and commodity chemicals through its four principal businesses: Polyurethanes, Performance Products, Pigments and Base Chemicals.

        Effective June 30, 1999, pursuant to a contribution agreement and ancillary agreements between Holdings, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), Imperial Chemicals Industries PLC ("ICI") and Huntsman International, the Company acquired assets and stock representing ICI's polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses and Huntsman Specialty's propylene oxide business. In addition, the Company also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals, Limited ("BP Chemicals").

        Holdings is owned 60% by Huntsman Specialty, 30% by ICI and its affiliates, approximately 9% by institutional investors and approximately 1% by HMP Equity Holdings Corporation ("HMP").

  2001 Acquisition

        On March 31, 2001, the Company closed a definitive purchase agreement with an affiliate of Rhodia S.A. for the acquisition of the European surfactants business of Albright & Wilson, a subsidiary of Rhodia S.A., for approximately $180 million.

  2000 Acquisition

        On August 31, 2000, the Company acquired the Morton global thermoplastic polyurethanes business from Rohm and Haas Company for an aggregate purchase price of $120 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements of the Company include its majority owned subsidiaries. Intercompany transactions and balances are eliminated.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Flow Information

        Highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

  Securitization of Accounts Receivable

        In September 2000, Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. The Company adopted SFAS No. 140 during the year ended December 31, 2001 as required. Adoption of the accounting requirements of this standard did not have a material impact on the statement of operations or financial position.

        The Company securitizes certain trade receivables in connection with a revolving securitization program. The Company retains the servicing rights which are a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 11—Securitization of Accounts Receivable" below.

  Inventories

        Inventories are stated at the lower of cost or market using the weighted average method.

  Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight line method over the following estimated useful lives:

Buildings	20-30 years
Plant and equipment	3-20 years

A substantial portion of plant and equipment is depreciated over 15 to 20 years. Office equipment and information technology assets included as plant and equipment above, have useful lives ranging from 3 to 5 years.

        Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income. Of the total plant and equipment, approximately $458 million is depreciated using the straight-line method on a group basis at a 5% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is credited or charged to income. When miscellaneous assets are disposed of, the difference between asset costs and salvage value is charged or credited to accumulated depreciation.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The Company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest costs are capitalized as part of major construction projects. Interest expense capitalized as part of plant and equipment was $10.5 million, $9.3 million, and $10.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant influence, generally ownership interests from 20% to 50%, are accounted for using the equity method.

  Intangible Assets

        Intangible assets, which consist of patents, trademarks, technology and certain other agreements, are stated at their fair market values at the time of acquisition, and are amortized using the straight line method over their estimated useful lives of five to fifteen years or over the life of the related agreement.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein. The carrying value of the Company's senior credit facilities approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's senior notes and senior subordinated discount notes approximate book value. The fair value of the Company's senior subordinate notes and senior discount notes was approximately $893.7 million and $212.6 million, respectively, at December 31, 2002. The fair value of the Company's senior subordinated and senior discount notes was approximately $963.0 million and $236.3 million, respectively, at December 31, 2001. The Company's senior discount notes are thinly traded.

  Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that an entity recognize all derivative instruments as assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for the change in the fair value depends on the use of the instrument. The adoption of SFAS No. 133 resulted in a cumulative increase in net loss of $1.5 million and a cumulative increase to accumulated other comprehensive loss of $1.1 million. For more information, see "Note 13—Derivative Instruments and Hedging Activities."

  Income Taxes

        The Company and its U.S. subsidiaries are organized as limited liability companies. These entities are treated similar to a partnership for U.S. income tax purposes, and therefore are not subject to U.S. federal tax on their income. Subsidiaries outside the U.S. are generally taxed on the income generated in the local country.

        Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

  Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when incurred and are expensed or capitalized as appropriate.

  Foreign Currency Translation

        Generally, the accounts of the Company's subsidiaries outside of the United States consider local currency to be functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive income. Transaction gains and losses are recorded in the statement of operations and were net gains of $48.3 million, $4.8 million and $8.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

  Research and Development

        Research and development costs are expensed as incurred.

  Earnings per Member Equity Unit

        Earnings per member equity unit is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

  Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

  Recently Adopted Financial Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company was required to reassess the useful lives of all acquired intangibles and perform an impairment test on goodwill. In the first quarter of 2002, the Company completed the assessment of useful lives and concluded that no adjustment to the amortization period of intangible assets was necessary.

        The initial adoption of SFAS No. 142 had no impact on the Company's financial statements for the year ended December 31, 2002, as the Company has no goodwill.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material.

  Recently Issued Financial Accounting Standards

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company will adopt this new accounting standard on January 1, 2003. The Company is currently evaluating the effects of adopting this pronouncement.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003. The adoption of SFAS No. 145 is not expected to have a material effect on our consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. We will adopt this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 is not expected to have a material effect on the consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The Company is currently evaluating the effects of adopting this statement.

3. INVENTORIES

        Inventories consist of the following (in millions):

	December 31, 2002	December 31, 2001
Raw materials	$130.2	$132.5
Work in progress	25.9	20.4
Finished goods	385.8	328.7

Total	541.9	481.6
Materials and supplies	19.4	19.8

Net	$561.3	$501.4

        In the normal course of operations, the Company exchanges raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. The Company did not owe any inventory under open exchange agreements at December 31, 2002. The amount deducted from inventory under open exchange agreements owed by the Company at December 31, 2001 was $4.4 million (16.7 million pounds of feedstock and products), which represented the amount payable by the Company under open exchange agreements.

4. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment are as follows (in millions):

	December 31, 2002	December 31, 2001
Land	$42.9	$36.3
Buildings	157.7	129.9
Plant and equipment	3,446.3	2,919.0
Construction in progress	172.7	231.4

Total	3,819.6	3,316.6
Less accumulated depreciation	(748.5)	(477.1)

Net	$3,071.1	$2,839.5

        Property, plant and equipment includes gross assets acquired under capital leases of $20.9 and $19.4 at December 31, 2002 and 2001, respectively; related amounts included in accumulated depreciation were $4.3 and $1.6 at December 31, 2002 and 2001, respectively.

5. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (in millions):

	December 31, 2002	December 31, 2001
Louisiana Pigment Company, L.P. (50%)	$131.4	$139.8
Rubicon, Inc. (50%)	1.3	5.7
Others	1.2	1.5

Total	$133.9	$147.0

        Summarized approximate financial information of such affiliated companies as a group as of December 31, 2002 and 2001 and for the years then ended is presented below (in millions):

	December 31, 2002	December 31, 2001
Assets	$488.3	$533.1
Liabilities	222.5	229.3
Revenues	651.3	681.4
Net income	0.4	0.5
The Company's equity in:
Net assets	133.9	147.0
Net income	0.2	0.1

6. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets as of December 31, 2002 and 2001 were as follows (dollars in millions):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$312.3	$89.9	$222.4	$343.4	$66.0	$277.4
Non-compete agreements	49.1	30.9	18.2	50.1	24.3	25.8
Other intangibles	28.9	3.1	25.8	30.8	1.9	28.9

Total	$390.3	$123.9	$266.4	$424.3	$92.2	$332.1

        Amortization expense for intangibles for the years ended December 31, 2002, 2001 and 2000 was $33.9 million, $33.0 million and $26.3 million, respectively. Estimated future amortization expense for intangible assets through December 31, 2007 is as follows (dollars in millions):

Annual Expense
2003 through 2004	$46.7
2005 through 2007	$38.1

7. OTHER NONCURRENT ASSETS

        Other noncurrent assets consist of the following (in millions):

	December 31, 2002	December 31, 2001
Prepaid pension assets	$146.2	$198.4
Debt issuance costs	61.4	57.2
Capitalized turnaround expense	47.6	33.0
Receivables from affiliates	18.6	16.7
Spare parts inventory	46.2	36.2
Other noncurrent assets	19.5	21.4

Total	$339.5	$362.9

8. ACCRUED LIABILITIES

        Accrued liabilities consist of the following (in millions):

	December 31, 2002	December 31, 2001
Raw materials and services	$217.7	$212.7
Interest	61.3	59.1
Taxes (income, property and VAT)	41.4	18.4
Payroll, severance and related costs	67.4	49.7
Volume and rebates accruals	52.5	50.1
Restructuring and plant closing costs	7.1	31.3
Other miscellaneous accruals	76.4	75.4

Total	$523.8	$496.7

9. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consist of the following (in millions):

	December 31, 2002	December 31, 2001
Pension liabilities	$82.3	$54.6
Other postretirement benefits	10.8	10.4
Environmental accruals	19.3	22.9
Payable to affiliate	37.9	37.5
Other noncurrent liabilities	8.0	6.5

Total	$158.3	$131.9

10. RESTRUCTURING AND PLANT CLOSING COSTS

        The Company has incurred restructuring and plant closing costs totaling $7.7 million and $46.6 million for the years ended December 31, 2002 and 2001, respectively.

        In 2002, the Pigments segment recorded $3.1 million in asset write-downs related to the closure of the Company's titanium dioxide manufacturing facility in Greatham, UK.

	Accrued Liabilities as of December 31, 2001	2002 Charge	Non-cash Charge	Cash Payments	Accrued Liabilities as of December 31, 2002
Property, plant and equipment	$—	$6.1	$(6.1)	$—	$—
Workforce reductions	30.5	—	—	(23.4)	7.1
Other exit costs	0.8	1.6	—	(2.4)	—

Total	$31.3	$7.7	$(6.1)	$(25.8)	$7.1

  2001 Restructuring

        During 2001, the Polyurethanes segment announced a cost reduction program which included closure of the Shepton Mallet, U.K. polyols manufacturing facility by the end of 2002 resulting in a charge of $44.7 million. The program included reduction in workforce of approximately 270 employees at the Shepton Mallet facility and other locations. Approximately $7.8 was recorded to write-down the fixed assets, $36.1 for employee termination benefits and $0.8 for other exit costs.

        The Pigments segment recorded $1.9 million in restructuring charges which related to a workforce reduction of approximately 50 employees.

        The restructuring and plant closing cost were recorded in the following accounts: $7.8 million in property, plant, and equipment, and $38.8 million in accrued liabilities. At December 31, 2002 there remained $7.1 million of these costs in accrued liabilities for workforce reductions and other exit costs.

	Accrued Liabilities as of December 31, 2000	2001 Charge	Non-cash Charge	Cash Payments	Accrued Liabilities as of December 31, 2001
Property, plant and equipment	$—	$7.8	$(7.8)	$—	$—
Workforce reductions	—	38.0	—	(7.5)	30.5
Other exit costs	—	0.8	—	—	0.8

Total	$—	$46.6	$(7.8)	$(7.5)	$31.3

11. SECURITIZATION OF ACCOUNTS RECEIVABLE

        On December 21, 2000, the Company initiated a five-year revolving securitization program under which certain trade receivables were and will be transferred to an off balance sheet special purpose entity at a discount. Under the terms of the agreements, the Company and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables and is subject to recourse provisions. In 2000, proceeds from initial sales totaled approximately $175 million. In October 2002, the Company expanded its accounts receivable securitization program by $25 million. At December 31, 2002, the special purpose entity had outstanding $180 million in mid-term notes and $100 million in commercial paper.

        For the years ended December 31, 2002 and 2001, new sales totaled approximately $3,220 million and $3,132 million, respectively, and cash collections totaled approximately $3,160 million and $3,180 million, respectively. Servicing fees received were approximately $3 million each year for the years 2002 and 2001, and are recorded as a reduction in the loss on sale of accounts receivable in the statements of operations. The retained interest in the receivables was approximately $112 million and $60 million, and as of December 31, 2002 and 2001, respectively. The value of the retained interest is subject to credit and interest rate risk.

        The key economic assumptions used in valuing the residual interest at December 31, 2002 are presented below:

Weighted average life (in months)	2
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	5%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2002 and 2001 were $11.2 million and $15.6 million, respectively.

12. LONG-TERM DEBT

        Long-term debt outstanding as of December 31, 2002 and 2001 is as follows (in millions):

	December 31, 2002	December 31, 2001
Senior Secured Credit Facilities:
Revolving loan facility	$67.0	$110.6
Term A dollar loan	109.7	195.6
Term A euro loan (in U.S. dollar equivalent)	138.5	208.6
Term B loan	526.3	553.7
Term C loan	526.3	553.7
Senior Notes	300.0	—
Senior Subordinated Notes	1,076.8	1,003.1
Senior Discount Notes	381.8	335.5
Senior Subordinated Discount Notes	308.9	266.3
Other long-term debt	29.2	12.6

Subtotal	3,464.5	3,239.7
Less current portion	(43.9)	(5.3)

Total	$3,420.6	$3,234.4

  Senior Secured Credit Facilities

        The revolving loan facility of up to $400 million matures on June 30, 2005 with no scheduled commitment reductions. Both the term A dollar loan and the term A euro loan facilities mature on June 30, 2005 and are payable in semi-annual installments commencing December 31, 2003 with the amortization increasing over time. The term B loan facility matures on June 30, 2007 and the term C loan facility matures on June 30, 2008. The term B and term C loan facilities require payments in annual installments of $5.48 million each, commencing June 30, 2004, with the remaining unpaid balances due on final maturity.

        Interest rates for the Company's senior secured credit facilities (the "Senior Secured Credit Facilities") are based upon, at the Company's option, either a eurocurrency rate (libor) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.25% to 4.25% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of base rate loans, from zero to 3.00% per annum. As of December 31, 2002, 2001 and 2000 the average interest rates on the Senior Secured Credit Facilities were 5.8%, 7.6% and 9.2%, respectively.

        The obligations of Huntsman International under the Senior Secured Credit Facilities are supported by guarantees of the Company and Huntsman International's domestic and certain foreign subsidiaries (collectively the "Guarantors") as well as pledges of 65% of the voting stock of certain non-U.S. subsidiaries.

        The Senior Secured Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions and maintenance of certain financial ratios. The financial covenants include a leverage ratio, interest coverage ratio, minimum consolidated net worth level and a limit on capital expenditures. The Senior Secured Credit Facilities also limit the payment of dividends generally to the amount required by the members to pay income taxes. Management believes that the Company and Huntsman International are in compliance with the covenants of the Senior Secured Credit Facilities as of December 31, 2002.

        Huntsman Specialty has an obligation to purchase ICI's 30% interest in Holdings (the "ICI 30% Interest") on or before July 1, 2003. In addition, HMP has an option to acquire the ICI 30% Interest on or before May 15, 2003, which was originally granted to GOP pursuant to an agreement with ICI (the "Option Agreement"). Concurrently, $160 million was paid to ICI for the Company's senior subordinated discount notes due 2009 that were originally issued to ICI (the "B Notes"), subject to certain conditions including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The B Notes have been pledged to ICI as collateral security for such additional payment. The Huntsman Specialty obligation is secured by a lien on 30% of the outstanding membership interests in Holdings held by Huntsman Specialty (the "HIH Pledged Interest"). The Option Agreement does not terminate Huntsman Specialty's obligations to ICI. However, if HMP exercises the option, Huntsman Specialty's obligation would be effectively terminated. If HMP does not exercise the option, Huntsman Specialty would continue to be obligated to ICI. Accordingly, if neither HMP exercises its option nor Huntsman Specialty otherwise satisfies its obligation to ICI with respect to ICI's put right, ICI could foreclose on the Holdings Pledged Interest. Such a foreclosure would constitute a "change of control" and an event of default under the HI Credit Facilities and would give certain put rights to the holders of the HI Notes and the holders of the HIH Notes.

  Senior Notes and Senior Subordinated Notes

        In March 2002, Huntsman International issued $300 million 9.875% Senior Notes (the "Senior Notes"). Interest on the notes is payable semi-annually and the Senior Notes mature on March 1, 2009. The Senior Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Senior Notes may be redeemed, in whole or in part, at any time by Huntsman International prior to March 1, 2006 at 100% of the face value plus a "make whole" premium, as defined in the applicable indenture. After March 1, 2006, the Senior Notes may be redeemed, in whole or in part, at a redemption price decline from 104.937% to 100% after March 1, 2008.

        The Company also has outstanding $600 million and €450 million 10.125% Senior Subordinated Notes (the "Notes"). Interest on the Notes is payable semi-annually and the Notes mature on July 1, 2009. The Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Notes may be redeemed, in whole or in part, at any time by the Company on or after

July 1, 2004, at percentages ranging from 105% to 100% at July 1, 2007 of their face amount, plus accrued and unpaid interest.

        The Senior Notes and the Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring Huntsman International to offer to repurchase the Senior Notes and the Notes upon a change of control. Management believes that Huntsman International is in compliance with the covenants of the Senior Notes and the Notes as of December 31, 2002.

  Senior Discount Notes and Senior Subordinated Discount Notes

        On June 30, 1999, the Company issued Senior Discount Notes and Senior Subordinated Discount Notes (collectively, the "Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The Discount Notes are due December 31, 2009. Interest on the Senior Discount Notes will accrue at 13.375% per annum. The Senior Discount Notes are redeemable prior to July 2004 for an amount equal to the net present value of 106.688% of the projected July 1, 2004 accreted value and thereafter at stipulated redemption prices declining to 100% of accreted value in 2007. The Senior Subordinated Discount Notes had a stated rate of 8% that originally was to reset to a market rate in June 2002 and can be redeemed at 100% of accreted value at any time until June 30, 2004. On December 21, 2001, the Company and ICI agreed to modify the terms of the Senior Subordinated Discount Notes, including deferring the reset date until September 2004. For financial reporting purposes, the Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $224 million based upon prevailing market rates at June 30, 1999. Interest on the Discount Notes is paid in kind. The Senior Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. As of December 31, 2002 and 2001, the Senior Discount Notes include $139.1 million and $92.8 million of accrued interest, respectively. As of December 31, 2002 and 2001, the Senior Subordinated Discount Notes include $83.8 million and $57.4 million of accrued interest, respectively, and $40.2 million and $56.4 million of discount, respectively.

        On December 21, 2001, in connection with the Option Agreement with ICI, the Company and ICI agreed to modify the terms of the Senior Subordinated Discount Notes. The interest rate reset date was deferred until September 2004. The modification of the terms resulted in a significant decrease in the present value of the future cash flow of the debt and, as a result, the debt was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001. The reduction in the debt of $47.4 million has been reflected as a capital contribution as the debt was held by a related party.

        The scheduled maturities of long-term debt are as follows (in millions):

December 31, 2002
2003	43.9
2004	148.6
2005	156.2
2006	12.9
2007	517.1
Later Years	2,585.8

$3,464.5

13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing. As a result, the Company enters into transactions including derivative instruments to manage these risks. The overall risk management philosophy of the Company is to manage the downside risks of these activities. Primary goals of the Company's risk management activities include: (1) reducing the impact of fluctuations in variable interest rates and meeting the requirements of certain credit agreements; (2) reducing the short-term impact from certain movements in foreign exchange rates on earnings; (3) reducing the variability in the purchase price of certain feedstocks; and (4) hedging the net investment position in euro functional currency entities.

  Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. The Company's senior credit facilities require that a certain portion of debt be at fixed rates through either interest rate hedges or through other means that provide a similar effect. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of December 31, 2002 and 2001, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (in millions):

	December 31, 2002	December 31, 2001
Pay fixed swaps
Notional amount	$202.4	$319.2
Fair value	$(11.8)	$(12.7)
Weighted average pay rate	5.72%	5.84%
Maximum weighted average pay rate	6.62%	6.55%
Maturing	2004	2002-2004
Interest rate collars
Notional amount	$150.0	$275.0
Fair value	$(11.6)	$(8.3)
Weighted average cap rate	7.00%	7.00%
Weighted average floor rate	5.08%	5.35%
Maximum weighted average floor rate	6.25%	6.12%
Maturing	2004	2002-2004

        The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate, and require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        The majority of the interest rate contracts have been designated as cash flow hedges of future interest payments on its variable rate debt. The fair value of these interest rate contracts designated as hedges as of December 31, 2002 and 2001 was a loss of approximately $15.6 million and $13.4 million, respectively, which is recorded in other noncurrent liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of December 31, 2002, losses of approximately $9.8 million are expected to be reclassified into earnings over the next twelve months. Gains and losses on these agreements, including amounts recorded related to hedge ineffectiveness, are reflected as interest expense in the statement of operations. A net loss of $4.2 million was recorded in interest expense in the year ended December 31, 2002. A net gain of $2.9 million was recorded in interest expense in the year ended December 31, 2001.

        As of December 31, 2002 and 2001 swap agreements with a fair value liability of $7.8 million and $7.6 million, respectively have not been designated as a hedge for financial reporting purposes. Accordingly, $0.2 million and $7.6 million for the years ended December 31, 2002 and 2001 is recognized in interest expense.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

  Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2002, there was a notional amount of $1.8 million outstanding for such contracts. At December 31, 2001, there were no outstanding contracts. During the years ended December 31, 2002 and 2001, the Company recognized losses of $0.1 million and $3.0 million, respectively, from these activities.

  Commodity Price Hedging

        Because feedstocks used by the Company are subject to price volatility, the Company uses commodity futures and swaps to reduce the risk associated with certain of these feedstocks. These instruments are designated as cash flow hedges of future inventory purchases and fair value hedges of inventory currently held and trading activities. The mark-to-market gains and losses of qualifying cash flow hedges are recorded as a component of other comprehensive income until the underlying transactions are recognized in earnings. The mark-to-market gains and losses of non-qualifying, excluded and ineffective portions of hedges are recorded in cost of goods sold in the accompanying statement of operations. For the year ended December 31, 2002, there were no gains or losses on derivatives qualifying as cash flow hedges. As of December 31, 2002, the fair value of all commodity derivatives included in other current liabilities was $0.8 million. For the year ended December 31, 2001, the net losses on derivatives qualifying as cash flow hedges were $0.9 million and were recorded in other comprehensive income. As of December 31, 2001 the fair value of all commodity derivatives included as other current assets and current liabilities was $1.0 million and $1.1 million, respectively.

        During the year ended December 31, 2002 and 2001, the Company recorded $3.5 million and $11.1 million, respectively, as an increase in cost of goods sold related to net losses from settled contracts and the change in fair value (unrealized gains and losses) on the contracts that are effective economic hedges of commodity price exposures, but do not meet the SFAS No. 133 definition of hedging instruments. As of December 31, 2002, $0.8 million and $0.2 million, were included in other current assets and liabilities, respectively. As of December 31, 2001, $2.0 million and $1.0 million were included in other current assets and liabilities, respectively.

  Net Investment Hedging

        The Company hedges its net investment position in euro functional currency entities. To accomplish this, a portion of the Company's debt is euro denominated and designated as a hedge of net investments. Currency effects of these hedges produced net losses of approximately $95.9 million and net gains of approximately $19.5 million, in other comprehensive income (foreign currency translation adjustments) for the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 and 2001, there was a cumulative net loss of approximately $32.7 million and a cumulative net gain of approximately $63.2 million, respectively.

14. INCOME TAXES

        The income (loss) before income tax consists of the following (in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
U.S. income (loss)	$12.2	$(116.0)	$(15.2)
Foreign income (loss)	(122.3)	(45.7)	130.2

Total	$(110.1)	$(161.7)	$115.0

        The provision (benefit) for income taxes consists of the following (in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
U.S.:
Current	$1.4	$0.4	$0.4
Deferred	—	—	—
Foreign:
Current	16.9	16.7	23.5
Deferred	(59.8)	(43.1)	6.3

Total	$(41.5)	$(26.0)	$30.2

        The following schedule reconciles the differences between the United States federal income taxes at the United States statutory rate to the Company's provision (benefit) for income taxes (in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Income taxes at U.S. federal statutory rate	$(38.6)	$(56.6)	$40.3
Income not subject to U.S. federal income tax	8.0	40.5	9.4
State income taxes	0.4	0.4	0.3
Foreign country incentive tax benefits	(17.0)	(14.5)	(13.3)
Foreign country currency exchange gain (loss)	0.8	0.3	(4.4)
Foreign income tax rate in excess of federal statutory rate	8.8	4.4	0.4
Other	(3.9)	(0.5)	(2.5)

Total	$(41.5)	$(26.0)	$30.2

Effective income tax rate	38%	16%	26%

        The components of deferred tax assets and liabilities are as follows (in millions):

	December 31, 2002		December 31, 2001
	Current	Long-term	Current	Long-term
Deferred income tax assets:
Net operating loss carryforwards	$—	$200.9	$—	$122.5
Tax basis of plant and equipment in excess of book basis	—	38.9	—	38.7
Employee benefits	—	6.1	—	3.6
Other accruals and reserves	45.2	—	10.8	—
Valuation allowance	—	(10.1)	(6.5)	(22.7)

Total	45.2	235.8	4.3	142.1
Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	—	(381.4)	—	(346.7)
Employee benefits	—	(69.5)	—	(58.0)
Other accruals and reserves	(14.0)	—	(10.0)	—
Total	(14.0)	(450.9)	(10.0)	(404.7)

Net deferred tax asset (liability)	$31.2	$(215.1)	$(5.7)	$(262.6)

        The Company has net operating loss carryforwards ("NOLs") of approximately $622 million in various foreign jurisdictions. Most of the NOLs have no expiration date. The remaining NOLs begin to expire in 2006. If the valuation allowance is reversed, substantially all of the benefit will be allocated to reduce other noncurrent intangible assets. During 2002 and 2001, respectively, the Company reversed $19.1 million and $18.2 million of the valuation allowance and reduced goodwill by $17.5 million and $18.2 million, respectively.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's corporate structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

        The Company is treated as a partnership for U.S. federal income tax purposes and as such is generally not subject to U.S. income tax, but rather such income is taxed directly to the Company's owners. The net difference of the book basis of the U.S. assets and liabilities over the tax basis of those assets and liabilities is approximately $377 million.

15. OTHER COMPREHENSIVE INCOME (LOSS)

        The components of other comprehensive income (loss) are as follows (in millions):

	December 31, 2002		December 31, 2001		December 31, 2000		January 1, 2000
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)
Foreign currency translation adjustments	$(38.5)	$147.2	$(185.7)	$(65.0)	$(120.7)	$(118.0)	$(2.7)
Additional minimum pension liability, net of tax of $37.7 million	(88.1)	(88.1)	—	—	—	—	—
Additional minimum pension liability—unconsolidated affiliate	(5.4)	(5.4)	—	—	—	—	—
Unrealized loss on securities	(2.7)	(2.7)	—	—	—	—	—
Net unrealized loss on derivative instruments	(11.6)	2.4	(14.0)	(14.0)	—	—	—
Cumulative effect of accounting change	(1.1)	—	(1.1)	(1.1)	—	—	—

Total	$(147.4)	$53.4	$(200.8)	$(80.1)	$(120.7)	$(118.0)	$(2.7)

16. EMPLOYEE BENEFIT PLANS

  Defined Benefit and Other Postretirement Benefit Plans

        The Company sponsors various contributory and non-contributory defined benefit pension plans covering employees in the U.S., the U.K., Netherlands, Belgium, Canada and a number of other countries. The Company funds the material plans through trust arrangements (or local equivalents) where the assets of the fund are held separately from the employer. The level of funding is in line with local practice and in accordance with the local tax and supervisory requirements. The plan assets consist primarily of equity and fixed income securities.

        The Company also sponsors unfunded post-retirement benefit plans other than pensions which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. In 2002, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 11% per annum decreasing to 5.0% per annum after five years. In 2001, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 8% per annum decreasing to 5% per annum after seven years.

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheet at December 31, 2002 and 2001 (in millions):

	Year Ended December 31, 2002		Year Ended December 31, 2001
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
Change in benefit obligation
Benefit obligation as of beginning of year	$959.0	$10.3	$857.3	$10.0
Service cost	34.1	0.4	28.9	0.3
Interest cost	56.4	0.7	52.4	0.6
Plan losses	1.8	0.8	20.4	1.4
Foreign exchange impact	124.3	—	(26.0)	(0.1)
Benefits paid	(42.1)	(0.6)	(27.3)	(0.6)
Employee contributions	2.4	—	2.0	—
Plan amendments	4.3	—	0.7	—
Acquisitions	—	—	50.3	—
Other	4.2	—	0.3	(1.3)

Benefit obligation as of end of year	$1,144.4	$11.6	$959.0	$10.3

Change in plan assets
Market value of plan assets as of beginning of year	$930.8	$—	$1,001.4	$—
Actual return on plan assets	(129.3)	—	(80.4)	—
Company contributions	34.4	—	20.9	—
Foreign exchange impact	110.3	—	(31.9)	—
Benefits paid	(41.8)	—	(26.7)	—
Employee contributions	2.4	—	2.0	—
Acquisitions	0.5	—	44.4	—
Other	0.6	—	1.1	—

Market value of plan assets as of end of year	$907.9	$—	$930.8	$—

Funded status
Funded status	$(236.5)	$(11.6)	$(28.2)	$(10.3)
Unrecognized net actuarial loss	427.1	2.4	194.8	1.6
Unrecognized prior service cost	5.8	(1.6)	5.1	(1.7)
Adjustment to recoginize minimum pension liability in other comprehensive income	(131.5)	—	—	—

Accrued benefit cost	$64.9	$(10.8)	$171.7	$(10.4)

Change in funded status
Prepaid (accrued) expense as of beginning of year	$171.7	$(10.4)	$172.2	$(10.1)
Net periodic pension cost	(34.8)	(1.0)	(8.0)	(1.0)
Employer contributions	34.4	—	20.9	—
Foreign exchange impact	27.9	—	(6.9)	0.1
Benefits paid	0.6	0.6	0.5	0.6
Other items	(3.4)	—	(7.0)	—
Adjustment to recognize minimum pension liability in other comprehensive income	(131.5)	—	—	—

Prepaid (accrued) expense as of end of year	$64.9	$(10.8)	$171.7	$(10.4)

Components of net periodic benefit cost
Service cost	$36.4	$0.5	$31.0	$0.3
Employee contributions	(2.4)	—	(2.1)	—
Interest cost	56.4	0.8	52.4	0.6
Return on plan assets	(67.5)	—	(73.4)	—
Unrecognized gains	11.9	(0.1)	0.1	0.1

Net periodic cost	$34.8	$1.2	$8.0	$1.0

        The following assumptions were used in the above calculations:

	Year Ended December 31, 2002		Year Ended December 31, 2001
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
Weighted-average assumptions as of December 31, 2002
Discount rate	5.51%	6.62%	5.74%	7.03%
Expected return on plan assets	7.00%	N/A	7.05%	N/A
Rate of compensation increase	3.39%	4.00%	3.46%	4.00%

        The Company calculates the market related value of plan assets for its U.S. plans by amortizing changes in fair value that differ from the expected return on assets by more than 300 basis points to expense over a five year period. Assets returns that are within 300 basis points of the expected return on assets are recorded immediately. For all other plans, the Company uses market value of plan assets.

        The following table sets forth the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans as of December 31, 2002 and 2001:

	December 31, 2002	December 31, 2001
Defined benefit plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$765.4	$65.2
Accumulated benefit obligation	616.3	48.6
Fair value of plan assets	544.8	25.1
Defined benefit plans with plan assets in excess of accumulated benefit obligations:
Projected benefit obligation	$379.0	$893.9
Accumulated benefit obligation	341.7	781.3
Fair value of plan assets	363.1	904.7

        In addition to the benefit plans described above, certain employees of Huntsman International participate in pension plans of Huntsman LLC. As of December 31, 2002 and 2001, an allocation of the pension liability of $3.1 million and $2.8 million, respectively, was recorded as other noncurrent liabilities.

  Defined Contribution Plans

        The Company has defined contribution plans covering its domestic employees and employees in some foreign subsidiaries who have completed at least two years of service.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2002, 2001 and 2000 were approximately $6.1 million, $6.3 million, and $2.9 million, respectively.

17. COMMITMENTS AND CONTINGENCIES

        The Company has various purchase commitments extending through 2017 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $35 million annually through 2017.

        The Company is a party to various proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Based in part on the indemnities provided to the Company by ICI and Huntsman Specialty in connection with the transfer of businesses to the Company and insurance coverage, management does not believe that the outcome of any of these matters will have a material adverse effect on financial condition or results of operations.

18. ENVIRONMENTAL MATTERS

        The operation of any chemical manufacturing plant and the distribution of chemical products and their related production of by-products and wastes, entails risk of adverse environmental effects. As a result, the Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to change its equipment or operations, and any such changes could have a material adverse effect on its businesses. Accordingly, given the Company's businesses, environmental or regulatory matters may cause us significant unanticipated losses, costs or liabilities.

        Under some environmental laws, the Company may be jointly and severally liable for the costs of environmental contamination on or from its properties and at off-site locations where it disposed of or arranged for the disposal or treatment of hazardous wastes. For example, in the United States under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the United States Resource Conservation and Recovery Act of 1976, as amended, and similar state laws, as the holder of permits to treat or store hazardous wastes, the Company may, under some circumstances, be required to remediate contamination at its properties regardless of when the contamination occurred. Similar laws are being developed or are in effect to varying degrees in other parts of the world, most notably in the EU. For example, in the U.K., the contaminated land regime now provides a detailed framework for the identification, management and remediation of contaminated sites. This law will likely increase governmental scrutiny of the Company's U.K. facilities.

        The Company may also incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. Capital expenditures are planned, for example, under national legislation implementing the EU Directive on Integrated Pollution Prevention and Control. Under this directive the majority of the Company's European plants will, over the next few years, be required to obtain governmental authorizations which will regulate air and water discharges, waste management and other matters relating to the impact of operations on the environment, and to conduct site assessments to evaluate environmental conditions. Although the implementing legislation in most Member States is not yet in effect, it is likely that additional expenditures may be necessary in some cases to meet the requirements of authorizations under this directive. In particular, the Company believes that related expenditures to upgrade its wastewater treatment facilities at several sites may be necessary and associated costs may be material. Wastewater treatment upgrades unrelated to this initiative also are planned at certain facilities. In addition, the Company may also incur material expenditures, beyond currently anticipated expenditures, in complying with EU Directives, including the Directive on Hazardous Waste Incineration, the Seveso II Directive, which governs major accident hazards, as well as the Water

Framework Directive. It is also possible that additional expenditures to reduce air emissions at two of the Company's U.K. facilities may be material. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on the Company's operations. Therefore, the Company cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

        The Company's operations involve the handling, transportation and use of numerous hazardous substances. From time to time, these operations may result in violations under environmental laws including spills or other releases of hazardous substances into the environment. In the event of a catastrophic incident, the Company could incur material costs or experience interruption in its operations as a result of addressing the incident and implementing measures to prevent such incidents in the future. Currently, the Company is aware of the following matters:

        The Texas Commission on Environmental Quality (the "TCEQ," formerly the Texas Natural Resource Conservation Commission or TNRCC) has issued certain notices of violation relating to air emissions and wastewater issues at the Company's Port Neches, Texas facility and filed an amended administrative petition with respect to certain of these violations on January 12, 2001. The Company met with the TCEQ on several occasions in 2001 and early 2002 and reached a tentative settlement with the agency on penalties totaling $100,000. Although management does not anticipate it, it is possible that the terms of an air permit, which the Company applied for as a result of the settlement, may cause it to incur costs related to equipment serving this plant and others in the vicinity that could be material.

        On October 6, 2002, a leak of sulphuric acid from two tanks located near the Company's Whitehaven, U.K. plant was discovered. About 342 to 347 tonnes of acid were released onto the ground and into the soil near the tanks. Although the Company took immediate steps to contain the spillage and recover acid, a quantity of acid reached a nearby beach via a geological fault. The Company believes the tanks were not owned by the Company; however, it did own the acid in the tanks. The EA and the Health and Safety Executive are investigating the incident. Whether charges will be brought or other actions taken by the regulatory authorities is unknown at this time. Although the Company can give no assurances, based on currently available information and its understanding of similar investigations and penalties in the past, the Company believes that, if any charges are brought or actions taken and the Company is ultimately found to be legally responsible, the probable penalties would not be material to its financial position or results of operations.

        The Company is aware that there is or may be soil or groundwater contamination at some of its facilities resulting from past operations. Based on available information and the indemnification rights (including indemnities provided by Huntsman Specialty, ICI, Rhodia S.A. and The Dow Chemical Company, for the facilities that each of them transferred to the Company), the Company believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows; however, it cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that it will not be required to contribute to such costs or that such costs will not be material.

        By letter dated March 6, 2003, the Company's subsidiary, Huntsman Ethyleneamines Ltd., was notified by the TCEQ of a probable enforcement action arising out of the inspection of the Freeport,

Texas facility on December 16-19, 2002. Seven types of violations relating to Texas Clean Air Act requirements were cited. No penalty demand was made, although penalties are expected.

        Given the nature of the Company's business, violations of environmental laws may result in restrictions imposed on its operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on its business, financial condition, results of operations or cash flows.

19. RELATED-PARTY TRANSACTIONS

        The Company shares numerous services and resources with Huntsman LLC (the 60% owner of Holdings), ICI, and subsidiaries of both companies. In accordance with various agreements Huntsman LLC and ICI provide management, operating, maintenance, steam, electricity, water and other services to the Company. The Company also relies on Huntsman LLC, ICI and their subsidiaries to supply certain raw materials and to purchase products. Rubicon, Inc., and Louisiana Pigment Company are unconsolidated 50 percent owned affiliates of the Company. The amounts which the Company purchased from or sold to related parties are as follows (in millions):

	Year Ended December 31, 2002		Year Ended December 31, 2001		Year Ended December 31, 2000
	Purchases From	Sales To	Purchases From	Sales To	Purchases From	Sales To
Huntsman LLC and subsidiaries	$226.6	$57.7	$217.5	$73.8	$194.9	$80.3
ICI and subsidiaries	188.6	252.6	235.5	286.2	393.6	370.2
Unconsolidated affiliates	392.7	23.4	537.5	16.0	580.7	14.0

        Included in purchases from Huntsman LLC and its subsidiaries for the years ended December 31, 2002, 2001 and 2000 is $65 million, $54 million, and $64 million, respectively, of allocated management costs which are reported in selling, general and administrative expenses. The amounts which the Company is owed or owes to related parties are as follows (in millions):

	December 31, 2002		December 31, 2001
	Receivable From	Payables To	Receivable From	Payables To
Huntsman LLC and subsidiaries	$16.3	$47.1	$14.7	$44.0
ICI and subsidiaries	39.9	6.3	34.5	2.5
Unconsolidated affiliates	9.0	29.5	16.1	70.2

20. LEASE COMMITMENTS

        The Company leases a number of assets which are accounted for as operating leases. The lease obligation reflected in the Company's statement of operations as rental expense, totaled $15.8 million, $18.5 million and $23.7 million for the three years ended December 31, 2002, 2001 and 2000, respectively. The minimum future rental payments due under existing agreements are by year (in millions):

Year	Amount
2003	16.8
2004	12.5
2005	8.7
2006	6.1
2007	5.3
Later years	51.0

        The following in an analysis of the leased property under capital leases by major classes:

	Asset Balances at December 31,
Classes of Property
	2002	2001
Buildings	$1.1	1.1
Plant and equipment	19.8	18.3
Subtotal	20.9	19.4
Less: accumulated amortization	(4.3)	(1.6)

Total	$16.6	17.8

21. INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of specialty and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. During 2002 the Company realigned its principal operating segments. The most significant change was the split of the former Specialty Chemicals segment into two segments: Polyurethanes and Performance Products. The former Tioxide segment was renamed Pigments and the former Petrochemicals segment was renamed Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO, TBA and MTBE
Performance Products	Surfactants, ethyleneamines and other performance chemicals
Pigments	Titanium dioxide
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices. For the years ended December 31, 2002, 2001 and 2000, sales to ICI and its affiliates accounted for approximately 6%, 6%, and 8% of consolidated revenues, respectively.

        Financial information for each of the Company's reportable operating segments is as follows (dollars in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Net Sales:
Polyurethanes	$2,066.0	$2,073.7	$2,065.3
Performance Products	574.3	455.3	43.2
Pigments	880.3	872.1	955.8
Base Chemicals	1,097.5	1,268.6	1,485.5
Eliminations	(100.0)	(94.5)	(101.9)

Total	$4,518.1	$4,575.2	$4,447.9

EBITDA(2):
Polyurethanes	$365.1	$262.7	$350.2
Performance Products	27.2	21.1	—
Pigments	68.3	139.4	214.4
Base Chemicals	13.8	20.4	86.6
Unallocated administrative and other items(3)	5.8	(60.4)	(31.8)

Total	$480.2	$383.2	$619.4

Interest expense, net	(334.0)	(320.0)	(303.6)
Income tax benefit (expense)	41.5	26.0	(30.2)
Cumulative effect of accounting change	—	(1.5)	—
Depreciation and amortization	(256.2)	(227.1)	(203.6)

Net income (loss)	$(68.5)	$(139.4)	$82.0

Depreciation and Amortization:
Polyurethanes	$134.7	$130.1	$115.7
Performance Products	10.6	4.6	—
Pigments	54.2	43.8	41.8
Base Chemicals	47.3	43.4	42.9
Unallocated administrative and other items(3)	9.4	5.2	3.2

Total	$256.2	$227.1	$203.6

Capital Expenditures:
Polyurethanes	$58.3	$77.6	$81.5
Performance Products	11.5	5.9	—
Pigments	97.4	161.4	86.3
Base Chemicals	23.3	29.3	32.5
Unallocated administrative and other items(3)	—	16.8	4.2

Total	$190.5	$291.0	$204.5

Total Assets:
Polyurethanes	$3,489.4	$3,217.4	$3,236.8
Performance Products	307.7	316.2	—
Pigments	1,415.3	1,386.6	1,308.4
Base Chemicals	1,052.6	939.3	1,046.6
Unallocated administrative and other items(3)	3,337.0	3,246.1	3,144.7
Eliminations	(4,557.9)	(4,279.1)	(3,958.6)

Total	$5,044.1	$4,826.5	$4,777.9

(1)
Segment income is defined as operating income excluding unallocated corporate overhead.

(2)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization.

(3)
Unallocated administrative and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
	(In millions)
By Geographic Area
Net Sales:
United States	$1,742.4	$1,573.1	$1,537.7
United Kingdom	1,537.9	1,628.5	1,809.7
Netherlands	894.6	929.8	802.4
Other nations	1,457.6	1,344.5	1,116.4
Adjustments and eliminations	(1,114.4)	(900.7)	(818.3)

Total	$4,518.1	$4,575.2	$4,447.9

Long-lived Assets:
United States	$1,172.0	$1,251.4	$1,278.1
United Kingdom	1,153.2	1,022.2	946.0
Netherlands	396.3	338.3	345.4
Other nations	714.3	611.7	534.6
Corporate	3.1	18.6	(18.1)

Total	$3,438.9	$3,242.2	$3,086.0

22. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED—IN MILLIONS)

	Three Months Ended March 31, 2002	Three Months Ended June 30, 2002	Three Months Ended September 30, 2002	Three Months Ended December 31, 2002	Year Ended December 31, 2002
Revenues	$997.9	$1,175.0	$1,195.2	$1,150.0	$4,518.1
Gross profit	125.5	157.6	174.9	157.4	615.4
Operating income	24.5	81.8	67.9	53.9	228.1
Net income (loss)	(31.4)	7.3	(13.3)	(31.1)	(68.5)
	Three Months Ended March 31, 2001	Three Months Ended June 30, 2001	Three Months Ended September 30, 2001	Three Months Ended December 31, 2001	Year Ended December 31, 2001
Revenues	$1,151.6	$1,284.1	$1,133.4	$1,006.1	$4,575.2
Gross profit	166.0	170.6	139.6	108.9	585.1
Operating income (loss)	71.6	84.7	49.5	(32.7)	173.1
Net income (loss)	(4.4)	0.5	(28.0)	(107.5)	(139.4)

	Three Months Ended March 31, 2000	Three Months Ended June 30, 2000	Three Months Ended September 30, 2000	Three Months Ended December 31, 2000	Year Ended December 31, 2000
Revenues	$1,054.9	$1,154.7	$1,136.9	$1,101.4	$4,447.9
Gross profit	181.3	205.8	195.4	160.0	742.5
Operating income	98.5	132.9	110.4	81.9	423.7
Net income (loss)	19.7	47.3	23.3	(8.3)	82.0

        During the three months ended December 31, 2002 and 2001, the Company incurred $7.7 million and $44.7 million of restructuring and plant closing costs, respectively (see Note 10).

        During the quarter ended March 31, 2001, the Company adopted SFAS No. 133 and recorded a $1.5 million loss.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Huntsman Family Corporation:

        We have audited the accompanying consolidated balance sheets of Huntsman Family Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Huntsman Family Corporation and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standard No. 142 effective January 1, 2002.

DELOITTE & TOUCHE LLP

Houston, Texas
January 23, 2004

HUNTSMAN FAMILY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$9.6	$2.6
Restricted cash	5.1	—
Accounts and notes receivables (net of allowance for doubtful accounts of $2.0 and $1.4, respectively)	261.1	260.8
Inventories	154.9	162.4
Current notes receivable—affiliates	—	1,118.0
Other current assets	12.8	72.5

Total current assets	443.5	1,616.3
Property, plant and equipment, net	728.2	814.0
Notes receivable—affiliates	1,429.9	—
Investment in unconsolidated affiliates	68.4	51.0
Advances to unconsolidated affiliate	9.8	5.0
Intangible assets, net	31.3	48.8
Goodwill	3.2	3.3
Other noncurrent assets	51.0	48.1

Total assets	$2,765.3	$2,586.5

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$220.8	$217.9
Accrued liabilities	88.4	94.9
Deferred income taxes	28.2	34.8
Current portion of long-term debt affiliates	—	1,603.7
Current portion of long-term debt	39.0	37.1

Total current liabilities	376.4	1,988.4
Long-term debt	4.3	4.7
Long-term debt—affiliates	1,795.9	—
Deferred income taxes	112.9	100.9
Other noncurrent liabilities	88.3	80.5

Total liabilities	2,377.8	2,174.5

Minority interests in consolidated subsidiary	105.8	102.3

Commitments and contingencies (Note 12, 17, and 19)
Stockholder's equity:
Common stock (par value $100 per share; 1.0 million shares authorized; and, 80,000 shares issued and outstanding in 2002 and 2001)	8.0	8.0
Preferred stock (par value $10 per share; 9.0 million shares authorized; and, 7.2 million shares issued and outstanding in 2002 and 2001)	72.0	72.0
Additional paid-in capital	4.5	33.3
Retained earnings	203.4	201.1
Accumulated other comprehensive loss	(6.2)	(4.7)

Total stockholder's equity	281.7	309.7

Total liabilities and stockholder's equity	$2,765.3	$2,586.5

See accompanying notes to consolidated financial statements.

HUNTSMAN FAMILY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Years ended December 31,
	2002	2001	2000
Revenues:
Trade sales	$1,669.5	$1,781.6	$2,202.3
Related party sales	198.5	201.4	222.3

Total revenues	$1,868.0	$1,983.0	$2,424.6
Cost of goods sold	1,689.0	1,821.1	2,252.8

Gross profit	179.0	161.9	171.8
Expenses:
Selling, general and administrative	100.4	108.2	126.6
Research and development	23.7	24.6	27.1
Other operating income	(1.3)	(1.8)	(4.5)
Restructuring and plant closing costs	4.0	59.0	—
Management fee income and reimbursed cost—affiliates	(43.3)	(34.0)	(45.0)
Management charges and allocated costs—affiliates	39.8	82.5	56.4

Total expenses	123.3	238.5	160.6

Operating income (loss)	55.7	(76.6)	11.2
Interest income, net	3.1	6.2	9.1
Loss on sale of accounts receivable—affiliate	—	(16.4)	(21.9)
Other expense	(18.1)	(15.2)	(33.0)
Equity in income of investment in unconsolidated affiliates	13.5	16.0	15.7

Income (loss) before income tax benefit and minority interests	54.2	(86.0)	(18.9)
Income tax benefit (expense)	(42.9)	30.8	11.1
Minority interest in consolidated subsidiary	(9.0)	(0.1)	0.5

Net income (loss)	2.3	(55.3)	(7.3)
Other comprehensive loss	(1.5)	(0.7)	(4.5)

Comprehensive income (loss)	$0.8	$(56.0)	$(11.8)

See accompanying notes to consolidated financial statements.

HUNTSMAN FAMILY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

(Dollars in Millions and Shares in Thousands)

							Accumulated Other Comprehensive Income (Loss)
	Common Stock		Preferred Stock
					Additional Paid-in Capital	Retained Earnings
	Shares	Amount	Shares	Amount				Total
BALANCE, JANUARY 1, 2000	80	$8.0	7,200	$72.0	$10.4	$235.1	$0.5	$326.0
Foreign curency translation adjustment	—	—	—	—	—	—	(4.5)	(4.5)
Net loss	—	—	—	—	—	(7.3)	—	(7.3)

BALANCE, DECEMBER 31, 2000	80	8.0	7,200	72.0	10.4	227.8	(4.0)	314.2
Merger and dissolution of HAC					22.9	28.6	—	51.5
Foreign curency translation adjustment	—	—	—	—	—	—	(0.7)	(0.7)
Net loss	—	—	—	—	—	(55.3)	—	(55.3)

BALANCE, DECEMBER 31, 2001	80	8.0	7,200	72.0	33.3	201.1	(4.7)	309.7
Foreign curency translation adjustment	—	—	—	—	—	—	(1.5)	(1.5)
Push down of excess of book value over acquisition cost from Huntsman LLC's acquisition of 20% of JK Holdings and 20% of Huntsman Stryenics Technology Corporation (See Note 1)	—	—	—	—	(28.8)	—	—	(28.8)
Net income	—	—	—	—	—	2.3	—	2.3

BALANCE, DECEMBER 31, 2002	80	$8.0	7,200	$72.0	$4.5	$203.4	$(6.2)	$281.7

See accompanying notes to consolidated financial statements.

HUNTSMAN FAMILY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities:
Net income (loss)	$2.3	$(55.3)	$(7.3)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Equity in income of investment in unconsolidated affiliates	(13.5)	(16.0)	(15.7)
Depreciation and amortization	101.6	105.6	104.4
Noncash restructuring and plant closing	—	26.3	—
Provision for losses on accounts receivable	1.3	—	—
Gain on disposal of plant and equipment	—	(6.0)	—
Deferred income taxes	10.3	(30.7)	(11.8)
Minority interests in consolidated subsidiaries	9.0	0.1	(0.5)
Changes in operating assets and liabilities:
Accounts and notes receivables	48.6	184.1	(74.4)
Change in accounts receivables sold, net	—	(138.1)	22.9
Inventories	7.5	31.6	9.5
Other current assets	(7.8)	(0.4)	2.1
Other noncurrent assets	(11.8)	(7.4)	16.4
Accounts payable	38.9	(137.7)	36.9
Accrued liabilities	(23.1)	20.2	(5.0)
Other noncurrent liabilities	10.3	2.6	3.0

Net cash provided by (used in) operating activities	173.6	(21.1)	80.5

Investing Activities:
Capital expenditures	(40.6)	(59.3)	(58.7)
Proceeds from sale of plant and equipment	—	15.1	—
Advances to unconsolidated affiliates	(2.5)	(2.1)	—

Net cash used in investing activities	(43.1)	(46.3)	(58.7)

Financing Activities:
Repayment of long-term debt	(5.1)	(3.8)	(14.7)
Net borrowing (repayment) on long-term debt—affiliates	(119.7)	76.0	(0.8)

Net cash provided by (used in) financing activities	(124.8)	72.2	(15.5)

Effect of exchange rate changes on cash	6.4	(4.1)	(12.6)

Increase (decrease) in cash and cash equivalents	12.1	0.7	(6.3)
Cash and cash equivalents, including restricted cash at beginning of period	(1.1)	(1.8)	4.5

Cash and cash equivalents, including restricted cash at end of period	$11.0	$(1.1)	$(1.8)

Supplemental cash flow information:
Cash paid for interest	3.9	4.2	5.7
Cash paid for income taxes	0.4	0.1	—

Supplemental non-cash investing and financing activities:

        On September 30, 2002 Huntsman LLC effectively acquired the remaining 20% of JK Holdings and 20% of HSTC not already owned for $49.2 million less than the book value of the 20% interests. This excess of book value over acquisition cost was recorded as a reduction to property and equipment and was pushed down to the Company as a reduction of property and equipment and a reduction (net of deferred tax of $20.4 million) in paid-in capital of $28.8 million.

        During 2001, the Company executed a capital lease and recorded a $4.9 million increase to long-term debt and property, plant and equipment.

See accompanying notes to consolidated financial statements.

HUNTSMAN FAMILY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  Description of Business

        Huntsman Family Corporation ("Family") is a holding company 100% owned by Huntsman LLC. Family owns 100% of Huntsman Australia Holdings Corporation ("HAH") and Huntsman Group Holdings Finance Corporation ("HGHFC"). Prior to September 30, 2002, Family owned 80% of JK Holdings Corporation ("JK Holdings"), with the other 20% owned by Consolidated Press Holding Ltd ("CPH"). On September 30, 2002 Huntsman LLC effectively acquired the remaining 20% of JK Holdings and 20% of Huntsman Surfactants Technology Corporation ("HSTC") not already owned. After September 30, 2002, Family owns 80% of JK Holdings, with the other 20% owned by Family's direct parent, Huntsman LLC. JK Holdings is a holding company with two wholly-owned subsidiaries: Huntsman Petrochemical Corporation ("HPC") and Huntsman Petrochemical Finance Corporation ("HPFC"). (Family, HAH, HGHFC, JK Holdings, HPC, HPFC, and their subsidiaries are collectively referred to as the "Company".) HAH is a holding company for a business that manufactures and distributes specialty chemicals in Australia and other foreign countries. HGHFC obtains financing from Huntsman LLC and provides financing to the Company and other subsidiaries of Huntsman LLC, as needed. HPC and its subsidiaries manufacture and distribute a wide variety of chemical products worldwide, ranging from basic commodity chemicals, such as ethylene and propylene, to higher value-added specialty chemicals in the United Sates and foreign countries. HPFC obtains financing from Huntsman LLC and provides financing to HPC and its subsidiaries, as needed. The Company has two reportable operating segments: Performance Products and Base Chemicals.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the Company include its wholly-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

  Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying balance sheet.

  Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out and the average cost methods for different components of inventory.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

        Approximately $1.3 billion is depreciated using the straight-line method on a group basis with depreciation primarily based on a 4.7% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is recorded to income. When individual assets recorded on the group basis are disposed of, the difference between historical cost and the disposal proceeds is recorded to accumulated depreciation. When individual assets not recorded on the group basis are disposed of, the difference between the depreciated historical cost and disposal proceeds is recorded to income.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The Company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest expense capitalized as part of plant and equipment was $2.6 million, $2.8 million, and $2.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliates

        The Company accounts for its investments in companies in which it exercises a significant, but not a controlling, influence (generally ownership interests from 20% to 50%) using the equity method. Nevertheless, the Company's 70% investment in Huntsman Purchasing Limited is accounted for using the equity method because the Company holds a limited partnership interest and does not have a controlling interest in Huntsman Purchasing Limited.

  Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-15 years
Trademarks	15 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years.

  Other Noncurrent Assets

        Other noncurrent assets consist primarily of deposits, spare parts, debt issuance costs, notes receivable, catalysts, employee benefit assets and turnaround costs.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. For more information, see "Note 18—Restructuring and Plant Closing Costs."

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's intercompany borrowing approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's capital lease is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. As of December 31, 2002 and 2001, the recorded cost of the Company's capital lease approximates fair value.

  Minority Interests in Consolidated Subsidiary

        The 7.5% cumulative Series A Preferred Stock issued by HPC, which is owned by an affiliate of the Company, Huntsman Chemical Company LLC, is shown in the consolidated balance sheet as minority interest. Dividends on preferred shares of $1.9 million, $1.9 million, and $2.0 million for each of the years ended December 31, 2002, 2001, and 2000, are shown in the consolidated statements of income as a non-operating charge.

        Minority interest also reflects Huntsman LLC's directly and indirectly owned 20% interest of JK Holdings and 20% interest in HSTC, formerly owned by CPH.

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company files a consolidated tax return with Huntsman LLC. Huntsman LLC, for U.S. federal income tax purposes, is disregarded as a separate entity and is combined with its single member, HMP Equity Holdings Corporation ("HMP"). Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company is charged or credited with the amount of income taxes as if the Company file separate income tax returns.

  Derivatives and Hedging Activities

        The Company has no financial instruments or other contracts that are derivatives.

  Environmental Expenditures

        Environmental related restoration and remediation costs and governmental assessments are recorded as liabilities and expensed when site restoration and environmental remediation, clean-up and assessment obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate. For more information, see "Note 19—Environmental Matters."

  Earnings per Share

        Earnings per share is not presented because it is not considered meaningful information due to the Company's ownership by a single shareholder.

  Research and Development

        Research and development costs are expensed as incurred.

  Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholder's equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses are recorded in the statements of operations and were not significant for the years ended December 31, 2002, 2001, and 2000.

  Recent Financial Accounting Standards

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. The Company also completed its initial assessment of goodwill impairment and concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The initial adoption of SFAS No. 142 had no impact on the Company's financials statements for the year ended December 31, 2002.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. This statement had no impact since the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company adopted this statement as of January 1, 2003.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of

December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2002 and become effective in the years beginning after December 31, 2002 are not expected to have any significant effect on the Company's financial position or results of operations.

3. Inventories

        Inventories as of December 31, 2002 and 2001 consisted of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Raw materials and supplies	$40.2	$48.0
Work in progress	3.3	3.8
Finished goods	125.3	108.5

Total	168.8	160.3
LIFO reserves	(13.9)	2.1

Net	$154.9	$162.4

        As of December 31, 2002 and 2001, approximately 71.7% and 69.4%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO").

        For the year ended December 31, 2001, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $1.6 million.

        The positive LIFO reserve at December 31, 2001 indicates that costs determined on a LIFO basis exceeded current cost by $2.1 million. The LIFO cost of inventory, however, does not exceed market and inventory is therefore stated at the lower of LIFO cost or market.

        In the normal course of operations, the Company exchanges raw materials with other companies for the purpose of reducing transportation costs. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. Net amounts deducted from inventory under open exchange agreements owed by the Company which represents the net amounts payable by the Company under open exchange agreements were $15.0 million and $4.2 million (85,702,332 pounds and 7,386,539 pounds of feedstocks and products) at December 31, 2002 and 2001, respectively.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Land and improvements	$20.9	$20.7
Buildings and equipment	1,225.6	1,254.3
Furniture, fixtures and leasehold improvements	7.1	7.2
Transportation equipment	68.2	68.2
Construction in progress	70.5	53.1

Total	1,392.3	1,403.5
Less accumulated depreciation	(664.1)	(589.5)

Net	$728.2	$814.0

        Property, plant and equipment includes gross assets acquired under capital leases of $20.9 million and $19.4 million at December 31, 2002 and 2001, respectively; related amounts included in accumulated depreciation were $4.3 million and $1.6 million at December 31, 2002 and 2001, respectively.

5. Notes Receivable—Affiliates

        As of December 31, 2002, the Company was owed $1,429.5 million pursuant to the intercompany loans (the "HGHFC Intercompany Notes") made by HGHFC to certain affiliates. The notes accrue interest at a rate equal to the weighted average interest rate for borrowing at Huntsman LLC (excluding Huntsman Specialty Chemicals Corporation and Huntsman International Holdings LLC and its subsidiaries, as well as for certain credit facilities in Huntsman LLC's Australian subsidiaries) plus a margin of 2.5%, (10.45% at December 31, 2002) and are payable upon demand. Effective October 1, 2002, the Company changed the interest rate on borrowings under the HGHFC Intercompany Notes from the prime rate plus 0.75% to 2.75% (9.04% at December 31, 2001) to the present rate. Management of the Company has represented that Company does not intend to require its note holders to repay the notes before January 1, 2004, accordingly, such amounts have been classified as non-current.

6. Investments in Unconsolidated Affiliates and Advances to Uncolsolidated Affiliate

        The Company's ownership percentage and investments in unconsolidated affiliates are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Condea-Huntsman GmbH and Co. KG (50%)	$9.3	$6.6
Huntsman Purchasing Limited (70%)	56.6	44.4
Gulf Advanced Chemicals Industry Corporation (10%)	2.5	—

Total	$68.4	$51.0

        The investment in Huntsman Purchasing Limited ("HPL") is carried on the equity method because, although the Company exercises significant influence in HPL, the interest is a non-controlling limited partnership interest. The investment in Condea-Huntsman GmbH and Co. KG ("Condea") is carried on the equity method because of significant participation rights granted to the other shareholder.

        The investment in Gulf Advanced Chemicals Industry Corporation is carried on the cost method because the Company does not have significant influence.

  Summarized Financial Information of Unconsolidated Affiliates

        Summarized financial information of Condea and HPL on a combined basis as of December 31, 2002 and 2001 and for the years then ended is presented below (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$118.3	$123.2
Liabilities	58.4	52.1
Revenues	54.1	58.1
Net income	20.2	21.1
The Company's equity in:
Net assets	$65.9	$51.0
Net income	13.5	16.0

        As of December 31, 2002, the Company had advances to unconsolidated affiliate of $9.8 million. The advance does not bear interest. Management of the Company represented that it does not intend to require Condea to repay the advance before January 1, 2004, accordingly, such amounts are classified as long-term in the consolidated balance sheet.

7. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$56.8	$(27.7)	29.1	$66.5	$(20.7)	$45.8
Licenses and other agreements	3.5	(2.5)	1.0	3.5	(1.9)	1.6
Other intangibles	1.8	(0.6)	1.2	1.8	(0.4)	1.4

Total	$62.1	$(30.8)	$31.3	$71.8	$(23.0)	$48.8

        Amortization expense was $6.4 million, $8.1 million and $6.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending Decemer 31:
2003	$5.2
2004	4.5
2005	4.3
2006	4.3
2007	4.3

8. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Capitalized turnaround expense	10.1	6.4
Spare parts inventory	16.9	17.2
Catalysts	12.9	12.0
Other noncurrent assets	11.1	12.5

Total	$51.0	$48.1

9. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Payroll, severance and related costs	30.7	27.9
Volume rebate accruals	9.3	9.7
Taxes (property and VAT)	22.9	14.1
Restructuring and plant closing costs	5.0	20.5
Environmental accruals	4.8	9.2
Other miscellaneous accruals	15.7	13.5

Total	$88.4	$94.9

10. Long-term Debt

        Long-term debt outstanding as of December 31, 2002 and December 31, 2001 is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Huntsman Australia Holdings Corporation credit facilities	$38.7	$36.8
Debt obligation with affiliates	1,795.9	1,603.7
Capital leases due in installments through 2011, average interest rate of 10.5%	4.6	5.0

Total	$1,839.2	$1,645.5

Current portion of long-term debt	$39.0	$37.1
Current portion of long-term debt affiliate	—	1,603.7

Total current portion of long-term debt	$39.0	$1,640.8

Long term-debt	4.3	4.7
Long-term debt-affiliates	1,795.9	—

Total long-term debt	$1,800.2	$4.7

        The scheduled maturities of long term debt (other than debt due to affiliates) by year as of December 31, 2002 are as follows (dollars in millions):

Year
2003	$39.0
2004	0.4
2005	0.4
2006	0.5
2007	0.5
Thereafter	2.5

Total	$43.3

Huntsman Australia Holdings Corporation Credit Facilities

        Certain subsidiaries of HAH are parties to certain facilities established in December 1998 with a financial institution. As of December 31, 2002 and 2001, borrowings under the facilities total A$68.8 million, or $38.7 million and A$68.8 million, or $36.8 million, respectively, and bear interest at a base rate plus a spread of 2%. As of December 31, 2002 and 2001, the weighted average interest rates were 6.9% and 7.9% respectively. Principal payments are due semiannually through December 2005. The facilities are collateralized by effectively all of the assets of the subsidiaries in addition to a U.S. stock pledge of the shares of one of its subsidiaries. The facilities are subject to financial covenants, including leverage ratio, interest coverage ratio and limits on capital expenditures, in addition to restrictive covenants customary to financings of these types, including limitations on liens, debt and the sale of assets. As of December 31, 2002, HAH was not in compliance with certain provisions of the credit facilities agreements, although all principal and interest payments required to date have been made. As a result, the outstanding balance is classified as a current liability. The management of HAH is continuing its efforts to renegotiate the terms of the facilities. The HAH debt is non-recourse to Huntsman LLC.

Intercompany Borrowings

        As of December 31, 2002, the Company owed $1,795.9 million under the intercompany loan (the "LLC Intercompany Loan") that it maintains with Huntsman LLC ("LLC"). The loans accrue interest at a rate equal to the weighted average interest rate for borrowings of LLC (excluding Huntsman Specialty Chemicals Corporation, and Huntsman International Holdings LLC and its subsidiaries, as well for credit facilities maintained in LLC's Australian subsidiaries) which was 7.95% and 6.7% as of December 31, 2002 and 2001, respectively, and is payable upon demand. Management of LLC has represented that LLC does not intend to require the Company to repay the debt before January 1, 2004, accordingly, such amounts have been classified as long-term. The LLC Intercompany Loan is the Company's principal source of financing. The LLC Intercompany Loan is pledged as collateral for the LLC senior secured credit facilities (the "HC Credit Facilities"). In addition, as collateral for its obligations under the HC Credit Facilities, LLC has caused to be pledged its 100% ownership interest in the Company and the Company is a guarantor of obligations under the HC Credit Facilities.

        The Company has granted security interests and liens on substantially all of its assets to secure its obligations under its guaranty to LLC's lenders (the "Guaranty"). The acceleration by Huntsman LLC's lenders of the debt under the HC Credit Facilities would cause an acceleration of the Company's obligations under the LLC Intercompany Loan.

        On December 20, 2001, Huntsman LLC, which at the time was not in compliance with certain financial covenants, entered into amendment, forbearance and wavier agreements related to the HC Credit Facilities. The amendment, forbearance and wavier agreements effectively stayed the acceleration of debt under the HC Credit Facilities until September 30, 2002. As a result, the HC Credit Facilities became short-term financing facilities. Due to the potential acceleration of the HC Credit Facilities, long-term debt-affiliate was classified as current in the consolidated balance sheet as of December 31, 2001. During 2002, Huntsman LLC completed a debt for equity exchange and amended and restated the HC Credit Facilities. As a result, long-term debt-affiliate are classified as noncurrent in the consolidated balance sheet as of December 31, 2002.

        During 2003, as collateral for its obligation under the $455.4 million Huntsman LLC Senior Secured Notes due 2010 ("HC Senior Notes"), Huntsman LLC has caused to be pledged its 100% ownership interest in the Company and the Company is a guarantor of obligations under the HC Senior Notes.

11. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Pension liabilities	$26.3	$26.4
Other postretirement benefits	37.6	36.8
Environmental accruals	5.6	—
Other noncurrent liabilities	18.8	17.3

Total	$88.3	$80.5

12. Lease Commitments and Rental Expense

        The Company has entered into leasing arrangements involving tank car and other facilities. These lease obligations have been classified as operating leases. Rental expense relating to operating leases was $16.8 million, $24.9 million and $27.0 million for the years ended 2002, 2001 and 2000, respectively.

        As of December 31, 2002, the Company had estimated minimum commitments for payments of rentals (net of noncancelable sublease rentals) under leases which, at inception, had a noncancelable term of more than one year, as included in the following table (dollars in millions):

Year	Amount
2003	$11.3
2004	8.9
2005	7.3
2006	5.3
2007	4.0
Thereafter	12.4

Total	$49.2

        The Company has capital leases of $4.9 million for equipment at December 31, 2002 and 2001; related amounts included in accumulated depreciation were $0.5 million and $0.3 million at December 31, 2002 and 2001, respectively.

13. Income Taxes

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax expense (benefit):
Current	$17.0	$—	$0.2
Deferred	25.9	(30.8)	(11.3)

Total	$42.9	$(30.8)	$(11.1)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income (loss) before income tax	$45.2	$(86.1)	$(18.4)

U.S. Federal income taxes at statutory rate
of 35%	$15.8	$(30.1)	$(6.5)
Change resulting from:
State taxes net of federal benefit	1.4	(2.4)	(0.4)
Minority interest in earnings (losses) of subsidiaries recorded net of income taxes	3.2	—	(0.2)
Permanent disallowance of deductions in IRS examination	18.2	—	—
IRS exam interest	7.0	—	—
Non-deductible expenses and other	(3.7)	4.0	(0.3)
Income tax rate differential and other items of foreign consolidated subsidiaries	3.5	0.8	0.2
Nontaxable dividends from equity basis investees	(2.5)	(3.1)	(3.9)

Total income tax expense (benefit)	$42.9	$(30.8)	$(11.1)

Effective income tax rate	95%	36%	60%

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$16.5	$39.7
Employee benefits	35.0	32.3
Intangible assets	14.9	15.9
Other	7.4	19.3

Total	73.8	107.2

Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	(182.8)	(205.6)
Inventory costing	(28.2)	(34.8)
Capitalized turnaround costs	(3.9)	(2.4)

Total	(214.9)	(242.8)

Net deferred tax liability	$(141.1)	$(135.6)

Current deferred tax liability	$(28.2)	$(34.8)
Non-current deferred tax liability	(112.9)	(100.9)

Total	$(141.1)	$(135.7)

        As of December 31, 2001, the Company has net operating loss carryforwards ("NOLs") of $51.9 million. As of December 31, 2002, the Company has no NOLs.

        On September 30, 2002, Huntsman LLC and Huntsman Polymers Corporation completed certain debt for equity exchanges (the "Restructuring"). Although the Company believes that it did not undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code as a result of the Restructuring, there can be no assurance in this regard. Moreover, even if the Company did not undergo an "ownership change" in the Restructuring, it is likely that it underwent an "ownership change" as a result of (i) the issuance on May 9, 2003 of warrants to acquire HMP common stock offered as part of the financing to consummate a transaction pursuant to which HMP acquired all of the outstanding minority interests in Huntsman International Holdings LLC, or (ii) the restructuring and acquisition of Vantico Group S.A. by HMP and Huntsman Holdings LLC on June 30, 2003. Assuming that the Company has undergone an "ownership change," the future use of its net operating losses to offset income for United States federal income tax purposes will be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

        The amount of any such limitation and its effect on the Company is affected by numerous issues, including but not limited to the value of HMP's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income items of the Company. Therefore, while the effect of an ownership change and its related transactions could be to increase the future tax liabilities of the Company, the precise effect of an ownership change on the Company is unclear.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

14. Other Comprehensive Income (Loss)

        Other comprehensive income (loss) consisted of the following (dollars in millions):

	December 31, 2002		December 31, 2001		December 31, 2000		January 1, 2000
	Accumulated loss	Loss	Accumulated loss	Loss	Accumulated loss	Loss	Accumulated income
Foreign currency translation adjustments	$(5.7)	$(1.0)	$(4.7)	$(0.7)	$(4.0)	$(4.5)	$0.5

Total	$(5.7)	$(1.0)	$(4.7)	$(0.7)	$(4.0)	$(4.5)	$0.5

        There have been no income tax effect of entries to other comprehensive income (loss).

15. Employee Benefit Plans

Savings Plan

        Employees of the Company participate in the Huntsman Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, employees may contribute annually between 1% and 15% of pay up to the IRS pre-tax contribution limit ($11,000 for 2002) to the Savings Plan. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation. Employee contributions and Company matching contributions are fully vested. For 2002, 2001 and 2000, the Company match to the Savings Plan equaled approximately $2.3 million, $2.6 million and $2.6 million, respectively.

Money Purchase Plan

        Huntsman sponsors a qualified money purchase plan (the "Money Purchase Plan") that provides participating employees of the Company with income upon retirement. Employees participate in the Money Purchase Plan after 24 months of service. No employee contributions are required or permitted. The Company contributions for participants vary based on years of service as follows:

Years of Service	Percent of Pay Contributions
Less than 2	0.0%
2 to 6	0.5%
7 to 9	3.0%
10 or more	8.0%

        Company contributions to the Money Purchase Plan are fully vested. For 2002, 2001 and 2000, the Company contributions to the Money Purchase Plan equaled approximately $6.8 million, $7.7 million and $7.8 million, respectively.

Pension and Retirement Plans

        In addition, Company employees participate in a trusteed, non-contributory, qualified defined benefit pension plan ("the Plan"). The Plan covers substantially all full-time employees of certain Huntsman LLC affiliates, including the Company. Huntsman LLC, as the plan sponsor, reflects the costs of the Plan in accordance with SFAS No. 87 and directly allocates such costs to each of the participating employers.

        Plan assets are held in a master trust. Plan assets are stated at fair value and are comprised primarily of corporate debt, equity securities, and government securities held either directly or in commingled and mutual funds. Huntsman LLC's funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of benefit obligations.

        Benefits provided under the Plan are based on years of service and final average earnings offset by estimated Social Security benefits.

        The net pension liability included in other long-term liabilities in the consolidated balance sheets was $26.3 million and $26.4 million at December 31, 2002 and 2001, respectively. The amounts recognized in the balance sheet represent the Company's allocated share of the Plan's overall pension liability. Customary disclosures including a reconciliation of the projected benefits obligation to the balance sheet liability and the disclosure of component of net pension expense are not possible or meaningful under these circumstances. The Company's net pension cost was $9.8 million, $8.9 million and $9.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The pension costs and pensions liability assumed a discount rate of 6.75, 7.25% and 7.50% and a rate of salary progression of 4.0% for 2002, 2001, and 2000. The weighted average expected rate of return on assets for 2002, 2001 and 2000 was 8.25%, 9.0% and 9.0%, respectively.

Postretirement Benefits Other than Pensions

        The Company sponsors postretirement benefits other than the pension plans, such as health care and medical benefits. The Company reimburses retirees for these benefits but does not provide any additional funding for the postretirement benefits.

        Net postretirement benefit expense consists of the following (dollars in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Service cost	$1.6	$1.5	$1.3
Interest cost	4.6	3.7	3.2
Net amortization and deferral	0.7	—	—

Net postretirement benefit expense	$6.9	$5.2	$4.5

        The following table sets forth the funded status of the postretirement benefits as of December 31, 2002 and 2001 (dollars in millions):

	2002	2001
Change in Accumulated Postretirement Benefit Obligation
Net benefit obligation at January 1	$65.1	$37.8
Service cost	1.6	1.3
Interest cost	4.6	3.1
Actuarial loss	6.0	5.9
Benefits payments (net of employee contributions)	(6.1)	(1.8)

Net benefit obligation at December 31	$71.2	$46.3

Plan assets	$—	$—

Funded Status
Funded status at December 31	$71.2	$46.3
Unrecognized net actuarial loss	(33.6)	(9.5)

Balance sheet liability	$37.6	$36.8

        In 2002 and 2001, in determining the value of postretirement benefit obligations, discount rates of 6.75% and 7.25%, respectively, were used; the health care trend rate used to measure the expected increase in cost of benefits was assumed to be 10.0% and 11.0% in 2002 and 2001, respectively, descending to 5.0% in 2007 and thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the net benefit obligation as of December 31, 2002 by approximately $5.9 million and would increase the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.7 million. A one percentage-point decrease in the assumed health care cost trend rate for each year would decrease the net benefit obligation as of December 31, 2002 by approximately $5.2 million and would decrease the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.6 million.

16. Related-Party Transactions

        The Company was charged $37.2 million, $77.1 million and $51.9 million during 2002, 2001 and 2000, respectively, for administrative services provided by Huntsman LLC. During 2002, 2001 and 2000, the Company recorded $2.6 million, $5.4 million and $4.5 million in expenses to an affiliate, Airstar Corporation, for the use of certain corporate aircraft. Both of these charges are included in the "Management charges and allocated cost—affiliate" in the consolidated statement of operations. During 2000, the company contributed $4.0 million to the Huntsman Cancer Institute. The Company made no significant contributions to the Huntsman Cancer Institute in 2002 or 2001.

        In accordance with various service and toll agreements, the Company provides management, operating, maintenance, toll conversion and other services to Huntsman International LLC ("HI"). In connection with those agreements, the Company received $39.5 million, $31.0 million and $41.5 million of fees and expense reimbursements from HI in connection with those service agreements during 2002, 2001 and 2000, respectively. The Company also provides management and other services to Huntsman Polymers Corporation ("Polymers"). The Company received $3.8 million, $3.0 million, and $3.5 million of fees and expenses reimbursed from Polymers during 2002, 2001, and 2000 respectively.

        The Company recorded royalty charges from Huntsman Group Intellectual Property Holdings Corporation ("HGIPHC"), an affiliated company, of approximately $10.4 million, $12.4 million and $16.1 million during 2002, 2001 and 2000, respectively. Additionally, HGIPHC recorded a patronage dividend to the Company of $6.6 million, $8.0 million and $10.3 million during 2002, 2001 and 2000, respectively. The royalty expense and dividend income are both included in "Other expense" in the consolidated statements of operations.

        The Company recorded purchasing fee expense from Huntsman Purchasing Limited ("HPL"), an affiliated company, of approximately $13.9 million, $17.1 million and $20.0 million during 2002, 2001 and 2000, respectively. Additionally, the Company recorded equity investment income of $12.2 million, $15.4 million and $18.2 million during 2002, 2001 and 2000, respectively. The purchasing fees are included in "Other expense" in the consolidated statements of operations.

        Trade sales and services between the Company and its related parties were based on prices that are generally representative of the market. These transactions consist primarily of ethylene and propylene sales. A summary of these transactions between the Company and other related parties is as follows (dollars in millions):

	As of and for the Year Ended December 31, 2002	As of and for the Year Ended December 31, 2001	As of and for the Year Ended December 31, 2000
Trade accounts receivable from:
Huntsman LLC and subsidiaries	$4.3	$9.1	$13.5
Huntsman International LLC and subsidiaries	36.4	26.7	43.6
Other related parties	1.0	0.7	3.2
Other receivables from:
Huntsman LLC and subsidiaries	8.4	11.1	47.9
Huntsman International LLC and subsidiaries	9.9	14.8	3.3
Other related parties	—	0.6	0.7
Trade accounts payable to:
Huntsman LLC and subsidiaries	0.7	1.5	3.8
Huntsman International LLC and subsidiaries	14.4	11.0	12.7
Dividends payable
Huntsman LLC and subsidiaries	—	—	2.0
Other related parties	—	0.2	0.2
Miscellaneous accounts payable to:
Huntsman LLC and subsidiaries	62.9	101.2	68.5
Huntsman International LLC and subsidiaries	0.1	3.2	2.4
Other related parties	—	0.2	0.2
Sales to:
Huntsman LLC and subsidiaries	38.7	30.2	98.8
Huntsman International LLC and subsidiaries	155.0	151.4	118.9
Other related parties	3.6	18.3	5.3
Other revenue from:
Huntsman LLC and subsidiaries	—	—	0.2
Other related parties	—	—	0.6
Product purchases from:
Huntsman LLC and subsidiaries	10.3	12.0	17.0
Huntsman International LLC and subsidiaries	54.1	63.8	69.7

17. Commitments and Contingencies

        The Company has various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $13 million annually through 2005, decreasing to approximately $8 million through 2015. Historically, the Company has not made any minimum payments under its take or pay contracts.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

18. Restructuring and Plant Closing Costs

  2002 Unit Closing Costs

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million, substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges discussed in "—2001 Restructuring Activities" below is $4.0 million expense and a $5.0 million accrual at December 31, 2002.

2001 Restructuring Activities

        The Company incurred restructuring, plant closing and asset impairment charges of $59.0 million during 2001. The restructuring program resulted in an asset impairment charge to property and equipment of $25.0 million related to the closure of the Company's manufacturing facilities in Austin, Texas. The program also included a workforce reduction of 444 manufacturing, sales, general and administrative and technical employees. Approximately $29.0 million was accrued for severance, fringe benefits and outplacement costs and were paid in the first quarter of 2002. An additional $3.4 million and $1.6 million were recorded for inventory write-offs and accruals related to non-cancelable leases.

        As of December 31, 2002, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Total Charge	2002 charge	Non-cash portion	Cash payments	Accrued liabilities as of December 31, 2002
Property, plant and equipment	$25.0	$—	$25.0	$—	$—
Inventory write-offs	3.4	—	2.5	0.9	—
Non-cancelable lease costs	1.6	(0.7)	—	0.3	0.6
Workforce reductions	29.0	4.7	—	29.3	4.4

Total	$59.0	$4.0	$27.5	$30.5	$5.0

19. Environmental Matters

        The Company has certain actual or potential liabilities related to alleged contamination of soil or groundwater at sites where industrial operations were carried on in the past or waste disposal occurred. Contamination that was extant at the time of purchasing Texaco Chemical Company in 1994, and the Propylene Oxide/Methyl Tertiary Butyl Ether plant in 1997, are the subject of comprehensive indemnities from Texaco Inc. In addition, the Company faces certain potential governmental enforcement actions for alleged environmental violations. Where the liabilities have been determined or are probable and reasonably estimable, accruals have been made.

        The Star Lake Canal Superfund site, situated adjacent to the Company's Jefferson County Operations—Oxides and Olefins Plant in Port Neches, Texas, is partially on the Company's property. This canal has served as a discharge point for manufacturing facilities now owned by the Company, as well as several other local chemical manufacturing plants. The Company and predecessor companies are Potentially Responsible Parties under Superfund. The Company is of the view that, as regards its potential liability, all or most of it is subject to a right of indemnification from Texaco. Moreover, the Company's various facilities have made wastewater effluent discharges consistent with a federal discharge permit during the period the Company has operated such facilities. Thus, the Company believes that most if not all of its discharges fall within the federally-permitted-release exemption to Superfund.

        By a Notice of Violation letter of October 21, 2002, the U. S. Environmental Protection Agency ("EPA") notified Solutia, Inc., of numerous alleged violations of the federal Clean Air Act at the maleic anhydride plant owned by the Company and operated by Solutia inside its Pensacola, Florida manufacturing complex. The EPA report alleged that seven areas of Clean Air Act violations were found in the maleic anhydride plant (29 violations at the Solutia plant overall were alleged by the EPA). The Company has since received notification from the EPA that no enforcement action would be taken against the Company.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the EPA of the Beaumont-Port Arthur ("BPA") State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. This change will likely require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxide and volatile organic compounds. The Company cannot predict the outcome of the EPA assessment but believes that additional capital will be required above the existing operating plans of its plants in Port Arthur and Port Neches, Texas.

        The Company and the State of Texas settled an air enforcement case relating to the Company's Port Arthur plant on May 13, 2003. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus far, the Company has paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. The full settlement was accrued on December 31, 2002.

        The Company and the Texas Commission on Environmental Quality (formerly the Texas Natural Resource Conservation Commission) settled outstanding allegations of environmental regulatory violations at the Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the Company's C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause the Company to incur costs that could be material.

        On October 1, 2003, the EPA sent the Company an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other third-party owned plants located in Port Arthur also received similar requests. The Company has responded and is awaiting further communication from the EPA. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

20. Other Expense

        Other expense is comprised of the following significant items:
	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Purchasing fee charges from HPL	(13.9)	(17.1)	(20.0)
Royalty charges from HGIPHC	(10.4)	(12.4)	(16.1)
Patronage dividend from HGIPHC	6.7	8.0	10.3
Insurance settlement proceeds in excess of book value of equipment	—	6.0	—
Loss on insurance claim	—	—	(3.7)
Other	(0.5)	0.3	(3.5)

Total other expense	$(18.1)	$(15.2)	$(33.0)

21. Sale of Receivables

        In 1996, the Company and other affiliates entered into an agreement with Huntsman Acceptance Corporation ("HAC") to sell their trade accounts receivables to HAC for approximately 99% of face value. The agreement provided for continuous sales of the Company's domestic trade receivables to HAC with related payments to the Company in the form of cash and short-term notes bearing interest at 9.50% as of December 31, 2000. Since the transaction qualified as a sale, the related trade accounts receivable were removed from the consolidated balance sheets. Receivables sold were $1,534 million and $2,032 million in the years ended December 31, 2001 and 2000, respectively. The loss on sales of receivables amounted to $16.4 million and $21.9 million in the years ended December 31, 2001 and 2000, respectively. In December 2001, the agreement with HAC was terminated and the Company repurchased uncollected receivables of $109.7 million.

22. Industry Segment Information

        The Company derives its revenues, earnings and cash flow from the sale of a wide variety of differentiated and commodity chemicals to customers throughout the world. The Company has two reportable operating segments: Performance Products and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Performance Products	Ethylene oxide, glycols, amine chemicals, surfactants, linear alkylbenzene and maleic anhydride
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene and cyclohexane

        Sales between segments are generally recognized at external market prices.

	December 31,
	2002	2001	2000
By Segment
Net sales:
Performance Products	$1,028.2	$1,077.5	$1,201.1
Base Chemicals	996.2	1,051.3	1,478.5
Eliminations	(156.4)	(145.8)	(253.0)

Total	$1,868.0	$1,983.0	$2,426.6

EBITDA(1):
Performance Products	$164.4	$127.8	$78.4
Base Chemicals	44.7	63.1	104.5
Restructuring, plant cosing and impairment charges	(4.0)	(59.0)	—
Corporate and other items(2)	(54.0)	(118.6)	(106.0)

Total EBITDA	$151.1	$13.3	$76.9

Interest income (expense), net	3.1	6.2	9.1
Income tax benefit (expense)	(42.9)	30.8	11.1
Depreciation and amortization	(101.6)	(105.6)	(104.4)

Net income (loss)	$9.7	$(55.3)	$(7.3)

Depreciation and amortization:
Performance Products	$68.8	$68.3	$67.0
Base Chemicals	46.7	48.2	48.3
Corporate and other	(13.9)	(10.9)	(10.9)

Total	$101.6	$105.6	$104.4

Capital expenditures:
Performance Products	$22.6	$33.1	$30.9
Base Chemicals	15.5	23.4	19.7
Corporate	2.5	2.8	8.1

Total	$40.6	$59.3	$58.7

Total assets:
Performance Products	$719.8	$829.9	$954.0
Base Chemicals	453.5	499.4	679.1
Corporate	1,592.0	1,257.2	980.5

Total	$2,765.3	$2,586.5	$2,613.6

(1)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization, and taxes.

(2)
Corporate and other includes unallocated corporate overhead, other non-operating income (expense) and unallocated depreciation and amortization

	December 31,
	2002	2001	2000
By Geographic Area
Net sales:
United States	$1,698.7	$1,801.7	$2,221.4
Canada	62.0	77.5	80.9
Australia	87.4	86.9	94.4
Other nations	19.9	16.9	29.9

Total	$1,868.0	$1,983.0	$2,426.6

Long-lived assets:
United States	$683.0	$767.9	$860.4
Canada	16.3	22.6	25.0
Australia	41.4	55.0	60.4
Other nations	22.0	20.4	21.2

Total	$762.7	$865.9	$967.0

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of JK Holdings Corporation:

        We have audited the accompanying consolidated balance sheets of JK Holdings Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of JK Holdings Corporation and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standard No. 142 effective January 1, 2002.

DELOITTE & TOUCHE LLP

Houston, Texas
January 23, 2004

JK HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$3.1	$—
Restricted cash	5.1	—
Accounts and notes receivable (net of allowance for doubtful accounts of $1.9 and $1.3, respectively)	250.2	249.2
Inventories	143.7	152.5
Other current assets	11.1	3.1

Total current assets	413.2	404.8
Property, plant and equipment, net	708.6	795.2
Investment in unconsolidated affiliates	68.4	51.0
Advances to unconsolidated affiliate	9.8	5.0
Intangible assets, net	9.5	12.5
Goodwill	3.2	3.3
Other noncurrent assets	47.3	43.5

Total assets	$1,260.0	$1,315.3

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$155.1	$114.5
Accrued liabilities	85.6	92.3
Income taxes payable	0.6	0.1
Deferred income taxes	28.2	31.1
Current portion of long-term debt	0.3	0.3
Current portion of long-term debt—affiliate	—	557.8

Total current liabilities	269.8	796.1
Long-term debt	4.3	4.7
Long-term debt—affiliate	497.4	—
Deferred income taxes	91.6	89.9
Other noncurrent liabilities	88.0	80.3

Total liabilities	951.1	971.0

Minority interests in preferred stock of consolidated subsidiary	25.0	25.0

Commitments and contingencies (Note 11, 16, and 18)
Stockholder's equity:
Common stock (par value $0.01 per share; 2,000 shares authorized; and, 1,250 shares issued and outstanding in 2002 and 2001)	—	—
Additional paid-in capital	73.7	100.0
Retained earnings	215.4	223.3
Accumulated other comprehensive loss	(5.2)	(4.0)

Total stockholders' equity	283.9	319.3

Total liabilities and stockholders' equity	$1,260.0	$1,315.3

See accompanying notes to consolidated financial statements.

JK HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Trade sales	$1,584.3	$1,699.0	$2,111.6
Related party sales	197.2	198.7	221.0

Total revenues	1,781.5	1,897.7	2,332.6
Cost of goods sold	1,613.8	1,743.4	2,170.3

Gross profit	167.7	154.3	162.3
Expenses:
Selling, general and administrative	95.7	103.1	121.3
Research and development	21.6	22.6	24.8
Other operating income	(3.0)	—	—
Restructuring and plant closing costs	4.0	59.0	—
Management fee income and reimbursed cost—affiliates	(43.3)	(34.0)	(45.0)
Management charges and allocated costs—affiliates	33.9	36.3	45.7

Total expenses	108.9	187.0	146.8

Operating income (loss)	58.8	(32.7)	15.5
Interest expense, net	(28.0)	(21.0)	(22.8)
Loss on sale of acccounts receivable—affiliate	—	(16.4)	(21.9)
Other expense	(18.3)	(15.3)	(33.2)
Equity in income of investment in unconsolidated affiliates	13.5	16.0	15.7

Income (loss) before income tax benefit and minority interests	26.0	(69.4)	(46.7)
Income tax benefit (expense)	(32.0)	29.2	21.7
Dividends to minority interest in consolidated subsidiary	(1.9)	(1.9)	(2.0)

Net loss	(7.9)	(42.1)	(27.0)
Other comprehensive income (loss)	(1.2)	0.2	(3.7)

Comprehensive loss	$(9.1)	$(41.9)	$(30.7)

See accompanying notes to consolidated financial statements.

JK HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

(Dollars in Millions)

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount				Total
BALANCE, JANUARY 1, 2000	1,250	$—	$100.0	$292.4	$(0.5)	$391.9
Foreign curency translation adjustment	—	—	—	—	(3.7)	(3.7)
Net loss	—	—	—	(27.0)	—	(27.0)

BALANCE, DECEMBER 31, 2000	1,250	—	100.0	265.4	(4.2)	361.2
Foreign curency translation adjustment	—	—	—	—	0.2	0.2
Net loss	—	—	—	(42.1)	—	(42.1)

BALANCE, DECEMBER 31, 2001	1,250	—	100.0	223.3	(4.0)	319.3
Foreign curency translation adjustment	—	—	—	—	(1.2)	(1.2)
Push down of excess of book value over acquisition cost from Huntsman LLC's acquisition of 20% of the Company	—	—	(26.3)	—	—	(26.3)
Net loss	—	—	—	(7.9)	—	(7.9)

BALANCE, DECEMBER 31, 2002	1,250	$—	$73.7	$215.4	$(5.2)	$283.9

See accompanying notes to consolidated financial statements.

JK HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities:
Net loss	$(7.9)	$(42.1)	$(27.0)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in income of investment in unconsolidated affiliates	(13.5)	(16.0)	(15.7)
Depreciation and amortization	95.5	99.8	99.3
Noncash restructuring and plant closing	—	26.3	—
Provision for losses on accounts receivable	1.3	—	—
Gain on disposal of plant and equipment	—	(6.0)	—
Deferred income taxes	14.9	(29.2)	(21.9)
Dividends to minority interest in consolidated subsidiary	1.9	1.9	2.0
Net changes in operating assets and liabilities:
Accounts and notes receivables	(2.3)	163.2	(85.3)
Change in accounts receivables sold, net	—	(138.1)	22.9
Inventories	8.8	26.0	8.9
Other current assets	(8.0)	0.3	2.2
Other noncurrent assets	(13.6)	(4.1)	6.5
Accounts payable	41.1	(135.7)	35.2
Accrued liabilities	(6.6)	20.5	(5.3)
Other noncurrent liabilities	(4.9)	2.6	3.1

Net cash provided by (used in) operating activities	106.7	(30.6)	24.9

Investing Activities:
Capital expenditures for plant and equipment	(39.6)	(57.4)	(56.1)
Proceeds from sale of plant and equipment	—	15.1	—
Advances to unconsolidated affiliates	(2.5)	(2.1)	—

Net cash used in investing activities	(42.1)	(44.4)	(56.1)

Financing Activities:
Repayment of long-term debt	(0.4)	—	—
Net borrowing (repayment) on long-term debt-affiliate	(55.3)	75.0	33.8

Net cash provided by (used in) financing activities	(55.7)	75.0	33.8

Effect of exchange rate changes on cash	3.8	—	(3.5)

Increase in cash and cash equivalents	8.2	—	(0.9)
Cash and cash equivalents, including restricted cash at beginning of period	—	—	—
Cash and cash equivalents, including restricted cash at end of period	$8.2	$—	$(0.9)

Supplemental cash flow information:
Cash paid (received) for interest	0.5	0.3	(1.4)
Cash paid for income taxes	0.4	0.1	—

Supplemental non-cash investing and financing activities:

        On September 30, 2002, Huntsman LLC acquired the remaining 20% of the Company not already owned for $42.4 million less than the book value of the 20% interest. This excess of book value over acquisition cost was recorded as a reduction to property and equipment and was pushed down to the Company as a reduction of property and equipment and a reduction (net of deferred taxes of $16.1 million) in paid-in capital of $26.3 million.

        During 2001, the Company executed a capital lease and recorded a $4.9 million increase to long-term debt and property, plant and equipment.

See accompanying notes to consolidated financial statements.

JK HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  Description of Business

        Before September 30, 2002, JK Holdings Corporation and its subsidiaries ("JK Holdings" or "the Company") was 80% indirectly owned by Huntsman LLC and 20% owned by Consolidated Press Holdings Limited ("CPH"). On September 30, 2002, Huntsman LLC acquired the remaining 20% of the Company not already owned. After September 30, 2002, JK Holdings is a holding company 100% indirectly owned by Huntsman LLC. JK Holdings is the 100% parent of Huntsman Petrochemical Corporation ("HPC") and the 100% parent of Huntsman Petrochemical Finance Corporation ("HPFC") (collectively the "Company"). HPFC provides financing to HPC and obtains financing from Huntsman LLC. HPC manufactures and distributes a wide variety of chemical products worldwide, ranging from basic commodity chemicals, such as ethylene and propylene, to higher value-added specialty chemicals in the United States and foreign countries. The Company has two reportable operating segments: Performance Products and Base Chemicals.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the Company include its wholly-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

  Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying balance sheet.

  Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out and the average cost methods for different components of inventory.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

        Approximately $1.3 billion is depreciated using the straight-line method on a group basis with depreciation primarily based on a 4.7% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is recorded to income. When individual assets recorded on the group basis are disposed of, the difference between historical cost and the disposal proceeds is recorded to accumulated depreciation. When individual assets not recorded on the group basis are disposed of, the difference between the depreciated historical cost and disposal proceeds is recorded to income.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The Company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest expense capitalized as part of plant and equipment was $2.6 million, $2.8 million, and $2.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliates

        The Company accounts for its investments in companies in which it exercises a significant, but not a controlling, influence (generally ownership interests from 20% to 50%) using the equity method. Nevertheless, the Company's 70% investment in Huntsman Purchasing Limited is accounted for using the equity method because the Company holds a limited partnership interest and does not have a controlling interest in Huntsman Purchasing Limited.

  Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-15 years
Trademarks	15 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years.

  Other Noncurrent Assets

        Other noncurrent assets consist primarily of spare parts, catalysts, and turnaround costs.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. For more information, see "Note 17—Restructuring and Plant Closing Costs."

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's intercompany borrowing approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's capital lease is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. As of December 31, 2002 and 2001, the recorded cost of the Company's capital lease approximates fair value.

  Minority Interests in Preferred Stock of Consolidated Subsidiary

        The 7.5% cumulative Series A Preferred Stock issued by HPC, which is owned by an affiliate of the Company, Huntsman Chemical Company LLC, is shown in the consolidated balance sheet as minority interest. Dividends on preferred shares of $1.9 million, $1.9 million, and $2.0 million for each of the years ended December 31, 2002, 2001, and 2000, are shown in the consolidated statements of income as a non-operating charge.

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company files a consolidated tax return with Huntsman LLC. Huntsman LLC, for U.S. federal income tax purposes, is disregarded as a separate entity and is combined with its single member, HMP Equity Holdings Corporation ("HMP"). Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company is charged or credited with the amount of income taxes as if the Company filed a separate tax return.

  Derivatives and Hedging Activities

        The Company has no financial instruments or other contracts that are derivatives.

  Environmental Expenditures

        Environmental related restoration and remediation costs and governmental assessments are recorded as liabilities and expensed when site restoration and environmental remediation, clean-up and assessment obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate. For more information, see "Note 18—Environmental Matters."

  Earnings per Share

        Earnings per share is not presented because it is not considered meaningful information due to the Company's ownership by Huntsman LLC consolidated subsidiaries as shareholder.

  Research and Development

        Research and development costs are expensed as incurred.

  Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholder's equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses are recorded in the statements of operations and were not significant for the years ended December 31, 2002, 2001, and 2000.

  Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

  Recent Financial Accounting Standards

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. The Company also completed its initial assessment of goodwill impairment and concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The initial adoption of SFAS No. 142 had no impact on the Company's financials statements for the year ended December 31, 2002.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. This statement had no impact since the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company adopted this statement as of January 1, 2003.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2002 and become effective in the years beginning after December 31, 2002 are not expected to have any significant effect on the Company's financial position or results of operations.

3. Inventories

        Inventories as of December 31, 2002 and 2001 consisted of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Raw materials and supplies	$35.9	$44.4
Work in progress	2.7	2.9
Finished goods	119.0	103.1

Total	157.6	150.4
LIFO reserves	(13.9)	2.1

Net	$143.7	$152.5

        As of December 31, 2002 and 2001, approximately 76.8% and 74.0%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO")

        For the year ended December 31, 2001, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $1.6 million.

        The positive LIFO reserve at December 31, 2001 indicates that costs determined on a LIFO basis exceeded current cost by $2.1 million. The LIFO cost of inventory, however, does not exceed market and inventory is therefore stated at the lower of LIFO cost or market.

        In the normal course of operations, the Company exchanges raw materials with other companies for the purpose of reducing transportation costs. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. Net amounts deducted from inventory under open exchange agreements owed by the Company which represents the net amounts payable by the Company under open exchange agreements were $15.0 million and $4.2 million (85,702,332 pounds and 7,386,539 pounds of feedstocks and products) at December 31, 2002 and 2001, respectively.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Land and improvements	$20.9	$20.7
Buildings and equipment	1,197.9	1,229.6
Furniture, fixtures and leasehold improvements	7.1	7.2
Transportation equipment	68.2	68.2
Construction in progress	68.2	52.3

Total	1,362.3	1,378.0
Less accumulated depreciation	(653.7)	(582.8)

Net	$708.6	$795.2

        Property, plant and equipment includes gross assets acquired under capital leases of $20.9 million and $19.4 million at December 31, 2002 and 2001, respectively; related amounts included in accumulated depreciation were $4.3 million and $1.6 million at December 31, 2002 and 2001, respectively.

5. Investments in Unconsolidated Affiliates and Advances to Unconsolidated Affiliate

        The Company's ownership percentage and investments in unconsolidated affiliates are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Condea-Huntsman GmbH and Co. KG (50%)	$9.3	$6.6
Huntsman Purchasing Limited (70%)	56.6	44.4
Gulf Advanced Chemicals Industry Corporation (10%)	2.5	—

Total	$68.4	$51.0

        The investment in Huntsman Purchasing Limited ("HPL") is carried on the equity method because, although the Company has significant influence on the activities of HPL, it is a non-controlling limited partnership interest. The investment in Condea-Huntsman GmbH and Co. KG ("Condea") is carried on the equity method because of significant participation rights granted to the other shareholder.

        The investment in Gulf Advanced Chemicals Industry Corporation is carried on the cost method because the company does not have significant influence.

  Summarized Financial Information of Unconsolidated Affiliates

        Summarized financial information of Condea and HPL on a combined basis as of December 31, 2002 and 2001 and for the years then ended is presented below (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$118.3	$123.2
Liabilities	58.4	52.1
Revenues	54.1	58.1
Net income	20.2	21.1
The Company's equity in:
Net assets	$65.9	$51.0
Net income	13.5	16.0

        As of December 31, 2002, the Company had advances to unconsolidated affiliates of $9.8 million. The advance does not bear interest. Management of the Company represented that it does not intend to require Condea to repay the advance before January 1, 2004, accordingly, such amounts are classified as long-term in the consolidated balance sheet.

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$23.3	$(15.7)	$7.6	$21.6	$(11.7)	$9.9
Licenses and other agreements	3.5	(2.5)	1.0	3.5	(1.9)	1.6
Other intangibles	1.3	(0.4)	0.9	1.3	(0.3)	1.0

Total	$28.1	$(18.6)	$9.5	$26.4	$(13.9)	$12.5

        Amortization expense was $2.9 million, $5.1 million and $3.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending Decemer 31:
2003	$2.2
2004	1.5
2005	1.3
2006	1.3
2007	1.3

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Capitalized turnaround expense	$10.1	$6.4
Spare parts inventory	16.1	17.2
Catalysts	12.9	12.0
Other noncurrent assets	8.2	7.9

Total	$47.3	$43.5

8. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Payroll, severance and related costs	$30.7	$27.9
Volume rebate accruals	9.3	9.7
Taxes (property and VAT)	22.9	14.1
Restructuring and plant closing costs	5.0	20.5
Environmental accruals	4.8	9.2
Other miscellaneous accruals	12.9	10.9

Total	$85.6	$92.3

9. Long-term Debt

        Long-term debt outstanding as of December 31, 2002 and December 31, 2001 is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Debt obligation with affiliate	$497.4	$557.8
Capital leases due in installments through 2011, average interest rate of 10.5%	4.6	5.0

Total long-term debt (including current portion)	$502.0	$562.8

Current portion of long-term debt	$0.3	$0.3
Current portion of long-term debt affiliate	—	557.8

Total current portion of long-term debt	$0.3	$558.1

Long-term debt	4.3	4.7
Long-term debt-affiliates	497.4	—

Total long-term debt	$501.7	$4.7

The scheduled maturities of long term (other than debt due to affiliates) debt by year as of December 31, 2002 are as follows (dollars in millions):

Year
2003	$0.3
2004	0.4
2005	0.4
2006	0.5
2007	0.5
Thereafter	2.5

Total	$4.6

Intercompany Borrowings

        As of December 31, 2002, the Company owed $497.4 million under an intercompany loan (the "LLC Intercompany Loan") that it maintains with Huntsman LLC ("LLC"). The loan accrues interest at a rate equal to the weighted average interest rate for borrowings of LLC (excluding Huntsman Specialty Chemicals Corporation, and Huntsman International Holdings LLC and its subsidiaries, as well for credit facilities maintained in LLC's Australian subsidiaries) which was 7.95% and 6.87% as of December 31, 2002 and 2001, respectively, and is payable upon demand. Management of LLC has represented that LLC does not intend to require the Company to repay the debt before January 1, 2004, accordingly, such amounts have been classified as long-term. The LLC Intercompany Loan is the Company's principal source of financing. The intercompany loan is pledged as collateral for the LLC senior secured credit facilities (the "HC Credit Facilities"). In addition, as collateral for its obligations under the HC Credit Facilities, LLC has caused to be pledged its 100% ownership interest in the Company and the Company is a guarantor of obligations under the HC Credit Facilities.

        The Company has granted security interests and liens on substantially all of its assets to secure its obligations under its guaranty to LLC's lenders (the "Guaranty"). The acceleration by Huntsman's lenders of the debt under the HC Credit Facilities would cause an acceleration of the Company's obligations under the LLC Intercompany Loan.

        On December 20, 2001, Huntsman LLC, which at the time was not in compliance with certain financial covenants, entered into amendment, forbearance and waiver agreements related to the HC Credit Facilities. The amendment, forbearance and waiver agreements effectively stayed the acceleration of debt under the HC Credit Facilities until September 30, 2002. As a result, the HC Credit Facilities became short-term financing facilities. Due to the potential acceleration of the HC Credit Facilities, long-term debt-affiliate was classified as current in the consolidated balance sheet as of December 31, 2001. During 2002, Huntsman LLC completed a debt for equity exchange and amended and restated the HC Credit Facilities that removed the possible acceleration of the HC Credit Facilities. As a result, long-term debt-affiliate are classified as noncurrent in the consolidated balance sheet as of December 31, 2002.

        During 2003, as collateral for its obligation under the $455.4 million Senior Secured Notes due 2010 ("HC Senior Notes"), Huntsman LLC has caused to be pledged its 100% interest in the Company and the Company is a guarantor of the obligations under the HC Senior Notes.

10. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Pension liabilities	$26.3	$26.4
Other postretirement benefits	37.6	36.8
Environmental accruals	5.6	—
Other noncurrent liabilities	18.5	17.1

Total	$88.0	$80.3

11. Lease Commitments and Rental Expense

        The Company has entered into leasing arrangements involving tank car and other facilities. These lease obligations have been classified as operating leases. Rental expense relating to operating leases was $16.8 million, $24.6 million and $26.8 million for the years ended 2002, 2001 and 2000, respectively.

        As of December 31, 2002, the Company had estimated minimum commitments for payments of rentals (net of noncancelable sublease rentals) under leases which, at inception, had a noncancelable term of more than one year, as included in the following table (dollars in millions):

Year	Amount
2003	$11.3
2004	8.9
2005	7.3
2006	5.3
2007	4.0
Thereafter	12.4

Total	$49.2

        The Company has capital leases of $4.9 million for equipment at December 31, 2002 and 2001; related amounts included in accumulated depreciation were $0.5 million and $0.3 million at December 31, 2002 and 2001, respectively.

12. Income Taxes

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax expense (benefit):
Current	$17.1	$—	$0.2
Deferred	14.9	(29.2)	(21.9)

Total	$32.0	$(29.2)	$(21.7)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income (loss) before income tax	$24.1	$(71.3)	$(48.7)

U.S. Federal income taxes at statutory rate of 35%	$8.4	$(24.9)	$(17.1)
Change resulting from:
State taxes net of federal benefit	0.5	(2.1)	(1.4)
Minority interest in earnings (losses) of subsidiaries recorded net of income taxes	0.7	0.7	0.8
Permanent disallowance of deductions in IRS examination	18.2	—	—
IRS exam interest	7.0	—	—
Non-deductible expenses and other	(0.5)	(0.2)	(0.3)
Income tax rate differential and other items of foreign consolidated subsidiaries	0.2	0.3	0.2
Nontaxable dividends from equity basis investors	(2.5)	(3.0)	(3.9)

Total income tax expense (benefit)	$32.0	$(29.2)	$(21.7)

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Deferred income tax assets:
Net operating loss and AMT credit carryforward	$18.4	$30.2
Employee benefits	35.0	32.3
Alternative minimum tax carryforward	23.7	24.1
Intangible assets	10.5	15.9
Other	7.4	19.3

Total	95.0	121.8

Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	(182.8)	(205.6)
Inventory costing	(28.2)	(34.8)
Capitalized turnaround costs	(3.8)	(2.4)

Total	(214.8)	(242.8)

Net deferred tax liability	$(119.8)	$(121.0)

Current deferred tax liability	$(28.2)	$(31.1)
Non-current deferred tax liability	(91.6)	(89.9)

Total	$(119.8)	$(121.0)

        As of December 31, 2002 and 2001, the Company has net operating loss carryforwards ("NOLs") of $59.1 million and $90.4 million, respectively. The NOLs begin to expire in 2009 and fully expire in 2023.

        On September 30, 2002, Huntsman LLC and Huntsman Polymers Corporation completed certain debt for equity exchanges (the "Restructuring"). Although the Company believes that it did not undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code as a result of the Restructuring, there can be no assurance in this regard. Moreover, even if the Company did not undergo an "ownership change" in the Restructuring, it is likely that it underwent an "ownership change" as a result of (i) the issuance on May 9, 2003 of warrants to acquire HMP Equity Holdings Corporation ("HMP") common stock offered as part of the financing to consummate a transaction pursuant to which HMP acquired all of the outstanding minority interests in Huntsman International Holdings LLC, or (ii) the restructuring and acquisition of Vantico Group S.A. by HMP and Huntsman Holdings LLC on June 30, 2003. Assuming that the Company has undergone an "ownership change," the future use of its net operating losses to offset income for United States federal income tax purposes will be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

        The amount of any such limitation and its effect on the Company is affected by numerous issues, including but not limited to the value of HMP's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income in terms of the Company. Therefore, while the effect of an ownership change and its related transactions could be to increase the future tax liabilities of the Company, the precise effect of an ownership change on the Company is unclear.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

13. Other Comprehensive Income (Loss)

        Other comprehensive income (loss) consisted of the following (dollars in millions):

	December 31, 2002		December 31, 2001		December 31, 2000		January 1, 2000
	Accumulated loss	Loss	Accumulated loss	Loss	Accumulated loss	Loss	Accumulated loss
Foreign currency translation adjustments	$(5.2)	$(1.2)	$(4.0)	$0.2	$(4.2)	$(3.7)	$(0.5)

Total	$(5.2)	$(1.2)	$(4.0)	$0.2	$(4.2)	$(3.7)	$(0.5)

        There have been no income tax effect of entries to other comprehensive income (loss).

14. Employee Benefit Plans

Savings Plan

        Employees of the Company participate in the Huntsman Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, employees may contribute annually between 1% and 15% of pay up to the IRS pre-tax contribution limit ($11,000 for 2002) to the Savings Plan. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation. Employee contributions and company matching contributions are fully vested. For 2002, 2001 and 2000, the company match to the Savings Plan equaled approximately $2.3 million, $2.6 million and $2.6 million, respectively.

Money Purchase Plan

        Huntsman sponsors a qualified money purchase plan (the "Money Purchase Plan") that provides participating employees of the Company with income upon retirement. Employees participate in the Money Purchase Plan after 24 months of service. No employee contributions are required or permitted. The Company contributions for participants vary based on years of service as follows:

Years of Service	Percent of Pay Contributions
Less than 2	0.0%
2 to 6	0.5%
7 to 9	3.0%
10 or more	8.0%

        Company contributions to the Money Purchase Plan are fully vested. For 2002, 2001 and 2000, the Company contributions to the Money Purchase Plan equaled approximately $6.8 million, $7.7 million and $7.8 million, respectively.

Pension and Retirement Plans

        In addition, Company employees participate in a trusteed, non-contributory, qualified defined benefit pension plan ("the Plan"). The Plan covers substantially all full-time employees of certain Huntsman LLC affiliates, including the Company. Huntsman LLC, as the plan sponsor, reflects the costs of the Plan in accordance with SFAS No. 87 and directly allocates such costs to each of the participating employers.

        Plan assets are held in a master trust. Plan assets are stated at fair value and are comprised primarily of corporate debt, equity securities, and government securities held either directly or in commingled and mutual funds. Huntsman LLC's funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of benefit obligations.

        Benefits provided under the Plan are based on years of service and final average earnings offset by estimated Social Security benefits.

        The net pension liability included in other long-term liabilities in the consolidated balance sheets was $26.3 million and $26.4 million at December 31, 2002 and 2001, respectively. The amounts recognized in the balance sheet represent the Company's allocated share of the Plan's overall pension liability. Customary disclosures including a reconciliation of the projected benefits obligation to the balance sheet liability and the disclosure of component of net pension expense are not possible or meaningful under these circumstances. The Company's net pension cost was $9.8 million, $8.9 million and $9.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The pension costs and pensions liability assumed a discount rate of 6.7%, 7.25% and 7.50% and a rate of salary progression of 4.0% for 2002, 2001, and 2000. The weighted average expected rate of return on assets for 2002, 2001 and 2000 was 8.25%, 9.0% and 9.0%, respectively.

Postretirement Benefits Other than Pensions

        The Company sponsors postretirement benefits other than the pension plans, such as health care and medical benefits. The Company reimburses retirees for these benefits but does not provide any additional funding for the postretirement benefits.

        Net postretirement benefit expense consists of the following (dollars in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Service cost	$1.6	$1.5	$1.3
Interest cost	4.6	3.7	3.2
Net amortization and deferral	0.7	—	—

Net postretirement benefit expense	$6.9	$5.2	$4.5

        The following table sets forth the funded status of the postretirement benefits as of December 31, 2002 and 2001 (dollars in millions):

	2002	2001
Change in Accumulated Postretirement Benefit Obligation
Net benefit obligation at January 1	$65.1	$37.8
Service cost	1.6	1.3
Interest cost	4.6	3.1
Actuarial loss	6.0	5.9
Benefits payments (net of employee contributions)	(6.1)	(1.8)

Net benefit obligation at December 31	$71.2	$46.3

Plan assets	$—	$—

Funded Status
Funded status at December 31	$71.2	$46.3
Unrecognized net actuarial loss	(33.6)	(9.5)

Balance sheet liability	$37.6	$36.8

        In 2002 and 2001, in determining the value of postretirement benefit obligations, discount rates of 6.75% and 7.25%, respectively, were used; the health care trend rate used to measure the expected increase in cost of benefits was assumed to be 10.0% and 11.0% in 2002 and 2001, respectively, descending to 5.0% in 2007 and thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the net benefit obligation as of December 31, 2002 by approximately $5.9 million and would increase the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.7 million. A one percentage-point decrease in the assumed health care cost trend rate for each year would decrease the net benefit obligation as of December 31, 2002 by approximately $5.2 million and would decrease the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.6 million.

15. Related-Party Transactions

        The Company was charged $31.4 million, $31.2 million and $41.5 million during 2002, 2001 and 2000, respectively, for administrative services provided by Huntsman LLC. During 2002, 2001 and 2000, the Company recorded $2.5 million, $5.1 million and $4.2 million in expenses to an affiliate, Airstar Corporation, for the use of certain corporate aircraft. Both of these charges are included in "Management charges and allocated cost—affiliate" in the consolidated statement of operations. During 2000, the company contributed $4.0 million to the Huntsman Cancer Institute. The Company made no significant contributions to the Huntsman Cancer Institute in 2002 or 2001.

        In accordance with various service and toll agreements, the Company provides management, operating, maintenance, toll conversion and other services to Huntsman International LLC ("HI"). In connection with those agreements, the Company received $39.5 million, $31.0 million and $41.5 million of fees and expense reimbursements from HI in connection with those service agreements during 2002, 2001 and 2000, respectively. The Company also provides management and other services to Huntsman Polymers Corporation ("Polymers"). The Company received $3.8 million, $3.0 million, and $3.5 million of fees and expenses reimbursed from Polymers during 2002, 2001, and 2000, respectively.

        The Company recorded royalty charges from Huntsman Intellectual Group Property Holdings Corporation ("HGIPHC"), an affiliated company, of approximately $10.4 million, $12.4 million and $16.1 million during 2002, 2001 and 2000, respectively. Additionally, HGIPHC recorded a patronage dividend to the Company of $6.6 million, $8.0 million and $10.3 million during 2002, 2001 and 2000, respectively. The royalty expense and dividend income are both included in "Other expense" in the consolidated statements of operations.

        The Company recorded purchasing fee expense from Huntsman Purchasing Limited ("HPL"), an affiliated company, of approximately $13.9 million, $17.1 million and $20.0 million during 2002, 2001 and 2000, respectively. Additionally, the Company recorded equity investment income of $12.2 million, $15.4 million and $18.2 million during 2002, 2001 and 2000, respectively. The purchasing fees are included in "Other expense" in the consolidated statements of operations.

        Trade sales and services between the Company and its related parties were based on prices that are generally representative of the market. These transactions consist primarily of ethylene and propylene sales. A summary of these transactions between the Company and other related parties is as follows (dollars in millions):

	As of and for the Year Ended December 31, 2002	As of and for the Year Ended December 31, 2001	As of and for the Year Ended December 31, 2000
Trade accounts receivable from:
Huntsman LLC and subsidiaries	$5.4	$10.8	$14.9
Huntsman International LLC and subsidiaries	35.6	26.5	43.2
Other related parties	1.0	0.5	2.8
Other receivables from:
Huntsman LLC and subsidiaries	8.4	11.1	47.9
Huntsman International LLC and subsidiaries	9.9	14.8	3.3
Other related parties	—	0.6	0.7
Trade accounts payable to:
Huntsman LLC and subsidiaries	0.7	1.5	3.8
Huntsman International LLC and subsidiaries	14.4	11.0	12.7
Dividends payable
Huntsman LLC and subsidiaries	—	—	2.0
Other related parties	—	0.2	0.2
Miscellaneous accounts payable to:
Huntsman LLC and subsidiaries	7.5	10.5	42.6
Huntsman International LLC and subsidiaries	0.1	3.2	2.4
Sales to:
Huntsman LLC and subsidiaries	39.7	31.0	98.6
Huntsman International LLC and subsidiaries	153.9	149.8	117.5
Other related parties	3.6	17.9	4.9
Other revenue from:
Huntsman LLC and subsidiaries	—	—	0.2
Other related parties	—	—	0.6
Product purchases from:
Huntsman LLC and subsidiaries	10.3	12.0	17.0
Huntsman International LLC and subsidiaries	54.1	63.8	69.7

16. Commitments and Contingencies

        The Company has various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $13 million annually through 2005, decreasing to approximately $8 million through 2015. Historically, the Company has not made any minimum payments under its take or pay contracts.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

17. Restructuring and Plant Closing Costs

  2002 Unit Closing Costs

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million, substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges discussed in "2001 Restructuring Activities" below is $4.0 million expense and a $5.0 million accrual at December 31, 2002.

2001 Restructuring Activities

        The Company incurred restructuring, plant closing and asset impairment charges of $59.0 million during 2001. The restructuring program resulted in an asset impairment charge to property and equipment of $25.0 million related to the closure of the Company's manufacturing facilities in Austin, Texas. The program also included a workforce reduction of 444 manufacturing, sales, general and administrative and technical employees. Approximately $29.0 million was accrued for severance, fringe benefits and outplacement costs and was paid in the first quarter of 2002. An additional $3.4 million and $1.6 million were recorded for inventory write-offs and accruals related to non-cancelable leases.

        As of December 31, 2002, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Total Charge	2002 charge	Non-cash portion	Cash payments	Accrued liabilities as of December 31, 2002
Property, plant and equipment	$25.0	$—	$25.0	$—	$—
Inventory write-offs	3.4	—	2.5	0.9	—
Non-cancelable lease costs	1.6	(0.7)	—	0.3	0.6
Workforce reductions	29.0	4.7	—	29.3	4.4

Total	$59.0	$4.0	$27.5	$30.5	$5.0

18. Environmental Matters

        The Company has certain actual or potential liabilities related to alleged contamination of soil or groundwater at sites where industrial operations were carried on in the past or waste disposal occurred. Contamination that was extant at the time of purchasing Texaco Chemical Company in 1994, and the Propylene Oxide/Methyl Tertiary Butyl Ether plant in 1997, are the subject of comprehensive indemnities from Texaco Inc. In addition, the Company faces certain potential governmental enforcement actions for alleged environmental violations. Where the liabilities have been determined or are probable and reasonably estimable, accruals have been made.

        The Star Lake Canal Superfund site, situated adjacent to the Company's Jefferson County Operations—Oxides and Olefins Plant in Port Neches, Texas, is partially on the Company's property. This canal has served as a discharge point for manufacturing facilities now owned by the Company, as well as several other local chemical manufacturing plants. The Company and predecessor companies are Potentially Responsible Parties under Superfund. The Company is of the view that, as regards its potential liability, all or most of it is subject to a right of indemnification from Texaco. Moreover, the Company's various facilities have made wastewater effluent discharges consistent with a federal discharge permit during the period the Company has operated such facilities. Thus, the Company believes that most if not all of its discharges fall within the federally-permitted-release exemption to Superfund.

        By a Notice of Violation letter of October 21, 2002, the U. S. Environmental Protection Agency ("EPA") notified Solutia, Inc., of numerous alleged violations of the federal Clean Air Act at the maleic anhydride plant owned by the Company and operated by Solutia inside its Pensacola, Florida manufacturing complex. The EPA report alleged that seven areas of Clean Air Act violations were found in the maleic anhydride plant (29 violations at the Solutia plant overall were alleged by the EPA). The Company has since received notification from the EPA that no enforcement action would be taken against the Company.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the EPA of the Beaumont-Port Arthur ("BPA") State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. This change will likely require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxide and volatile organic compounds. The Company cannot predict the outcome of the EPA assessment but believes that additional capital will be required above the existing operating plans of its plants in Port Arthur and Port Neches, Texas.

        The Company and the State of Texas settled an air enforcement case relating to the Company's Port Arthur plant on May 13, 2003. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus, far, the Company has paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. The full settlement was accrued on December 31, 2002.

        The Company and the Texas Commission on Environmental Quality (formerly the Texas Natural Resource Conservation Commission) settled outstanding allegations of environmental regulatory violations at the Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the Company's C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause the Company to incur costs that could be material.

        On October 1, 2003, the EPA sent the Company an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other third-party owned plants located in Port Arthur also received similar requests. The Company has responded and is awaiting further communication from the EPA. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

19. Other Expense

        Other expense is comprised of the following significant items:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Purchasing fee charges from HPL	$(13.9)	$(17.1)	$(20.0)
Royalty charges from HGIPHC	(10.4)	(12.4)	(16.1)
Patronage dividend from HGIPHC	6.7	8.0	10.3
Insurance settlement proceeds in excess of book value of equipment	—	6.0	—
Loss on insurance claim	—	—	(3.7)
Other	(0.7)	0.2	(3.7)

Total other expense	$(18.3)	$(15.3)	$(33.2)

20. Sale of Receivables

        In 1996, the Company and other affiliates entered into an agreement with Huntsman Acceptance Corporation ("HAC") to sell their trade accounts receivables to HAC for approximately 99% of face value. The agreement provided for continuous sales of the Company's domestic trade receivables to HAC with related payments to the Company in the form of cash and short-term notes bearing interest at 9.50% as of December 31, 2000. Since the transaction qualified as a sale, the related trade accounts receivable were removed from the consolidated balance sheets. Receivables sold were $1,534 million and $2,032 million in the years ended December 31, 2001 and 2000, respectively. The loss on sales of receivables amounted to $16.4 million and $21.9 million in the years ended December 31, 2001 and 2000, respectively. In December 2001, the agreement with HAC was terminated and the Company repurchased uncollected receivables of $109.7 million.

21. Industry Segment Information

        The Company derives its revenues, earnings and cash flow from the sale of wide variety of differentiated and commodity chemicals to customers throughout the world. The Company has two reportable operating segments: Performance Products and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Performance Products	Ethylene oxide, glycols, amine chemicals, surfactants, linear alkylbenzene and maleic anhydride
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene and cyclohexane

        Sales between segments are generally recognized at external market prices.

	December 31,
	2002	2001	2000
By Segment
Net sales:
Performance Products	$941.7	$992.2	$1,107.1
Base Chemicals	996.2	1,051.3	1,478.5
Eliminations	(156.4)	(145.8)	(253.0)

Total	$1,781.5	$1,897.7	$2,332.6

EBITDA(1):
Performance Products	$155.5	$119.7	$62.2
Base Chemicals	44.7	63.1	104.5
Restructuring, plant cosing and impairment charges	(4.0)	(59.0)	—
Corporate and other items(2)	(48.6)	(74.3)	(93.3)

Total EBITDA	$147.6	$49.5	$73.4

Interest expense, net	(28.0)	(21.0)	(22.8)
Income tax benefit (expense)	(32.0)	29.2	21.7
Depreciation and amortization	(95.5)	(99.8)	(99.3)

Net loss	$(7.9)	$(42.1)	$(27.0)

Depreciation and amortization:
Performance Products	$62.7	$62.5	$61.9
Base Chemicals	46.7	48.2	48.3
Corporate and other	(13.9)	(10.9)	(10.9)

Total	$95.5	$99.8	$99.3

Capital expenditures:
Performance Products	$21.6	$31.2	$28.3
Base Chemicals	15.5	23.4	19.7
Corporate	2.5	2.8	8.1

Total	$39.6	$57.4	$56.1

Total assets:
Performance Products	$646.9	$750.6	$863.9
Base Chemicals	453.5	499.4	679.1
Corporate	159.6	65.3	(91.0)

Total	$1,260.0	$1,315.3	$1,452.0

(1)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization, and taxes.

(2)
Corporate and other includes unallocated corporate overhead, other non-operating income (expense) and unallocated depreciation and amortization

	December 31,
	2002	2001	2000
By Geographic Area
Net sales:
United States	$1,699.4	$1,801.0	$2,221.5
Canada	62.0	77.5	80.9
Other nations	20.1	19.2	30.2

Total	$1,781.5	$1,897.7	$2,332.6

Long-lived assets:
United States	$683.0	$767.9	$860.4
Canada	16.3	22.6	25.0
Other nations	22.0	20.5	21.1

Total	$721.3	$811.0	$906.5

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Huntsman Petrochemical Corporation:

        We have audited the accompanying consolidated balance sheets of Huntsman Petrochemicals Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Huntsman Petrochemicals Corporation and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standard No. 142 effective January 1, 2002.

DELOITTE & TOUCHE LLP

Houston, Texas
January 23, 2004

HUNTSMAN PETROCHEMICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$3.1	$—
Restricted cash	5.1	—
Accounts and notes receivables (net of allowance for doubtful accounts of $1.9 and $1.3, respectively)	228.6	237.1
Inventories	143.7	152.5
Other current assets	11.0	3.1

Total current assets	391.5	392.7
Property, plant and equipment, net	708.6	795.2
Investment in unconsolidated affiliates	68.4	51.0
Advances to unconsolidated affiliate	9.8	5.0
Intangible assets, net	9.5	12.5
Goodwill	3.2	3.3
Other noncurrent assets	48.6	43.5

Total assets	$1,239.6	$1,303.2

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$132.4	$114.5
Accrued liabilities	74.0	92.3
Income taxes payable	0.6	0.2
Deferred income taxes	28.2	34.7
Current portion of long-term debt	0.3	0.3
Current portion of long-term debt-affiliate	—	834.1

Total current liabilities	235.5	1,076.1
Long-term debt	4.3	4.7
Long-term debt—affiliate	811.1	—
Deferred income taxes	34.7	43.6
Other noncurrent liabilities	76.0	68.5

Total liabilities	1,161.6	1,192.9

Commitments and contingencies (Note 11, 16, and 18)
Stockholder's equity:
Common stock (par value $0.01 per share; 1,000 shares authorized, issued and outstanding in 2002 and 2001)	—	—
Preferred stock (7.5% cumulative; par value $0.01 per share; 25,000 shares authorized, issued and outstanding in 2002 and 2001)	—	—
Additional paid-in capital	26.0	26.0
Retained earnings	57.2	88.3
Accumulated other comprehensive loss	(5.2)	(4.0)

Total stockholder's equity	78.0	110.3

Total liabilities and stockholder's equity	$1,239.6	$1,303.2

See accompanying notes to consolidated financial statements.

HUNTSMAN PETROCHEMICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Trade sales	$1,584.3	$1,699.0	$2,111.6
Related party sales	197.2	198.7	221.0

Total revenues	1,781.5	1,897.7	2,332.6
Cost of goods sold	1,613.8	1,777.0	2,170.3

Gross profit	167.7	120.7	162.3
Expenses:
Selling, general and administrative	95.7	103.1	121.3
Research and development	21.6	22.6	24.8
Other operating income	(3.0)	(33.6)	—
Restructuring and plant closing costs	4.0	59.0	—
Management fee income and reimbursed costs—affiliates	(43.3)	(34.0)	(45.0)
Management charges and allocated costs—affiliates	33.9	36.3	45.7

Total expenses	108.9	153.4	146.8

Operating income (loss)	58.8	(32.7)	15.5
Interest expense, net	(65.4)	(64.7)	(37.2)
Loss on sale of accounts receivable—affiliate	—	(16.4)	(21.9)
Other expense	(18.3)	(15.3)	(33.2)
Equity in income of investment in unconsolidated affiliates	13.5	16.0	15.7

Loss before income tax benefit	(11.4)	(113.1)	(61.1)
Income tax benefit (expense)	(17.8)	45.8	27.2

Net loss	(29.2)	(67.3)	(33.9)
Other comprehensive income (loss)	(1.2)	0.2	(3.7)

Comprehensive loss	$(30.4)	$(67.1)	$(37.6)

See accompanying notes to consolidated financial statements.

HUNTSMAN PETROCHEMICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

(Dollars in Millions)

	Common Stock		Preferred stock				Accumulated Other Comprehensive Loss
					Additional Paid-in Capital	Retained Earnings
	Shares	Amount	Shares	Amount				Total
BALANCE, JANUARY 1, 2000	1,000	$—	25,000	$—	$125.0	$258.4	$(0.5)	$382.9
Dividend to parent	—	—	—	—	(99.0)	(65.0)	—	(164.0)
Preferred stock dividend	—	—	—	—	—	(2.0)	—	(2.0)
Foreign curency translation adjustment	—	—	—	—	—	—	(3.7)	(3.7)
Net loss	—	—	—	—	—	(33.9)	—	(33.9)

BALANCE, DECEMBER 31, 2000	1,000	—	25,000	—	26.0	157.5	(4.2)	179.3
Foreign curency translation adjustment	—	—	—	—	—	—	0.2	0.2
Preferred stock dividend	—	—	—	—	—	(1.9)	—	(1.9)
Net loss	—	—	—	—	—	(67.3)	—	(67.3)

BALANCE, DECEMBER 31, 2001	1,000	—	25,000	—	26.0	88.3	(4.0)	110.3
Foreign curency translation adjustment	—	—	—	—	—	—	(1.2)	(1.2)
Preferred stock dividend	—	—	—	—	—	(1.9)	—	(1.9)
Net loss	—	—	—	—	—	(29.2)	—	(29.2)

BALANCE, DECEMBER 31, 2002	1,000	$—	25,000	$—	$26.0	$57.2	$(5.2)	$78.0

See accompanying notes to consolidated financial statement

HUNTSMAN PETROCHEMICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities:
Net loss	$(29.2)	$(67.3)	$(33.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in losses of investment in unconsolidated affiliates	(13.5)	(16.0)	(15.7)
Depreciation and amortization	95.5	99.8	99.3
Noncash restructuring and plant closing	—	26.3	—
Provision for losses on accounts receivable	1.3	—	—
Gain on disposal of plant and equipment	—	(6.0)	—
Deferred income taxes	0.7	(45.8)	(27.4)
Changes in operating assets and liabilities:
Accounts and notes receivables	7.2	140.4	(50.2)
Changes in accounts receivables sold, net	—	(138.1)	22.9
Inventories	8.8	26.0	8.9
Other current assets	(8.1)	0.3	(6.3)
Other noncurrent assets	(13.7)	(4.1)	6.4
Accounts payable	18.4	(135.7)	35.2
Accrued liabilities	(5.8)	20.5	3.9
Other noncurrent liabilities	7.7	25.4	(31.8)

Net cash provided by (used in) operating activities	69.3	(74.3)	11.3

Investing Activities:
Capital expenditures	(39.6)	(57.4)	(56.1)
Proceeds from sale of plant and equipment	—	15.1	—
Advances to unconsolidated affiliates	(2.5)	(2.1)	—

Net cash used in investing activities	(42.1)	(44.4)	(56.1)

Financing Activities:
Repayment of long-term debt	(0.4)	—	—
Net borrowing (repayment) on long-term debt-affiliate	(17.9)	118.7	212.3
Distribution to parent	—	—	(164.0)

Net cash provided by financing activities	(18.3)	118.7	48.3

Effect of exchange rate changes on cash	(0.7)	—	(3.5)

Increase in cash and cash equivalents	8.2	0.0	—
Cash and cash equivalents, including restricted cash at beginning of period	—	—	—
Cash and cash equivalents, including restricted cash at end of period	$8.2	$0.0	$—

Supplemental cash flow information:
Cash paid for interest	$0.5	$0.3	$—
Cash paid for (received) income taxes	0.4	0.1	(1.4)

Supplemental non-cash investing and financing activities:

        During 2001, the Company executed a capital lease and recorded a $4.9 million increase to long-term debt and property, plant and equipment.

See accompanying notes to consolidated financial statements.

HUNTSMAN PETROCHEMICAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  Description of Business

        Huntsman Petrochemical Corporation and its subsidiaries ("HPC" or the "Company") is an indirect, wholly-owned subsidiary of Huntsman LLC.

        HPC is engaged in the manufacture and distribution of a wide variety of chemical products worldwide, ranging from basic commodity chemicals, such as ethylene and propylene, to higher value-added specialty chemicals and amines in the United States and foreign countries. The Company has two reportable operating segments: Performance Products and Base Chemicals.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the Company include its wholly-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

  Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying balance sheet.

  Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out and the average cost methods for different components of inventory.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

        Approximately $1.3 billion is depreciated using the straight-line method on a group basis with depreciation primarily based on a 4.7% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is recorded to income. When individual assets recorded on the group basis are disposed of, the difference between historical cost and the disposal proceeds is recorded to accumulated depreciation. When individual assets not recorded on the group basis are disposed of, the difference between the depreciated historical cost and disposal proceeds is recorded to income.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The Company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest expense capitalized as part of plant and equipment was $2.6 million, $2.8 million, and $2.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliates

        The Company accounts for its investments in companies in which it exercises a significant, but not a controlling, influence (generally ownership interests from 20% to 50%) using the equity method. Nevertheless, the Company's 70% investment in Huntsman Purchasing Limited is accounted for using the equity method because the Company holds a limited partnership interest and does not have a controlling interest in Huntsman Purchasing Limited.

  Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-15 years
Trademarks	15 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years.

  Other Noncurrent Assets

        Other noncurrent assets consist primarily of spare parts, notes receivable, catalysts and turnaround costs.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. For more information, see "Note 17—Restructuring and Plant Closing Costs."

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's intercompany borrowing approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's capital lease is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. As of December 31, 2002 and 2001, the recorded cost of the Company's capital lease approximates fair value.

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company files a consolidated tax return with Huntsman LLC. Huntsman LLC, for U.S. federal income tax purposes, is disregarded as a separate entity and is combined with its single member, HMP Equity Holdings Corporation ("HMP"). Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company is charged or credited with the amount of income taxes as if the Company filed a separate tax return.

  Derivatives and Hedging Activities

        The Company has no financial instruments or other contracts that are derivatives.

  Environmental Expenditures

        Environmental related restoration and remediation costs and governmental assessments are recorded as liabilities and expensed when site restoration and environmental remediation, clean-up and assessment obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate. For more information, see "Note 18—Environmental Matters."

  Earnings per Share

        Earnings per share is not presented because it is not considered meaningful information due to the Company's ownership by a single shareholder.

  Research and Development

        Research and development costs are expensed as incurred.

  Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholder's equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses are recorded in the statements of operations and were not significant for the years ended December 31, 2002, 2001, and 2000.

  Recent Financial Accounting Standards

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangible assets and perform an impairment test on goodwill. In the first quarter 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary. The Company also completed its initial assessment of goodwill impairment and concluded that there is no indication of impairment. The Company has elected to test goodwill for impairment annually as of April 1, as required by SFAS No. 142. The initial adoption of SFAS No. 142 had no impact on the Company's financials statements for the year ended December 31, 2002.

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. This statement has no impact since the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company adopted this statement as of January 1, 2003.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2002 and become effective in the years beginning after December 31, 2002 are not expected to have any significant effect on the Company's financial position or results of operations.

3. Inventories

        Inventories as of December 31, 2002 and 2001 consisted of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Raw materials and supplies	$35.9	$44.4
Work in progress	2.7	2.9
Finished goods	119.0	103.1

Total	157.6	150.4
LIFO reserves	(13.9)	2.1

Net	$143.7	$152.5

        As of December 31, 2002 and 2001, approximately 76.8% and 74.0%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO")

        For the year ended December 31, 2001, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $1.6 million.

        The positive LIFO reserve at December 31, 2001 indicates that costs determined on a LIFO basis exceeded current cost by $2.1 million. The LIFO cost of inventory, however, does not exceed market and inventory is therefore stated at the lower of LIFO cost or market.

        In the normal course of operations, the Company exchanges raw materials with other companies for the purpose of reducing transportation costs. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. Net amounts deducted from inventory under open exchange agreements owed by the Company which represents the net amounts payable by the Company under open exchange agreements were $15.0 million and $4.2 million (85,702,332 and 7,386,539 pounds of feedstocks and products) at December 31, 2002 and 2001, respectively.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Land and improvements	$20.9	$20.7
Buildings and equipment	1,197.9	1,229.6
Furniture, fixtures and leasehold improvements	7.1	7.2
Transportation equipment	68.2	68.2
Construction in progress	68.2	52.3

Total	1,362.3	1,378.0
Less accumulated depreciation	(653.7)	(582.8)

Net	$708.6	$795.2

        Property, plant and equipment includes gross assets acquired under capital leases of $20.9 and $19.4 at December 31, 2002 and 2001, respectively; related amounts included in accumulated depreciation were $4.3 and $1.6 at December 31, 2002 and 2001, respectively.

5. Investments in Unconsolidated Affiliates and Advances to Unconsolidated Affiliate

        The Company's ownership percentage and investments in unconsolidated affiliates are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Condea-Huntsman GmbH and Co. KG (50%)	$9.3	$6.6
Huntsman Purchasing Limited (70%)	56.6	44.4
Gulf Advanced Chemicals Industry Corporation (10%)	2.5	—

Total	$68.4	$51.0

        The investment in Huntsman Purchasing Limited ("HPL") is carried on the equity method because, although the Company exercises significant influence on HPL, it is a non-controlling limited partnership interest. The investment in Condea-Huntsman GmbH and Co. KG ("Condea") is carried on the equity basis because of significant participation rights granted to the other shareholder.

        The investment in Gulf Advanced Chemicals Industry Corporation is carried on the cost method because the Company does not have significant influence.

  Summarized Financial Information of Unconsolidated Affiliates

        Summarized financial information of Condea and HPL on a combined basis as of December 31, 2002 and 2001 and for the years then ended is presented below (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$118.3	$123.2
Liabilities	58.4	52.1
Revenues	54.1	58.1
Net income	20.2	21.1
The Company's equity in:
Net assets	$65.9	$51.0
Net income	13.5	16.0

        As of December 31, 2002, the Company had advances to unconsolidated affiliates of $9.8 million. The advance does not bear interest. Management of the Company represented that it does not intend to require Condea to repay the advance before January 1, 2004, accordingly, such amounts are classified as long-term in the consolidated balance sheet.

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$23.3	$(15.7)	7.6	$21.6	$(11.7)	$9.9
Licenses and other agreements	3.5	(2.5)	1.0	3.5	(1.9)	1.6
Other intangibles	1.3	(0.4)	0.9	1.3	(0.3)	1.0

Total	$28.1	$(18.6)	$9.5	$26.4	$(13.9)	$12.5

        Amortization expense was $2.9 million, $5.1 million and $3.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending Decemer 31:
2003	$2.2
2004	1.5
2005	1.3
2006	1.3
2007	1.3

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Capitalized turnaround expense	$10.1	$6.4
Spare parts inventory	16.1	17.2
Catalysts	12.9	12.0
Other noncurrent assets	9.5	7.9

Total	$48.6	$43.5

8. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Payroll, severance and related costs	$32.1	$27.9
Volume rebate accruals	9.3	9.7
Taxes (property and VAT)	9.9	14.1
Restructuring and plant closing costs	5.0	20.5
Environmental accruals	4.8	9.2
Other miscellaneous accruals	12.9	10.9

Total	$74.0	$92.3

9. Long-term Debt

        Long-term debt outstanding as of December 31, 2002 and December 31, 2001 is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Debt obligation with affiliate	$811.1	$834.1
Capital leases due in installments through 2011, average interest rate of 10.5%	4.6	5.0

Total long-term debt (including current portion)	$815.7	$839.1

Current portion of long-term debt	$0.3	$0.3
Current portion of long-term debt affiliate	—	834.1

Total current portion of long-term debt	$0.3	$834.4

Long term-debt	4.3	4.7
Long-term debt—affiliates	811.1	—

Total long-term debt	$815.4	$4.7

        The scheduled maturities of long term debt (other that the debt due to affiliates) by year as of December 31, 2002 are as follows (dollars in millions):

Year
2003	$0.3
2004	0.4
2005	0.4
2006	0.5
2007	0.5
Thereafter	2.5

Total	$4.6

Intercompany Borrowings

        As of December 31, 2002, the Company owed $811.1 million under an intercompany loan (the "HPFC Intercompany Loan") that it maintains with Huntsman Petrochemical Finance Corporation ("HPFC"), an affiliate. The loan accrues interest at a rate equal to the weighted average interest rate for borrowings of Huntsman LLC (excluding Huntsman Specialty Chemicals Corporation, and Huntsman International Holdings and its subsidiaries, as well for credit facilities maintained in HPFC's Australian subsidiaries) plus a margin of 2.50% which was 10.45% as of December 31, 2002 and is payable upon demand. Prior to September 30, 2002, the loan accrued interest at a rate equal to the prime rate plus a margin of between 1.00% to 1.75% which was 8.1% at December 31, 2001. Management of HPFC has represented that HPFC does not intend to require the Company to repay the debt before January 1, 2004, accordingly, such amounts have been classified as long-term. The HPFC Intercompany Loan is the Company's principal source of financing. The intercompany loan is pledged as collateral for the Huntsman LLC senior secured credit facilities (the "HC Credit Facilities"). In addition, as collateral for its obligations under the HC Credit Facilities, Huntsman LLC has caused to be pledged its 100% ownership interest in the Company and the Company is a guarantor of obligations under the HC Credit Facilities.

        The Company has granted security interests and liens on substantially all of its assets to secure its obligations under its guaranty to Huntsman LLC's lenders (the "Guaranty"). The acceleration by Huntsman LLC's lenders of the debt under the HC Credit Facilities would cause an acceleration of the Company's obligations under the HPFC Intercompany Loan.

        On December 20, 2001, Huntsman LLC, which at the time was not in compliance with certain financial covenants, entered into amendment, forbearance and wavier agreements related to the HC Credit Facilities. The amendment, forbearance and wavier agreements effectively stayed the acceleration of debt under the HC Credit Facilities until September 30, 2002. As a result, the HC Credit Facilities became short-term financing facilities. Due to the potential acceleration of the HC Credit Facilities, long-term debt—affiliate was classified as current in the consolidated balance sheet as of December 31, 2001. During 2002, Huntsman LLC completed a debt for equity exchange and amended and restated the HC Credit Facilities. As a result, long-term debt—affiliate are classified as noncurrent in the consolidated balance sheet as of December 31, 2002.

        During 2003, as collateral for its obligation under the $455.4 million Senior Secured Notes due 2010 ("HC Senior Notes"), Huntsman LLC has caused to be pledged its 100% interest in the Company and the Company is a guarantor of the obligations under the HC Senior Notes.

10. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Pension liabilities	$26.3	$26.4
Other postretirement benefits	37.6	36.8
Environmental accruals	5.6	—
Other noncurrent liabilities	6.5	5.3

Total	$76.0	$68.5

11. Lease Commitments and Rental Expense

        The Company has entered into leasing arrangements involving tank car and other facilities. These lease obligations have been classified as operating leases. Rental expense relating to operating leases was $16.8 million, $24.6 million and $26.8 million for the years ended 2002, 2001 and 2000, respectively.

        As of December 31, 2002, the Company had estimated minimum commitments for payments of rentals (net of noncancelable sublease rentals) under leases which, at inception, had a noncancelable term of more than one year, as included in the following table (dollars in millions):

Year	Amount
2003	$11.3
2004	8.9
2005	7.3
2006	5.3
2007	4.0
Thereafter	12.4

Total	$49.2

        The Company has capital leases of $4.9 million for equipment at December 31, 2002 and 2001; related amounts included in accumulated depreciation were $0.5 million and $0.3 million at December 31, 2002 and 2001, respectively.

12. Income Taxes

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax expense (benefit):
Current	$17.1	$—	$0.2
Deferred	0.7	(45.8)	(27.4)

Total	$17.8	$(45.8)	$(27.2)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income (loss) before income tax	$(11.4)	$(113.1)	$(61.1)

U.S. Federal income taxes at statutory rate of 35%	$(4.0)	$(39.6)	$(21.4)
Change resulting from:
State taxes net of federal benefit	(0.5)	(3.4)	(1.9)
Permanent disallowance of deductions in IRS examination	18.1	—	—
IRS exam interest	7.0	—	—
Non-deductible expenses and other	(0.4)	(0.1)	(0.2)
Income tax rate differential and other items of foreign consolidated subsidiaries	0.1	0.3	0.2
Non-taxable dividends from Subsidiary	(2.5)	(3.0)	(3.9)

Total income tax expense (benefit)	$17.8	$(45.8)	$(27.2)

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Deferred income tax assets:
Net operating loss and AMT credits carryforwards	$75.3	$72.9
Employee benefits	35.0	32.3
Alternative minimum tax carryforward	23.7	24.1
Intangible assets	10.5	15.9
Other	7.4	19.3

Total	151.9	164.5

Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	(182.8)	(205.6)
Inventory costing	(28.2)	(34.8)
Capitalized turnaround costs	(3.8)	(2.4)

Total	(214.8)	(242.8)

Net deferred tax liability	$(62.9)	$(78.3)

Current deferred tax asset	$(28.2)	$(34.7)
Non-current deferred tax liability	(34.7)	(43.6)

Total	$(62.9)	$(78.3)

        As of December 31, 2002 and 2001, the Company has net operating loss carryforwards ("NOLs") of $208.9 million and $202.7 million, respectively. The NOLs begin to expire in 2009 and fully expire in 2023.

        On September 30, 2002, Huntsman LLC and Huntsman Polymers Corporation completed certain debt for equity exchanges (the "Restructuring"). Although the Company believes that it did not undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code as a result of the Restructuring, there can be no assurance in this regard. Moreover, even if the Company did not undergo an "ownership change" in the Restructuring, it is likely that it underwent an "ownership change" as a result of (i) the issuance on May 9, 2003 of warrants to acquire HMP common stock offered as part of the financing to consummate a transaction pursuant to which HMP acquired all of the outstanding minority interests in Huntsman International Holdings LLC, or (ii) the restructuring and acquisition of Vantico Group S.A. by HMP and Huntsman Holdings LLC on June 30, 2003. Assuming that the Company has undergone an "ownership change," the future use of its net operating losses to offset income for United States federal income tax purposes will be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

        The amount of any such limitation and its effect on the Company is affected by numerous issues, including but not limited to the value of HMP's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income items of the Company. Therefore, while the effect of an ownership change and its related transactions could be to increase the future tax liabilities of the Company, the precise effect of an ownership change on the Company is unclear.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

13. Other Comprehensive Income (Loss)

        Other comprehensive income (loss) consisted of the following (dollars in millions):

	December 31, 2002		December 31, 2001		December 31, 2000		January 1, 2000
	Accumulated loss	Loss	Accumulated loss	Income	Accumulated loss	Loss	Accumulated loss
Foreign currency translation adjustments	$(5.2)	$(1.2)	$(4.0)	$0.2	$(4.2)	$(3.7)	$(0.5)

Total	$(5.2)	$(1.2)	$(4.0)	$0.2	$(4.2)	$(3.7)	$(0.5)

        There have been no income tax effect of entries to other comprehensive income (loss).

14. Employee Benefit Plans

Savings Plan

        Employees of the Company participate in the Huntsman Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, employees may contribute annually between 1% and 15% of pay up to the IRS pre-tax contribution limit ($11,000 for 2002) to the Savings Plan. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation. Employee contributions and company matching contributions are fully vested. For 2002, 2001 and 2000, the company match to the Savings Plan equaled approximately $2.3 million, $2.6 million and $2.6 million, respectively.

Money Purchase Plan

        Huntsman sponsors a qualified money purchase plan (the "Money Purchase Plan") that provides participating employees of the Company with income upon retirement. Employees participate in the Money Purchase Plan after 24 months of service. No employee contributions are required or permitted. The Company contributions for participants vary based on years of service as follows:

Years of Service	Percent of Pay Contributions
Less than 2	0.0%
2 to 6	0.5%
7 to 9	3.0%
10 or more	8.0%

        Company contributions to the Money Purchase Plan are fully vested. For 2002, 2001 and 2000, the Company contributions to the Money Purchase Plan equaled approximately $6.8 million, $7.7 million and $7.8 million, respectively.

Pension and Retirement Plans

        In addition, Company employees participate in a trusteed, non-contributory, qualified defined benefit pension plan ("the Plan"). The Plan covers substantially all full-time employees of certain Huntsman LLC affiliates, including the Company. Huntsman LLC, as the plan sponsor, reflects the costs of the Plan in accordance with SFAS No. 87 and directly allocates such costs to each of the participating employers.

        Plan assets are held in a master trust. Plan assets are stated at fair value and are comprised primarily of corporate debt, equity securities, and government securities held either directly or in commingled and mutual funds. Huntsman LLC's funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of benefit obligations.

        Benefits provided under the Plan are based on years of service and final average earnings offset by estimated Social Security benefits.

        The net pension liability included in other long-term liabilities in the consolidated balance sheets was $26.3 million and $26.4 million at December 31, 2002 and 2001, respectively. The amounts recognized in the balance sheet represent the Company's allocated share of the Plan's overall pension liability. Customary disclosures including a reconciliation of the projected benefits obligation to the balance sheet liability and the disclosure of component of net pension expense are not possible or meaningful under these circumstances. The Company's net pension cost was $9.8 million, $8.9 million and $9.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. The pension costs and pensions liability assumed a discount rate of 6.75%, 7.25% and 7.50% and a rate of salary progression of 4.0% for 2002, 2001, and 2000. The weighted average expected rate of return on assets for 2002, 2001 and 2000 was 8.25%, 9.0% and 9.0%, respectively.

Postretirement Benefits Other than Pensions

        The Company sponsors postretirement benefits other than the pension plans, such as health care and medical benefits. The Company reimburses retirees for these benefits but does not provide any additional funding for the postretirement benefits.

        Net postretirement benefit expense consists of the following (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Service cost	$1.6	$1.5	$1.3
Interest cost	4.6	3.7	3.2
Net amortization and deferral	0.7	—	—

Net postretirement benefit expense	$6.9	$5.2	$4.5

        The following table sets forth the funded status of the postretirement benefits as of December 31, 2002 and 2001 (dollars in millions):

	2002	2001
Change in Accumulated Postretirement Benefit Obligation
Net benefit obligation at January 1	$65.1	$37.8
Service cost	1.6	1.3
Interest cost	4.6	3.1
Actuarial loss	6.0	5.9
Benefits payments (net of employee contributions)	(6.1)	(1.8)

Net benefit obligation at December 31	$71.2	$46.3

Plan assets	$—	$—

Funded Status
Funded status at December 31	$71.2	$46.3
Unrecognized net actuarial loss	(33.6)	(9.5)

Balance sheet liability	$37.6	$36.8

        In 2002 and 2001, in determining the value of postretirement benefit obligations, discount rates of 6.75% and 7.25%, respectively, were used; the health care trend rate used to measure the expected increase in cost of benefits was assumed to be 10.0% and 11.0% in 2002 and 2001, respectively, descending to 5.0% in 2007 and thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the net benefit obligation as of December 31, 2002 by approximately $5.9 million and would increase the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.7 million. A one percentage-point decrease in the assumed health care cost trend rate for each year would decrease the net benefit obligation as of December 31, 2002 by approximately $5.2 million and would decrease the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.6 million.

15. Related-Party Transactions

        The Company was charged $31.4 million, $31.2 million and $41.5 million during 2002, 2001 and 2000, respectively, for administrative services provided by Huntsman LLC. During 2002, 2001 and 2000, the Company recorded $2.5 million, $5.1 million and $4.2 million in expenses to an affiliate, Airstar Corporation, for the use of certain corporate aircraft. Both of these charges are included in "Management charges and allocated costs—affiliates" in the consolidated statement of operations. During 2000, the company contributed $4.0 million to the Huntsman Cancer Institute. The Company made no significant contributions to the Huntsman Cancer Institute in 2002 or 2001.

        In accordance with various service and toll agreements, the Company provides management, operating, maintenance, toll conversion and other services to Huntsman International LLC ("HI"). In connection with those agreements, the Company received $39.5 million, $31.0 million and $41.5 million of fees and expense reimbursements from HI in connection with those service agreements during 2002, 2001 and 2000, respectively. The Company also provides management and other services to Huntsman Polymers Corporation ("Polymers"). The Company received $3.8 million, $3.0 million, and $3.5 million of fees and expenses reimbursed from Polymers during 2002, 2001, and 2000, respectively.

        The Company recorded royalty charges from Huntsman Group Intellectual Property Holdings Corporation ("HGIPHC"), an affiliated company, of approximately $10.4 million, $12.4 million and $16.1 million during 2002, 2001 and 2000, respectively. Additionally, HGIPHC recorded a patronage dividend to the Company of $6.6 million, $8.0 million and $10.3 million during 2002, 2001 and 2000, respectively. The royalty expense and dividend income are both included in "Other expense" in the consolidated statements of operations.

        The Company recorded purchasing fee expense from Huntsman Purchasing Limited ("HPL"), an affiliated company, of approximately $13.9 million, $17.1 million and $20.0 million during 2002, 2001 and 2000, respectively. Additionally, the Company recorded equity investment income of $12.2 million, $15.4 million and $18.2 million during 2002, 2001 and 2000, respectively. The purchasing fees are included in "Other expense" in the consolidated statements of operations.

        Trade sales and services between the Company and its related parties were based on prices that are generally representative of the market. These transactions consist primarily of ethylene and propylene sales. A summary of these transactions between the Company and other related parties is as follows (dollars in millions):

	As of and for the Year Ended December 31, 2002	As of and for the Year Ended December 31, 2001	As of and for the Year Ended December 31, 2000
Trade accounts receivable from:
Huntsman LLC and subsidiaries	$5.4	$10.8	$14.9
Huntsman International LLC and subsidiaries	35.6	26.5	43.2
Other related parties	1.0	0.5	2.8
Other receivables from:
Huntsman LLC and subsidiaries	30.0	23.2	108.0
Huntsman International LLC and subsidiaries	9.9	14.8	3.3
Other related parties	—	0.6	0.7
Trade accounts payable to:
Huntsman LLC and subsidiaries	0.7	1.5	3.8
Huntsman International LLC and subsidiaries	14.4	11.0	12.7
Dividends payable
Huntsman LLC and subsidiaries	—	—	2.0
Other related parties	—	0.2	0.2
Miscellaneous accounts payable to:
Huntsman LLC and subsidiaries	41.8	10.5	42.6
Huntsman International LLC and subsidiaries	0.1	3.2	2.4
Sales to:
Huntsman LLC and subsidiaries	39.7	31.0	98.6
Huntsman International LLC and subsidiaries	153.9	149.8	117.5
Other related parties	3.6	17.9	4.9
Other revenue from:
Huntsman LLC and subsidiaries	—	—	0.2
Other related parties	—	—	0.6
Product purchases from:
Huntsman LLC and subsidiaries	10.3	12.0	17.0
Huntsman International LLC and subsidiaries	54.1	63.8	69.7

16. Commitments and Contingencies

        The Company has various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $13 million annually through 2005, decreasing to approximately $8 million through 2015. Historically, the Company has not made any minimum payments under its take or pay contracts.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

17. Restructuring and Plant Closing Costs

  2002 Unit Closing Costs

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million, substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges discussed in "2001 Restructuring Activities" below is $4.0 million expense and a $5.0 million accrual at December 31, 2002.

  2001 Restructuring Activities

        The Company incurred restructuring, plant closing and asset impairment charges of $59.0 million during 2001. The restructuring program resulted in an asset impairment charge to property and equipment of $25.0 million related to the closure of the Company's manufacturing facilities in Austin, Texas. The program also included a workforce reduction of 444 manufacturing, sales, general and administrative and technical employees. Approximately $29.0 million was accrued for severance, fringe benefits and outplacement costs and were paid in the first quarter of 2002. An additional $3.4 million and $1.6 million were recorded for inventory write-offs and accruals related to non-cancelable leases.

        As of December 31, 2002, accrued restructuring and plant closing costs consist of the following (dollars in millions):

	2001 Total Charge	2002 charge	Non-cash portion	Cash payments	Accrued liabilities as of December 31, 2002
Property, plant and equipment	$25.0	$—	$25.0	$—	$—
Inventory write-offs	3.4	—	2.5	0.9	—
Non-cancelable lease costs	1.6	(0.7)	—	0.3	0.6
Workforce reductions	29.0	4.7	—	29.3	4.4

Total	$59.0	$4.0	$27.5	$30.5	$5.0

18. Environmental Matters

        The Company has certain actual or potential liabilities related to alleged contamination of soil or groundwater at sites where industrial operations were carried on in the past or waste disposal occurred. Contamination that was extant at the time of purchasing Texaco Chemical Company in 1994, and the Propylene Oxide/Methyl Tertiary Butyl Ether plant in 1997, are the subject of comprehensive indemnities from Texaco Inc. In addition, the Company faces certain potential governmental enforcement actions for alleged environmental violations. Where the liabilities have been determined or are probable and reasonably estimable, accruals have been made.

        The Star Lake Canal Superfund site, situated adjacent to the Company's Jefferson County Operations—Oxides and Olefins Plant in Port Neches, Texas, is partially on the Company's property. This canal has served as a discharge point for manufacturing facilities now owned by the Company companies, as well as several other local chemical manufacturing plants. The Company and predecessor companies are Potentially Responsible Parties under Superfund. The Company is of the view that, as regards its potential liability, all or most of it is subject to a right of indemnification from Texaco. Moreover, the Company's various facilities have made wastewater effluent discharges consistent with a federal discharge permit during the period the Company has operated such facilities. Thus, the Company believes that most if not all of its discharges fall within the federally-permitted-release exemption to Superfund.

        By a Notice of Violation letter of October 21, 2002, the U. S. Environmental Protection Agency ("EPA") notified Solutia, Inc., of numerous alleged violations of the federal Clean Air Act at the maleic anhydride plant owned by the Company and operated by Solutia inside its Pensacola, Florida manufacturing complex. The EPA report alleged that seven areas of Clean Air Act violations were found in the maleic anhydride plant (29 violations at the Solutia plant overall were alleged by the EPA). The Company has since received notification from the EPA that no enforcement action would be taken against the Company.

        On December 11, 2002, the U.S. Fifth Circuit Court of Appeals reversed approval by the EPA of the Beaumont-Port Arthur ("BPA") State Implementation Plan thereby forcing EPA to revise the attainment status of BPA. This change will likely require additional controls and/or work practices to meet the yet undefined regulatory requirements for nitrogen oxide and volatile organic compounds. The Company cannot predict the outcome of the EPA assessment but believes that additional capital will be required above the existing operating plans of its plants in Port Arthur and Port Neches, Texas.

        The Company and the State of Texas settled an air enforcement case relating to the Company's Port Arthur plant on May 13, 2003. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. Thus, far, the Company has paid $850,000 toward the penalty and $375,000 for the attorney's fees; the monitoring projects are underway and on schedule. The full settlement was accrued on December 31, 2002.

        The Company and the Texas Commission on Environmental Quality (formerly the Texas Natural Resource Conservation Commission) settled outstanding allegations of environmental regulatory violations at the Port Neches, Texas, facilities on May 29, 2003. The settlement imposes penalties totaling $352,250 and requires enhanced air monitoring around the Company's C4 plant, an air compliance audit performed by an outside consultant at that plant, and application for an air emissions permit for the joint wastewater treatment plant that services all of the Port Neches facilities. Although management does not anticipate it, it is possible that the terms of a joint wastewater treatment plant air permit, which will likely be issued as a result of the settlement, may cause the Company to incur costs that could be material.

        On October 1, 2003, the EPA sent the Company an information request under section 114 of the federal Clean Air Act. The request seeks information regarding all upset releases of air contaminants from the Port Arthur plant for the period from August 1999 to August 2003. Four other third-party owned plants located in Port Arthur also received similar requests. The Company has responded and is awaiting further communication from the EPA. Whether this request will result in an enforcement action being initiated against the Company is unknown at this time.

19. Other Expense

        Other expense is comprised of the following significant items:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Purchasing fee charges from HPL	(13.9)	(17.1)	(20.0)
Royalty charges from HGIPHC	(10.4)	(12.4)	(16.1)
Patronage dividend from HGIPHC	6.7	8.0	10.3
Insurance settlement proceeds in excess of book value of equipment	—	6.0	—
Loss on insurance claim	—	—	(3.7)
Other	(0.7)	0.2	(3.7)

Total other expense	$(18.3)	$(15.3)	$(33.2)

20. Sale of Receivables

        In 1996, the Company and other affiliates entered into an agreement with Huntsman Acceptance Corporation ("HAC") to sell their trade accounts receivables to HAC for approximately 99% of face value. The agreement provided for continuous sales of the Company's domestic trade receivables to HAC with related payments to the Company in the form of cash and short-term notes bearing interest at 9.50% as of December 31, 2000. Since the transaction qualified as a sale, the related trade accounts receivable were removed from the consolidated balance sheets. Receivables sold were $1,534 million and $2,032 million in the years ended December 31, 2001 and 2000, respectively. The loss on sales of receivables amounted to $16.4 million and $21.9 million in the years ended December 31, 2001 and 2000, respectively. In December 2001, the agreement with HAC was terminated and the Company repurchased uncollected receivables of $109.7 million.

21. Industry Segment Information

        The Company derives its revenues, earnings and cash flow from the sale of wide variety of differentiated and commodity chemicals to customers throughout the world. The Company has two reportable operating segments: Performance Products and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Performance Products	Ethylene oxide, glycols, amine chemicals, surfactants, linear alkylbenzene and maleic anhydride
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene and cyclohexane

        Sales between segments are generally recognized at external market prices.

	December 31,
	2002	2001	2000
By Segment
Net sales:
Performance Products	$941.7	$992.2	$1,107.1
Base Chemicals	996.2	1,051.3	1,478.5
Eliminations	(156.4)	(145.8)	(253.0)

Total	$1,781.5	$1,897.7	$2,332.6

EBITDA(1):
Performance Products	$155.5	$119.7	$62.2
Base Chemicals	44.7	63.1	104.5
Restructuring, plant cosing and impairment charges	(4.0)	(59.0)	—
Corporate and other items(2)	(46.7)	(72.4)	(91.3)

Total EBITDA	$149.5	$51.4	$75.4

Interest expense, net	(65.4)	(64.7)	(37.2)
Income tax benefit (expense)	(17.8)	45.8	27.2
Depreciation and amortization	(95.5)	(99.8)	(99.3)

Net loss	$(29.2)	$(67.3)	$(33.9)

Depreciation and amortization:
Performance Products	$62.7	$62.5	$61.9
Base Chemicals	46.7	48.2	48.3
Corporate and other	(13.9)	(10.9)	(10.9)

Total	$95.5	$99.8	$99.3

Capital expenditures:
Performance Products	$21.6	$31.2	$28.3
Base Chemicals	15.5	23.4	19.7
Corporate	2.5	2.8	8.1

Total	$39.6	$57.4	$56.1

Total assets:
Performance Products	$646.9	$750.6	$863.9
Base Chemicals	453.5	499.4	679.1
Corporate	139.2	53.2	(190.0)

Total	$1,239.6	$1,303.2	$1,353.0

(1)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization, and taxes.

(2)
Corporate and other includes unallocated corporate overhead, other non-operating income (expense) and unallocated depreciation and amortization

	December 31,
	2002	2001	2000
By Geographic Area
Net sales:
United States	$1,699.4	$1,801.0	$2,221.5
Canada	62.0	77.5	80.9
Other nations	20.1	19.2	30.2

Total	$1,781.5	$1,897.7	$2,332.6

Long-lived assets:
United States	$683.0	$767.9	$860.4
Canada	16.3	22.6	25.0
Other nations	22.0	20.5	21.1

Total	$721.3	$811.0	$906.5

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Huntsman Petrochemical Finance Corporation:

        We have audited the accompanying balance sheets of Huntsman Petrochemical Finance Corporation (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Huntsman Petrochemical Finance Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Houston, Texas
January 23, 2004

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION

BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Notes receivable—affiliate—current	$—	$835.1
Notes receivable—affiliate—noncurrent	811.5	—

Total assets	811.5	835.1

LIABILITIES AND EQUITY
Long-term debt—affiliate—current	$—	$558.8
Income taxes payable to affiliate—noncurrent	56.9	42.7
Long-term debt—affiliate—noncurrent	497.8	—

Total liabilities	554.7	601.5

Commitments and contingencies
Stockholder's equity:
Common stock ($.01 par value; 1,000 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	164.0	164.0
Retained earnings	92.8	69.6

Total stockholder's equity	256.8	233.6

Total liabilities and stockholder's equity	$811.5	$835.1

See accompanying notes to financial statements.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION

STATEMENTS OF OPERATIONS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Interest income—affiliate	$67.8	$69.1	$47.4
Interest expense—affiliate	(30.4)	(25.4)	(33.0)

Income before income tax expense	37.4	43.7	14.4
Income tax expense	(14.2)	(16.6)	(5.5)

Net income	$23.2	$27.1	$8.9

See accompanying notes to financial statements.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION

STATEMENT OF STOCKHOLDER'S EQUITY

(Dollars in Millions)

	Common Stock
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
BALANCE, JANUARY 1, 2000	1,000	$—	$164.0	$33.6	$197.6
Net income	—	—	—	8.9	8.9

BALANCE, DECEMBER 31, 2000	1,000	—	164.0	42.5	206.5
Net income	—	—	—	27.1	27.1

BALANCE, DECEMBER 31, 2001	1,000	—	164.0	69.6	233.6
Net income	—	—	—	23.2	23.2

BALANCE, DECEMBER 31, 2002	1,000	$—	$164.0	$92.8	$256.8

See accompanying notes to financial statements.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION

STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities:
Net income	$23.2	$27.1	$8.9
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash interest income	(67.8)	(69.1)	(47.4)
Noncash interest expense	30.4	25.4	33.0
Change in income taxes payable to affiliate	14.2	16.6	5.5

Net cash provided by (used in) operating activities	—	—	—

Increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplemental cash flow information:
Cash paid for interest	$—	$—	$—
Cash paid for income tax	—	—	—

See accompanying notes to financial statements.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. General

  Description of Business

        Huntsman Petrochemical Finance Corporation ("the Company") is a wholly-owned subsidiary of JK Holdings Corporation ("JK"). The Company borrows funds from Huntsman LLC (the parent of JK) and makes loans to subsidiaries of JK.

2. Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Derivatives and Hedging Activities

        The Company has no financial instruments or other contracts that are derivatives.

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company has no deferred tax assets or liabilities as of December 31, 2002 and 2001.

        The Company files a consolidated tax return with Huntsman. Huntsman, for U.S. federal income tax purposes, is disregarded as a separate entity and is combined with its single member, HMP Equity Holdings Corporation ("HMP"). Therefore, Huntsman is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense.

        The Company is charged or credited with the amount of income taxes as if the Company filed a separate tax return.

  Financial Instruments

        The carrying amount reported in the balance sheets for notes receivable and long-term debt approximates fair value since they bear interest at a floating rate plus an applicable margin.

  Recent Financial Accounting Standards

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2002 and become effective in the years beginning after December 31, 2002 are not expected to have any significant effect on the Company's financial position or results of operations.

3. Notes Receivable—Affiliates—and Long-term Debt—Affiliates

        Notes receivable—affiliate and long-term debt—affiliate consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Notes receivable—affiliate	$811.5	$835.1

Long-term debt—affiliate
LLC Intercompany Loan Agreement	$497.4	$557.8
Other	0.4	1.0

Total	$497.8	$558.8

        As of December 31, 2002, the Company was owed $811.5 million under an intercompany note (the "HPC Intercompany Note") that it maintains with Huntsman Petrochemicals Corporation and its subsidiaries ("HPC"), an affiliate. The loan accrues interest at a rate equal to the weighted average interest rate for borrowing of Huntsman LLC (excluding Huntsman Specialty Chemicals Corporation, and Huntsman International Holdings LLC and its subsidiaries, as well for credit facilities maintained in Huntsman LLC's Australian subsidiaries) which was 10.45% as of December 31, 2002 and is payable upon demand plus a margin of 2.5%. Prior to September 30, 2003, the loans accrued interest at a rate equal to the prime rate plus a margin of between 1.00% and 1.75% which was 8.1% as of December 31, 2001. Management of the Company has represented that the Company does not intend to require HPC to repay the debt before January 1, 2004, accordingly, such amounts have been classified as non-current.

        The HPC Intercompany Note is pledged as collateral for the LLC senior secured credit facilities (the "HC Credit Facilities"). As collateral for its obligations under the HC Credit Facilities, LLC has caused to be pledged its 100% ownership interest in the Company and the Company is a guarantor of obligations under the HC Credit Facilities.

        As of December 31, 2002, the Company owed $497.4 million under the intercompany loan (the "LLC Intercompany Loan") that it maintains with Huntsman LLC ("LLC"). The loan accrues interest at a rate equal to the weighted average interest rate for borrowings of LLC (excluding Huntsman Specialty Chemicals Corporation, and Huntsman International Holdings and its subsidiaries, as well for credit facilities maintained in LLC's Australian subsidiaries), which was 7.95% and 4.9% as of December 31, 2002 and 2001 respectively, and is payable upon demand. Management of LLC has represented that LLC does not intend to require the Company to repay the debt before January 1, 2004, accordingly, such amounts have been classified as long-term. The LLC Intercompany Loan is the Company's principal source of financing.

        The Company has granted security interests and liens on substantially all of its assets to secure its obligations under its guaranty to LLC's lenders (the "Guaranty"). The acceleration by Huntsman's lenders of the debt under the HC Credit Facilities would cause an acceleration of the Company's obligations under the LLC Intercompany Loan.

        On December 21, 2001, Huntsman LLC, which at the time was not in compliance with certain financial covenants, entered into amendment, forbearance and wavier agreements related to the HC Credit Facilities. The amendment, forebearance and wavier agreements effectively stayed the acceleration of debt under the HC Credit Facilities until September 30, 2002. As a result, the HC Credit Facilities became short-term financing facilities. Due to the potential acceleration of the HC Credit Facilities, notes receivable—affiliate and long-term debt—affiliate was classified as current in the consolidated balance sheet as of December 31, 2001. During 2002, Huntsman LLC completed a debt for equity exchange and amended and restated the HC Credit Facilities. As a result, notes receivable—affiliate and long-term debt—affiliate are classified as noncurrent in the consolidated balance sheet as of December 31, 2002.

        During 2003, as collateral for its obligation under the $455.4 million Senior Notes due 2010 ("HC Senior Notes"), Huntsman LLC has caused to be pledged its 100% interest in the Company and the Company is a guarantor of the obligations under the HC Senior Notes.

4. Income Taxes

        The following is a summary of the provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax expense:
Current	$14.2	$16.6	$5.5
Deferred	—	—	—

Total	$14.2	$16.6	$5.5

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income before income tax	$37.4	$43.7	$14.4

U.S. Federal income taxes at statutory rate of 35%	$13.1	$15.3	$5.1
Change resulting from—State taxes net of federal benefit	1.1	1.3	0.4

Total income tax expense	$14.2	$16.6	$5.5

Effective income tax rate	38%	38%	38%

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Huntsman Polymers Holdings Corporation:

        We have audited the accompanying consolidated balance sheets of Huntsman Polymers Holdings Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholder's deficit, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Huntsman Polymers Holdings Corporation and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standard No. 142 effective January 1, 2002.

DELOITTE & TOUCHE LLP

Houston, Texas
January 23, 2004

HUNTSMAN POLYMERS HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$0.1	$—
Restricted cash	3.4	—
Accounts and notes receivable (net allowance for doubtful accounts $2.7 and $1.3, respectively	50.3	6.6
Accounts receivable—affiliates	22.3	25.6
Inventories	66.8	54.9
Prepaid expenses	5.5	3.7
Deferred income taxes	3.0	3.5

Total current assets	151.4	94.3
Property, plant and equipment, net	357.7	374.5
Investment in unconsolidated affiliate	11.2	9.2
Intangible assets, net	5.4	6.2
Other noncurrent assets	26.2	26.9

Total assets	$551.9	$511.1

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
Trade accounts payable	$37.1	$36.6
Accounts payable—affiliates	18.7	114.2
Accrued liabilities	19.2	36.2
Long-term debt—current portion	—	174.9
Advance from affiliate (Note 9)	—	6.1
Long-term debt—current portion—affiliate	—	1,152.2

Total current liabilities	75.0	1,520.2
Long-term debt:
Affiliate	1,399.5	—
Subordinated notes	36.8	—
Deferred income taxes	3.0	3.5
Other noncurrent liabilities	34.9	30.0

Total liabilities	1,549.2	1,553.7

Commitments and contingencies (Notes 11, 16 and 18)
Stockholder's Deficit:
Common Stock, (no par value; 50,000 shares Class A and 50,000 shares Class D authorized; 1,000 shares Class A and 1,000 shares Class D issued and outstanding in 2002 and 2001)	—	—
Additional paid-in capital	160.0	—
Retained deficit	(1,156.1)	(1,042.6)
Accumulated other comprehensive loss	(1.2)	—

Total stockholder's deficit	(997.3)	(1,042.6)

Total liabilities and stockholder's deficit	$551.9	$511.1

See accompanying notes to consolidated financial statements

HUNTSMAN POLYMERS HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars In Millions)

	Years ended December 31,
	2002	2001	2000
Revenues:
Trade sales and services	$71.4	$122.7	$206.8
Affiliate sales	354.8	367.4	467.8

Total revenues	426.2	490.1	674.6
Cost of goods sold	(393.2)	(562.1)	(667.3)

Gross profit (loss)	33.0	(72.0)	7.3
Selling, general and administrative	(15.8)	(21.5)	(28.8)
Other operating income (expense)	0.2	(0.8)	—
Restructuring and plant closing (costs) credit	5.4	(140.0)	—
Asset impairment charges	—	(385.4)	—
Management charges and allocated costs—affiliate	(22.0)	(42.6)	(32.5)

Operating income (loss)	0.8	(662.3)	(54.0)
Interest expense, net:
Affiliate interest expense	(104.6)	(107.2)	(104.8)
Other interest, net	(19.0)	(21.2)	(21.1)
Other expense	(2.3)	(3.3)	(1.0)
Equity in income of investment in unconsolidated affiliate	2.0	2.9	3.8

Loss before income taxes	(123.1)	(791.1)	(177.1)
Income tax benefit	9.6	3.5	56.0

Net loss	(113.5)	(787.6)	(121.1)
Other comprehensive loss:
Minimum pension liability	(1.2)	—	—

Comprehensive loss	$(114.7)	$(787.6)	$(121.1)

See accompanying notes to consolidated financial statements

HUNTSMAN POLYMERS HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT

(Dollars in Millions)

	Common Stock				Accumulated Other Comprehensive Loss
			Paid-in Capital	Retained Deficit
	Shares	Amount				Total
BALANCE, JANUARY 1, 2000	2,000	$—	$—	$(133.9)	$—	$(133.9)
Net loss	—	—	—	(121.1)	—	(121.1)

BALANCE, DECEMBER 31, 2000	2,000	—	—	(255.0)	—	(255.0)
Net loss	—	—	—	(787.6)	—	(787.6)

BALANCE, DECEMBER 31, 2001	2,000	—	—	(1,042.6)	—	(1,042.6)
Capital contribution from parent	—	—	160.0	—	—	160.0
Net loss	—	—	—	(113.5)	—	(113.5)
Other comprehensive loss	—	—	—	—	(1.2)	(1.2)

BALANCE, DECEMBER 31, 2002	2,000	$—	$160.0	$(1,156.1)	$(1.2)	$(997.3)

See accompanying notes to consolidated financial statements

HUNTSMAN POLYMERS HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(113.5)	$(787.6)	$(121.1)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in losses of investment in unconsolidated affiliate	(2.0)	(2.9)	(3.8)
Depreciation and amortization	29.7	70.8	75.3
Loss (gain) on disposal of property	—	1.4	(1.9)
Deferred income taxes	—	(3.5)	(56.0)
Provision for bad debts	(2.7)	—	—
Non-cash interest expense	104.6	107.2	104.8
Non-cash restructuring, plant closing and asset impairment charges	(5.4)	501.9	—
Net changes in operating assets and liabilities:
Accounts and notes receivable	(37.6)	42.8	(36.1)
Inventories	(11.9)	26.7	(4.7)
Prepaid expenses	(1.9)	(2.6)	1.2
Accounts payable	(95.1)	(11.5)	96.4
Accrued liabilities	11.3	14.3	1.9
Other noncurrent liabilities	5.0	1.0	(2.6)
Other noncurrent assets	(2.2)	1.4	1.8

Net cash provided by (used in) operating activities	(121.7)	(40.6)	55.2

Investing activities:
Proceeds from disposal of plant and equipment	—	2.1	4.0
Capital expenditures for plant and equipment	(11.4)	(13.4)	(24.2)

Net cash used in investing activities	(11.4)	(11.3)	(20.2)

Financing activities:
Net borrowing (repayment) on long-term debt-affiliate	136.6	51.9	(35.0)

Net cash provided by (used in) financing activities	136.6	51.9	(35.0)

Increase in cash and cash equivalents	3.5	—	—
Cash and cash equivalents, including restricted cash at beginning of year	—	—	—

Cash and cash equivalents, including restricted cash at end of year	$3.5	$—	$—

Supplemental cash flow information:
Cash paid for interest	$7.2	$10.3	$20.8
Cash paid for income taxes	—	—	—

Supplemental schedule of non-cash financing activities:

        On September 30, 2002, the Company received a non-cash capital contribution from its parent of $160.0 million in exchange for parent company assumption and effective cancellation of the Senior Notes in the amount of $138.1 million, and unpaid accrued interest of $22.9 million, less the related deferred debt issuance costs of $1.0 million.—See Note 9.

See accompanying notes to consolidated financial statements

HUNTSMAN POLYMERS HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  Description of Business

        Huntsman Polymers Holdings Corporation ("HPHC" or the "Company"), is a holding company whose stock is entirely owned by Huntsman LLC, ("Huntsman"). HPHC, through its wholly owned subsidiary Huntsman Polymers Corporation and its subsidiaries (collectively, "Polymers"), manufactures products used in a wide variety of industrial and consumer-related applications. Polymers' principal products are polyethylene (including low density polyethylene ("LDPE") and linear low density polyethylene ("LLDPE")), polypropylene, amorphous polyalphaolefin ("APAO") and ethylene (primarily for internal use).

        On September 30, 2002, Huntsman and Polymers completed debt for equity exchanges pursuant to an Amended and Restated Debt Exchange Agreement, dated as of September 17, 2002 (the "Restructuring"). See "Note 9—Long-term Debt—Senior Notes." Pursuant to the Restructuring, the Huntsman Family contributed all their equity interests in Huntsman and its subsidiaries in exchange for equity interests in a newly established holding company, Huntsman Holdings, LLC ("Huntsman Holdings"). Huntsman Holdings, through its subsidiary, HMP Equity Holdings Corporation ("HMP"), now owns all the equity of Huntsman. The Huntsman Family continues to have operational and board control of Huntsman and the Company.

2. Summary Of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the Company include its wholly-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

  Revenue Recognition

        The Company generates revenue through sales in the open market, raw material conversion agreements and long-term supply contracts. The Company recognizes revenue when it is realized or realizable and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying balance sheet.

  Inventories

        Inventories are stated at the lower of cost or market, with cost determined using the average cost method.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided utilizing the straight line method over the estimated useful lives of the assets. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives or lease term as follows:

Plant and equipment	3-15 years
Buildings and equipment	1-20 years
Transportation equipment	5 years
Furniture, fixtures and leasehold improvements	10-20 years

        Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in other income.

        Interest expense capitalized as part of plant and equipment was $0.2 million, $0.5 million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliate

        The Company has a 15% limited partnership interest in Huntsman Purchasing Limited ("HPL"). This investment is accounted for using the equity method because, despite the absence of a controlling interest, the Company exercises significant influence over HPL. See Note 5—"Investment in Unconsolidated Affiliate."

  Intangible Assets

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or over the life of the related agreement, ranging from five to fifteen years.

Patents and technology	5-15 years
Licenses and other agreements	5-15 years

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. With the adoption of SFAS No. 142, the Company reassessed the useful lives of all acquired intangible assets. Based on the assessment, no adjustments were made to the amortization period of intangible assets. As discussed below in "Note 15—Restructuring Costs and Impairment Charges," the Company recorded an impairment charge in 2001 that reduced recorded goodwill to zero. The pro forma net loss, assuming the change in this accounting principle was applied retroactively to January 1, 2000, would be $113.5 million, $786.9 million and $120.2 million for the year ended December 31, 2002, 2001, and 2000, respectively.

  Other Noncurrent Assets

        Other noncurrent assets consist primarily of spare parts, capitalized turnaround expenses and pension asset. Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. The company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. For more information, see "Note 15—Restructuring Costs and Impairment Charges."

  Financial Insruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's intercompany borrowing approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the Company's senior notes is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. As of December 31, 2002 and 2001, the fair value of the Company's senior notes are $31.3 million and $37.4 million, respectively.

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company files a consolidated tax return with Huntsman. Huntsman, for U.S. federal income tax purposes, is disregarded as a separate entity and is combined with its single member, HMP. Therefore, Huntsman is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company is charged or credited with the amount of income taxes as if the Company filed a separate tax return.

  Derivatives and Hedging Activities

        The Company has no financial instruments or other contracts that are derivatives.

  Environmental Expenditures

        Environmental related restoration and remediation costs and governmental assessments are recorded as liabilities and expensed when site restoration and environmental remediation, clean-up and assessment obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate. For more information, see "Note 16—Environmental and Health Matters."

  Research and Development

        Research and development costs are expensed as incurred.

  Earnings per Share

        Earnings per share is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

  Recent Financial Accounting Standards

        In August 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. This statement had no impact, since the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company adopted this statement as of January 1, 2003.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2002 and become effective in the years beginning after December 31, 2002 are not expected to have any significant effect on the Company's financial position or results of operations.

3. Inventories

        Inventories as of December 31, 2002 and 2001 consists of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Raw materials	$14.7	$10.4
Work in progress	8.6	5.8
Finished goods	43.5	42.4

Total	66.8	58.6
Lower of cost or market reserve	—	(3.7)

Net	$66.8	$54.9

        In the normal course of operations, the Company exchanges raw materials with other companies for the purpose of reducing transportation costs. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. Net amounts deducted from inventory under open exchange agreements owed by the Company which represent the net amounts payable by the Company under open exchange agreements were $2.6 million and $1.0 million (3,657,297 and 2,371,636 pounds of feedstocks and products) at December 31, 2002 and 2001, respectively.

4. Property, Plant And Equipment

        Property, plant and equipment consists of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Land	$1.0	$1.0
Buildings	99.4	98.7
Plant and equipment	495.2	486.9
Construction in progress	5.2	2.9

Total	$600.8	$589.5
Less accumulated depreciation	(243.1)	(215.0)

Net	$357.7	$374.5

5. Investment In Unconsolidated Affiliate

        The Company's ownership percentage and investments in unconsolidated affiliate are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Huntsman Purchasing Limited (15%)	$11.2	$9.2

Total	$11.2	$9.2

        The investment in Huntsman Purchasing Limited ("HPL") is carried on the equity method because the Company has significant, although not controlling, influence over the activities of HPL.

        Summarized information for HPL as of December 31, 2002 and 2001 and for the years then ended is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$59.3	$75.1
Liabilities	0.2	0.1
Revenues	21.9	18.0
Net income	19.9	15.9
The Company's equity in:
Net assets	$11.2	$9.2
Net income	2.0	2.9

6. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2002			December 31, 2001
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents and technology	$1.1	$(0.4)	$0.7	$1.1	$(0.3)	$0.8
Licenses and other agreements	7.0	(2.3)	4.7	7.0	(1.6)	5.4

Total	$8.1	$(2.7)	$5.4	$8.1	$(1.9)	$6.2

        Amortization expense was $0.8 million, $3.0 million and $3.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31,
2003	$0.8
2004	0.8
2005	0.8
2006	0.6
2007	0.6

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Spare parts inventory	$19.7	$21.2
Capitalized turnaround expenses	1.4	3.4
Pension asset	2.1	—
Other noncurrent assets	3.0	2.3

Total	$26.2	$26.9

8. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Accrued taxes, other than income	$9.1	$9.4
Interest on Senior Notes	0.4	12.1
Restructuring reserve (See Note 15)	2.8	10.9
Customer rebates	4.0	—
Other miscellaneous accruals	2.9	3.8

Total	$19.2	$36.2

        During 2002, the Company increased the product rebate accrual by $4.0 million in connection with the termination of its intercompany sales arrangements with Huntsman. See "Note 14—Related Party Transactions." The termination of this agreement returned the liability for customer rebates back to the Company.

9. Long-Term Debt

        Long-term debt outstanding as of December 31, 2002 and December 31, 2002 is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Affiliates:
Intercompany borrowings	$1,399.5	$1,084.3
Advance from affiliates	—	6.1
Capital lease—affiliates	—	67.9

Total affiliates	1,399.5	1,158.3

Other—11 3/4% Senior Notes due 2004	36.8	174.9

Total	$1,436.3	$1,333.2

Current portion of long-term debt	$—	$174.9
Current portion of long-term debt—affiliate	—	1,158.3

Total current portion of long-term debt	$—	$1,333.2

Long-term debt	$36.8	$—
Long-term debt—affiliate	1,399.5	—

Total long-term debt	$1,436.3	$—

Intercompany Borrowings

        As of December 31, 2002, the Company owed $1,399.5 million under an Intercompany Loan Agreement that it maintains with Huntsman. The loans accrue interest at a rate equal to the weighted average interest rate for borrowing at Huntsman (excluding Huntsman Specialty Chemicals Corporation and Huntsman International Holdings LLC and its subsidiaries, as well for credit facilities maintained in Huntsman's Australian subsidiaries) plus a margin of 2.5%, which was 10.45% at December 31, 2002, and are payable upon demand. Prior to September 30, 2002, the loans accrued interest at a rate equal to the prime rate plus a margin of 0.75%, which was 7.5% at December 31, 2001. Management of Huntsman has represented that it does not intend to require the Company to repay the debt before January 1, 2004, accordingly, such amounts have been classified as long-term in the consolidated balance sheet. The Intercompany Loan Agreement is the Company's principal source of financing, and the intercompany loans are secured by a lien on substantially all the Company's assets.

        As of December 31, 2002, Huntsman had borrowings of approximately $1.4 billion outstanding under its senior secured credit facilities (the "HC Credit Facilities"). As collateral for its obligations under the HC Credit Facilities, Huntsman has pledged its 100% ownership interest in the Company. In addition, Huntsman has pledged its rights under the Intercompany Loan Agreement to secure the HC

Credit Facilities. The Company is a guarantor of Huntsman's obligations under the HC Credit Facilities.

        Polymers has granted security interests and liens on substantially all of its assets to secure its obligations under its guaranty to Huntsman's lenders (the "Guaranty"). The acceleration by Huntsman's lenders of the debt under the HC Credit Facilities would cause an acceleration of Polymers' obligations under the Intercompany Loan.

        On December 20, 2001, Huntsman, which was at the time not in compliance with certain financial covenants, entered into amendment, forbearance and waiver agreements related to the HC Credit Facilities. The amendment, forbearance and waiver agreements effectively stayed the acceleration of debt under the HC Credit Facilities until September 30, 2002. As a result, the HC Credit Facilities became short-term financing facilities. Due to the potential acceleration of the HC Credit Facilities, long-term debt—affiliate was classified as current in the consolidated balance sheet as of December 31, 2001. During 2002, Huntsman completed a debt for equity exchange and ammended and restated the HC Credit Facilities. As a result, long-term debt—affilate is classified as noncurrent in the consolidated balance sheet as of December 31, 2002.

        During 2003, as collateral for its obligation under the $455.4 million Senior Notes due 2010 ("HC Senior Notes"), Huntsman LLC has caused to be pledged its 100% interest in the Company and the Company is a guarantor of the obligations under the HC Senior Notes.

Senior Notes

        Polymers' 11 3/4% Senior Notes due December 2004 (the "Senior Notes") are unsecured senior obligations of Polymers and are effectively junior in right of payment to all existing and future secured indebtedness. The Senior Notes rank senior in right of payment to any subordinated indebtedness of Polymers. Interest is payable on the Senior Notes semiannually on June 1 and December 1 at an annual interest rate of 11.75%. Polymers is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

        Prior to September 30, 2002, $174.9 million in principal amount of the Senior Notes were outstanding. On September 30, 2002, MatlinPatterson Global Opportunities Partners, L.P. (formerly known as CSFB Global Opportunities Partners, L.P.) ("GOP"), held, in the aggregate, $138.1 million in principal amount of the Senior Notes. As discussed in "Note 1—Description of Business" above, on September 30, 2002, the Senior Notes held by GOP were exchanged for equity in Huntsman Holdings. Huntsman Holdings then contributed these Senior Notes to the capital of Polymers, through the Company, and such Senior Notes were subsequently canceled. Accordingly, at present, $36.8 million in principal amount of the Senior Notes remain outstanding. The cancellation of the $138.1 million of Senior Notes plus accrued interest of $22.9 million, less the related unamortized debt expense of $1.0 million was recorded as a capital contribution of $160.0 million.

        In addition, prior to September 30, 2002, the Indenture governing the Senior Notes contained certain covenants that, among other things, limited the ability of Polymers to incur additional indebtedness and to repurchase subordinated indebtedness, incur or suffer to exist certain liens, pay dividends, make certain investments, sell significant fixed assets and engage in mergers and consolidations. Concurrent with the closing of the Restructuring, previously executed amendments to the Indenture became effective and virtually all the restrictive covenants contained in the Indenture were eliminated.

        On December 1, 2001 and June 1, 2002, Polymers failed to make interest payments on the Senior Notes. However, Polymers reinstated its outstanding Senior Notes, totaling $36.8 million in principal amount, by delivering to HSBC Bank USA, the trustee of the Senior Notes, payment in full of outstanding interest due of approximately $4.7 million on such Senior Notes (comprised of the December 1, 2001 and June 1, 2002 interest payments plus the default interest on such overdue payments through October 22, 2002, the special payment date established for payment of this interest).

        On December 12, 2003, Polymers gave notice to the trustee under the indenture governing the Senior Notes of its intention to redeem the Senior Notes. The redemption is expected to be completed on January 28, 2004.

Capital Lease

        On March 8, 1997, Polymers entered into a Capital Lease Agreement with the Estherwood Corporation to finance the construction of Polymers' flexible polyolefins ("FPO") facility at Odessa, Texas. On August 27, 1997, the Capital Lease Agreement was amended and Estherwood Corporation assigned all its rights under the agreement to Huntsman Group Holdings Financing Corporation ("HGHFC"). On December 12, 2001, HGHFC assigned all of its rights under the Capital Lease Agreement to Huntsman.

        On September 30, 2002, the maturity date of the Capital Lease Agreement, Polymers repaid the lease amount plus accrued interest, totaling $71.0 million, to Huntsman. Polymers satisfied this obligation through borrowings under the Intercompany Loan Agreement. Also on the maturity date of the Capital Lease Agreement, Polymers exercised its option to purchase the FPO facility from Huntsman for $1.

10. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Accrued environmental remediation costs	$6.9	$6.4
Accumulated postretirement benefit obligation	15.2	14.8
Pension liabilities	5.7	4.7
Additional minimum pension liability	3.3	—
Other noncurrent liabilities	3.8	4.1

Total	$34.9	$30.0

11. Lease Commitments and Rental Expenses

        The Company has entered into leasing arrangements involving tank car and other facilities. These lease obligations have been classified as operating leases. Rental expense relating to operating leases was $7.3 million, $12.3 million and $12.7 million during 2002, 2001 and 2000, respectively.

        As of December 31, 2002, the Company had estimated minimum commitments for payments of rentals (net of noncancelable sublease rentals) under leases which, at inception, had a noncancelable term of more than one year, as included in the following table (dollars in millions):

Year	Amount
2003	$7.1
2004	6.4
2005	5.6
2006	5.0
2007	5.0
Thereafter	21.0

Total	$50.1

12. Income Taxes

        The following is a summary of the provision for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax benefit:
Current	$(9.6)	$—	$—
Deferred	—	(3.5)	(56.0)

	$(9.6)	$(3.5)	$(56.0)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Loss before income tax	$(123.1)	$(791.1)	$(177.1)

U.S. Federal income taxes at statutory rate of 35%	(43.1)	(276.9)	(62.0)
Change resulting from:
State taxes net of federal benefit	(3.7)	(23.7)	(5.3)
Cancellation of debt income on debt to equity exchange	9.4	—	—
Permanent disallowance of deductions in IRS examination	0.6	—	—
IRS exam interest	(3.6)	—	—
Non-deductible amortization and expenses	1.5	0.7	0.8
Write down of goodwill	—	12.8	—
Change in valuation allowance	29.2	284.3	10.4
Other, net	0.1	(0.7)	0.1

Total income tax benefit	$(9.6)	$(3.5)	$(56.0)

Effective income tax rate	8%	—	32%

        The net deferred income tax asset at December 31, 2002 and December 31, 2001 is fully reserved with a valuation allowance due to the uncertainty of realization. Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Deferred income tax assets:
Inventories	$4.1	$4.2
Tax losses and credits carried forward	404.9	339.5
Other current assets	5.0	4.6
Other noncurrent assets	9.0	21.7

Total deferred tax assets	423.0	370.0

Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	(92.3)	(74.2)
Intangible assets	—	(1.2)
Other current liabilities	(2.0)	—
Other noncurrent liabilities	(4.4)

Total deferred tax liability	(98.7)	(75.4)

Net amount before valuation allowance	324.3	294.6
Valuation allowance:
Operations	(323.8)	(294.6)
Other comprehensive income	(0.5)	—

Net deferred tax asset (liability)	$—	$—

        As of December 31, 2002 and 2001, the Company has net operating loss carryforwards ("NOLs") of $1.1 billion and $893.3 million, respectively. The NOLs begin to expire in 2009 and expire fully in 2023.

        In 2002, the 100% valuation allowance for deferred income tax assets absorbed the tax impact of the reduction in the Company's NOLs caused by the cancellation of debt income and other non-deductible expenses.

        Included in the deferred tax assets at December 31, 2002 is approximately $0.5 million of cumulative tax benefit related to equity transactions which will be credited to stockholders' equity, if and when realized after the other tax deductions in the carryforwards have been realized.

        The net deferred income tax asset (liability) is presented in the accompanying consolidated balance sheets as follows (dollars in millions):

	2002	2001
Current deferred tax asset	$3.0	$3.5
Noncurrent deferred tax liability	(3.0)	(3.5)

Total	$—	$—

        On September 30, 2002, Huntsman and Polymers completed certain debt for equity exchanges (the "Restructuring"). Although the Company believes that it did not undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code as a result of the Restructuring, there can be no assurance in this regard. Moreover, even if the Company did not undergo an "ownership change" in the Restructuring, it is likely that it underwent an "ownership change" as a result of (i) the issuance on May 9, 2003 of warrants to acquire HMP common stock offered as part of the financing to consummate a transaction pursuant to which HMP acquired all of the outstanding minority interests in Huntsman International Holdings LLC, or (ii) the restructuring and acquisition of Vantico Group S.A. by HMP and Huntsman Holdings on June 30, 2003. Assuming that the Company has undergone an "ownership change," the future use of its net operating losses to offset income for United States federal income tax purposes will be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

        The amount of any such limitation and its effect on the Company is affected by numerous issues, including but not limited to the value of HMP's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income items of the Company. Therefore, while the effect of an ownership change and its related transactions could be to increase the future tax liabilities of the Company, the precise effect of an ownership change on the Company is unclear.

13. Employee Benefits

Savings Plan

        Employees of the Company participate in the Huntsman Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, employees may contribute annually between 1% and 15% of pay up to the IRS pre-tax contribution limit ($11,000 for 2002) to the Savings Plan. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation. Employee contributions and Company matching contributions are fully vested. For 2002,

2001 and 2000, the Company match to the Savings Plan equaled approximately $.6 million, $.7 million and $.8 million, respectively.

Money Purchase Plan

        Huntsman sponsors a qualified money purchase plan (the "Money Purchase Plan") that provides participating employees of the Company with income upon retirement. Employees participate in the Money Purchase Plan after 24 months of service. No employee contributions are required or permitted. The Company contributions for participants vary based on years of service as follows:

Years of Service	Percent of Pay Contributions
Less than 2	0.0%
2 to 6	0.5%
7 to 9	3.0%
10 or more	8.0%

        Company contributions to the Money Purchase Plan are fully vested. For 2002, 2001 and 2000, the Company contributions to the Money Purchase Plan equaled approximately $.2 million, $.3 million and $.3 million, respectively.

Pension and Retirement Plans

        The Company provides retirement and death benefits to certain employees through an Executive Security Plan (the "Security Plan"). The Company does not fund the Security Plan. No new employees have been added to this plan since 1997, and it is not expected that any additional employees will participate in the Security Plan. Benefits accrued under this plan were $2.4 million and $2.8 million at December 31, 2002 and 2001, respectively. The estimated expense (benefit) for the years ended December 31, 2002, 2001 and 2000 was $(0.4) million, $(0.3) million and $(0.3) million, respectively.

        In addition, Company employees participate in the Huntsman Corporate Pension Plan (the "Plan"), a trusteed, non-contributory, qualified defined benefit pension plan. The Plan covers substantially all full-time employees of certain Huntsman affiliates, including the Company. Huntsman, as the plan sponsor, reflects the costs of the Plan in accordance with SFAS No. 87 and directly allocates such costs to each of the participating employers.

        Plan assets are held in a master trust. Plan assets are stated at fair value and are comprised primarily of corporate debt, equity securities, and government securities held either directly or in commingled and mutual funds. Huntsman's funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of benefit obligations.

        Benefits provided under the Plan are based on years of service and final average earnings offset by estimated Social Security benefits.

        Amounts recognized in the balance sheet are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Accrued benefit cost recognized in other noncurrent liabilities	$(9.0)	$(4.7)
Other noncurrent assets	2.1	—
Accumulated other comprehensive loss	1.2	—

Accrued benefit cost	$(5.7)	$(4.7)

        The amounts recognized in the balance sheet represent the Company's allocated share of the Plan's overall pension liability. Customary disclosures including a reconciliation of the projected benefits obligation to the balance sheet liability and the disclosure of component of net pension expense are not possible or meaningful under these circumstances. The Company's net pension cost was $1.9 million, $2.3 million and $2.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. The pension costs and pensions liability assumed a discount rate of 6.75%, 7.50% and 7.75% and a rate of salary progression of 4.0%, 4.0% and 4.5% in 2002, 2001, and 2000, respectively. The weighted average expected rate of return on assets for 2002, 2001 and 2000 was 8.25%, 9.0% and 9.0%, respectively.

Postretirement Benefits Other than Pensions

        The Company sponsors postretirement benefits other than the pension plans, such as health care and medical benefits. The Company reimburses retirees for these benefits but does not provide any additional funding for the postretirement benefits.

        Net postretirement benefit expense consists of the following (dollars in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Service cost	$0.5	$0.6	$0.4
Interest cost	1.3	1.1	0.9
Net amortization and deferral	0.6	0.3	0.3

Net postretirement benefit expense	$2.4	$2.0	$1.6

        The following table sets forth the funded status of the postretirement benefits as of December 31, 2002 and 2001 (dollars in millions):

	2002	2001
Change in Accumulated Postretirement Benefit Obligation
Net benefit obligation at January 1	$18.7	$13.7
Service cost	0.6	0.5
Interest cost	1.3	1.1
Actuarial loss	1.1	4.4
Benefits payments (net of employee contributions)	(2.0)	(1.0)

Net benefit obligation at December 31	$19.7	$18.7

Plan assets	$—	$—

Funded Status
Funded status at December 31	$19.7	$18.7
Unrecognized net actuarial gain	(4.5)	(3.9)

Balance sheet liability	$15.2	$14.8

        In 2002 and 2001, in determining the value of postretirement benefit obligations, discount rates of 6.75% and 7.25%, respectively, were used; the health care trend rate used to measure the expected increase in cost of benefits was assumed to be 10.0% and 11.0% in 2002 and 2001, respectively, descending to 5.0% in 2007 and thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the net benefit obligation as of December 31, 2002 by approximately $2.0 million and would increase the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.2 million. A one percentage-point decrease in the assumed health care cost trend rate for each year would decrease the net benefit obligation as of December 31, 2002 by approximately $1.8 million and would decrease the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.2 million.

14. Related Party Transactions

        The Company was charged $21.0 million, $40.4 million and $30.6 million during 2002, 2001 and 2000, respectively, for administrative services provided by Huntsman. During 2002, 2001 and 2000, the Company recorded $1.0 million, $2.2 million and $1.9 million in expenses to an affiliate, Airstar Corporation, for the use of certain corporate aircraft. Both charges are included in "Management charges and allocated costs—affiliate" in the consolidated statements of operations.

        The Company recorded purchasing fee expense from HPL of approximately $2.3 million, $3.2 million and $4.2 million during 2002, 2001 and 2000, respectively. Additionally, the Company recorded equity investment income of $2.0 million, $2.9 million and $3.8 million during 2002, 2001 and 2000, respectively. The purchasing fees are included in "Other expense" in the consolidated statements of operations.

        Through December 31, 2002, Polymers' sales of polyethylene, polypropylene and APAO were made to Huntsman. These products were sold at market prices with payment terms of net thirty days from end of month. This arrangement was terminated effective December 31, 2002, and these sales are now made directly to customers by Polymers. This change has increased Polymers' average payment terms from approximately 30 days to approximately 45 days for such receivables.

        Included in sales to Huntsman for the year ended December 31, 2001 is $8.4 million relating to inventory segregated in the Company's warehouses which was being held for the account of Huntsman at December 31, 2001.

        A summary of the remaining transactions between the Company and other related parties is as follows (dollars in millions):

	As of and for the Year Ended December 31, 2002	As of and for the Year Ended December 31, 2001	As of and for the Year Ended December 31, 2000
Trade accounts receivable from:
Huntsman LLC and subsidiaries	$21.4	$24.6	$42.6
Huntsman International LLC and subsidiaries	0.8	0.5	1.4
Miscellaneous receivables from:
Huntsman LLC and subsidiaries	0.1	0.4	0.2
Huntsman International LLC and subsidiaries	—	0.1	—
Trade accounts payable to:
Huntsman LLC and subsidiaries	0.9	1.9	0.4
Miscellaneous accounts payable to:
Huntsman LLC and subsidiaries	17.8	112.3	65.5
Advance from affiliate:
Huntsman LLC and subsidiaries	—	6.1	—
Long-term debt payable to:
Huntsman LLC and subsidiaries	1,399.5	1,084.3	999.2
Long-term capital lease payable to:
Huntsman LLC and subsidiaries (including accrued interest)	—	67.9	63.9
Sales to:
Huntsman LLC and subsidiaries	347.7	356.8	457.5
Huntsman International LLC and subsidiaries	7.1	10.6	10.3
Product purchases from:
Huntsman LLC and subsidiaries	5.0	5.6	7.0
Interest on intercompany borrowings and capital lease:
Huntsman LLC and subsidiaries	23.5	29.2	29.2
Non cash capital contribution from parent	160.0	—	—

15. Restructuring Costs And Impairment Charges

        The Company incurred restructuring costs and impairment charges of $525.4 million during 2001. The restructuring costs were recorded in two phases.

  •
  Phase I, which resulted in a charge of $29.8 million during the second quarter of 2001, was the result of the closure of the Company's styrene production unit and the concurrent cost restructuring and elimination initiative, both of which were announced on April 23, 2001. The program included a workforce reduction at the Odessa facility of 97 regular employees. Approximately $5.2 million was accrued for termination benefits, all of which had been paid as of September 30, 2001. Additionally, decommissioning costs of $2.6 million for the styrene unit, $4.8 million in non-cancelable lease charges, an $8.9 million write-down of the styrene unit fixed assets and a $7.6 million write-off of unusable material and supplies inventory were recorded in connection with Phase I. Phase I was substantially completed by the end of the third quarter of 2001.

  •
  Phase II of the restructuring was announced by the Company on July 31, 2001 and resulted in a total charge of $110.2 million in the third quarter of 2001. This phase encompassed the closure of the polypropylene Line 1 unit (representing 30% of current total polypropylene production at the time), the write-off of the FPO unit which had been under evaluation for alternative product use, and the further elimination of redundant costs in the maintenance, technical services and overhead cost structure. This program has resulted in the discharge of 93 regular employees at the Odessa facility. Approximately $5.9 million was accrued for termination benefits. Additionally, $68.7 million related to the write-off of fixed assets, $33.8 million related to the write-off of goodwill, $0.2 million for the polypropylene unit decommissioning, $0.6 million in non-cancelable lease charges and $1.0 million related to the write-off of unusable supplies inventory were recorded in connection with Phase II. Phase II was substantially completed by the end of the third quarter of 2002.

        Under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," companies must review the carrying amount of long-lived assets and certain intangibles, including related goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable.

        The Company recorded an asset impairment charge of $385.4 million in the fourth quarter of 2001 related to its property, plant and equipment. During 2001, the Company experienced significant declines in sales prices and operating cash flow. The declining results were primarily due to lower sales prices, coupled with difficulty in passing on raw material and energy costs to customers. The lower sales prices were primarily due to decreased demand in industrial and consumer related applications, which resulted in increased competition and reduced operating rates.

        In early October 2001, as part of the Company's restructuring efforts, the Company performed a review of its remaining polyethylene, polypropylene and APAO businesses. During this time, Huntsman engaged a financial advisor and investment banker to assist it and its domestic, restricted subsidiaries in identifying and exploring strategic alternatives, including developing out-of-court or court-sanctioned financial restructuring plans. In February 2002, the financial advisor provided a valuation report to the Company's management which indicated an impairment of the Company's assets. As a result, in the fourth quarter of 2001 the Company assessed certain fixed assets for impairment as required under SFAS No. 121. An impairment charge was required because the estimated fair value of these assets was less than their carrying value. The fair value of the Company's net assets was determined by discounting estimated future cash flows using a discount rate commensurate with the risks involved.

Fair value estimates, by their very nature, rely upon considerable management judgment; accordingly, actual results may vary significantly from the Company's estimates.

        The restructuring costs and impairment charges were recorded against the following accounts: $463.0 million against property, plant and equipment; $33.8 million against goodwill; $5.1 million against inventories; and $23.5 million against cash and accrued liabilities.

        During 2002, management received additional information regarding remaining restructuring obligations. In light of this additional information, in the third quarter of 2002, management determined that it was appropriate to reduce the reserve balance by $5.4 million. This reduction is shown in the summary table below as part of the column titled "2002 Revision to Charge."

        A summary of the combined Phase I and II costs follows (dollars in millions):

	2001 Total Charge	2002 Revision To Charge	Total Revised Restructuring Charge	Total Non-Cash Charges	Total Cash Payments	Restructuring Liabilities December 31, 2002
Work force reduction	$11.0	$(3.1)	$7.9	$—	$7.9	$—
Styrene unit decommissioning/demolition	2.6	0.9	3.5	—	1.1	2.4
Polypropylene line 1 decommissioning	0.2	0.8	1.0	—	1.0	—
Non-cancelable lease costs	5.4	(3.4)	2.0	—	1.5	0.5
Property and equipment	463.0	—	463.0	463.0	—	—
Goodwill	33.8	—	33.8	33.8	—	—
Provision for unusable supply inventory	8.6	(0.6)	8.0	5.1	3.0	(0.1)
Other charges	0.8	—	0.8	—	0.8	—

Total restructuring costs	$525.4	$(5.4)	$520.0	$501.9	$15.3	$2.8

        Cash expenditures relating to workforce reductions are substantially completed. Cash outlays related to non-cancelable railcar leases will be completed by 2008. The timing of demolition of the styrene unit has not yet been determined. These liabilities will be transferred to other non-current liabilities in 2003.

16. Enviromental and Health Matters

  General

        The Company's operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which the Company operates. The Company makes every reasonable effort to remain in full compliance with existing governmental regulations.

        The Company has established financial reserves relating to environmental restoration and remediation programs, which the Company believes are sufficient for known requirements. Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and can be reasonably estimated. These liabilities are based upon all available facts, existing technology, past experience, and cost-sharing arrangements (as to which, the Company considers the viability of other parties). A total of $6.9 million had been accrued related to environmental matters as of December 31, 2002. The Company does not anticipate that any future costs, in excess of those that have been accrued by the Company, will be material to results of operations or financial position as a result of compliance with current environmental laws and regulations.

        The Company will also incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. Generally, the Company expects to incur between $3 million and $5 million annually in capital spending to address the requirements of environmental laws. In 2003, however, environmental capital spending is expected to be approximately $12 million, primarily because of the required installation of a regenerative thermal oxidizer at the Odessa facility. The Company cannot ensure that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

        The Company carries pollution legal liability insurance to address many potential environmental liabilities from its operations. Such coverage is subject to customary terms, limits, exclusions and deductibles. The Company also carries pollution legal liability and closure and post-closure insurance on certain facilities at its Odessa, Texas facility, which are regulated by the Texas Commission on Environmental Quality (the "TCEQ," formerly named the Texas Natural Resource Conservation Commission or TNRCC). This insurance satisfies the requirements of the TCEQ governing the operation of these facilities.

  CERCLA Matters

        The Company, along with many other companies, has been named as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), in connection with past disposal of waste at certain sites. The Company believes that its financial reserves are sufficient for its known requirements.

        In addition, the Company has been notified by third parties of claims against the Company and its subsidiaries for cleanup liabilities at certain former facilities and other third party sites, including Georgetown Canyon, Idaho (an alleged former property); Gulf Nuclear, Inc. (an off-site disposal location for radioactive waste); Aerex Refinery, Bloomfield, New Mexico (an alleged former property); and the Turtle Bayou, Texas site (an off-site disposal location). With respect to these matters, which are under investigation, the Company is unable to determine whether such liabilities may be material to it because the Company does not have information sufficient to evaluate these claims fully.

  TCEQ Flare Investigation

        By letter dated January 28, 1999, the TCEQ notified the Company of allegations that the Company's olefins plant may have violated its air permit by emitting visible smoke from its process/emergency flare in late December 1998 and early January 1999. During that period, the olefins plant was in the midst of start up after extensive construction. As required by Texas law, the Company had given prior notice to the TCEQ of the start up and that excess emissions might result. The TCEQ investigated this matter after receiving numerous complaints from residents of a subdivision near the Odessa facility. In addition, since January 1999, the Company's Odessa facility experienced upsets on several occasions that led to flaring or excess emissions which the TCEQ claims were in violation of state law. The TCEQ sought penalties for all alleged violations. On January 30, 2002, the claims asserted by the TCEQ were settled in an agreed order. In the order, the Company denied any liability, but agreed to a $140,000 penalty, $70,000 of which was paid to the State and $70,000 of which was paid to the City of Odessa to fund a supplemental environmental project.

        As a result of the start-up flaring during late December 1998 and early January 1999, certain complaining citizens hired counsel to consider bringing legal action to recover damages alleged to have been caused by that flaring. Five such actions were filed. Four of the filed cases, involving over 4,200 plaintiffs, have been settled. Many of those plaintiffs have now filed an action against certain of the Company's contractors and design engineers, one of whom has sought indemnity against the Company. The only other remaining filed case involves a total of approximately 187 claimants. Although counsel to the Company believes that it has strong defenses to the remaining suit, it is too early to predict the outcome of such litigation.

  Additional Environmental Issues

        As a result of a third-party environmental audit of the Company's Odessa operations starting in November 2000, the Company voluntarily disclosed to the EPA and the TCEQ certain potential violations of environmental law. EPA and the TCEQ have evaluated those disclosures to determine whether the disclosures qualify for penalty mitigation under federal policy and state law. TCEQ has indicated to the Company that it has closed its file on the disclosures without imposing a penalty. The EPA has recently proposed a penalty of $5,014 but has indicated that it would accept an appropriate supplemental environmental project in lieu of such penalty. Discussions with the EPA are ongoing.

        As a result of an inspection of the Odessa facility in April 1997 and follow-up information requests from EPA, an enforcement action alleging Clean Air Act violations was threatened by the United States Department of Justice. On June 4, 2003, the threatened action was settled in consideration of payment by the Company of civil penalties of $475,000.

  Asbestos Claims

        The Company has been named as a "premises defendant" in a number of asbestos exposure lawsuits. These suits often involve multiple plaintiffs and multiple defendants, and, generally, the complaint in the action does not indicate which plaintiffs are making claims against a specific defendant, where the alleged injuries were incurred or what injuries each plaintiff claims. These facts must be learned through discovery. The Company currently has 42 asbestos exposure cases pending against it. Among the cases currently filed, the Company is aware of one claim of mesothelioma. The Company does not have sufficient information at the present time to estimate any liability in these cases. Although the Company cannot provide specific assurances, based on the Company's understanding of similar cases, management believes that the Company's ultimate liability in these cases will not be material to the Company's financial position or results of operations.

17. Other Expense

        Other expense is comprised of the following significant items (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Huntsman Purchasing Limited fees	$(2.3)	$(3.2)	$(4.2)
Gain on sale of equipment	—	—	1.9
U.S. Department of Energy refund	—	—	3.6
Flare settlement	—	—	(3.0)
Other items	—	(0.1)	0.7

Total other expense	$(2.3)	$(3.3)	$(1.0)

18. Commitments and Contingencies

        The Company has various purchase commitments extending through 2013 for materials, supplies and services that it has entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of the temporary or permanent shutdown of a facility. The contractual purchase price for substantially all the contracts is variable, based upon market prices, subject to annual negotiations. The Company has also entered into a limited number of contracts which require minimum payments, even if no volume is purchased. These contracts approximate $2 million annually through 2006, decreasing to approximately $1.2 million through 2013. Historically, the Company has not made any minimum payments under its take or pay contracts.

        In March 1999, in connection with a construction contract dispute, an arbitration proceeding was initiated by S&B Engineers and Constructors, Ltd. (S&B) against the Company. In August 2000, the arbitration panel awarded S&B damages in the amount of $19.2 million plus pre-judgment interest, attorneys' fees and costs, reserving decision on the amount of costs and fees. In February 2001, the arbitration panel issued its final award giving S&B fees and costs in the amount of $3.7 million in addition to the damages previously awarded. Following mediation between the parties, the matter was settled on August 30, 2001 for a total settlement of $22.1 million. Under the terms of the settlement agreement, the Company paid S&B $10.0 million, $6.1 million, and $6.0 million on September 14, 2001, December 30, 2001, and April 1 2002, respectively.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, none of such litigation is material to the Company's financial condition or results of operations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Huntsman Specialty Chemicals Corporation:

        We have audited the accompanying consolidated balance sheets of Huntsman Specialty Chemicals Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity (deficit), and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Huntsman Specialty Chemicals Corporation and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standard No. 141 effective January 1, 2002.

DELOITTE & TOUCHE LLP

Houston, Texas
January 23, 2004

HUNTSMAN SPECIALTY CHEMICALS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Income tax receivable	$0.2	$0.2

Total current assets	0.2	0.2
Investment in Huntsman International Holdings LLC	223.8	40.2
Accounts receivable—affiliate	42.2	45.7
Deferred income taxes	—	21.3

Total assets	$266.2	$107.4

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accrued interest	$1.6	$—
Accounts payable—affiliate	0.4	—
Deferred income taxes	—	0.1

Total current liabilities	2.0	0.1
Long-term debt	98.1	94.5
Deferred income taxes	55.3	—

Total liabilities	155.4	94.6

Mandatorily redeemable preferred stock
($1 par value; 65,000 shares authorized, issued and outstanding at liquidation value of $1,000 per share, including $27.9 million and $22.1 million in unpaid dividends, respectively)	92.9	87.1

Commitments and contingencies (Note 9)
Stockholder's equity (deficit):
Common stock ($0.01 par value; 2,500 shares authorized, issued, and outstanding)	—	—
Additional paid-in capital	39.4	25.0
Retained earnings	67.5	21.3
Accumulated other comprehensive loss	(89.0)	(120.6)

Total stockholder's equity (deficit)	17.9	(74.3)

Total liabilities and stockholder's equity (deficit)	$266.2	$107.4

See accompanying notes to consolidated financial statements.

HUNTSMAN SPECIATLY CHEMICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Year ended December 31,
	2002	2001	2000
Selling, general and administrative expenses	$—	$—	$(0.6)
Equity in income (loss) of Huntsman International Holdings LLC	(41.1)	(76.4)	49.2
Interest expense	(9.0)	(8.5)	(8.0)

Income (loss) before income tax benefit (expense)	(50.1)	(84.9)	40.6
Income tax benefit (expense)	(3.2)	33.3	8.1

Net income (loss) before cumulative effect of accounting change	(53.3)	(51.6)	48.7
Cumulative effect of accounting changes, net of income taxes of $64.4 million	105.3	—	—

Net income (loss)	52.0	(51.6)	48.7
Equity in other comprehensive income (loss) of Huntsman International Holdings LLC	31.6	(48.2)	(72.4)

Comprehensive income (loss)	$83.6	$(99.8)	$(23.7)

See accompanying notes to consolidated financial statements.

HUNTSMAN SPECIALTY CHEMICALS CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

(Dollars in Millions)

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount				Total
BALANCE, JANUARY 1, 2000	2,500	$—	$25.0	$34.7	$—	$59.7
Net income	—	—	—	48.7	—	48.7
Other comprehensive loss	—	—	—	—	(72.4)	(72.4)
Dividends accrued on mandatorily redeemable preferred stock	—	—	—	(5.1)	—	(5.1)

BALANCE, DECEMBER 31, 2000	2,500	—	25.0	78.3	(72.4)	30.9
Net loss	—	—	—	(51.6)	—	(51.6)
Other comprehensive loss	—	—	—	—	(48.2)	(48.2)
Dividends accrued on mandatorily redeemable preferred stock	—	—	—	(5.4)	—	(5.4)

BALANCE, DECEMBER 31, 2001	2,500	—	25.0	21.3	(120.6)	(74.3)
Net income	—	—	—	52.0	—	52.0
Other comprehensive income	—	—	—	—	31.6	31.6
Equity contribution from parent, net of deferred income taxes of $8.9 million	—	—	14.4	—	—	14.4
Dividends accrued on mandatorily redeemable preferred stock	—	—	—	(5.8)	—	(5.8)

BALANCE, DECEMBER 31, 2002	2,500	$—	$39.4	$67.5	$(89.0)	$17.9

See accompanying notes to consolidated financial statements.

HUNTSMAN SPECIALTY CHEMICALS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities:
Net income (loss)	$52.0	$(51.6)	$48.7
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	(105.3)	—	—
Equity in income (loss) of investment in Huntsman International Holdings LLC	41.1	76.4	(49.2)
Noncash interest expense	3.5	8.5	8.0
Deferred income taxes	3.2	(33.3)	(8.1)
Changes in operating assets and liabilities:
Accounts and notes receivables	3.5	4.0	(7.4)
Accounts payable	0.4	—	—
Accrued interest	1.6	—	—

Net cash provided by (used in) operating activities	—	4.0	(8.0)

Cash provided by investing activities
Contribution (distribution) to/from Huntsman International Holdings LLC	—	(4.0)	8.0

Increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplemental cash flow information:
Cash paid for income taxes	$5.6	$—	$—
Cash paid for interest	—	—	—

Supplemental non-cash investing and financing activities:

        On September 30, 2002, Huntsman LLC effectively acquired the remaining 19.9% interest in the Company's parent, Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). The $23.3 million excess of the acquisition cost over the net book value of the 19.9% interest was pushed down to the Company as an increase in the carrying value of the investment in Huntsman International Holdings LLC, net of deferred tax, and an equity contribution of $14.4 million.

See accompanying notes to consolidated financial statements.

HUNTSMAN SPECIALTY CHEMICALS CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. General

  Description of Business

        Huntsman Specialty Chemicals Corporation ("the Company") is a wholly-owned subsidiary of Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). HSCHC is indirectly owned by Huntsman LLC. The Company owns a 60% equity interest in Huntsman International Holdings LLC ("HIH"). HIH, through its wholly-owned subsidiary, Huntsman International LLC ("HI"), is a global manufacturer and marketer of differentiated and commodity chemicals through four principal businesses: Polyurethanes, Performance Products, Pigments and Base Chemicals.

2. Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Holdings

        The Company's investment in Holdings is accounted for using the equity method as the Company does not have controlling financial interest in Holdings because of extensive participation rights granted to other shareholders. See "Note—3 Investment in Huntsman International Holding LLC."

  Financial Instruments

        The carrying amount reported in the balance sheet for accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The fair value of the Company's long-term debt is estimated based on interest rates that are currently available to the Company for issuance of debt with similar forms and remaining maturities. See "Note 4—Long-term Debt."

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

        The Company files a consolidated tax return with Huntsman LLC. Huntsman LLC, for U.S. federal income tax purposes, is disregarded as a separate entity and is combined with its single member, HMP Equity Holdings Corporation ("HMP"). Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company is charged or credited with the amount of income taxes as if the company filed a separate tax return.

  Derivatives and Hedging Activities

        The Company has no financial instruments or other contracts that are derivatives.

  Earnings per Share

        Earnings per share is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

  Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

  Recent Financial Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations." SFAS No. 141 requires, among other things, that the purchase method be used for business combinations after June 30, 2001. The initial adoption of SFAS No. 141 increased net income by $169.7 million for the year ended December 31, 2002. This increase resulted from increasing the carrying value of the investment in HIH to reflect the proportionate share of the underlying net assets as required by SFAS No. 141. See "Note 3—Investment in Huntsman International Holdings LLC."

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company was required to adopt this statement as of January 1, 2003.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2002 and become effective in the years beginning after December 31, 2002 are not expected to have any significant effect on the Company's financial position or results of operations.

3. Investment in Huntsman International Holdings LLC

        Effective June 30, 1999, the Company transferred its propylene oxide business to HIH. Imperial Chemicals Industries PLC ("ICI") transferred its polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses to HIH. In addition, HIH also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals for approximately $117.0 million.

        In exchange for transferring its business, the Company retained a 60% common equity interest in HIH and received approximately $360.0 million in cash as a distribution from HIH. In exchange for transferring its businesses, ICI received a 30% common equity interest in HIH, approximately $2 billion in cash and discount notes of HIH with approximately $508.0 million of accreted value at issuance. Institutional investors acquired the remaining 10% common equity interest in HIH for $90.0 million in cash.

        The transfer of the Company's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. Prior to May 1, 2003, the Company accounted for its investment in HIH on the equity method due to the significant participating rights of ICI in HIH pursuant to HIH's limited liability company agreement. On May 9, 2003, HMP acquired the equity interests in HIH held by ICI and the institutional investors (the "HIH Consolidation Transaction"). As a result of the HIH Consolidation Transaction, and HMP's ownership of the Company, HIH is now considered to be a consolidated subsidiary, and its results of operations are consolidated with the Company's results of operations from May 1, 2003.

        The carrying value of the Company's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period. Management has recorded an adjustment to reflect the accretion of the difference of $7.4 million in the investment basis in the accompanying financial statements for December 31, 2001. As discussed in "Note 2—Summary of Significant Accounting Policies" above, the Company adopted SFAS No. 141 and increased its investment by $169.7 million as of January 1, 2002 to reflect its proportionate share of the underlying net assets of HIH. This accounting change had no income tax effect. On September 30, 2002, Huntsman LLC acquired the 19.9% interest in HSCHC which was previously owned by members of the Huntsman family directly. The excess of the cost over the net book value of the 19.9% interest of $23.3 million was pushed down to the Company as an increase in the carrying value of the investment in Huntsman International Holdings LLC and, (net of deferred income tax) an equity contribution of $14.4 million.

        On November 2, 2000, ICI, the Company, HIH and Huntsman International LLC ("HI") entered into agreements (the "ICI Agreements") pursuant to which ICI had an option to transfer to the Company or its permitted designated buyers the 30% membership interest in HIH that ICI indirectly held (the "ICI 30% Interest"). Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring the Company or its nominee to purchase the ICI 30% Interest. On December 20, 2001, ICI and the Company amended ICI's put option arrangement under the ICI Agreements to, among other things, provide that the purchase of the ICI 30% Interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for the ICI 30% Interest. The amended option agreement also required the Company to cause HIH to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions include the receipt of consent from HI's senior secured lenders and HI's ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes (collectively, the "HI Notes"), as well as the outstanding high yield notes of HIH (the "HIH Notes"). At December 31, 2002, the terms of the indentures governing the HIH Notes did not permit HIH to make restricted payments. In addition, in order to secure its obligation to pay the purchase price for the ICI 30% Interest under the ICI Agreements, the Company granted ICI a lien on 30% of the outstanding membership interests in HIH (the "HIH Pledged Interest").

        MatlinPatterson Global Opportunities Partners, L.P. ("GOP") has also entered into an agreement with ICI (the "Option Agreement"). The Option Agreement provided BNAC, Inc. ("BNAC"), then a GOP subsidiary, with an option to acquire the ICI subsidiary that held the ICI 30% Interest on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the B Notes (as discussed below). Concurrently, BNAC paid ICI $160 million to acquire the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "B Notes"), subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The B Notes were pledged to ICI as collateral security for such additional payment.

        In connection with the Huntsman LLC debt for equity exchange (the "Restructuring"), all the shares in BNAC were contributed to Huntsman Holdings LLC ("Huntsman Holdings"). Huntsman Holdings caused BNAC to be merged into HMP. As a result of its merger with BNAC, HMP held the interests formerly held by BNAC in the B Notes and the option to acquire the subsidiary of ICI that held the ICI 30% Interest.

        On May 9, 2003, HMP exercised the option to acquire the ICI subsidiary that held the ICI 30% Interest. The exercise of that option effectively terminated the ICI Agreements.

        Summarized information for HIH as of December 31, 2002 and 2001 and for the years then ended is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$5,044.1	$4,826.5
Liabilities	4,706.1	4,465.9
Revenues	4,518.1	4,575.8
Net loss	(68.5)	(139.4)
The Company's equity in:
Net assets	$223.8	$216.4
Net loss	(41.1)	(76.4)

4. Long-term Debt

        Long-term debt outstanding as of December 31, 2002 and December 31, 2001 is as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Note payable, pricipal amount of $75 million, discounted to a 9.30% effective rate	$66.5	$65.0
Accrued interest at 7.00%, added to principal	31.6	29.5

Total long-term debt	$98.1	$94.5

        The note in the aggregate principal amount of $75.0 million accrued interest until April 15, 2002 at 7.00% per annum. On April 15, 2002, all accrued interest was added to the principal of the note for a combined amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest accrued after April 15, 2002 is paid quarterly. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million based on prevailing market rates as of the effective date.

        The estimated fair value of the long-term debt was $101.4 million. The fair value is based on pertinent information available to management as of December 31, 2002.

5. Mandatorily Redeemable Preferred Stock

        The Company has outstanding preferred stock held by HSCHC with an aggregate liquidation preference of $92.9 million. The preferred stock has a cumulated dividend rate of 5.5%, 6.5% or a combination thereof of the liquidation preference per year, which is adjusted on April 15th of each year, based on the Company's cash flow in the previous year. During 2002 and 2001, the preferred stock accrued dividends at the rate of 6.5%. Unpaid cumulative dividends will compound at a rate of 5.5% or 6.5%. The Company may redeem the preferred stock at any time, subject to restrictions, and is required to redeem the stock prior to April 15, 2008.

6. Income Taxes

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax expense (benefit):
Deferred	$3.2	$(33.3)	$(8.1)

Total	$3.2	$(33.3)	$(8.1)

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income (loss) before income tax	$(50.1)	$(84.9)	$40.6

U.S. Federal income taxes at statutory rate	$(17.5)	$(29.7)	$14.2
Change resulting from:
State taxes net of federal benefit	(1.4)	(2.6)	1.2
Income of foreign subsidiaries carried on the equity basis recorded net of income taxes	18.1	2.7	(24.0)
Non-deductible expenses and other	4.0	(3.7)	0.5

Total income tax expense (benefit)	$3.2	$(33.3)	$(8.1)

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Deferred income tax assets:
Net operating loss and AMT credits carryforwards	$31.6	$64.2
Charitable contribution carryover	0.4	0.4
Intangible assets	1.1	1.5
Accrued interest	27.8	18.5

Total	60.9	84.6

Deferred income tax liabilities:
Basis difference in investment (HIH)	(113.0)	(59.4)
Other current assets and liabilities	—	(0.1)
Other non current assets and liabilities	(3.2)	(3.9)

Total	(116.2)	(63.4)

Net deferred tax asset (liability)	$(55.3)	$21.2

Current deferred tax liability	$—	$(0.1)
Non-current deferred tax asset (liability)	(55.3)	21.3

Total	$(55.3)	$21.2

        As of December 31, 2002 and 2001, the Company has net operating loss carryforwards ("NOLs") of $83.2 million and $169.0 million, respectively. The NOLs begin to expire in 2009 and fully expire in 2023.

        On September 30, 2002, Huntsman LLC and Huntsman Polymers Corporation completed certain debt for equity exchanges (the "Restructuring"). Although the Company believes that it did not undergo an "ownership change" for purposes of Section 382 of the Internal Revenue Code as a result of the Restructuring, there can be no assurance in this regard. Moreover, even if the Company did not undergo an "ownership change" in the Restructuring, it is likely that it underwent an "ownership change" as a result of (i) the issuance on May 9, 2003 of warrants to acquire HMP common stock offered as part of the financing to 30% of Huntsman International Holdings LLC, or (ii) the restructuring and acquisition of Vantico Group S.A. by the Company's parent companies HMP and Huntsman Holdings on June 30, 2003. Assuming that the Company has undergone an "ownership change," the future use of its net operating losses to offset income for United States federal income tax purposes will be subject to limitations pursuant to Section 382 of the Internal Revenue Code.

        The amount of any such limitation and its effect on the Company is affected by numerous issues, including but not limited to the value of HMP's equity at certain dates, the amount and timing of future taxable income and loss, and the amount of "built-in" income items of the Company. Therefore, while the effect of an ownership change and its related transactions could be to increase the future tax liabilities of the Company, the precise effect of an ownership change on the Company is unclear.

7. Other Comprehensive Income (Loss)

        Other comprehensive income (loss) consisted of the following (dollars in millions):

	December 31, 2002		December 31, 2001		December 31, 2000		January 1, 2000
	Accumulated loss	Income	Accumulated loss	Loss	Accumulated loss	Loss	Accumulated income (loss)
Other comprehensive income of unconsolidated affiliate	$(89.0)	$31.6	$(120.6)	$(48.2)	$(72.4)	$(72.4)	$—

Total	$(89.0)	$31.6	$(120.6)	$(48.2)	$(72.4)	$(72.4)	$—

        There has been no income tax effect of entries to other comprehensive income (loss).

8. Related-Party Transactions

        The accompanying financial statements include the following balances as of December 31, 2002 and 2001 with affiliated companies (dollars in millions):

	2002	2001
Miscellaneous receivables from—
Huntsman LLC and subsidiaries	$42.2	$45.7
Miscellaneous accounts payable to:
Huntsman LLC and subsidiaries	0.4	—

9. Commitments and Contingencies

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Huntsman International Chemicals Corporation:

        We have audited the accompanying consolidated balance sheets of Huntsman International Chemicals Corporation and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Huntsman International Chemicals Corporation and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the Company adopted Financial Accounting Standard No. 133, as amended effective January 1, 2001 and changed its method of accounting for derivative financial instruments.

DELOITTE & TOUCHE LLP

Houston, Texas
January 23, 2004

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$0.9	$0.5
Restricted cash	0.5	—
Accounts and notes receivables (net of allowance for doubtful accounts of $0.2 and $0.3, respectively)	23.2	29.8
Inventories	18.4	20.2
Notes receivable affiliate—current	—	209.3
Other current assets	19.6	6.6

Total current assets	62.6	266.4
Property, plant and equipment, net	55.2	56.2
Notes receivable affiliates	242.7	—
Investment in unconsolidated affiliates	4.8	1.9
Other noncurrent assets	4.2	6.2

Total assets	$369.5	$330.7

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$9.5	$6.0
Accrued liabilities	21.1	12.8
Income taxes payable	—	0.1
Deferred income taxes	0.5	0.6
Current portion of long-term debt	0.8	0.8
Current portion of long-term debt—affiliate	—	177.6

Total current liabilities	31.9	197.9
Long-term debt	9.6	10.6
Long-term debt—affiliates	194.3	—
Deferred income taxes	4.9	2.8
Other noncurrent liabilities	10.0	7.1

Total liabilities	250.7	218.4

Commitments and contingencies (Note 10, 15, and 17)
Stockholder's equity:
Common stock (par value $1.00 per share; 50,000 shares authorized; and, 2,000 shares issued and outstanding in 2002 and 2001)	—	—
Additional paid-in capital	116.6	116.6
Retained earnings	11.1	1.1
Accumulated other comprehensive loss	(8.9)	(5.4)

Total stockholder's equity	118.8	112.3

Total liabilities and stockholder's equity	$369.5	$330.7

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Year ended December 31,
	2002	2001	2000
Revenues:
Trade sales	$108.9	$89.2	$96.2
Related party sales	—	15.8	18.8

Total revenues	108.9	105.0	115.0
Cost of goods sold	100.9	100.1	105.1

Gross profit	8.0	4.9	9.9
Expenses:
Selling, general and administrative	6.8	5.7	4.4
Research and development	—	1.6	2.7
Other operating expense	0.6	—	0.1
Restructuring and plant closing costs	(0.3)	1.1	—
Management charges and allocated costs—affiliates	2.8	6.2	4.7

Total expenses	9.9	14.6	11.9

Operating loss	(1.9)	(9.7)	(2.0)
Interest income (expense) net	(0.4)	—	0.3
Interest income—affiliate	10.3	6.5	7.2
Loss on sale of accounts receivable—affiliate	—	(1.0)	(1.2)
Other income (expense)	(1.3)	(2.5)	0.1
Equity in income (loss) of investment in unconsolidated affilialiates	6.0	(10.4)	4.0

Income (loss) before income tax expense	12.7	(17.1)	8.4
Income tax expense	(2.7)	(0.3)	(2.0)

Net income (loss)	10.0	(17.4)	6.4
Other comprehensive loss	(3.5)	(4.1)	(0.3)

Comprehensive income (loss)	$6.5	$(21.5)	$6.1

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

(Dollars in Millions)

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount				Total
BALANCE, JANUARY 1, 2000	2,000	$—	$116.6	$12.1	$(1.0)	$127.7
Other comprehensive loss	—	—	—	—	(0.3)	(0.3)
Net income	—	—	—	6.4	—	6.4

BALANCE, DECEMBER 31, 2000	2,000	—	116.6	18.5	(1.3)	133.8
Other comprehensive loss	—	—	—	—	(4.1)	(4.1)
Net loss	—	—	—	(17.4)		(17.4)

BALANCE, DECEMBER 31, 2001	2,000	—	116.6	1.1	(5.4)	112.3
Other comprehensive loss	—	—	—	—	(3.5)	(3.5)
Net income	—	—	—	10.0	—	10.0

BALANCE, DECEMBER 31, 2002	2,000	$—	$116.6	$11.1	$(8.9)	$118.8

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities:
Net income (loss)	$10.0	$(17.4)	$6.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in income (loss) of investment in unconsolidated affiliates	(6.0)	10.4	(4.0)
Depreciation and amortization	4.9	5.0	5.4
Provision for losses on accounts receivable	1.2	1.0	—
Loss (gain) on disposal of plant and equipment	—	1.1	(0.1)
Deferred income taxes	2.2	2.6	3.2
Net changes in operating assets and liabilities:
Accounts and notes receivables	5.4	(2.2)	10.0
Changes in accounts receivable sold, net	—	(13.8)	13.8
Inventories	1.8	7.4	(9.0)
Other current assets	(13.1)	13.9	17.0
Other noncurrent assets	0.1	95.3	(94.9)
Accounts payable	3.5	(5.3)	(4.0)
Accrued liabilities	8.1	(18.2)	(17.4)
Other noncurrent liabilities	4.8	(96.5)	88.1

Net cash provided by (used in) operating activities	22.9	(16.7)	14.5

Investing Activities:
Capital expenditures for plant and equipment	(3.7)	(3.5)	(4.5)
Proceeds from sale of plant and equipment	—	(0.1)	—
Advance to unconsolidated affiliates	(0.7)	—	—

Net cash used in investing activities	(4.4)	(3.6)	(4.5)

Financing Activities:
Repayment of long-term debt	(0.9)	(0.7)	(0.8)
Net borrowing on long-term debt—affiliate	16.7	38.9	11.9
Net lending on notes receivable—affiliates	(33.4)	(17.5)	(20.5)

Net cash provided by (used in) financing activities	(17.6)	20.7	(9.4)

Increase (decrease) in cash and cash equivalents	0.9	0.4	0.6
Cash and cash equivalents, including restricted cash at beginning of period	1.4	1.0	0.4

Cash and cash equivalents, including restricted cash at end of period	$2.3	$1.4	$1.0

Supplemental cash flow information:
Cash paid for interest	$0.2	$0.2	$0.2
Cash paid for income taxes	—	—	—

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  Description of Business

        Huntsman International Chemicals Corporation is a holding company controlled and indirectly owned by Huntsman LLC. Huntsman International Chemicals Corporation and its subsidiaries (the "Company") are engaged in the manufacture and distribution of a wide variety of polystyrene products worldwide. Subsidiaries of the Company also provide services to other affiliated companies as described in "Note 14—Related Party Transactions" and engage in financing transactions with affiliated companies as described in "Note 8—Notes Receivable—Affiliates and Long-Term Debt."

2. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements of the Company include its wholly-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

  Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized as risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. Generally, this occurs at the time shipment is made.

  Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Fixed manufacturing costs include, among other things, plant site operationg costs and overhead, production planning and logistics, repair and maintenance, plant site purchasing costs, and engineering and technical support costs. Included in cost of goods sold are also distribution, freight and warehousing costs.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company has a master collection account that receives funds from the various lockboxes maintained by the Company that are subject to certain restrictive lockbox agreements. Cash held in both the lockboxes and the master collection account is considered as restricted cash in the accompanying balance sheet.

  Inventories

        Inventories are stated at the lower of cost or market, with cost determined using the last-in first-out method, and average cost methods for different components of inventory.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

        When individual assets are disposed of, the difference between the historical cost and disposal proceeds is recorded to income.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the cost over the estimated period until the next turnaround. The Company does not accrue any items of repair or maintenance in advance of incurring the cost. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest expense capitalized as part of plant and equipment was $0.3 million, $0.2 million, and $0.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

  Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant influence, although not controlling influence, generally ownership interests from 20% to 50%, are accounted for using the equity method.

  Other Noncurrent Assets

        Other noncurrent assets consist primarily of deposits, spare parts, catalysts, and employee benefit assets.

  Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. For more information, see "Note 16—Restructuring and Plant Closing Costs."

  Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. Notes receivable—affiliate and long-term debt approximate fair value since they bear interest at a floating rate plus an applicable margin.

  Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company files a consolidated tax return with Huntsman LLC. Huntsman, for U.S. federal income tax purposes, is disregarded as a separate entity and is combined with its single member, HMP Equity Holdings Corporation. ("HMP"). Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company is charged or credited with the amount of income taxes as if the Company filed a separate tax return.

  Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

        In 2001, the adoption of SFAS No. 133 resulted in a cumulative increase to accumulated other comprehensive loss of $0.4 million, an increase in total liabilities of $0.4 million, and no income effect for derivatives designated as cash flow-type hedges. See "Note 18—Derivative Instruments and Hedging Activities."

  Environmental Expenditures

        Environmental related restoration and remediation costs and governmental assessments are recorded as liabilities and expensed when site restoration and environmental remediation, clean-up and assessment obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate. For more information, see "Note 17—Environmental Matters."

  Research and Development

        Research and development costs are expensed as incurred.

  Earnings per Share

        Earnings per share is not presented because it is not considered meaningful information due to the Company's ownership by a single shareholder.

  Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholder's equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses are recorded in the statements of operations and were not significant for the years ended December 31, 2002, 2001, and 2000.

  Recent Financial Accounting Standards

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company adopted this new accounting standard on January 1, 2003. This statement had no impact, since the timing of any ultimate obligation is indefinite.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Other Technical Corrections." In addition to amending or rescinding pronouncements to make various technical corrections, clarify meanings or describe applicability, SFAS No. 145 precludes companies from recording gains or losses from extinguishment of debt as an extraordinary item. The Company adopted this statement as of January 1, 2003.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated With Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit or disposal costs were accrued upon management's commitment to an exit or disposal plan, which is generally before an actual liability has been incurred. The Company adopted this pronouncement in the first quarter of 2003. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

        In January 2003, the FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others." FIN No. 45 requires recognition of a liability for the obligation undertaken upon issuing a guarantee. This liability would be recorded at the inception date of the guarantee and would be measured at fair value. The disclosure provisions of the interpretation are effective for the financial statements as of

December 31, 2002. The liability recognition provisions apply prospectively to any guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements.

        Other accounting pronouncements that have been issued subsequent to December 31, 2002 and become effective in the years beginning after December 31, 2002 are not expected to have any significant effect on the Company's financial position or results of operations.

3. Inventories

        Inventories as of December 31, 2002 and 2001 consisted of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Raw materials and supplies	$6.4	$6.6
Work in progress	0.8	1.8
Finished goods	10.0	11.2

Total	17.2	19.6
LIFO reserves	1.2	0.6

Net	$18.4	$20.2

        As of December 31, 2002 and 2001, approximately 91% and 86%, respectively, of inventories were recorded using the last-in first-out cost method ("LIFO").

        The positive LIFO reserve at December 31, 2002 and 2001 indicates that costs determined on a LIFO basis exceeded current cost by $1.2 million and $0.6 million, respectively. The LIFO cost of inventory, however, does not exceed market and inventory is therefore stated at the lower of LIFO cost or market.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Land and improvements	$0.9	$0.9
Buildings and equipment	92.8	85.6
Furniture, fixtures and leasehold improvements	2.5	7.2
Transportation equipment	0.2	0.2
Construction in progress	5.2	3.8

Total	101.6	97.7
Less accumulated depreciation	(46.4)	(41.5)

Net	$55.2	$56.2

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Huntsman Purchasing Limited (4%)	$2.8	$2.1
HCPH Holdings PTY Limited (50%)	2.0	(0.2)

Total	$4.8	$1.9

        The investment in Huntsman Purchasing Limited ("HPL") and HCPH Holdings PTY Limited ("HCPH") are carried on the equity method because the Company has significant, but not controlling influence over the activities of HPL and HCPH.

  Summarized Financial Information of Unconsolidated Affiliates

        Summarized financial information of HCPH and HPL on a combined basis as of December 31, 2002 and 2001 and for the years then ended is presented below (dollars in millions):

	December 31, 2002	December 31, 2001
Assets	$160.2	$130.4
Liabilities	95.6	85.7
Revenues	157.9	142.8
Net income (loss)	9.3	(2.0)
The Company's equity in:
Net assets	$4.8	$1.9
Net income (loss)	$6.0	$(10.4)

6. Other Noncurrent Assets

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Spare parts inventory	$1.0	$1.1
Deposits	0.5	2.2
Prepaid pension assets	2.6	2.7
Other noncurrent assets	0.1	0.2

Total	$4.2	$6.2

7. Accrued Liabilities

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Payroll, severance and related costs	$0.5	$0.5
Accrued volume rebates	1.2	2.3
Insurance accruals	19.1	6.8
Restructuring and plant closing costs	—	0.7
Other miscellaneous accruals	0.3	2.5

Total	$21.1	$12.8

8. Notes Receivable Affiliate and Long-term Debt

        Notes receivable-affiliate and long-term debt consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Notes receivable—affiliates:
HCC Intercompany Note	$226.2	$201.0
HCPH Intercompany Note	16.5	8.3

Total	$242.7	$209.3

Long-term debt:
Huntsman LLC Loan	$194.3	$177.6
Headquarters Note Loan	10.4	11.4

Total	$204.7	$189.0

Current portion of long-term debt	$0.8	$0.8
Current portion of long-term debt affiliate	—	177.6

Total current portion of long-term debt	$0.8	$178.4

Long term-debt	9.6	10.6
Long-term debt—affiliates	194.3	—

Total long-term debt	$203.9	$10.6

        As of December 31, 2002, the Company was owed $226.2 million pursuant to an intercompany note (the "HCC Intercompany Note") that it maintains with Huntsman Chemical Company LLC ("HCC"). The note accrues interest at a rate equal to the weighted average interest rate for borrowing of Huntsman LLC (excluding Huntsman Specialty Chemicals Corporation, and Huntsman International Holdings LLC and its subsidiaries, as well for credit facilities maintained in Huntsman LLC's Austrailian Subsidiaries) plus a margin of 2.5% which was 10.45% as of December 31, 2002. Effective October 1, 2002, the Company changed the interest rate on borrowings under the HCC Intercompany Note from the prime rate plus 2.75%, which was 9.5% at December 31, 2001. Management of the Company has represented that the Company does not intend to require HCC to repay the debt before January 1, 2004, accordingly, such amounts have been classified as noncurrent in the consolidated balance sheet as of December 31, 2002.

        As of December 31, 2002, the Company was owed A$29.2 million, (or $16.5 million) pursant to an intercompany loan (the "HCPH Intercompany Note") that it maintains with HCPH, an affiliate. The loan accrues interest at 8.0% and is payable on demand. Management of the Company has represented that the Company does not intend to require HCPH to repay the debt before January 1, 2004, accordingly, such amounts have been classified as non-current.

        As of December 31, 2002, the Company had $10.4 million payable to a bank. The Company's term note to a bank is payable in monthly principal installments of $62,500 through December 31, 2006, at which time the balance is due. Interest on the term note is at LIBOR plus 0.75% (2.50% and 3.07% as of December 31, 2002 and 2001, respectively). The note is collateralized by the Company's headquarters building and improvements in Salt Lake City, Utah.

        The scheduled maturities of long-term debt (other than debt due to affiliates) by year as of December 31, 2002 are as follows (dollars in millions):

Year
2003	$0.8
2004	0.8
2005	0.8
2006	8.0

Total	$10.4

Intercompany Borrowings

        As of December 31, 2002, the Company owed $194.3 million under an intercompany loan (the "LLC Intercompany Loan") that it maintains with Huntsman LLC ("LLC"). The loan accrues interest at a rate equal to the weighted average interest rate for borrowing of LLC (excluding Huntsman Specialty Chemicals Corporation, and Huntsman International Holdings LLC and its subsidiaries, as well for credit facilities maintained in LLC's Austrailian Subsidiaries) which was 7.95% and 4.9% as of December 31, 2002 and 2001, respectively and is payable on demand. Management of LLC has represented that it does not intend to require the Company to repay the debt before January 1, 2004, accordingly, such amounts have been classified as noncurrent in the consolidated balance sheet as of December 31, 2002. The LLC Intercompany Loan is the Company's principal source of financing.

        In addition, as collateral for its obligations under the Huntsman LLC Senior Secured Credit Facilities (the "HC Credit Facilities"), LLC has caused to be pledged its 100% ownership interest in the Company and the Company is a guarantor of Huntsman's obligations under the HC Credit Facilities.

        The Company has granted security interests and liens on substantially all of its assets to secure its obligations under its guaranty to Huntsman's lenders (the "Guaranty"). The acceleration by Huntsman's lenders of the debt under the HC Credit Facilities would cause an acceleration of the Company's obligations under the LLC Intercompany Loan.

        On December 20, 2001, LLC, which at the time was not in compliance with certain financial covenants, entered into amendment, forbearance and wavier agreements related to the HC Credit Facilities. The amendment, forbearance and wavier agreements effectively stayed the acceleration of debt under the HC Credit Facilities until September 30, 2002. As a result, the HC Credit Facilities became short-term financing facilities. Due to the potential acceleration of the HC Credit Facilities, notes receivable-affiliate and long-term debt was classified as current in the consolidated balance sheet as of December 31, 2001. During 2002, Huntsman LLC completed a debt for equity exchange and amended and restated the HC Credit Facilities. As a result, notes receivable—affiliate and long-term debt—affiliate are classified as noncurrent in the consolidated balance sheet as of December 31, 2002.

        During 2003, as collateral for its obligations under the $455.4 million Senior Notes due 2010 ("HC Senior Notes"), Huntsman LLC has caused to be pledged its 100% interest in the Company and the Company is a guarantor of the obligations under the HC Senior Notes.

9. Other Noncurrent Liabilities

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2002	December 31, 2001
Other postretirement benefits	$6.1	$5.3
Other noncurrent liabilities	3.9	1.8

Total	$10.0	$7.1

10. Lease Commitments and Rental Expense

        The Company has entered into leasing arrangements involving tank car and other facilities. These lease obligations have been classified as operating leases. Rental expense relating to operating leases was $0.6 million, $0.5 million and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        As of December 31, 2002, the Company had estimated minimum commitments for payments of rentals (net of noncancelable sublease rentals) under leases which, at inception, had a noncancelable term of more than one year, as included in the following table (dollars in millions):

Year
2003	$0.6
2004	0.4
2005	0.3
2006	0.3
2007	0.3
Thereafter	5.9

Total	$7.8

11. Income Taxes

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income tax expense (benefit):
Current	$0.5	$(2.3)	$(1.2)
Deferred	2.2	2.6	3.2

Total	$2.7	$0.3	$2.0

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2002	December 31, 2001	December 31, 2000
Income (loss) before income tax	$12.7	$(17.1)	$8.4

U.S. Federal income taxes at statutory rate of 35%	$4.4	$(6.0)	$2.9
Change resulting from:
State taxes net of federal benefit	0.4	(0.5)	0.3
Non-deductible expenses and other	(0.1)	2.5	0.1
Income tax rate differential and other items of foreign consolidated subsidiaries	—	0.1	—
Income of foreign subsidiaries carried on the equity basis recorded net of income taxes	(2.0)	4.2	(1.3)

Total income tax expense	$2.7	$0.3	$2.0

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2002	December 31, 2001
Deferred income tax assets:
Employee benefits	$1.3	$1.0
Non-deductible accrual	1.2	4.3
Other non current assets and liabilities	0.2	(0.1)

Total	2.7	5.2

Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	(7.6)	(8.0)
Inventory costing	(0.5)	(0.6)

Total	(8.1)	(8.6)

Net deferred tax liability	$(5.4)	$(3.4)

Current deferred tax liability	$(0.5)	$(0.6)
Noncurrent deferred tax liability	(4.9)	(2.8)

Total	$(5.4)	$(3.4)

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

12. Other Comprehensive Income (Loss)

        Other comprehensive income (loss) consisted of the following (dollars in millions):

	December 31, 2002		December 31, 2001		December 31, 2000		January 1, 2000
	Accumulated loss	Income (loss)	Accumulated loss	Loss	Accumulated loss	Loss	Accumulated loss
Foreign currency translation adjustments	$(1.7)	$0.1	$(1.8)	$(0.5)	$(1.3)	$(0.3)	$(1.0)
Unrealized loss on derivative instruments	(1.5)	(0.7)	(0.8)	(0.8)	—	—	—
Foreign currency translation adjustments of investment in unconsolidated affiliate	(5.7)	(2.9)	(2.8)	(2.8)	—	—	—

Total	$(8.9)	$(3.5)	$(5.4)	$(4.1)	$(1.3)	$(0.3)	$(1.0)

13. Employee Benefit Plans

  Savings Plan

        Employees of the Company participate in the Huntsman Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, employees may contribute annually between 1% and 15% of pay up to the IRS pre-tax contribution limit ($11,000 for 2002) to the Savings Plan. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation. Employee contributions and company matching contributions are fully vested. For 2002, 2001 and 2000, the company match to the Savings Plan equaled approximately $0.1 million each year.

Money Purchase Plan

        Huntsman sponsors a qualified money purchase plan (the "Money Purchase Plan") that provides participating employees of the Company with income upon retirement. Employees participate in the Money Purchase Plan after 24 months of service. No employee contributions are required or permitted. The Company contributions for participants vary based on years of service as follows:

Years of Service	Percent of Pay Contributions
Less than 2	0.0%
2 to 6	0.5%
7 to 9	3.0%
10 or more	8.0%

        Company contributions to the Money Purchase Plan are fully vested. For 2002, 2001 and 2000, the Company contributions to the Money Purchase Plan equaled approximately $0.2 million each year.

Pension and Retirement Plans

        In addition, Company employees participate in the Huntsman Corporate Pension Plan (the "Plan"), a trusteed, non-contributory, qualified defined benefit pension plan. The Plan covers substantially all full-time employees of certain Huntsman LLC affiliates, including the Company. Huntsman LLC, as the plan sponsor, reflects the costs of the Plan in accordance with SFAS No. 87 and directly allocates such costs to each of the participating employers.

        Plan assets are held in a master trust. Plan assets are stated at fair value and are comprised primarily of corporate debt, equity securities, and government securities held either directly or in commingled and mutual funds. Huntsman LLC's funding policy is to contribute annually an amount based upon actuarial and economic assumptions designed to achieve adequate funding of benefit obligations.

        Benefits provided under the Plan are based on years of service and final average earnings offset by estimated Social Security benefits.

        The net pension asset included in other noncurrent assets in the consolidated balance sheets was $2.6 million and $2.7 million at December 31, 2002 and 2001, respectively. The amounts recognized in the balance sheet represent the Company's allocated share of the Plan's overall pension liability. Customary disclosures including a reconciliation of the projected benefits obligation to the balance sheet liability and the disclosure of component of net pension expense are not possible or meaningful under these circumstances. The Company's net pension cost was $0.2 million, $0.2 million and

$0.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. The pension costs and pensions liability assumed a discount rate of 6.75%, 7.25%, and 7.50% and a rate of salary progression of 4.0% for 2002, 2001, and 2000. The weighted average expected rate of return on assets for 2002, 2001 and 2000 was 8.25%, 9.0% and 9.0%, respectively.

Postretirement Benefits Other than Pensions

        The Company sponsors postretirement benefits other than the pension plans, such as health care and medical benefits. The Company reimburses retirees for these benefits but does not provide any additional funding for the postretirement benefits.

        Net postretirement benefit expense consists of the following (dollars in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Service cost	0.2	0.2	$0.2
Interest cost	0.8	0.6	0.5
Net amortization and deferral	0.2	(0.6)	0.3

Net postretirement benefit expense	$1.2	$0.2	$1.0

        The following table sets forth the funded status of the postretirement benefits as of December 31, 2002 and 2001 (dollars in millions):

	2002	2001
Change in Accumulated Postretirement Benefit Obligation
Net benefit obligation at January 1	$9.9	$7.2
Service cost	0.2	0.2
Interest cost	0.8	0.6
Actuarial loss	1.2	2.4
Benefits payments (net of employee contributions)	(0.4)	(0.5)

Net benefit obligation at December 31	$11.7	$9.9

Plan assets	$—	$—

Funded Status
Funded status at December 31	$11.7	$9.9
Unrecognized net actuarial loss	(5.6)	(4.6)

Balance sheet liability	$6.1	$5.3

        In 2002 and 2001, in determining the value of postretirement benefit obligations, discount rates of 6.75% and 7.25%, respectively, were used; the health care trend rate used to measure the expected increase in cost of benefits was assumed to be 10.0% and 11.0% in 2002 and 2001, respectively, descending to 5.0% in 2007 and thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the net benefit obligation as of December 31, 2002 by approximately $0.2 million and would increase the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.1 million. A one percentage-point decrease in the assumed health care cost trend rate for each year would decrease the net benefit obligation as of December 31, 2002 by approximately $0.3 million and would decrease the service and interest cost components of the net postretirement benefit cost for the year ended December 31, 2002 by approximately $0.1 million.

14. Related-Party Transactions

        The Company was charged $2.8 million, $6.2 million and $4.7 million during 2002, 2001 and 2000, respectively, for administrative services provided by Huntsman LLC and the use of certain corporate aircraft by an affiliate, Airstar Corporation. Such charges are included in "Management charges and allocated costs—affiliate" expenses in the consolidated statements of operations.

        The Company recorded royalty charges from Huntsman Group Intellectual Property Holdings Corporation ("HGIPHC"), an affiliated company, of approximately $0.8 million each year during 2002, 2001 and 2000. Additionally, HGIPHC recorded a patronage dividend to the Company of $0.5 million and $0.7 million during 2002 and 2001, respectively and no patronage dividend in 2000. The royalty expense and dividend income are both included in "Other income (expense)" in the consolidated statements of operations.

        The Company recorded purchasing fee expense from Huntsman Purchasing Limited ("HPL"), an affiliated company, of approximately $0.8 million, $0.7 million and $0.8 million during 2002, 2001 and 2000, respectively. Additionally, the Company recorded equity investment income of $0.7 million, $0.6 million and $0.7 million during 2002, 2001 and 2000, respectively. The purchasing fees are included in "Other income (expense)" in the consolidated statements of operations.

        Trade sales and services between the Company and its related parties were based on prices that are generally representative of the market. These transactions consist primarily of ethylene and propylene sales. A summary of these and other transactions between the Company and other related parties is as follows (dollars in millions):

	As of and for the Year Ended December 31, 2002	As of and for the Year Ended December 31, 2001	As of and for the Year Ended December 31, 2000
Sales to:
Huntsman International LLC and subsidiaries	$—	$14.2	$17.1
Other related parties	—	—	—
Other revenue from:
Huntsman LLC and subsidiaries	—	0.9	—
Huntsman International LLC and subsidiaries	—	0.7	—
Other related parties	—	—	1.7
Accounts receivable from:
Huntsman LLC and subsidiaries	25.7	25.6	33.9
Product purchases from-
Huntsman LLC and subsidiaries	9.0	8.6	7.8
Accounts payable to:
Huntsman LLC and subsidiaries	—	1.6	13.4
Huntsman International LLC and subsidiaries	—	0.2	—

15. Commitments and Contingencies

        The Company has various purchase commitments extending through 2009 for materials, supplies and services entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shut down of a facility. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, none of such litigation is material to the Company's financial condition or results of operations.

16. Restructuring and Plant Closing Costs

        The Company incurred restructuring and plant closing charges of $1.1 million during 2001. The program included a workforce reduction of 17 manufacturing, sales, general and administrative and technical employees. Approximately $0.8 million was paid during 2001 and 2002 for severance, fringe benefits and outplacement costs. The remaining $0.3 million was reversed during 2002.

17. Environmental Matters

        The Company has certain actual or potential environmental liabilities relating either to alleged contamination of soil or groundwater at sites where industrial or waste disposal operations were carried on in the past or to alleged non-compliance.

        In 2000, the Illinois Environmental Protection Agency ("IEPA") conducted an investigation of the the Company's plant site in Peru, Illinois, to determine the extent of soil and groundwater contamination caused by operations of a zinc smelter formerly located on the site. The IEPA evaluated soil from areas at the facility that are not paved. Some areas of the facility recorded levels of lead in the soil ranging from 1,000 to 8,000 parts per million. Reports generated by the IEPA will be sent to the U. S. Environmental Protection Agency ("EPA") for evaluation as to whether the site should be scored for inclusion on the Superfund National Priorities List. No additional public action has been taken to date by IEPA or EPA. There is no indication at this time what the cost of future remediation (if any) will be.

        By a Non-Compliance Advisory letter dated August 5, 2002, the IEPA notified the Company that it may have violated Illinois hazardous waste management law on or about July 5, 2002, and subsequent dates by disposing of hazardous soil at a non-hazardous landfill in Ottawa, Illinois. The Company provided a written response to the agency in September 2002. This regulatory matter was initiated by the Company's self-disclosure to IEPA that its contractor had inadvertently hauled and disposed of the contaminated soil at the improper landfill. The Company remediated the matter as required by the agency and has entered into a tentative ageeement with the IEPA to settle the matter upon payment of a penalty of $18,000. The settlement will become final when the parties reach agreement on the specific language of the settlement agreement.

18. Derivative Instruments and Hedging Activities

        The Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or currency exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of December 31, 2002 and 2001, the Company had entered into various types pay fixed swaps interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	December 31, 2002	December 31, 2001
Pay fixed swaps
Notional amount	$10.64	$11.34
Fair value	(1.5)	(0.8)
Pay rate	6.55%	6.55%
Maturing	2006	2006

        The Company purchases interest rate swaps to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

        The interest rate contract has been designated as cash flow hedges of future interest payments on the Company's variable rate debt. The fair value of these interest rate contracts designated as hedges as of December 31, 2002 and 2001 was a loss of approximately $1.5 million and $0.8 million, respectively, which is recorded in other noncurrent liabilities and in accumulated other comprehensive income (loss) to the extent of the effective portions of the hedging instruments. Gains and losses related to these contracts will be reclassified from other comprehensive income (loss) into earnings in the periods in which the related hedged interest payments are made. As of December 31, 2002, losses of approximately $0.3 million are expected to be reclassified into earnings over the next twelve months.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy their obligations under the contracts.

19. Sale of Receivables

        In 1996, the Company and other affiliates entered into an agreement with Huntsman Acceptance Corporation ("HAC") to sell their trade accounts receivables to HAC for approximately 99% of face value. The agreement provided for continuous sales of the Company's domestic trade receivables to HAC with related payments to the Company in the form of cash and short-term notes bearing interest at 9.50% as of December 31, 2000. Since the transaction qualified as a sale, the related trade accounts receivable were removed from the consolidated balance sheets. Receivables sold were $119 million and

$103 million in the years ended December 31, 2001 and 2000, respectively. The loss on sales of receivables amounted to $1.2 million and $1.0 million in the years ended December 31, 2001 and 2000, respectively. In December 2001, the agreement with HAC was terminated and the Company repurchased uncollected receivables of $9.6 million.

20. Other Income (Expense)

        Other income (expense) is comprised of the following significant items:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Purchasing fee charges from HPL	$(0.8)	$(0.7)	$(0.8)
Royalty charges from HGIPHC	(0.8)	(0.8)	(0.8)
Patronage dividend from HGIPHC	0.5	0.7	—
Write off of non-operating property, plant and equipment	—	(1.2)	—
Other	(0.2)	(0.5)	1.7

Total other income (expense)	$(1.3)	$(2.5)	$0.1

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Huntsman LLC

Exchange Offer for

$455,400,000 11 5/8% Senior Secured Notes due 2010

                        , 2004

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company is a Utah limited liability company. Each of Huntsman Expandable Polymers Company LC ("Expandable Polymers") and Huntsman Chemical Company LLC ("Chemical") is also a Utah limited liability company. Sections 1801 through 1809 of the Utah Revised Limited Liability Company Act (the "URLLCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a limited liability company's managers, members and other personnel, and related matters.

        Section 1802 of the URLLCA provides that a company may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a manager of a company or, while a manager of the company, is or was serving at its request as a manager, member, director, officer, partner, trustee, employee, fiduciary or agent of another company or other person or of an employee benefit plan (an "Indemnifiable Manager"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the company; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 1802 of the URLLCA further provides, however, that the company may not indemnify an Indemnifiable Manager thereunder: (i) in connection with a Proceeding by or in the right of the company in which the Indemnifiable Manager was adjudged liable to the company; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Manager, whether or not in the individual's official capacity, in which the individual was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Manager.

        Section 1803 of the URLLCA provides that, unless limited by its articles of organization, a company shall indemnify an Indemnifiable Manager who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Manager was a Party because of being an Indemnifiable Manager of the company, against reasonable expenses, including attorneys' fees, incurred by the Indemnifiable Manager in connection with the Proceeding or claim to which the individual has been successful.

        In addition, Section 1805 of the URLLCA provides that, unless otherwise limited by a company's articles of organization, an Indemnifiable Manager of the company who is or was a Party to a Proceeding may apply for indemnification to the court or other decision-maker conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Manager is entitled to mandatory indemnification under Section 1803 of the URLLCA, in which case the court shall also order the company to pay the Indemnifiable Manager's reasonable expenses, including attorneys' fees incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Manager is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the individual met the standard of conduct set forth in Section 1802 of the URLLCA or was adjudged liable as described in that Section 1802, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 1802 of the URLLCA.

        Section 1804 of the URLLCA provides that a company may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Manager who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the company (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 1801 through 1809 of the URLLCA.

        Section 1807 of the URLLCA provides that, unless a company's articles of organization provide otherwise, to the same extent as an Indemnifiable Manager, (i) a member of the company is entitled to mandatory indemnification under Section 1803 thereof and is entitled to apply for court-ordered indemnification under Section 1805 thereof; and (ii) that the company may indemnify and advance expenses to a member, employee, fiduciary or agent of the company to the same extent as an Indemnifiable Manager.

        Section 1808 of the URLLCA provides further that a company may purchase and maintain liability insurance on behalf of an individual who is or was a manager, member, employee, fiduciary, or agent of the company or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the company would have the power to indemnify the individual against the same liability under Sections 1802, 1803, and 1807 of the URLLCA.

        Section 1809 of the URLLCA provides that a provision treating a company's indemnification of or advance for expenses that is contained in its articles of organization or operating agreement or in a resolution of its members or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 1801 through 1809 of the URLLCA. If the articles of organization limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        Each of the Operating Agreements of the Company and Chemical provides that each of the respective companies, to the fullest extent permitted by law, shall indemnify and hold harmless each "Covered Person" (defined therein as any members, or any officers, directors, stockholders, employees, representatives, or agents of any member, or any manager of the respective company, or any officer, employee, representative, or agent of the respective company) from and against any and all losses, claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative (defined therein as "Claims"), in which the Covered Person may be involved or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the respective company or which related to or arises out of the respective company or its property, business, or affairs. However, it is also provided that a Covered Person shall not be entitled to indemnification thereunder with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith, or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (a) was brought to enforce such Covered Person's rights to indemnification thereunder, or (b) was authorized or consented to by the members of the respective company. It is further provided that expenses incurred by a Covered Person in defending any Claim shall be paid by the respective company in advance of the final disposition of such claim upon receipt by the respective company of an undertaking, in form and content reasonably satisfactory to the board of managers of the respective company, by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the respective company as authorized therein.

        The Company's Operating Agreement also provides that the Company may purchase and maintain liability insurance on behalf of a person who is or was a manager, member, employee, fiduciary, or agent of the Company or who, while serving as a manager, member, employee, fiduciary, or agent of the Company, is or was serving at the Company's request as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the Company would have the power to indemnify the individual against the same liability under the URLLCA.

        The Operating Agreement of Expandable Polymers provides that it will indemnify its manager for all expenses, losses, liabilities, and damages its manager actually and reasonably incurs in connection with the defense or settlement of any action or claim arising out of or relating to the conduct of Expandable Polymers' business, activities, or affairs, except an action with respect to which its manager is adjudged in a final nonappealable judgment by a court to be liable for breach of a fiduciary duty owed to Expandable Polymers or its members under the URLLCA or its Operating Agreement.

        Each of Huntsman Specialty Chemicals Holding Corporation ("Specialty Chemicals Holding"), Huntsman Chemical Purchasing Corporation ("Chemical Purchasing"), Huntsman International Chemicals Corporation ("International Chemicals"), Huntsman Petrochemical Purchasing Corporation ("Petrochemical Purchasing"), Polymers Materials, Inc. ("Polymers Materials"), Airstar Corporation ("Airstar"), Huntsman Procurement Corporation ("Procurement"), Huntsman Australia Inc. ("Australia"), Huntsman Chemical Finance Corporation ("Chemical Finance"), Huntsman Enterprises, Inc. ("Enterprises"), Huntsman Family Corporation ("Family"), Huntsman Group Holdings Finance Corporation ("Group Holdings Finance"), Huntsman Group Intellectual Property Holdings Corporation ("Intellectual Property Holdings"), Huntsman MA Investment Corporation ("MA Investment"), Huntsman MA Services Corporation ("MA Services"), Huntsman Petrochemical Finance Corporation ("Petrochemical Finance"), Huntsman Petrochemical Canada Holdings Corporation ("Canada"), Huntsman Polymers Holdings Corporation ("Polymers Holdings"), and Huntsman Headquarters Corporation ("Headquarters") is a Utah corporation. Sections 901 through 909 of the Utah Revised Business Corporation Act (the "URBCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Section 902 of the URBCA provides that a corporation may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 902 of the URBCA further provides, however, that the corporation may not indemnify an Indemnifiable Director thereunder: (i) in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Director, whether or not involving action in his or her official capcity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Director. Section 902 further provides that indemnification thereunder in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding.

        Section 903 of the URBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Director was a Party because of being an Indemnifiable Director of the corporation against reasonable expenses (including attorneys' fees) incurred by the Indemnifiable Director in connection with the Proceeding or claim with respect to which the individual has been successful.

        In addition, Section 905 of the URBCA provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director of the corporation who is a Party to a Proceeding may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Director is entitled to mandatory indemnification under Section 903 of the URBCA, in which case the court shall also order the corporation to pay the Indemnifiable Director's reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 902 of the URBCA or was adjudged liable as described in that Section 902, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 902 of the URBCA.

        Section 904 of the URBCA provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the corporation (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 901 through 909 of the URBCA.

        Section 907 of the URBCA provides that, unless a corporation's articles of incorporation provide otherwise, to the same extent as an Indemnifiable Director, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof; and (ii) that the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director.

        Section 908 of the URBCA provides further that a corporation may purchase and maintain liability insurance on behalf of an individual who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the corporation would have the power to indemnify the individual against the same liability under Sections 902, 903, and 907 of the URBCA.

        Section 909 of the URBCA provides that a provision treating a corporation's indemnification of or advance for expenses that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the

URBCA. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        The Articles of Incorporation of each of Specialty Chemicals Holding, Chemical Purchasing, Petrochemical Purchasing, Chemical Finance, Enterprises, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, and Polymers Holdings provide that the respective corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the respective corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

        The Bylaws of each of Specialty Chemicals Holding, Chemical Purchasing, Petrochemical Purchasing, Procurement, Australia, Chemical Finance, Enterprises, Family, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, Polymers Holdings, and Headquarters provide that unless otherwise provided in the respective corporation's Articles of Incorporation, the respective corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director of the respective corporation against liability incurred in the proceeding. Provided, however, the respective corporation shall only indemnify an individual if it has authorized the indemnification in accordance with the URBCA and a determination has been made in accordance with the procedures set forth in the URBCA that indemnification is in accordance with the following requirements: (i) The respective corporation shall determine that: (a) the individual's conduct was in good faith; (b) the individual reasonably believed that the individual's conduct was in, or not opposed to, the respective corporation's best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. (ii) The respective corporation shall not indemnify an individual thereunder: (a) In connection with a proceeding by or in the right of the respective corporation in which the individual was adjudged liable to the respective corporation; or (b) in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in the individual's official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Such Bylaws further provide that indemnification thereunder in connection with a proceeding by or in the right of the respective corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the proceeding.

        Such Bylaws provide further that, unless otherwise provided in the respective corporation's Articles of Incorporation, the respective corporation may pay for or reimburse in advance of final disposition of any proceeding the reasonable expenses incurred by an individual who is a party to a proceeding because he or she is or was a director of the respective corporation if (i) in accordance with the procedures and standards set forth in the URBCA, an authorization of payment is made, and (ii) in accordance with the procedures of the URBCA, a determination is made that the following has occurred: the individual has furnished to the respective corporation (a) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (b) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct (which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment); and (iii) a determination has been made that the facts then known to those making the determination would not preclude indemnification thereunder or under Sections 901 through 909 of the URBCA.

        Such Bylaws further provide that unless otherwise provided in the respective corporation's Articles of Incorporation, the respective corporation shall indemnify and advance expenses to any individual made a party to a proceeding because the individual is or was an officer, employee, fiduciary, or agent of the respective corporation to the same extent as to an individual made a party to a proceeding because the individual is or was a director of the respective corporation, or to a greater extent, if not inconsistent with public policy, if provided for by general or specific action of the board of directors of the respective corporation.

        Such Bylaws also provide further that the respective corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the respective corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the respective corporation, is or was serving at the request of the respective corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the respective corporation would have power to indemnify the individual against the same liability under Sections 902, 903, or 907 of the URBCA.

        The Bylaws of each of International Chemicals, Polymer Materials, and Airstar provide that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such Bylaws provide further that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the respective corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Such Bylaws further provide that, to the extent that a director, officer, employee, or agent of the respective corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under such Bylaws shall be made by the respective corporation upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made either (i) by the board of directors of the respective corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) by independent legal counsel in a written opinion, or (iii) by the shareholders of the respective corporation by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

        Such Bylaws also provide that expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in such Bylaws shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon a majority vote of a quorum of the board of directors of the respective corporation and upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it ultimately be determined that such person is entitled to be indemnified by the respective corporation as authorized by such Bylaws.

        Such Bylaws further provide that the indemnification provided thereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision in the respective corporation's Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

        Such Bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the respective corporation would otherwise have the power to indemnify him against such liability under the laws of the State of Utah, as the same may hereafter be amended or modified.

        Each of Huntsman Specialty Chemicals Corporation ("Specialty Chemicals"), Huntsman International Trading Corporation ("International Trading"), JK Holdings Corporation ("JK Holdings"), Huntsman Petrochemical Corporation ("Petrochemical"), and Huntsman Polymers Corporation ("Polymers") is a Delaware corporation. Section 145 ("Section 145") of the Delaware General Corporation Law (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also provides that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify the person under Section 145.

        The Bylaws of each of Specialty Chemicals, International Trading, JK Holdings, Petrochemical, and Polymers provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such Bylaws further provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the respective corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Such Bylaws also provide that any indemnification thereunder (unless ordered by a court) shall be made by the respective corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the respective corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith, without the necessity of authorization in the specific case. Notwithstanding any contrary determination in the specific case according to the procedures outlined above, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Bylaws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standards of conduct. Neither a contrary determination in the specific case according to the procedures outlined above, nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expenses of prosecuting such application.

        Such Bylaws also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Such Bylaws further provide that the indemnification and advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the respective corporation that indemnification of the persons specified in such Bylaws shall be made to the fullest extent permitted by law. This provision of such Bylaws shall not be deemed to preclude the indemnification of any person not specified in such Bylaws but whom the respective corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Such Bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the respective corporation would have the power or obligation to indemnify him against such liability under the Bylaws.

        In addition, such Bylaws provide that the indemnification and advancement of expenses provided thereby shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. Also, notwithstanding anything contained in such Bylaws to the contrary, except for proceedings to enforce rights to indemnification, the respective corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the respective corporation. Such Bylaws also authorize the respective corporation, to the extent authorized from time to time by the board of directors of the respective corporation, to provide rights to indemnification and to the advancement of expenses to employees and agents of the respective corporation similar to those conferred in such Bylaws to directors and officers of the respective corporation.

        Huntsman International Services Corporation ("International Services") is a Texas corporation. Article 2.02-1 ("Article 2.02-1") of the Texas Business Corporation Act ("TBCA"), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Sections (B) through (D) of Article 2.02-1 provide that a corporation may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, employee benefit plan, other enterprise, or other entity (an "Indemnifiable Director"), against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the Proceeding, only if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that the person's conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal Proceeding, had no reasonable cause to believe the person's conduct was unlawful. Those Sections (B) through (D) further provide, however, except to the extent described below, that the corporation may not indemnify an Indemnifiable Director thereunder in respect of a Proceeding: (i) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) in which the person is found to be liable to the corporation. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

        Article 2.02-1(H) provides that a corporation shall indemnify an Indemnifiable Director against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable Director if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Article 2.02-1(I) provides that if in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable Director is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable Director the expenses incurred in securing the indemnification.

        In addition, Article 2.02-1(J) provides that if, upon application of an Indemnifiable Director, a court of competent jurisdiction determines that the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the Proceeding.

        Article 2.02-1(K) provides that reasonable expenses incurred by a present Indemnifiable Director who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required thereunder, after the corporation receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification thereunder and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that the person has not met the standard or it is determined that indemnification of the person against expenses incurred by the person in connection with the Proceeding is otherwise prohibited under Article 2.02-1, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment. Notwithstanding any authorization or determination specified in Article 2.02-1, reasonable expenses incurred by a former director or officer or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the Proceeding, on any terms the corporation considers appropriate.

        Article 2.02-1(O) provides that an officer of the corporation shall be indemnified as, and to the same extent, provided by Section (H), (I) and (J) of Article 2.02-1 for an Indemnifiable Director and is entitled to seek indemnification under those sections to the same extent as an Indemnifiable Director. A corporation may also indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to an Indemnifiable Director under Article 2.02-1. Also, to the same extent as an Indemnifiable Director, an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof.

        Article 2.02-1(R) provides further that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against the person and incurred by the person in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify the person against that liability under Article 2.02-1.

        Article 2.02.-1 provides further that a provision for a corporation to indemnify or to advance expenses to an Indemnifiable Director who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, except as relates to an insurance policy as described above, or otherwise, is valid only to the extent it is consistent with Article 2.02-1 as limited by the articles of incorporation, if such a limitation exists.

        The Articles of Incorporation and Bylaws of International Services do not contain any indemnification or insurance provisions.

        Huntsman Fuels, L.P. ("Fuels") is a Texas limited partnership. Article 11 ("Article 11") of the Texas Revised Limited Partnership Act ("TRLPA"), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a limited partnership's general partners, limited partners and other personnel, and related matters.

        Section 11.02 of the TRLPA provides that, if provided in a written partnership agreement, a limited partnership may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person, who, while a general partner of a limited partnership, is or was serving at the request of the limited partnership as a partner, director, officer, venturer, proprietor, trustee, employee, or agent (a "Representative") of a foreign or domestic limited partnership, corporation, employee benefit plan, or similar entity (an "Enterprise") or serving a similar function for an Enterprise; and a Representative of an Enterprise that is a general partner of the limited partnership (an "Indemnifiable General Partner"), only if it is determined that the person: (i) acted in good faith; (ii) reasonably believed: (a) in the case of conduct in the person's official capacity as an Indemnifiable General Partner of the limited partnership, that the person's conduct was in the limited partnership's best interests, and (b) in all other cases, that the person's conduct was at least not opposed to the limited partnership's best interests; and (iii) in the case of a criminal Proceeding, had no reasonable cause to believe that the person's conduct was unlawful. Section 11.03 of the TRLPA provides, however, except to the extent described below, that a limited partnership may not indemnify an Indemnifiable General Partner under Section 11.02 thereof in respect of a Proceeding in which: (i) the person is found liable on the basis that the person improperly received personal benefit, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) the person is found to be liable to the limited partnership or the limited partners. Under Section 11.05 of the TRLPA, an Indemnifiable General Partner may be indemnified under Section 11.02 thereof against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses (including court costs and attorneys' fees) in connection with the Proceeding, except that if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding; and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person's duty to the limited partnership or the limited partners.

        Section 11.08 of the TRLPA provides that a limited partnership shall indemnify an Indemnifiable General Partner against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable General Partner if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Section 11.09 of the TRLPA provides that if in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable General Partner is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable General Partner the expenses incurred in securing the indemnification.

        In addition, Section 11.10 of the TRLPA provides that if, upon application of an Indemnifiable General Partner, a court of competent jurisdiction determines that the Indemnifiable General Partner is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, whether or not the benefit resulted from an action taken in the person's official capacity, the indemnification shall be limited to reasonable expenses.

        Section 11.11 of the TRLPA provides that reasonable expenses incurred by an Indemnifiable General Partner who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required under Article 11, after the limited partnership receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification under Article 11 and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that indemnification of the person against expenses incurred by him in connection with the Proceeding is prohibited under Section 11.05 of the TRLPA, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment.

        Section 11.13 of the TRLPA provides that a provision for a limited partnership to indemnify or advance expenses to an Indemnifiable General Partner who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the limited partnership agreement, a resolution of the general partners or the limited partners, an agreement, or otherwise, except an insurance policy in accordance with Section 11.18 of the TRLPA, is valid only to the extent that it is consistent with Article 11 or the applicable reimbursement provisions of the Texas Uniform Partnership Act, or the Texas Revised Partnership Act, and its subsequent amendments as limited by the limited partnership agreement, if such a limitation exists.

        Section 11.15 of the TRLPA provides that a limited partnership may indemnify and advance expenses to a limited partner, employee, or agent of the limited partnership to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Section 11.16 of the TRLPA provides that a limited partnership may indemnify and advance expenses to persons who were not limited partners, employees, or agents of the limited partnership but who are or were serving at the request of the limited partnership as a Representative of another Enterprise to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Under Section 11.17 of the TRLPA, a limited partnership may further indemnify and advance expenses to a limited partner, employee, agent, or person identified in Section 11.16 thereof and who is not an Indemnifiable General Partner, to the extent, consistent with law, provided by its partnership agreement, by general or specific action of its general partner, by contract, or as permitted or required by common law.

        Section 11.18 of the TRLPA provides further that, except as otherwise provided by Article 11, and unless otherwise provided by the partnership agreement, a limited partnership may purchase and maintain insurance or another arrangement on behalf of any person who is or was a general partner, limited partner, employee, or agent of the limited partnership, or who is or was serving at the request of the limited partnership as a Representative of another Enterprise, against any liability asserted against the person and incurred by the person in such a capacity or arising out of the person's status in that capacity, regardless of whether the limited partnership would have the power to indemnify the person against that liability under Article 11.

        Fuels' Articles of Limited Partnership provide that its general partner and officers shall be indemnified and held harmless by Fuels to the fullest extent permitted by law from and against any and all claims, demands, liabilities, costs, damages, suits, proceedings, and actions, administrative or investigative, of any nature whatsoever, in which they become involved, as a party or otherwise, by reason of their management of the business or affairs of Fuels. Fuels may indemnify employees and agents upon authorization, to the extent authorized, by the general partner whereupon such indemnified employees or agents are also included as indemnities thereby. The rights of indemnification provided therein shall be cumulative of and in addition to any and all rights to which the general partner or any officers, agents, or employees of the partnership may otherwise be entitled by contract or as a matter of law or equity and shall extend to their respective successors and legal representatives.

        Each of Petrostar Fuels LLC ("Petrostar Fuels") and Petrostar Industries LLC ("Petrostar Industries") is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act ("DLLCA") provides that, subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        The Limited Liability Company Agreement of each of Petrostar Fuels and Petrostar Industries provides that each of the respective companies, to the fullest extent permitted by law, shall indemnify and hold harmless each "Covered Person" (defined therein as any members, or any officers, directors, stockholders, employees, representatives, or agents of any member, or any manager of the respective company, or any officer employee, representative, or agent of the respective company) from and against any and all losses, claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, defined therein as "Claims," in which the Covered Person may be involved or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the respective company or which related to or arises out of the respective company or its property, business, or affairs. However, it is also provided that a Covered Person shall not be entitled to indemnification thereunder with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith, or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (a) was brought to enforce such Covered Person's rights to indemnification thereunder, or (b) was authorized or consented to by the members of the respective company. It is further provided that expenses incurred by a Covered Person in defending any Claim shall be paid by the respective company in advance of the final disposition of such claim upon receipt by the respective company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the respective company as authorized therein.

        Huntsman Purchasing, LTD., a Utah limited partnership ("Purchasing"), is empowered by Section 1006 of the Utah Revised Uniform Limited Partnership Act ("URULPA") to indemnify, to the extent that a general partner has been successful on the merits or otherwise in defense of any action, suit, or proceeding brought against the general partner under Section 1001 of the URULPA (relating to derivative actions), or in defense of any claim, issue, or matter therein, the general partner against expenses, including attorneys' fees, which the general partner actually and reasonably incurred.

        Purchasing's Agreement of Limited Partnership provides that it shall indemnify and hold harmless its general partner and its employees, agents, and representatives, and the respective agents and employees of any of the foregoing persons or entities, from and against any loss, expense, damage or injury suffered by it, or them, by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of Purchasing or in furtherance of the interests of Purchasing, including specifically, but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were in good faith and were not performed or omitted fraudulently or in bad faith or did not constitute willful misconduct on the part of Purchasing's general partner or such other person or entity.

        Huntsman Holdings LLC maintains liability insurance on behalf of the directors, officers, and managers (as the case may be) of the Company and each of Guarantors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)	Exhibits
3.1	Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC)
3.2	Certificate of First Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC)

3.3	Certificate of Second Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC)
3.4	Certificate of Third Amendment to Articles of Organization of Huntsman LLC
3.5	First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated September 30, 2002
3.6	First Amendment to the First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated October 24, 2002
3.7	Second Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated May 9, 2003
3.8	Third Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated August 26, 2003
3.9	Articles of Incorporation of Airstar Corporation
3.10	Bylaws of Airstar Corporation
3.11	Articles of Incorporation of Huntsman Australia Inc.
3.12	Bylaws of Huntsman Australia Inc.
3.13	Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)
3.14	Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC))
3.15	First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002
3.16	Articles of Incorporation of Huntsman Chemical Finance Corporation
3.17	First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation
3.18	Bylaws of Huntsman Chemical Finance Corporation
3.19	Articles of Incorporation of Huntsman Chemical Purchasing Corporation
3.20	Bylaws of Huntsman Chemical Purchasing Corporation
3.21	Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.)
3.22	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.)
3.23	Articles of Organization of Huntsman Expandable Polymers Company, LC
3.24	Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC
3.25	First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999
3.26	Articles of Incorporation of Huntsman Family Corporation
3.27	Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation
3.28	Bylaws of Huntsman Family Corporation
3.29	Certificate of Limited Partnership of Huntsman Fuels, L.P.
3.30	First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001

3.31	Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation)
3.32	First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation
3.33	Bylaws of Huntsman Group Holdings Finance Corporation
3.34	Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation)
3.35	Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation)
3.36	Articles of Incorporation of Huntsman Headquarters Corporation
3.37	Bylaws of Huntsman Headquarters Corporation
3.38	Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation)
3.39	Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation)
3.40	Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation)
3.41	Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation)
3.42	Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation)
3.43	Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation)
3.44	Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation)
3.45	Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation)
3.46	Certificate of Incorporation of Huntsman International Trading Corporation
3.47	Bylaws of Huntsman International Trading Corporation
3.48	Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation)
3.49	Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation)
3.50	Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation)
3.51	Articles of Incorporation of Huntsman MA Services Corporation
3.52	Bylaws of Huntsman MA Services Corporation
3.53	Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation
3.54	Bylaws of Huntsman Petrochemical Canada Holdings Corporation
3.55	Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation))

3.56	Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)
3.57	Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)
3.58	Articles of Incorporation of Huntsman Petrochemical Finance Corporation
3.59	First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation
3.60	Bylaws of Huntsman Petrochemical Finance Corporation
3.61	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation
3.62	Bylaws of Huntsman Petrochemical Purchasing Corporation
3.63	Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation))
3.64	Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)
3.65	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation)
3.66	Articles of Incorporation of Huntsman Polymers Holdings Corporation
3.67	Bylaws of Huntsman Polymers Holdings Corporation
3.68	Articles of Incorporation of Huntsman Procurement Corporation
3.69	Bylaws of Huntsman Procurement Corporation
3.70	Certificate of Limited Partnership of Huntsman Purchasing, Ltd.
3.71	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd.
3.72	Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999
3.73	First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000
3.74	Certificate of Incorporation of Huntsman Specialty Chemicals Corporation
3.75	Certificate of Amendment to the Certificate of Incorporation of Huntsman Specialty Chemicals Corporation
3.76	Certificate of Designation of Series A Non-Voting Cumulative Redeemable Preferred Stock of Huntsman Specialty Chemicals Corporation
3.77	Bylaws of Huntsman Specialty Chemicals Corporation
3.78	Articles of Incorporation of Huntsman Specialty Chemicals Holdings Corporation
3.79	Bylaws of Huntsman Specialty Chemicals Holdings Corporation
3.80	Certificate of Incorporation of JK Holdings Corporation
3.81	Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation
3.82	Bylaws of JK Holdings Corporation
3.83	Certificate of Formation of Petrostar Fuels LLC
3.84	Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000
3.85	Certificate of Formation of Petrostar Industries LLC
3.86	Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000
3.87	Articles of Incorporation of Polymer Materials Inc.

3.88	Bylaws of Polymer Materials Inc.
4.1	Amended and Restated Indenture, dated as of August 2, 1999, between Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and Bank One, N.A., as Trustee, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.2	Form of certificate of 13.375% Senior Discount Note due 2009 (included as Exhibit A-3 to Exhibit 4.1)
4.3	Exchange and Registration Rights Agreement, dated as of August 2, 1999, among Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and the Purchasers named therein, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.4	Amended and Restated Indenture, dated as of December 20, 2001, between Huntsman International Holdings LLC and Bank One, N.A., as Trustee, relating to the 8% Senior Subordinated Reset Discount Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.5	Form of certificate of 8% Senior Subordinated Reset Discount Note due 2009 (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.6	Registration Rights Agreement dated as of June 30, 1999, by and among Huntsman ICI Holdings LLC and the holders of the 8% Senior Subordinated Reset Discount Notes due 2009 specified therein (incorporated by reference to Exhibit 4.11 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.7	Private Sale Letter Agreement, dated December 20, 2001, between Huntsman International Holdings LLC and ICI Finance plc (incorporated by reference to Exhibit 4.12 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.8	Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Holders as defined therein (incorporated by reference to Exhibit 4.13 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.9	Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Initial Purchasers as defined therein (incorporated by reference to Exhibit 4.14 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.10	Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.11	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.10)
4.12	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.10)

4.13	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.10)
4.14	First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.15	Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.16	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.15)
4.17	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.15)
4.18	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.15)
4.19	First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.20	Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.21	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.20)
4.22	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.20)
4.23	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.20)
4.24	Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.25	Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.26	Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))

4.27†	Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007
4.28†	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.27)
4.29†	First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007
4.30†	Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007
4.31†	Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007
4.32†	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.31)
4.33†	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.31)
4.34†	First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007
4.35†	Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007
4.36	Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% Senior Secured Notes due 2010
4.37	Form of unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.36)
4.38	Form of guarantee relating to the 11 5/8% Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.36)
4.39	Exchange and Registration Rights Agreement, dated as of September 30, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $380,000,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010
4.40†	Exchange and Registration Rights Agreement, dated as of December 12, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $75,400,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010

5.1†	Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman LLC and the guarantees to be issued by Airstar Corporation, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman Enterprises Inc., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Purchasing, Ltd., Huntsman Specialty Chemicals Corporation, Huntsman Specialty Chemicals Holdings Corporation, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer
5.2†	Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman International Services Corporation and Huntsman Fuels, L.P. in the exchange offer
8.1†	Opinion and consent of Stoel Rives LLP as to the tax consequences of the notes to be issued by Huntsman LLC
10.1	Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
10.2	First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.3	Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.4	Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman International LLC filed December 4, 2001)

10.5	Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
10.6	Fifth Amendment to Credit Agreement, dated as of February 7, 2003 among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2002)
10.7	Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended March 31, 2003)
10.8	Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.9	Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.10†	Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation
10.11†	Amended and Restated Subordinated Promissory Note, dated as of July 2, 2001, by Huntsman Corporation (now known as Huntsman LLC) in favor of Horizon Ventures, L.C.
10.12†	Interest Holders Agreement, dated as of September 30, 2002, among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Company LLC (now known as Huntsman LLC), Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) and MatlinPatterson Global Opportunities Partners L.P.
10.13†	First Amendment to the Interest Holders Agreement, dated as of May 9, 2003, among Huntsman LLC, HMP Equity Holdings Corporation, Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) MatlinPatterson Global Opportunities Partners L.P., Huntsman Group Inc. and Huntsman Holdings, LLC
10.14†	Security Agreement, dated as of September 30, 2002, among Huntsman Company LLC (now known as Huntsman LLC), certain subsidiaries of Huntsman Company LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent
10.15†	Amended and Restated Security Agreement, dated as of September 30, 2002, among Huntsman Company LLC (now known as Huntsman LLC), certain subsidiaries of Huntsman Company LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent
10.16†	Second Amended and Restated Security Agreement, dated as of September 30, 2002, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent
10.17†	Amended and Restated Intercreditor Agreement, dated as of September 30, 2002, by and among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent and as beneficiary for certain secured creditors, and HSBC Bank USA and consented to Huntsman LLC

10.18†	Revolving Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.19†	First Amendment to Revolving Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.20†	Second Amendment to Revolving Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.21†	Third Amendment to Revolving Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.22†	Fourth Amendment to Revolving Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.23†	Amended and Restated Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.24†	First Amendment to Amended and Restated Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.25†	Second Amendment to Amended and Restated Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.26†	Third Amendment to Amended and Restated Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders

10.27†	Fourth Amendment to Amended and Restated Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman LLC
23.1	Consent of Deloitte & Touche LLP
23.2†	Consent of Stoel Rives LLP (included in Exhibit 5.1 and Exhibit 8.1)
23.3†	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
24.1	Powers of Attorney (included in the Signature Pages)
25.1	Form T-1 Statement of Eligibility of HSBC Bank USA to act as Trustee under the Indenture
99.1†	Form of Letter of Transmittal for the notes
99.2†	Letter to Brokers for the notes
99.3†	Letter to Clients for the notes
99.4†	Notice of Guaranteed Delivery for the notes
99.5	Huntsman LLC Schedule II—Valuation and Qualifying Accounts
99.6	Huntsman International Holdings LLC Schedule II—Valuation and Qualifying Accounts
(B)	Financial Statement Schedules
Huntsman LLC Schedule II—Valuation and Qualifying Accounts (included in Exhibit 99.5 hereto)
Huntsman International Holdings LLC Schedule II—Valuation and Qualifying Accounts (included in Exhibit 99.6 hereto)
All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

†
To be filed by amendment.

ITEM 22. UNDERTAKINGS

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers to sell are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers and Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Karen H. Huntsman	Manager
Richard P. Durham	Manager
James A. Huffman	Manager

/s/ DAVID H. HUNTSMAN David H. Huntsman	Manager
/s/ PAUL C. HUNTSMAN Paul C. Huntsman	Manager
/s/ JAMES H. HUNTSMAN James H. Huntsman	Manager
David S. Parkin	Manager
David Matlin	Manager
/s/ CHRISTOPHER PECHOCK Christopher Pechock	Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

AIRSTAR CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN AUSTRALIA INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN CHEMICAL COMPANY LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers and Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN CHEMICAL FINANCE CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN CHEMICAL PURCHASING CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN ENTERPRISES, INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Karen H. Huntsman	Director
Kathleen A. Huffman	Director
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

/s/ PAUL C. HUNTSMAN Paul C. Huntsman	Director
/s/ JAMES H. HUNTSMAN James H. Huntsman	Director
David S. Parkin	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN EXPANDABLE POLYMERS COMPANY, LC
By:	HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION, Manager
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director of the Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director of the Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Director of the Manager (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director of the Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN FAMILY CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
Karen H. Huntsman	Director
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN FUELS, L.P.
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President and Manager of the General Partner of Huntsman Fuels, L.P. (Petrostar Fuels LLC) and President (Principal Executive Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN GROUP INTELLECTUAL PROPERTY HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN HEADQUARTERS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Director (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN INTERNATIONAL SERVICES CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director
/s/ PAUL C. HUNTSMAN Paul C. Huntsman	Director
David S. Parkin	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN INTERNATIONAL TRADING CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director
Paul G. Hulme	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN MA INVESTMENT CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN MA SERVICES CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN PETROCHEMICAL CANADA HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN PETROCHEMICAL CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN PETROCHEMICAL PURCHASING CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN POLYMERS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN POLYMERS HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN PROCUREMENT CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN PURCHASING, LTD.
By:	HUNTSMAN PROCUREMENT CORPORATION, General Partner
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director of General Partner
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director of General Partner (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President of General Partner (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director of General Partner

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN SPECIALTY CHEMICALS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

HUNTSMAN SPECIALTY CHEMICALS HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman Executive Vice President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	President and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	Executive Vice President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

JK HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
Karen H. Huntsman	Director
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

PETROSTAR FUELS LLC
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President and Manager (Principal Executive Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

PETROSTAR INDUSTRIES LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
/s/ SEAN DOUGLAS Sean Douglas	Vice President and Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 28th day of January, 2004.

POLYMER MATERIALS INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 28th day of January, 2004:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Director (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

EXHIBIT INDEX

Number	Description of Exhibits
3.1	Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC)
3.2	Certificate of First Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC)
3.3	Certificate of Second Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC)
3.4	Certificate of Third Amendment to Articles of Organization of Huntsman LLC
3.5	First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated September 30, 2002
3.6	First Amendment to the First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated October 24, 2002
3.7	Second Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated May 9, 2003
3.8	Third Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated August 26, 2003
3.9	Articles of Incorporation of Airstar Corporation
3.10	Bylaws of Airstar Corporation
3.11	Articles of Incorporation of Huntsman Australia, Inc.
3.12	Bylaws of Huntsman Australia, Inc.
3.13	Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)
3.14	Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC))
3.15	First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002
3.16	Articles of Incorporation of Huntsman Chemical Finance Corporation
3.17	First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation
3.18	Bylaws of Huntsman Chemical Finance Corporation
3.19	Articles of Incorporation of Huntsman Chemical Purchasing Corporation
3.20	Bylaws of Huntsman Chemical Purchasing Corporation
3.21	Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.)
3.22	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.)
3.23	Articles of Organization of Huntsman Expandable Polymers Company, LC
3.24	Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC
3.25	First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999

3.26	Articles of Incorporation of Huntsman Family Corporation
3.27	Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation
3.28	Bylaws of Huntsman Family Corporation
3.29	Certificate of Limited Partnership of Huntsman Fuels, L.P.
3.30	First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001
3.31
Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation)
3.32	First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation
3.33	Bylaws of Huntsman Group Holdings Finance Corporation
3.34
Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation)
3.35	Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation)
3.36	Articles of Incorporation of Huntsman Headquarters Corporation
3.37	Bylaws of Huntsman Headquarters Corporation
3.38	Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation)
3.39	Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation)
3.40	Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation)
3.41	Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation)
3.42	Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation)
3.43	Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation)
3.44	Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation)
3.45	Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation)
3.46	Certificate of Incorporation of Huntsman International Trading Corporation
3.47	Bylaws of Huntsman International Trading Corporation
3.48	Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation)
3.49	Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation)

3.50	Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation)
3.51	Articles of Incorporation of Huntsman MA Services Corporation
3.52	Bylaws of Huntsman MA Services Corporation
3.53	Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation
3.54	Bylaws of Huntsman Petrochemical Canada Holdings Corporation
3.55	Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation))
3.56	Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)
3.57	Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)
3.58	Articles of Incorporation of Huntsman Petrochemical Finance Corporation
3.59	First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation
3.60	Bylaws of Huntsman Petrochemical Finance Corporation
3.61	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation
3.62	Bylaws of Huntsman Petrochemical Purchasing Corporation
3.63	Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation))
3.64	Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)
3.65	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation)
3.66	Articles of Incorporation of Huntsman Polymers Holdings Corporation
3.67	Bylaws of Huntsman Polymers Holdings Corporation
3.68	Articles of Incorporation of Huntsman Procurement Corporation
3.69	Bylaws of Huntsman Procurement Corporation
3.70	Certificate of Limited Partnership of Huntsman Purchasing, Ltd.
3.71	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd.
3.72	Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999
3.73	First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000
3.74	Certificate of Incorporation of Huntsman Specialty Chemicals Corporation
3.75	Certificate of Amendment to the Certificate of Incorporation of Huntsman Specialty Chemicals Corporation
3.76	Certificate of Designation of Series A Non-Voting Cumulative Redeemable Preferred Stock of Huntsman Specialty Chemicals Corporation
3.77	Bylaws of Huntsman Specialty Chemicals Corporation

3.78	Articles of Incorporation of Huntsman Specialty Chemicals Holdings Corporation
3.79	Bylaws of Huntsman Specialty Chemicals Holdings Corporation
3.80	Certificate of Incorporation of JK Holdings Corporation
3.81	Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation
3.82	Bylaws of JK Holdings Corporation
3.83	Certificate of Formation of Petrostar Fuels LLC
3.84	Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000
3.85	Certificate of Formation of Petrostar Industries LLC
3.86	Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000
3.87	Articles of Incorporation of Polymer Materials, Inc.
3.88	Bylaws of Polymer Materials, Inc.
4.1
Amended and Restated Indenture, dated as of August 2, 1999, between Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and Bank One, N.A., as Trustee, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.2	Form of certificate of 13.375% Senior Discount Note due 2009 (included as Exhibit A-3 to Exhibit 4.1)
4.3
Exchange and Registration Rights Agreement, dated as of August 2, 1999, among Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and the Purchasers named therein, relating to the 13.375% Senior Discount Notes due 2009 (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.4
Amended and Restated Indenture, dated as of December 20, 2001, between Huntsman International Holdings LLC and Bank One, N.A., as Trustee, relating to the 8% Senior Subordinated Reset Discount Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.5
Form of certificate of 8% Senior Subordinated Reset Discount Note due 2009 (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 of Huntsman International Holdings LLC (File No. 333-88057))
4.6
Registration Rights Agreement dated as of June 30, 1999, by and among Huntsman ICI Holdings LLC and the holders of the 8% Senior Subordinated Reset Discount Notes due 2009 specified therein (incorporated by reference to Exhibit 4.11 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.7
Private Sale Letter Agreement, dated December 20, 2001, between Huntsman International Holdings LLC and ICI Finance plc (incorporated by reference to Exhibit 4.12 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.8
Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Holders as defined therein (incorporated by reference to Exhibit 4.13 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)

4.9
Form of Registration Rights Agreement among Huntsman International Holdings LLC and the Initial Purchasers as defined therein (incorporated by reference to Exhibit 4.14 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International Holdings LLC for the year ended December 31, 2001)
4.10
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.11	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.10)
4.12	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.10)
4.13	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.10)
4.14
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.15
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.16	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.15)
4.17	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.15)
4.18	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.15)
4.19
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.20
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.21	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.20)
4.22	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.20)
4.23	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.20)

4.24
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.25
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.26
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.27†
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007
4.28†	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.27)
4.29†
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007
4.30†
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007
4.31†
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007
4.32†	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.31)
4.33†	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.31)
4.34†
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007
4.35†
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007
4.36	Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% Senior Secured Notes due 2010

4.37	Form of unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.36)
4.38	Form of guarantee relating to the 11 5/8% Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.36)
4.39
Exchange and Registration Rights Agreement, dated as of September 30, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $380,000,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010
4.40†
Exchange and Registration Rights Agreement, dated as of December 12, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $75,400,000 aggregate principal amount of the 11 5/8% Senior Secured Notes due 2010
5.1†
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman LLC and the guarantees to be issued by Airstar Corporation, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman Enterprises Inc., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Purchasing, Ltd., Huntsman Specialty Chemicals Corporation, Huntsman Specialty Chemicals Holdings Corporation, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer
5.2†	Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman International Services Corporation and Huntsman Fuels, L.P. in the exchange offer
8.1†	Opinion and consent of Stoel Rives LLP as to the tax consequences of the notes to be issued by Huntsman LLC
10.1
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
10.2
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)

10.3
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.4
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman International LLC filed December 4, 2001)
10.5
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
10.6
Fifth Amendment to Credit Agreement, dated as of February 7, 2003 among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2002)
10.7
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended March 31, 2003)
10.8
Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.9
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.10†	Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation
10.11†	Amended and Restated Subordinated Promissory Note, dated as of July 2, 2001, by Huntsman Corporation (now known as Huntsman LLC) in favor of Horizon Ventures, L.C.
10.12†
Interest Holders Agreement, dated as of September 30, 2002, among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Company LLC (now known as Huntsman LLC), Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) and MatlinPatterson Global Opportunities Partners L.P.
10.13†
First Amendment to the Interest Holders Agreement, dated as of May 9, 2003, among Huntsman LLC, HMP Equity Holdings Corporation, Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) MatlinPatterson Global Opportunities Partners L.P., Huntsman Group Inc. and Huntsman Holdings, LLC

10.14†
Security Agreement, dated as of September 30, 2002, among Huntsman Company LLC (now known as Huntsman LLC), certain subsidiaries of Huntsman Company LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent
10.15†
Amended and Restated Security Agreement, dated as of September 30, 2002, among Huntsman Company LLC (now known as Huntsman LLC), certain subsidiaries of Huntsman Company LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent
10.16†	Second Amended and Restated Security Agreement, dated as of September 30, 2002, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent
10.17†
Amended and Restated Intercreditor Agreement, dated as of September 30, 2002, by and among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent and as beneficiary for certain secured creditors, and HSBC Bank USA and consented to Huntsman LLC
10.18†
Revolving Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.19†
First Amendment to Revolving Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.20†
Second Amendment to Revolving Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.21†
Third Amendment to Revolving Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.22†
Fourth Amendment to Revolving Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels L.P., Huntsman International Trading Corporation, certain financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.23†
Amended and Restated Credit Agreement, dated as of September 30, 2002, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders

10.24†
First Amendment to Amended and Restated Credit Agreement, dated as of April 25, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.25†
Second Amendment to Amended and Restated Credit Agreement, dated as of May 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.26†
Third Amendment to Amended and Restated Credit Agreement, dated as of September 12, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
10.27†
Fourth Amendment to Amended and Restated Credit Agreement, dated as of November 20, 2003, by and among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders, and Deutsche Bank Trust Company Americas, as administrative agent for the lenders
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman LLC
23.1	Consent of Deloitte & Touche LLP
23.2†	Consent of Stoel Rives LLP (included in Exhibit 5.1 and Exhibit 8.1)
23.3†	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
24.1	Powers of Attorney (included in the Signature Pages)
25.1	Form T-1 Statement of Eligibility of HSBC Bank USA to act as Trustee under the Indenture
99.1†	Form of Letter of Transmittal for the notes
99.2†	Letter to Brokers for the notes
99.3†	Letter to Clients for the notes
99.4†	Notice of Guaranteed Delivery for the notes
99.5	Huntsman LLC Schedule II—Valuation and Qualifying Accounts
99.6	Huntsman International Holdings LLC Schedule II—Valuation and Qualifying Accounts

†
To be filed by amendment.